UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Silver Run Acquisition Corporation II

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF SILVER RUN ACQUISITION CORPORATION II

Dear Stockholders of Silver Run Acquisition Corporation II:

You are cordially invited to attend the special meeting of stockholders of Silver Run Acquisition Corporation II (“Silver Run,” “we,” “our” or “us”). At the special meeting, Silver Run stockholders will be asked to consider and vote on proposals to:

(1)	approve and adopt each of the following contribution agreements and the acquisitions and other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”):

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Alta Mesa Contribution Agreement”), among High Mesa Holdings, LP, a Delaware limited partnership (the “Alta Mesa Contributor”), High Mesa Holdings GP, LLC, a Texas limited liability company and the sole general partner of the Alta Mesa Contributor, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and sole general partner of Alta Mesa (“Alta Mesa GP”), Silver Run and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, pursuant to which Silver Run will acquire from the Alta Mesa Contributor (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP;

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Kingfisher Contribution Agreement”), among KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), Silver Run and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which Silver Run will acquire 100% of the outstanding membership interests in Kingfisher; and

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Riverstone Contribution Agreement” and, together with the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the “Contribution Agreements”), between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor” and, together with the Alta Mesa Contributor and the Kingfisher Contributor, the “Contributors”), and Silver Run, pursuant to which Silver Run will acquire from the Riverstone Contributor all of the limited partner interests in Alta Mesa held by the Riverstone Contributor;

(2)	approve and adopt amendments to Silver Run’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”);

(3)	approve and adopt amendments to the Charter to increase the number of authorized shares of Silver Run’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”);

(4)	approve and adopt amendments to the Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”); and

(5)	approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Share Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”);

(6)	approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, (b) the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the accompanying proxy statement is issued to the Alta Mesa Contributor or the Kingfisher Contributor, (c) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests (the “SRII Opco Common Units”) in SRII Opco, LP, a Delaware limited partnership (“SRII Opco”), in accordance with the amended and restated agreement of limited partnership of SRII Opco, (d) the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Riverstone VI SR II Holdings, L.P. (“Fund VI Holdings”) pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017 (the “IPO Forward Purchase Agreement”), by and between Silver Run and Fund VI Holdings and (e) the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of that certain Forward Purchase Agreement, dated as of August 16, 2017 (the “Business Combination Forward Purchase Agreement” and, together with the IPO Forward Purchase Agreement, the “Forward Purchase Agreements”), by and between Silver Run and Fund VI Holdings (the “NASDAQ Proposal”);

(7)	approve and adopt the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”); and

(8)	approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement, which each Silver Run stockholder is encouraged to review carefully.

Silver Run’s Class A Common Stock and warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on the NASDAQ under the symbols “SRUN” and “SRUNW,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, and are listed on the NASDAQ under the symbol “SRUNU.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “Silver Run Acquisition Corporation II” to “Alta Mesa Resources, Inc.,” and we have applied to continue the listing of our Class A Common Stock and warrants on the NASDAQ under the symbols “AMR” and “AMRRW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on March 29, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Silver Run Sponsor II, LLC (our “Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2017 of approximately

$1,039 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Silver Run’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own all of our outstanding founder shares, and collectively own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Proposals.

Silver Run is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements thereof. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 43 of this proxy statement.

Silver Run’s board of directors recommends that Silver Run stockholders vote FOR each of the Proposals. When you consider the recommendation of Silver Run’s board of directors in favor of each of the Proposals, you should keep in mind that certain of Silver Run’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SILVER RUN REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SILVER RUN’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY

DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

James T. Hackett

Chief Executive Officer and Director

Silver Run Acquisition Corporation II

Whether or not you plan to attend the special meeting of Silver Run stockholders, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Silver Run stockholders and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is criminal offense.

This proxy statement is dated January 19, 2018 and is first being mailed to Silver Run stockholders on or about January 22, 2018.

SILVER RUN ACQUISITION CORPORATION II

1000 Louisiana Street, Suite 1450

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF SILVER RUN ACQUISITION CORPORATION II

To Be Held On February 6, 2018

To the Stockholders of Silver Run Acquisition Corporation II:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Silver Run Acquisition Corporation II (“Silver Run,” “we,” “our” or “us”) will be held at 9:00 a.m., local time, on February 6, 2018, at the offices of Latham & Watkins LLP, 885 3rd Avenue, New York, New York 10022 for the following purposes:

1.	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt each of the following contribution agreements and the business combination and the other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”):

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Alta Mesa Contribution Agreement”), among High Mesa Holdings, LP, a Delaware limited partnership (the “Alta Mesa Contributor”), High Mesa Holdings GP, LLC, a Texas limited liability company and the sole general partner of the Alta Mesa Contributor, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and general partner of Alta Mesa (“Alta Mesa GP” and, collectively with Alta Mesa, the “Alta Mesa Parties”), Silver Run and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor pursuant to which Silver Run will acquire from the Alta Mesa Contributor (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP;

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Kingfisher Contribution Agreement”), among KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), Silver Run and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which Silver Run will acquire 100% of the outstanding membership interests in Kingfisher; and

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Riverstone Contribution Agreement” and, together with the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the “Contribution Agreements”), between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor” and, together with the Alta Mesa Contributor and the Kingfisher Contributor, the “Contributors”), and Silver Run, pursuant to which Silver Run will acquire all of the limited partner interests in Alta Mesa held by the Riverstone Contributor.

Copies of the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement are attached to the accompanying proxy statement as Annexes A, B and C, respectively.

2.	The Class C Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to Silver Run’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to the accompanying proxy statement as Annex D.

3.	The Authorized Share Charter Proposal—To consider and vote upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of Silver Run’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to the accompanying proxy statement as Annex D.

4.	The Exclusive Forum Charter Proposal—To consider and vote upon a proposal to approve and adopt an amendment to the Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Exclusive Forum Charter Proposal is attached to the accompanying proxy statement as Annex D.

5.	The Additional Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Share Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement as Annex D.

6.	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market, (a) the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, (b) the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the accompanying proxy statement is issued to the Alta Mesa Contributor or the Kingfisher Contributor, (c) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests (the “SRII Opco Common Units”) in SRII Opco, LP, a Delaware limited partnership (“SRII Opco”), in accordance with the amended and restated agreement of limited partnership of SRII Opco, (d) the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Riverstone VI SR II Holdings, L.P. (“Fund VI Holdings”) pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017 (the “IPO Forward Purchase Agreement”), by and between Silver Run and Fund VI Holdings and (e) the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of that certain Forward Purchase Agreement, dated as of August 16, 2017 (the “Business Combination Forward Purchase Agreement” and, together with the IPO Forward Purchase Agreement, the “Forward Purchase Agreements”), by and between Silver Run and Fund VI Holdings (the “NASDAQ Proposal”).

7.	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”). A copy of the LTIP is attached to the accompanying proxy statement as Annex G.

8.	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

Only holders of record of Silver Run’s Class A Common Stock and Class B Common Stock at the close of business on January 22, 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Silver Run’s stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at Silver Run’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on March 29, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Silver Run Sponsor II, LLC (our “Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2017 of approximately $1,039 million, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote in favor of the Business Combination Proposal. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Holders of Silver Run’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own all of our outstanding founder shares, and collectively own approximately 20% of our outstanding Class A Common Stock and Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll free at (800) 662-5200 banks and brokers call collect at (203) 658-9400.

January 19, 2018

By Order of the Board of Directors

James T. Hackett

Chief Executive Officer and Director

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on February 6, 2018: This notice of meeting and the related proxy statement will be available at http://www.cstproxy.com/silverrunacquisitioncorp/sm2018.

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CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•	“Alta Mesa” are to Alta Mesa Holdings, LP, a Delaware limited partnership;

•	“Alta Mesa Contribution Agreement” are to the Contribution Agreement, dated as of August 16, 2017, among the Alta Mesa Contributor, High Mesa GP, the sole general partner of the Alta Mesa Contributor, Alta Mesa, Alta Mesa GP, Silver Run and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, as the same may be amended from time to time;

•	“Alta Mesa Contributor” are to High Mesa Holdings, LP, a Delaware limited partnership;

•	“Alta Mesa GP” are to Alta Mesa Holdings GP, LLC, a Texas limited liability company and sole general partner of Alta Mesa;

•	“Alta Mesa Parties” are to Alta Mesa and Alta Mesa GP;

•	“business combination” are to the transactions contemplated by the Contribution Agreements;

•	“Business Combination Forward Purchase Agreement” are to the Forward Purchase Agreement, dated as of August 16, 2017, by and between Silver Run and Fund VI Holdings;

•	“Class A Common Stock” are to our Class A Common Stock, par value $0.0001 per share;

•	“Class B Common Stock” are to our Class B Common Stock, par value $0.0001 per share;

•	“Class C Common Stock” are to our Class C Common Stock, par value $0.0001 per share;

•	“Closing” are to the closing of the business combination;

•	“Closing Date” are to the date on which the Closing occurs;

•	“Contribution Agreements” are to the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, collectively;

•	“Contributors” are to the Alta Mesa Contributor, the Kingfisher Contributor and the Riverstone Contributor, collectively;

•	“Forward Purchase Agreements” are to the IPO Forward Purchase Agreement and the Business Combination Forward Purchase Agreement, collectively;

•	“founder shares” are to shares of our Class B Common Stock initially purchased by our Sponsor in a private placement prior to our IPO;

•	“Fund VI Holdings” are to Riverstone VI SR II Holdings, L.P., a Delaware limited partnership;

•	“High Mesa GP” are to High Mesa Holdings GP, LLC, a Texas limited liability company;

•	“Initial Limited Partners” are to the Alta Mesa Contributor and the Riverstone Contributor;

•	“inorganic acquisition capital expenditures” are to capital expenditures used by Alta Mesa for acquisitions of oil and gas properties, by purchase, lease or otherwise, of more than $1.0 million in a single transaction or a series of related transactions in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa does not have an existing hydrocarbon interest of 25% or more;

•	“Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•	“initial stockholders” are to holders of our founder shares prior to the IPO, including our Sponsor and our independent directors;

•	“IPO” are to our initial public offering of units, which closed on March 29, 2017;

•	“IPO Forward Purchase Agreement” are to the Forward Purchase Agreement, dated as of March 17, 2017, by and between Silver Run and Fund VI Holdings;

•	“Kingfisher” are to Kingfisher Midstream, LLC, a Delaware limited liability company;

•	“Kingfisher Contribution Agreement” are to the Contribution Agreement dated as of August 16, 2017, among the Kingfisher Contributor, Kingfisher, Silver Run and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, as the same may be amended from time to time

•	“Kingfisher Contributor” are to KFM Holdco, LLC, a Delaware limited liability company;

•	“management” or our “management team” are to our offıcers and directors;

•	“non-STACK assets” are to assets of Alta Mesa other than its oil and gas assets located in the STACK;

•	“organic capital expenditures” are to capital expenditures used by Alta Mesa for (a) drilling, completions, infrastructure and other capital projects of Alta Mesa in the normal course of business or (b) acquisitions of any oil and gas properties, by purchase, lease or otherwise, in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa has an existing hydrocarbon interest in such target properties;

•	“Preferred Stock” are to our Series A Preferred Stock and Series B Preferred Stock;

•	“private placement warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of our IPO;

•	“public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of our public shares;

•	“public warrants” are to the warrants sold as part of the units in the IPO;

•	“Riverstone” are to Riverstone Investment Group LLC and its affiliates, including our Sponsor, Fund VI Holdings and the Riverstone Contributor, collectively;

•	“Riverstone Contribution Agreement” are to the Contribution Agreement, dated as of August 16, 2017, between the Riverstone Contributor and Silver Run;

•	“Riverstone Contributor” are to Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership;

•	“Series A Preferred Stock” are to our Series A Preferred Stock, par value $0.0001 per share;

•	“Series B Preferred Stock” are to our Series B Preferred Stock, par value $0.0001 per share;

•	“Silver Run,” “we,” “our” or “us” are to Silver Run Acquisition Corporation II;

•	“Sponsor” are to Silver Run Sponsor II, LLC, a Delaware limited liability company and an affiliate of Riverstone;

•	“SRII Opco” are to SRII Opco, LP, a Delaware limited partnership;

•	“SRII Opco Common Units” are to common units representing limited partner interests in SRII Opco;

•	“units” are to our units sold in our IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant; and

•	“voting common stock” are to our Class A Common Stock and Class B Common Stock prior to the consummation of the business combination, and to our Class A Common Stock and Class C Common Stock following the consummation of the business combination.

For additional defined terms commonly used in the oil and natural gas industry and used in this proxy statement, please see “Glossary of Oil and Natural Gas Terms” set forth in Annex I.

Unless otherwise specified, the voting and economic interests of Silver Run stockholders set forth in this proxy statement do not take into account the private placement warrants, public warrants or warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

(i)	at Closing, the Alta Mesa Contributor receives 139,800,000 SRII Opco Common Units (and acquires 139,800,000 shares of Class C Common Stock), based on (x) no estimated inorganic acquisition capital expenditures invested by Alta Mesa, (y) the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements, and (z) $602 million in purchase price adjustments under the Alta Mesa Contribution Agreement relating to estimated debt and transaction expenses,

(ii)	at Closing, Silver Run has cash on hand necessary to pay the cash consideration to the Kingfisher Contributor and, accordingly, the Kingfisher Contributor receives 55,000,000 SRII Opco Common Units (and acquires 55,000,000 shares of Class C Common Stock),

(iii)	no public stockholders elect to have their public shares redeemed and, accordingly, no shares of Class A Common Stock are issued to Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement,

(iv)	40,000,000 shares of Class A Common Stock are issued to Fund VI Holdings for an aggregate purchase price of $400 million pursuant to the terms of the IPO Forward Purchase Agreement,

(v)	none of Silver Run’s existing stockholders or the parties to the Contribution Agreements or Forward Purchase Agreements, who will become stockholders of Silver Run at the Closing, purchase shares of Class A Common Stock in the open market, and

(vi)	there are no other issuances of equity interests of Silver Run prior to or in connection with the Closing.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Silver Run Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of Silver Run stockholders.

•	Silver Run is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

•	There are currently 129,375,000 shares of our Class A Common Stock and our Class B Common Stock issued and outstanding, consisting of 103,500,000 public shares and 25,875,000 founder shares. In addition, there are currently 49,633,333 warrants of Silver Run outstanding, consisting of 34,500,000 public warrants and 15,133,333 private placement warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of our IPO and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, we may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, if the last sale price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before we send the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information about Silver Run, see the sections entitled “Business of Silver Run” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Silver Run.”

•	Alta Mesa has been engaged in onshore oil and natural gas acquisition, exploration and production in the United States since 1987. Alta Mesa is primarily focused on the development and acquisition of unconventional oil and natural gas reserves in the eastern portion of the Anadarko Basin (the “STACK”) and, prior to the Closing, will distribute the non-STACK assets to its owners (other than the Riverstone Contributor). For more information about Alta Mesa, see the sections entitled “Business of Alta Mesa” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa.” The Alta Mesa Contributor and the Riverstone Contributor own all of the outstanding limited partner interests in Alta Mesa and Alta Mesa GP owns all of the outstanding general partner interests in Alta Mesa.

•	Kingfisher is engaged in the acquisition, development and operation of midstream oil and gas assets. Kingfisher primarily focuses on providing crude oil gathering, gas gathering and processing and marketing to producers of natural gas, NGLs, crude oil and condensate in the STACK play. For more information about Kingfisher, see the sections entitled “Business of Kingfisher” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Kingfisher.” The Kingfisher Contributor owns all of the outstanding membership interest in Kingfisher.

•	On August 16, 2017, we entered into the following contribution agreements:

•	the Alta Mesa Contribution Agreement with the Alta Mesa Contributor, High Mesa GP, the Alta Mesa Parties, and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, pursuant to which we will acquire from the Alta Mesa Contributor (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP, on the terms and subject to the conditions set forth therein;

v

•	the Kingfisher Contribution Agreement with the Kingfisher Contributor, Kingfisher, and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which we will acquire 100% of the outstanding membership interests in Kingfisher; and

•	the Riverstone Contribution Agreement pursuant to which we will acquire from the Riverstone Contributor all of the limited partner interests in Alta Mesa held by the Riverstone Contributor.

Copies of the Contribution Agreements are attached to this proxy statement as Annexes A, B and C, respectively.

•	Pursuant to the terms of the Alta Mesa Contribution Agreement, at the Closing, the Alta Mesa Contributor will receive consideration consisting of 220,000,000 SRII Opco Common Units, as adjusted (i) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit), (ii) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit), and (iii) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit). In addition, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-day volume-weighted average price (“20-Day VWAP”) of the Class A Common Stock equals or exceeds specified prices as more fully described below. Silver Run will also contribute $400 million in cash to Alta Mesa at the Closing. For more information about the Alta Mesa Contribution Agreement, the specific consideration to be received by each Contributor and the business combination generally, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

•	Pursuant to the terms of the Kingfisher Contribution Agreement, at the Closing, the Kingfisher Contributor will receive consideration of 55,000,000 SRII Opco Common Units and, subject to the Kingfisher Contributor’s election to receive additional SRII Opco Common Units as set forth herein, $800 million in cash, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees. If Silver Run does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) valued at $10.00 per SRII Opco Common Unit. In addition, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as more fully described below.

•	Pursuant to the terms of the Riverstone Contribution Agreement, at the Closing, the Riverstone Contributor will receive consideration of 20,000,000 SRII Opco Common Units.

•

Silver Run will also issue to each of the Contributors a number of shares of Class C Common Stock equal to the number of the SRII Opco Common Units received by such Contributor at the Closing. After the Closing, holders of Class C Common Stock, together with holders of Class A Common Stock, voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class C Common Stock will not be entitled to any dividends or liquidating distributions from Silver Run. After a specified period of time after Closing, the Contributors will generally have the right to cause SRII Opco to redeem all or a portion of their SRII Opco Common Units in exchange for shares of our Class A Common Stock or, at SRII Opco’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption by SRII Opco. There is no impact on the Contributors, Silver Run or the public stockholders if we elect to effect a direct exchange of cash or Class A Common Stock in lieu of a redemption by SRII Opco. Upon the future redemption or exchange of SRII Opco Common Units held by a Contributor, a corresponding number of shares of Class C Common Stock will be cancelled. For more information about the Class C Common Stock, see the section entitled “Proposal No. 2—The Class C Charter Proposal—Description of Class C Common Stock.”

•	In connection with the Closing, we will also issue (i) one share of Series A Preferred Stock to each of Bayou City Energy Management, LLC, a Delaware limited liability company (“Bayou City”), HPS Investment Partners, LLC, a Delaware limited liability company (“HPS”), and AM Equity Holdings, LP, a Texas limited partnership (“AM Management”) and (ii) one share of Series B Preferred Stock to the Riverstone Contributor. None of the holders of the Series A Preferred Stock or Series B Preferred Stock will be entitled to any dividends from Silver Run related to such Preferred Stock, but such holders will be entitled to preferred distributions in liquidation in the amount of $0.0001 per share of Preferred Stock, and will have limited voting rights as described below. Shares of Preferred Stock will be redeemable for the par value thereof by us upon the earlier to occur of (1) the fifth anniversary of the Closing, (2) the optional redemption of such Preferred Stock at the election of the holder thereof or (3) upon a breach by the holder of the transfer restrictions applicable to such Preferred Stock. For so long as the Series A Preferred Stock or Series B Preferred Stock remains outstanding, as applicable, the holders thereof will be entitled to nominate and elect directors to Silver Run’s board of directors for a period of five years following the Closing based on their and their affiliates’ beneficial ownership of Class A Common Stock. For more information about the Series A Preferred Stock and Series B Preferred Stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Series A Certificate of Designation” and “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Riverstone Contribution Agreement—Series B Certificates of Designation.”

•	Unless waived by the parties to the Contribution Agreements, the Closing is subject to a number of conditions set forth in the Contribution Agreements, including, among others, receipt of the requisite stockholder approval of the Contribution Agreements and the business combination as contemplated by this proxy statement. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements—Conditions to Closing of the Business Combination.”

•	The Contribution Agreements may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the Contribution Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Termination.”

•	The proposed business combination involves numerous risks. For more information about these risks, please read “Risk Factors.”

•	Under our Charter, in connection with the business combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of September 30, 2017, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of Silver Run following the completion of the business combination and will not participate in the future growth of Silver Run, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights.”

•

Pursuant to the terms of the IPO Forward Purchase Agreement, Fund VI Holdings has agreed to purchase from Silver Run up to 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock, for an aggregate purchase price of $400 million, if Silver Run’s cash on hand (after giving effect to the release of funds from the Trust Account) would not be sufficient to consummate the business combination. Fund VI Holdings also agreed to purchase up to an additional 20,000,000 shares of Class A Common Stock from Silver Run pursuant to the terms of the Business Combination Purchase Agreement, for an aggregate purchase price of $200 million, if such proceeds are necessary to satisfy any exercise of redemption rights of the public stockholders in connection with the business combination or determined by Silver Run and Fund VI Holdings to be necessary for general corporate purposes of Silver Run in connection with or following consummation of the business combination.

•	Our Charter includes a conversion adjustment which provides that the founder shares will automatically convert at the time of the business combination into a number of shares of Class A Common Stock such that the holders of the founder shares will continue to own, in the aggregate, 20% of our issued and outstanding shares of common stock. However, this conversion adjustment has been waived, and, upon conversion of the founder shares at the Closing, the holders thereof will instead receive one share of Class A Common Stock for each founder share.

•	It is anticipated that, upon the Closing, the ownership of Silver Run will be as follows:

•	the public stockholders will own 103,500,000 shares of our Class A Common Stock, representing an approximate 61.1% economic interest and an approximate 26.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will own 25,875,000 shares of our Class A Common Stock, representing an approximate 15.3% economic interest and an approximate 6.7% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 36.4% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 14.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 5.2% voting interest; and

•	Fund VI Holdings will own 40,000,000 shares of our Class A Common Stock, representing a 23.6% economic interest and a 10.4% voting interest.

Our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will own an approximate 38.9% economic interest and an approximate 22.3% voting interest in Silver Run upon the Closing.

Additionally, Bayou City, HPS and AM Management will each own one share of our Series A Preferred Stock, and the Riverstone Contributor will own one share of our Series B Preferred Stock. The Preferred Stock will not have an economic interest and will provide the holders thereof limited voting rights as described herein.

The number of shares and the economic and voting interests set forth above are based upon the assumptions set forth under “Certain Defined Terms.” If the actual facts are different than our assumptions, the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 34,500,000 public warrants, 15,133,333 private placement warrants and the 13,333,333 warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of Silver Run’s Class A Common Stock and Class C Common Stock would be as follows:

•	the public stockholders and holders of the public warrants will own 138,000,000 shares of our Class A Common Stock, representing an approximate 59.4% economic interest and an approximate 30.9% voting interest;

•	the holders of our founder shares and the private placement warrants, including our Sponsor and independent directors, will own 41,008,333 shares of our Class A Common Stock, representing an approximate 17.7% economic interest and an approximate 9.2% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 31.3% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 12.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 4.5% voting interest; and

•	Fund VI Holdings will own 53,333,333 shares of our Class A Common Stock, representing an approximate 23.0% economic interest and an approximate 11.9% voting interest.

In this scenario, our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 40.7% economic interest and an approximate 25.6% voting interest in Silver Run upon the Closing.

The public warrants and private placement warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, Fund VI Holdings has agreed to offset up to $200 million of such redemptions through the purchase of 20,000,000 additional shares of Class A Common Stock from Silver Run at $10.00 per share. In such a case, the economic and voting interests of the public stockholders will decrease, and the economic and voting interests of Fund VI Holdings will increase, accordingly, but the economic and voting interests of the holders of our founder shares and the Contributors will not be affected.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on Silver Run’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

•	Pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, for a period of seven years following the Closing, the Alta Mesa Contributor and the Kingfisher Contributor may be entitled to receive additional SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) as earn-out consideration if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as follows (each such payment, an “Earn-Out Payment”):

20-Day VWAP	Earn-Out Consideration Payable to Alta Mesa Contributor	Earn-Out Consideration Payable to Kingfisher Contributor
$14.00	10,714,285 SRII Opco Common Units	7,142,857 SRII Opco Common Units
$16.00	9,375,000 SRII Opco Common Units	6,250,000 SRII Opco Common Units
$18.00	13,888,889 SRII Opco Common Units	—
$20.00	12,500,000 SRII Opco Common Units	—

Neither the Alta Mesa Contributor nor the Kingfisher Contributor will be entitled to receive a particular Earn-Out Payment on more than one occasion and, if, on a particular date, the 20-Day VWAP entitles the Alta Mesa Contributor or the Kingfisher Contributor to more than one Earn-Out Payment (each of which has not been previously paid), the Alta Mesa Contributor and/or the Kingfisher Contributor will be entitled to receive each such Earn-Out Payment. The Alta Mesa Contributor and the Kingfisher Contributor will be entitled to the earn-out consideration described above in connection with certain liquidity events of Silver Run, including a merger or sale of all or substantially all of our assets, if the consideration paid to holders of Class A Common Stock in connection with such liquidity event is greater than any of the above-specified 20-Day VWAP hurdles.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, public warrants and warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement remain outstanding and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated in the preceding bullet and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	25.7%	6.4%	37.4%	15.5%	5.0%	10.0%
$16.00	24.8%	6.2%	38.3%	16.3%	4.8%	9.6%
$18.00	23.9%	6.0%	40.3%	15.9%	4.6%	9.3%
$20.00	23.3%	5.8%	42.0%	15.4%	4.5%	9.0%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 21.4% voting interest at $14.00; (b) an approximate 20.6% voting interest at $16.00; (c) an approximate 19.9% voting interest at $18.00; and (d) an approximate 19.3% voting interest at $20.00.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, the public warrants and the warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement are exercised and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated in the preceding bullet and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	29.7%	8.8%	32.4%	13.4%	4.3%	11.5%
$16.00	28.7%	8.5%	33.3%	14.2%	4.2%	11.1%
$18.00	27.9%	8.3%	35.1%	13.8%	4.0%	10.8%
$20.00	27.2%	8.1%	36.7%	13.5%	3.9%	10.5%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 24.6% voting interest at $14.00; (b) an approximate 23.8% voting interest at $16.00; (c) an approximate 23.1% voting interest at $18.00; and (d) an approximate 22.5% voting interest at $20.00.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on Silver Run’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

•	Our board of directors considered various factors in determining whether to approve the Contribution Agreements and the business combination. For more information about the board’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—Silver Run’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•	In connection with the business combination, Alta Mesa will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with SRII Opco, the Alta Mesa Contributor and the Riverstone

x

Contributor. This agreement generally provides for the payment by Silver Run of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that it actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain tax basis increases resulting from the exchange of SRII Opco Common Units for Class A Common Stock (or, under certain circumstances, cash) pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA, other than such tax basis increases allocable to assets held by Kingfisher or otherwise used in Kingfisher’s midstream business, and (ii) interest paid or deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Silver Run will retain the benefit of the remaining 15% of these cash savings. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement.”

Pursuant to the terms of the Tax Receivable Agreement, if the agreement terminates early (at our election or as a result of our material breach), we would be required to make a substantial, immediate lump-sum payment based upon the present value of hypothetical tax benefits that could be derived by us based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

•	In addition to voting on the proposal to approve and adopt the Contribution Agreements and the business combination (the “Business Combination Proposal”) at the special meeting, Silver Run’s stockholders will also be asked to vote on:

•	amendments to our Charter to create the Class C Common Stock (the “Class C Charter Proposal”);

•	an amendment to our Charter to increase the number of authorized shares of Class A Common Stock from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”);

•	amendments to our Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”);

•	amendments to our Charter eliminating provisions in the Charter relating to an Initial Business Combination that will no longer be applicable to us following the Closing (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Share Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”);

•	approval, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (the “NASDAQ Proposal”), of:

•	the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement;

•	the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements” is issued to the Alta Mesa Contributor or the Kingfisher Contributor;

•

the issuance of a number of shares of Class A Common Stock, equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their SRII Opco Common Units in accordance with the amended and restated agreement of limited partnership of SRII Opco, as described in the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated

Agreement of Limited Partnership of SRII Opco—SRII Opco Common Unit Redemption Right”;

•	the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Riverstone VI SR II Holdings, L.P. (“Fund VI Holdings”) pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017 (the “IPO Forward Purchase Agreement”), by and between Silver Run and Fund VI Holdings; and

•	the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of that certain Forward Purchase Agreement, dated as of August 16, 2017 (the “Business Combination Forward Purchase Agreement” and, together with the IPO Forward Purchase Agreement, the “Forward Purchase Agreements”), by and between Silver Run and Fund VI Holdings.

•	approval and adoption of the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan the (“LTIP”) and material terms thereunder (the “LTIP Proposal”); and

•	approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the special meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Additional Charter Proposal,” “Proposal No. 5—The Exclusive Forum Charter Proposal,” “Proposal No. 6—The NASDAQ Proposal,” “Proposal No. 7—The LTIP Proposal” and “Proposal No. 8—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR SILVER RUN STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders of Silver Run Acquisition Corporation II (“Silver Run,” “we,” “our” or “us”), including the proposed business combination. The following questions and answers do not include all the information that is important to Silver Run stockholders. We urge Silver Run stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	Silver Run stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt each of the following contribution agreements and the acquisitions and other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”):

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Alta Mesa Contribution Agreement”), among High Mesa Holdings, LP, a Delaware limited partnership (the “Alta Mesa Contributor”), Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and general partner of Alta Mesa (“Alta Mesa GP”), Silver Run and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor pursuant to which Silver Run will acquire from the Alta Mesa Contributor (x) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (y) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP;

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Kingfisher Contribution Agreement”), among KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), Silver Run and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which Silver Run will acquire 100% of the outstanding membership interests in Kingfisher; and

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Riverstone Contribution Agreement” and, together with the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the “Contribution Agreements”), between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor”), and Silver Run, pursuant to which Silver Run will acquire all of the limited partner interests in Alta Mesa held by the Riverstone Contributor.

Copies of the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement are attached to this proxy statement as Annexes A, B and C, respectively. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are the proposals on which Silver Run stockholders will vote at the special meeting.

1.	The Business Combination Proposal—To consider and vote upon a proposal to approve and adopt each of the Contribution Agreements and the business combination and the other transactions contemplated thereby.

2.	The Class C Charter Proposal—To consider and act upon a proposal to approve and adopt amendments to Silver Run’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to this proxy statement as Annex D.

3.	The Authorized Share Charter Proposal—To consider and act upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of Silver Run’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement as Annex D.

4.	The Exclusive Forum Charter Proposal—To consider and act upon a proposal to approve and adopt an amendment to the Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”) A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Exclusive Forum Charter Proposal is attached to this proxy statement as Annex D.

5.	The Additional Charter Proposal—To consider and act upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to an Initial Business Combination (as defined herein) that will no longer be applicable to us following the Closing (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Share Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex D.

6.	The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market, (a) the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, (b) the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements” is issued to the Alta Mesa Contributor or the Kingfisher Contributor, (c) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests (the “SRII Opco Common Units”) in SRII Opco, LP, a Delaware limited partnership (“SRII Opco”), in accordance with the amended and restated agreement of limited partnership of SRII Opco, (d) the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Riverstone VI SR II Holdings, L.P. (“Fund VI Holdings”) pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017 (the “IPO Forward Purchase Agreement”), by and between Silver Run and Fund VI Holdings and (e) the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of that certain Forward Purchase Agreement, dated as of August 16, 2017 (the “Business Combination Forward Purchase Agreement” and, together with the IPO Forward Purchase Agreement, the “Forward Purchase Agreements”), by and between Silver Run and Fund VI Holdings (the “NASDAQ Proposal”).

7.	The LTIP Proposal—To consider and vote upon a proposal to approve and adopt the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”). A copy of the LTIP is attached to this proxy statement as Annex G.

8.	The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the Preferred Stock Designation Proposal, the NASDAQ Proposal and the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”).

Q:	Are the proposals conditioned on one another?

A:	Yes. The Closing is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Q:	Why is Silver Run providing stockholders with the opportunity to vote on the business combination?

A:	Under our Charter, we must provide all holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on March 29, 2017 (the “IPO” and such shares and holders, the “public shares” and “public stockholders,” respectively), with the opportunity to have their public shares redeemed upon the consummation of an Initial Business Combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing combination. The approval of our stockholders of the Business Combination Proposal is also a condition to closing in the Contribution Agreements.

Q:	What will happen in the business combination?

A:	At the Closing, we will acquire (i) 100% of the limited partner interests in Alta Mesa, (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP and (iii) 100% of the outstanding membership interests in Kingfisher pursuant to the terms and conditions of the Contribution Agreements.

Pursuant to the terms of the Alta Mesa Contribution Agreement, at the Closing, the Alta Mesa Contributor will receive consideration consisting of 220,000,000 SRII Opco Common Units, as adjusted (i) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit), (ii) downward for the $200 million contributed by the Riverstone Contributor to Alta Mesa following the execution of the Riverstone Contribution Agreement (based on a value of $10.00 per SRII Opco Common Unit) and (iii) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit). In addition, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-day volume-weighted average price (“20-Day VWAP”) of the Class A Common Stock equals or exceeds specified prices as more fully described below. Silver Run will also contribute $400 million in cash to Alta Mesa at the Closing.

Pursuant to the terms of the Kingfisher Contribution Agreement, at the Closing, the Kingfisher Contributor will receive consideration of 55,000,000 SRII Opco Common Units and, subject to the Kingfisher Contributor’s election to receive additional SRII Opco Common Units as set forth herein, $800 million in cash, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees. If Silver Run does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) valued at $10.00 per SRII Opco Common Unit. In addition, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as more fully described below.

Pursuant to the terms of the Riverstone Contribution Agreement, at the Closing, the Riverstone Contributor will receive consideration of 20,000,000 SRII Opco Common Units.

The Contributors will also acquire a number of shares of Class C Common Stock equal to the number of SRII Opco Common Units issued to such Contributor. After the Closing, holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class C Common Stock will not be entitled to any dividends or liquidating distributions from Silver Run. After a specified period of time after the Closing, the Contributors will generally have the right to cause SRII Opco to redeem all or a portion of their SRII Opco Common Units in exchange for shares of our Class A Common Stock or, at SRII Opco’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption by SRII Opco. Upon the future redemption or exchange of SRII Opco Common Units held by a Contributor, a corresponding number of shares of Class C Common Stock will be cancelled. For more information about the Class C Common Stock, see the section entitled “Proposal No. 2—The Class C Charter Proposal—Description of Class C Common Stock.”

In connection with the Closing, we will also issue (i) one share of our Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) to each of Bayou City Energy Management, LLC, a Delaware limited liability company (“Bayou City”), HPS Investment Partners, LLC, a Delaware limited liability company (“HPS”), and AM Equity Holdings, LP, a Texas limited partnership (“AM Management”), and (ii) one share of our Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) to the Riverstone Contributor. None of the holders of the Series A Preferred Stock or Series B Preferred Stock will be entitled to any dividends from Silver Run related to such Preferred Stock, but such holders will be entitled to preferred distributions in liquidation in the amount of $0.0001 per share of Preferred Stock, and will have limited voting rights as described below. Shares of Preferred Stock will be redeemable for the par value thereof by us upon the earlier to occur of (1) the fifth anniversary of the Closing Date, (2) the optional redemption of such Preferred Stock at the election of the holder thereof or (3) upon a breach by the holder of the transfer restrictions applicable to such Preferred Stock. For so long as the Series A Preferred Stock or Series B Preferred Stock remains outstanding, as applicable, the holders thereof will be entitled to nominate and elect directors to our board of directors for a period of five years following the Closing based on their and their affiliates, beneficial ownership of Class A Common Stock. Copies of the Certificates of Designation for the Series A Preferred Stock and the Series B Preferred Stock are attached to this proxy statement as Annexes E and F, respectively. For more information about the Preferred Stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Certificates of Designation.”

Q:	What conditions must be satisfied to complete the business combination?

A:	There are a number of closing conditions in the Contribution Agreements, including the approval by our stockholders of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements—Conditions to Closing of the Business Combination.”

Q:	How will SRII Opco and Silver Run be managed and governed following the business combination?

A:	Following the consummation of the business combination, Silver Run will hold approximately 44.1% of the limited partner interests in SRII Opco and will own the sole general partner of SRII Opco. SRII Opco will hold 100% of the economic equity interests in Alta Mesa and Kingfisher. As such, we, through our directors and officers, will be responsible for all operational and administrative decisions of SRII Opco and the day-to-day management of SRII Opco’s business. Silver Run does not currently have any management-level employees, other than James T. Hackett, our Chairman of the board of directors and Chief Executive Officer, and Stephen Coats, our Secretary. Following the consummation of the business combination, Mr. Hackett will become Executive Chairman of our board of directors and Chief Operating Officer—Midstream, while Harlan H. Chappelle, Michael E. Ellis and Michael A. McCabe will become our Chief Executive Officer, Chief Operating Officer—Upstream, and Chief Financial Officer, respectively.

Silver Run is, and after the Closing will continue to be, managed by its board of directors. Following the completion of the business combination, the size of our board of directors will be expanded from four directors to 11, including one director appointed by Bayou City and its affiliates, one director appointed by HPS and its affiliates and two directors appointed by AM Management and its affiliates, as the holders of our Series A Preferred Stock, and three directors appointed by the Riverstone Contributor and its affiliates, as the holder of our Series B Preferred Stock.

Please see the section entitled “Officers and Directors of Silver Run.”

Q:	What is Alta Mesa’s relationship with Bayou City, HPS, AM Management and their affiliates?

A:	In connection with the Closing, Bayou City, HPS and AM Management will each own one share of our Series A Preferred Stock, providing the holders thereof limited voting rights as described herein. Bayou City, HPS and AM Management and their affiliates indirectly own all of the equity interests in Alta Mesa. Additionally, Don Dimitrievich, a managing director at HPS, serves on the board of directors of Alta Mesa GP as the director nominee for HPS, and William McMullen and Mark Stoner, partners at Bayou City, serve on the board of directors of Alta Mesa GP as the director nominees for Bayou City. AM Management is owned by Michael E. Ellis, Alta Mesa’s Chief Operating Officer, Vice President of Engineering and Chairman of the board of directors of Alta Mesa GP, and Harlan H. Chappelle, Alta Mesa’s President and Chief Executive Officer.

Q:	What is Kingfisher’s relationship with HPS, ARM Midstream, LLC, AM Management and their affiliates?

A:	HPS and its affiliates, ARM Midstream, LLC and Alta Mesa’s parent company each own an approximately one-third interest in the Kingfisher Contributor.

Q:	Will Silver Run obtain new financing in connection with the business combination?

A:

Silver Run will not obtain new debt financing to fund any portion of the cash consideration to be paid to the Kingfisher Contributor or contributed to Alta Mesa in the business combination. However, prior to the consummation of the business combination, the parties intend to amend Alta Mesa’s and Kingfisher’s credit agreements to permit the business combination. We expect that outstanding indebtedness of Alta Mesa and Kingfisher under their respective credit facilities will be repaid at Closing. As of November 15, 2017, Alta

Mesa had outstanding borrowings of approximately $142.1 million under its credit agreement and, as of November 20, 2017, Kingfisher had outstanding borrowings of approximately $30.0 million under its credit facility.

Pursuant to the terms of the IPO Forward Purchase Agreement, Fund VI Holdings has agreed to purchase from Silver Run up to 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock, for an aggregate purchase price of $400 million, if Silver Run’s cash on hand (after giving effect to the release of funds from the Trust Account) would not be sufficient to consummate the business combination. Fund VI Holdings also agreed to purchase up to an additional 20,000,000 shares of Class A Common Stock from Silver Run pursuant to the terms of the Business Combination Purchase Agreement, for an aggregate purchase price of $200 million, if such proceeds are necessary to satisfy any exercise of redemption rights of the public stockholders in connection with the business combination or determined by Silver Run and Fund VI Holdings to be necessary for general corporate purposes of Silver Run in connection with or following consummation of the business combination.

Q:	Are there any arrangements to help ensure that Silver Run will have sufficient funds, together with the proceeds in its Trust Account, to fund the cash consideration to be paid to the Kingfisher Contributor?

A:	Pursuant to the Kingfisher Contribution Agreement, if Silver Run does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units and to acquire a corresponding number of shares of Class C Common Stock.

Also, as discussed above, pursuant to the IPO Forward Purchase Agreement, Fund VI Holdings has agreed to purchase from Silver Run up to 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock, for an aggregate purchase price of $400 million, if Silver Run’s cash on hand (after giving effect to the release of funds from the Trust Account) would not be sufficient to consummate the business combination. Also, Fund VI Holdings as agreed to purchase up to an additional 20,000,000 shares of Class A Common Stock from Silver Run pursuant to the terms of the Business Combination Forward Purchase Agreement, for an aggregate purchase price of $200 million, if such proceeds are necessary to satisfy any exercise of redemption rights of the public stockholders in connection with the business combination or determined by Silver Run and Fund VI Holdings to be necessary for general corporate purposes of Silver Run in connection with or following consummation of the business combination.

Q:	What equity stake will current Silver Run stockholders, the holders of our founder shares and the Contributors hold in Silver Run following the consummation of the business combination?

A:	It is anticipated that, upon completion of the business combination and based on the assumptions set forth in “Certain Defined Terms,” the ownership of Silver Run will be as follows:

•	the public stockholders will own 103,500,000 shares of our Class A Common Stock, representing an approximate 61.1% economic interest and an approximate 26.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will own 25,875,000 shares of our Class A Common Stock, representing an approximate 15.3% economic interest and an approximate 6.7% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 36.4% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 14.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 5.2% voting interest; and

•	Fund VI Holdings will own 40,000,000 shares of our Class A Common Stock, representing a 23.6% economic interest and a 10.4% voting interest.

Our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 38.9% economic interest and an approximate 22.3% voting interest in Silver Run upon the Closing.

Additionally, Bayou City, HPS and AM Management will each own one share of our Series A Preferred Stock and the Riverstone Contributor will own one share of our Series B Preferred Stock. The Preferred Stock will not have an economic interest and will provide the holders thereof limited voting rights as described herein.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 34,500,000 public warrants, 15,133,333 private placement warrants and 13,333,333 warrants purchased by Fund VI Holdings under the IPO Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of Silver Run’s Class A Common Stock and Class C Common Stock would be as follows:

•	the public stockholders and holders of the public warrants will own 138,000,000 shares of our Class A Common Stock, representing an approximate 59.4% economic interest and an approximate 30.9% voting interest;

•	the holders of our founder shares and the private placement warrants, including our Sponsor and independent directors, will own 41,008,333 shares of our Class A Common Stock, representing an approximate 17.7% economic interest and an approximate 9.2% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 31.3% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 12.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 4.5% voting interest; and

•	Fund VI Holdings will own 53,333,333 shares of our Class A Common Stock, representing an approximate 23.0% economic interest and an approximate 11.9% voting interest.

In this scenario, our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 40.7% economic interest and an approximate 25.6% voting interest in Silver Run upon the Closing.

The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, Fund VI Holdings has agreed to offset up to $200 million of such redemptions through the purchase of 20,000,000 additional shares of Class A Common Stock from Silver Run at $10.00 per share. In such a case, economic and voting interests of the public stockholders will decrease, and the economic and voting interests of Fund VI Holdings will increase, accordingly, but the economic and voting interests of the holders of our founder shares and the Contributors will not be affected.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on Silver Run’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

Q:	How will the payment of the earn-out consideration to the Alta Mesa Contributor and the Kingfisher Contributor affect the equity stake that the current Silver Run stockholders, the holders of our founder shares and the Contributors will have in Silver Run?

A:	Pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, for a period of seven years following the Closing, the Alta Mesa Contributor and the Kingfisher Contributor may be entitled to receive additional SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) as earn-out consideration if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as follows (each such payment, an “Earn-Out Payment”):

20-Day VWAP	Earn-Out Consideration Payable to Alta Mesa Contributor	Earn-Out Consideration Payable to Kingfisher Contributor
$14.00	10,714,285 SRII Opco Common Units	7,142,857 SRII Opco Common Units
$16.00	9,375,000 SRII Opco Common Units	6,250,000 SRII Opco Common Units
$18.00	13,888,889 SRII Opco Common Units	—
$20.00	12,500,000 SRII Opco Common Units	—

Neither the Alta Mesa Contributor nor the Kingfisher Contributor will be entitled to receive a particular Earn-Out Payment on more than one occasion and, if, on a particular date, the 20-Day VWAP entitles the Alta Mesa Contributor or the Kingfisher Contributor to more than one Earn-Out Payment (each of which has not been previously paid), the Alta Mesa Contributor and/or the Kingfisher Contributor will be entitled to receive each such Earn-Out Payment. The Alta Mesa Contributor and the Kingfisher Contributor will be entitled to the earn-out consideration described above in connection with certain liquidity events of Silver Run, including a merger or sale of all or substantially all of our assets, if the consideration paid to holders of Class A Common Stock in connection with such liquidity event is greater than any of the above-specified 20-Day VWAP hurdles.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, public warrants and warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement remain outstanding and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated in the preceding question and answer and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	25.7%	6.4%	37.4%	15.5%	5.0%	10.0%
$16.00	24.8%	6.2%	38.3%	16.3%	4.8%	9.6%
$18.00	23.9%	6.0%	40.3%	15.9%	4.6%	9.3%
$20.00	23.3%	5.8%	42.0%	15.4%	4.5%	9.0%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 21.4% voting interest at $14.00; (b) an approximate 20.6% voting interest at $16.00; (c) an approximate 19.9% voting interest at $18.00; and (d) an approximate 19.3% voting interest at $20.00.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, the public warrants and the warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement are exercised and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated in the preceding question and answer and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	29.7%	8.8%	32.4%	13.4%	4.3%	11.5%
$16.00	28.7%	8.5%	33.3%	14.2%	4.2%	11.1%
$18.00	27.9%	8.3%	35.1%	13.8%	4.0%	10.8%
$20.00	27.2%	8.1%	36.7%	13.5%	3.9%	10.5%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 24.6% voting interest at $14.00; (b) an approximate 23.8% voting interest at $16.00; (c) an approximate 23.1% voting interest at $18.00; and (d) an approximate 22.5% voting interest at $20.00.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on Silver Run’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

Q:	Why is Silver Run proposing the amendments to the Charter set forth in the Charter Proposals?

A:	The proposed amendments to the Charter that Silver Run is asking its stockholders to approve in connection with the business combination provide for, among other things, the creation of the Class C Common Stock that will be issued to the Contributors at the Closing, as well as the elimination of certain provisions relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”) that will no longer be applicable to us following the Closing. In addition, Silver Run is asking its stockholders to approve an amendment to increase the number of authorized shares of Class A Common Stock from 400,000,000 to 1,200,000,000 and to adopt Delaware as the exclusive forum for certain stockholder litigation. Stockholder approval of the Charter Proposals are required under our Charter. See the sections entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal” and “Proposal No. 5—the Additional Charter Proposal” for additional information.

Q:	Why is Silver Run proposing the NASDAQ Proposal?

A:

Silver Run is proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. We will issue 275,000,000 shares of Class C Common Stock to the Contributors. We may also issue up to 275,000,000 shares of Class A Common Stock to the Contributors upon the future redemption or exchange of their SRII Opco Common Units in accordance with the SRII Opco LPA (as defined herein), which number of shares may be subject to adjustment based on the number of SRII Opco Common Units issued pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement. We will also issue 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Fund VI Holdings pursuant to the terms of the IPO Forward Purchase Agreement and up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement. Because Silver Run will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the business combination, it is required to obtain stockholder approval of such issuances pursuant to NASDAQ Listing Rules. Stockholder approval of the NASDAQ Proposal is also a condition to closing in the Contribution Agreements. See the section entitled “Proposal No. 6—The NASDAQ Proposal” for additional information.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described herein. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:	Approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of the majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:	In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:	Silver Run’s stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of January 22, 2018, the record date for the special meeting. As of the close of business on January 18, 2018, there were a combined 129,375,000 outstanding shares of Class A Common Stock and Class B Common Stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting.

Q:	How will Silver Run’s Sponsor, directors and officers vote?

A:	In connection with the IPO, we entered into an agreement with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination Proposal. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock, in the aggregate, including all of the founder shares.

Q:	What interests do the current officers and directors have in the business combination?

A:	In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $262,399,680 based on the closing price of our Class A Common Stock on January 18, 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of James T. Hackett as a director of Silver Run and becoming the Executive Chairman of the board of directors and Chief Operating Officer—Midstream and the Riverstone Contributor’s right to nominate up to three directors to our board of directors for a period of five years following the Closing based on its and its affiliates’ beneficial ownership of our Class A Common Stock in accordance with the terms of its Series B Preferred Stock;

•	the fact that each of our independent directors owns 33,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $335,940 based on the closing price of our Class A Common Stock on January 18, 2018;

•	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by March 29, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed; and

•	that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties.

Q:	What is our relationship with Riverstone and its affiliates, including our Sponsor and Fund VI Holdings?

A:	Riverstone Global Energy and Power Fund VI, L.P. (“Fund VI”) is an investment vehicle for which Riverstone serves as investment manager, together with its parallel funds and any of its co-investment vehicles and other intermediate investment vehicles. Each of Fund VI Holdings and the Riverstone Contributor is an investment vehicle controlled by Riverstone in which Fund VI, its parallel funds and one or more co-investment vehicles participate, directly or indirectly, through intermediate investment vehicles. Fund VI Holdings is the sole manager of our Sponsor, which owns shares of Class B Common Stock that are convertible on a one-for-one basis into shares of Class A Common Stock at the Closing. Please see the sections entitled “Summary of the Proxy Statement—Organizational Structure—Following the Business Combination” and “Beneficial Ownership of Securities.”

Q:	What happens if I vote against the Business Combination Proposal?

A:	Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by March 29, 2019, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the business combination, including interest not previously released to Silver Run to pay its franchise and income taxes, by (b) the total number of shares of Class A Common Stock included as part of the units sold in the IPO; provided that Silver Run will not redeem any public shares to the extent that such redemption would result in Silver Run having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Unlike some other blank check companies, other than the net tangible asset requirement and the 20% threshold described above, Silver Run has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of Silver Run’s capital stock they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust

Account as of September 30, 2017 of approximately $1,039 million, the estimated per share redemption price would have been approximately $10.00. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to March 29, 2019.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must (i) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Shareholder Certification,” and (iii) prior to 5:00 p.m., Eastern Time, on February 2, 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” with any other stockholder with respect to shares of Class A Common Stock or Class B Common Stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold”. Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Silver Run’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Silver Run does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of Silver Run must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to

Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	Whether the redemption is subject to U.S. federal income tax depends on your particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to Silver Run that are expected to result from the business combination?

A:	If the business combination is effected, we expect that we will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes. If you are a Non-U.S. holder (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations”), we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:	If the Business Combination Proposal is approved, Silver Run intends to use a portion of the funds held in the Trust Account to pay (i) a portion of Silver Run’s aggregate costs, fees and expenses in connection with the consummation of the business combination, (ii) tax obligations and deferred underwriting commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account, together with proceeds received from the Forward Purchase Agreements, will be contributed to SRII Opco to be paid to the Kingfisher Contributor and to Alta Mesa in connection with the business combination. See the sections entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:	There are certain circumstances under which the Contribution Agreements may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by March 29, 2019, Silver Run will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Silver Run to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of Silver Run (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

Silver Run expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to Silver Run’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Silver Run’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:	It is currently anticipated that the business combination will be consummated promptly following the special meeting of Silver Run stockholders to be held on February 6, 2018, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Common Stock or Class B Common Stock on January 22, 2018, the record date for the special meeting of Silver Run stockholders, you may vote with respect to the proposals in person at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, Silver Run will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by Silver Run without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Silver Run believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Silver Run’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Silver Run’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Silver Run Acquisition Corporation II

1000 Louisiana Street, Suite 1450

Houston, Texas 77002

Attention: Secretary

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: SRUN.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about Silver Run from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Silver Run will pay the cost of soliciting proxies for the special meeting. Silver Run has engaged Morrow Sodali LLC (“Morrow Sodali”), to assist in the solicitation of proxies for the special meeting. Silver Run has agreed to pay Morrow Sodali a fee of $25,000, plus disbursements. Silver Run will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Silver Run will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

This proxy statement includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this proxy statement in “Glossary of Oil and Natural Gas Terms” set forth in Annex I.

Parties to the Business Combination

Silver Run Acquisition Corporation II

Silver Run Acquisition Corporation II (“Silver Run,” “we,” “our” and “us”) is a Delaware blank check company formed on November 16, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Silver Run and one or more businesses. Upon the Closing, we intend to change our name from “Silver Run Acquisition Corporation II” to “Alta Mesa Resources, Inc.”

Our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), warrants and units, consisting of one share of Class A Common Stock and one-third of one warrant (“units”), are traded on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbols “SRUN,” “SRUNW” and “SRUNU,” respectively. We have applied to continue the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “AMR” and “AMRRW,” respectively, upon the Closing. The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of Silver Run’s principal executive office is 1000 Louisiana Street, Suite 1450 Houston, Texas 77002.

Alta Mesa Holdings LP

Founded in 1987, Alta Mesa is an independent exploration and production company focused on the development and acquisition of unconventional oil and natural gas reserves in the eastern portion of the Anadarko Basin referred to as the STACK. The STACK is an acronym describing both its location—Sooner Trend Anadarko Basin Canadian and Kingfisher County—and the multiple, stacked productive formations present in the area. The STACK is a prolific hydrocarbon system with high oil and liquids-rich natural gas content, multiple horizontal target horizons, extensive production history and historically high drilling success rates. As of September 30, 2017, Alta Mesa had assembled a highly contiguous position of approximately 130,000 net acres largely in the up-dip, naturally-fractured oil portion of the STACK in eastern Kingfisher County, Oklahoma. As of December 31, 2016, Alta Mesa had 4,196 identified gross horizontal drilling locations, 2,075 of which it expects to operate. These drilling locations are in Alta Mesa’s primary target formations comprised of the Osage, Meramec and Oswego. Alta Mesa continues to opportunistically acquire acreage in its non-operated locations with the goal of operating wells in these locations. As of September 30, 2017, Alta Mesa was operating six horizontal drilling rigs in the STACK with plans to continue to operate that number of rigs through the end of 2017.

The mailing address of Alta Mesa’s principal executive office is 15021 Katy Freeway, Suite 400, Houston, Texas 77094.

For more information about Alta Mesa, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa” and “Business of Alta Mesa.”

Kingfisher Midstream, LLC

Kingfisher is a Delaware limited liability company formed on January 30, 2015 by ARM Midstream, LLC, affiliates of HPS and HMS Kingfisher Holdco, LLC for the purpose of acquiring, developing and operating midstream oil and gas assets. Kingfisher primarily focuses on providing crude oil gathering, gas gathering and processing and marketing to producers of natural gas, NGLs, crude oil and condensate in the STACK play. Kingfisher’s midstream energy asset network includes approximately 308 miles of existing low and high pressure pipelines, a 60 MMcf/d cryogenic natural gas processing plant, 10 MMcf/d in offtake processing, compression facilities, crude storage, NGL storage and purchasing and marketing capabilities.

The mailing address of Kingfisher’s principal executive office is 20329 State Highway 249, Suite 450, Houston, Texas 77070.

For more information about Kingfisher, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kingfisher” and “Business of Kingfisher.”

The Business Combination

On August 16, 2017, Silver Run entered into the Contribution Agreements to acquire from the Contributors (i) 100% of the limited partner interests in Alta Mesa, (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP and (iii) all of the membership interests of Kingfisher, on the terms and subject to the conditions set forth therein. Pursuant to the Contribution Agreements, Silver Run will contribute cash to SRII Opco, in exchange for (i) a number of SRII Opco Common Units equal to the number of shares of Class A Common Stock outstanding as of the Closing, and (ii) a number of SRII Opco warrants exercisable for SRII Opco Common Units equal to the number of Silver Run’s warrants outstanding as of the Closing. Following the Closing, Silver Run will control SRII Opco through its ownership of SRII Opco GP, LLC, the sole general partner of SRII Opco.

Pursuant to the terms of the Alta Mesa Contribution Agreement, at the Closing, the Alta Mesa Contributor will receive consideration consisting of 220,000,000 SRII Opco Common Units, as adjusted (i) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit), (ii) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit), and (iii) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit). In addition, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as more fully described in “—Impact of the Business Combination on Silver Run’s Public Float—Impact of the Earn-out Consideration.” Silver Run will also contribute $400 million in cash to Alta Mesa at the Closing.

Pursuant to the terms of the Kingfisher Contribution Agreement, at the Closing, the Kingfisher Contributor will receive consideration of 55,000,000 SRII Opco Common Units and, subject to the Kingfisher Contributor’s election to receive additional SRII Opco Common Units as described below, $800 million in cash, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees. If Silver Run does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) valued at $10.00 per SRII Opco Common Unit. In addition, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as more fully described in “—Impact of the Business Combination on Silver Run’s Public Float—Impact of the Earn-out Consideration.”

In connection with the execution of the Riverstone Contribution Agreement, the Riverstone Contributor made a $200 million capital contribution to Alta Mesa, in exchange for limited partner interests in Alta Mesa. Alta Mesa may use such capital to fund its capital expenditures during the interim period. Pursuant to the Riverstone Contribution Agreement, at the Closing, the Riverstone Contributor will receive 20,000,000 SRII Opco Common Units in exchange for the Riverstone Contributor’s limited partner interests in Alta Mesa and will acquire a corresponding number of shares of Class C Common Stock from Silver Run.

At the Closing, Silver Run will also issue to the Contributors a number of shares of our Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), equal to the number of SRII Opco Common Units issued to such Contributors pursuant to the Contribution Agreements. After a specified period of time after Closing, the Contributors will generally have the right to cause SRII Opco to redeem all or a portion of their SRII Opco Common Units in exchange for shares of our Class A Common Stock or, at SRII Opco’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption by SRII Opco. Upon the future redemption or exchange of SRII Opco Common Units held by a Contributor, a corresponding number of shares of Class C Common Stock will be cancelled. For more information about the Class C Common Stock, see the section entitled “Proposal No. 2—The Class C Charter Proposal—Description of Class C Common Stock.”

In connection with the Closing, we will also issue (i) one share of Series A Preferred Stock to each of Bayou City, HPS, and AM Management, and (ii) one share of Series B Preferred Stock to the Riverstone Contributor. None of the holders of the Series A Preferred Stock or Series B Preferred Stock will be entitled to any dividends from Silver Run related to such Preferred Stock, but such holders will be entitled to preferred distributions in liquidation in the amount of $0.0001 per share of Preferred Stock, and will have limited voting rights as described below. Shares of the Preferred Stock will be redeemable for the par value thereof by us upon the earlier to occur of (1) the fifth anniversary of the Closing Date, (2) the optional redemption of such Preferred Stock at the election of the holder thereof or (3) upon a breach by the holder of the transfer restrictions applicable to such Preferred Stock. For so long as the Series A Preferred Stock or Series B Preferred Stock remains outstanding, as applicable, the holders thereof will be entitled to nominate and elect directors to Silver Run’s board of directors for a period of five years following the Closing based on their and their affiliates’ beneficial ownership of Class A Common Stock. For more information about the Series A Preferred Stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Certificates of Designation.”

For more information about the Contribution Agreements and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Under each of the Contribution Agreements, the obligations of the applicable parties to consummate the transactions contemplated thereby are subject to a number of customary conditions, including, among others, the following: (i) the absence of specified adverse laws or orders, (ii) if applicable, the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the applicable Contribution Agreement, (iv) material compliance by the other parties with their respective covenants, (v) no material adverse effect having occurred with respect to Alta Mesa or Kingfisher, as applicable, since the signing of the applicable Contribution Agreement, (vi) the approval for listing on the NASDAQ of the shares of Class A Common Stock issuable to the Alta Mesa Contributor, the Kingfisher Contributor and the Riverstone Contributor and (vii) the approval of the business combination by Silver Run’s stockholders. The closing of the transactions contemplated under each of the Contribution Agreements is also conditioned upon the closing of the transactions contemplated by the other Contributions Agreements.

In addition to the above conditions, under the Alta Mesa Contribution Agreement, it is condition to each party’s obligation to consummate the Alta Mesa Contribution that SRII Opco’s leverage ratio is less than 1.5x on a pro forma, last 12 months (LTM) basis (the “Leverage Ratio Condition”). Under the Kingfisher Contribution Agreement, the satisfaction of the Leverage Ratio Condition is a condition to only Silver Run’s obligations to consummate the Kingfisher Contribution. The Kingfisher Contribution Agreement also provides that, subject to the Kingfisher Contributor electing to receive additional SRII Opco Common Units as described above under “—The Business Combination,” the Kingfisher Contributor’s obligation to consummate the Kingfisher Contribution Agreement is conditioned upon Silver Run having available funds to pay the cash consideration.

Regulatory Matters

To complete the business combination, Silver Run and the Contributors must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents Silver Run and the Contributors from completing the business combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. On September 7, 2017, Silver Run filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC. On September 18, 2017, the DOJ and the FTC granted early termination of the waiting period under the HSR Act.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—Regulatory Matters.”

Termination Rights

Each of the Contribution Agreements contains certain customary termination rights, including, among others, the following: (i) if the closing of the applicable transaction is not consummated by February 28, 2018 (the “Outside Date”); (ii) upon the applicable parties’ mutual written consent; (iii) if the consummation of the applicable transaction is prohibited by law; (iv) breach of a representation, warranty, covenant or other agreement by a party which has not been cured by the earlier of (x) 30 days following written notice from the other party of such breach and (y) the Outside Date; (v) in the case of the Alta Mesa Contribution Agreement, by either party if the Kingfisher Contribution Agreement has been terminated in accordance with its terms or by the Alta Mesa Contributor if our board of directors has changed its recommendation for our stockholders to approve the business combination; or (vi) in the case of the Kingfisher Contribution Agreement, by either party if the Alta Mesa Contribution Agreement has been terminated in accordance with its terms.

None of the parties to the Contribution Agreements is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the applicable Contribution Agreement. For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreements—Termination.”

Indemnification under the Kingfisher Contribution Agreement

Under the Kingfisher Contribution Agreement, the Kingfisher Contributor will indemnify Silver Run for any losses relating to (i) a breach of any representation, warranty or covenant of the Kingfisher Contributor or Kingfisher; (ii) pre-Closing taxes; (iii) obligations under Kingfisher’s engagement letters with its financial advisors; and (iv) indemnification claims made by Asset Risk Management, LLC (“ARM”) against Kingfisher after Closing under the Second Amended and Restated Operating and Construction Management Agreement, dated August 4, 2017, by and between Kingfisher and ARM (the “Operator Agreement”). Additionally, Silver Run will indemnify the Kingfisher Contributor for any losses relating to a breach of any of Silver Run’s representations, warranties or covenants.

The indemnification obligations of the Kingfisher Contributor and Silver Run set forth above are subject to a de minimis threshold of $250,000, a deductible of $40 million and a cap equal to the value of the Reserved Units (as defined herein). The Reserved Units serve as the sole source of recovery for any indemnification claim, except in the event of fraud. The Kingfisher Contributor has agreed that it will not transfer 16,000,000 SRII Opco Common Units (and a corresponding number of shares of Class C Common Stock) received as consideration (the “Reserved Units”) and, subject to the removal of such transfer restriction as described herein, such Reserved Units will be available to satisfy any indemnification obligations of the Kingfisher Contributor. The transfer restriction relating to 8,000,000 Reserved Units will be removed on the first anniversary of the Closing and the transfer restriction relating to any remaining Reserved Units will be removed 18 months after Closing. The value of the Reserved Units for purposes of satisfying any indemnity claim will be based on the volume-weighted average price of the Class A Common Stock for the 20 trading days immediately prior to the applicable valuation date.

Other Agreements

Agreements Related to the Contribution Agreements

Forward Purchase Agreement. In connection with the execution of the Contribution Agreements, on August 16, 2017, Silver Run entered into a forward purchase agreement (the “Business Combination Forward Purchase Agreement”) with Riverstone VI SR II Holdings, L.P., a Delaware limited partnership (“Fund VI Holdings”), pursuant to which Silver Run has agreed to sell at the Closing, and Fund VI Holdings has agreed to purchase, up to $200 million of shares of Class A Common Stock at a purchase price of $10.00 per share. The number of shares of Class A Common Stock to be sold by us, and purchased by Fund VI Holdings, will equal that number which, after payment of the aggregate purchase price paid by Fund VI Holdings under the Business Combination Forward Purchase Agreement, will result in gross proceeds to us in an aggregate amount necessary to satisfy any exercise of rights of the public stockholders in connection with the business combination or determined by us and Fund VI Holdings to be necessary for general corporate purposes in connection with or following consummation of the business combination, but in no event will the number of shares of Class A Common Stock purchased exceed 20,000,000 shares. For more information about the Forward Purchase Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Contribution Agreements.”

Amended and Restated Limited Partnership Agreement of SRII Opco. Following completion of the business combination, we will operate our business through SRII Opco and its subsidiaries, including Alta Mesa and Kingfisher. At the Closing, we and the Contributors will enter into a second amended and restated agreement of limited partnership of SRII Opco (the “SRII Opco LPA”), which will set forth, among other things, the rights and obligations of the holders of SRII Opco Common Units. For more information about the SRII Opco LPA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Contribution Agreements—Amended and Restated Agreement of Limited Partnership of SRII Opco.”

Registration Rights Agreement. In connection with the Closing, we and the Contributors will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we will be required to register for resale shares of Class A Common Stock issuable upon the future redemption or exchange of SRII Opco Common Units by the Contributors (collectively, “Registrable Securities”). The Registration Rights Agreement will also provide for certain rights of the Contributors to request the resale of their Registrable Securities in an underwritten offering and for piggyback rights. For more information about the Registration Rights Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Contribution Agreements—Registration Rights Agreement.”

Second Amended and Restated Charter. Pursuant to the terms of the Contribution Agreements, upon the Closing, we will amend and restate our Charter to, among other things, (a) create a new class of capital stock, the Class C Common Stock, to be issued to the Contributors at the Closing, (b) adopt Delaware as the exclusive forum for certain stockholder litigation and (c) eliminate certain provisions in the Charter relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”) that will no longer be applicable to us following the Closing. In addition, we will amend our Charter to increase the number of authorized shares of our Class A Common Stock from 400,000,000 to 1,200,000,000. For more information about the amendments to our Charter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Contribution Agreements—Second Amended and Restated Charter.”

Agreements Related to the Alta Mesa Contribution Agreement

Series A Certificate of Designation. Upon the Closing, we will file with the Secretary of State of the State of Delaware the Certificate of Designation of Series A Preferred Stock of Silver Run Acquisition Corporation II (the “Series A Certificate of Designation”), which will set forth the terms, rights, obligations and preferences of the Series A Preferred Stock, a share of which will be issued to each of Bayou City, HPS and AM Management at the Closing. A copy of the Series A Certificate of Designation is attached to this proxy statement as Annex E. For more information about the Series A Certificate of Designation and the terms, rights, obligations and preferences of the Series A Preferred Stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Series A Certificate of Designation”

Management Services Agreement. In connection with the Closing, Alta Mesa will enter into a management services agreement (the “Management Services Agreement”) with High Mesa, Inc., a limited partner of the Alta Mesa Contributor (“High Mesa”). Under the Management Services Agreement, during the 180-day period following the Closing, Alta Mesa will provide certain administrative, management and operational services necessary to manage the business of High Mesa and its subsidiaries (the “Services”), in each case, subject to and in accordance with the approved budget. For a period of 60 days following the expiration of the term, Alta Mesa is obligated to assist High Mesa with the transition of the Services from Alta Mesa to a successor service provider. As compensation for the Services, including during any transition to a successor service provider, High Mesa will pay Alta Mesa each month (i) a management fee of $10,000, (ii) an amount equal to Alta Mesa’s costs and expenses incurred in connection with providing the Services as provided for in an approved budget and (iii) an amount equal to Alta Mesa’s costs and expenses incurred in connection with any emergency. For more information about the Management Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Management Services Agreement.”

Tax Receivable Agreement. In connection with the business combination, Alta Mesa will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with SRII Opco and the Initial Limited Partners. This agreement generally provides for the payment by Silver Run of 85% of the amount of cash savings, if any, in

U.S. federal, state and local income tax that it actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain tax basis increases resulting from the exchange of SRII Opco Common Units for Class A Common Stock (or, under certain circumstances, cash) pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA, other than such tax basis increases allocable to assets held by Kingfisher or otherwise used in Kingfisher’s midstream business, and (ii) interest paid or deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Silver Run will retain the benefit of the remaining 15% of these cash savings.

Pursuant to the terms of the Tax Receivable Agreement, if the agreement terminates early (at our election or as a result of our material breach), we would be required to make a substantial, immediate lump-sum payment based upon the present value of hypothetical tax benefits that could be derived by us based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement.”

Pre-Closing Assignment Agreement. Prior to the Closing, Alta Mesa will enter into an assignment agreement (the “Assignment Agreement”) to transfer to its existing owners (other than the Riverstone Contributor) its non-STACK assets pursuant to the terms of the Alta Mesa Contribution Agreement, and such existing owners will indemnify Alta Mesa for any losses relating to employment, environmental and tax liabilities of such non-STACK assets.

Voting Agreement. Certain existing owners of Alta Mesa, including Mr. Chappelle, Mr. Ellis and certain affiliates of Bayou City and HPS, own an aggregate 10% voting interest in Alta Mesa GP and will continue to own such interest following the Closing. These existing owners are a party to a voting agreement with the Alta Mesa Contributor and Alta Mesa GP, pursuant to which they have agreed to vote their interests in Alta Mesa GP as directed by the Alta Mesa Contributor. In connection with the Closing, the parties will amend and restate the voting agreement to include SRII Opco as a party and the existing owners will agree to vote their interests in Alta Mesa GP as directed by SRII Opco. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Voting Agreement.”

Agreements Related to the Kingfisher Contribution Agreement

Restrictive Covenant Agreement. Upon the Closing, we will enter into a Restrictive Covenant Agreement with ARM, the current operator of Kingfisher’s assets, pursuant to which ARM will agree to not conduct certain midstream services in Kingfisher, Garfield, Major, Blaine and Logan Counties, Oklahoma and certain townships in Canadian County, Oklahoma. For more information about the Restrictive Covenant Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Kingfisher Contribution Agreement—Restrictive Covenant Agreement.

Transition Services Agreement. In connection with the Closing, Kingfisher will enter into an operating transition services agreement (the “Transition Services Agreement”) with ARM. Under the Transition Services Agreement, during the six-month period following the Closing, ARM will provide certain operational services with respect to certain gas gathering and processing systems and crude oil gathering facilities that are owned, or may be acquired, by Kingfisher in Kingfisher County, Oklahoma (the “TSA Services”), in each case, subject to and in accordance with an approved budget. As compensation for the TSA Services, Kingfisher will pay ARM each month (i) a management fee of $10,000, (ii) an amount equal to ARM’s costs and expenses incurred in connection with providing the TSA Services as provided for in the approved budget and (iii) an amount equal to

ARM’s costs and expenses incurred in connection with any emergency. For more information about the Transition Services Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Kingfisher Contribution Agreement—Transition Services Agreement.”

Agreements Related to the Riverstone Contribution Agreement

Series B Certificate of Designation. Upon the Closing, we will file with the Secretary of State of the State of Delaware the Certificate of Designation of Series B Preferred Stock of Silver Run Acquisition Corporation II (the “Series B Certificate of Designation”), which will set forth the terms, rights, obligations and preferences of the Series B Preferred Stock, a share of which will be issued to the Riverstone Contributor at the Closing. A copy of the Series B Certificate of Designation is attached to this proxy statement as Annex F. For more information about the Series B Certificate of Designation and the terms, rights, obligations and preferences of the Series B Preferred Stock, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Riverstone Contribution Agreement—Series B Certificate of Designation.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $262,399,680 based on the closing price of our Class A Common Stock on January 18, 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of James T. Hackett as a director of Silver Run and becoming the Executive Chairman of the board of directors and Chief Operating Officer—Midstream and the Riverstone Contributor’s right to nominate up to three directors to our board of directors for a period of five years following the Closing based on its and its affiliates’ beneficial ownership of our Class A Common Stock in accordance with the terms of its Series B Preferred Stock;

•	the fact that each of our independent directors owns 33,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $335,940 based on the closing price of our Class A Common Stock on January 18, 2018;

•	the fact that an affiliate of our Sponsor invested $200 million in equity in Alta Mesa upon the execution of the Contribution Agreements and will not have any public market in which to sell that investment if the Closing does not occur;

•	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by March 29, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed; and

•	that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties.

Reasons for the Approval of the Business Combination

After careful consideration, the Silver Run board of directors recommends that Silver Run stockholders vote “FOR” each Proposal being submitted to a vote of the Silver Run stockholders at the Silver Run special meeting.

For a description of Silver Run’s reasons for the approval of the business combination and the recommendation of the Silver Run board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—Silver Run’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that Silver Run will not redeem any public shares to the extent that such redemption would result in Silver Run having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of September 30, 2017, this would have amounted to approximately $10.00 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 20% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in the future growth of Silver Run, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Silver Run’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on Silver Run’s Public Float

It is anticipated that, upon the Closing, the ownership of Silver Run will be as follows:

•	the public stockholders will own 103,500,000 shares of our Class A Common Stock, representing an approximate 61.1% economic interest and an approximate 26.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will own 25,875,000 shares of our Class A Common Stock, representing an approximate 15.3% economic interest and an approximate 6.7% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 36.4% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 14.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 5.2% voting interest; and

•	Fund VI Holdings will own 40,000,000 shares of our Class A Common Stock, representing a 23.6% economic interest and a 10.4% voting interest.

Our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 38.9% economic interest and an approximate 22.3% voting interest in Silver Run upon the Closing.

Additionally, Bayou City, HPS and AM Management will each own one share of our Series A Preferred Stock and the Riverstone Contributor will own one share of our Series B Preferred Stock. The Preferred Stock will not have an economic interest and will provide the holders thereof limited voting rights as described herein.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 34,500,000 public warrants, 15,133,333 private placement warrants and 13,333,333 warrants purchased by Fund VI Holdings under the IPO Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of Silver Run’s Class A Common Stock and Class C Common Stock would be as follows:

•	the public stockholders and holders of the public warrants will own 138,000,000 shares of our Class A Common Stock, representing an approximate 59.4% economic interest and an approximate 30.9% voting interest;

•	the holders of our founder shares and the private placement warrants, including our Sponsor and independent directors, will own 41,088,333 shares of our Class A Common Stock, representing an approximate 17.7% economic interest and an approximate 9.2% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 31.3% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 12.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 4.5% voting interest; and

•	Fund VI Holdings will own 53,333,333 shares of our Class A Common Stock, representing an approximate 23.0% economic interest and an approximate 11.9% voting interest.

In this scenario, our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will own collectively an approximate 40.7% economic interest and an approximate 25.6% voting interest in Silver Run upon the Closing.

The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, Fund VI Holdings has agreed to offset up to $200 million of such redemptions through the purchase of 20,000,000 additional shares of Class A Common Stock from Silver Run at $10.00 per share. In such a case, economic and voting interests of the public stockholders will decrease, and the economic and voting interests of Fund VI Holdings will increase, accordingly, but the economic and voting interests of the holders of our founder shares and the Contributors will not be affected.

Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

Impact of the Earn-out Consideration

Pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, for a period of seven years following the Closing, the Alta Mesa Contributor and the Kingfisher Contributor may be entitled to receive additional SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) as earn-out consideration if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices as follows (each such payment, an “Earn-Out Payment”):

20-Day VWAP	Earn-Out Consideration Payable to Alta Mesa Contributor	Earn-Out Consideration Payable to Kingfisher Contributor
$14.00	10,714,285 SRII Opco Common Units	7,142,857 SRII Opco Common Units
$16.00	9,375,000 SRII Opco Common Units	6,250,000 SRII Opco Common Units
$18.00	13,888,889 SRII Opco Common Units	—
$20.00	12,500,000 SRII Opco Common Units	—

Neither the Alta Mesa Contributor nor the Kingfisher Contributor will be entitled to receive a particular Earn-Out Payment on more than one occasion and, if, on a particular date, the 20-Day VWAP entitles the Alta Mesa Contributor or the Kingfisher Contributor to more than one Earn-Out Payment (each of which has not been previously paid), the Alta Mesa Contributor and/or the Kingfisher Contributor will be entitled to receive each such Earn-Out Payment. The Alta Mesa Contributor and the Kingfisher Contributor will be entitled to the earn-out consideration described above in connection with certain liquidity events of Silver Run, including a merger or sale of all or substantially all of our assets, if the consideration paid to holders of Class A Common Stock in connection with such liquidity event is greater than any of the above-specified 20-Day VWAP hurdles.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, public warrants and warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement remain outstanding and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated above and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	25.7%	6.4%	37.4%	15.5%	5.0%	10.0%
$16.00	24.8%	6.2%	38.3%	16.3%	4.8%	9.6%
$18.00	23.9%	6.0%	40.3%	15.9%	4.6%	9.3%
$20.00	23.3%	5.8%	42.0%	15.4%	4.5%	9.0%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 21.4% voting interest at $14.00; (b) an approximate 20.6% voting interest at $16.00; (c) an approximate 19.9% voting interest at $18.00; and (d) an approximate 19.3% voting interest at $20.00.

Assuming that the earn-out consideration were payable at Closing, the private placement warrants, the public warrants and the warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement are exercised and based upon the other assumptions set forth under “Certain Defined Terms,” the ownership of the economic interests in Silver Run would remain the same as illustrated above and the ownership of the voting interests in Silver Run would be as follows:

20-Day VWAP	Public Stockholders	Holders of Founder Shares(1)(2)	Alta Mesa Contributor	Kingfisher Contributor	Riverstone Contributor(2)	Fund VI Holdings(2)
$14.00	29.7%	8.8%	32.4%	13.4%	4.3%	11.5%
$16.00	28.7%	8.5%	33.3%	14.2%	4.2%	11.1%
$18.00	27.9%	8.3%	35.1%	13.8%	4.0%	10.8%
$20.00	27.2%	8.1%	36.7%	13.5%	3.9%	10.5%

(1)	Includes our Sponsor and independent directors.
(2)	Assuming the earn-out consideration is received by the Alta Mesa Contributor and the Kingfisher Contributor at each applicable hurdle, our affiliates, which include the holders of our founder shares, the Riverstone Contributor and Fund VI Holdings, would collectively have: (a) an approximate 24.6% voting interest at $14.00; (b) an approximate 23.8% voting interest at $16.00; (c) an approximate 23.1% voting interest at $18.00; and (d) an approximate 22.5% voting interest at $20.00.

Please see the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of Silver Run prior to the business combination.

(1)	Includes founder shares held by our Sponsor and independent directors.
(2)	The economic and voting interests set forth above do not account for private placement warrants and public warrants that will remain outstanding following the business combination and may be exercised at a later date.

Following the Business Combination

The diagram below illustrates the ownership structure of Silver Run immediately following the business combination. The voting and economic interests set forth in the diagram do not take into account the private placement warrants, public warrants or warrants to be purchased by Fund VI Holdings under the IPO Forward Purchase Agreement that will remain outstanding following the business combination and may be exercised at a later date and assume the following:

•	at Closing, the Alta Mesa Contributor receives 139,800,000 SRII Opco Common Units (and acquires 139,800,000 shares of Class C Common Stock), based on (x) no estimated inorganic acquisition capital expenditures invested by Alta Mesa, (y) the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements, and (z) $602 million in purchase price adjustments under the Alta Mesa Contribution Agreement relating to estimated debt and transaction expenses,

•	at Closing, Silver Run has cash on hand necessary to pay the cash consideration to the Kingfisher Contributor and, accordingly, the Kingfisher Contributor receives 55,000,000 SRII Opco Common Units (and acquires 55,000,000 shares of Class C Common Stock),

•	no public stockholders elect to have their public shares redeemed and, accordingly, no shares of Class A Common Stock are issued to Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement,

•	40,000,000 shares of Class A Common Stock are issued to Fund VI Holdings for an aggregate purchase price of $400 million pursuant to the terms of the IPO Forward Purchase Agreement,

•	none of Silver Run’s existing stockholders or the parties to the Contribution Agreements or Forward Purchase Agreements, who will become stockholders of Silver Run at the Closing, purchase shares of Class A Common Stock in the open market, and

•	there are no other issuances of equity interests of Silver Run prior to or in connection with the Closing.

(1)	Includes (x) shares of Class C Common Stock, 1 share of Series B Preferred Stock owned by the Riverstone Contributor and a 5.2% limited partner interest in SRII Opco and (y) shares of Class A Common Stock owned by Fund VI Holdings.
(2)	Includes shares of Class A Common Stock issued upon conversion of the founders shares to our Sponsor and independent directors.
(3)	The Series A Preferred Stock and the Series B Preferred Stock will not have any voting rights (other than the right to nominate a certain number of directors for election to our board of directors as described herein) or rights with respect to dividends but will be entitled to preferred distributions in liquidation in the amount of $0.0001 per share.
(4)	Certain existing owners of Alta Mesa, including Mr. Chappelle, Mr. Ellis and certain affiliates of Bayou City and HPS, own an aggregate 10% voting interest in Alta Mesa GP and will continue to own such interest following the Closing. These existing owners are a party to a voting agreement with the Alta Mesa Contributor and Alta Mesa GP, pursuant to which they have agreed to vote their interests in Alta Mesa GP as directed by the Alta Mesa Contributor. In connection with the Closing, the parties will amend and restate the voting agreement to include SRII Opco as a party and the existing owners will agree to vote their interests in Alta Mesa GP as directed by SRII Opco. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Voting Agreement.”
(5)	The general partner interest in Alta Mesa owned by Alta Mesa GP will represent 0.18% of the total partnership interests in Alta Mesa.
(6)	The limited partner interest in Alta Mesa owned by SRII Opco will represent 99.82% of the total partnership interests in Alta Mesa.

Board of Directors of Silver Run Following the Business Combination

Upon consummation of the business combination, we anticipate expanding the size of our board of directors from four directors to 11, including one director appointed by Bayou City and its affiliates, one director appointed by HPS and its affiliates and two directors appointed by AM Management and its affiliates, as the holders of our Series A Preferred Stock, and three directors appointed by the Riverstone Contributor and its affiliates, as the holder of our Series B Preferred Stock.

Accounting Treatment

Silver Run will account for the acquisition of Alta Mesa and Kingfisher under the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively, pursuant to the guidance in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), using the acquisition method of accounting with Silver Run as the acquirer. Under the acquisition method of accounting, Alta Mesa’s and Kingfisher’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Alta Mesa’s and Kingfisher’s net assets acquired, if applicable, will be recorded as goodwill.

Appraisal Rights

Appraisal rights are not available to Silver Run stockholders in connection with the business combination.

Other Proposals

In addition to the Business Combination Proposal, Silver Run stockholders will be asked to vote on the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal. For more information about the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal see the sections entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal,” “Proposal No. 5—The Additional Charter Proposal,” “Proposal No. 6—The NASDAQ Proposal,” “Proposal No. 7—The LTIP Proposal” and “Proposal No. 8—The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held at 9:00 a.m., local time, on February 6, 2018, at the offices of Latham & Watkins LLP, 885 3rd Avenue, New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on January 22, 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of January 18, 2018, there were 129,375,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 103,500,000 are public shares and 25,875,000 are founder shares held by the Sponsor and our independent directors.

Proxy Solicitation

Proxies may be solicited by mail. Silver Run has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Silver Run Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Silver Run stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Recommendation to Silver Run Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal is in the best interests of Silver Run and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of the board of directors in favor of approval of these Proposals, you should keep in mind that the Sponsor, members of the board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Reserve and Operating Data of Alta Mesa

The following tables present, for the periods and as of the dates indicated, summary data with respect to the estimated net proved reserves for Alta Mesa (which includes non-STACK assets) and for Alta Mesa’s STACK assets and operating data. In connection with the Alta Mesa Contribution Agreement, Alta Mesa will distribute all of the non-STACK assets to its owners (other than the Riverstone Contributor) immediately prior to Closing.

The reserve estimates attributable to Alta Mesa’s properties as of December 31, 2016 presented in the table below are based on a reserve report prepared by Alta Mesa’s internal engineers and audited by Ryder Scott Company, L.P. (“Ryder Scott”), Alta Mesa’s independent petroleum engineer (such report the “2016 Reserve Report”). A copy of the 2016 Reserve Report is attached to this proxy statement as Annex H. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following tables also contain summary unaudited information regarding production and sales of oil, natural gas and natural gas liquids with respect to such properties.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa” and “Business of Alta Mesa—Alta Mesa’s Oil and Natural Gas Reserves” in evaluating the material presented below.

	Alta Mesa		STACK Assets
	Oil and Natural Gas Liquids (MBbls)	Gas (MMcf)	Oil and Natural Gas Liquids (MBbls)	Gas (MMcf)
Proved Reserves(1)
Developed	24,809	93,361	20,951	72,951
Undeveloped	61,280	222,644	59,589	221,308

Total Proved	86,089	316,005	80,540	294,259

(1)	Alta Mesa’s proved reserves as of December 31, 2016 were calculated using oil and natural gas price parameters established by current SEC guidelines and accounting rules based on unweighted arithmetic average prices as of the first day of each of the 12 months ended on such date. For December 31, 2016, these average prices were $42.75 per Bbl for oil and $2.49 per MMBtu for natural gas. Pricing was adjusted for basis differentials by field based on our historical realized prices. The estimated realized prices for natural gas liquids using a $42.75 per Bbl benchmark and adjusted for average differentials were $15.18. Natural gas liquid prices vary depending on the composition of the natural gas liquids basket and current prices for various components thereof, such as butane, ethane, and propane, among others.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Net production:
Oil (MBbls)	3,533	4,001
Natural gas (MMcf)	14,073	13,959
Natural gas liquids (MBbls)	995	956
Total (MBOE)	6,873	7,284
Total (MMcfe)	41,237	43,702

Average sales price per unit before hedging effects:
Oil (per Bbl)	$48.01	$40.91
Natural gas (per Mcf)	2.68	2.22
Natural gas liquids (per Bbl)	22.93	16.38
Combined (per BOE)	33.49	28.87
Combined (per MMcfe)	5.58	4.81

Average sales price per unit after hedging effects:
Oil (per Bbl)	$48.25	$61.53
Natural gas (per Mcf)	2.81	2.68
Natural gas liquids (per Bbl)	22.14	16.04
Combined (per BOE)	33.75	41.05
Combined (per MMcfe)	5.63	6.84

Average costs per BOE:
Lease and plant operating expense	$7.25	$7.81
Marketing and transportation expense	3.14	1.83
Production and ad valorem taxes	1.28	1.48
Workover expense	0.74	0.65

SELECTED HISTORICAL FINANCIAL INFORMATION OF SILVER RUN

The following table shows selected historical financial information of Silver Run for the periods and as of the dates indicated. The selected historical financial information of Silver Run as of December 31, 2016 and for the period from November 16, 2016 (inception) to December 31, 2016 was derived from the audited historical financial statements of Silver Run included elsewhere in this proxy statement. The selected historical interim financial information of Silver Run as of September 30, 2017 and for the nine months ended September 30, 2017 was derived from the unaudited interim financial statements of Silver Run included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Silver Run” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

	Nine Months Ended September 30, 2017	Period from November 16, 2016 (date of inception) to December 31, 2016
	(unaudited)
Statement of Operations Data:
Revenue	$—	$—
General and administrative expenses	(1,546,928)	(2,000)
Franchise taxes	(90,000)	—
Other income—investment income on Trust Account	3,946,417	—
Provision for income taxes	(1,349,746)	—

Net income (loss) attributable to common shares	$959,743	$(2,000)
Weighted average number of common shares outstanding:
Basic (excluding shares subject to possible redemptions)	28,577,517	25,875,000
Diluted	129,375,000	25,875,000

Net income per common share—basic	$0.03	$(0.00)

Net income per common share—diluted	$0.01	$(0.00)

	As of September 30, 2017	As of December 31, 2016
	(unaudited)
Balance Sheet Data:
Total assets	$1,039,615,166	$395,052
Total liabilities	$39,164,746	$372,052
Value of Class A Common Stock that may be redeemed in connection with an Initial Business Combination ($10.00 per share)	$995,450,410	$—
Total Stockholders’ equity	$5,000,010	$23,000

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALTA MESA

The following table shows selected historical financial information of Alta Mesa for the periods and as of the dates indicated. The selected historical consolidated financial information of Alta Mesa as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 was derived from the audited historical consolidated financial statements of Alta Mesa included elsewhere in this proxy statement. The selected historical interim condensed consolidated financial information of Alta Mesa as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 was derived from the unaudited interim condensed consolidated financial statements of Alta Mesa included elsewhere in this proxy statement.

Alta Mesa’s historical results are not necessarily indicative of future operating results. In addition, the selected historical financial information below includes the results of operations from Alta Mesa’s non-STACK assets, which Silver Run will not acquire in the business combination. The selected consolidated and combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa,” as well as the historical consolidated and combined financial statements of Alta Mesa and accompanying notes included elsewhere in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(Unaudited)
	(in thousands)
Statement of Operations Data:
Operating Revenues and Other:
Oil	$169,611	$115,778	$163,677	$199,799	$347,842
Natural gas	37,780	20,277	30,953	30,621	65,002
Natural gas liquids	22,814	10,109	15,663	10,864	18,281
Other revenues	274	358	415	682	1,003

Total operating revenues	230,479	146,522	210,708	241,966	432,128

Gain on sale of assets	—	3,723	3,542	67,781	87,520
Gain on acquisition of oil and natural gas properties	6,893	—	—	—	—
Gain (loss) on derivative contracts	38,024	(23,970)	(40,460)	124,141	96,559

Total operating revenues and other	275,396	126,275	173,790	433,888	616,207

Operating expenses:
Lease and plant operating expense	49,836	45,222	56,893	67,706	64,686
Marketing and transportation expense	21,566	8,140	13,326	4,030	9,134
Production and ad valorem taxes	8,812	8,021	10,750	15,131	28,214
Workover expense	5,112	3,242	4,714	6,511	8,961
Exploration expense	19,930	15,304	24,777	42,718	61,912
Depreciation, depletion, and amortization expense	80,082	66,857	92,901	143,969	141,804
Impairment expense	29,206	14,238	16,306	176,774	74,927
Accretion expense	1,447	1,615	2,174	2,076	2,198
General and administrative expenses	35,534	32,909	41,758	44,454	69,198

Total operating expenses	251,525	195,548	263,599	503,369	461,034

Income (loss) from operations	23,871	(69,273)	(89,809)	(69,481)	155,173
Other income (expense):
Interest expense	(39,069)	(52,253)	(60,884)	(62,473)	(55,812)
Interest income	880	672	894	723	15
Loss on extinguishment of debt	—	—	(18,151)	—	—

Total other income (expense)	(38,189)	(51,581)	(78,141)	(61,750)	(55,797)

Income (loss) before state income taxes	(14,318)	(120,854)	(167,950)	(131,231)	99,376
Provision (benefit) for state income taxes	285	107	(29)	562	176

Net income (loss)	$(14,603)	$(120,961)	$(167,921)	$(131,793)	$99,200

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(Unaudited)
	(in thousands)
Cash Flow Data:
Net cash provided by operating activities	$55,516	$7,473	$131,376	$143,978	$184,884
Net cash used in investing activities	(301,059)	(147,774)	(224,298)	(105,815)	(189,721)
Net cash provided by (used in) financing activities	242,098	139,636	91,238	(30,643)	(351)
Other Supplementary Data:
Adjusted EBITDAX(1)	$112,274	$133,499	$172,850	$211,806	$261,443

	September 30,	December 31,
	2017	2016	2015	2014
	(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,913	$7,618	$8,974	$25,142
Other current assets	81,945	58,624	114,095	139,254

Total current assets	86,858	66,242	123,069	164,396

Total property and equipment, net	954,006	721,893	537,039	697,681
Other long-term assets	43,032	25,716	62,417	49,048

Total assets	$1,083,896	$813,851	$722,525	$911,125

Current liabilities	$200,520	$152,403	$84,731	$118,696
Revolving credit facility	75,065	40,622	152,000	319,520
Senior notes and Term Loan, net of unamortized deferred financing costs	490,182	489,283	565,775	441,622
Other long-term liabilities	100,626	99,437	97,068	92,733

Total liabilities	866,393	781,745	899,574	972,571
Owners’ equity	217,503	32,106	(177,049)	(61,446)

Total liabilities and owners’ equity	$1,083,896	$813,851	$722,525	$911,125

(1)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX is a non-GAAP financial measure and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with United States generally accepted accounting principles (“GAAP”) or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Alta Mesa’s management believes Adjusted EBITDAX is useful because it allows external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance, compare the results of its operations from period to period and against Alta Mesa’s peers without regard to Alta Mesa’s financing methods, hedging positions or capital structure and because it highlights trends in Alta Mesa’s business that may not otherwise be apparent when relying solely on GAAP measures. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Because Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDAX Alta Mesa presents may not be comparable to similarly titled measures of other companies. Alta Mesa defines Adjusted EBITDAX as net income (loss) before interest expense, loss on extinguishment of debt, exploration expense, depletion, depreciation and amortization, impairment expense, accretion expense, provision (benefit) for income taxes, (gain)/loss on sale of assets and (gain)/loss on derivative contracts.

The following table presents a reconciliation of Adjusted EBITDAX to net income (loss), Alta Mesa’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in thousands)
Net income (loss)	$(14,603)	$(120,961)	$(167,921)	$(131,793)	$99,200
Interest expense	39,069	52,253	60,884	62,473	55,812
Loss on extinguishment of debt	—	—	18,151	—	—
Exploration expense	19,930	15,304	24,777	42,718	61,912
Depreciation, depletion and amortization	80,082	66,857	92,901	143,969	141,804
Impairment expense	29,206	14,238	16,306	176,774	74,927
Accretion expense	1,447	1,615	2,174	2,076	2,198
Provision (benefit) for state income taxes	285	107	(29)	562	176
(Gain) on sale of asset	—	(3,723)	(3,542)	(67,781)	(87,520)
(Gain) on acquisition of oil and natural gas properties	(6,893)	—	—	—	—
(Gain)/loss on derivative contracts(1)	(36,249)	107,809	129,149	(17,192)	(87,066)

Adjusted EBITDAX	$112,274	$133,499	$172,850	$211,806	$261,443

(1)	Net of cash settlements and which includes (i) $0.9 million and $58.4 million related to settlements of oil and natural gas derivative contracts prior to contract expiry for the nine months ended September 30, 2017 and 2016, respectively, and (ii) $64.0 million, $41.6 million and $0.3 million related to settlements of oil and natural gas derivative contracts prior to contract expiry for the years ended December 31, 2016, 2015 and 2014, respectively.

SELECTED HISTORICAL FINANCIAL INFORMATION OF KINGFISHER

The following table shows selected historical financial information of Kingfisher for the periods and as of the dates indicated. The selected historical financial information of Kingfisher as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and the period from Kingfisher’s inception (January 30, 2015) through December 31, 2015 was derived from the audited historical financial statements of Kingfisher included elsewhere in this proxy statement. The selected historical financial information of Kingfisher as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 was derived from the unaudited interim condensed financial statements of Kingfisher included elsewhere in this proxy statement.

Kingfisher’s historical results are not necessarily indicative of its future operating results. The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kingfisher,” as well as the historical financial statements of Kingfisher and accompanying notes included elsewhere in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31, 2016	Period from January 30, 2015 (Inception) through December 31, 2015
	2017	2016
	(Unaudited)
	(in thousands)
Statement of Operations Data:
Total operating revenues	$91,472	$6,367	$15,178	$—

Operating expenses:
Cost of natural gas and NGLs	64,539	1,907	4,014	—
Operation and maintenance	4,532	1,722	3,417	—
General and administrative	5,509	2,059	3,778	1,436
Depreciation and amortization	6,893	2,201	3,752	—

Total operating expenses	81,473	7,889	14,961	1,436
Interest expense	132	—	—	—

Net income (loss)	$9,867	$(1,521)	$217	$(1,436)

Cash Flow Data:
Net cash provided by (used in) operating activities	$6,786	$(6,632)	$(634)	$(1,116)
Net cash (used in) investing activities	(60,416)	(92,679)	(123,460)	(46,858)
Net cash provided from financing activities	24,365	67,567	104,650	108,404
Other Financial Data:
Adjusted EBITDA(1)	$16,892	$679	$3,969	$(1,436)

	September 30,	December 31,
	2017	2016	2015
	(Unaudited)
	(dollars in thousands)
Balance Sheet Data:
Current assets:
Cash and cash equivalents	$11,722	$40,987	$60,430
Accounts receivable	5,231	137	—
Accounts receivable from affiliates	10,028	6,237	—
Prepaid expenses	780	—	—

Total current assets	27,761	47,361	60,430

Noncurrent assets:
Land	587	567	415
Property, plant, and equipment, net	158,364	96,291	—
Other noncurrent assets	72,673	79,990	49,511

Total noncurrent assets	231,624	176,848	49,926

Total assets	$259,385	$224,209	$110,356

Current liabilities:
Accounts payable	3,559	10,333	3,068
Payable to affiliates	6,569	2,041	321

Total current liabilities	10,128	12,374	3,389

Noncurrent liabilities	—	—	—

Total liabilities	10,128	12,374	3,389

Members’ equity	249,257	211,835	106,967

Total liabilities and members’ equity	$259,385	$224,209	$110,356

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by Kingfisher’s management and external users of Kingfisher’s financial statements, such as industry analysts, investors, lenders and rating agencies. Kingfisher defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, acquisition and divestiture transaction expense and impairments. Adjusted EBITDA is not a measure of net income as determined by GAAP.

Kingfisher’s management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate the operating performance of Kingfisher and compare the results of its operations from period to period and against its peers without regard to Kingfisher’s financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of Kingfisher’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Kingfisher’s presentation of Adjusted EBITDA should not be construed as an inference that its results will be unaffected by unusual or non-recurring items. Kingfisher’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net income, Kingfisher’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31, 2016	Period from January 30, 2015 (Inception) through December 31, 2015
	2017	2016
	(dollars in thousands)
Adjusted EBITDA reconciliation to net income:
Net income (loss)	$9,867	$(1,521)	$217	$(1,436)
Interest expense	132	—	—	—
Income tax (benefit) expense	—	—	—	—
Depreciation expense	6,893	2,200	3,752	—
Divestiture transaction expense	—	—	—	—

Adjusted EBITDA	$16,892	$679	$3,969	$(1,436)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•	our ability to consummate the business combination;

•	the benefits of the business combination;

•	the future financial performance of Silver Run following the business combination;

•	changes in Alta Mesa’s and Kingfisher’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans; and

•	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Contribution Agreements;

•	the outcome of any legal proceedings that may be instituted against Silver Run following announcement of the proposed business combination and transactions contemplated thereby;

•	the inability to complete the business combination due to the failure to obtain approval of the stockholders of Silver Run, or other conditions to closing in the Contribution Agreements;

•	the risk that the proposed business combination disrupts current plans and operations of Alta Mesa or Kingfisher as a result of the announcement and consummation of the transactions described herein;

•	our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Silver Run to grow and manage growth profitably following the business combination;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	the possibility that Silver Run, Alta Mesa or Kingfisher may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of Alta Mesa and Kingfisher and will also apply to our business and operations following the completion of the business combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Alta Mesa and Kingfisher and our business, financial condition and prospects following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our, Alta Mesa’s and Kingfisher’s financial statements and notes to the financial statements included herein.

Risks Related to the Alta Mesa Business

Oil and natural gas prices are highly volatile and depressed prices can significantly and adversely affect Alta Mesa’s financial condition and results of operations.

Alta Mesa’s revenue, profitability and cash flows depend upon the prices for oil, natural gas and natural gas liquids. The prices Alta Mesa receives for oil and natural gas production are volatile and a decrease in prices can materially and adversely affect Alta Mesa’s financial results and impede its growth, including its ability to maintain or increase its borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms. Changes in oil and natural gas prices have a significant impact on the value of Alta Mesa’s reserves and on its cash flows.

Historically, world-wide oil and natural gas prices and markets have been subject to significant change and may continue to change in the future. In particular, the prices of oil and natural gas declined dramatically after the second half of 2014. Oil prices continued to fluctuate during 2016. Based on daily settlements of monthly contracts traded on the NYMEX, the average price for the 12 months ended December 31, 2016 for a barrel of oil ranged from a high of $52.17 in December 2016 to a low of $30.62 in February 2016, and the price for an MMBtu of natural gas ranged from a high of $3.23 in December 2016 to a low of $1.71 in March 2016. Based on daily settlements of monthly contracts traded on the NYMEX, the average price for the 12 months ended September 30, 2017 for a barrel of oil ranged from a high of $53.46 in February 2017 to a low of $45.20 in June 2017, and the price for an MMBtu of natural gas ranged from a high of $3.93 in January 2017 to a low of $2.63 in March 2017.

Continued fluctuations in oil and natural gas prices, further price declines or any other unfavorable market conditions could have a material adverse effect on Alta Mesa’s financial condition and on the carrying value of its proved reserves. The average realized price, excluding hedge settlements, at which Alta Mesa sold oil from the STACK in the nine months ended September 30, 2017 was $47.97 per barrel compared to $38.75 per barrel in the nine months ended September 30, 2016. The average realized price, excluding hedge settlements, at which Alta Mesa sold oil from the STACK in the year ended December 31, 2016 was $41.16 per barrel compared to $45.90 per barrel in the year ended December 31, 2015. The average realized price, excluding hedge settlements, at which Alta Mesa sold oil from the STACK in the year ended December 31, 2015 was $45.90 per barrel compared to $89.34 per barrel in 2014.

Because the oil price Alta Mesa is required to use to estimate its future net cash flows is the average first day of the month price over the 12 months prior to the date of determination of future net cash flows, the full effect of falling prices may not be reflected in its estimated net cash flows for several quarters. Alta Mesa reviews the carrying value of its properties on a quarterly basis and once incurred, a write-down in the carrying value of its properties is not reversible at a later date, even if prices increase.

Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond Alta Mesa’s control, such as:

•	the domestic and foreign supply of and demand for oil and natural gas;

•	the price and quantity of foreign imports of oil and natural gas;

•	recent changes in federal regulations removing decades-old prohibition of the export of crude oil production in the U.S.;

•	federal regulations applicable to exports of liquefied natural gas (“LNG”), including the recent export of the first quantities of LNG liquefied from natural gas produced in the lower 48 states of the U.S.;

•	recent actions taken by members of the Organization of Petroleum Exporting Countries and other oil producing nations in connection with their arrangements to maintain oil price and production controls;

•	the level of consumer product demand;

•	weather conditions;

•	domestic and foreign governmental regulations, including environmental initiatives and taxation;

•	overall domestic and global economic conditions;

•	the value of the dollar relative to the currencies of other countries;

•	stockholder activism or activities by non-governmental organizations to restrict the exploration, development and production of oil and natural gas in order to minimize emissions of carbon dioxide, a greenhouse gas (“GHG”);

•	political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, conditions in South America, Central America, China and Russia and acts of terrorism or sabotage;

•	the proximity and capacity of natural gas pipelines and other transportation facilities to Alta Mesa’s production;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	the impact of energy conservation efforts.

Substantially all of Alta Mesa’s production is sold to purchasers under contracts with market-based prices. Continued lower oil and natural gas prices will reduce Alta Mesa’s cash flows and may reduce the present value of its reserves.

Alta Mesa’s exploration, exploitation, development and acquisition operations will require substantial capital expenditures. Alta Mesa may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in its production and reserves.

The oil and natural gas industry is capital intensive. Alta Mesa has made and expects to continue to make substantial capital expenditures in its business for the exploration, exploitation, development and acquisition of oil and natural gas reserves. Alta Mesa’s STACK capital expenditures for 2016 totaled $209 million, including $11 million for acquisitions. Alta Mesa’s STACK capital expenditures for 2015 totaled $179 million, including $48 million for acquisitions. Alta Mesa has funded development and operating activities primarily through equity capital raised from its affiliates, through borrowings, through the issuance of debt and through internal operating cash flows. Alta Mesa intends to finance its future capital expenditures predominantly with cash flows from operations and with the proceeds its receives in the business combination.

If necessary, Alta Mesa may also access capital through proceeds from potential asset dispositions, borrowings under its senior secured revolving credit facility and the future issuance of debt and/or equity securities. Alta Mesa’s cash flow from operations and access to capital are subject to a number of variables, including:

•	the estimated quantities of its proved oil and natural gas reserves;

•	the amount of oil and natural gas Alta Mesa produces from existing wells;

•	the prices at which Alta Mesa sells its production; and

•	Alta Mesa’s ability to acquire, locate and produce new reserves.

If Alta Mesa’s revenues or the borrowing base under its senior secured revolving credit facility decrease as a result of lower commodity prices, operating difficulties, declines in reserves or for any other reason, Alta Mesa may have limited ability to obtain the capital necessary to conduct its operations at expected levels. Alta Mesa’s senior secured revolving credit facility may restrict its ability to obtain new debt financing. If additional capital is required, Alta Mesa may not be able to obtain debt and/or equity financing on terms favorable to it, or at all. If cash generated by operations or available under Alta Mesa’s senior secured revolving credit facility is not sufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of Alta Mesa’s operations relating to development of its prospects, which in turn could lead to a decline in its reserves and production and could adversely affect Alta Mesa’s business, results of operations, financial conditions and ability to make payments on its outstanding indebtedness.

External financing may be required in the future to fund Alta Mesa’s growth. Alta Mesa may not be able to obtain additional financing, and financing under its senior secured revolving credit facility may not be available in the future. Without additional capital resources, Alta Mesa may be unable to pursue and consummate acquisition opportunities as they become available, and may be forced to limit or defer its planned oil and natural gas development program, which will adversely affect the recoverability and ultimate value of Alta Mesa’s oil and natural gas properties, in turn negatively affecting its business, financial condition and results of operations.

Alta Mesa’s business strategy involves the use of the latest available horizontal drilling, completion and production technology, which involve risks and uncertainties in their application.

Alta Mesa’s operations involve the use of the latest horizontal drilling, completion and production technologies, as developed by Alta Mesa and its service providers, in an effort to improve efficiencies in recovery of hydrocarbons. Use of these new technologies may not prove successful and could result in significant cost overruns or delays or reduction in production, and in extreme cases, the abandonment of a well. The difficulties Alta Mesa faces drilling horizontal wells include:

•	landing its wellbore in the desired drilling zone;

•	staying in the desired drilling zone while drilling horizontally through the formation;

•	running its production casing the entire length of the wellbore; and

•	running tools and other equipment consistently through the horizontal wellbore.

The difficulties that Alta Mesa faces while completing its wells include the following:

•	designing and executing the optimum fracture stimulation program for a specific target zone;

•	running tools the entire length of the wellbore during completion operations; and

•	cleaning out the wellbore after completion of the fracture stimulation.

In addition, certain of the new techniques Alta Mesa is adopting may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the application of technology developed in drilling, completing and producing in one productive formation may not be successful in other prospective formations with little or no horizontal drilling history. If Alta Mesa’s use of the latest technologies does not prove successful, its drilling and production results may be less than anticipated or it may experience cost overruns, delays in obtaining production or abandonment of a well. As a result, the return on Alta Mesa’s investment will be adversely affected, it could incur material write-downs of unevaluated properties or undeveloped reserves and the value of its undeveloped acreage and reserves could decline in the future.

Alta Mesa’s producing properties are located in a limited geographic area, making it vulnerable to risks associated with having geographically concentrated operations.

Alta Mesa’s producing properties are geographically concentrated in the STACK. Because of this concentration, the success and profitability of its operations may be disproportionately exposed to regional factors relative to its competitors that have more geographically dispersed operations. These factors include, among others: (i) the prices of crude oil and natural gas produced from wells in the region and other regional supply and demand factors, including gathering, pipeline and rail transportation capacity constraints; (ii) the availability of rigs, equipment, oil field services, supplies and labor; (iii) the availability of processing and refining facilities; and (iv) infrastructure capacity. In addition, Alta Mesa’s operations in the STACK may be adversely affected by severe weather events such as floods, ice storms and tornadoes, which can intensify competition for the items described above during months when drilling is possible and may result in periodic shortages. The concentration of Alta Mesa’s operations in a limited geographic area also increases its exposure to changes in local laws and regulations, certain lease stipulations designed to protect wildlife and unexpected events that may occur in the regions such as natural disasters, seismic events, industrial accidents or labor difficulties. Any one of these events has the potential to cause producing wells to be shut-in, delay operations, decrease cash flows, increase operating and capital costs and prevent development of lease inventory before expiration. Any of the risks described above could have a material adverse effect on Alta Mesa’s financial condition, results of operations and cash flows.

Alta Mesa’s identified drilling locations are scheduled over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Alta Mesa may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

Alta Mesa’s management team has specifically identified and scheduled certain drilling locations as an estimation of its future multi-year drilling activities on its existing acreage. These locations represent a significant part of Alta Mesa’s growth strategy. Alta Mesa’s ability to drill and develop identified locations depends on a number of uncertainties, including oil, natural gas and natural gas liquids prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertainties, Alta Mesa does not know if the potential well locations it has identified will ever be drilled or if it will be able to produce natural gas or oil from these or any other locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the potential locations are located, the leases for such acreage will expire. As such, Alta Mesa’s actual drilling activities may materially differ from those presently identified.

Furthermore, Alta Mesa’s estimate of the number of its net drilling locations is based on a number of assumptions, which may prove to be incorrect. For example, Alta Mesa has estimated the number of net drilling locations based on its expected working interests in each gross drilling location based on its existing working interest associated with its acreage applicable to such drilling location and any assumed dilution of such working interest based on any expected unitization of such acreage with adjacent properties controlled by third parties. Alta Mesa’s assumptions regarding the impact on any such unitization on its working interest in its gross drilling locations may be incorrect and may result in more dilution of its working interest than anticipated, which would result in a reduction of Alta Mesa’s net drilling locations.

In addition, Alta Mesa will require significant additional capital over a prolonged period in order to pursue the development of these locations, and we may not be able to raise the capital required. Any drilling activities Alta Mesa is able to conduct on these potential locations may not be successful or allow Alta Mesa to add additional proved reserves to its overall proved reserves or may result in a downward revision of its estimated proved reserves, which could have a material adverse effect on its future business and results of operations.

Certain of Alta Mesa’s undeveloped leasehold assets are subject to leases that will expire over the next several years unless production is established on units containing acreage.

Leases on oil and natural gas properties typically have a term of three to five years, after which they expire unless, prior to expiration, a well is drilled and production of hydrocarbons in paying quantities is established. Although the majority of Alta Mesa’s reserves are located on leases that are held by production, Alta Mesa does have provisions in some of its leases that provide for the lease to expire unless certain conditions are met, such as drilling having commenced on the lease or production in paying quantities having been obtained within a defined time period. If commodity prices remain low or Alta Mesa is unable to fund its anticipated capital program, there is a risk that some of its existing proved reserves and some of its unproved inventory could be subject to lease expiration or a requirement to incur additional leasehold costs to extend the lease. The cost to renew such leases may increase significantly, and Alta Mesa may not be able to renew such leases on commercially reasonable terms or at all. This could result in a reduction in Alta Mesa’s reserves and its growth opportunities (or the incurrence of significant costs). Although Alta Mesa seeks to actively manage its undeveloped properties, its drilling plans for these areas are subject to change based upon various factors, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints and regulatory approvals.

Alta Mesa depends on successful exploration, exploitation, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on each reservoir’s characteristics. Except to the extent that Alta Mesa conducts successful exploration and development activities or acquires properties containing proved reserves, or both, Alta Mesa’s proved reserves will decline as reserves are produced. Alta Mesa’s future oil and natural gas production is, therefore, highly dependent on its level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing or acquiring reserves is capital intensive. Recovery of Alta Mesa’s reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Alta Mesa’s ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, Alta Mesa is dependent on finding partners for its exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in Alta Mesa’s exploration activities, it may be adversely affected.

Lower oil, natural gas and natural gas liquids prices may cause Alta Mesa to record non-cash write-downs, which could negatively impact its results of operations.

Accounting rules require that Alta Mesa periodically review the carrying value of its properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, Alta Mesa may be required to write down the carrying value of its properties. A write-down constitutes a non-cash charge to earnings. For the year ended December 31, 2016, Alta Mesa recognized impairment expense related to its assets in the STACK of approximately $0.4 million as a result of lower forecasted commodity prices. Alta Mesa recognized impairment expense related to the STACK for the 12 months ended December 31, 2015 of $15.7 million as a result of lower forecasted commodity prices.

In the future, Alta Mesa may recognize significant impairments of proved oil and gas properties and impairments of unproved oil and gas properties as a result of lower forecasted commodity prices and changes to its drilling plans. At December 31, 2016, Alta Mesa’s estimate of undiscounted future cash flows attributable to a certain depletion group with a net book value related to the STACK of approximately $463.2 million indicated that the carrying amount was expected to be recovered; however, this depletion group may be at risk for impairment if oil and natural gas prices decline by 10%. Alta Mesa estimates that, if this depletion group becomes impaired in a future period, it could recognize non-cash impairments related to the STACK in that period in excess of $1.3 million. It is also reasonably foreseeable that prolonged low or further declines in commodity prices, further changes to Alta Mesa’s drilling plans in response to lower prices or increases in drilling or operating costs could result in other additional impairments.

Alta Mesa’s estimated proved oil and natural gas reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of Alta Mesa’s reserves.

Numerous uncertainties are inherent in estimating quantities of oil and natural gas reserves. Alta Mesa’s estimates of its proved reserve quantities are based upon its estimated net proved reserves as of December 31, 2016. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, and these reports rely upon various assumptions, including assumptions regarding future oil and natural gas prices, production levels and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Over time, Alta Mesa may make material changes to reserve estimates taking into account the results of actual drilling and production. Any significant variance in Alta Mesa’s assumptions and actual results could greatly affect its estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Sustained lower prices will cause the 12 month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced.

The present value of future net revenues from Alta Mesa’s proved reserves or “PV-10” will not necessarily be the same as the current market value of its estimated proved oil and natural gas reserves.

It should not be assumed that the present value of future net revenues from Alta Mesa’s proved reserves is the current market value of its estimated oil and natural gas reserves. In accordance with SEC requirements, Alta Mesa based the estimated discounted future net cash flows from its proved reserves on the 12-month unweighted arithmetic average of the closing prices on the first day of each month for the preceding 12 months from the date of the report without giving effect to derivative transactions. Actual future net cash flows from Alta Mesa’s oil and natural gas properties will be affected by factors such as:

•	actual prices it receives for crude oil and natural gas;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production;

•	transportation and processing; and

•	changes in governmental regulations or taxation.

The timing of both Alta Mesa’s production and its incurrence of expenses in connection with the development and production of its oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves and thus their actual present value. In addition, the 10% discount factor

Alta Mesa uses when calculating the PV-10 value may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Alta Mesa or the oil and natural gas industry in general. Actual future prices and costs may differ materially from those used in the present value estimate. If oil and natural gas prices decline by 10%, then Alta Mesa’s NYMEX PV-10 value for the STACK as of December 31, 2016 would decrease by approximately $290 million to $909 million.

SEC rules could limit Alta Mesa’s ability to book additional PUDs in the future.

The SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. This requirement has limited and may continue to limit Alta Mesa’s ability to book additional PUDs as it pursues its drilling program. Moreover, Alta Mesa may be required to write down its PUDs if it does not drill or plans on delaying those wells within the required five-year timeframe.

Approximately 74% of Alta Mesa’s total estimated SEC net proved reserves in the STACK at December 31, 2016 were PUDs requiring substantial capital expenditures and may ultimately prove to be less than estimated.

Recovery of PUDs requires significant capital expenditures and successful drilling operations. At December 31, 2016, approximately 96.5 MMBOE (74%) of Alta Mesa’s STACK total estimated SEC net proved reserves were undeveloped. The reserve data included in Alta Mesa’s 2016 Reserve Report assumes that substantial capital expenditures will be made to develop non-producing reserves. The calculation of Alta Mesa’s estimated STACK net proved reserves as of December 31, 2016 assumed that Alta Mesa would spend $606 million, including plugging and abandonment costs, to develop its estimated PUDs, including an estimated $181 million during 2017. Although cost and reserve estimates attributable to Alta Mesa’s oil and natural gas reserves have been prepared in accordance with industry standards, it cannot be sure that the estimated costs are accurate. Alta Mesa may need to raise additional capital in order to develop its estimated PUDs over the next five years and Alta Mesa cannot be certain that additional financing will be available to it on acceptable terms, if at all. Additionally, continued declines in commodity prices will reduce the future net revenues of Alta Mesa’s estimated PUDs and may result in some projects becoming uneconomical. As a result of depressed oil and natural gas prices, Alta Mesa reduced the budgeted capital expenditures for the development of undeveloped reserves in 2016. These delays in the development of reserves could force Alta Mesa to reclassify certain of its proved reserves as unproved reserves. Further, Alta Mesa’s drilling efforts may be delayed or unsuccessful and actual reserves may prove to be less than current reserve estimates, which could have a material adverse effect on Alta Mesa’s financial condition, results of operations and future cash flows.

As part of Alta Mesa’s exploration and development operations, it has expanded, and expects to further expand, the application of horizontal drilling and multi-stage hydraulic fracture stimulation techniques. The utilization of these techniques requires substantially greater capital expenditures as compared to the completion cost of a vertical well. The incremental capital expenditures are the result of greater measured depths and additional hydraulic fracture stages in horizontal wellbores.

Alta Mesa may experience difficulty in achieving and managing future growth.

Alta Mesa believes that its future success depends on its ability to manage the growth that it has experienced and the demands from increased responsibility on management personnel. The following factors could present difficulties:

•	increased responsibilities for Alta Mesa’s executive level personnel;

•	increased administrative burden;

•	increased capital requirements; and

•	increased organizational challenges common to large, expansive operations.

Alta Mesa’s operating results could be adversely affected if it does not successfully manage these potential difficulties.

Additionally, future growth may place strains on Alta Mesa’s resources and cause it to rely more on project partners and independent contractors, possibly negatively affecting its financial condition and results of operations. Alta Mesa’s ability to grow will depend on a number of factors, including:

•	the results of its drilling program;

•	hydrocarbon prices;

•	its ability to develop existing prospects;

•	its ability to obtain leases or options on properties for which is has 3-D seismic data;

•	its ability to acquire additional 3-D seismic data;

•	its ability to identify and acquire new exploratory prospects;

•	its ability to continue to retain and attract skilled personnel;

•	its ability to maintain or enter into new relationships with project partners and independent contractors; and

•	its access to capital.

Alta Mesa depends upon several significant purchasers for the sale of most of its oil and natural gas production. The loss of one or more of these purchasers could, among other factors, limit Alta Mesa’s access to suitable markets for the oil, natural gas and natural gas liquids it produces.

The availability of a ready market for any oil, natural gas and natural gas liquids Alta Mesa produces depends on numerous factors beyond the control of its management, including but not limited to the extent of domestic production and imports of oil, the proximity and capacity of pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and natural gas production and federal regulation of oil and gas sold in interstate commerce. In addition, Alta Mesa depends upon several significant purchasers for the sale of most of its oil and natural gas production. While Alta Mesa believes that it would be able to locate alternative purchasers, Alta Mesa cannot assure you that it will continue to have ready access to suitable markets for its future oil and natural gas production.

Alta Mesa will rely on drilling to increase its levels of production. If Alta Mesa’s drilling is unsuccessful, its financial condition will be adversely affected.

The primary focus of Alta Mesa’s business strategy is to increase production levels by drilling wells. Although Alta Mesa was successful in drilling in the past, it cannot provide assurance that it will continue to maintain production levels through drilling. Alta Mesa’s drilling involves numerous risks, including the risk that Alta Mesa will not encounter commercially productive oil or natural gas reservoirs. Alta Mesa must incur significant expenditures to drill and complete wells. The costs of drilling and completing wells are often uncertain, and it is possible that Alta Mesa will make substantial expenditures on drilling and not discover reserves in commercially viable quantities.

Alta Mesa may be unable to make attractive acquisitions or successfully integrate acquired businesses, and any inability to do so may disrupt its business and hinder its ability to grow.

Alta Mesa has made and may in the future make acquisitions of businesses or properties that complement or expand its current business. Alta Mesa may not be able to identify attractive acquisition opportunities. Even if Alta Mesa does identify attractive acquisition opportunities, it may not be able to complete the acquisition or do so on commercially acceptable terms. Alta Mesa may not be able to obtain contractual indemnities from sellers for liabilities incurred prior to its purchase of the business or property. No assurance can be given that Alta Mesa will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. In the course of Alta Mesa’s due diligence, it may not inspect every aspect of a business it acquires and Alta Mesa cannot necessarily observe structural and environmental problems, such as pipe corrosion or groundwater contamination, when an inspection is made.

The success of any completed acquisition will depend on Alta Mesa’s ability to integrate effectively the acquired business into its existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of Alta Mesa’s managerial and financial resources. Alta Mesa’s failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, Alta Mesa’s senior secured revolving credit facility and the indenture governing its 7.875% senior unsecured notes due December 15, 2024 (the “2024 Notes”) impose certain limitations on its ability to enter into mergers or combination transactions. Alta Mesa’s senior secured revolving credit facility and the indenture governing its 2024 Notes also limit Alta Mesa’s ability to incur certain indebtedness, which could indirectly limit its ability to engage in acquisitions of businesses.

Alta Mesa’s business is subject to operational risks that will not be fully insured, which, if they were to occur, could adversely affect its financial condition or results of operations.

Alta Mesa’s business activities are subject to operational risks, including:

•	damages to equipment caused by natural disasters such as earthquakes and adverse weather conditions, including tornadoes and flooding;

•	facility or equipment malfunctions;

•	pipeline or tank ruptures or spills;

•	surface fluid spills, produced water contamination and surface or groundwater contamination resulting from petroleum constituents or hydraulic fracturing chemical additions;

•	fires, blowouts, craterings and explosions; and

•	uncontrollable flows of oil or natural gas or well fluids.

In addition, a portion of Alta Mesa’s natural gas production is processed to extract natural gas liquids at processing plants that are owned by others. If these plants were to cease operations for any reason, Alta Mesa would need to arrange for alternative transportation and processing facilities. These alternative facilities may not be available, which could cause Alta Mesa to shut in its natural gas production. Further, such alternative facilities could be more expensive than the facilities Alta Mesa currently uses.

Any of these events could adversely affect Alta Mesa’s ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension or termination of operations and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in the industry, Alta Mesa maintains insurance against some, but not all, of these risks. Additionally, Alta Mesa may elect not to obtain insurance if it believes that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on Alta Mesa’s business activities, financial condition and results of operations.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Alta Mesa’s business, financial condition or results of operations.

Alta Mesa’s future financial condition and results of operations will depend on the success of its development, acquisition and production activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

Alta Mesa’s decisions to develop or purchase prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “—Alta Mesa’s estimated proved oil and natural gas reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of Alta Mesa’s reserves.”

Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Alta Mesa’s reserves. In addition, Alta Mesa’s cost of drilling, completing and operating wells is often uncertain.

Further, many factors may curtail, delay or cancel Alta Mesa’s scheduled drilling projects, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements, including limitations resulting from wastewater disposal;

•	regulation limiting the emission of GHGs and limitations on hydraulic fracturing;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

•	equipment failures, accidents or other unexpected operational events;

•	lack of available gathering facilities or delays in construction of gathering facilities;

•	lack of available capacity on interconnecting transmission pipelines;

•	adverse weather conditions;

•	issues related to compliance with environmental regulations;

•	environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

•	declines in oil and natural gas prices;

•	limited availability of financing at acceptable terms;

•	title problems; and

•	limitations in the market for oil and natural gas.

Alta Mesa’s hedging activities could result in financial losses or could reduce its net income.

To achieve more predictable cash flows and to reduce its exposure to fluctuations in the prices of oil and natural gas, Alta Mesa has entered and may continue to enter into hedging arrangements for a significant portion of its production. As of September 30, 2017, Alta Mesa has hedged approximately 73% of its total company-forecasted PDP production through 2019 at weighted average annual floor prices ranging from $3.18 per MMBtu to $4.43 per MMBtu for natural gas and $50.00 per Bbl to $51.37 per Bbl for oil, with the majority of the hedged volumes in 2017. If Alta Mesa experiences a sustained material interruption in its production, Alta Mesa might be forced to satisfy all or a portion of its hedging obligations without the benefit of the cash flows from its sale of the underlying physical commodity, resulting in a substantial diminution of Alta Mesa’s liquidity. Lastly, an attendant risk exists in hedging activities that the counterparty in any derivative transaction cannot or will not perform under the instrument and that Alta Mesa will not realize the benefit of the hedge.

Alta Mesa’s ability to use hedging transactions to protect it from future price declines will be dependent upon prices at the time it enters into future hedging transactions and its future levels of hedging and, as a result, Alta Mesa’s future net cash flows may be more sensitive to commodity price changes.

Alta Mesa’s policy has been to hedge a significant portion of its near-term estimated production. However, Alta Mesa’s price hedging strategy and future hedging transactions will be determined at its discretion. Alta Mesa is not under an obligation to hedge a specific portion of its production. The prices at which Alta Mesa hedges its production in the future will be dependent upon commodities prices at the time it enters into these transactions, which may be substantially higher or lower than current prices. Accordingly, Alta Mesa’s price hedging strategy may not protect it from significant declines in prices received for its future production. Conversely, Alta Mesa’s hedging strategy may limit its ability to realize cash flows from commodity price increases. It is also possible that a substantially larger percentage of Alta Mesa’s future production will not be hedged as compared with the next few years, which would result in Alta Mesa’s oil and natural gas revenues becoming more sensitive to commodity price fluctuations.

Alta Mesa’s hedging transactions expose it to counterparty credit risk.

Alta Mesa’s hedging transactions expose it to risk of financial loss if a counterparty fails to perform under a derivative contract. This risk of counterparty non-performance is of particular concern given the disruptions that have occurred in the financial markets and the significant decline in oil and natural gas prices which could lead to sudden changes in a counterparty’s liquidity and impair their ability to perform under the terms of the derivative contract. Alta Mesa is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if Alta Mesa does accurately predict sudden changes, its ability to negate the risk may be limited depending upon market conditions. Furthermore, the bankruptcy of one or more of Alta Mesa’s hedge providers or some other similar proceeding or liquidity constraint might make it unlikely that Alta Mesa would be able to collect all or a significant portion of amounts owed to it by the distressed entity or entities.

During periods of falling commodity prices, Alta Mesa’s hedge receivable positions increase, which increases its exposure. If the creditworthiness of Alta Mesa’s counterparties deteriorates and results in their nonperformance, Alta Mesa could incur a significant loss.

Alta Mesa’s use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of hydrocarbons, which could adversely affect the results of its drilling operations.

Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable geoscientists to know whether hydrocarbons are, in fact, present in those structures and the amount of hydrocarbons. Alta Mesa is employing 3-D seismic data technology with respect to certain of its projects. The use of 2-D and 3-D seismic data and other advanced technologies requires greater pre-drilling expenditures than traditional drilling strategies, and Alta Mesa could incur greater drilling and testing expenses as a result of such expenditures, which may result in a reduction in Alta Mesa’s returns or losses. As a result, Alta Mesa’s drilling activities may not be successful or economical, and its overall drilling success rate or its drilling success rate for activities in a particular area could decline.

Alta Mesa often gathers 2-D and 3-D seismic data over large areas. Alta Mesa’s interpretation of seismic data delineates those portions of an area that it believes are desirable for drilling. Therefore, Alta Mesa may choose not to acquire option or lease rights prior to acquiring seismic data, and, in many cases, Alta Mesa may identify hydrocarbon indicators before seeking option or lease rights in the location. If Alta Mesa is not able to lease those locations on acceptable terms, it will have made substantial expenditures to acquire and analyze 2-D and 3-D seismic data without having an opportunity to attempt to benefit from those expenditures.

Competition in the oil and natural gas industry is intense, making it more difficult for Alta Mesa to acquire properties, market oil or natural gas and secure trained personnel.

Alta Mesa’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties to consummate transactions in a highly competitive market. Alta Mesa’s competitors may be able to pay more for oil and natural gas properties and evaluate, bid for and purchase a greater number of properties than Alta Mesa’s financial or human resources permit. In addition, the oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant price increases. Competition has been strong in hiring experienced personnel, particularly in the engineering and technical, accounting and financial reporting, tax and land departments. Alta Mesa’s inability to compete effectively with its competitors could have a material adverse impact on its business activities, financial condition and results of operations.

Alta Mesa may not be able to keep pace with technological developments in the oil and natural gas industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, Alta Mesa may be placed at a competitive disadvantage or competitive pressures may force it to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Alta Mesa can. Alta Mesa may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies Alta Mesa uses now or in the future were to become obsolete or if Alta Mesa is unable to use the most advanced commercially available technology, its business, financial condition and results of operations could be materially adversely affected.

Deficiencies of title to Alta Mesa’s leased interests could significantly affect its financial condition.

If an examination of the title history of a property reveals that an oil or natural gas lease or other developed rights has been purchased in error from a person who is not the owner of the mineral interest desired, Alta Mesa’s interest would substantially decline in value. In such cases, the amount paid for such oil or natural gas lease or leases or other developed rights would be lost. It is the practice of Alta Mesa’s management, in acquiring oil and natural gas leases or undivided interests in oil and natural gas leases or other developed rights, not to incur the expense of retaining lawyers to examine the title to the mineral interest to be acquired. Rather, Alta Mesa relies upon the judgment of oil and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental or county clerk’s office before attempting to acquire a lease or other developed rights in a specific mineral interest.

Prior to drilling an oil or natural gas well, however, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil or natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, such as obtaining affidavits of heirship or causing an estate to be administered. Such curative work entails expense, and it may happen, from time to time, that the operator may elect to proceed with a well despite defects to the title identified in the preliminary title opinion. Alta Mesa’s failure to obtain perfect title to its leasehold may adversely impact its ability in the future to increase production and reserves.

Alta Mesa’s operations are substantially dependent on the availability of water. Restrictions on Alta Mesa’s ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of shale oil and natural gas exploration and production during both the drilling and hydraulic fracturing processes. Historically, Alta Mesa has been able to purchase water from local land owners and other sources for use in its operations. However, Alta Mesa’s access to such water supplies may be adversely affected due to reasons such as periods of extended drought, private, third-party competition for water in localized areas or the implementation of local or state governmental programs to monitor or restrict the beneficial use of water subject to their jurisdiction for hydraulic fracturing to assure adequate local water supplies. If Alta Mesa is unable to obtain sufficient amounts of water to use in its operations from local sources, Alta Mesa’s ability to perform hydraulic fracturing operations could be restricted or made more costly, or it otherwise may be unable to economically produce oil and natural gas, which could have an adverse effect on Alta Mesa’s financial condition, results of operations and cash flows.

Alta Mesa’s operations may be adversely affected if it incurs costs and liabilities due to a failure to comply with environmental laws or regulations or a release of hazardous substances or other wastes into the environment.

Alta Mesa may incur significant costs and liabilities as a result of environmental requirements applicable to the operation of its wells, gathering systems and other facilities. These costs and liabilities could arise under a wide range of federal, state and local environmental laws and regulations, including, for example, the following federal laws and their state counterparts, as amended from time to time:

•	the Clean Air Act (“CAA”), which restricts the emission of air pollutants from many sources, imposes various pre-construction, monitoring and reporting requirements and is relied upon by the U.S. Environmental Protection Agency (“EPA”) as authority for adopting climate change regulatory initiatives relating to GHG emissions;

•	the Federal Water Pollution Control Act, also known as the Clean Water Act (“CWA”), which regulates discharges of pollutants from facilities to state and federal waters and establishes the extent to which waterways are subject to federal jurisdiction and rulemaking as protected waters of the United States;

•	the Oil Pollution Act (“OPA”), which imposes liabilities for removal costs and damages arising from an oil spill into waters of the United States;

•	the Safe Drinking Water Act (“SDWA”), which ensures the quality of the nations’ public drinking water through adoption of drinking water standards and control over the subsurface injection of fluids into belowground formations;

•	the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, treatment, storage, transport disposal and cleanup of non-hazardous and hazardous wastes;

•

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur as well as imposes liability on present and certain past owners and operations of sites were hazardous substance releases have occurred or are threatening to occur;

•	the Emergency Planning and Community Right to Know Act, which requires facilities to implement a safety hazard communication program and disseminate information to employees, local emergency planning committees and response departments about toxic chemical uses and inventories;

•	the Endangered Species Act (“ESA”), which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating limitations or restrictions or a temporary, seasonal or permanent ban on operations in affected areas; and

•	the National Environmental Policy Act (“NEPA”), which requires federal agencies to evaluate major agency actions having the potential to impact the environment and that may require the preparation of environmental assessments or environmental impact statements.

These U.S. laws and their implementing regulations, as well as state counterparts, generally restrict the level of pollutants emitted to ambient air, discharges to surface water, and disposals or other releases to surface and below-ground soils and ground water. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective actions obligations, the incurrence of capital expenditures, the occurrence of delays in the permitting, development or expansion of projects and the issuance of orders enjoining some or all of Alta Mesa’s future operations in a particular area. Certain environmental laws and analogous state laws and regulations impose strict joint and several liability, without regard to fault or legality of conduct, for costs required to clean up and restore sites where hazardous substances or other wastes have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, wastes or other materials into the environment. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and more stringent laws and regulations may be adopted in the future. Historically, Alta Mesa’s environmental compliance costs have not had a material adverse effect on its results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on Alta Mesa’s business and operating results.

Changes in the legal and regulatory environment governing the oil and natural gas industry, particularly changes in the current Oklahoma forced pooling system, could have a material adverse effect on Alta Mesa’s business.

Alta Mesa’s business is subject to various forms of extensive government regulation, including laws and regulations concerning the location, spacing and permitting of the oil and natural gas wells Alta Mesa drills and the disposal of saltwater produced from such wells, among other matters. Changes in the legal and regulatory environment governing Alta Mesa’s industry, particularly any changes to Oklahoma statutory forced pooling procedures that make forced pooling more difficult to accomplish, could result in increased compliance costs and adversely affect Alta Mesa’s business and operating results.

Alta Mesa may have difficulty maintaining its historic levels of success in using the current Oklahoma forced pooling process to increase its interest in wells it proposes to drill on its STACK acreage due to changes in third-party interest owners’ ability or desire to participate in Alta Mesa’s wells or possible future regulatory changes.

In the past Alta Mesa has used, and it expects to continue to use, the Oklahoma “forced pooling” process to increase its working interest in drilling units for wells it proposes to drill as operator on its STACK acreage, which could lead to a proportionate increase in Alta Mesa’s share of the production and reserves associated with any such successfully drilled well. In recent years, the collective working interest of third-party owners of mineral rights in Alta Mesa’s drilling units who have elected to participate in Alta Mesa’s wells has been relatively low, which Alta Mesa believes could largely be attributed to the absence of available capital following the substantial oil and gas price downturns that commenced in late 2014. Due to the increased interest in the STACK as an economic oil and gas play in the current price and cost environment and the resultant consolidation of acreage in producers with greater access to capital, Alta Mesa believes that third-party interest holders may be more likely to bear their share of the costs of the proposed future wells Alta Mesa proposes to drill on its acreage. Thus, Alta Mesa’s ability to use Oklahoma forced pooling procedures to increase its working interest in proposed wells may be more difficult to accomplish. In addition, future changes in laws and regulations in Oklahoma affecting the forced pooling process could result in changes in economics and the level of participation in drilling by third-party interest owners and adversely affect Alta Mesa’s ability to increase its interest in wells that it proposes.

The adoption of derivatives legislation and regulations by the U.S. Congress related to derivative contracts could have an adverse impact on Alta Mesa’s ability to hedge risks associated with its business.

Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) establishes federal oversight and regulation of over-the-counter (“OTC”) derivatives and requires the Commodity Futures Trading Commission (the “CFTC”) and the SEC to enact further regulations affecting derivative contracts, including the derivative contracts Alta Mesa uses to hedge its exposure to price volatility through the OTC market. Although the CFTC and the SEC have issued final regulations in certain areas, final rules in other areas and the scope of relevant definitions and/or exemptions still remain to be finalized.

In one of its rulemaking proceedings still pending under the Dodd-Frank Act, the CFTC issued on December 5, 2016 a re-proposed rule imposing position limits for certain futures and option contracts in various commodities (including natural gas) and for swaps that are their economic equivalents. Under the proposed rules on position limits, certain types of hedging transactions are exempt from these limits on the size of positions that may be held, provided that such hedging transactions satisfy the CFTC’s requirements for certain enumerated “bona fide hedging” transactions or positions. A final rule has not yet been issued. Similarly, on December 2, 2016, the CFTC has re-issued a proposed rule regarding the capital a swap dealer or major swap participant is required to set aside with respect to its swap business, but the CFTC has not yet issued a final rule.

The CFTC issued a final rule on margin requirements for uncleared swap transactions on January 6, 2016, which includes an exemption from any requirement to post margin to secure uncleared swap transactions entered into by commercial end-users in order to hedge commercial risks affecting their business. In addition, the CFTC has issued a final rule authorizing an exemption from the otherwise applicable mandatory obligation to clear certain types of swap transactions through a derivatives clearing organization and to trade such swaps on a regulated exchange, which exemption applies to swap transactions entered into by commercial end-users in order to hedge commercial risks affecting their business. The mandatory clearing requirement currently applies only to certain interest rate swaps and credit default swaps, but the CFTC could act to impose mandatory clearing requirements for other types of swap transactions. The Dodd-Frank Act also imposes recordkeeping and reporting obligations on counterparties to swap transactions and other regulatory compliance obligations.

All of the above regulations could increase the costs to Alta Mesa of entering into financial derivative transactions to hedge or mitigate its exposure to commodity price volatility and other commercial risks affecting its business. While it is not possible at this time to predict when the CFTC will issue final rules applicable to position limits or capital requirements, depending on Alta Mesa’s ability to satisfy the CFTC’s requirements for a commercial end-user using swaps to hedge or mitigate its commercial risks, these rules and regulations may require Alta Mesa to comply with position limits and with certain clearing and trade-execution requirements in connection with its financial derivative activities. When a final rule on capital requirements for swap dealers is issued, the Dodd-Frank Act may require Alta Mesa’s current swap dealer counterparties to post additional capital as a result of entering into uncleared financial derivatives with Alta Mesa, which capital requirements rule could increase the costs to Alta Mesa of future financial derivatives transactions. The “Volcker Rule” provisions of the Dodd-Frank Act may also require Alta Mesa’s current bank counterparties that engage in financial derivative transactions to spin off some of their derivatives activities to separate entities, which separate entities may not be as creditworthy as the current bank counterparties. Under such rules, other bank counterparties may cease their current business as hedge providers. These changes could reduce the liquidity of the financial derivatives markets thereby reducing the ability of entities like Alta Mesa, as commercial end-users, to have access to financial derivatives to hedge or mitigate Alta Mesa’s exposure to commodity price volatility.

As a result, the Dodd-Frank Act and any new regulations issued thereunder could significantly increase the cost of derivative contracts (including through requirements to post cash collateral), which could adversely affect Alta Mesa’s capital available for other commercial operations purposes, materially alter the terms of future swaps relative to the terms of Alta Mesa’s existing bilaterally negotiated financial derivative contracts and reduce the availability of derivatives to protect against commercial risks Alta Mesa encounters.

If Alta Mesa reduces its use of derivative contracts as a result of the new requirements, its results of operations may become more volatile and cash flows less predictable, which could adversely affect Alta Mesa’s ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil, natural gas and natural gas liquids prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil, natural gas and natural gas liquids. Alta Mesa’s revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on Alta Mesa’s consolidated financial condition, results of operations or cash flows.

Alta Mesa is subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting its operations.

Alta Mesa’s exploration and production operations are subject to complex and stringent laws and regulations. In order to conduct its operations in compliance with these laws and regulations, Alta Mesa must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. Failure or delay in obtaining regulatory approvals or drilling permits could have a material adverse effect on Alta Mesa’s ability to develop its properties, and receipt of drilling permits with onerous conditions could increase Alta Mesa’s compliance costs. In addition, regulations regarding conservation practices and the protection of correlative rights affect Alta Mesa’s operations by limiting the quantity of oil and natural gas it may produce and sell.

Alta Mesa is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration, production and transportation of oil and natural gas. The possibility exists that new laws, regulations or enforcement policies could be more stringent and significantly increase Alta Mesa’s compliance costs. If Alta Mesa is not able to recover the resulting costs through insurance or increased revenues, its financial condition could be adversely affected.

Alta Mesa’s access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. Various proposals and proceedings that might affect the petroleum industry are pending before the U.S. Congress (“Congress”), the Federal Energy Regulatory Commission, (“FERC”), various state legislatures and the courts. The industry historically has been heavily regulated and Alta Mesa cannot provide assurance that the less stringent regulatory approach recently pursued by FERC and Congress will continue nor can Alta Mesa predict what effect such proposals or proceedings may have on its operations.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on Alta Mesa’s business, financial condition, results of operations and cash flows.

Should Alta Mesa fail to comply with all applicable statutes, rules, regulations and orders administered by the CFTC or FERC, it could be subject to substantial penalties and fines.

Under the Energy Policy Act of 2005 (“EPAct”), FERC has been given greater civil penalty authority under the Natural Gas Act (“NGA”), including the ability to impose penalties of up to $1 million per day for each violation and disgorgement of profits associated with any violation. While Alta Mesa’s operations have not been regulated by FERC as a natural gas company under the NGA, FERC has adopted regulations that may subject certain of Alta Mesa’s otherwise non-FERC jurisdictional operations to FERC annual reporting and posting requirements. Alta Mesa also must comply with the anti-market manipulation rules enforced by FERC under the NGA. Under the Commodity Exchange Act (as amended by the Dodd-Frank Act) and regulations promulgated thereunder by the CFTC, the CFTC has also adopted anti-market manipulation, fraud and market disruption rules relating to the prices of commodities, futures contracts, options on futures, and swaps. Additional rules and legislation pertaining to those and other matters may be considered or adopted by Congress, FERC, or the CFTC from time to time. Failure to comply with those statutes, regulations, rules and orders could subject Alta Mesa to civil penalty liability.

Climate change legislation or other regulatory initiatives restricting emissions of GHGs could result in increased operating costs and reduced demand for the oil and natural gas Alta Mesa produces.

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and may continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources. At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted regulations under the CAA that, among other things, establish Potential for Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are already potential sources of significant, or criteria, pollutant emissions. Sources subject to these permitting requirements must meet “best available control technology” standards for those GHG emissions. Additionally, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from specified GHG emission sources in the United States, including, among others, onshore and offshore oil and gas production, processing, transmission, storage and distribution facilities, which include certain of Alta Mesa’s operations.

Federal agencies also have begun directly regulating emissions of methane, a GHG, from oil and natural gas operations. In June 2016, the EPA published New Source Performance Standards (“NSPS”), known as Subpart OOOOa, that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound emissions. These Subpart OOOOa standards will expand previously issued NSPS published by the EPA in 2012 and known as Subpart OOOO, by using certain equipment-specific emissions control practices. Moreover, in November 2016, the EPA issued an Information Collection Request (“ICR”) seeking information about methane emissions from facilities and operations in the oil and natural gas industry, but on March 2, 2017 the EPA announced that it was withdrawing the ICR so that the agency may further assess the need for the information that it was collecting through the request. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that prepared an agreement requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This “Paris Agreement” was signed by the United States in April 2016 and entered into force in November 2016. The United States is one of more than 120 nations having ratified or otherwise consented to the agreement; however, this agreement does not create any binding obligations for nations to limit their GHG emissions but, rather, includes pledges to voluntarily limit or reduce future emissions. With the change in Presidential administration, the ongoing commitment of the United States to the Paris Agreement is unclear. On June 1, 2017, President Trump announced that the United States planned to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process is uncertain, and the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement, if it chooses to do so, are unclear at this time.

The adoption and implementation of any international, federal or state legislation, regulations or other regulatory initiatives that requires reporting of GHGs or otherwise restricts emissions of GHGs from Alta Mesa’s equipment and operations could require Alta Mesa to incur increased operating costs, such as costs to purchase and operate emissions control systems, acquire emissions allowances or comply with new regulatory or reporting requirements, including the imposition of a carbon tax, which one or more developments could have an adverse effect on Alta Mesa’s business, financial condition and results of operations. Moreover, such new legislation or regulatory programs could also increase the cost to the consumer, and thereby reduce demand for oil and gas, which could reduce the demand for the oil and natural gas Alta Mesa produces and lower the value of its reserves.

Finally, it should be noted that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If such effects were to occur, Alta Mesa’s development and production operations have the potential to be adversely affected. Potential adverse effects could include damages to Alta Mesa’s facilities from powerful winds or rising waters in low lying areas, disruption of Alta Mesa’s production activities because of climate related damages to its facilities, its costs of operations potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by such climate effects, or increased costs for insurance coverage in the aftermath of such effects. Significant physical effects of climate change could also have an indirect effect on Alta Mesa’s financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom it has a business relationship. At this time, Alta Mesa has not developed a comprehensive plan to address the legal, economic, social or physical impacts of climate change on its operations.

Federal, state and local legislation and regulatory initiatives relating to hydraulic fracturing could increase Alta Mesa’s costs of doing business, impose additional operating restrictions or delays and adversely affect its production.

Hydraulic fracturing is an essential and common practice used to stimulate production of oil and natural gas from dense subsurface rock formations, such as shales. Alta Mesa routinely applies hydraulic fracturing techniques in many of its operations to stimulate production of hydrocarbons, particularly natural gas. The process involves the injection of water, sand and additives under pressure into a targeted subsurface formation to fracture the surrounding rock and stimulate production.

Hydraulic fracturing (other than that using diesel) is currently generally exempt from regulation under the SDWA’s Underground Injection Control (“UIC”) program and is typically regulated by state oil and natural gas commissions or similar agencies. However, several federal agencies have asserted regulatory authority or pursued investigations over certain aspects of the process. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” including water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. In other examples, in June 2016, the EPA published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and natural gas extraction facilities to publicly owned wastewater treatment plants and, in 2014, the EPA asserted regulatory authority pursuant to the UIC program over hydraulic fracturing activities involving the use of diesel and issued guidance covering such activities. Also, in 2015, the Bureau of Land Management (“BLM”) published a final rule that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands, which has been challenged in court. However, the BLM is in the process of rescinding the 2015 rule.

Additionally, in 2014, the EPA published an advanced notice of public rulemaking regarding Toxic Substances Control Act (“TSCA”) reporting of the chemical substances and mixture used in hydraulic fracturing. From time to time, Congress has introduced, but not adopted, legislation to provide for federal regulation of hydraulic fracturing and to require disclosure of chemicals used in the fracturing process.

In addition, some states, including Oklahoma where Alta Mesa operates, have adopted, and other states are considering adopting, regulations that restrict or could restrict hydraulic fracturing in certain circumstances and that require the disclosure of the chemicals used in hydraulic fracturing operations. States could elect to prohibit high-volume hydraulic fracturing altogether, following the approach taken by the State of New York in 2015. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular, although Oklahoma has taken steps to limit the authority of local governments to regulate oil and natural gas development. The issuance of any laws, regulations or other regulatory initiatives that impose new obligations on, or significantly restrict hydraulic fracturing, could make it more difficult or costly for Alta Mesa to perform hydraulic fracturing activities and thereby affect its production and increase its cost of doing business. Such increased costs and any delays or curtailments in Alta Mesa’s production activities could have a material adverse effect on its business, prospects, financial condition, results of operations and liquidity.

Legislation or regulatory initiatives intended to address seismic activity could restrict Alta Mesa’s ability to dispose of produced water gathered from its drilling and production activities, which could have a material adverse effect on Alta Mesa’s business.

Alta Mesa disposes of produced water gathered from its operations pursuant to permits issued to it or third-party vendors by governmental authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent permitting or operating constraints or new monitoring and reporting requirements owing to, among other things, concerns of the public or governmental authorities regarding such disposal activities.

One such concern relates to recent seismic events near underground injection wells used for the disposal of produced water resulting from oil and natural gas activities. When caused by human activity, such events are called induced seismicity. Developing research suggests that the link between seismic activity and wastewater disposal may vary by region, and that only a very small fraction of the tens of thousands of injection wells have been suspected to be, or have been, the likely cause of induced seismicity. In March 2016, the United States Geological Survey identified six states with the most significant hazards from induced seismicity, including Oklahoma, where Alta Mesa operates. In response to these concerns, regarding induced seismicity, regulators in some states, including Oklahoma, have imposed, and other states are considering imposing, additional requirements in the permitting of produced water injection wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, Oklahoma issued new rules for injection wells in 2014 that imposed certain permitting and operating restrictions and reporting requirements on injection wells in proximity to faults and also, from time to time, developed and implemented plans directing certain wells where seismic incidents have occurred to restrict or suspend injection well operations. The Oklahoma Corporation Commission (“OCC”) has implemented the National Academy of Science’s “traffic light system,” in determining whether new injection wells should be permitted, permitted only with special restrictions, or not permitted at all. In addition, the OCC has established rules requiring operators of certain produced water injection wells in seismically-active areas, or Areas of Interest, within the Arbuckle formation of the state to, among other things, conduct mechanical integrity testing or make certain demonstrations of such wells’ depth that, depending on the depth, could require the plugging back of such wells and/or the reduction of volumes disposed in such wells. As a result of these measures, the OCC from time to time has developed and implemented plans calling for injection wells within Areas of Interest where seismic incidents have occurred to restrict or suspend disposal operations in an attempt to mitigate the occurrence of such incidents. More recently, in December 2016, the OCC Oil and Gas Conservation Division and the Oklahoma Geological Survey released well completion seismicity guidance, which requires operators to take certain prescriptive actions, including an operator’s planned mitigation practices, following certain unusual seismic activity within 1.25 miles of hydraulic fracturing operations. In addition, in February 2017, the OCC’s Oil and Gas Conservation District issued an order limiting future increases in the volume of oil and natural gas wastewater injected belowground into the Arbuckle formation in an effort to reduce the number of earthquakes in the state.

Also, ongoing lawsuits allege that injection well disposal operations have caused damage to neighboring properties or otherwise violated state and federal rules governing waste disposal. These developments could result in additional regulation and restrictions on the use of injection wells. Increased regulation and attention given to induced seismicity could lead to greater opposition, including litigation, to oil and natural gas activities utilizing injection wells for produced water disposal. Evaluation of seismic incidents and whether or to what extent those events are induced by the injection of produced water into disposal wells continues to evolve, as governmental authorities consider new and/or past seismic incidents in areas where produced water injection activities occur or are proposed to be performed. Court decisions or the adoption of any new laws, regulations or directives that restrict Alta Mesa’s ability to dispose of produced water generated by production and development activities, whether by plugging back the depths of disposal wells, reducing the volume of produced water disposed in such wells, restricting injection well locations or otherwise or by requiring Alta Mesa to shut down injection wells, could significantly increase Alta Mesa’s costs to manage and dispose of this produced water, which could have a material adverse effect on its financial condition and results of operations.

Laws and regulations pertaining to threatened and endangered species or protective of environmentally sensitive areas could delay or restrict Alta Mesa’s operations and cause Alta Mesa to incur significant costs.

Alta Mesa’s operations may be adversely affected by seasonal or permanent restrictions or costly mitigation measures imposed under various federal and state statutes in order to protect endangered or threatened species and their habitats, migratory birds, wetlands and natural resources. Federal statutes, as amended from time to time, that are protective of these species, birds and environmentally sensitive areas include the ESA, the Migratory Bird Treaty Act (the “MBTA”), the CWA, the CERCLA and the OPA. For example, to the extent that species are listed under the ESA or similar state laws and live in areas where Alta Mesa’s oil and natural gas exploration and production activities are conducted, Alta Mesa’s ability to conduct or expand operations and construct facilities could be limited or it could be forced to incur material additional costs. Moreover, Alta Mesa’s operations may be delayed, restricted or precluded in protected habitat areas or during certain seasons, such as breeding and nesting seasons.

Additionally, the U.S. Fish and Wildlife Service (“FWS”) may designate new or increased critical habitat areas that it believes are necessary for survival of threatened or endangered species, which designation could result in material restrictions to federal land use and private land use and could delay or prohibit land access or oil and natural gas development. As a result of one or more settlements approved by the federal government, the FWS must make determinations on the listing of numerous specified species as endangered or threatened under the ESA pursuant to specified timelines. The designation of previously unidentified endangered or threatened species could indirectly cause Alta Mesa to incur additional costs, cause Alta Mesa’s operations to become subject to operating restrictions or bans, and limit future development activity in affected areas. If harm to protected species or damages to wetlands, habitat or natural resources occur or may occur, government entities or, at times, private parties may act to prevent oil and natural gas exploration or development activities or seek damages for harm to species, habitat or natural resources resulting from drilling or construction or releases of oil, wastes, hazardous substances or other regulated materials, and, in some cases, may seek criminal penalties. The designation of previously unprotected species as threatened or endangered in areas where Alta Mesa conducts operations could cause Alta Mesa to incur increased costs arising from species protection measures or time delays or limitations on Alta Mesa’s operations.

Alta Mesa could experience periods of higher costs if oil and natural gas prices rise or as drilling activity otherwise increases in Alta Mesa’s area of operations. Higher costs could reduce Alta Mesa’s profitability, cash flow and ability to pursue its drilling program as planned.

Historically, Alta Mesa’s capital and operating costs typically rise during periods of sustained increasing oil, natural gas and natural gas liquid prices. These cost increases result from a variety of factors beyond Alta Mesa’s control as drilling activity increases, such as increases in the cost of electricity, tubular goods, water, sand and other disposable materials used in fracture stimulation and other raw materials that Alta Mesa and its vendors rely upon; and the cost of services and labor, especially those required in horizontal drilling and completion. Since late 2014, oil and natural gas prices declined substantially resulting in decreased levels of drilling activity in the U.S. oil and natural gas industry, including in Alta Mesa’s area of operations. This led to significantly lower costs of some drilling and completion equipment, services, materials and supplies. As commodity prices rise or stabilize or drilling activity otherwise increases in Alta Mesa’s area of operations, these lower cost levels may not be sustainable over long periods. Recently, there has been increased drilling activity in the STACK. As a result, such costs may rise thereby negatively impacting Alta Mesa’s profitability, cash flow and causing Alta Mesa to possibly reconfigure or reduce its drilling program.

The third parties on whom Alta Mesa relies for gathering and transportation services are subject to complex federal, state and other laws that could adversely affect the cost, manner or feasibility of conducting Alta Mesa’s business.

The operations of the third parties on whom Alta Mesa relies for gathering and transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third-party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs that Alta Mesa pays for such services. Similarly, a failure to comply with such laws and regulations by the third parties on whom Alta Mesa relies could have a material adverse effect on Alta Mesa’s business, financial condition and results of operations. See “Business of Alta Mesa—Environmental and Occupational Safety and Health Matters” and “Business of Alta Mesa—Other Regulation of the Oil and Natural Gas Industry” for a description of the laws and regulations that affect the third parties on whom Alta Mesa relies.

Alta Mesa has limited control over activities on properties it does not operate, which could reduce its production and revenues.

Alta Mesa has limited control over properties which it does not operate or does not otherwise control operations. If Alta Mesa does not operate or otherwise control the properties in which it owns an interest, it does not have control over normal operating procedures, expenditures or future development of the underlying properties. The failure of an operator of Alta Mesa’s wells to adequately perform operations, an operator’s financial difficulties, including as a result of price volatility or an operator’s breach of the applicable agreements could reduce Alta Mesa’s production and revenues. The success and timing of Alta Mesa’s drilling and development activities on properties operated by others, therefore, depends upon a number of factors outside of its control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

Oil and gas exploration and production activities are complex and involve risks that could lead to legal proceedings resulting in the incurrence of substantial liabilities.

Like many oil and gas companies, Alta Mesa is from time to time involved in various legal and other proceedings in the ordinary course of its business, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters. Such legal proceedings are inherently uncertain and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on Alta Mesa because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in Alta Mesa’s business practices, which could materially and adversely affect its business, operating results and financial condition. Accruals for such liabilities, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.

Alta Mesa depends on key personnel, the loss of any of whom could materially adversely affect future operations.

Alta Mesa’s success will depend to a large extent upon the efforts and abilities of its executive officers and key operations personnel. The loss of the services of one or more of these key employees could have a material adverse effect on Alta Mesa. Alta Mesa does not maintain key-man life insurance with respect to any of its employees. Alta Mesa’s business will also be dependent upon its ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated. This could cause Alta Mesa to incur greater costs or prevent it from pursuing its development and exploitation strategy as quickly as Alta Mesa would otherwise wish to do.

Alta Mesa operates in an area of high industry activity, which may affect its ability to hire, train or retain qualified personnel needed to manage and operate its assets.

Alta Mesa’s operations and drilling activity are concentrated in the STACK, an area in which industry activity has increased rapidly. As a result, demand for qualified personnel in this area, and the cost to attract and retain such personnel, has increased over the past few years due to competition and may increase substantially in the future. Moreover, Alta Mesa’s competitors may be able to offer better compensation packages to attract and retain qualified personnel than Alta Mesa is able to offer.

Any delay or inability to secure the personnel necessary for Alta Mesa to continue or complete its current and planned development activities could result in oil and gas production volumes being below its forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on Alta Mesa’s results of operations, liquidity and financial condition.

Alta Mesa may encounter obstacles to marketing its oil and natural gas, which could adversely impact its revenues.

The marketability of Alta Mesa’s production will depend in part upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities owned by third parties. Transportation space on the gathering systems and pipelines Alta Mesa utilizes is occasionally limited or unavailable due to repairs or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Additionally, new fields may require the construction of gathering systems and other transportation facilities. These facilities may require Alta Mesa to spend significant capital that would otherwise be spent on drilling.

The availability of markets is beyond Alta Mesa’s control. If market factors dramatically change, the impact on Alta Mesa’s revenues could be substantial and could adversely affect its ability to produce and market oil and natural gas.

Alta Mesa’s senior secured revolving credit facility and the indenture governing its 2024 Notes have restrictive covenants that could limit its growth, financial flexibility and its ability to engage in certain activities.

Alta Mesa’s senior secured revolving credit facility and the indenture governing its 2024 Notes have restrictive covenants that could limit its growth, financial flexibility and its ability to engage in activities that may be in Alta Mesa’s long-term best interests. Alta Mesa’s senior secured revolving credit facility and the indenture governing its 2024 Notes also contain covenants, that, among other things, limit Alta Mesa’s ability to:

•	incur additional indebtedness;

•	sell assets;

•	guaranty or make loans to others;

•	make investments;

•	enter into mergers;

•	make certain payments and distributions;

•	enter into or be party to hedge agreements;

•	amend its organizational documents;

•	incur liens; and

•	engage in certain other transactions without the prior consent of its lenders.

In addition, Alta Mesa’s senior secured revolving credit facility requires Alta Mesa to maintain certain financial ratios or to reduce Alta Mesa’s indebtedness if it is unable to comply with such ratios, which may limit Alta Mesa’s ability to obtain future financings to withstand a future downturn in its business or the economy in general or to otherwise conduct necessary corporate activities. Alta Mesa may also be prevented from taking advantage of business opportunities that arise because of these limitations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa—Senior Notes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa—Senior Secured Revolving Credit Facility.”

Alta Mesa’s failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of its indebtedness. If that occurs, Alta Mesa may not be able to make all of the required payments or borrow sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to Alta Mesa.

Any significant reduction in Alta Mesa’s borrowing base under its senior secured revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact Alta Mesa’s ability to fund its operations, and Alta Mesa may not have sufficient funds to repay borrowings under its senior secured revolving credit facility if required as a result of a borrowing base redetermination.

Availability under Alta Mesa’s senior secured revolving credit facility is currently subject to a borrowing base of $315.0 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa—Senior Secured Revolving Credit Facility.” The borrowing base is subject to scheduled semiannual and other elective unscheduled borrowing base redeterminations and is based on the value of Alta Mesa’s oil and natural gas reserves as determined by the lenders under its senior secured revolving credit facility and other factors deemed relevant by its lenders. Declines in prices for oil and natural gas may cause Alta Mesa’s banks to reduce the borrowing base under its senior secured revolving credit facility. Any significant reduction in Alta Mesa’s borrowing base as a result of such borrowing base redeterminations or otherwise may negatively impact its liquidity and its ability to fund its operations and, as a result, may have a material adverse effect on Alta Mesa’s financial condition, results of operations and cash flows. Further, if the outstanding borrowings under Alta Mesa’s senior secured revolving credit facility were to exceed the borrowing base as a result of any such redetermination, Alta Mesa would be required to repay the excess. Alta Mesa may not have sufficient funds to make such repayments. If Alta Mesa does not have sufficient funds and it is otherwise unable to negotiate renewals of its borrowings or arrange new financing, it may have to sell significant assets. Any such sale could have a material adverse effect on Alta Mesa’s business and financial results.

If Alta Mesa is unable to comply with the restrictions and covenants in its debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment.

If Alta Mesa is unable to comply with the restrictions and covenants in its debt agreements, there could be a default under the terms of these agreements. Alta Mesa’s ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond its control. As a result, Alta Mesa cannot assure that it will be able to comply with these restrictions and covenants or meet such financial ratios and tests.

If Alta Mesa is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness, or if Alta Mesa otherwise fails to comply with the various covenants, including financial and operating covenants in the instruments governing its indebtedness (including covenants in its senior secured revolving credit facility or the indenture governing the 2024 Notes), Alta Mesa could be in default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Alta Mesa’s senior secured revolving credit facility could terminate their commitments to lend, cease making further loans and institute foreclosure proceedings against its assets, and Alta Mesa could be forced into bankruptcy or liquidation. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, Alta Mesa’s assets might not be sufficient to repay in full all of its outstanding indebtedness and Alta Mesa may be unable to find alternative financing. Even if Alta Mesa could obtain alternative financing, it might not be on terms that are favorable or acceptable to Alta Mesa. Additionally, Alta Mesa may not be able to amend its debt agreements or obtain needed waivers on satisfactory terms.

Alta Mesa’s borrowings under its senior secured revolving credit facility expose it to interest rate risk.

Alta Mesa’s earnings are exposed to interest rate risk associated with borrowings under its senior secured revolving credit facility. Alta Mesa’s senior secured revolving credit facility carries a floating interest rate based upon short-term interest rate indices. If interest rates increase, so will Alta Mesa’s interest costs, which may have a material adverse effect on its financial condition and results of operations. Alta Mesa may use interest rate hedges in an effort to mitigate this risk, but those efforts may not prove successful.

To service its indebtedness, Alta Mesa require a significant amount of cash, and Alta Mesa’s ability to generate cash will depend on many factors beyond its control.

Alta Mesa’s ability to make payments on and to refinance its indebtedness and to fund planned capital expenditures depends in part on its ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Alta Mesa cannot provide assurance that it will generate sufficient cash flow from operations, that it will realize operating improvements on schedule or that future borrowings will be available to it in an amount sufficient to enable Alta Mesa to service and repay its indebtedness or to fund its other liquidity needs. If Alta Mesa is unable to satisfy its debt obligations, Alta Mesa may have to undertake alternative financing plans, such as:

•	refinancing or restructuring its debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that Alta Mesa undertakes, if necessary, may not allow Alta Mesa to meet its debt obligations.

Alta Mesa cannot provide assurance that any refinancing or debt restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to Alta Mesa or that additional financing could be obtained on acceptable terms. Alta Mesa’s inability to generate sufficient cash flows to satisfy its debt obligations, or to obtain alternative financing, could materially and adversely affect its business, financial condition, results of operations and prospects.

Concerns over general economic, business or industry conditions may have a material adverse effect on Alta Mesa’s results of operations, liquidity and financial condition.

Concerns over global economic conditions, energy costs, geopolitical issues, inflation, the availability and cost of credit, the European, Asian and the United States financial markets have contributed to increased economic uncertainty and diminished expectations for the global economy. In addition, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks in the United States or other countries could adversely affect the global economy. These factors, combined with volatility in commodity prices, business and consumer confidence and unemployment rates, have precipitated an economic slowdown. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad deteriorates, worldwide demand for petroleum products could diminish further, which could impact the price at which Alta Mesa can sell its production, affect the ability of its vendors, suppliers and customers to continue operations and ultimately adversely impact Alta Mesa’s results of operations, liquidity and financial condition.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm Alta Mesa’s business may occur and not be detected.

Alta Mesa’s management, including its Chief Executive Officer and Chief Financial Officer, do not expect that Alta Mesa’s internal controls and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in Alta Mesa have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. A failure of Alta Mesa’s controls and procedures to detect error or fraud could seriously harm its business and results of operations.

Cyber-attacks targeting systems and infrastructure used by the oil and gas industry may adversely impact Alta Mesa’s operations.

Alta Mesa’s business has become increasingly dependent on digital technologies to conduct certain exploration, development, production and financial activities. Alta Mesa depends on digital technology to estimate quantities of oil and gas reserves, process and record financial and operating data, analyze seismic and drilling information and communicate with its employees and third-party partners. Unauthorized access to Alta Mesa’s seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption or other operational disruptions in its exploration or production operations. Also, computers control nearly all of the oil and gas distribution systems in the United States and abroad, which are necessary to transport Alta Mesa’s production to market. A cyber-attack directed at oil and gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions. While Alta Mesa has not experienced cyber-attacks, there is no assurance that it will not suffer such attacks and resulting losses in the future. Further, as cyber-attacks continue to evolve, Alta Mesa may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber-attacks.

Loss of Alta Mesa’s information and computer systems could adversely affect its business.

Alta Mesa is heavily dependent on its information systems and computer based programs, including its well operations information, seismic data, electronic data processing and accounting data. If any such programs or systems were to fail or create erroneous information in Alta Mesa’s hardware or software network infrastructure, possible consequences include Alta Mesa’s loss of communication links, inability to find, produce, process and sell oil and natural gas and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on Alta Mesa’s business.

Risks Related to the Business of Kingfisher

Because Kingfisher has a limited operating history and has generated minimal revenues and operating cash flows, it may be difficult to evaluate Kingfisher’s business and its ability to successfully implement its business strategy.

Because of Kingfisher’s limited operating history, the operating performance of its assets and business strategy are not yet proven. Kingfisher does not present any historical financial statements with respect to periods prior to January 30, 2015, and Kingfisher has only generated minimal revenues and operating cash flows since such time. As a result, it may be difficult for you to evaluate Kingfisher’s business and results of operations to date and to assess its future prospects.

In addition, Kingfisher may encounter risks and difficulties experienced by companies whose performance is dependent upon newly constructed assets, such as Kingfisher’s assets failing to function as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. Kingfisher may be less successful in achieving a consistent operating level capable of generating cash flows from its operations as compared to a company whose major assets have had longer operating histories. In addition, Kingfisher may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies whose major assets have had longer operating histories.

All of Kingfisher’s operations are located in the STACK play, making Kingfisher vulnerable to risks associated with having revenue-producing operations concentrated in one geographic area.

Kingfisher’s revenue-producing operations are geographically concentrated in the STACK play, causing it to be disproportionally exposed to risks associated with regional factors. The concentration of Kingfisher’s operations in this region increases Kingfisher’s exposure to unexpected events that may occur in this region such as natural disasters or labor difficulties. Any one of these events has the potential to have a relatively significant impact on Kingfisher’s operations and growth plans, decrease cash flows, increase operating and capital costs and prevent development within originally anticipated time frames. Any of these risks could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

Kingfisher must continually compete for crude oil, natural gas and NGL supplies, and any decrease in supplies of such commodities could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

In order to maintain or increase throughput levels in Kingfisher’s gathering system and asset utilization rates at its processing plant, Kingfisher must continually contract for new product supplies. Kingfisher may not be able to obtain additional contracts for crude oil, natural gas and NGL supplies. The primary factors affecting Kingfisher’s ability to connect new wells to its gathering facilities include its success in contracting for existing supplies that are not committed to other systems and the level of drilling activity near its gathering system. If Kingfisher is unable to maintain or increase the volumes on its system by accessing new supplies to offset the natural decline in reserves, its business and financial results could be adversely affected. In addition, Kingfisher’s future growth will depend in part upon whether it can contract for additional supplies at a greater rate than the rate of natural decline in its current supplies.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new crude oil and natural gas reserves. During 2016, Kingfisher saw lower drilling activity due to low commodity prices. Although drilling activity improved during 2016, Kingfisher could see downward pressure on future drilling activity in the STACK play if commodity prices decline below current levels, which may result in lower volumes. Tax policy changes or additional regulatory restrictions on development could also have a negative impact on drilling activity, reducing supplies of product available to Kingfisher’s system and assets. Kingfisher has no control over producers and depends on them to maintain sufficient levels of drilling activity. A continued decrease in the level of drilling activity or a material decrease in production in Kingfisher’s area of operation for a prolonged period, as a result of continued depressed commodity prices or otherwise, likely would adversely affect Kingfisher’s financial condition, results of operations and cash flow.

Any decrease in the volumes that Kingfisher gathers, processes, stores or transports would adversely affect its financial condition, results of operations or cash flows.

Kingfisher’s financial performance depends to a large extent on the volumes of crude oil, natural gas and NGLs gathered, processed, stored and transported on its assets. Decreases in the volumes of crude oil, natural gas and NGLs Kingfisher gathers, processes, stores or transports would directly and adversely affect its financial condition, results of operations or cash flows. These volumes can be influenced by factors beyond Kingfisher’s control, including:

•	environmental or other governmental regulations;

•	weather conditions;

•	increases in storage levels of crude oil, natural gas and NGLs;

•	increased use of alternative energy sources;

•	decreased demand for crude oil, natural gas and NGLs;

•	continued fluctuation in commodity prices, including the prices of crude oil, natural gas and NGLs;

•	economic conditions;

•	supply disruptions;

•	availability of supply connected to Kingfisher’s systems; and

•	availability and adequacy of infrastructure to gather and process supply into and out of Kingfisher’s systems.

The volumes of crude oil, natural gas and NGLs gathered, processed and transported on Kingfisher’s assets also depend on the production from the region that supplies its systems. Supply of crude oil, natural gas and

NGLs can be affected by many of the factors listed above, including commodity prices and weather. In order to maintain or increase throughput levels on Kingfisher’s system, Kingfisher must obtain new sources of crude oil, natural gas and NGLs. The primary factors affecting Kingfisher’s ability to obtain non-dedicated sources of crude oil, natural gas, and NGLs include (i) the level of successful leasing, permitting and drilling activity in Kingfisher’s areas of operation, (ii) Kingfisher’s ability to compete for volumes from new wells and (iii) Kingfisher’s ability to compete successfully for volumes from sources connected to other pipelines. Kingfisher has no control over the level of drilling activity in its area of operation, the amount of reserves associated with wells connected to its system or the rate at which production from a well declines. In addition, Kingfisher has no control over producers or its drilling or production decisions, which are affected by, among other things, the availability and cost of capital, levels of reserves, availability of drilling rigs and other costs of production and equipment.

Kingfisher depends on a small number of customers for a significant portion of its gathering and processing revenues. The loss of, or reduction in volumes from, these customers could result in a decline in Kingfisher’s revenues and adversely affect its financial condition, results of operations or cash flows.

For the year ended December 31, 2016, 96.9% of Kingfisher’s revenue were derived from production out of wells operated by Alta Mesa. No other customer represented greater than 10.0% of Kingfisher’s revenue for fiscal year 2016. The loss of Alta Mesa as a customer could have a material impact on Kingfisher’s results of operations. The loss of all or even a portion of the business from this customer, the failure to extend or replace the contracts with this customer or the extension or replacement of such contracts on less favorable terms, as a result of competition or otherwise, could adversely affect Kingfisher’s financial condition, results of operations or cash flows. For the nine months ended September 30, 2017, 86.2% of Kingfisher’s revenue were derived from production out of wells operated by Alta Mesa. No other customer represented greater than 10.0% of Kingfisher’s revenue for nine months ended September 30, 2017. Kingfisher’s concentration to Alta Mesa is expected to decrease over time as Kingfisher provides midstream services for additional producers.

Construction of Kingfisher’s Phase II assets subjects it to risks of construction delays, cost over-runs, limitations on its growth and negative effects on its financial condition, results of operations or cash flows.

Kingfisher is engaged in the construction of its Phase II assets, including an expansion of its cryogenic processing plant, some of which will take a number of months before commercial operation. The construction of these Phase II assets are complex and subject to a number of factors beyond Kingfisher’s control, including delays from third-party landowners, the permitting process, complying with laws, unavailability of materials, labor disruptions, environmental hazards, financing, accidents, weather and other factors. Any delay in the completion of the Phase II assets could adversely affect Kingfisher’s financial condition, results of operations or cash flows. The construction of pipelines and gathering and processing and storage facilities requires the expenditure of significant amounts of capital, which may exceed Kingfisher’s estimated costs. Estimating the timing and expenditures related to these development projects is very complex and subject to variables that can significantly increase expected costs. Should the actual costs of these projects exceed Kingfisher’s estimates, its liquidity and capital position could be adversely affected. This level of development activity requires significant effort from Kingfisher’s management and technical personnel. Kingfisher may not have the ability to attract and/or retain the necessary number of personnel with the skills required to bring complicated projects to successful conclusions.

Kingfisher’s construction of new assets may be more expensive than anticipated and may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks that could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

The construction of additions or modifications to Kingfisher’s existing systems and the construction of new midstream assets involves numerous regulatory, environmental, political and legal uncertainties beyond its control including potential protests or legal actions by interested third parties, and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If Kingfisher undertakes these projects, it may not be able to complete them on schedule, at the budgeted cost or at all. Moreover, Kingfisher’s revenues may not increase due to the successful construction of a particular project. For instance, if Kingfisher expands a pipeline or constructs a new pipeline, the construction may occur over an extended period of time, and it may not receive any material increases in revenues promptly following completion of a project or at all. Moreover, Kingfisher may construct facilities to capture anticipated future production growth in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve its expected investment return, which could adversely affect Kingfisher’s financial condition, results of operations or cash flows. In addition, the construction of additions to Kingfisher’s existing gathering and processing assets will generally require it to obtain new rights-of-way and permits prior to constructing new pipelines or facilities. Kingfisher may be unable to timely obtain such rights-of-way or permits to connect new product supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for Kingfisher to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, Kingfisher’s cash flows could be adversely affected.

Kingfisher may be unable to obtain or renew permits necessary for its operations, which could inhibit its ability to do business.

Performance of Kingfisher’s operations require that it obtain and maintain a number of federal and state permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approval limits and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval limit or standard. Noncompliance or incomplete documentation of Kingfisher’s compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay the issuance of a new or existing material permit or other approval, or to revoke or substantially modify an existing permit or other approval, could adversely affect Kingfisher’s ability to initiate or continue operations at the affected location or facility and on Kingfisher’s financial condition, results of operations and cash flows.

Additionally, in order to obtain permits and renewals of permits and other approvals in the future, Kingfisher may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed pipeline or processing-related activities may have on the environment, individually or in the aggregate. Certain approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time required to prepare applications and to receive authorizations.

Kingfisher typically does not obtain independent evaluations of hydrocarbon reserves; therefore, volumes Kingfisher services in the future could be less than anticipated.

Kingfisher typically does not obtain, on a regular basis, independent evaluations of hydrocarbon reserves connected to its gathering systems or that it otherwise services due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, Kingfisher does not have independent estimates of total reserves serviced by its assets or the anticipated life of such reserves. If the total reserves or estimated life of the reserves is less than Kingfisher anticipates and it is unable to secure additional sources, then the volumes transported on Kingfisher’s gathering systems or that it otherwise services in the future could be less than anticipated. A decline in the volumes could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

Restrictions in Kingfisher’s credit facility could adversely affect its financial condition, results of operations or cash flows.

Kingfisher is a party to a $200 million credit agreement that matures on August 7, 2021, with quarterly interest payments due. Kingfisher’s interest rates depend upon its consolidated leverage ratio and Kingfisher can elect to borrow on a Eurodollar Loan or Base Rate Loan basis. Both the Eurodollar Loan and Base Rate Loan margins are subject to minimum rates established by third-party institutions, such as, but not limited to the Federal Reserve. For example, if Kingfisher elects to borrow a Base Rate Loan at the highest applicable pricing level, the existing annual interest rate would be 4.0%. The terms of this credit agreement limit Kingfisher’s ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

The Kingfisher credit facility also contains covenants requiring it to maintain certain financial ratios. Kingfisher’s ability to meet those financial ratios and tests can be affected by events beyond its control, and Kingfisher cannot assure you that it will meet any such ratios and tests.

The provisions of the Kingfisher credit facility may affect its ability to obtain future financing and pursue attractive business opportunities and its flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of the credit facility could result in a default or an event of default that could enable Kingfisher’s lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of Kingfisher’s debt is accelerated, its assets may be insufficient to repay such debt in full. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kingfisher—Liquidity and Capital Resources.”

Kingfisher’s exposure to commodity price risk may change over time.

Kingfisher generates substantially all of its revenues pursuant to fee-based contracts under which Kingfisher is paid based on the volumes that it gathers, processes and transports, rather than the underlying value of the commodity, in order to minimize its exposure to commodity price risk. However, Kingfisher is a party to fee-based contracts that have a small portion of percent-of-proceeds contractual mix, but the portion of percent-of-proceeds does not exceed 6.0% for any one contract. In addition, Kingfisher may acquire or develop additional midstream assets in a manner that increases its exposure to commodity price risk. Future exposure to the volatility of crude oil, natural gas and NGL prices could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

If third-party pipelines or other midstream facilities interconnected to Kingfisher’s gathering, processing, storage or transportation systems become partially or fully unavailable, or if the volumes Kingfisher gathers, processes, stores or transports do not meet the quality requirements of the pipelines or facilities to which Kingfisher connects, Kingfisher’s gross profit and cash flow could be adversely affected.

Kingfisher’s gathering, processing, storage and transportation assets connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of, and Kingfisher’s continuing access to, such third-party pipelines, processing facilities and other midstream facilities is not within Kingfisher’s control. These pipelines, plants and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. In addition, if Kingfisher’s costs to access and transport on these third-party pipelines significantly increase, its profitability could be reduced. If any such increase in costs occurs, if any of these pipelines or other midstream facilities become unable to receive, transport or process product, or if the volumes Kingfisher gathers or transports do not meet the product quality requirements of such pipelines or facilities, its gross profit and cash flows could be adversely affected.

Kingfisher’s industry is highly competitive, and increased competitive pressure could adversely affect its financial condition, results of operations or cash flows.

Kingfisher competes with similar enterprises in its area of operation. The principal elements of competition are rates, terms of service and flexibility and reliability of service. Kingfisher’s competitors include large crude oil and natural gas companies that have greater financial resources and access to supplies of crude oil, natural gas and NGLs than Kingfisher. Some of these competitors may expand or construct gathering, processing, transportation and storage systems that would create additional competition for the services Kingfisher provides to its customers. Excess pipeline capacity in the region served by Kingfisher’s intrastate pipelines could also increase competition and adversely impact its ability to renew or enter into new contracts with respect to its available capacity when existing contracts expire. Kingfisher’s ability to renew or replace existing contracts with its customers at rates sufficient to maintain or increase current revenues and cash flows could be adversely affected by the activities of its competitors and customers. Further, natural gas utilized as a fuel competes with other forms of energy available to end-users, including electricity, coal and liquid fuels. Increased demand for such forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas gathering, processing, storage and transportation services. All of these competitive pressures could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

If Kingfisher does not make acquisitions on economically acceptable terms or efficiently and effectively integrate the acquired assets with its existing asset base, its future growth will be limited.

Kingfisher’s ability to grow depends, in part, on its ability to make acquisitions that result in an increase in cash generated from operations. If Kingfisher is unable to make accretive acquisitions either because it is (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms or at all or (3) outbid by competitors, then its future growth will be limited.

From time to time, Kingfisher may evaluate and seek to acquire assets or businesses that it believes complement its existing business and related assets. Kingfisher may acquire assets or businesses that it plans to use in a manner materially different from its prior owner’s use. Any acquisition involves potential risks, including:

•	the inability to integrate the operations of recently acquired businesses or assets, especially if the assets acquired are in a new business segment or geographic area;

•	the diversion of management’s attention from other business concerns;

•	the failure to realize expected volumes, revenues, profitability or growth;

•	the failure to realize any expected synergies and cost savings;

•	the coordination of geographically disparate organizations, systems and facilities;

•	the assumption of unknown liabilities;

•	the loss of customers or key employees from the acquired businesses; and

•	potential environmental or regulatory liabilities and title problems.

The assessment by Kingfisher’s management of these risks is inexact and may not reveal or resolve all existing or potential problems associated with an acquisition. Realization of any of these risks could adversely affect Kingfisher’s financial condition, results of operations and cash flows. If Kingfisher consummates any future acquisition, its capitalization and results of operations may change significantly.

Kingfisher may not be able to retain existing customers or acquire new customers, which would reduce its revenues and limit its future profitability.

The renewal or replacement of Kingfisher’s existing contracts with its customers at rates sufficient to maintain or increase current revenues and cash flows depends on a number of factors beyond Kingfisher’s control, including competition from other midstream service providers and the price of, and demand for, crude oil, natural gas and NGLs in the markets it serves. The inability of Kingfisher’s management to renew or replace Kingfisher’s current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on Kingfisher’s profitability.

Kingfisher is exposed to the credit risk of its customers and counterparties, and a general increase in the nonpayment and nonperformance by its customers could have an adverse effect on its financial condition, results of operations or cash flows.

Risks of nonpayment and nonperformance by Kingfisher’s customers are a concern in its business. Kingfisher is subject to risks of loss resulting from nonpayment or nonperformance by its customers and other counterparties. Any increase in the nonpayment and nonperformance by Kingfisher’s customers could adversely affect its financial condition, results of operations or cash flows. Additionally, equity values for many of Kingfisher’s customers continue to be low. The combination of a reduction of cash flow resulting from lower commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the liquidity of Kingfisher’s customers and ability to make payment or perform on its obligations to Kingfisher. Furthermore, some of Kingfisher’s customers may be leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Kingfisher.

Increased federal, state and local legislation and regulatory initiatives, as well as government reviews relating to hydraulic fracturing could result in increased costs and reductions or delays in crude oil and natural gas production by Kingfisher’s customers, which could adversely affect its financial condition, results of operations or cash flows.

A portion of Kingfisher’s suppliers’ and customers’ crude oil and natural gas production is developed from unconventional sources, such as deep oil or gas shales, that require hydraulic fracturing as part of the completion process. State legislatures and agencies have enacted legislation and promulgated rules to regulate hydraulic fracturing, require disclosure of hydraulic fracturing chemicals, temporarily or permanently ban hydraulic fracturing and impose additional permit requirements and operational restrictions in certain jurisdictions or in environmentally sensitive areas. The EPA and the BLM have also issued rules, conducted studies and made proposals that, if implemented, could either restrict the practice of hydraulic fracturing or subject the process to further regulation. For instance, the EPA has issued final regulations under the CAA establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing and adopted rules prohibiting the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. The BLM also adopted new rules, effective on January 17, 2017, to reduce venting, flaring and leaks during oil and natural gas production activities on onshore federal and Indian leases. However, the status of recent and future rules and rulemaking initiatives under the new Trump Administration is uncertain. State and federal regulatory agencies also have recently focused on a possible connection between the operation of injection wells used for oil and gas waste waters and an observed increase in induced seismicity, which has resulted in some regulation at the state level. As regulatory agencies continue to study induced seismicity, additional legislative and regulatory initiatives could affect the injection well operations of Kingfisher’s customers as well.

Kingfisher cannot predict whether any additional legislation or regulations will be enacted and, if so, what the provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions for Kingfisher’s suppliers and customers that could reduce the volumes of crude oil and natural gas that move through its gathering systems which could materially adversely affect its revenue and results of operations.

If Kingfisher’s assets become subject to FERC regulation or federal, state or local regulations or policies change, Kingfisher’s financial condition, results of operations and cash flows could be materially and adversely affected.

Kingfisher believes that its gathering and transportation operations are exempt from regulation by FERC under the NGA. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA. Although FERC has not made any formal determinations with respect to any of its facilities, Kingfisher believes that the natural gas pipelines in its gathering systems meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of Kingfisher’s gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. If FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by FERC under the NGPA and the rules and regulations promulgated under those statutes. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect Kingfisher’s results of operations and cash flows.

Unlike natural gas gathering under the NGA, there is no exemption for the gathering of crude oil or NGLs under the ICA. Whether a crude oil or NGL shipment is in interstate commerce under the ICA depends on the fixed and persistent intent of the shipper as to the crude oil’s or NGL’s final destination, absent a break in the interstate movement. Kingfisher believes that the crude oil and NGL pipelines in its gathering system meet the traditional tests FERC has used to determine that a pipeline is not providing transportation service in interstate commerce subject to FERC ICA jurisdiction. However, the determination of the interstate or intrastate character of shipments on Kingfisher’s crude oil and NGL pipelines depends on the shipper’s intentions and the transportation of the crude oil or NGLs outside of Kingfisher’s system, and may change over time. If FERC were to consider the status of an individual facility and the character of a crude oil or NGL shipment, and determine that the shipment is in interstate commerce, the rates for, and terms and conditions of, transportation services provided by such facility would be subject to regulation by FERC under the ICA. Such FERC regulation could decrease revenue, increase operating costs, and, depending on the facility in question, could adversely affect Kingfisher’s results of operations and cash flows. In addition, if any of Kingfisher’s facilities were found to have provided services or otherwise operated in violation of the ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

If Kingfisher fails to comply with all the applicable FERC-administered statutes, rules, regulations and orders, it could be subject to substantial penalties and fines. Under the EPAct, for instance, FERC has civil penalty authority to impose penalties for current violations of the NGA or NGPA of up to $1,213,503 per day for each violation. The maximum penalty authority established by statute has been and will continue to be adjusted periodically for inflation. FERC also has the power to order disgorgement of profits from transactions deemed to violate the NGA and the EPAct.

Other state and local regulations also affect Kingfisher’s business. Kingfisher is subject to some ratable take and common purchaser statutes in the states where it operates. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting Kingfisher’s right as an owner of gathering facilities to decide with whom Kingfisher contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and Oklahoma has adopted complaint-based or other limited economic regulation of natural gas gathering activities.

Kingfisher may incur significant costs and liabilities resulting from compliance with pipeline safety regulations.

The pipelines Kingfisher owns and operates are subject to stringent and complex regulation related to pipeline safety and integrity management. For instance, the DOT, through the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), has established a series of rules that require pipeline operators to develop and implement integrity management programs for hazardous liquid (including oil) pipeline segments that, in the event of a leak or rupture, could affect high-consequence areas. PHMSA also recently proposed rulemaking that would expand existing integrity management requirements to natural gas transmission and gathering lines in areas with medium population densities. Additional action by PHMSA with respect to pipeline integrity management requirements may occur in the future. At this time, Kingfisher cannot predict the cost of such requirements, but they could be significant. Moreover, violations of pipeline safety regulations can result in the imposition of significant penalties.

Several states have also passed legislation or promulgated rules to address pipeline safety. Compliance with pipeline integrity laws and other pipeline safety regulations issued by state agencies such as the OCC could result in substantial expenditures for testing, repairs and replacement. If Kingfisher’s pipelines fail to meet the safety standards mandated by the OCC or the DOT regulations, then Kingfisher may be required to repair or replace sections of such pipelines or operate the pipelines at a reduced maximum allowable operating pressure, the cost of which cannot be estimated at this time.

Due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with PHMSA or state requirements will not have a material adverse effect on Kingfisher’s results of operations or financial position. Because certain of Kingfisher’s operations are located around areas that may become more populated areas, such as the STACK play, Kingfisher may incur expenses to mitigate noise, odor and light that may be emitted in its operations and expenses related to the appearance of its facilities. Municipal and other local or state regulations are imposing various obligations including, among other things, regulating the location of Kingfisher’s facilities, imposing limitations on the noise levels of its facilities and requiring certain other improvements that increase the cost of its facilities. Kingfisher is also subject to claims by neighboring landowners for nuisance related to the construction and operation of its facilities, which could subject it to damages for declines in neighboring property values due to Kingfisher’s construction and operation of facilities.

Failure to comply with existing or new environmental laws or regulations or an accidental release of hazardous substances, hydrocarbons or wastes into the environment may cause Kingfisher to incur significant costs and liabilities.

Many of the operations and activities of Kingfisher’s pipelines, gathering systems, processing plants and other facilities are subject to significant federal, state and local environmental laws and regulations, the violation of which can result in administrative, civil and criminal penalties, including civil fines, injunctions or both. The obligations imposed by these laws and regulations include obligations related to air emissions and the discharge of pollutants from Kingfisher’s pipelines and other facilities and the cleanup of hazardous substances and other wastes that are or may have been released at properties currently or previously owned or operated by it or locations to which it has sent wastes for treatment or disposal. These laws may impose strict, joint and several liability for the remediation of contaminated areas. Private parties, including the owners of properties near

Kingfisher’s facilities or upon or through which its gathering systems traverse, may also have the right to pursue legal actions to enforce compliance and to seek damages for non-compliance with environmental laws for releases of contaminants or for personal injury or property damage.

Kingfisher’s business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental laws or regulations, including, for example, legislation relating to the control of greenhouse gas emissions, or changes in existing environmental laws or regulations might adversely affect Kingfisher’s products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect Kingfisher’s profitability. Changes in laws or regulations could also limit the operation of Kingfisher’s assets or adversely affect its ability to comply with applicable legal requirements or the demand for crude oil or natural gas, which could adversely affect its business and its profitability.

Recent rules under the CAA imposing more stringent requirements on the oil and gas industry could cause Kingfisher and its customers to incur increased capital expenditures and operating costs as well as reduce the demand for its services.

Kingfisher is subject to stringent and complex regulation under the CAA, implementing regulations, and state and local equivalents, including regulations related to controls for oil and natural gas production, pipelines, and processing operations. For instance, in 2016, the EPA issued three final rules intended to curb emissions of methane, VOCs, and toxic air pollutants (such as benzene) from new, reconstructed, and modified oil and gas sources, including the so-called OOOOa rule. In April 2017, the EPA announced its intention to reconsider certain aspects of the 2016 rules for the oil and natural gas industry in response to several petitions for reconsideration, and issued a 90-day stay of the June 3, 2017 compliance deadline for the fugitive emissions monitoring requirements in the OOOOa rule. Subsequently, on May 31, 2017, the EPA issued a 90-day stay of certain requirements under the rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. In the interim, on July 16, 2017, the EPA issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Substantial uncertainty exists with respect to implementation of this methane rule. The BLM also adopted new rules on November 15, 2016, to reduce venting, flaring, and leaks during oil and natural gas production activities on onshore federal and Indian leases. On June 15, 2017, the BLM postponed indefinitely compliance dates for certain aspects of these rules, pending judicial review.

Additional regulation of GHG emissions from the oil and gas industry remains a possibility. These regulations could require a number of modifications to Kingfisher’s operations, and its natural gas exploration and production suppliers’ and customers’ operations, including the installation of new equipment, which could result in significant costs, including increased capital expenditures and operating costs. The incurrence of such expenditures and costs by Kingfisher suppliers and customers could result in reduced production by those suppliers and customers and thus translate into reduced demand for its services.

Climate change legislation and regulatory initiatives could result in increased operating costs and reduced demand for the natural gas and NGLs services Kingfisher provides.

Congress has from time to time considered adopting legislation to reduce emissions of GHGs, and there has been a wide-ranging policy debate, both nationally and internationally, regarding the impact of these gases and possible means for their regulation. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. In 2015, the United States participated in the United Nations Conference on Climate Change, which led to the adoption of the Paris Agreement. The Paris Agreement requires countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals, every five years beginning in 2020. The Paris Agreement was signed by the United States in

April 2016 and entered into force in November 2016; however, the GHG emission reductions called for by the Paris Agreement are not binding. On June 1, 2017, President Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time. Moreover, at the federal regulatory level, both the EPA and the BLM have promulgated regulations for the control of methane emissions, which also include leak detection and repair requirements, from the oil and gas industry, although the current status of those regulations is uncertain given the change of Presidential administration.

In addition, many states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and NGLs fractionation plants, to acquire and surrender emission allowances with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved.

Although it is not possible at this time to predict whether future legislation or new regulations may be adopted to address GHG emissions or how such measures would impact Kingfisher’s business, the adoption of legislation or regulations imposing reporting or permitting obligations on, or limiting emissions of GHGs from, its equipment and operations could require Kingfisher to incur additional costs to reduce emissions of GHGs associated with its operations, could adversely affect its performance of operations in the absence of any permits that may be required to regulate emission of GHGs or could adversely affect demand for the natural gas Kingfisher gathers, processes or otherwise handles in connection with its services.

The ESA and the MBTA govern Kingfisher’s operations and additional restrictions may be imposed in the future, which could have an adverse impact on its operations.

The ESA and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the MBTA. The U.S. Fish and Wildlife Service and state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species, which could materially restrict use of or access to federal, state and private lands. Some of Kingfisher’s operations may be located in areas that are designated as habitats for endangered or threatened species or that may attract migratory birds. In these areas, Kingfisher may be obligated to develop and implement plans to avoid potential adverse impacts to protected species, and it may be prohibited from conducting operations in certain locations or during certain seasons, such as breeding and nesting seasons, when its operations could have an adverse effect on the species. It is also possible that a federal or state agency could order a complete halt to Kingfisher’s activities in certain locations if it is determined that such activities may have a serious adverse effect on a protected species. In addition, the U.S. Fish and Wildlife Service and state agencies regularly review species that are listing candidates, and designations of additional endangered or threatened species, or critical or suitable habitat, under the ESA could cause Kingfisher to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Kingfisher’s business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect Kingfisher’s operations and financial condition.

Kingfisher’s operations are subject to the many hazards inherent in the gathering, compressing, processing, transporting and storage of crude oil, natural gas and NGLs, including:

•	damage to pipelines, related equipment and surrounding properties caused by hurricanes, floods, fires and other natural disasters and acts of terrorism;

•	leaks of crude oil, natural gas, NGLs and other hydrocarbons;

•	induced seismicity; and

•	fires and explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of Kingfisher’s related operations. Kingfisher is not fully insured against all risks incident to its business. In accordance with typical industry practice, Kingfisher has appropriate levels of business interruption and property insurance on its underground pipeline systems. Kingfisher is not insured against all environmental accidents that might occur. If a significant accident or event occurs that is not fully insured, it could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

A failure in Kingfisher’s computer systems or a terrorist or cyber-attack on Kingfisher, or third parties with whom it has a relationship, may adversely affect its ability to operate its business.

Kingfisher is reliant on technology to conduct its business. Kingfisher’s business is dependent upon its operational and financial computer systems to process the data necessary to conduct almost all aspects of its business, including operating its pipelines and gathering, processing and storage facilities, recording and reporting commercial and financial transactions and receiving and making payments. Any failure of Kingfisher’s computer systems, or those of its customers, suppliers or others with whom it does business, could materially disrupt Kingfisher’s ability to operate its business. Unknown entities or groups have mounted so-called “cyber-attacks” on businesses to disable or disrupt computer systems, disrupt operations and steal funds or data. Cyber-attacks could also result in the loss of confidential or proprietary data or security breaches of other information technology systems that could disrupt Kingfisher’s operations and critical business functions. In addition, Kingfisher’s pipeline systems may be targets of terrorist activities that could disrupt its ability to conduct its business and have a material adverse effect on its business and results of operations. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Kingfisher’s insurance may not protect it against such occurrences. Any such terrorist or cyber-attack that affects Kingfisher or its customers, suppliers or others with whom it does business, could have a material adverse effect on its business, cause it to incur a material financial loss, subject it to possible legal claims and liability and/or damage its reputation.

Moreover, as the sophistication of cyber-attacks continues to evolve, Kingfisher may be required to expend significant additional resources to further enhance its digital security or to remediate vulnerabilities. In addition, cyber-attacks against it or others in its industry could result in additional regulations, which could lead to increased regulatory compliance costs, insurance coverage cost or capital expenditures. Kingfisher cannot predict the potential impact to its business or the energy industry resulting from additional regulations.

Failure to attract and retain an appropriately qualified workforce could reduce labor productivity and increase labor costs, which could adversely affect Kingfisher’s financial condition, results of operations or cash flows.

The services that Kingfisher offers require laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. Kingfisher’s business is dependent on its ability to recruit, retain and motivate employees. Certain circumstances, such as an aging workforce without appropriate replacements, a mismatch of existing skill sets to future needs, competition for skilled labor or the unavailability of contract resources may lead to operating challenges such as a lack of resources, loss of knowledge or a lengthy time period associated with skill development. Kingfisher’s costs, including costs for contractors to replace employees, productivity costs and safety costs, may rise. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to the new employees, or the future availability and cost of contract labor may adversely affect Kingfisher’s ability to manage and operate its business. If Kingfisher is unable to successfully attract and retain an appropriately qualified workforce, its financial condition, results of operations or cash flows could be adversely affected.

Risks Related to Silver Run and the Business Combination

Following the consummation of the business combination, our only significant assets will be the ownership of the general partner interest and a 44.1% limited partner interest in SRII Opco, and such ownership may not be sufficient to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations, including under the Tax Receivable Agreement.

Following the consummation of the business combination, we will have no direct operations and no significant assets other than the ownership of the general partner interest and a 44.1% limited partner interest in SRII Opco. We will depend on SRII Opco and its subsidiaries, including Alta Mesa and Kingfisher, for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Subject to certain restrictions, SRII Opco generally will be required to (i) make pro rata distributions to its partners, including us, in an amount at least sufficient to allow us to pay our taxes and (ii) reimburse us for certain corporate and other overhead expenses. However, legal and contractual restrictions in agreements governing future indebtedness of SRII Opco and its subsidiaries, including Alta Mesa and Kingfisher, as well as the financial condition and operating requirements of Alta Mesa, Alta Mesa GP and Kingfisher may limit our ability to obtain cash from SRII Opco. The earnings from, or other available assets of, SRII Opco and its subsidiaries, including Alta Mesa and Kingfisher, may not be sufficient to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations. SRII Opco will be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of its SRII Opco Common Units, including us. As a result, we generally will incur income taxes on our allocable share of any net taxable income of SRII Opco. Under the terms of the SRII Opco LPA, SRII Opco will be obligated to make tax distributions to holders of its SRII Opco Common Units, including us, except to the extent such distributions would render SRII Opco insolvent or are otherwise prohibited by law or any of our current or future debt agreements. In addition to tax expenses, we will also incur expenses related to our operations, our interests in SRII Opco and related party agreements, including payment obligations under the Tax Receivable Agreement, and expenses and costs of being a public company, all of which could be significant. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement.” To the extent that we need funds and SRII Opco or its subsidiaries is restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Alta Mesa and Kingfisher, we cannot assure you that this diligence revealed all material issues that may be present in the businesses of Alta Mesa or Kingfisher, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our, Alta Mesa’s or Kingfisher’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about Silver Run following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We, Alta Mesa and Kingfisher will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on us, Alta Mesa and Kingfisher. These uncertainties may impair the ability of Alta Mesa or Kingfisher to retain and motivate key personnel and could cause third parties that deal with Alta Mesa or Kingfisher to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our business following the business combination could be harmed.

Our ability to successfully effect the business combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Alta Mesa. The loss of such key personnel and our inability to hire and retain replacements could negatively impact the operations and profitability of Silver Run following the business combination.

Our ability to successfully effect the business combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the senior management of Alta Mesa. While we have scrutinized individuals who will stay with Alta Mesa following the business combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our Sponsor, officers and directors have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by their public stockholders in connection with an Initial Business Combination, our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. As of the date hereof, our Sponsor, officers and directors own shares equal to approximately 20% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if our Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor, certain members of our board of directors and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our Sponsor, certain members of our board of directors and our officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $262,399,680 based on the closing price of our Class A Common Stock on January 18, 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share originally sold as part of the units issued in the IPO (each, a “public share”), or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of James T. Hackett as a director of Silver Run and becoming the Executive Chairman of the board of directors and Chief Operating Officer—Midstream and the Riverstone Contributor’s right to nominate up to three directors to our board of directors for a period of five years following the Closing based on its and its affiliates’ beneficial ownership of our Class A Common Stock in accordance with the terms of its Series B Preferred Stock;

•	the fact that each of our independent directors owns 33,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $335,940 based on the closing price of our Class A Common Stock on January 18, 2018;

•	the fact that an affiliate of our Sponsor invested $200 million in equity in Alta Mesa upon the execution of the Contribution Agreements and will not have any public market in which to sell that investment if the Closing does not occur;

•	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by March 29, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed; and

•	that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties.

Our initial stockholders, including our Sponsor and our independent directors, hold a significant number of shares of our voting stock and warrants. They will lose their entire investment in us if we do not complete an Initial Business Combination.

Our Sponsor and our independent directors hold all of our 25,875,000 founder shares, representing 20% of the total outstanding shares upon completion of our IPO. The founder shares will be worthless if we do not complete an Initial Business Combination by March 29, 2019. In addition, our Sponsor holds an aggregate of 15,133,333 private placement warrants that will also be worthless if we do not complete an Initial Business Combination by March 29, 2019.

The founder shares are identical to the shares of Class A Common Stock included in the units, except that (i) the founder shares and the shares of Class A Common Stock into which the founder shares convert upon an Initial Business Combination are subject to certain transfer restrictions, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of an Initial Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an Initial Business Combination by March 29, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by March 29, 2019) and (iii) the founder shares are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination, as described herein.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting Alta Mesa and Kingfisher, completing the business combination with Alta Mesa and Kingfisher and influencing the operation of Silver Run following the business combination.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. All expenses incurred in connection with the Contribution Agreements and the business combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, subject to our agreement in the Alta Mesa Contribution Agreement requiring the Alta Mesa Contributor to pay one-half of the accounting fees and other costs charged by a mutually selected independent accounting firm in connection with the Alta Mesa business combination and our agreement in the Kingfisher Contribution Agreement requiring the Kingfisher Contributor to pay one-half of the accounting fees and other costs charged by the independent accounting firm in connection with the Kingfisher business combination. Our transaction expenses as a result of the business combination are currently estimated at approximately $50 million, including approximately $36.2 million in deferred underwriting commissions to the underwriters of our IPO.

The unaudited pro forma condensed consolidated combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated combined financial information for Silver Run following the business combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run.”

Alta Mesa’s and Kingfisher’s financial projections are based on various assumptions that may not prove to be correct.

The unaudited financial projections of Alta Mesa and Kingfisher set forth in the forecasts included under “Proposal No. 1—The Business Combination Proposal—Unaudited Financial Projections of Alta Mesa and Kingfisher” were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Alta Mesa’s management and Kingfisher’s management, the financial projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Alta Mesa and Kingfisher, as applicable, and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Alta Mesa and Kingfisher, respectively. However, the financial projections are not fact. Further, none of the unaudited financial projections reflect any impact of the proposed transaction and have not been updated since the date of preparation.

None of Silver Run’s, Alta Mesa’s or Kingfisher’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the financial projections.

The unaudited financial projections were prepared solely for internal use to assist in the evaluation of the business combination. Such projections are inherently subjective in nature, though considered reasonable by the management of Alta Mesa and Kingfisher as of the date such projections were prepared, and are susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Alta Mesa and Kingfisher, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. In light of the foregoing factors and the uncertainties inherent in the unaudited financial projections, the Silver Run stockholders are cautioned not to place undue reliance on the unaudited financial projections and the inclusion of the unaudited financial projections in this proxy statement should not be regarded as a representation by any person that the results contained therein will be achieved.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligation to close the business combination that there be no breach of Alta Mesa’s or Kingfisher’s representations and warranties as of the Closing Date that would reasonably be expected to have a Material Adverse Effect (as defined in the Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement). However, if our board of directors determines that any such breach is not material to the business of Alta Mesa or Kingfisher, respectively, then the board may elect to waive that condition and close the business combination. We are not able to waive the condition that our stockholders approve the business combination.

If we are unable to complete an Initial Business Combination on or prior to March 29, 2019, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to March 29, 2019, our public stockholders may receive only approximately $10.00 per share on the liquidation of our Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in our Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses, including Alta Mesa and Kingfisher, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in our Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against our Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in our Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in our Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against our Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Initial Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in our Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in our Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in our Trust Account as of the date of the liquidation of our Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to our Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy their indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such eventuality.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of the Initial Business Combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, the units may be worth less than units of other blank check companies.

Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued. This is different from other companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.

Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 34,500,000 shares of Class A Common Stock as part of our IPO and prior to our IPO, we issued an aggregate of 15,133,333 private placement warrants to our Sponsor. In addition, in connection with the closing of the business combination, we expect to issue 13,333,333 warrants to Fund VI Holdings pursuant to the IPO Forward Purchase Agreement and, prior to consummating an Initial Business Combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Class A Common Stock and Class B Common Stock on a business combination. Each warrant issued is exercisable to purchase one whole share at $11.50 per whole share. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The private placement warrants (and the warrants to be issued under the IPO Forward Purchase Agreement) are identical to the warrants sold as part of the units issued in our IPO, except that, so long as they are held by our Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an Initial Business Combination and (iii) they may be exercised by the holders for cash or on a cashless basis.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the business combination (and assuming no redemptions by our public stockholders of public shares and no purchase of shares of Class A Common Stock by Fund VI Holdings under the Business Combination Forward Purchase Agreement), the holders of our founder shares, which include our Sponsor and independent directors, and Fund VI Holdings will own approximately 15.3% and 23.6% of our Class A Common Stock, respectively (or 16.2% and 37.6%, respectively, assuming an illustrative redemption by our public stockholders of approximately 30,000,000 public shares and the purchase of 20,000,000 shares of Class A Common Stock by Fund VI Holdings under the Business Combination Forward Purchase Agreement). Pursuant to the terms of a letter agreement entered into at the time of the IPO, the founder shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (i) one year after the Closing or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, the shares of Class A Common Stock into which the founder shares convert will be released from these transfer restrictions.

Additionally, 90 days after Closing, the Kingfisher Contributor will have the ability to redeem or exchange up to 39,000,000 SRII Opco Common Units for shares of Class A Common Stock on a one-to-one basis, and will have this redemption or exchange right with respect to its remaining SRII Opco Common Units 180 days after Closing. The Alta Mesa Contributor and the Riverstone Contributor will also have this redemption or exchange right with respect to all of their respective SRII Opco Common Units 180 days after Closing. If the Contributors redeem or exchange all of their SRII Opco Common Units for shares of Class A Common Stock, and assuming no earn-out consideration is paid prior to such time, no public stockholders elect to have their public shares redeemed and we do not otherwise issue shares of Class A Common Stock (including to Fund VI Holdings under the Business Combination Forward Purchase Agreement), the Alta Mesa Contributor, the Kingfisher Contributor and the Riverstone Contributor will own 36.4%, 14.3% and 5.2% of our Class A Common Stock, respectively.

In connection with the closing of our IPO, we entered into a registration rights agreement with our Sponsor and certain of our directors providing for registration rights to such parties. In addition, in connection with the Closing, we will enter into a registration rights agreement with Fund VI Holdings and the Contributors, pursuant to which we will file a registration statement registering the shares of Class A Common Stock held by them for resale within 30 days following the Closing.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Contribution Agreements were executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for the equity securities of Alta Mesa or Kingfisher and trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to Alta Mesa, Kingfisher and our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of our competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Silver Run or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to Silver Run;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving Silver Run;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Silver Run following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover Silver Run following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If any analyst who may cover Silver Run following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Activities taken by affiliates of Silver Run to purchase, directly or indirectly, public shares of our Class A Common Stock will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of our securities.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the business combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other Proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by Silver Run or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the other Proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act,” or the TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our Class A Common Stock is also uncertain and could be adverse.

There can be no assurance that our Class A Common Stock that will be issued in connection with the business combination will be approved for listing on NASDAQ following the Closing, or that we will be able to comply with the continued listing standards of NASDAQ.

Our Class A Common Stock, public units and public warrants are currently listed on NASDAQ. Our continued eligibility for listing, and the approval of the Class A Common Stock to be issued in connection with the business combination for listing, may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, NASDAQ delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock, units and public warrants are listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NASDAQ, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following March 29, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Non-U.S. holders may be subject to U.S. income tax with respect to gain on disposition of their Class A Common Stock and warrants.

We believe that we will be a U.S. real property holding corporation (“USRPHC”), following our business combination. As a result, after the business combination is effected, Non-U.S. holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Class A Common Stock or warrants during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such Class A Common Stock or warrants and may be required to file a U.S. federal income tax return. If you are a Non-U.S. holder, we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Unlike some other blank check companies, Silver Run does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the business combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, Silver Run has no specified maximum redemption threshold, except that we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structure disallows the consummation of a business combination if the holders of Silver Run’s public shares elect to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the business combination even though a substantial number of our public stockholders have redeemed their shares.

We will be required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

In connection with the completion of the business combination, we will enter into the Tax Receivable Agreement with SRII Opco and the Initial Limited Partners. Pursuant to the Tax Receivable Agreement, we will be required to make cash payments to the Initial Limited Partners and their permitted transferees (together, the “TRA Holders”) equal to 85% of the amount of tax benefits, if any, that we actually realize (or are deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain tax basis increases resulting from the exchange of SRII Opco Common Units for Class A Common Stock (or, under certain circumstances, cash) pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA, other than such tax basis increases allocable to assets held by Kingfisher or otherwise used in Kingfisher’s midstream business, and (ii) interest paid or deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of SRII Opco Common Units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder’s tax basis in its SRII Opco Common Units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of Silver Run’s payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We will be dependent on distributions from SRII Opco to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the TRA Holders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the TRA Holders maintaining a continued ownership interest in SRII Opco or us. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the TRA Holders.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of the foregoing, (i) we could be required to make cash payments to the TRA Holders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to TRA Holders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

We will not be reimbursed for any cash payments previously made to the TRA Holders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the TRA Holders.

Certain of the TRA Holders have substantial control over us, and their interests, along with the interests of other TRA Holders, in our business may conflict with yours.

The TRA Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their SRII Opco Common Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the TRA Holders may conflict with the interests of holders of our Class A Common Stock. For example, the TRA Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of TRA Holders even in situations where no similar considerations are relevant to us. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the TRA Holders.

Risks Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any Initial Business Combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Silver Run might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any Initial Business Combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of Silver Run who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 p.m., Eastern Time, on February 2, 2018. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of Silver Run must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

FINANCIAL INFORMATION OF SILVER RUN ACQUISITION CORPORATION II

The unaudited pro forma condensed consolidated combined statements of operations of Silver Run for the nine months ended September 30, 2017 and for the year ended December 31, 2016 combine the historical statements of operations of Silver Run, the historical consolidated statements of operations of Alta Mesa and the historical statements of operations of Kingfisher, giving effect to the following transactions (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2016, the beginning of the earliest period presented:

•	the acquisition by Silver Run from the Alta Mesa Contributor of (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP, the sole general partner of Alta Mesa, pursuant to the Alta Mesa Contribution Agreement, in exchange for the issuance by SRII Opco at Closing of 220,000,000 SRII Opco Common Units to the Alta Mesa Contributor, as adjusted (a) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit); (b) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit); and (c) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit). In addition, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-day volume-weighted average price (the “20-Day VWAP”) of the Class A Common Stock equals or exceeds specified prices;

•	the acquisition by Silver Run of 100% of the outstanding membership interests in Kingfisher, pursuant to the Kingfisher Contribution Agreement in exchange for (x) the payment by Silver Run at Closing of $800 million in cash to the Kingfisher Contributor, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees, and (y) the issuance by SRII Opco at Closing of 55,000,000 SRII Opco Common Units to the Kingfisher Contributor. In addition, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-Day VWAP of the Class A Common Stock equals or exceeds specified prices;

•	the acquisition by Silver Run of all of the limited partner interests in Alta Mesa held by the Riverstone Contributor, pursuant to the Riverstone Contribution Agreement in exchange for the issuance by SRII Opco at Closing of 20,000,000 SRII Opco Common Units to the Riverstone Contributor;

•	the conversion of 25,875,000 shares of Class B Common Stock into 25,875,000 shares of Class A Common Stock, in connection with the Closing;

•	the issuance by Silver Run of a number of shares of Class C Common Stock to the Contributors equal to the number of SRII Opco Common Units issued to such Contributors in connection with the Closing;

•	the issuance by Silver Run of one share of Series A Preferred Stock to each of Bayou City, HPS and AM Equity Holdings, LP in connection with the Closing;

•	the issuance by Silver Run of one share of Series B Preferred Stock to the Riverstone Contributor in connection with the Closing;

•	the issuance and sale by Silver Run of 40,000,000 shares of Class A Common Stock and 13,333,333 warrants to purchase shares of Class A Common Stock, for an aggregate purchase price of $400 million, to Fund VI Holdings pursuant to the terms of the IPO Forward Purchase Agreement;

•	the redemption by Silver Run of shares of Class A Common Stock held by public stockholders in connection with the business combination as more fully described below;

•	the exchange of certain founder notes of Alta Mesa’s subsidiaries (the “Alta Mesa Founder Notes”) for equity interest of the Alta Mesa Contributor prior to Closing pursuant to the Alta Mesa Contribution Agreement; and

•	the disposition by Alta Mesa of its non-STACK assets and operations as contemplated by the Alta Mesa Contribution Agreement (the “Alta Mesa non-STACK Assets Divestiture”).

Additionally, the unaudited pro forma condensed consolidated combined statement of operations of Silver Run for the year ended December 31, 2016 gives effect to the following: (i) the related revenue and expenses from the interests in 24 producing wells (the “Alta Mesa JV Wells”) not owned by Alta Mesa that were drilled under the joint development agreement and purchased by High Mesa from BCE-STACK Development LLC (“BCE”) and contributed to Alta Mesa on December 31, 2016 (the “Alta Mesa JV Wells Contribution”) and (ii) the issuance of Alta Mesa’s $500 million aggregate principal amount of 7.875% senior notes due 2024 (the “2024 Notes”), the repayment of Alta Mesa’s $450 million aggregate principal amount of 9.625% senior notes due 2018 (the “2018 Notes”), and the repayment in full of Alta Mesa’s $125 million senior secured term loan facility on November 10, 2016 (the “2016 Refinancing”). Although the Alta Mesa JV Wells Contribution is not considered significant to Alta Mesa under SEC rules as it did not meet the three criteria of the significance test set forth in Article 11 of Regulation S-X, Silver Run’s management believes the prospective results of the Alta Mesa JV Wells will have a continuing impact on Silver Run’s results of operations such that the pro forma financial statements would be misleading without giving effect to this transaction.

The unaudited pro forma condensed consolidated combined balance sheet of Silver Run as of September 30, 2017 combines the historical condensed balance sheet of Silver Run, the historical condensed consolidated balance sheet of Alta Mesa and the historical condensed balance sheet of Kingfisher, giving effect to the Transactions (other than the Alta Mesa JV Wells Contribution and the 2016 Refinancing) as if they had been consummated on September 30, 2017. The contribution date fair value of the Alta Mesa JV Wells and the 2016 Refinancing are reflected in Alta Mesa’s historical consolidated balance sheet as of December 31, 2016, and, therefore, the unaudited pro forma condensed consolidated combined balance sheet information of Silver Run does not give effect to the Alta Mesa JV Wells Contribution and the 2016 Refinancing.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give pro forma effect to events that are: (i) directly attributable to the business combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Silver Run’s results following the completion of the Transactions.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•	the (i) historical audited financial statements of Silver Run as of December 31, 2016 and for the period from November 16, 2016 (date of inception) to December 31, 2016 and (ii) historical condensed unaudited financial statements of Silver Run as of and for the nine months ended September 30, 2017, included elsewhere in this proxy statement;

•	the (i) historical audited consolidated financial statements of Alta Mesa as of and for the year ended December 31, 2016 and (ii) historical condensed consolidated unaudited financial statements of Alta Mesa as of and for the nine months ended September 30, 2017, included elsewhere in this proxy statement;

•	the (i) historical audited financial statements of Kingfisher as of and for the year ended December 31, 2016 and (ii) historical unaudited condensed consolidated financial statements of Kingfisher as of and for the nine months ended September 30, 2017, included elsewhere in this proxy statement; and

•	other information relating to Silver Run, Alta Mesa and Kingfisher contained in this proxy statement.

Under Silver Run’s Charter, public stockholders have the right to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the Trust Account. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2017 of $1,038,946,417, the estimated per share redemption price would have been approximately $10.00.

The unaudited pro forma condensed consolidated combined financial statements presents two redemption scenarios as follows:

•	Assuming No Redemption: This scenario assumes that no shares of Class A Common Stock are redeemed and, consequently, that no shares of Class A Common Stock are purchased by Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement;

•	Assuming Illustrative Redemption: This scenario assumes that (i) 30,000,000 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of $300 million from the Trust Account, and (ii) 20,000,000 shares of Class A Common Stock are purchased by Fund VI Holdings pursuant to the Business Combination Forward Purchase Agreement, for aggregate proceeds of $200 million. This redemption is the maximum allowable redemption whereby Silver Run believes it will be able to satisfy the conditions in the Contribution Agreements, including the condition that SR II Opco’s leverage ratio be less than 1.5x on a pro forma, last 12 months basis (the “leverage ratio condition”) and the condition included in the Kingfisher Contribution Agreement that Silver Run’s available cash at closing is at least $800 million (the “minimum cash condition”). If the aggregate cash Silver Run would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption results in the failure of the leverage ratio condition or the minimum cash condition and such conditions are not waived by the applicable parties, Silver Run will not complete the business combination or redeem any shares and all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof.

The unaudited pro forma condensed consolidated combined financial statements have been prepared as follows:

(i)	the acquisition of Alta Mesa under the Alta Mesa Contribution Agreement and Riverstone Contribution Agreement has been accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805 with Silver Run as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying Alta Mesa assets acquired and liabilities assumed based on their respective fair market values; and

(ii)	the Kingfisher acquisition under the Kingfisher Contribution Agreement has been accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805 with Silver Run as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying Kingfisher assets acquired and liabilities assumed based on their respective fair market values.

Silver Run has not completed the detailed valuation studies necessary to arrive at the final determination of the fair value of the assets acquired, the liabilities assumed and the related allocations of the purchase price in the business combinations. As a result, the unaudited pro forma adjustments are preliminary estimates and are subject to change as additional information becomes available and as additional analyses are performed. The unaudited pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated combined financial statements presented below.

Silver Run has estimated the fair value of assets acquired and liabilities assumed from Alta Mesa and Kingfisher based on discussions with members of Alta Mesa’s and Kingfisher’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of Alta Mesa and Kingfisher. The valuation will be finalized as soon as practicable within the required measurement period, but in no event later than 12 months following completion of the business combination. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the balance sheet and/or statement of operations. In addition, the final purchase price of the Alta Mesa acquisition is subject to certain adjustments for inorganic acquisition capital expenditures, debt and transaction expenses, while the final purchase price of the Kingfisher acquisition is subject to certain adjustments for net working capital, debt, transaction expenses, capital expenditures and banking fees. The final purchase price and the final purchase price allocation may be different than that reflected in the preliminary purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed consolidated combined financial statements are described in the accompanying notes. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and the other related Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of Silver Run following the completion of the business combination and the other related Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Following the Closing, Silver Run will retrospectively recast Alta Mesa’s financial statements, together with Alta Mesa’s related management’s discussion and analysis of financial condition and results of operations, to report the remaining Alta Mesa non-STACK Assets Divestiture as “discontinued operations” in accordance with Accounting Standards Codification Topic 205-20, “Discontinued Operations” (“ASC 205-20”).

SILVER RUN ACQUISITION CORPORATION II

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2017

	Silver Run (a)	Alta Mesa Historical (b)	Alta Mesa Non-STACK Assets Divestiture (c)	Alta Mesa Post Non-STACK Assets Divestitures Subtotal	Kingfisher Historical (d)	Pro Forma Adjustments			Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment			Pro Forma Combined (Assuming Illustrative Redemption)
		(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$546	$3,740	$(62)	$3,678	$11,722	$589,222	(e	)	$678,524	$(300,000)	(u	)	$578,524
						70,000	(y	)		200,000	(v	)
						3,356	(z	)
Short-term restricted cash	—	1,173	—	1,173	—	—			1,173	—			1,173
Accounts receivable, net of allowance of $802	—	71,260	(4,775)	66,485	5,231	—			71,716	—			71,716
Other receivables	—	679	(154)	525	—	—			525	—			525
Receivable due from affiliate	—	839	—	839	10,028	—			10,867	—			10,867
Prepaid expenses and other current assets	122	2,215	(1)	2,214	780	—			3,116	—			3,116
Derivative financial instruments	—	6,952	—	6,952	—	—			6,952	—			6,952
Investment held in Trust Account	1,038,947	—	—	—	—	(1,038,947)	(f	)	—	—			—

TOTAL CURRENT ASSETS	1,039,615	86,858	(4,992)	81,866	27,761	(376,369)			772,873	(100,000)			672,873

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	—	944,867	(102,254)	842,613	—	2,046,559	(aa	)	2,889,172	—			2,889,172
Other property and equipment, net	—	9,139	(2,709)	6,430	228,195	(3,392)	(aa	)	290,189	—			290,189
	—	—	—	—	—	58,956	(g	)		—

TOTAL PROPERTY AND EQUIPMENT, NET	—	954,006	(104,963)	849,043	228,195	2,102,123			3,179,361	—			3,179,361

OTHER ASSETS
Investment in LLC—cost	—	9,000	(9,000)	—	—	—			—	—			—
Deferred financing costs, net	—	1,943	—	1,943	3,057	(5,000)	(h	)	—	—			—
Notes receivable due from affiliate	—	12,121	—	12,121	—	—			12,121	—			12,121
Deposits and other long-term assets	—	14,686	(1,185)	13,501	372	—			10,517	—			10,517
						(3,356)	(z	)
Derivative financial instruments	—	5,282	—	5,282	—	—			5,282	—			5,282
Intangible assets	—	—	—	—	—	267,500	(g	)	267,500	—			267,500
Goodwill	—	—	—	—	—	611,579	(g	)	652,579	—			616,728
	—	—	—	—	—	41,000	(aa	)		(35,851)	(bb	)

TOTAL OTHER ASSETS	—	43,032	(10,185)	32,847	3,429	911,723			947,999	(35,851)			912,148

TOTAL ASSETS	$1,039,615	$1,083,896	$(120,140)	$963,756	$259,385	$2,637,477			$4,900,233	$(135,851)			$4,764,382

LIABILITIES AND PARTNERS’ CAPITAL MEMBERS’ EQUITY AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$—	$144,546	$(5,748)	$138,798	$3,559	$—			$142,357	$—			$142,357
Advances from non-operators	—	3,872	—	3,872	—	—			3,872	—			3,872
Advances from related party	—	47,794	—	47,794	—				47,794	—			47,794
Payables to affiliates	—	—	—	—	6,569	—			6,569	—			6,569
Asset retirement obligations	—	3,960	(3,926)	34	—	—			34	—			34
Derivative financial instruments	—	348	—	348	—	—			348	—			348
Sponsor note	1,500	—	—	—	—	(1,500)	(e	)	—	—			—
Franchise taxes payable	90	—	—	—	—	—			90	—			90
Income taxes payable	1,350	—	—	—	—	—			1,350	—			1,350

TOTAL CURRENT LIABILITIES	2,940	200,520	(9,674)	190,846	10,128	(1,500)			202,414	—			202,414

	Silver Run (a)	Alta Mesa Historical (b)	Alta Mesa Non-STACK Assets Divestiture (c)	Alta Mesa Post Non-STACK Assets Divestitures Subtotal	Kingfisher Historical (d)	Pro Forma Adjustments			Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment			Pro Forma Combined (Assuming Illustrative Redemption)
		(in thousands)
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	—	65,152	(55,419)	9,733	—	—			9,733	—			9,733
Long-term debt, net	—	565,247	—	565,247	—	—			690,065	—			690,065
						70,000	(y	)	—	—
						54,818	(aa	)
Notes payable to founder	—	27,861	—	27,861	—	(27,861)	(i	)	—	—			—
Payables to affiliates	—				—	—			—	—			—
Deferred tax liability	—				—	102,093	(bb	)	102,093	(35,851)	(bb	)	66,242
Other long-term liabilities	—	7,613	(2,902)	4,711	—	—			4,711	—			4,711
Deferred underwriting discounts	36,225	—	—	—	—	(36,225)	(j	)	—	—			—
Series A Preferred Stock subject to redemption; 3 (at value of $0.0001 par value)	—	N/A	N/A	N/A	N/A	—	(m	)	—	—			—
Series B Preferred Stock subject to redemption; 1 (at value of $0.0001 par value)	—	N/A	N/A	N/A	N/A	—	(m	)	—	—			—

TOTAL LONG-TERM LIABILITIES	36,225	665,873	(58,321)	607,552	—	162,825			806,602	(35,851)			770,751

TOTAL LIABILITIES	39,165	866,393	(67,995)	798,398	10,128	161,325			1,009,016	(35,851)			973,165
Class A common stock subject to possible redemption; 99,545,041 (at redemption value of approximately $10.00 per share)	995,450	N/A	N/A	N/A	N/A	(995,450)	(k	)	—	—			—
PARTNERS’ CAPITAL	—	217,503	(52,145)	165,358	—	(165,358)	(q	)	—	—			—
MEMBERS’ EQUITY	—	—	—	—	249,257	(249,257)	(l	)	—	—			—
STOCKHOLDERS’ EQUITY:
Class A common stock, $0.0001 par value	—	N/A	N/A	N/A	N/A	17	(p	)	17	(3)	(u	)	16	(x	)
										2	(v	)
Class B common stock, $0.0001 par value	3	N/A	N/A	N/A	N/A	(3)	(n	)	—	—			—	(x	)
Class C common stock, $0.0001 par value	—	N/A	N/A	N/A	N/A	22	(o	)	22	—			22	(x	)
Additional paid-in-capital	4,039	N/A	N/A	N/A	N/A	1,663,663	(r	)	1,667,702	(299,997)	(u	)	1,575,362
										199,998	(v	)
										7,659	(w	)
Retained earnings (accumulated deficit)	958	N/A	N/A	N/A	N/A	(6,249)	(s	)	(5,291)	180	(w	)	(5,111)

STOCKHOLDERS’ EQUITY	5,000	N/A	N/A	N/A	N/A	1,657,450			1,662,450	(92,161)			1,570,289
NON-CONTROLLING INTEREST	—	N/A	N/A	N/A	N/A	2,228,767	(t	)	2,228,767	(7,839)	(w	)	2,220,928

TOTAL EQUITY	5,000	N/A	N/A	N/A	N/A	3,886,217			3,891,217	(100,000)			3,791,217

TOTAL LIABILITIES AND EQUITY	$1,039,615	$1,083,896	$(120,140)	$963,756	$259,385	$2,637,477			$4,900,233	$(135,851)			$4,764,382

See notes to the unaudited pro forma condensed consolidated combined financial statements.

SILVER RUN ACQUISITION CORPORATION II

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

	Silver Run(a)	Alta Mesa Historical(b)	Alta Mesa Non-STACK Assets Divestiture(c)	Post Non-STACK Assets Divestiture Subtotal	Kingfisher Historical(d)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)		Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
		(in thousands)
Operating revenues and other
Oil, natural gas and natural gas liquids	$—	$230,205	$(45,698)	$184,507	$62,429	$—		$246,936		$—		$246,936
Midstream revenues	—	—	—	—	29,043	(17,792	)(e)	11,251		—		11,251
Other revenues	—	274	(274)	—	—	—		—		—		—

Total operating revenues	—	230,479	(45,972)	184,507	91,472	(17,792)		258,187		—		258,187
Gain on acquisition of oil and natural gas properties	—	6,893	(1,626)	5,267	—	—		5,267		—		5,267
Gain on derivative contracts	—	38,024	—	38,024	—	—		38,024		—		38,024

Total operating revenues and other	—	275,396	(47,598)	227,798	91,472	(17,792)		301,478		—		301,478

Operating expenses
Lease and plant operating expense	—	49,836	(21,944)	27,892	—	—		27,892		—		27,892
Marketing and transportation	—	21,566	(1,080)	20,486	—	(17,792	)(e)	2,694		—		2,694
Midstream operating expense	—	—	—	—	69,071	—		69,071		—		69,071
Production and ad valorem taxes	—	8,812	(5,101)	3,711	1,187	—		4,898		—		4,898
Workover expense	—	5,112	(1,981)	3,131	—	—		3,131		—		3,131
Exploration expense	—	19,930	(8,042)	11,888	—	—		11,888		—		11,888
Depreciation, depletion, and amortization expense	—	80,082	(16,836)	63,246	6,893	15,922	(f)	239,674		—		239,674
						153,613	(m)
Impairment expense	—	29,206	(28,018)	1,188	—	—		1,188		—		1,188
Accretion expense	—	1,447	(1,213)	234	—	—		234		—		234
Franchise tax expense	90	—	—	—	—	—		90		—		90
General and administrative expense	1,547	35,534	(66)	35,468	4,321	—		41,336		—		41,336

Total operating expenses	1,637	251,525	(84,281)	167,244	81,472	151,743		402,096		—		402,096

Income (loss) from operations	(1,637)	23,871	36,683	60,554	10,000	(169,535)		(100,618)		—		(100,618)
Other income (expense)
Interest expense, net	—	(38,189)	(88)	(38,277)	(133)	904	(g)	(37,506)		—		(37,506)
Other income—investment income of Trust Account	3,946	—	—	—	—	(3,946	)(h)	—		—		—

Total other income (expense)	3,946	(38,189)	(88)	(38,277)	(133)	(3,042)		(37,506)		—		(37,506)

Income (loss) before income taxes	2,309	(14,318)	36,595	22,277	9,867	(172,577)		(138,124)		—		(138,124)
Provision for (benefit from) state income taxes	—	285	(285)	—	—	(2,415	)(i)	(2,415)		—		(2,415)
Provision for (benefit from) federal income taxes	1,350	—	—	—	—	(21,670	)(i)	(20,320)		—		(20,320)

Income (loss) from continuing operations	$959	$(14,603)	$36,880	$22,277	$9,867	$(148,492)		$(115,389)		$—		$(115,389)
Income (loss) from continuing operations attributable to non-controlling interest	—	—	—	—	—	(64,517	)(j)	(64,517)		(1,724	)(k)	(66,241)

Income (loss) from continuing operations attributable to the combined entity	$959	$(14,603)	$36,880	$22,277	$9,867	$(83,975)		$(50,872)		$1,724		$(49,148)

Weighted average number of shares outstanding
Basic	28,578							169,375	(l)			159,375	(l)

Diluted	129,375							169,375	(l)			159,375	(l)

Net income (loss) per share from continuing operations
Basic	$0.03							$(0.30	)(l)			$(0.31	)(l)

Diluted	$0.01							$(0.30	)(l)			$(0.31	)(l)

See notes to the unaudited pro forma condensed consolidated combined financial statements.

SILVER RUN ACQUISITION CORPORATION II

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	Silver Run(a)	Alta Mesa Historical(b)	Alta Mesa Non-STACK Assets Divestiture(c)	Alta Mesa Post Non-STACK Assets Divestiture Subtotal	Alta Mesa 2016 Refinancing Adjustment		Alta Mesa JV Wells Contribution(e)	Kingfisher Historical(f)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemptions)	Redemption Adjustment	Pro Forma Combined (Assuming Illustrative Redemption)
		(in thousands)
Operating revenues and other
Oil, natural gas and natural gas liquids	$—	$210,293	$(70,287)	$140,006	$—		$26,192	$615	$—		$166,813	$—	$166,813
Midstream revenue	—	—	—	—	—		—	14,563	(7,495	)(g)	7,068	—	7,068
Other revenues	—	415	(214)	201	—		—	—	—		201	—	201

Total operating revenues	—	210,708	(70,501)	140,207	—		26,192	15,178	(7,495)		174,082	—	174,082
Gain (loss) on sale of assets	—	3,542	(3,539)	3	—		—	—	—		3	—	3
Gain (loss) on derivative contracts	—	(40,460)	—	(40,460)	—		—	—	—		(40,460)	—	(40,460)

Total operating revenues and other	—	173,790	(74,040)	99,750	—		26,192	15,178	(7,495)		133,625	—	133,625

Operating expenses
Lease and plant operating expense	—	56,893	(29,474)	27,419	—		3,067	—	—		30,486	—	30,486
Marketing and transportation	—	13,326	(1,698)	11,628	—		2,780	—	(7,495	)(g)	6,913	—	6,913
Midstream operating expense	—	—	—	—	—		—	7,431	—		7,431	—	7,431
Production and ad valorem taxes	—	10,750	(7,985)	2,765	—		529	187	—		3,481	—	3,481
Workover expense	—	4,714	(1,273)	3,441	—		10	—	—		3,451	—	3,451
Exploration expense	—	24,777	(7,547)	17,230	—		—	—	—		17,230	—	17,230
Depreciation, depletion, and amortization expense	—	92,901	(39,416)	53,485	—		9,115	3,752	26,668	(h)	282,522	—	282,522
									189,502	(n)
Impairment expense	—	16,306	(15,924)	382	—		—	—	—		382	—	382
Accretion expense	—	2,174	(1,904)	270	—		—	—	—		270	—	270
General and administrative expense	2	41,758	(1,290)	40,468	—		—	3,591	—		44,061	—	44,061

Total operating expenses	2	263,599	(106,511)	157,088	—		15,501	14,961	208,675		396,227	—	396,227

Income (loss) from operations	(2)	(89,809)	32,471	(57,338)			10,691	217	(216,170)		(262,602)		(262,602)
Other income (expense)
Interest expense, net	—	(59,990)	(10)	(60,000)	17,498	(d)	—	—	1,209	(i)	(41,293)	—	(41,293)
Loss on extinguishment of debt	—	(18,151)	—	(18,151)	—		—	—	—		(18,151)	—	(18,151)

Total other income (expense)	—	(78,141)	(10)	(78,151)	17,498		—	—	1,209		(59,444)	—	(59,444)

	Silver Run(a)	Alta Mesa Historical(b)	Alta Mesa Non-STACK Assets Divestiture(c)	Alta Mesa Post Non-STACK Assets Divestiture Subtotal	Alta Mesa 2016 Refinancing Adjustment	Alta Mesa JV Wells Contribution(e)	Kingfisher Historical(f)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemptions)		Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
		(in thousands)
Income (loss) before income taxes	(2)	(167,950)	32,461	(135,489)	17,498	10,691	217	(214,961)		(322,046)		—		(322,046)
Provision for (benefit from) state income taxes	—	(29)	29	—	—	—	—	(5,537	)(j)	(5,537)		—		(5,537)
Provision for (benefit from) federal income taxes	—	—	—	—	—	—	—	(49,694	)(j)	(49,694)		—		(49,694)

Income (loss) from continuing operations	$(2)	$(167,921)	$32,432	$(135,489)	$17,498	$10,691	$217	$(159,730)		$(266,815)		$—		$(266,815)
Income (loss) from continuing operations attributable to non-controlling interest	—	—	—	—	—	—	—	(149,182	)(k)	(149,182)		(3,987	)(l)	(153,169)

Income (loss) from continuing operations attributable to the combined entity	$(2)	$(167,921)	$32,432	$(135,489)	$17,498	$10,691	$217	$(10,548)		$(117,633)		$3,987		$(113,646)

Weighted average number of shares outstanding
Basic and diluted	25,875									169,375	(m)			159,375	(m)

Net income (loss) per share from continuing operations
Basic and diluted	$—									$(0.69	)(m)			$(0.71	)(m)

See notes to the unaudited pro forma condensed consolidated combined financial statements.

NOTES TO SILVER RUN ACQUISITION CORPORATION II

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Overview

The pro forma adjustments have been prepared as if the Transactions had been consummated January 1, 2016, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed consolidated combined statements of operations and on September 30, 2017 in the case of the unaudited pro forma condensed consolidated combined balance sheet.

The unaudited pro forma condensed consolidated combined financial statements have been prepared assuming the following methods of accounting in accordance with GAAP.

•	Silver Run will account for the acquisition of Alta Mesa under the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement using the acquisition method of accounting with Silver Run as the acquirer. Under the acquisition method of accounting, Alta Mesa’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Alta Mesa’s net assets acquired, if applicable, will be recorded as goodwill.

•	Silver Run will account for the acquisition of Kingfisher under the Kingfisher Contribution Agreement using the acquisition method of accounting with Silver Run as the acquirer. Under the acquisition method of accounting, Kingfisher’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Kingfisher’s net assets acquired, if applicable, will be recorded as goodwill.

The acquisition method of accounting is based on ASC 805, Business Combinations and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Silver Run, who was determined to be the accounting acquirer.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Alta Mesa and Kingfisher acquisitions include estimated fees for advisory, legal and accounting fees.

The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with (i) Silver Run’s historical financial statements and related notes for the period from November 16, 2016 (date of inception) to December 31, 2016 and as of and for the nine months ended September 30, 2017, as well as “Management’s Discussion and Analysis of Financial Condition and Results of

Operations of Silver Run,” included elsewhere in this proxy statement, (ii) Alta Mesa historical audited consolidated financial statements and related notes for the year ended December 31, 2016 and the historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alta Mesa,” included elsewhere in this proxy statement and (iii) Kingfisher historical audited consolidated financial statements and related notes for the year ended December 31, 2016 and the historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kingfisher,” included elsewhere in this proxy statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed consolidated combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the business combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the business combinations and the other related Transactions are not included in the unaudited pro forma condensed consolidated combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed consolidated combined balance sheet as a decrease to retained earnings and a decrease to cash.

Preliminary Estimated SRII Opco Common Units to be issued to the Alta Mesa Contributor

Pursuant to the Alta Mesa Contribution Agreement, the Alta Mesa Contributor will exchange (i) all of its limited partner interests in Alta Mesa and (ii) all of its economic and voting rights (representing 100% and 90%, respectively) in Alta Mesa GP, the sole general partner of Alta Mesa, for 220,000,000 SRII Opco Common Units, as adjusted (1) upward for any inorganic acquisition capital expenditures invested by Alta Mesa (based on a value of $10.00 per SRII Opco Common Unit), (2) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit), and (3) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit).

The number of SRII Opco Common Units to be issued to the Alta Mesa Contributor was preliminary estimated as follows:

	At September 30, 2017
	(in thousands)
	Amount	SRII Opco Common Units
Preliminary SRII Opco Common Units Issued to Alta Mesa Contributor
Initial SRII Opco Common Units	$—	220,000
Plus: Acquisition capital expenditure(1)	55,000	5,500
Less: Amount Riverstone Contributor contributed to Alta Mesa(2)	(200,000)	(20,000)
Less: Alta Mesa debt assumed by SRII Opco(3)	(645,000)	(64,500)
Less: Alta Mesa transaction expenses(4)	(12,000)	(1,200)

Total SRII Opco Common Units issued to the Alta Mesa Contributor	$(802,000)	139,800

(1)	Represents capital expenditures used by Alta Mesa between the execution date of the Alta Mesa Contribution Agreement and Closing for acquisitions of oil and gas properties, by purchase, lease or otherwise, of more than $1.0 million in a single transaction or series of related transactions in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa does not have an existing hydrocarbon interest of 25% or more.

(2)	Represents the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements.
(3)	Debt assumed by SRII Opco at September 30, 2017 includes Alta Mesa’s 2024 Notes. Debt assumed also includes the impact of Alta Mesa’s preliminary estimate on future borrowings under its secured revolving credit facility until the Closing.
(4)	Reflects the preliminary estimated transaction costs of $12.0 million, relating to banking, legal and accounting fees associated with the Transaction. See Note 2(e) for further details on the accounting treatment of the preliminary estimated transaction costs.

Preliminary Estimated Purchase Price for Alta Mesa

The preliminary estimated purchase price consideration for Alta Mesa is as follows:

At September 30, 2017
(in thousands)
Preliminary Purchase Consideration:(1)
SRII Opco Common Units (159,800,000) SRII Opco Common Units value at $9.91 per unit)(2)	$1,583,618
Estimated fair value of contingent earn-out purchase consideration(3)	280,339

Total purchase price consideration	$1,863,957

(1)	The preliminary purchase price consideration is for the acquisition of Alta Mesa’s STACK Assets.
(2)	At Closing, the Riverstone Contributor will receive consideration of 20,000,000 SRII Opco Common Units and the Alta Mesa Contributor will receive consideration of 139,800,000 SRII Opco Common Units, as adjusted based on preliminary estimated inorganic acquisition expenditure, debt assumed and transactions expenses pursuant to the Alta Mesa Contribution Agreement. The adjustments are preliminary and may be subject to change. As of the date of acquisition, the estimated fair value of an SRII Opco Common Unit was $9.91 per unit, the closing traded stock price of Class A Common Stock as of November 17, 2017.
(3)	For a period of seven years following Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-day VWAP of the Class A Common Stock of Silver Run equals or exceeds specified prices pursuant to the Alta Mesa Contribution Agreement. Pursuant to ASC 805 and ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), we have determined that the earn-out consideration is valued at approximately $280.3 million will be classified as equity. Therefore, at the acquisition date, the earn-out consideration will be valued at fair value and classified in stockholders’ equity. The fair value of the contingent equity earn-out consideration was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included the quoted market price for Class A Common Stock, market volatility of a peer group of companies similar to Silver Run (due to the lack of trading activity in the Class A Common Stock), no dividend yield, an expected life of each earn-out threshold based on the remaining contractual term of the contingent liability earn-out period and a risk free rate based on U.S. Dollars overnight indexed swaps with a maturity equivalent to the earn-out’s expected life.

Preliminary Estimated Purchase Price Allocation for Alta Mesa

The following table summarizes the allocation of the preliminary estimate of the purchase consideration to the assets acquired and liabilities assumed related to the Alta Mesa acquisition. The allocation is as follows:

At September 30, 2017
(in thousands)
Estimated Fair Value of Assets Acquired(1)
Cash, cash equivalents and short term restricted cash(6)	$74,851
Accounts Receivable	66,485
Other Receivables	525
Receivables due from affiliate	839
Prepaid expenses and other current assets	2,214
Derivative financial instruments	6,952
Property and equipment:(2)
Oil and natural gas properties, successful efforts	2,889,172
Other property and equipment, net	3,038
Notes receivable due from affiliate	12,121
Deposits and other long-term assets	13,501
Derivative financial instruments	5,282
Goodwill(3)	41,000

Total Assets acquired	3,115,980
Estimated Fair Value of Liabilities Assumed(1)
Accounts payable and accrued liabilities	138,798
Advances from non-operators	3,872
Advances from related party	47,794
Asset retirement obligations	9,767
Derivative financial instruments	348
Long-term debt, net(4)(6)	690,065
Deferred tax liability	102,093
Other long-term liabilities(5)	259,286

Total Fair Value of liabilities assumed	1,252,023

Total consideration and fair value	$1,863,957

(1)	The preliminary purchase price allocation is allocated based on Alta Mesa’s STACK assets.
(2)	The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity prices, appropriate risk-adjusted discounts rates, and other relevant data. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.
(3)	Goodwill is measured as the excess of the total purchase consideration over the net acquisition date fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. If, in the future, it is determined that goodwill is impaired, an impairment charge would be recorded at that time. The factors that make up the goodwill in the preliminary purchase price allocation for Alta Mesa reflect the elimination of the intercompany relationship related to the premium portion of the contract terms between Alta Mesa and Kingfisher offset by the market valuation of the net Alta Mesa assets acquired by Silver Run.
(4)	Represents the approximate fair value of Alta Mesa’s $500 million aggregate principal amount of 2024 Notes as of the acquisition date. This estimation is based on the most recent trading values of the senior notes at or near September 30, 2017, which represents a Level 1 input.

(5)	Other long-term liabilities includes $254.6 million related to a contract of the acquiree that includes a premium paid to ensure the availability of the Kingfisher plant capacity. The acquired contract is related to the pre-existing relationship between Alta Mesa and Kingfisher. Kingfisher currently provides crude oil and natural gas gathering and processing services to Alta Mesa. The terms of the arrangement between Alta Mesa and Kingfisher are at rates that are higher than the current market rates for similar arrangements. Therefore, a liability for the premium portion of the arrangement has been reflected for Alta Mesa and an asset for the premium payment terms of the arrangement has been recorded by Kingfisher for the amount of $254.6 million. The asset and liability are measured at fair value as of the acquisition date and are eliminated upon consolidation.
(6)	This amount includes Alta Mesa’s preliminary estimate of outstanding borrowings totaling $145 million under its secured revolving credit facility at the Closing.

Preliminary Estimated Purchase Price for Kingfisher

The preliminary estimated purchase price consideration for Kingfisher is as follows:

At September 30, 2017
(in thousands)
Preliminary Purchase Consideration:
Cash(1)	$800,000
SRII Opco Common Units (55,000,000 SRII Opco Common Units value at $9.91 per unit)(2)	545,050
Estimated fair value of contingent earn-out purchase consideration(3)	93,760

Total purchase price consideration	$1,438,810

(1)	The cash consideration of $800 million is subject to adjustment for net working capital, debt, transaction expenses, capital expenditures and banking fees. We currently do not estimate any adjustments to the cash consideration amount and, therefore, no adjustment has been reflected herein.
(2)	The Kingfisher Contributor will receive consideration of 55,000,000 SRII Opco Common Units and may, at its election to receive additional SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) valued at $10.00 per SRII Opco Unit if the minimum cash condition is not satisfied and the Kingfisher Contributor waives such condition. At the date of acquisition, the estimated fair value of an SRII Opco Common Unit was assumed to be $9.91 per unit, the closing traded stock price of Silver Run’s Class A Common Stock at November 17, 2017.
(3)	For a period of seven years following Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) if the 20-day VWAP of the Class A Common Stock of Silver Run equals or exceeds specified prices pursuant to the Kingfisher Contribution Agreement. Pursuant to ASC 805 and ASC 480, we have determined that the earn-out consideration valued at approximately $93.8 million and will be classified as equity. Therefore at the acquisition date, the earn-out consideration will be valued at fair value and classified in stockholders’ equity. The fair value of the contingent equity earn-out consideration was determined using the Monte Carlo simulation valuation method based on Level 3 inputs using the fair value hierarchy. The key inputs included the quoted market price for Class A Common Stock, market volatility of a peer group of companies similar to Silver Run (due to the lack of trading activity in the Class A Common Stock), no dividend yield, an expected life of each earn-out threshold based on the remaining contractual term of the contingent liability earn-out period and a risk free rate based on U.S. Dollars overnight indexed swaps with a maturity equivalent to the earn-out’s expected life.

Preliminary Estimated Purchase Price Allocation for Kingfisher

The following table summarizes the allocation of the preliminary estimate of the purchase consideration to the assets acquired and liabilities assumed related to the Kingfisher acquisition. The allocation is as follows:

At September 30, 2017
(in thousands)
Estimated Fair Value of Assets Acquired
Cash and cash equivalents	$11,722
Accounts Receivable	15,259
Prepaid expenses	780
Property, plant and equipment:(1)
Pipeline	279,533
Other property, plant and equipment	7,618
Intangible assets(2)	267,500
Goodwill(3)	611,579
Other assets(4)	254,947

Total Assets acquired	1,448,938
Estimated Fair Value of Liabilities Assumed
Accounts payable	3,559
Payable to affiliates	6,569

Total Fair Value of liabilities assumed	10,128

Total consideration and fair value	$1,438,810

(1)	The fair value measurements of crude oil, natural gas and NGL gathering, processing and storage assets are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of gathering, processing and storage assets were measured using valuation techniques that convert future cash flows to a single discounted amount. These valuations required significant judgments and estimates made by management based on assumptions believed to be reasonable at the time of the valuation, but which are inherently uncertain. The estimates and assumptions are sensitive and may be subject to change.
(2)	The identifiable intangible assets acquired are primarily related to customer relationships held by Kingfisher prior to Closing. The intangible assets acquired were based upon the estimated fair value as of the acquisition date. The intangible assets have definite lives and are subject to amortization over their economic lives, currently ranging from approximately 10-15 years.
(3)	Goodwill is measured as the excess of the total purchase consideration over the net acquisition date fair value of the assets acquired and liabilities assumed. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. If, in the future, it is determined that goodwill is impaired, an impairment charge would be recorded at that time. The factors that make up the goodwill reflected in the preliminary purchase price allocation include expected synergies, including future cost efficiencies with continual flow of activity of Alta Mesa production into the Kingfisher processing facility as the basin expands, as well as other benefits that are expected to be generated.
(4)	Other assets includes $254.6 million related to premium payment terms of a contract of the acquiree. See footnote (5) of the preliminary estimated purchase price allocation for Alta Mesa for further details related to the premium payment terms of the contract between Alta Mesa and Kingfisher.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of September 30, 2017

The unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2017 reflects the following adjustments assuming the Transactions occurred on September 30, 2017.

a)	Represents the Silver Run unaudited historical condensed balance sheet as of September 30, 2017.

b)	Represents the Alta Mesa unaudited historical condensed consolidated balance sheet as of September 30, 2017.

c)	Reflects Alta Mesa’s assets and liabilities of the assets to be disposed of as part of the Alta Mesa non-STACK Assets Divestiture to transpire prior to the Closing.

d)	Represents the Kingfisher unaudited historical condensed balance sheet as of September 30, 2017.

e)	Represents the net adjustment to cash associated with the Transactions:

At September 30, 2017
(in thousands)
Silver Run cash previously held in Trust Account(1)	$1,038,947
Cash consideration paid to the Kingfisher Contributor(2)	(800,000)
Proceeds from IPO forward purchase agreement(3)	400,000
Payment of deferred underwriter fees(4)	(36,225)
Payment of sponsor note(5)	(1,500)
Payment of transaction costs(6)	(12,000)

Net adjustments to cash associated with the Transactions	$589,222

(1)	Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account to cash and cash equivalents as described in note (f) below.
(2)	Represents the cash consideration to the Kingfisher Contributor, assuming no adjustments at Closing for net working capital, debt, transaction expenses, capital expenditures and banking fees. See Footnote 1 for further discussion of regarding the preliminary purchase price consideration for Kingfisher.
(3)	Represents aggregate proceeds of $400 million from the issuance of 40,000,000 shares of Class A Common Stock and 13,333,333 warrants to Fund VI Holdings pursuant to the IPO Forward Purchase Agreement.
(4)	Represents the payment of deferred underwriting discounts attributable to the IPO.
(5)	Represents Silver Run repayment of outstanding sponsor note at September 30, 2017.
(6)	Reflects the impact of preliminary estimated transaction costs totaling $12.0 million, for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the Transactions. In accordance with ASC 805, acquisition-related transaction costs and related charges are not included as a component of consideration to be transferred but are required to be expensed as incurred. The unaudited pro forma condensed consolidated combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed consolidated combined statement of operations as they are directly related to the business combination and will be nonrecurring.

f)	Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Transactions.

g)	The allocation of Kingfisher’s estimated fair value of consideration transferred to Kingfisher’s estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments below. See Footnote 1 for further discussion regarding the preliminary purchase price consideration for Kingfisher and the preliminary purchase price allocation

	At September 30, 2017	Pro forma Adjustments	Preliminary Fair Value
	(in thousands)
Property, plant and equipment
Pipeline	$237,688	$41,845	$279,533
Other property, plant and equipment	1,152	6,466	7,618
Accumulated depreciation	(10,645)	10,645	—

Property, plant and equipment, net	$228,195	$58,956	$287,151

Intangible assets	$—	$267,500	$267,500
Goodwill	—	611,579	611,579

h)	Represents the adjustments to deferred financing cost, net of approximately $1.9 million related to Alta Mesa and $3.1 million related to Kingfisher based on the preliminary purchase price allocation.

i)	Represents the exchange of Alta Mesa Founder Notes for equity interest of the Alta Mesa Contributor prior to the Closing pursuant to the Alta Mesa Contribution Agreement.

j)	Represents the payment of deferred underwriting costs of $36.2 million attributable to the IPO.

k)	Represents an adjustment to reflect that at the time of issuance, certain of Silver Run’s Class A Common Stock was subject to a possible redemption and, as such, an amount of $995.5 million was classified as redeemable equity in Silver Run’s historical consolidated balance sheet as of September 30, 2017. Under the assumption that none of the public stockholders elect to have Silver Run redeem these shares in connection with the business combination, the shares are no longer redeemable and have been reclassified from redeemable equity to additional paid in capital and Class A Common Stock.

l)	Represents an adjustment to eliminate Kingfisher historical members’ equity in conjunction with the Closing.

m)	Represents the issuance of one redeemable share of Series A Preferred Stock issued to each of Bayou City, HPS and AM Management and one redeemable share of Series B Preferred Stock issued to the Riverstone Contributor in conjunction with the Closing. Such shares of Series A Preferred Stock and Series B Preferred Stock are redeemable at their par value of $0.0001 per share.

n)	Represents the par value of the automatic conversion of 25,875,000 shares of Class B Common Stock to Class A Common Stock on a one-for-one basis in accordance with Silver Run’s Charter upon the Closing.

o)	Represents an adjustment such that the pro forma combined Class C Common Stock at par is equal to the par value of 214,800,000 shares of Class C Common Stock outstanding after Closing, as adjusted for preliminary estimated additional debt assumed until Closing and transaction related expenses. Note 2(x) below reflects the pro forma adjustments related to adjustments to Silver Run’s Class C Common Stock as a result of the Transactions. The holders of Class C Common Stock will have the right to vote on all matters properly submitted to a vote of the Silver Run stockholders, but will not be entitled to any dividends or any distributions in liquidation from Silver Run. On or after 180 days after Closing (except that the Kingfisher Contributor may cause the redemption of up to 39,000,000 SRII Opco Common Units), the Contributors will generally have the right to cause Silver Run to redeem all or a portion of their SRII Opco Common Units in exchange for shares of Class A Common Stock, or at Silver Run’s option, an equivalent amount of cash. Upon redemption or exchange of SRII Opco Common Units held by the Contributors, a corresponding number of shares of Class C Common Stock held by such Contributor will be cancelled.

p)	Represents an adjustment such that the pro forma combined Class A Common Stock at par is equal to the par value of 169,375,000 shares of Class A Common Stock outstanding after Closing. Note 2(x) below reflects the pro forma adjustments related to adjustments to Class A Common Stock as a result of the Transactions.

q)	Represents an adjustment to eliminate Alta Mesa historical partners’ capital in conjunction with the Closing

r)	Represents an adjustment such that the pro forma combined Additional-paid-in-capital is equal to the amount determined as follows:

At September 30, 2017
(in thousands)
Net assets of Silver Run(1)	$1,000,450
Less: Net cash not attributable to non-controlling interest	(200,000)
Plus: Proceeds from the IPO Forward Purchase Agreement(2)	400,000
Plus: SRII Opco Common Units issued to the Kingfisher Contributor(3)	545,050
Plus: SRII Opco Common Units issued to Alta Mesa Contributor and Riverstone Contributor(4)	1,583,618
Less: Transaction expenses(5)	(12,000)

Total Pro Forma Combined Stockholders’ Equity before consideration of NCI (assuming no redemption)	3,317,118
Less: Pro forma combined Class A Common Stock, $0.0001 par value(6)	(17)
Less: Pro forma combined Class C Common Stock, $0.0001 par value(7)	(22)
Less Pro forma combined Accumulated loss(8)	5,291
Less Pro forma combined Non-controlling interests(9)	(1,854,668)
Plus: Net cash not attributable to non-controlling interest	200,000

Pro forma combined additional-paid-in-capital (assuming no redemption)	1,667,702
Less: Silver Run additional-paid-in-capital	(4,039)

Total Pro forma combined additional-paid-in-capital (assuming no redemption)	$1,663,663

(1)	Represents the net assets of Silver Run as of September 30, 2017.
(2)	Represents aggregate proceeds of $400 million from the issuance of 40,000,000 shares of Class A Common Stock and 13,333,333 warrants to Fund VI Holdings pursuant to the IPO Forward Purchase Agreement at Closing.
(3)	Represents the fair value of the SRII Opco Common Units issued to the Kingfisher Contributor pursuant to the Kingfisher Contribution Agreement as discussed in Note 1.
(4)	Represents the fair value of the SRII Opco Common Units issued to the Riverstone Contributor and the Alta Mesa Contributor pursuant to the Alta Mesa Contribution Agreement as discussed in Note 1.
(5)	Represents preliminary estimated transaction costs related to the Transaction described herein. See Note 2(e) above.
(6)	Represents the pro forma combined Class A Common Stock at par as discussed in Note 2(p) above.
(7)	Represents the pro forma combined Class C Common Stock at par as discussed in Note 2(o) above.
(8)	Represents the pro forma combined accumulated loss as discussed in Note 2(s) below.
(9)	Represents the pro forma combined Non-controlling interests as discussed in Note 2(t) below.

s)	The pro forma adjustment for retained earnings/accumulated loss reflects the adjustment necessary such that the pro forma combined retained earnings/accumulated loss reflects the Silver Run stockholders’ share of the transaction expenses of $12.0 million multiplied by the Silver Run common stockholders economic interest in SRII Opco of 44.1%.

t)	Represents the Contributor’s share of the carrying amount of SRII Opco’s net assets calculated as follows. The Contributors will hold a non-controlling interest (“NCI”) in Silver Run comprised of 214,800,000 SRII Opco Common Units and 214,800,000 shares of Class C Common Stock that is not attributable to Silver Run stockholders with an economic interest in Silver Run.

At September 30, 2017
(in thousands)
Total Pro Forma Combined Stockholders’ Equity (before allocation of NCI)(1)	$3,317,118
Percent economic ownership of SRII Opco held by the Contributors (assuming no redemption)(2)	55.912%
Pro forma adjustment for Silver Run NCI (assuming no redemption)	$1,854,668
Plus: Estimated fair value of the Kingfisher Earn-out consideration(3)	93,760
Plus: Estimated fair value of the Alta Mesa Earn-out consideration(4)	280,339

Total Pro forma adjustment for Silver Run NCI (assuming no redemption)	2,228,767

(1)	See Note 2(r) above.
(2)	Represents the percentage ownership of the SRII Opco Common Units held by the Contributors as compared to the total SRII Opco Common Units outstanding at Closing, which is calculated as the percentage of the 214,800,000 shares of Class C Common Stock outstanding at Closing divided by the total number of Class A Common Stock and Class C Common Stock assumed outstanding at Closing of 384,175,000 shares. Note 2(u) below describes the Silver Run Common Stock issued in the Transactions and outstanding following Closing.
(3)	Represents the estimated fair value of the Kingfisher earn-out as discussed in Note 1 that is not included in the calculation of economic ownership of SRII Opco held by Silver Run.
(4)	Represents the estimated fair value of the Alta Mesa earn-out as discussed in Note 1 that is not included in the calculation of economic ownership of SRII Opco held by Silver Run.

u)	Represents the illustrative redemption of 30.0 million shares of Class A Common Stock resulting in an aggregate payment of $300 million from the Trust Account at Closing.

v)	Represents the illustrative purchase of 20.0 million shares of Class A Common Stock by Riverstone pursuant to the Business Combination Forward Purchase Agreement at Closing.

(w)	Represents an adjustment to additional-paid-in-capital, accumulated loss and NCI due to the increase in the Contributors’ share of the carrying amount of SRII Opco’s net assets due to a net decrease in the SRII Opco Common Units held by Silver Run calculated as follows due to the illustrative redemption scenario. The Contributors will hold an NCI in Silver Run comprised of 214,800,000 SRII Opco Common Units and 214,800,000 shares of Class C Common Stock that is not attributable to Silver Run stockholders with an economic interest in Silver Run.

At September 30, 2017
(in thousands)
Pro forma adjustment to NCI
Total Pro Forma Combined Stockholders’ Equity before consideration of NCI (assuming no redemption)(1)	$3,317,118
Less: Redemption of 30,000,000 shares of Class A Common Stock(2)	(300,000)
Plus: Fund VI Purchase of 20,000,000 shares of Class A Common Stock(2)	200,000

Total Pro Forma Combined Stockholders’ Equity before consideration of NCI (assuming illustrative redemption)	3,217,118

Percent economic ownership of SRII Opco held by the Contributors (assuming illustrative redemption)(3)	57.406%
Silver Run NCI (assuming illustrative redemption)(7)	2,220,928
Silver Run NCI (assuming no redemption)(4)(7)	2,228,767
Pro forma adjustment for Silver Run NCI due to illustrative redemption	$(7,839)

At September 30,
2017
(in thousands)
Pro forma adjustment to Accumulated loss:
Transaction expenses	$(12,000)

Percent economic ownership of SRII Opco held by Silver Run (assuming illustrative redemption)(5)	42.594%
Silver Run Accumulated loss (assuming illustrative redemption)	(5,111)
Silver Run Accumulated loss (assuming no redemption) (6)	(5,291)

Pro forma adjustment for Silver Run Accumulated loss due to illustrative redemption	$180

Pro forma adjustment to Additional-paid-in-capital:
Pro forma adjustment for Silver Run NCI due to illustrative redemption	7,839
Less: Pro forma adjustment for Silver Run Accumulated loss due to illustrative redemption	(180)

Pro forma adjustment for Silver Run Additional-paid-in-capital due to illustrative redemption	$7,659

(1)	See Note 2(r).
(2)	Assumes illustrative redemption of 30,000,000 shares of Class A Common Stock are redeemed as described in Note 2(u) and 20,000,000 shares of Class A Common Stock are purchased by Fund VI Holdings as described in Note 2(v).
(3)	Represents the percentage ownership of the SRII Opco Common Units held by the Contributors as compared to the total SRII Opco Common Units outstanding at Closing which is calculated as the percentage of the 214,800,000 shares of Class C Common Stock outstanding at Closing divided by the total number of Class A Common Stock and Class C Common Stock assumed outstanding at Closing of 374,175,000 shares. Note 2(u) below describes the Silver Run Common Stock issued in the Transactions and outstanding following Closing.

(4)	See Note 2(t).
(5)	Represents the percentage ownership of the SRII Opco Common Units held by Silver Run as compared to the total SRII Opco Common Units outstanding at Closing assuming the illustrative redemption.
(6)	See Note 2(s) above.
(7)	Includes the estimated fair value of the Alta Mesa and Kingfisher earn-outs as discussed in Note 1 that is not included in the calculation of economic ownership of SRII Opco held by Silver Run.

(x)	The table below reflects the authorized, issued, and outstanding shares of common and preferred stock.

	Silver Run		Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemptions)	Redemption Adjustment		Pro Forma Combined (Assuming Illustrative Redemption)
Liabilities and Temporary Equity:
Redeemable Preferred Stock, $0.0001 par value
Series A preferred stock, $0.0001 par value
Designated	—		3	(1)	3	—		3
Issued and outstanding	—		3	(1)	3	—		3
Series B preferred stock, $0.0001 par value
Designated	—		1	(1)	1	—		1
Issued and outstanding	—		1	(1)	1	—		1
Class A common stock subject to possible redemption
Issued (at redemption value of approximately $10.00 per share)	99,545,041		(99,545,041	)(2)	—	—		—

Stockholders’ Equity
Common Stock, $0.0001 par value
Class A common stock, $0.0001 par value
Authorized	400,000,000		800,000,000	(8)	1,200,000,000	—		1,200,000,000
Issued and outstanding	3,954,959		99,545,041	(2)	169,375,000	(30,000,000	)(6)	159,375,000
			25,875,000	(3)		20,000,000	(6)
			40,000,000	(4)
Class B common stock, $0.0001 par value
Authorized	50,000,000		(50,000,000	)(3)	—	—		—
Issued and outstanding	25,875,000		(25,875,000	)(3)	—	—		—
Class C common stock, $0.0001 par value
Authorized(9)	—
Issued and outstanding(10)	—		214,800,000	(5)	214,800,000	—		214,800,000
Warrants	49,633,333	(7)	13,333,333	(4)	62,966,666	—		62,966,666

(1)	Designation and issuance of redeemable Series A Preferred Stock and Series B Preferred Stock as described in Note 2(m) above.
(2)	Represents an adjustment to reflect that at the time of issuance, certain of the Class A Common Stock was subject to a possible redemption. See Note 2(k) for additional information.
(3)	Represents the automatic conversion of Class B Common Stock to Class A Common Stock as described in Note 2(n) above. Concurrently with such conversion, the number of authorized shares of Class B Common Stock shall be reduced to zero.

(4)	Reflects the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of warrants of Class A Common Stock to Fund VI Holdings pursuant to the IPO Forward Purchase Agreement at Closing.
(5)	Represents the issuance of 139,800,000 shares of Class C Common Stock, as adjusted for preliminary estimates of additional debt to be assumed by SRII Opco and transaction related costs, to the Alta Mesa Contributor (as described in Note (k), 20,000,000 shares of Class C Common Stock to the Riverstone Contributor and 55,000,000 shares of Class C Common Stock to the Kingfisher Contributor (as described in Footnote 1).
(6)	Assumes illustrative redemption of 30,000,000 shares of Class A Common Stock are redeemed as described in Note 2(u) above and 20,000,000 shares of Class A Common Stock are purchased by Fund VI Holdings as described in Note 2(v) above.
(7)	Represents the warrants outstanding as of September 30, 2017, which includes 34,500,000 of Silver Run’s IPO warrants and 15,133,333 private placement warrants.
(8)	Assume stockholders approve to increase shares.
(9)	The number of authorized shares of Class C Common Stock will be determined at Closing and will be an amount at least equal to the number of SRII Opco Common Units issued to the Contributors at Closing plus the number of SRII Opco Common Units issuable to the Alta Mesa Contributor and the Kingfisher Contributor as earn-out consideration under the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively.
(10)	Assumes stockholder approval to establish the Class C Common Stock. The issued and outstanding shares of Class C Common Stock will equal the number of SRII Opco Common Units issued to the Contributors at Closing.

(y)	Represents Alta Mesa’s preliminary estimates of additional debt to be assumed by SRII Opco until Closing. See Note 1 – preliminary estimated SRII Opco Common Units to be issued to the Alta Mesa Contributor above for further detail.

(z)	Represents legal, accounting, tax, financial and other advisor expenses incurred by Alta Mesa in connection with or incidental to preparing for the potential initial public offering of Alta Mesa Resources Inc. These costs are considered as a downward adjustment to the total number of SRII Opco Common Units the Alta Mesa Contributor will receive at Closing pursuant to the Alta Mesa Contribution Agreement.

(aa)	The allocation of Alta Mesa’s estimated fair value of consideration transferred to Alta Mesa’s estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments below. See Footnote 1 for further discussion regarding the preliminary purchase price consideration for Alta Mesa and the preliminary purchase price allocation:

	At September 30, 2017	Pro forma Adjustments	Preliminary Fair Value
	(in thousands)
Oil and natural gas properties, successful efforts	$983,370	$552,170	$1,535,540
Accumulated depreciation, depletion and amortization	(231,322)	231,322	—
Unproved oil and natural gas properties	90,581	1,263,051	1,353,632
Accumulated impairment of unproved properties	(16)	16	—

Total oil and natural gas properties, successful efforts	$842,613	$2,046,559	$2,889,172

Other property and equipment	$22,332	$(19,294)	$3,038
Accumulated depreciation	(15,902)	15,902	—

Total other property and equipment, net	$6,430	$(3,392)	$3,038

Goodwill	$—	$41,000	$41,000
Long-term debt, net
7.875% senior unsecured notes due 2024(1)	$500,000	$45,000	$545,000
Unamortized deferred financing costs	(9,818)	9,818	—

Total long-term debt, net	$490,182	$54,818	$545,000

(1)	The senior unsecured notes fair value as of acquisition date was based on the most recent trading values, which represents Level 1 inputs.

(bb)	Reflects the deferred tax liabilities arising from temporary difference between the book basis and tax basis of Silver Run’s assets and liabilities as a result of the business combinations.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Nine Months Ended September 30, 2017

The unaudited pro forma condensed consolidated combined statement of operations for the nine months ended September 30, 2017 reflects the following adjustments assuming the Transactions occurred on January 1, 2016:

a)	Represents the Silver Run unaudited historical condensed statement of operations for the nine months ended September 30, 2017.

b)	Represents the Alta Mesa unaudited historical condensed statement of operations for the nine months ended September 30, 2017.

c)	Reflects the operating results of the assets to be disposed of as part of the Alta Mesa non-STACK Assets Divestiture to transpire prior to the Closing.

d)	Represents the Kingfisher unaudited historical statement of operations for the nine months ended September 30, 2017.

e)	Represents intersegment eliminations as a result of the combined entities of Alta Mesa and Kingfisher in conjunction with the Closing. The amounts only relate to Alta Mesa for its share of the marketing and transportation expense. The marketing and transportation expense is based on actual invoices. The remainder of the marketing and transportation invoices are charged to other interest owners and remain in the consolidated pro forma statement of operations.

f)	Represents the adjustments to depreciation, depletion and amortization based on the preliminary purchase price allocation to the following:

(1)	Depreciation expense was reduced by approximately $1.6 million based on the preliminary purchase price allocation to the plant, property and equipment acquired.

(2)	Amortization expense was increased by approximately $17.5 million based on the preliminary purchase price allocation to the intangible asset assets acquired.

g)	Represents the adjustment to reduce interest expense to reflect the exchange of Alta Mesa Founder Notes for equity interest of the Alta Mesa Contributor prior to the Closing pursuant to the Alta Mesa Contribution Agreement.

h)	Represents the adjustment to eliminate historical interest income of Silver Run associated with the funds that were previously held in the Trust Account, which will be used to fund a portion of the cash consideration to the Kingfisher Contributor in the business combination.

i)	Represents the associated income tax effect of pro forma adjustments attributable to Silver Run, using an estimated combined federal and state statutory income tax rate of approximately 38.9%, which reflects the corporate rate enacted at the pro forma period dates. The Tax Cuts and Jobs Act enacted on December 22, 2017 reduced the corporate tax rate to 21% for returns filed in and following 2018. The rate utilized in the pro forma presentation has not been updated and no effects of the TCJA have been reflected in the pro forma financial statements.

j)	Represents net income attributable to the non-controlling interest based on total pro forma combined net income assuming no redemption as described herein.

k)	Represents additional net income attributable to the non-controlling interest based on total pro forma combined net income assuming illustrative redemption as described herein.

l)	Pro forma basic and diluted earnings per share was computed by dividing pro forma net loss attributable to Silver Run by the weighted average shares of Class A Common Stock, as if such shares were issued and outstanding as of January 1, 2016. The conversion of the Class C Common Stock to Class A Common Stock and warrants were excluded from the consideration of diluted earnings per share as the inclusion would have been anti-dilutive.

m)	Represents an adjustment to increase depreciation, depletion and amortization expense based on the preliminary purchase price allocation of Alta Mesa’s oil and natural gas properties.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Year Ended December 31, 2016

The unaudited pro forma condensed consolidated combined statement of operations for the year ended December 31, 2016 reflects the following adjustments assuming the Transactions occurred on January 1, 2016:

a)	Represents the Silver Run historical condensed statement of operation for the period from November 16, 2016 (date of inception) to December 31, 2016.

b)	Represents the Alta Mesa historical condensed statement of operation for the year ended December 31, 2016.

c)	Reflects the operating results of the assets to be disposed of as part of the Alta Mesa non-Stack Assets Divestiture to transpire prior to the Closing.

d)	Interest expense reduced by approximately $7.2 million due to the decrease in the stated coupon rate of the retired 2018 Notes from 9.625% to 7.875% of the 2024 Notes. In addition, interest expense is reduced by approximately $10.3 million due to the repayment in full of Alta Mesa’s $125 million senior secured term loan.

e)	Reflects the pro forma operating results from the date operations commenced of the Alta Mesa JV Wells contributed to us on December 31, 2016.

f)	Represents the Kingfisher historical statement of operation for the year ended December 31, 2016.

g)	Represents intersegment eliminations as a result of the combined entities of Alta Mesa and Kingfisher in conjunction with the Closing. The amounts only relate to Alta Mesa for its share of the marketing and transportation expense. The marketing and transportation expense is based on actual invoices. The remainder of the marketing and transportation invoices are charged to other interest owners and remain in the consolidated pro forma statement of operations.

h)	Represents the adjustments to depreciation, depletion and amortization based on the preliminary purchase price allocation to the following:

(1)	Depreciation expense increased by approximately $3.3 million based on the preliminary purchase price allocation to the plant, property and equipment acquired.

(2)	Amortization expense was increased by approximately $23.4 million based on the preliminary purchase price allocation to the intangible asset assets acquired.

i)	Represents the adjustment to reduce interest expense to reflect the exchange of Alta Mesa Founder Notes for equity interest of the Alta Mesa Contributor prior to the Closing pursuant to the Alta Mesa Contribution Agreement.

j)	Represents the associated income tax effect of pro forma adjustments attributable to Silver Run, using an estimated combined federal and state statutory income tax rate of approximately 38.9%, which reflects the corporate rate enacted at the pro forma period dates. The Tax Cuts and Jobs Act enacted on December 22, 2017 reduced the corporate tax rate to 21% for returns filed in and following 2018. The rate utilized in the pro forma presentation has not been updated and no effects of the TCJA have been reflected in the pro forma financial statements.

k)	Represents net loss attributable to the non-controlling interest based on total pro forma combined net loss.

l)	Represents additional net income attributable to the non-controlling interest based on total pro forma combined net income assuming illustrative redemption as described herein.

m)

Pro forma basic and diluted earnings per share was computed by dividing pro forma net loss attributable to Silver Run by the weighted average shares of Class A Common Stock, as if such shares were issued and outstanding as of January 1, 2016. The conversion of the Class C Common Stock to Class A Common Stock and warrants were excluded from the calculation of diluted earnings per share as the inclusion would have been anti-dilutive.

n)	Represents an adjustment to increase depreciation, depletion and amortization expense based on the preliminary purchase price allocation of Alta Mesa’s oil and natural gas properties.

5. Supplemental Disclosure of Oil and Gas Information

The following table provides a pro forma rollforward of the total proved reserves for the year ended December 31, 2016, as well as pro forma proved developed and proved undeveloped reserves at the beginning and end of the year, as if the Alta Mesa non-STACK Assets Divestiture and the Alta Mesa JV Wells reflected occurred on January 1, 2016:

	Alta Mesa Historical (MBOE)	Alta Mesa Non-STACK Assets Divestiture (MBOE)	Post Non-STACK Assets Divestiture Subtotal	JV Wells (MBOE)	Pro forma Adjustments (MBOE)(a)	Pro Forma (MBOE)
Total Proved Reserves:
Balance, January 1, 2016	78,483	(11,473)	67,010	—	—	67,010
Production	(7,284)	2,516	(4,768)	(709)	—	(5,477)
Purchases of reserves-in-place	3,247	—	3,247	—	(3,247)	—
Discoveries & extensions	69,679	(2,348)	67,331	3,956	—	71,287
Sales of reserves-in-place	(244)	244	—	—	—	—
Revisions of previous quantity	(5,124)	1,887	(3,237)	—	—	(3,237)

Balance, December 31, 2016	138,757	(9,174)	129,583	3,247	(3,247)	129,583
Proved developed reserves:
January 1, 2016	33,859	(8,776)	25,083	—	—	25,083
December 31, 2016	40,371	(7,262)	33,109	—	—	33,109
Proved undeveloped reserves:
January 1, 2016	44,624	(2,697)	41,927	—	—	41,927
December 31, 2016	98,386	(1,912)	96,474	—	—	96,474

(a)	To adjust the amount of purchases of reserves representing the Alta Mesa JV Wells contribution on December 31, 2016 included in Alta Mesa’s historical information.

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to Alta Mesa’s proved reserves reflect the effect of income taxes assuming Alta Mesa’s proportionate share of its standardized measure had been subject to federal income tax as a subchapter C corporation. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of Alta Mesa’s proved oil and gas properties. The data presented should not be viewed as representing the expected cash flow from or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated future net cash flows was as follows as of December 31, 2016:

	Alta Mesa Historical	Alta Mesa Non-STACK Assets Divestiture	Post Non-STACK Assets Divestiture Subtotal	Pro Forma Adjustment		Pro Forma Adjustment (Assuming No Redemption)	Redemption Adjustment		Pro Forma Adjustment (Assuming Illustrative Redemption)
	(in thousands)
Future cash flows	$3,547,130	$(254,652)	$3,292,478	$—		$3,292,478	$—		$3,292,478
Future production costs	(1,811,683)	131,610	(1,680,073)	—		(1,680,073)	—		(1,680,073)
Future development costs	(709,738)	98,334	(611,404)	—		(611,404)	—		(611,404)
Future taxes on income	—	—	—	(171,674	)(a)	(171,674)	5,819	(a)	(165,855)

Future net cash flows	1,025,709	(24,708)	1,001,001	(171,674)		829,327	5,819		835,146
Discount to present value at 10 percent per annum	(467,101)	563	(466,538)	80,012		(386,526)	(2,712)		(389,238)

Standardized measure of discounted future net cash flows	$558,608	$(24,145)	$534,463	$(91,662)		$442,801	$3,107		$445,908

(a)	Reflects the associated income tax effect of Silver Run’s economic interest in SRII Opco pro forma adjustments, using an estimated combined federal and state statutory tax rate of approximately 38.9% assuming no redemption and assuming illustrative redemption.

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for 2016:

	Alta Mesa Historical	Alta Mesa Non-STACK Assets Divestiture	Post Non-STACK Assets Divestiture Subtotal	JV Wells Contribution	Pro forma Adjustments		Pro Forma Adjustment (Assuming No Redemption)	Redemption Adjustment		Pro Forma Adjustment (Assuming Illustrative Redemption)
	(in thousands)
Balance, January 1, 2016	$629,596	$(90,656)	$538,940	$—	$—		$538,940	$—		$538,940
Sales of oil, and natural gas, net of production costs	(124,610)	21,683	(102,927)	(19,806)	—		(122,733)	—		(122,733)
Changes in sales and transfer prices, net of production costs	(324,638)	59,135	(265,503)	—	—		(265,503)	—		(265,503)
Revisions of previous quantity estimates	(35,972)	16,581	(19,391)	—	—		(19,391)	—		(19,391)
Purchases of reserves-in-place	40,611	—	40,611	—	(40,611	)(a)	—	—		—
Sales of reserves-in-place	2,345	(2,345)	—	—	—		—	—		—
Current year discoveries and extensions	356,631	(31,438)	325,193	60,417	—		385,610	—		385,610
Changes in estimated future development costs	849	88	937	—	—		937	—		937
Development costs incurred during the year	8,363	(2,027)	6,336	—	—		6,336	—		6,336
Accretion of discount	62,960	(9,066)	53,894	—	—		53,894	—		53,894
Net change in income taxes	—	—	—	—	(91,662	)(b)	(91,662)	3,107	(b)	(88,555)
Change in production rate (timing) and other	(57,527)	13,900	(43,627)	—	—		(43,627)	—		(43,627)

Balance, December 31, 2016	$558,608	$(24,145)	$534,463	$40,611	$(132,273)		$442,801	3,107		445,908

(a)	To adjust the amount of purchases of reserves representing the Alta Mesa JV Wells on December 31, 2016 included in the Ata Mesa’s historical information.
(b)	Reflects the associated income tax effect of Silver Run’s economic interest in SRII Opco, using an estimated combined federal and state statutory tax rate of approximately 38.9% assuming no redemption and assuming illustrative redemption.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for Silver Run, Alta Mesa and Kingfisher and unaudited pro forma condensed consolidated combined per share ownership information of Silver Run after giving effect to the business combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no shares of Class A Common Stock are redeemed from the public stockholders.

•	Assuming Illustrative Redemption: This scenario assumes that approximately 30,000,000 shares of Class A Common Stock are redeemed (an amount such that our net tangible assets would not be less than $5,000,001), resulting in an aggregate payment of approximately $300 million out of the Trust Account. Pursuant to the Business Combination Forward Purchase Agreement, Fund VI Holdings has agreed to purchase up to an additional 20,000,000 shares of Class A Common Stock from Silver Run at $10.00 per share to offset $200 million of such redemptions.

The pro forma book value, net income (loss) and cash dividends per share information reflects the business combination as if it had occurred on September 30, 2017 and reflects pro forma income (loss) as if it occurred on January 1, 2016.

The historical information should be read in conjunction with the sections entitled “Selected Historical Consolidated Financial Information of Silver Run,” “Selected Historical Financial Information of Alta Mesa” and “Selected Historical Financial Information of Kingfisher,” as well as the historical consolidated and combined financial statements of Silver Run, Alta Mesa and Kingfisher and the related notes thereto included elsewhere in this proxy statement. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the date indicated or will be realized upon the completion of the business combination.

	Silver Run		Alta Mesa		Kingfisher		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
	(in thousands, except per share amounts)
Book value per share(1)		$0.17	$	N/A	$	N/A	$9.82	$9.85
Basic net income (loss) per share for the nine months ended September 30, 2017		$0.03	$	N/A	$	N/A	$(0.30)	$(0.31)
Diluted net income (loss) per share for the nine months ended September 30, 2017		$0.01	$	N/A	$	N/A	$(0.30)	$(0.31)
Basic net income (loss) per share for the year ended December 31, 2016	$	N/A	$	N/A	$	N/A	$(0.69)	$(0.71)
Diluted net income (loss) per share for the year ended December 31, 2016	$	N/A	$	N/A	$	N/A	$(0.69)	$(0.71)
Cash dividends per share		$—	$	N/A	$	N/A	$—	$—

(1)	Book value per share = (Total stockholders’ equity)/shares outstanding.

CAPITALIZATION

The following table sets forth:

•	the capitalization of each of Silver Run, Alta Mesa and Kingfisher on an unaudited, historical basis as of September 30, 2017, and

•	the capitalization of Silver Run on a pro forma basis as of September 30, 2017, after giving effect to the business combination and assuming (i) that no shares of Class A Common Stock are redeemed and (ii) that approximately 30,000,000 shares of Class A Common Stock are redeemed.

Please refer to the historical financial statements of Silver Run, Alta Mesa and Kingfisher and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run.”

	September 30, 2017					Pro Forma	Pro Forma
	Historical					Assuming No Redemptions	Assuming Illustrative Redemptions(1)
	Silver Run	Alta Mesa		Kingfisher
	(unaudited)
	(in thousands)
Cash and cash equivalents	$546	$3,740		11,722		678,524	578,524
Investment held in Trust	1,038,947	—		—		—	—

	1,039,493	3,740		11,722		678,524	578,524
Debt:
Senior secured revolving credit facility	—	75,065	(2)	—	(3)	145,000	145,000
Senior unsecured notes, net of unamortized deferred financing costs	—	490,182		—		545,000	545,000
Founder notes	—	27,861		—		—	—
Redeemable Series A Preferred Stock	—	—		—		—	—
Redeemable Series B Preferred Stock	—	—		—		—	—

Total debt, include founder notes and redeemable preferred stock	—	593,108		—		690,000	690,000
Class A Common Stock, possible Redemption	995,450	—		—		—	—
Stockholder’s equity	5,000	—		—		1,662,450	1,570,289
Partners’ capital	—	217,503		—		—	—
Members’ equity	—	—		249,257		—	—

Stockholders’ partners’ capital, member	5,000	217,503		249,257		1,662,450	1,570,289
Non-controlling interest	—	—		—		2,228,767	2,220,928

Total Equity’ partners’ capital, member	5,000	217,503		249,257		3,891,217	3,791,217

Total capitalization	$1,000,450	810,611		249,257		4,581,217	4,481,217

(1)	Pursuant to the Business Combination Forward Purchase Agreement, Fund VI Holdings has agreed to purchase up to an additional 20,000,000 shares of Class A Common Stock from Silver Run at $10.00 per share to offset $200 million of such redemptions.
(2)	As of November 15, 2017, Alta Mesa had $142.1 million of outstanding borrowings under its senior secured revolving credit facility.
(3)	On August 8, 2017, Kingfisher entered into a revolving credit facility with ABN Amro Capital USA LLC. As of November 20, 2017, the outstanding borrowings under the revolving credit facility was $30.0 million and the availability under the revolving credit facility was $54.6 million.

SPECIAL MEETING OF SILVER RUN STOCKHOLDERS

General

Silver Run is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on February 6, 2018, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about January 22, 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at 9:00 a.m., local time, on February 6, 2018, at the office of Latham & Watkins LLP, 885 3rd Avenue, New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on January 22, 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of January 18, 2018, there were 129,375,000 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 103,500,000 were shares of Class A Common Stock and 25,875,000 were founder shares held by our Sponsor and our independent directors.

Vote of the Sponsor, Directors and Officers of Silver Run

In connection with our IPO, we entered into agreements with each of our Sponsor, directors and officers pursuant to which each agreed to vote any shares of Class A Common Stock or Class B Common Stock owned by them in favor of the Business Combination Proposal.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the business combination. The founder shares held by the Sponsor have no redemption rights upon Silver Run’s liquidation and will be worthless if no business combination is effected by us by March 29, 2019. However, our Sponsor is entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Silver Run stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common

Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

The Closing is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting. The Charter Proposals and the LTIP Proposal are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to Silver Run Stockholders

After careful consideration, the Silver Run board of directors recommends that Silver Run stockholders vote “FOR” each Proposal being submitted to a vote of the Silver Run stockholders at the special meeting.

For a description of Silver Run’s reasons for the approval of the business combination and the recommendation of the Silver Run board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—Silver Run’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

•	You can vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the board of directors. The board of directors recommends voting “FOR” the Proposals.

•	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Silver Run’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali, our proxy solicitor, toll free at (800) 662-5200, banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the business combination. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two (2) business days prior to the consummation of the business combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2017 of approximately $1,039 million, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•	prior to 5:00 p.m., Eastern Time, on February 2, 2018 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street—30th Floor, New York, New York 10004, or by email at mzimkind@continentalstock.com; and

•

deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Silver Run’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Silver Run does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of Silver Run must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Silver Run cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Silver Run following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by March 29, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to Silver Run stockholders in connection with the business combination.

Proxy Solicitation Costs

Silver Run is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Silver Run and its directors, officers and employees may also solicit proxies in person. Silver Run will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Silver Run will bear the cost of the solicitation.

Silver Run has hired Morrow Sodali to assist in the proxy solicitation process. Silver Run will pay that firm a fee of $25,000, plus disbursements. Silver Run will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Silver Run will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Contribution Agreements and the transactions contemplated thereby (the “business combination”). Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Contribution Agreements, copies of which are attached as Annexes A, B and C to this proxy statement. Please see the subsection entitled “The Contribution Agreements” below for additional information and a summary of certain terms of the Contribution Agreements. You are urged to read carefully the Contribution Agreements in their entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class B Common Stock that are voted at the special meeting, voting as a single class.

The Contribution Agreements

This subsection of the proxy statement describes the material provisions of the Contribution Agreements, but does not purport to describe all of the terms of the Contribution Agreements. The following summary is qualified in its entirety by reference to the complete text of the Contribution Agreements, copies of which is attached as Annexes A, B and C hereto. You are urged to read the Contribution Agreements in their entirety because they are the primary legal documents that govern the business combination.

The Contribution Agreements contain representations, warranties and covenants that the respective parties made to each other as of the date of the Contribution Agreements or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Contribution Agreements. The representations, warranties and covenants in the Contribution Agreements are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

Silver Run Contribution

Pursuant to the Contribution Agreements, Silver Run will contribute cash to SRII Opco, in exchange for (a) a number of SRII Opco Common Units equal to the number of shares of the Company’s Class A Common Stock outstanding as of the Closing (after giving effect to the conversion of shares of Class B Common Stock to Class A Common Stock) and (b) a number of SRII Opco warrants exercisable for SRII Opco Common Units equal to the number of Silver Run’s warrants outstanding as of the Closing. Following the Closing, Silver Run will control SRII Opco through its ownership of SRII Opco GP, LLC, the sole general partner of SRII Opco.

The Alta Mesa Contribution Agreement

On August 16, 2017, Silver Run entered into the Alta Mesa Contribution Agreement with the Alta Mesa Contributor, High Mesa GP, Alta Mesa, Alta Mesa GP and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, pursuant to which Silver Run will acquire from the Alta Mesa Contributor (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP, on the terms and subject to the conditions set forth therein.

Pursuant to the terms of the Alta Mesa Contribution Agreement, at the Closing, the Alta Mesa Contributor will receive consideration consisting of 220,000,000 SRII Opco Common Units, as adjusted (i) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit), (ii) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit), and (iii) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit).

The Alta Mesa Contributor will also purchase from Silver Run a number of newly issued shares of Class C Common Stock corresponding to the number of SRII Opco Common Units received by the Alta Mesa Contributor at the Closing.

In addition to the above, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) as specified below if the 20-Day VWAP of the Class A Common Stock equals or exceeds the following prices (each such payment, an “Earn-Out Payment”):

20-Day VWAP	Earn-Out Consideration
$14.00	10,714,285 SRII Opco Common Units
$16.00	9,375,000 SRII Opco Common Units
$18.00	13,888,889 SRII Opco Common Units
$20.00	12,500,000 SRII Opco Common Units

The Alta Mesa Contributor will not be entitled to receive a particular Earn-Out Payment on more than one occasion and, if, on a particular date, the 20-Day VWAP entitles the Alta Mesa Contributor to more than one Earn-Out Payment (each of which has not been previously paid), the Alta Mesa Contributor will be entitled to receive each such Earn-Out Payment. The Alta Mesa Contributor will be entitled to the earn-out consideration described above in connection with certain liquidity events of Silver Run, including a merger or sale of all or substantially all of our assets, if the consideration paid to holders of Class A Common Stock in connection with such liquidity event is greater than any of the above-specified 20-Day VWAP hurdles.

Silver Run will also contribute $400 million in cash to Alta Mesa at the Closing.

Alta Mesa Material Adverse Effect

Under the Alta Mesa Contribution Agreement, certain representations and warranties of the Alta Mesa Contributor, the Alta Mesa Parties and their respective subsidiaries (the “Alta Mesa Entities”) are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Alta Mesa Contribution Agreement, a “Material Adverse Effect” means, with respect to any person, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations on the Alta Mesa Entities taken as a whole or (ii) prevents, materially delays or materially impairs the ability of the Alta Mesa Contributor or the Alta Mesa Parties from performing their obligations under the Alta Mesa Contribution Agreement or to consummate the business combination; provided, however, in no event will any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Material Adverse Effect pursuant to clause (i) only: any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting the industry in which the Alta Mesa Entities conduct their business; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any laws (including environmental laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of the Alta Mesa Contribution Agreement, or taken at the request of or with the consent of Silver Run; (h) the announcement or pendency of the business combination; and (i) any failure by Alta Mesa to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the events contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, assets, conditions (financial or otherwise) or results of operations of the Alta Mesa Entities compared to other participants in the industries in which such affected person conducts their businesses.

Conditions to Closing the Alta Mesa Contribution

Mutual Conditions

Under the Alta Mesa Contribution Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction at or prior to the Closing of the following conditions:

•	the absence of specified adverse laws or orders;

•	the expiration of the waiting period (or extension thereof) under the HSR Act;

•	the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Alta Mesa Contribution Agreement;

•	material compliance by the other party with its covenants;

•	no material adverse effect having occurred with respect to Alta Mesa since the signing of the Alta Mesa Contribution Agreement;

•	the approval for listing on the NASDAQ of the shares of Class A Common Stock issuable to the Alta Mesa Contributor;

•	the approval of the business combination by Silver Run’s stockholders;

•	SRII Opco’s leverage ratio being less than 1.5x on a pro forma, last 12 months (LTM) basis; and

•	the closing of the transactions contemplated by the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement.

Silver Run Conditions

Silver Run’s obligations to consummate the transactions contemplated by the Alta Mesa Contribution Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

•	the requisite consents being obtained by Alta Mesa;

•	the founder notes of Alta Mesa’s subsidiaries being exchanged for equity interests in the Alta Mesa Contributor; and

•	the completion of the transfer to Alta Mesa’s existing owners (other than the Riverstone Contributor) of all of the assets and liabilities related to its non-STACK assets.

Alta Mesa Contributor Conditions

Under the Alta Mesa Contribution Agreement the obligations of the Alta Mesa Contributor to consummate the transactions contemplated thereby are subject to the holders of founder shares having waived the conversion adjustment relating to such founder shares.

Representations and Warranties

The Alta Mesa Contribution Agreement contains customary representations and warranties by the parties thereto. The Alta Mesa Contributor and High Mesa GP made customary representations and warranties relating to: organization; authority; no conflicts, consents and approvals; government approvals; title to interests in Alta Mesa; legal proceedings; benefit plans; brokers; accredited investor, investment intent; and tax matters.

Under the Alta Mesa Contribution Agreement, the Alta Mesa Parties made customary representations and warranties relating to: organization; authority; no conflicts, consents and approvals; no defaults; government approvals; capitalization; rights to acquire equity; subsidiaries; insurance, legal proceedings; compliance with laws and orders; anti-corruption and sanctions; financial statements; absence of certain changes or events; no undisclosed liabilities; taxes; material contracts; real property; oil and gas matters; personal property; permits; environmental matters; compensation, benefits; employee and labor matters; related party transactions; brokers; SEC documents; information supplied; preferential rights and credit support instruments.

Silver Run also made customary representations and warranties relating to, among other things: organization; authorization; no conflicts; governmental approvals; capital structure; capitalization of SRII Opco GP and SRII Opco; no undisclosed liabilities; SEC documents, controls; legal proceedings; compliance with laws and orders; brokers; trust account; absence of certain changes or events; no default; listing; financial resources; and Investment Company Act of 1940 (“Investment Company Act”) status.

Covenants of the Parties

Covenants of the Alta Mesa Contributor and the Alta Mesa Parties

The Alta Mesa Contributor and the Alta Mesa Parties made certain covenants under the Alta Mesa Contribution Agreement including, among others, the following:

•	Subject to limited exceptions, during period between signing and Closing (the “interim period”), each of the Alta Mesa Parties must (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonable efforts to: (i) preserve intact its present business organization, (ii) maintain in effect its material contracts and permits, (iii) retain its current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at signing.

•	Subject to limited exceptions, during the interim period, none of the Alta Mesa Entities will:

•	amend or propose to amend the organizational documents of any Alta Mesa Entity other than in connection with the completion of the transfer to Alta Mesa’s existing owners of all of the assets and liabilities related to its non-STACK assets;

•	(A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any equity interests or equity equivalents in any Alta Mesa Entity (other than to the Riverstone Contributor), or (B) amend in any material respect any of the terms of any securities of any Alta Mesa Entity outstanding as of the execution date other in connection with the transfer to Alta Mesa’s existing owners of all of the assets and liabilities related to its non-STACK assets;

•	(A) split, combine, or reclassify any interests in any Alta Mesa Entity, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests in any

Alta Mesa Entity, except (x) for dividends and distributions by a direct or indirect wholly owned subsidiary of Alta Mesa to Alta Mesa or a direct or indirect wholly owned subsidiary of Alta Mesa, (y) with respect to Alta Mesa, tax distributions in the ordinary course of business and in accordance with its partnership agreement, or (z) for dividends and distributions pursuant to the transfer to Alta Mesa’s existing owners of all of the assets and liabilities related to its non-STACK assets, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests of any Alta Mesa Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Alta Mesa Entity;

•	except in response to an emergency, (A) create, incur, guarantee or assume any indebtedness or otherwise become liable or responsible for the obligations of any other person (other than Alta Mesa, Alta Mesa GP or any Alta Mesa Entity) that remains outstanding as of the Closing; provided, however, that the foregoing will not restrict (1) the incurrence of indebtedness under Alta Mesa’s senior secured revolving credit facility, (2) any extensions, renewals or refinancing of existing indebtedness (including related premiums and expenses) so long as any such extension, renewal or refinancing is on substantially the same or more favorable terms to Alta Mesa than such existing indebtedness or (3) any indebtedness incurred by Alta Mesa that is owed to any Alta Mesa Entity or by any wholly owned subsidiary of Alta Mesa that is owed to Alta Mesa or another wholly owned subsidiary of Alta Mesa, or (B) mortgage or pledge any material assets of the Alta Mesa Entities, or create any material lien thereon that is not released at or prior to Closing, other than permitted liens or the creation of any lien to secure any indebtedness permitted to be incurred under clause (A) above;

•	sell, or otherwise dispose of any material portion of its assets, except (A) pursuant to existing material contracts, (B) the sale of obsolete assets of the Alta Mesa Entities in the ordinary course of business or (C) sales of hydrocarbons from production in the ordinary course of business;

•	(A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof other than (w) organic capital expenditures in accordance with the budget, (x) inorganic acquisition capital expenditures of up to $25 million per acquisition, (y) inorganic acquisition capital expenditures for over $25 million per acquisition, subject to the conditions contained in Alta Mesa’s partnership agreement, or (z) pursuant to a contract in effect as of the execution date, (B) form any joint venture or similar arrangement or (C) make any loans, advances or capital contributions to, or investments in, any person, except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

•	change in any material respect any of the financial accounting principles, practices or methods used by any Alta Mesa Entity, except for any change required by reason of a concurrent change in GAAP or statutory accounting requirements;

•	enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax other than any customary tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to tax;

•	settle or offer or propose to settle any proceeding (other than a proceeding relating to taxes) against any Alta Mesa Entity unless such settlement (A) requires the payment of less than $1.0 million, which payment is made prior to Closing, (B) involves the unconditional release of such Alta Mesa Entity with respect to the subject matter of the proceeding, (C) does not impose any material obligations on any Alta Mesa Entity after the Closing and (D) does not involve an admission of criminal wrongdoing by any Alta Mesa Entity;

•	amend in any material respect, terminate or waive any material right under any material contract, other than contracts that terminate pursuant to their terms;

•	except for expenditures necessary to respond to an emergency, authorize or make capital expenditures except as set forth in the budget or in accordance with the Alta Mesa Contribution Agreement;

•	amend or modify in any material respect the budget;

•	(A) except consistent with past practice and in the ordinary course of business, grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers, employees or independent contractors of any of the Alta Mesa Entities, (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any currently existing director, officer, employee or independent contractor, (C) terminate, establish or become obligated under any collective bargaining agreement, (D) enter into any new material, or amend any, Alta Mesa group plan or other benefit plan if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder or (E) terminate the employment of any executive officer or management-level employee (except for a for-cause termination);

•	take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the transactions;

•	enter into or amend the terms of any related party transaction other than in connection with the transfer to Alta Mesa’s existing owners of all of the assets and liabilities related to its non-STACK assets; or

•	agree or commit to do any of the foregoing.

•

During the interim period and in connection with any financing activities of Silver Run, the Alta Mesa Parties shall use their commercially reasonable efforts to provide to Silver Run, and shall use its commercially reasonable efforts to cause their representatives, including legal and accounting representatives, to provide, in each case at Silver Run’s sole expense (with respect to reasonable out-of-pocket expenses), all cooperation reasonably requested by Silver Run that is customary in connection with completing any of its financing activities, which commercially reasonable efforts shall include, among other things, (i) furnishing Silver Run reasonably promptly following its request, with information regarding the Alta Mesa Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Alta Mesa Entities), to the extent reasonably available to the Alta Mesa Entities, (ii) causing the Alta Mesa Entities’ senior management and other representatives with appropriate seniority and expertise of the Alta Mesa Entities to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead-arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing or maintenance activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, and similar documents required in connection with any such financing or maintenance activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Silver Run in order to consummate such financing or maintenance activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Silver Run or any future or existing financing sources of Silver Run or the Alta Mesa Entities to permit the consummation of such financing activities, (vi) assisting Silver Run with the repayment, and release of any liens upon repayment, of any outstanding indebtedness of any Alta Mesa Entity and obtaining customary payoff letters with respect thereto, and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Alta Mesa Entities under any agreement, certificate, document or instrument shall be effective until the

Closing and none of the Alta Mesa Parties or any of their representatives shall be required to pay any commitment or other fee or incur any other liability prior to Closing in connection with any financing activities (other than with respect to expenses to be reimbursed in accordance with the Alta Mesa Contribution Agreement).

•	During the interim period, the Alta Mesa Parties will not, the Alta Mesa Contributor and its existing equity owners will not, and will cause the Alta Mesa Entities and any of their respective affiliates and any of their and their affiliates’ representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other person any information with respect to, any proposal from any person relating to an acquisition of any interests in the Alta Mesa Entities or all or substantially all of the assets of the Alta Mesa Entities. The Alta Mesa Parties and the Alta Mesa Contributor and its existing equity owners shall, and the Alta Mesa Contributor and its existing equity owners shall cause the Alta Mesa Entities, any of their respective affiliates and any of their and their affiliates’ representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person (other than Silver Run and its affiliates) with respect to any of the foregoing.

•	During the interim period, the Alta Mesa Parties shall, and the Alta Mesa Contributor shall cause the Alta Mesa Entities to, complete a reorganization pursuant to which all assets and liabilities related to any business or operations of Alta Mesa and its Subsidiaries other than the ownership and operation of assets in Kingfisher, Garfield, Major, Blaine, Logan and Canadian counties, in each case, in the State of Oklahoma are transferred from the Alta Mesa Entities in a manner that (a) does not create a tax liability for Silver Run, SRII Opco GP, SRII Opco or the Alta Mesa Entities and (b) complies with applicable laws in accordance with the Alta Mesa reorganization agreements.

The Alta Mesa Contributor and High Mesa GP made certain covenants under the Alta Mesa Contribution Agreement including, among others, the following:

•	Subject to limited exceptions, during the interim period, the Alta Mesa Contributor and High Mesa GP will not: (i) create any lien (other than any lien that will be released at or prior to Closing) against any of their interests in Alta Mesa, (ii) sell, transfer, convey or otherwise dispose of any of their contributed interests or (iii) agree or commit to or permit any affiliate to do any of the foregoing.

Covenants of Silver Run

Silver Run made certain covenants under the Alta Mesa Contribution Agreement including, among others, the following:

•	Subject to limited exceptions, during the interim period, none of Silver Run or its subsidiaries will:

•	amend or propose to amend (A) its organizational documents or any of its subsidiaries, other than in connection with the Proposals, or (B) the trust agreement or any other agreement related to the Trust Account;

•	(A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any equity interest, other than in connection with the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, or (B) amend in any material respect any of the terms of any equity interests outstanding as of the execution date;

•	(A) split, combine, or reclassify any interests, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests, other than pursuant to an exercise of a Silver Run stockholder redemption right, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	other than in connection with the transactions contemplated by the Alta Mesa Contribution Agreement, create, incur, guarantee or assume any indebtedness or otherwise become liable or responsible for the obligations of any other person;

•	other than in connection with the transactions contemplated by the Alta Mesa Contribution Agreement, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any person; or

•	agree or commit to do any of the foregoing.

•	During the interim period, Silver Run shall not, and shall cause the Alta Mesa Entities from and after Closing not to, amend, waive or otherwise modify the organizational documents of any Alta Mesa Entity to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Alta Mesa Contributor’s appointees, the Alta Mesa Contributor and its existing equity owners or any of their respective affiliates to the extent relating to the period prior to Closing) any obligation of Silver Run or any of its subsidiaries to indemnify pursuant to the organizational documents of the Alta Mesa Entities the Alta Mesa Contributor’s appointees, the Alta Mesa Contributor or its affiliates to the extent relating to periods prior to Closing. Silver Run shall cause the Alta Mesa Entities to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Alta Mesa Entities for a claims-reporting or discovery period of at least seven years from and after the Closing Date from an insurance carrier with the same or better credit rating as Alta Mesa’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under Alta Mesa’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Alta Mesa Contributor’s appointees by reason of his or her service as an officer or director of any Alta Mesa Entity at or prior to the Closing Date (including in connection with the Alta Mesa Contribution Agreement); provided, however, that Alta Mesa may not, without Silver Run’s written consent, spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by Alta Mesa prior to the execution date per year for such coverage under such tail policy; provided further that if the cost of such insurance exceeds the D&O Cap Amount, and the Alta Mesa Entities elect not to spend more than the D&O Cap Amount for such purposes, then the Alta Mesa Entities shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Silver Run and the Alta Mesa Entities.

•

As promptly as reasonably practicable after the execution date, but in any event within 10 business days following the date on which Silver Run has received written notice from Alta Mesa and Kingfisher that each believes the information required to be provided by the Alta Mesa Entities hereunder and Kingfisher pursuant to the Kingfisher Contribution Agreement has been delivered to Silver Run, Silver Run will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement. Silver Run will take, in accordance with applicable Law, NASDAQ rules and the organizational documents of Silver Run, all action necessary to call, hold and convene a special meeting of holders of Silver Run Common Stock to consider and vote upon the Proposals as promptly as reasonably practicable after the filing of the proxy statement in definitive form with the SEC. Silver Run’s board will recommend in the proxy statement that the holders of Silver Run Common Stock approve the Proposals (the “Silver Run Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the special meeting, the Silver Run board may withdraw, modify or qualify in any manner the Silver Run Board Recommendation (any such action a “Change in Recommendation”) if the Silver Run Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Silver Run board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon a material intervening event (specifically excluding a change in oil and gas prices) that occurred during the interim period and information not available to the Silver Run board at the execution date and (ii) Silver Run has provided to the Alta Mesa Contributor three business days’ prior written notice advising the Alta Mesa Contributor that the Silver Run board intends to take such action and specifying the reasons therefor in reasonable detail.

•	During the interim period, Silver Run shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any acquisition proposal. Also, Silver Run shall not directly or indirectly, through any controlled affiliate or any of its or their representatives initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other person any information (other than information to or from any other person which is traditionally provided in the regular course of business to third parties where Silver Run and its controlled affiliates or their representatives have no reason to believe that such information may be utilized to evaluate any such acquisition proposal) with respect to any acquisition proposal, or agree to, approve or recommend, any contract with respect to, any acquisition proposal.

Mutual Covenants

Each party made certain mutual covenants under the Alta Mesa Contribution Agreement, including, among others, the following:

•	Prior to Closing, each party will (and will cause its subsidiaries to) afford to the other parties and their representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its subsidiaries and to their books, records, contracts and documents and will furnish reasonably promptly to the other parties and its representatives information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested by the other parties.

•	Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transactions contemplated by the Alta Mesa Contribution Agreement, including (i) filing any notification and report forms required for the consummation of the transactions contemplated by the Alta Mesa Contribution Agreement under the HSR Act within 15 business days after the execution date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Alta Mesa Contribution Agreement to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act.

•

Each party will, and will cause its subsidiaries to, (i) promptly inform the other parties of, and supply to the other parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any governmental authority in connection with the Alta Mesa Contribution Agreement or the transactions contemplated thereby; (ii) consult and cooperate in good faith with the other parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any party in connection with all meetings, actions, discussions and proceedings with governmental authorities, including, subject to applicable law, permitting the other parties to review in advance, and considering in good faith the views of the other party with respect to, any proposed written communication to any governmental authority and to promptly provide the other parties with copies of any communication to any governmental authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a party or any of its subsidiaries under the HSR Act and any other applicable law for additional information, documents or other materials; (iv) give the other parties reasonable advance notice of its or its subsidiaries’ intention to participate in any meeting or telephone or other discussion with any governmental authority with respect to the transactions or any filings, investigations or inquiries made in connection with the transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the transactions as being in violation of any applicable law.

•	The parties will cooperate as and to the extent reasonably requested by the other parties, in connection with the filing of tax returns and any tax audit, litigation or other proceeding.

Transaction Expenses

Except as otherwise expressly provided in the Alta Mesa Contribution Agreement, whether or not the transactions contemplated by the Alta Mesa Contribution Agreement are consummated, each party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Alta Mesa Contribution Agreement and the transactions contemplated thereby.

Survival of Representations, Warranties and Covenants

Except for certain covenants, the representations, warranties and covenants of the parties contained in the Alta Mesa Contribution Agreement will not survive the Closing. After the Closing, no party to the Alta Mesa Contribution Agreement will have any liability to any other party, except in the case of fraud or with respect to claims related to covenants which survive the Closing.

Release of Claims

Under the Alta Mesa Contribution Agreement, the Alta Mesa Contributor and the equity owners of the Alta Mesa Contributor will waive and release, effective as of the Closing, on behalf of itself and each of their respective past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by law, any and all proceedings, causes of action, damages, judgments, liabilities and rights against the Alta Mesa Entities that the Alta Mesa Contributor and its equity owners or any of their Related Persons has ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Alta Mesa Entities or their business, including pursuant to Alta Mesa’s partnership agreement (and any breaches thereof), pursuant to the Alta Mesa Contribution Agreement, whether in law or in equity, in contract, in tort or otherwise, including any claims to any additional interests in the Alta Mesa Entities or any distributions or payments (as consideration of services or otherwise) from the Alta Mesa Entities by reason of any matter other than obligations arising under the covenants that expressly surviving Closing (the “Contributor Released Claims”). The Alta Mesa Contributor and its equity owners will not, and will cause its Related Persons not to, assert any proceeding against Silver Run or any of its affiliates with respect to the Contributor Released Claims.

In addition, pursuant to the Alta Mesa Contribution Agreement, Silver Run and each Alta Mesa Entity will waive and release, effective as of the Closing, on behalf of itself and its past, present and future stockholders, partners, members and representatives and each of their respective successors and assigns (collectively, their respective “Silver Run Related Persons”), to the fullest extent permitted by law, any and all proceedings, causes of action, damages, judgments, liabilities and rights against the Alta Mesa Contributor and its equity owners and their respective Related Persons that Silver Run or any Alta Mesa Entity or their respective Silver Run Related Persons has ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by the Alta Mesa Contributor and its equity owners or its Related Persons of an Alta Mesa Entity or the business of an Alta Mesa Entity, including pursuant to the respective organizational documents thereof or predecessor agreements thereto (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise (the “Alta Mesa Released Claims”). Silver Run and each Alta Mesa Entity each agrees not to, and to cause its respective Silver Run Related Persons not to, assert any proceeding against the Alta Mesa Contributor, its equity owners or its Related Persons with respect to the Alta Mesa Released Claims.

Termination

The Alta Mesa Contribution Agreement may be terminated by either party upon the occurrence of the following: (i) if the closing of the applicable transaction is not consummated by February 28, 2018 (the “Outside Date”); (ii) upon the applicable parties’ mutual written consent; (iii) if the consummation of the applicable transaction is prohibited by law; or (iv) if the Kingfisher Contribution Agreement has been terminated in accordance with its terms.

We can terminate the Alta Mesa Contribution Agreement if the Alta Mesa Contributor, High Mesa GP or the Alta Mesa Parties breach any of their representations, warranties, covenants or other agreements which has not been cured by the earlier of (x) 30 days following written notice from Silver Run of such breach and (y) the Outside Date.

The Alta Mesa Contributor and High Mesa GP can terminate the Alta Mesa Contribution Agreement if (i) we breach any of our representations, warranties, covenants or other agreements which has not been cured by the earlier of (x) 30 days following written notice from the Alta Mesa Contributor of such breach and (y) the Outside Date or (ii) our board of directors has changed its recommendation for our stockholders to approve the business combination.

None of the parties to the Alta Mesa Contribution Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Alta Mesa Contribution Agreement.

Amendments

The Alta Mesa Contribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

The Kingfisher Contribution Agreement

On August 16, 2017, Silver Run entered into the Kingfisher Contribution Agreement with the Kingfisher Contributor, Kingfisher and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which Silver Run will acquire 100% of the outstanding membership interest in Kingfisher.

Pursuant to the Kingfisher Contribution Agreement, at the Closing, the Kingfisher Contributor will receive consideration consisting of:

•	55,000,000 SRII Opco Common Units; and

•	subject to the Kingfisher Contributor’s election to receive additional SRII Opco Common Units as described below, $800 million in cash, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees.

The Kingfisher Contributor will also purchase from Silver Run a number of shares of Class C Common Stock corresponding to the number of SRII Opco Common Units received by the Kingfisher Contributor at the Closing.

If Silver Run does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) valued at $10.00 per SRII Opco Common Unit. At the Closing, $5 million of the cash consideration to be received by the Kingfisher Contributor will be funded into escrow to satisfy any post-Closing purchase price adjustments. If such escrowed amount is insufficient to satisfy any post-Closing adjustment, then the Kingfisher Contributor will transfer to Silver Run a number of SRII Opco Common Units (not to exceed 16,000,000 SRII Opco Common Units), and a corresponding number of shares of Class C Common Stock, with a value equal to the deficiency.

In addition to the above, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration to be paid in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C Common Stock) as specified below if the 20-Day VWAP equals or exceeds the following prices:

20-Day VWAP	Earn-Out Consideration
$14.00	7,142,857 SRII Opco Common Units
$16.00	6,250,000 SRII Opco Common Units

The terms of the payment of the earn-out consideration, including in connection with a liquidity event of Silver Run, are substantially similar to the terms of the payment of the earn-out consideration to the Alta Mesa Contributor described above under “The Alta Mesa Contribution Agreement.”

Kingfisher Material Adverse Effect

Under the Kingfisher Contribution Agreement, certain representations and warranties of the Kingfisher Contributor and Kingfisher and their respective subsidiaries are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. The material adverse effect standard in the Kingfisher Contribution Agreement is substantially similar to the terms of the material adverse effect standard in the Alta Mesa Contribution agreement described above under “The Alta Mesa Contribution Agreement—Alta Mesa Material Adverse Effect.”

Conditions to Closing of the Kingfisher Contribution

Mutual Conditions

Under the Kingfisher Contribution Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction at or prior to the Closing of certain conditions which are substantially similar to those in the Alta Mesa Contribution Agreement described above under “The Alta Mesa Contribution Agreement—Conditions to Closing the Alta Mesa Contribution Agreement—Mutual Conditions” except for the following conditions which are not mutual and only Silver Run conditions:

•	SRII Opco’s leverage ratio being less than 1.5x on a pro forma, last 12 months (LTM) basis; and

•	closing of the transactions contemplated by the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement.

Silver Run Conditions

Silver Run’s obligations to consummate the transactions contemplated by the Kingfisher Contribution Agreement are subject to the satisfaction at or prior to the Closing of certain conditions which are substantially similar to those in the Alta Mesa Contribution Agreement described above under “The Alta Mesa Contribution Agreement—Conditions to Closing the Alta Mesa Contribution Agreement—Silver Run Conditions” except (i) as specified above in “—Mutual Conditions” and (ii) there are no conditions relating to the founder notes of

Alta Mesa’s subsidiaries being exchanged for equity interests in the Alta Mesa Contributor and the completion of the transfer to Alta Mesa’s existing owners (other than the Riverstone Contributor) of all of the assets and liabilities related to its non-STACK assets.

Kingfisher Contributor Conditions

The Kingfisher Contributor’s obligation to consummate the transactions contemplated by the Kingfisher Contribution Agreement are subject to the satisfaction at or prior to the Closing of certain conditions which are substantially similar to those of the Alta Mesa Contribution Agreement described above under “The Alta Mesa Contribution Agreement—Conditions to Closing the Alta Mesa Contribution Agreement—Alta Mesa Contributor Conditions” except (i) there is no condition relating to the holders of founder shares having waived the conversion adjustment relating to such founder shares and (ii) the available funds will not be less than the cash consideration the Kingfisher Contributor is entitled to receive at Closing.

Representations and Warranties

The Kingfisher Contribution Agreement contains customary representations and warranties made by the parties thereto. The representations and warranties of the Kingfisher Contributor, Kingfisher and Silver Run are substantially similar to those in the Alta Mesa Contribution Agreement described above in “The Alta Mesa Contribution Agreement—Representations and Warranties” except that Kingfisher made additional representations and warranties relating to: indebtedness; regulatory status; capital commitments and parachute payments and Silver Run made additional representations and warranties relating to tax matters and opportunity for independent investigation

Covenants of the Parties

Covenants of the Kingfisher Contributor and Kingfisher

The Kingfisher Contributor and Kingfisher made certain covenants under the Kingfisher Contribution Agreement including, among others, the following:

•	Subject to limited exceptions, during the interim period the Kingfisher Contributor will cause Kingfisher to and Kingfisher will (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material contracts and permits, (iii) retain Kingfisher’s current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

•	Subject to limited exceptions, during the interim period, the Kingfisher Contributor will not:

•	create any lien (other than any lien that will be released at or prior to Closing) against any of the contributed interests;

•	sell, transfer, convey or otherwise dispose of any of the contributed interests;

•	(A) increase the base salary or wage rate or target annual cash bonus amount of, or materially increase any other compensation or benefits payable to, any available employee, other than increases in welfare benefits made in the ordinary course of business that apply equally to all similarly situated employees of operator (not including increases made exclusively to the available employees), (B) terminate the employment (other than for cause) or materially modify the job duties with respect to Kingfisher’s business of any available employee or (C) permit any affiliate of the Kingfisher Contributor to do any of the foregoing; or

•	agree or commit to or permit any affiliate of the Kingfisher Contributor to do any of the foregoing.

•	Subject to limited exceptions, during the interim period, Kingfisher will not, and the Kingfisher Contributor will cause Kingfisher and its subsidiaries to not:

•	amend or propose to amend the organizational documents of Kingfisher or any of its subsidiaries;

•	(A) other than in respect of equity contributions by the equity owners of the Kingfisher Contributor, offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any interest of Kingfisher, (B) amend in any material respect any of the terms of any securities of Kingfisher outstanding as of the execution date or (C) authorize or propose to offer, issue, sell, grant or deliver, any interest in Kingfisher or any of its subsidiaries;

•	(A) split, combine, or reclassify any interests in Kingfisher or any of its subsidiaries, (B) except as provided in the Kingfisher Contribution Agreement, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding interests in Kingfisher or any of its subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests of Kingfisher or any of its subsidiaries or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Kingfisher or any of its subsidiaries;

•	(A) create, incur, guarantee or assume any indebtedness or otherwise become liable or responsible for the obligations of any other person (other than Kingfisher) that remains outstanding as of the Closing; provided, however, that the foregoing will not restrict the incurrence of additional indebtedness in an amount not to exceed $500,000 in the aggregate, or (B) mortgage or pledge any of its material assets, or create any material lien thereon that is not released at or prior to Closing, other than permitted liens;

•	sell, lease, license, transfer, convey, abandon, permit to lapse or expire or otherwise dispose of any of Kingfisher’s assets or any of its subsidiaries’ assets, except (A) pursuant to existing material contracts or (B) the sale of obsolete assets in the ordinary course of business for which the aggregate value of such assets or consideration payable (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1.0 million;

•	(A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, in each case other than acquisitions for which the consideration (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1.0 million, (B) form any joint venture or similar arrangement, or (C) make any loans, advances or capital contributions to, or investments in, any person, (other than Kingfisher or any of its subsidiaries), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

•	change in any material respect any of the financial accounting principles, practices or methods used by Kingfisher or any of its subsidiaries, except for any change required by reason of a concurrent change in GAAP;

•

(A) make or change any material tax election; (B) settle or compromise any claim, notice, audit report or assessment in respect of taxes, except where the amount of such settlement or compromise does not exceed the lesser of 10.0% of the reserve for such matter on Kingfisher’s financial statements or $500,000; (C) change any annual tax accounting period except as otherwise required by applicable laws; (D) adopt or change any material method of tax accounting except as otherwise required by applicable laws; (E) file any material amended tax return except as otherwise required by applicable laws; (F) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax other than any customary tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to tax; (G) surrender any right to claim a material tax refund; or (H) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	settle or offer or propose to settle any proceeding (other than a proceeding relating to taxes) against Kingfisher or any of its subsidiaries unless such settlement (A) requires the payment of less than $1.0 million by Kingfisher or any of its subsidiaries, which amount will be paid prior to Closing or included as a current liability in the calculation of net working capital, (B) involves the unconditional release of Kingfisher or such subsidiary with respect to the subject matter of the proceeding, (C) does not impose any material obligations on Kingfisher or any of its subsidiaries after the Closing and (D) does not involve an admission of criminal wrongdoing by Kingfisher or any of its subsidiaries;

•	enter into, amend in any material respect or terminate any material contract other than contracts entered into after the execution date that implement and are in accordance with the capex budget;

•	authorize or make capital expenditures, except for expenditures necessary to respond to an emergency;

•	amend or modify in any material respect the budget (as defined in the Operator Agreement);

•	hire any employees, establish, adopt or commence participation in or incur any liability under any benefit plan (other than any reimbursement obligations under the Operator Agreement incurred in the ordinary course of business, consistent with past practice, and that to the extent outstanding as of the Closing are reflected as current liabilities in the calculation of net working capital of Kingfisher);

•	enter into or amend the terms of any Kingfisher related party transactions; or

•	agree or commit to do any of the foregoing.

•	At the Closing, the Kingfisher Contributor will terminate effective upon the Closing the Operator Agreement with no further liability to Kingfisher, as provided in the Transition Services Agreement described below.

•	The Kingfisher Contributor will have the right to cause Kingfisher to pay cash dividends, and/or make cash distributions to the Kingfisher Contributor or its affiliates at any time prior to Closing; provided such distributions do not result in any liability to Kingfisher.

Covenants of Silver Run

Silver Run made certain covenants under the Kingfisher Contribution Agreement which are substantially similar to those in the Alta Mesa Contribution Agreement described above in “The Alta Mesa Contribution Agreement—Covenants of the Parties—Covenants of Silver Run” except that Silver Run made the following additional covenants:

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Silver Run will make or to cause its subsidiaries to make offers to employ all of the available employees. Such offers will be made within 10 days following the execution date. Each such offer (i) will provide for (A) the commencement of employment to be effective upon the applicable transfer date (as defined below), (B) an annualized base salary or base hourly pay rate, as applicable, that is not less than that received by the available employee, as applicable, immediately prior to the available employee’s transfer date, and (C) a period of at least three (3) days in which such available employee may accept or reject such offer, and (ii) will be subject only to satisfaction of Silver Run’s employer’s (as defined below) standard lawful pre-employment screening and, with respect to a leave employee, the leave employee’s return to active employment with operator within six (6) months following the Closing, or such later time as may be required by applicable law. The entity with which post-Closing employment is offered to an available employee pursuant to this section is referred to as the “Silver Run Employer.” At least five (5) days prior to the anticipated Closing Date, Silver Run will deliver to operator a list of the available employees who have accepted employment with Silver Run Employer (each such individual who accepts such employment offers and commences employment with Silver Run Employer following the Closing is referred to as a “Transferred Employee”), and any available employee who has rejected an offer of employment. While a Transferred Employee remains employed, Silver Run Employer will not reduce any Transferred Employee’s initial base salary or base hourly pay rate, as applicable, for a period of at least 12 months beginning on the Closing Date.

•	Silver Run covenants that Silver Run Employer will provide to all Transferred Employees, for at least 12 months following the Closing Date, employee benefits (including severance) that are, in the aggregate, substantially comparable to those offered by Silver Run Employer to its similarly situated employees. Silver Run covenants that effective as of each Transferred Employee’s transfer date, Silver Run will or will cause its subsidiaries to recognize years of service with operator (together with any predecessors thereof that previously employed such Transferred Employee and as to which operator has recognized such years of service) for purposes of determining such Transferred Employee’s eligibility to participate in and vesting under any and all applicable plans or policies of Silver Run and its subsidiaries (other than any defined benefit plans and equity and incentive arrangements and severance benefit pursuant to the foregoing sentence); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

•	To the extent Silver Run or its subsidiaries provides employee welfare benefit plans (as defined in Section 3(1) of ERISA) to similarly situated employees to the Transferred Employees, Silver Run covenants that effective as of each Transferred Employee’s transfer date, Silver Run will, or cause its subsidiaries to, to the extent permitted under applicable law and the terms of the applicable employee welfare benefit plans, use commercially reasonable efforts to (A) ensure that for each Transferred Employee and any dependent thereof covered by operator’s or operator’s affiliates’ employee welfare benefit plans, Silver Run’s or its subsidiaries’ welfare benefit plans will waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions to the extent any such exclusions or limitations were waived or were inapplicable under the analogous welfare benefit plan of operator or its affiliates immediately prior to the Closing Date, and (B) credit the expenses of each Transferred Employee which were credited toward deductibles, co-payments or out-of-pocket maximums for the year in which the Transferred Employee’s transfer date occurs under the applicable welfare benefit plan of operator or operator’s affiliates against satisfaction of any deductibles, co-payments or out-of-pocket maximums for the year in which the Transferred Employee’s transfer date occurs under Silver Run’s or its subsidiaries’ welfare benefit plan for each Transferred Employee; provided, however, that Silver Run’s obligations under this clause (B) will be subject to Silver Run’s or its subsidiaries’, as applicable, insurers, receipt of all necessary information, from either operator or such Transferred Employee related to such amounts.

•	Prior to Closing, Silver Run will replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by the Kingfisher Contributor or any of its affiliates with respect to Kingfisher or the assets of Kingfisher set forth in the schedules to the Kingfisher Contribution Agreement (“Support Obligations”), including by providing at the Closing replacement bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at Closing; provided that if Silver Run is unable to replace or post a Support Obligation at Closing, such existing Support Obligation will remain in place and Silver Run will indemnify the Kingfisher Contributor or its affiliates, as applicable, for any losses resulting from payment such person is required to make under such Support Obligation. If Silver Run or any of its subsidiaries intends to participate in any meeting or discussion with any governmental authority with respect to such replacement or posting of Support Obligations, Silver Run will give the Kingfisher Contributor reasonable notice of, and an opportunity to participate in, such meeting or discussion prior to Closing.

•	Within 180 days following Closing, Silver Run will cause Kingfisher to cease using the words “HPS”, “Highbridge”, “ARM” and “Asset Risk Management” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Kingfisher Contributor’s Marks”), including eliminating the Kingfisher Contributor’s Marks from the Kingfisher real property and the assets of Kingfisher and disposing of any unused stationery and literature of Kingfisher bearing the Kingfisher Contributor’s Marks. Thereafter, Silver Run will not, and will cause Kingfisher and its affiliates not to, use the Kingfisher Contributor’s Marks or any other logos, trademarks, trade names or other intellectual property belonging to Kingfisher Contributor or any affiliate thereof.

•	The covenant relating to a Change in Board Recommendation is not required to be based on an intervening event.

Mutual Covenants

Each party made certain mutual covenants under the Kingfisher Contribution Agreement which are substantially similar to those in the Alta Mesa Contribution Agreement described above in “The Alta Mesa Contribution Agreement—Covenants of the Parties—Mutual Conditions”

Transaction Expenses

Except as otherwise expressly provided in the Kingfisher Contribution Agreement, whether or not the transactions contemplated by the Kingfisher Contribution Agreement are consummated, each party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Kingfisher Contribution Agreement and the transactions contemplated thereby.

Survival of Representations, Warranties and Covenants

All representations, warranties and covenants of the Kingfisher Contributor, Kingfisher and Silver Run survive for 18 months post-Closing.

Indemnification under the Kingfisher Contribution Agreement

Under the Kingfisher Contribution Agreement, the Kingfisher Contributor will indemnify Silver Run for any losses relating to (i) a breach of any representation, warranty or covenant of the Kingfisher Contributor or Kingfisher; (ii) pre-Closing taxes; (iii) obligations under Kingfisher’s engagement letters with its financial advisors; and (iv) indemnification claims made by ARM against Kingfisher after Closing under the Operator Agreement. Additionally, Silver Run will indemnify the Kingfisher Contributor for any losses relating to a breach of any of Silver Run’s representations, warranties or covenants.

The indemnification obligations of the Kingfisher Contributor and Alta Mesa set forth above are subject to a de minimis threshold of $250,000, a deductible of $40 million and a cap equal to the value of the Reserved Units (as defined herein). The Reserved Units serve as the sole source of recovery for any indemnification claim, except in the event of fraud. The Kingfisher Contributor has agreed that it will not transfer 16,000,000 SRII Opco Common Units (and a corresponding number of shares of Class C Common Stock) received as consideration (the “Reserved Units”) and, subject to the removal of such transfer restriction as described herein, such Reserved Units will be available to satisfy any indemnification obligations of the Kingfisher Contributor. The transfer restriction relating to 8,000,000 Reserved Units will be removed on the first anniversary of the Closing and the transfer restriction relating to any remaining Reserved Units will be removed 18 months after Closing. The value of the Reserved Units for purposes of satisfying any indemnity claim will be based on the volume-weighted average price of the Class A Common Stock for the 20 trading days immediately prior to the applicable valuation date.

Release of Claims

The waiver and release of claims provisions in the Kingfisher Contribution Agreement are substantially similar to those in the Alta Mesa Contribution Agreement described above under “The Alta Mesa Contribution

Agreement—Release of Claims” except that released claims do not include any cause of action, damage, judgment, liability or right pursuant to the Kingfisher Contribution Agreement (as provided for and limited by the Kingfisher Contribution Agreement) or in the event of fraud.

Termination

Under the Kingfisher Contribution Agreement, the parties have termination rights that are substantially similar to those described above under “The Alta Mesa Contribution Agreement—Termination” except that the Kingfisher Contributor does not have a right to terminate the Kingfisher Contribution Agreement if our board of directors has changed its recommendation for our stockholders to approve the business combination.

None of the parties to the Kingfisher Contribution Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Kingfisher Contribution Agreement.

Amendments

The Kingfisher Contribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

The Riverstone Contribution Agreement and the Riverstone Contributor’s Investment in Alta Mesa

On August 16, 2017, Silver Run and the Riverstone Contributor entered into the Riverstone Contribution Agreement pursuant to which Silver Run will acquire from the Riverstone Contributor all of the limited partner interests in Alta Mesa held by the Riverstone Contributor. In connection with the execution of the Riverstone Contribution Agreement, the Riverstone Contributor made a $200 million capital contribution to Alta Mesa in exchange for limited partner interests in Alta Mesa. Alta Mesa may use such capital to fund its capital expenditures during the interim period. Pursuant to the Riverstone Contribution Agreement, at the Closing, the Riverstone Contributor will receive 20,000,000 SRII Opco Common Units in exchange for the Riverstone Contributor’s limited partner interests in Alta Mesa and will acquire a corresponding number of shares of Class C Common Stock from Silver Run.

Silver Run Material Adverse Effect

Under the Riverstone Contribution Agreement, certain representations and warranties of Silver Run are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Riverstone Contribution Agreement, a Silver Run “Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Silver Run and its subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Silver Run to perform its obligations under the Riverstone Contribution Agreement or to consummate the transactions contemplated thereby.

Conditions to Closing of the Riverstone Contribution

Mutual Conditions

Under the Riverstone Contribution Agreement, the respective obligations of each party to consummate the transactions contemplated thereby are subject to the satisfaction at or prior to the Closing of the following conditions:

•	the absence of specified adverse laws or orders;

•	the expiration of the waiting period (or extension thereof) under the HSR Act;

•	the approval of the business combination by Silver Run’s stockholders;

•	the closing of the transactions contemplated by the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement; and

•	the approval for listing on the NASDAQ of shares of Class A Common Stock issuable to the Contributors.

Representations and Warranties

The Riverstone Contribution Agreement contains customary representations and warranties by the parties thereto. The Riverstone Contributor made customary representations and warranties relating to: organization; authority; no conflicts, consents and approvals; government approvals; title to interests; legal proceedings; benefit plans; brokers; accredited investor, investment intent; and tax matters.

Silver Run also made customary representations and warranties relating to, among other things: organization; authorization; no conflicts; governmental approvals; capital structure; capitalization of SRII Opco GP and SRII Opco; no undisclosed liabilities; SEC documents, controls; legal proceedings; compliance with laws and orders; brokers; trust account; tax matters; absence of certain changes or events; no default; listing; financial resources; and Investment Company Act status.

Covenants of the Parties

Mutual Covenants

Each party made certain mutual covenants under the Riverstone Contribution Agreement, including, among others, the following:

•	Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transactions contemplated by the Riverstone Contribution Agreement, including (i) filing any notification and report forms required for the consummation of the transactions contemplated by the Riverstone Contribution Agreement under the HSR Act within 15 business days after the execution date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Riverstone Contribution Agreement to expire or terminate at the earliest time that is reasonably practicable and will request “early termination” with respect to the waiting period under the HSR Act.

•

Each party will, and will cause its subsidiaries to, (i) promptly inform the other parties of, and supply to the other parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any governmental authority in connection with the Riverstone Contribution Agreement or the transactions contemplated thereby; (ii) consult and cooperate in good faith with the other parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any party in connection with all meetings, actions, discussions and proceedings with governmental authorities, including, subject to applicable law, permitting the other parties to review in advance, and considering in good faith the views of the other party with respect to, any proposed written communication to any governmental authority and to promptly provide the other parties with copies of any communication to any governmental authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a party or any of its subsidiaries under the HSR Act and any other applicable law for additional information, documents or other materials; (iv) give the other parties reasonable advance notice of its or its subsidiaries’ intention to participate in any meeting or telephone or other discussion with any governmental authority with respect to the transactions or any filings, investigations or inquiries made in connection with the transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any proceeding instituted (or threatened in writing to be instituted) by any governmental authority challenging the transactions as being in violation of any applicable law.

•	The parties will cooperate as and to the extent reasonably requested by the other parties, in connection with the filing of tax returns and any tax audit, litigation or other proceeding.

Transaction Expenses

Except as otherwise expressly provided in the Riverstone Contribution Agreement, whether or not the transactions contemplated by the Riverstone Contribution Agreement are consummated, each party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of the Riverstone Contribution Agreement and the transactions contemplated thereby.

Survival of Representations, Warranties and Covenants

Except for certain covenants, the representations, warranties and covenants of the parties contained in the Riverstone Contribution Agreement will not survive the Closing. After the Closing, no party to the Riverstone Contribution Agreement will have any liability to any other party, except in the case of fraud or with respect to claims related to covenants which survive the Closing.

Termination

The Riverstone Contribution Agreement may be terminated at any time before Closing, by the Riverstone Contributor or Silver Run, by written notice to the other party, in the event that the Alta Mesa Contribution Agreement or the Kingfisher Contribution Agreement is terminated.

Amendments

The Riverstone Contribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

Closing of the Business Combination

The Closing will take place at 10:00 a.m., Houston, Texas time, on a date that is three business days after the satisfaction or (to the extent permitted by applicable law) waiver in accordance with the Contribution Agreements of all of the conditions set forth therein (other than any conditions which by their nature cannot be satisfied until after the Closing Date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Contribution Agreements on the Closing Date or on such other date and at such other time as we and the Contributors may agree in writing.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Contribution Agreements, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements (other than the Business Combination Forward Purchase Agreement” will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Agreements Related to the Contribution Agreements

Forward Purchase Agreement

In connection with the execution of the Contribution Agreements, on August 16, 2017, Silver Run entered into a forward purchase agreement (the “Business Combination Forward Purchase Agreement”) with Riverstone

VI SR II Holdings, L.P., a Delaware limited partnership (“Fund VI Holdings”), pursuant to which Silver Run has agreed to sell at the Closing, and Fund VI Holdings has agreed to purchase, up to $200 million of shares of Class A Common Stock at a purchase price of $10.00 per share. The number of shares of Class A Common Stock to be sold by Silver Run, and purchased by Riverstone, will equal that number which, after payment of the aggregate purchase price paid by Fund VI Holdings under the Business Combination Forward Purchase Agreement, will result in gross proceeds to Silver Run in an aggregate amount necessary to satisfy any exercise of redemption rights of the public stockholders in connection with the business combination or determined by Silver Run and Fund VI Holdings to be necessary for general corporate purposes of Silver Run in connection with or following consummation of the business combination, but in no event will the number of shares of Class A Common Stock purchased exceed 20,000,000 shares.

Amended and Restated Agreement of Limited Partnership of SRII Opco

Following completion of the business combination, we will operate our business through SRII Opco and its subsidiaries, including Alta Mesa and Kingfisher. At the Closing, we, SRII Opco GP, LLC, the sole general partner of SRII Opco (“SRII Opco GP”), and the Contributors will enter into the SRII Opco LPA, which will set forth, among other things, the rights and obligations of the general partner and limited partners of SRII Opco.

General Partner. Under the SRII Opco LPA, SRII Opco GP, a wholly owned subsidiary of Silver Run, will be the sole general partner of SRII Opco. As the sole general partner, SRII Opco GP will be able to control all of the day-to-day business affairs and decision-making of SRII Opco without the approval of any other partner, unless otherwise stated in the SRII Opco LPA. For example, SRII Opco GP cannot take any action that would result in the failure of SRII Opco to be taxable as a partnership for federal income tax purposes without the approval of the other partners. As such, SRII Opco GP, through its officers and directors, will be responsible for all operational and administrative decisions of SRII Opco and the day-to-day management of SRII Opco’s business. Pursuant to the terms of the SRII Opco LPA, SRII Opco GP cannot be removed as the general partner of SRII Opco except by its election and, subject to limited exceptions, generally may only transfer or assign its general partner interest in connection with a “general partner change of control” (as defined in the SRII Opco LPA).

Compensation; Reimbursement. SRII Opco GP will not be entitled to compensation for its services as general partner. Both Silver Run and SRII Opco GP will be entitled to reimbursement by SRII Opco for any reasonable out-of-pocket expenses incurred on behalf of SRII Opco, including all of our fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining our corporate existence.

Distributions. The SRII Opco LPA will allow for distributions to be made by SRII Opco to its limited partners on a pro rata basis out of “distributable cash.” “Distributable cash” is defined in the SRII Opco LPA as the amount of cash that could be distributed by SRII Opco for such purposes in accordance with Alta Mesa’s and Kingfisher’s credit agreements and any future credit agreement of SRII Opco or any of its subsidiaries. We expect SRII Opco may make distributions out of distributable cash periodically to the extent permitted by the debt agreements of SRII Opco and necessary to enable us to cover our operating expenses and other obligations, as well as to make dividend payments, if any, to the holders of our Class A Common Stock. In addition, the SRII Opco LPA generally will require SRII Opco to (i) make pro rata distributions to its limited partners, including us, on a quarterly basis in an amount at least sufficient to allow us to pay our taxes and meet our obligations pursuant to the Tax Receivable Agreement and (ii) make tax advances to its limited partners, other than us, in certain circumstances.

SRII Common Opco Unit Redemption Right. The SRII Opco LPA provides a redemption right to each limited partner of SRII Opco (other than us) which entitles it to cause SRII Opco to redeem, from time to time on or after the date that is 180 days after the Closing Date (except that the Kingfisher Contributor may cause the redemption of up to 39,000,000 SRII Opco Common Units (plus any “additional common units” as defined in the

Kingfisher Contribution Agreement)) at any time that is 90 days after the Closing Date), all or a portion of their SRII Opco Common Units for, at SRII Opco’s option, newly-issued shares of our Class A Common Stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A Common Stock for the five trading days prior to the date the Contributor delivers a notice of redemption for each SRII Opco Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of a “reclassification event” (as defined in the SRII Opco LPA), the general partner is to ensure that each SRII Opco Common Unit is redeemable for the same amount and type of property, securities or cash that a share of Class A Common Stock becomes exchangeable for or converted into as a result of such “reclassification event.” Upon the exercise of the redemption right, the Contributor will surrender its SRII Opco Common Units to SRII Opco for cancellation. The SRII Opco LPA requires that we contribute cash or shares of our Class A Common Stock to SRII Opco in exchange for a number of SRII Opco Common Units in SRII Opco equal to the number of SRII Opco Common Units to be redeemed from the Contributor. SRII Opco will then distribute such cash or shares of our Class A Common Stock to such Contributor to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption. Upon the redemption or exchange of Common Units held by an Contributor, a corresponding number of shares of Class C Common Stock held by such Contributor will be cancelled.

General Partner Change of Control. In connection with the occurrence of a “general partner change of control” (as defined below), we have the right to require each limited partner of SRII Opco (other than us) to cause SRII Opco to redeem some or all of such limited partner’s SRII Opco Common Units and a corresponding number of shares of Class C Common Stock, in each case, effective immediately prior to the consummation of the general partner change of control. From and after the date of such redemption, the SRII Opco Common Units and shares of Class C Common Stock subject to such redemption shall be deemed to be transferred to us and each such limited partner shall cease to have any rights with respect to the SRII Opco Common Units and shares of Class C Common Stock subject to such redemption (other than the right to receive shares of Class A Common Stock pursuant to such redemption). A “general partner change of control” will be deemed to have occurred if or upon: (i) the consummation of a sale, lease or transfer of all or substantially all of our assets (determined on a consolidated basis) to any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) that has been approved by our stockholders and board of directors, (ii) a merger or consolidation of Silver Run with any other person (other than a transaction in which our voting securities outstanding immediately prior to the transaction continue to represent at least 50.01% of our or the surviving entity’s total voting securities following the transaction) that has been approved by our stockholders and board of directors or (iii) subject to certain exceptions, the acquisition by any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership of at least 50.01% of our voting securities, if recommended or approved by our board of directors or determined by our board of directors to be in our and our stockholders’ best interests.

Maintenance of One-to-One Ratios. The SRII Opco LPA will include provisions intended to ensure that we at all times maintain a one-to-one ratio between (a) the number of outstanding shares of Class A Common Stock and the number of SRII Opco Common Units owned by Silver Run (subject to certain exceptions for certain rights to purchase Silver Run equity securities under a “poison pill” or similar stockholder rights plan, if any, certain convertible or exchangeable securities issued under Silver Run’s equity compensation plans and certain equity securities issued pursuant to Silver Run’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) the number of outstanding shares of our Class C Common Stock and the number of SRII Opco Common Units owned by the Contributors. This construct is intended to result in the Contributors having a voting interest in Silver Run that is identical to the Contributors’ economic interest in SRII Opco.

Transfer Restrictions. The SRII Opco LPA generally does not permit transfers of SRII Opco Common Units by limited partners, subject to limited exceptions. Any transferee of SRII Opco Common Units must assume, by operation of law or written agreement, all of the obligations of a transferring partner with respect to the transferred units, even if the transferee is not admitted as a partner of SRII Opco.

Dissolution. The SRII Opco LPA will provide that the unanimous consent of all partners will be required to voluntarily dissolve SRII Opco. In addition to a voluntary dissolution, SRII Opco will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up SRII Opco; (ii) second, to pay debts and liabilities owed to creditors of SRII Opco; and (iii) third, to the limited partners pro-rata in accordance with their respective percentage ownership interests in SRII Opco (as determined based on the number of SRII Opco Common Units held by a limited partner relative to the aggregate number of all outstanding SRII Opco Common Units).

Confidentiality. Each partner will agree to maintain the confidentiality of SRII Opco’s confidential information. This obligation excludes (i) information independently developed by the partners, (ii) information that is in the public domain or otherwise disclosed to a partner, in either such case not in violation of a confidentiality obligation owed to SRII Opco, (iii) information that is in the possession of a partner at the time of disclosure by SRII Opco or (iv) disclosures approved by our chief executive officer.

Indemnification and Exculpation. The SRII Opco LPA provides for indemnification of the partners and officers of SRII Opco and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, SRII Opco GP, as the general partner of SRII Opco, will have the same fiduciary duties to SRII Opco and its partners as are owed to a corporation organized under Delaware law and its stockholders by its directors.

Registration Rights Agreement

In connection with the Closing, we and the Contributors will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we will be required to register for resale shares of Class A Common Stock issuable upon the future redemption or exchange of SRII Opco Common Units by the Contributors (collectively, “Registrable Securities”).

We are required to, within 30 calendar days after consummation of the business combination, file a registration statement registering the resale of Registrable Securities held by the Contributors. If an underwritten offering is reasonably expected to result in gross proceeds of more than $50 million, (i) the Alta Mesa Contributor is entitled to demand six underwritten offerings, (ii) the Riverstone Contributor is entitled to demand three underwritten offerings and (iii) the Kingfisher Contributor is entitled to demand two underwritten offerings.

The holders will also have certain “piggy-back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Second Amended and Restated Charter

Pursuant to the terms of the Contribution Agreements, upon the Closing, we will amend and restate our Charter (as so amended and restated, the “Second A&R Charter”) to, among other things, (a) create a new class of capital stock, the Class C Common Stock, to be issued to the Contributors at the Closing and (b) provide for certain provisions described below relating to, among other things, the capital structure of Silver Run following the Closing.

Description of Class C Common Stock. Our Class C Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Shares of Class C Common Stock may be issued only to the Contributors, their respective successors and assigns, as well as any permitted transferees of the Contributors. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than Silver Run) only if, and only to the extent permitted by the SRII Opco LPA, such holder also simultaneously transfers an equal number of such holder’s SRII Opco Common Units to such transferee in compliance with the SRII Opco LPA. Holders of our Class C Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition after the Closing, holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from Silver Run and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

After a specified period of time after the Closing, the Contributors will generally have the right to cause SRII Opco to redeem all or a portion of their SRII Opco Common Units in exchange for shares of our Class A Common Stock or, at the SRII’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption by SRII Opco. Upon the future redemption or exchange of SRII Opco Common Units held by a Contributor, a corresponding number of shares of Class C Common Stock will be cancelled. This construct is intended to result in the Contributors having a voting interest in Silver Run that is identical to the Contributors’ economic interest in SRII Opco.

Authorized Share Amendment. The Second A&R Charter will increase the number of authorized shares of our Class A Common Stock from 400,000,000 shares to 1,200,000,000 shares.

Exclusive Forum. Our Second A&R Charter will also adopt Delaware as the exclusive forum for certain stockholder litigation

Additional Amendments. Our Second A&R Charter will also eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the consummation of the business combination.

Please also see “Proposal No. 2—The Class C Charter Proposal”, “Proposal No. 3—The Authorized Share Charter Proposal,” “Proposal No. 4—The Exclusive Forum Charter Proposal,” and “Proposal No. 5—The Additional Charter Proposal.”

Agreements Related to the Alta Mesa Contribution Agreement

Series A Certificate of Designation

Upon the Closing, we will file with the Secretary of State of the State of Delaware the Certificate of Designation of Series A Preferred Stock of Silver Run Acquisition Corporation II, which will set forth the terms, rights, obligations and preferences of the Series A Preferred Stock that will be issued to Bayou City, HPS, and AM Management, at the Closing.

Our Series A Preferred Stock will be a newly issued class of preferred stock, with a par value of $0.0001 per share. Upon the Closing, Bayou City, HPS and AM Management will own the only outstanding shares of our Series A Preferred Stock, and may not transfer the Series A Preferred Stock or any rights, powers, preferences or privileges thereunder except to an affiliate (as defined in the SRII Opco LPA). The holders of the Series A Preferred Stock will not be entitled to vote on any matter on which stockholders generally are entitled to vote. In addition, the holders will not be entitled to any dividends from Silver Run but will be entitled to receive, after payment or provision for debts and liabilities and prior to any distribution in respect of our Class A Common Stock or any other junior securities, liquidating distributions in an amount equal to $0.0001 per share of Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The Series A Preferred Stock is not convertible into any other security of Silver Run, but will be redeemable for the par value thereof by us upon the earlier to occur of (1) the fifth anniversary of the Closing Date, (2) the optional redemption of such Series A Preferred Stock at the election of the holder thereof or (3) upon a breach of the transfer restrictions described above. For so long as the Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock will be entitled to nominate and elect directors to Silver Run’s board of directors for a period of five years following the Closing based on their and their affiliates’ beneficial ownership of Class A Common Stock as follows:

Holder / Beneficial Ownership and Other Requirements	Designation Right
Bayou City and its affiliates
• at least 10%	one director who must be independent for purposes of the listing rules of NASDAQ

HPS and its affiliates
• at least 10%	one director who must be independent for purposes of the listing rules of NASDAQ

AM Management and its affiliates
• at least 10%	two directors who need not be independent for purposes of the listing rules of NASDAQ
• less than 10% but at least 5% and either Hal Chappelle or Michael Ellis is a member of the Company’s management	one director who need not be independent for purposes of the listing rules of NASDAQ
The vote of Bayou City, HPS and AM Management will be the only vote required to elect such nominees to the board of directors (each such director, in such capacity, a “Series A Director”). So long as the Series A Preferred Stock remains outstanding, vacancies on our board of directors resulting from the death, resignation, retirement, disqualification or removal of a Series A Director will be filled only by the affirmative vote of the holder of the Series A Preferred Stock. We will have the right to cause the removal of the Series A Director from our board of directors immediately upon redemption of the Series A Preferred Stock as described above.

Management Services Agreement

In connection with the Closing, Alta Mesa will enter into a management services agreement (the “Management Services Agreement”) with High Mesa. Under the Management Services Agreement, during the 180-day period following the Closing (the “Initial Term”), Alta Mesa will provide certain administrative, management and operational services necessary to manage the business of High Mesa and its subsidiaries (the “Services”), in each case, subject to and in accordance with an approved budget. Thereafter, the Management Services Agreement shall automatically renew for additional consecutive 180-day periods (each a “Renewal Term”), unless terminated by either party upon at least 90-days written notice to the other party prior to the end of the Initial Term or any Renewal Term. For a period of 60 days following the expiration of the term, Alta Mesa is obligated to assist High Mesa with the transition of the Services from Alta Mesa to a successor service provider. As compensation for the Services, including during any transition to a successor service provider, High Mesa will pay Alta Mesa each month (i) a management fee of $10,000, (ii) an amount equal to Alta Mesa’s costs and expenses incurred in connection with providing the Services as provided for in the approved budget and (iii) an amount equal to Alta Mesa’s costs and expenses incurred in connection with any emergency

Alta Mesa is obligated to provide the Services in accordance with reasonable and prudent practices, as relevant to the Services, of the oil and gas industry, and in material compliance with all applicable laws; provided that Alta Mesa will only be liable under the Management Services Agreement for its own gross negligence, willful misconduct and/or fraud. Alta Mesa is only obligated to provide the Services under the Management Services Agreement to the extent that High Mesa has provided the funds necessary to undertake such Services.

Under the Management Services Agreement, High Mesa will have customary audit rights that will survive the termination or expiration of the Management Services Agreement. Each of High Mesa and Alta Mesa will have rights to terminate the Management Services Agreement prior to the expiration of the term (i) in the event of a sale or change of control of the other party, (ii) following an event related to bankruptcy of either party or (iii) following the other party’s material breach. In addition, High Mesa will have the right to terminate the Management Services Agreement prior to the expiration of the term upon a sale or change of control of High Mesa.

Tax Receivable Agreement

As described in “Risk Factors—Risks Related to Silver Run and the Business Combination” above, in the future, each of the TRA Holders may exchange their SRII Opco Common Units for shares of our Class A Common Stock (on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions) or for cash in certain circumstances, pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA. SRII Opco will have in effect an election under Section 754 of the Code for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes) effective for each taxable year in which an exchange of SRII Opco Common Units for shares of Class A Common Stock or cash occurs. Pursuant to this election under Section 754 of the Code, each future exchange of SRII Opco Common Units for Class A Common Stock or cash is expected to result in an adjustment to the tax basis of the tangible and intangible assets of SRII Opco, and these adjustments will be allocated to us. Adjustments to the tax basis of the tangible and intangible assets of SRII Opco described above would not have been available to us absent these exchanges of SRII Opco Common Units. The anticipated basis adjustments are expected to increase (for tax purposes) our share of the depreciation, depletion and amortization deductions of SRII Opco and may also decrease our gains (or increase our losses) on future dispositions of certain SRII Opco capital assets to the extent tax basis is allocated to those capital assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that we would otherwise be required to pay in the future.

We will enter into the Tax Receivable Agreement with SRII Opco and the Initial Limited Partners. This agreement will generally provide for the payment by us of 85% of the amount of net cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain tax basis increases resulting from the exchange of SRII Opco Common Units for Class A Common Stock (or, in certain circumstances, cash) pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA, other than such tax basis increases allocable to assets held by Kingfisher or otherwise used in Kingfisher’s midstream business, and (ii) interest paid or deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of SRII Opco, and we expect that the payments we will be required to make under the Tax Receivable Agreement may be substantial. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing our actual tax liability to the amount we would have been required to pay had we not been entitled to any of the tax benefits subject to the Tax Receivable Agreement. In other words, we would calculate our federal, state and local income liabilities as if no tax attributes arising from a redemption or direct exchange of SRII Opco Common Units had been transferred to us. The term of the Tax Receivable Agreement will commence following the completion of the business combination and will continue until all such tax benefits have been utilized or have expired, unless we exercise our right to terminate the Tax Receivable Agreement or the Tax Receivable Agreement is otherwise terminated.

The actual increase in tax basis will vary depending upon the timing of the exchanges, the price of Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging TRA Holder’s tax basis in its SRII Opco Common Units at the time of the relevant exchange. The amount of such cash payments is also based on the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of Silver Run’s payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Accordingly, we are not able to estimate the actual amount of payments that would be expected under the Tax Receivable Agreement. However, we expect that the payments that we will be required to make under the Tax Receivable Agreement could be material based on certain assumptions, including as to the matters described above. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to us by SRII Opco are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid our taxes and other obligations. Please see “Risk Factors—Risks Related to Silver Run and the Business Combination—In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in either SRII Opco or us.

In addition, the TRA Holders will not reimburse us for any cash payments previously made under the Tax Receivable Agreement if any tax benefits initially claimed by us are challenged by the IRS or other relevant tax authority and are ultimately disallowed, except that excess payments made to TRA Holders will be netted against payments otherwise to be made, if any, to the TRA Holders after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

Additionally, if the Tax Receivable Agreement terminates early (at our election or as a result of our material breach of our obligations under the Tax Receivable Agreement, whether as a result of our failure to make any payment when due, failure to honor any other material obligation under it or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the United States Bankruptcy Code or otherwise), we would be required to make a substantial, immediate lump-sum payment. This payment would equal the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreement (calculated using a discount rate of 18%). The calculation of the hypothetical future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including that (i) we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, (ii) all taxable income of Silver Run is subject to the maximum applicable tax rates throughout the relevant period and (iii) certain loss or credit carryovers will be utilized through the expiration date of such carryovers.

Any payment upon early termination may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the payment obligation relates. Because of the deductions and other tax incentives available to us with respect to oil and natural gas exploration and production, our ability to generate net taxable income in the future is subject to substantial uncertainty. Accordingly, our ability to use the tax benefits covered by the Tax Receivable Agreement may be significantly delayed, and such tax benefits may expire before we are able to utilize them. Except in the event of an early termination, we generally will not be obligated to make a payment under the Tax Receivable Agreement with respect to any tax benefits that we are unable to utilize.

Assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement was terminated immediately after the business combination, the estimated termination payments, based on the assumptions discussed herein and certain other assumptions, would be approximately $83.9 million (calculated using a discount rate equal to 18%). The foregoing amounts are merely estimates, and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the Tax Receivable Agreement payments as compared to the foregoing estimates.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange of SRII Opco Common Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange of SRII Opco Common Units may increase the TRA Holders’ tax liability without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of TRA Holders and other stockholders.

Payments will generally be due under the Tax Receivable Agreement within 30 days following the finalization of the schedule with respect to which the payment obligation is calculated, although interest on such payments will begin to accrue from the due date (without extensions) of such tax return until such payment due date at a rate equal to LIBOR, plus 100 basis points. Except in cases where we elect to terminate the Tax Receivable Agreement early or we have available cash but fail to make payments when due, generally we may elect to defer payments due under the Tax Receivable Agreement if we do not have available cash to satisfy our payment obligations under the Tax Receivable Agreement or if our contractual obligations limit our ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest at a rate of LIBOR plus 500 basis points; provided, however, that interest will accrue at a rate of LIBOR plus 100 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements.

Because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of SRII Opco to make distributions to us in an amount sufficient to cover our obligations under the Tax Receivable Agreement; this ability, in turn, may depend on the ability of SRII Opco’s subsidiaries to make distributions to it. The ability of SRII Opco and its subsidiaries to make such distributions will be subject to, among other things, the applicable provisions of Delaware law that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by SRII Opco and/or its subsidiaries. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Pre-Closing Assignment Agreement

Prior to the Closing, Alta Mesa will enter into the Assignment Agreement to transfer to its existing owners (other than the Riverstone Contributor) its non-STACK assets pursuant to the terms of the Alta Mesa Contribution Agreement, and such existing owners will indemnify Alta Mesa for any losses relating to employment, environmental and tax liabilities of such non-STACK assets.

Voting Agreement

Certain existing owners of Alta Mesa, including Mr. Chappelle, Mr. Ellis and certain affiliates of Bayou City and HPS, own an aggregate 10% voting interest in Alta Mesa GP and will continue to own such interest following the Closing. These existing owners are a party to a voting agreement with the Alta Mesa Contributor and Alta Mesa GP, pursuant to which they have agreed to vote their interests in Alta Mesa GP as directed by the Alta Mesa Contributor. In connection with the Closing, the parties will amend and restate the voting agreement to include SRII Opco as a party and the existing owners will agree to vote their interests in Alta Mesa GP as directed by SRII Opco and appoint SRII Opco as their respective proxy and attorney-in-fact with respect to any voting matters related to their respective interests in Alta Mesa GP. The voting agreement will continue in force until SRII Opco elects to terminate the agreement or, with respect to each existing owner individually, such existing owner no longer owns a voting interest in Alta Mesa GP.

Agreements Related to the Kingfisher Contribution Agreement

Restrictive Covenant Agreement

Upon the Closing, we will enter into a Restrictive Covenant Agreement with ARM, the current operator of Kingfisher’s assets, pursuant to which ARM will agree to not conduct certain midstream services in Kingfisher, Garfield, Major, Blaine and Logan Counties, Oklahoma and certain townships in Canadian County, Oklahoma.

Transition Services Agreement

Upon the Closing, Kingfisher will enter into an operating transition services agreement (the “Transition Services Agreement”) with ARM. Under the Transition Services Agreement, during the six-month period following the Closing, ARM will provide certain operational services with respect to certain gas gathering and processing systems and crude oil gathering facilities that are owned, or may be acquired, by Kingfisher in Kingfisher County, Oklahoma (the “TSA Services”), in each case, subject to and in accordance with an approved budget. As compensation for the TSA Services, Kingfisher will pay ARM each month (i) a management fee of $10,000, (ii) an amount equal to ARM’s costs and expenses incurred in connection with providing the TSA Services as provided for in the approved budget and (iii) an amount equal to ARM’s costs and expenses incurred in connection with any emergency.

ARM is obligated to provide the TSA Services in a good and workmanlike manner, in accordance with: (i) reasonable, customary and prudent practices in the oil and gas industry for performing services similar in scope and nature to the TSA Services and (ii) all applicable laws; provided that ARM will only be liable under the Transition Services Agreement for its own gross negligence, willful misconduct and/or fraud.

Under the Transition Services Agreement, Kingfisher will have customary audit rights that will survive the termination or expiration of the Transition Services Agreement, and ARM is required to provide certain monthly reports, including unaudited financial statements and reports relative to the business of Kingfisher. Each of Kingfisher and ARM will have rights to terminate the Transition Services Agreement prior to the expiration of the term (i) in the event of an extended force majeure event or (ii) following the other party’s material breach. In addition, Kingfisher will have the right to terminate the Transition Services Agreement prior to the expiration of the term upon 60 days’ notice given by ARM.

Agreements Related to the Riverstone Contribution Agreement

Series B Certificate of Designation

Upon the Closing, we will file with the Secretary of State of the State of Delaware the Certificate of Designation of Series B Preferred Stock of Silver Run Acquisition Corporation II, which will set forth the terms, rights, obligations and preferences of the Series B Preferred Stock which will be issued to the Riverstone Contributor at the Closing.

Our Series B Preferred Stock will be a newly issued class of preferred stock, with a par value of $0.0001 per share. Upon the Closing, the Riverstone Contributor will own the only outstanding share of our Series B Preferred Stock, and may not transfer the Series B Preferred Stock or any rights, powers, preferences or privileges thereunder except to an affiliate (as defined in the SRII Opco LPA). The holder of the Series B Preferred Stock will not be entitled to vote on any matter on which stockholders generally are entitled to vote. In addition, the holder will not be entitled to any dividends from Silver Run but will be entitled to receive, after payment or provision for debts and liabilities and prior to any distribution in respect of our Class A Common Stock or any other junior securities, liquidating distributions in an amount equal to $0.0001 per share of Series B Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The Series B Preferred Stock is not convertible into any other security of Silver Run, but will be redeemable for the par value thereof by us upon the earlier to occur of (1) the fifth anniversary of the Closing Date, (2) the optional redemption of such Series B Preferred Stock at the election of the holder thereof or (3) upon a breach of the transfer restrictions described above. For so long as the Series B Preferred Stock remains outstanding, the holder of the Series B Preferred Stock will be entitled to nominate and elect directors to Silver Run’s board of directors for a period of five years following the Closing based on its and its affiliates’ beneficial ownership of Class A Common Stock as follows:

Holder / Beneficial Ownership and Other Requirements	Designation Right
Riverstone Contributor and its affiliates
• at least 15%	three directors (one of whom will be the Chairman)
• less than 15% but at least 10%	two directors (one of whom will be the Chairman)
• less than 10% but at least 5%	one director (who may be the Chairman if such person is Jim Hackett)

The vote of the Riverstone Contributor will be the only vote required to elect such nominees to the board of directors (each such director, in such capacity, a “Series B Director”). So long as the Series B Preferred Stock remains outstanding, vacancies on our board of directors resulting from the death, resignation, retirement, disqualification or removal of a Series B Director will be filled only by the affirmative vote of the holder of the Series B Preferred Stock. We will have the right to cause the removal of the Series B Director from our board of directors immediately upon redemption of the Series B Preferred Stock as described above.

Background of the Business Combination

Silver Run is a blank check company that was formed in Delaware on November 16, 2016, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Alta Mesa and Kingfisher is the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team, board of directors, and external advisors and those of Riverstone. The following is a description of the background of the negotiations of the Contribution Agreements, business combination and related transactions.

Prior to the consummation of our IPO, neither Silver Run, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Silver Run.

Beginning on the closing date of our IPO, Silver Run began to search for business combination candidates. As part of the search process, representatives of Silver Run and Riverstone contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

Following our IPO, James Hackett, the Chairman and Chief Executive Officer of Silver Run, Stephen Coats, the Secretary of Silver Run, and representatives of Riverstone, including Robert Tichio, Olivia Wassenaar, John Staudinger, Drew Karian, Chelsea Williamson, Neil Babaria and Kevin Wang:

•	developed a list of approximately 50 potential exploration and production and midstream opportunities, including Alta Mesa and Kingfisher, located in Silver Run’s targeted areas— the Anadarko Basin (including the STACK), the Permian Basin, the Bakken Shale Play, the Eagle Ford Shale Play, the Montney Shale Play, the Powder River Basin shale plays, and offshore, deep water Gulf of Mexico;

•	engaged in discussions with representatives of approximately 25 potential acquisition targets; and

•	considered and conducted analysis of approximately 15 potential acquisition targets.

Apart from Alta Mesa and Kingfisher, Silver Run conducted due diligence with multiple alternative target opportunities. The decision to ultimately pursue Alta Mesa and Kingfisher over the alternative acquisition targets was generally the result of one or more of (i) Mr. Hackett and Riverstone’s determination that Alta Mesa and Kingfisher were of superior quality, (ii) the alternative options did not entirely fit the investment criteria of Silver Run, (iii) a seller’s unwillingness to engage in a transaction during the low-price phase of the oil and gas commodity cycle, (iv) a difference in valuation expectations between Mr. Hackett and Riverstone, on the one hand, and a seller, on the other hand, (v) a seller’s unwillingness to engage with Silver Run given the timing and uncertainty of closing due to the requirement for Silver Run to obtain stockholder approval and/or (vi) Mr. Hackett and Riverstone’s determination that the complexity, uncertainty, and timeline involved caused the opportunity to be too unlikely to warrant the expenditure of considerable resources.

On March 31, 2017, William McMullen, Founder & Managing Partner of Bayou City, and Mr. Hackett were introduced via email and agreed to meet in person to discuss Bayou City’s investment in Alta Mesa. Following the discussion, Mr. Hackett asked to be introduced to the management teams at Alta Mesa and ARM, the operator of Kingfisher’s assets. Mr. McMullen introduced Mr. Hackett to both Harlan Chappelle, Chief Executive Officer of Alta Mesa, and Zach Lee, Chief Executive Officer of ARM, via email.

On April 3, 2017, Mr. Hackett met with Mr. Chappelle at Alta Mesa’s office in Houston, Texas to learn about Alta Mesa’s history, planned initial public offering, for which a confidential draft registration statement had been submitted to the SEC, and future growth plans.

On April 5, 2017, Mr. Hackett met with Mr. Lee and Michael Christopher, Chief Financial Officer of ARM, at ARM’s offices in Houston, Texas to discuss Kingfisher’s business and, in particular, its sales process and growth opportunities.

On April 9, 2017, to facilitate discussions about a potential transaction involving Silver Run and Alta Mesa, Riverstone and an affiliate of Alta Mesa signed a confidentiality agreement.

On April 10, 2017, to facilitate discussions about a potential transaction involving Silver Run and Kingfisher, Riverstone and Kingfisher signed a confidentiality agreement.

Also on April 10, 2017, a meeting took place with the Alta Mesa management team, including Mr. Chappelle and Michael McCabe, Chief Financial Officer of Alta Mesa, and representatives of Riverstone in Houston, Texas at Alta Mesa’s office. Mr. Chappelle and other members of Alta Mesa’s management team provided detailed information about Alta Mesa’s corporate history, acreage, production history, well performance, assets, financial results and future development plans, and they agreed to make additional information available upon request.

On April 15, 2017, Silver Run contacted Jeff Knupp, a Managing Director at Tudor, Pickering, Holt & Co. (“TPH”), to discuss TPH assisting in the technical due diligence review of Alta Mesa’s acreage and reserves. Silver Run selected TPH due to TPH’s upstream technical expertise and familiarity with the STACK from previous advisory assignments.

On April 20, 2017, a meeting took place among ARM, representatives of J.P. Morgan Securities LLC, financial advisor to Kingfisher (“J.P. Morgan”), Riverstone, Silver Run and TPH. J.P. Morgan and ARM presented an overview of Kingfisher’s corporate history, the midstream assets, the quality of the upstream acreage, the drilling activity of upstream producers in the region, contracts with producer customers, future growth and development plans, and forecasted financials. In addition, ARM agreed to make additional diligence information available upon request.

On April 25, 2017, representatives of TPH provided a summary of its due diligence to Mr. Hackett, Mr. Coats and representatives of Riverstone, including David Leuschen and Pierre Lapeyre, at Riverstone’s office in New York, New York. The due diligence summary described TPH’s evaluation of the geology and petrophysics of the area in and around Alta Mesa’s position as well as TPH’s assessment of Alta Mesa’s single well type curves and horizontal drilling inventory by target zone and area. The Silver Run officers and representatives of Riverstone asked TPH questions regarding its diligence and requested follow-up analysis.

On April 27, 2017, Silver Run engaged Latham & Watkins LLP (“Latham”) as its legal counsel.

Following the initial meetings with Alta Mesa on April 10, 2017 and Kingfisher on April 20, 2017, Silver Run, Riverstone and their advisors continued to exchange information with Alta Mesa and Kingfisher, conducting extensive environmental, title, tax and business due diligence and evaluation of the assets based on confidential information provided as well as publicly available information. Based on Mr. Hackett’s and Riverstone’s review of the diligence materials, Mr. Hackett and Riverstone determined that (i) Alta Mesa had assembled an attractive, large, contiguous position in the up-dip, naturally-fractured oil portion of the STACK, one of the most active and prolific basins in North America, (ii) Alta Mesa had a large, highly economic horizontal drilling inventory across multiple pay zones with low oil price breakevens, (iii) Alta Mesa had an experienced management team with proven horizontal drilling expertise and technical acumen in the STACK, (iv) Kingfisher had developed a strong, local midstream system underpinned by long-term acreage dedication contracts from multiple active producers, as well as firm takeaway contracts on key pipelines, (v) Kingfisher was well-positioned to benefit from increasing upstream development activity in an active and prolific basin with upside potential from further expansion projects, (vi) Kingfisher would serve as a natural complement to Alta Mesa given the relationship between the two businesses, and (vii) there was significant upside in the completion of the Kingfisher system and the potential for a subsequent midstream initial public offering. Based upon these considerations, Mr. Hackett and Riverstone concluded that Alta Mesa and Kingfisher, together, would be an attractive target for Silver Run, subject to reaching attractive deal terms and further due diligence.

On May 2, 2017, Mr. Tichio sent an email and a non-binding term sheet to Mr. Chappelle outlining an indicative, non-binding proposal to acquire Alta Mesa through a recapitalization transaction. This initial proposal valued Alta Mesa at $2.7 billion.

On May 4, 2017, Mr. Hackett, Mr. Tichio and Ms. Wassenaar presented an overview of Alta Mesa and Kingfisher to the Investment Committee of Fund VI Holdings and updated the committee on the preliminary, non-binding proposal. Later that day, the Silver Run board of directors met via teleconference, and Mr. Hackett updated the rest of the directors on potential transactions that Silver Run management was currently evaluating, centered mainly on the Permian and Anadarko Basins. Alta Mesa and Kingfisher were mentioned as potential acquisitions of interest.

Also on May 4, 2017, Mr. Chappelle engaged Citigroup Global Markets Inc. (“Citigroup”) as Alta Mesa’s financial advisor in connection with a possible transaction with Silver Run. Alta Mesa selected Citigroup due to its ongoing work leading the initial public offering of an affiliate of Alta Mesa as well as work done on prior strategic advisory assignments.

On May 6, 2017, Mr. Tichio and Mr. Chappelle spoke to discuss the proposal. During the course of the call, Mr. Tichio communicated that Silver Run was prepared to offer around $1.3 billion to acquire Kingfisher and reiterated Silver Run’s proposal to acquire Alta Mesa for $2.7 billion. The proposed amounts represented Silver Run’s initial view of the enterprise value of Alta Mesa and Kingfisher on a debt-free and cash-free basis, and Mr. Tichio noted the consideration could consist of a combination of cash and equity. Valuation methodologies used to determine enterprise value of Alta Mesa and Kingfisher included a net asset value or discounted cash flow analysis, comparable company valuation benchmarking as well as comparable precedent transaction valuation benchmarking. Mr. Chappelle indicated that the $1.3 billion price for Kingfisher, as well as the $2.7 billion offer for Alta Mesa, was insufficient.

On May 19, 2017, Ms. Wassenaar discussed the Kingfisher proposal with Mr. Christopher, including the proposed purchase price, structure, timeline, execution steps, and outstanding due diligence items. Ms. Wassenaar and Mr. Christopher also discussed the form of consideration to be proposed to the owners of Alta Mesa and Kingfisher, including the general desire of the owners of Kingfisher to receive mostly cash consideration and the preference by the owners of Alta Mesa to receive mostly equity consideration.

Also on May 19, 2017, Mr. Hackett sent an updated term sheet to Mr. Chappelle, which contemplated Silver Run acquiring Kingfisher for $1.4 billion in cash and Alta Mesa for $3.0 billion, the majority of which would consist of equity in a newly formed limited partnership controlled by Silver Run that would be redeemable for shares of Class A Common Stock. In determining these proposed amounts and the allocation between cash and equity, Silver Run considered (i) the preference of the Kingfisher owners for cash consideration, (ii) the preference of the Alta Mesa owners for equity consideration, (iii) the expectation that Silver Run would engage in a financing transaction that would raise approximately $500 million prior to the Closing, (iv) the approximate $1.0 billion balance in Silver Run’s trust account and (v) Silver Run’s desire to maintain a conservative balance sheet at the combined company following the Closing. Silver Run proposed this “Up-C” transaction structure to (i) provide the owners of Alta Mesa with interests in a pass-through entity that would defer their tax liability until they redeemed such interests for shares of Class A Common Stock and (ii) provide Silver Run with a step up in tax basis relating to the Alta Mesa assets, which would result in higher amortization and depreciation deductions at Silver Run. Because of the distinct business operations of Alta Mesa and Kingfisher, Silver Run proposed that each of Alta Mesa and Kingfisher become separate wholly owned subsidiaries of the pass-through limited partnership, which would allow Silver Run to more efficiently manage such operations following Closing.

On May 24, 2017, representatives of Riverstone, Alta Mesa, ARM, HPS, Bayou City, Citigroup and J.P. Morgan met at Citigroup’s office in Houston, Texas to review several major outstanding deal items, in hopes of reaching a tentative agreement on transaction terms. During the meeting, the group made the decision that Silver Run should expedite its diligence of Kingfisher such that Kingfisher could make a determination with respect to offers from Silver Run and other parties. After the meeting, Mr. Christopher sent to Ms. Wassenaar an initial draft of the Kingfisher Contribution Agreement.

On May 26, 2017, Alta Mesa publicly announced that an affiliated entity had previously submitted a confidential draft registration statement on Form S-1 to the SEC.

On May 31, 2017, Mr. Hackett and representatives of Riverstone met with ARM at ARM’s Houston, Texas office to discuss the upstream economics of Kingfisher’s acreage dedications and the future growth plans for Kingfisher.

Also on May 31, 2017, Riverstone engaged Ernst & Young (“E&Y”) to assist Riverstone and Silver Run on accounting and financial due diligence with respect to Alta Mesa and Kingfisher.

On June 1, 2017, Ms. Wassenaar sent a revised draft of the Kingfisher Contribution Agreement to Mr. Christopher. This revised draft, among other changes, reflected (i) a condition that Silver Run’s stockholders approve the Kingfisher Contribution Agreement and related transactions, (ii) an arrangement to escrow 10% of the cash purchase price to support post-Closing indemnification claims by Silver Run and certain post-Closing purchase price adjustments, (iii) a condition that less than 2.5% of the holders of Silver Run’s Class A Common Stock exercise their redemption right in connection with the business combination (the “maximum redemption condition”) and (iv) the Up-C transaction structure that had been proposed in the term sheet that Mr. Hackett had previously sent to Mr. Chappelle on May 19, 2017. The revised draft of the Kingfisher Contribution Agreement also removed the requirement that Silver Run deposit into escrow 10% of the purchase price on the signing date, a concept that had been included in the initial draft.

On June 6, 2017, Latham sent an initial draft of the Alta Mesa Contribution Agreement to Alta Mesa.

On June 7, 2017, the Investment Committee of Fund VI Holdings and Mr. Hackett met again for an update and detailed review of the Alta Mesa and Kingfisher transactions. The Investment Committee of Fund VI Holdings and Mr. Hackett discussed proposing revised bids of up to $3.0 billion for Alta Mesa and up to $1.6 billion for Kingfisher, subject to negotiation of terms and completion of full due diligence.

On June 8, 2017, Mr. Hackett and representatives of Riverstone met with representatives from Alta Mesa at Alta Mesa’s office in Houston, Texas to further discuss and diligence Alta Mesa’s business. Also in attendance were representatives of Rock Oil, a Riverstone-backed portfolio company, and representatives of Meridian, a Riverstone-employed technical team, who were invited by Silver Run and Riverstone to assist further with technical and operational due diligence given their technical and operational experience, particularly in the Anadarko Basin.

Also on June 8, 2017, Mr. Christopher sent a revised draft of the Kingfisher Contribution Agreement to representatives of Latham and Riverstone. Among other changes, the revised draft eliminated all post-Closing indemnification remedies and re-introduced the requirement of a cash deposit, which would be funded by a Riverstone entity at the signing of the Kingfisher Contribution Agreement.

On June 11, 2017, Riverstone and Mr. Hackett communicated a revised bid of $3.0 billion for Alta Mesa and $1.6 billion for Kingfisher.

Also on June 11, 2017, Ms. Wassenaar sent a material issues list relating to the Kingfisher Contribution Agreement to representatives of ARM and Bracewell LLP, Kingfisher’s legal counsel (“Bracewell”).

On June 12, 2017, representatives of Riverstone, ARM, Latham and Bracewell telephonically discussed the Kingfisher Contribution Agreement and the material issues list from the previous day.

On June 13, 2017, Haynes and Boone, LLP (“Haynes and Boone”), legal counsel to Alta Mesa, sent a revised draft of the Alta Mesa Contribution Agreement to representatives of Latham, which eliminated post-closing indemnification remedies, introduced the requirement that a Riverstone entity fund a cash deposit into escrow at the signing of the Alta Mesa Contribution Agreement and deleted the purchase price adjustments for net working capital, debt and transaction related expenses, among other issues.

On June 16, 2017, Latham sent a revised draft of the Kingfisher Contribution Agreement to representatives of ARM, Kingfisher and Bracewell, reflecting the previous discussion on June 12, 2017.

On June 19, 2017, Mr. Christopher sent an issues list relating to the revised Kingfisher Contribution Agreement to representatives of Latham and Riverstone, which proposed that the parties eliminate the maximum redemption condition in the Kingfisher Contribution Agreement and instead include a condition that Kingfisher receives a minimum amount of cash consideration, which Kingfisher could waive and, in such event, accept more equity and less cash. The issues list also proposed the removal of post-Closing indemnification remedies.

On June 20, 2017, Haynes and Boone sent an issues list relating to the Alta Mesa Contribution Agreement to representatives of Latham. The material items on the issues list related to (i) the financing and maximum redemption conditions, (ii) the escrow and indemnification provisions, (iii) the restrictive covenants of Alta Mesa and Silver Run during the interim period and (iv) the working capital purchase price adjustments. In addition, the issues list proposed that Riverstone fund certain capital expenditures by Alta Mesa during the interim period in exchange for equity in Alta Mesa. Silver Run and Riverstone initially proposed such an arrangement to address Alta Mesa’s prior requests for a cash deposit at signing, which Silver Run would be unable to pay due to the restrictions imposed on its trust account. The issues list also included a proposal that the Alta Mesa Contributor enter into a tax receivable agreement with Silver Run at the Closing.

On June 22, 2017, Latham sent Silver Run’s responses to the Alta Mesa Contribution Agreement issues list sent by Haynes and Boone. The responses included Silver Run’s rationale for a financing condition, a proposal to include a leverage ratio condition in lieu of the previously proposed maximum redemption condition and post-closing indemnification remedies limited to an escrow amount equal to 10% of the purchase price. Silver Run also confirmed Riverstone’s intent to fund Alta Mesa’s capital expenditures during the interim period in exchange for equity in Alta Mesa, which would remain in place even if the acquisition did not close. Mr. Lee, Mr. Christopher and representatives of HPS met with Ms. Wassenaar and Mr. Tichio at the offices of HPS in New York, New York, in order to further discuss Silver Run’s responses to the Kingfisher issues list.

Also on June 22, 2017, Ms. Wassenaar sent Silver Run’s responses to the Kingfisher issues list, which included a proposal to structure the $1.6 billion purchase price as 90% cash and 10% equity in SRII Opco. The responses also included Silver Run’s rationale for a financing condition, a proposal to include a leverage ratio condition in lieu of the previously proposed maximum redemption condition and reiterated the need for post-closing indemnification remedies.

On June 24, 2017, Haynes and Boone sent a revised draft of the Alta Mesa Contribution Agreement to representatives of Latham. The revised draft (i) removed the working capital and other purchase price adjustments, (ii) revised the purchase price adjustments relating to Alta Mesa’s pre-Closing capital expenditures, (iii) removed the maximum redemption condition, (iv) removed the post-Closing indemnification remedies and (v) added a condition that the parties execute a tax receivable agreement.

On June 26, 2017, Latham sent an issues list relating to the Alta Mesa Contribution Agreement to representatives of Haynes and Boone. The issues list noted that Silver Run would be willing to discuss removing the post-Closing indemnification remedies since Alta Mesa had been a voluntary filer of Exchange Act reports for over six years, but Silver Run reiterated the need for a financing condition and rejected the inclusion of a tax receivable agreement in the issues list. The issues list also described in further detail Riverstone’s proposed commitment to fund Alta Mesa’s capital expenditures and specifically provided for a contribution of up to $200 million, in exchange for an equity interest in Alta Mesa that would be contributed to SRII Opco at the Closing for equity in SRII Opco.

On June 27, 2017, representatives of Latham, Riverstone, Silver Run, Haynes and Boone and Alta Mesa discussed the issues list relating to the Alta Mesa Contribution Agreement and Silver Run’s responses. While discussing the post-Closing indemnification remedies, Silver Run agreed to eliminate the remedies from the Alta Mesa Contribution Agreement due to Alta Mesa’s Exchange Act reporting history, which made the deal more akin to a public-public merger, where a buyer would not receive post-closing indemnification.

Also on June 27, 2017, Mr. Christopher sent a revised draft of the Kingfisher Contribution Agreement to representatives of Latham, Riverstone and Silver Run. The revised draft reflected, among other things, a leverage ratio condition, re-introduced a condition that the parties enter into a tax receivable agreement and restored post-closing indemnities, but limited the indemnification claims to escrowed equity in SR II Opco, which would equal 10% of the purchase price.

On July 1, 2017, Latham sent a revised issues list for the Kingfisher Contribution Agreement to representatives of Bracewell and ARM, which indicated, among other things, that Silver Run was not willing to accept the requested tax receivable agreement.

Between July 2, 2017 and July 4, 2017, representatives of Latham, Riverstone, Bracewell and ARM exchanged updated drafts of the issues list relating to the Kingfisher Contribution Agreement, which focused primarily on the survival periods and liability limitations regarding the post-Closing indemnification.

On July 8, 2017, Latham sent a revised draft of the Kingfisher Contribution Agreement to representatives of Bracewell and ARM, which reflected the agreed points from the parties’ discussion of the issues list relating to the Kingfisher Contribution Agreement.

On July 11, 2017, Bracewell sent a revised draft of the Kingfisher Contribution Agreement to representatives of Latham and Riverstone.

On July 12, 2017, representatives of Latham, Riverstone, Silver Run, Bracewell and ARM met at the offices of Bracewell in Houston, Texas to discuss the latest draft of the Kingfisher Contribution Agreement. The topics discussed included, among others, the entry into a tax receivable agreement and certain covenants of Silver Run and Kingfisher.

Over the course of June and early July, commodity prices fell materially, with crude prices dropping from over $50 per barrel to approximately $45 per barrel, and the capital markets weakened, with comparable publicly traded entities for both Alta Mesa and Kingfisher trading down. Riverstone and Mr. Hackett reviewed market conditions with both TPH and Citigroup, a financial advisor selected by Silver Run to act as placement agent if Silver Run engaged in a PIPE transaction.

On July 12, 2017, Mr. Hackett and Mr. Chappelle met at Alta Mesa’s office. Mr. Hackett communicated a revised proposal with a $2.5 billion valuation for Alta Mesa, based on market conditions. The proposal also featured an earn-out that could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $600 million. The earn-out was structured such that additional SRII Opco Common Units would be issued to the Alta Mesa Contributor if the 20-day VWAP of Silver Run’s Class A Common Stock exceeded certain trading thresholds from $14 to $20 per share. At that time, Riverstone did not revise its offer for Kingfisher, as the midstream business was more insulated from commodity price fluctuations.

On July 13, 2017, Latham sent a revised draft of the Kingfisher Contribution Agreement to representatives of Bracewell, ARM and Kingfisher, reflecting revisions based on the meeting from the previous day, including removing the requirement that Silver Run and the Kingfisher Contributor enter into a tax receivable agreement.

On July 14, 2017, Latham sent a revised draft of the Alta Mesa Contribution Agreement to representatives of Haynes and Boone and Alta Mesa, which reflected the $2.5 billion valuation for Alta Mesa and the earn-out consideration discussed at Alta Mesa’s offices on July 12, 2017. This draft also reflected a condition that the parties execute a tax receivable agreement as proposed in the draft of the Alta Mesa Contribution Agreement sent by Haynes and Boone on June 24, 2017.

Also on July 14, 2017, Latham sent a draft of the Riverstone Contribution Agreement to representatives of Bracewell, ARM, Kingfisher, Haynes and Boone and Alta Mesa. As previously discussed among the parties, the Riverstone Contribution Agreement contemplated a Riverstone entity contributing the equity it received from Alta Mesa during the interim period to SRII Opco in exchange for SRII Opco Common Units.

Over July 15, 2017 and July 16, 2017, there were several calls between Mr. Hackett, Ms. Wassenaar, Mr. Chappelle and Mr. McCabe regarding the value and structure of the Alta Mesa earn-out consideration. After extensive discussions, on July 16, 2017 Mr. Hackett and Mr. Chappelle agreed that the earn-out consideration would be increased to a maximum of up to $700 million.

On July 16, 2017, Bracewell sent a revised draft of the Kingfisher Contribution Agreement to representatives of Latham, Riverstone and Silver Run.

On July 17, 2017, Haynes and Boone sent an issues list relating to the Alta Mesa Contribution Agreement to representatives of Latham, which rejected the concept of a debt purchase price adjustment and proposed that earn-out provisions in the Alta Mesa Contribution Agreement be revised such that the full amount of additional SRII Opco Common Units issuable pursuant to the earn-out be issued to the Alta Mesa Contributor upon a change of control of Silver Run.

Also on July 17, 2017, Bracewell sent a revised draft of the Riverstone Contribution Agreement to representatives of Latham.

On July 18, 2017, the Silver Run board of directors met via teleconference with representatives of Riverstone and Latham. Mr. Hackett discussed the opportunity, and Ms. Wassenaar presented a detailed description of the assets of Alta Mesa and Kingfisher, the due diligence results to date and a preliminary combined valuation of $4.1 billion, consisting of $2.5 billion in SRII Opco Common Units for Alta Mesa and $1.44 billion in cash and $160 million in SRII Opco Common Units for Kingfisher. Ms. Wassenaar also presented information about the earn-out for the Alta Mesa acquisition, which could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $700 million.

Also on July 18, 2017, Latham sent Silver Run’s responses to the Alta Mesa issues list, as well as an issues lists relating to other transaction-related documents to representatives of Haynes and Boone and Alta Mesa. Later that day, representatives of Latham, Riverstone, Silver Run, Haynes and Boone and Alta Mesa discussed the issues list. Following the call, Haynes and Boone circulated to representatives of Latham, Riverstone and Silver Run a revised draft of the Alta Mesa Contribution Agreement, reflecting the discussions among the parties, including the removal of the financing condition.

On July 19, 2017, Silver Run’s board of directors met via teleconference with TPH to discuss the technical analysis of the Alta Mesa and Kingfisher assets. Following such discussion, Mr. Knupp and Mr. Hackett addressed questions from the board members on these assets.

Also on July 19, 2017, Latham sent an issues list relating to the Alta Mesa Contribution Agreement to representatives of Haynes and Boone and Alta Mesa, noting issues relating to fundamental representations, capital expenditures, transaction expenses and the consequential damage waiver. Later that day, representatives of Latham, Riverstone, Silver Run, Haynes and Boone and Alta Mesa discussed the issues list. Among other topics, the parties discussed the financing condition in the Alta Mesa Contribution Agreement and Silver Run agreed to eliminate the financing condition given Alta Mesa’s agreement to include the leverage ratio condition previously proposed by Silver Run.

Further on July 19, 2017, Latham sent a revised draft of the Kingfisher Contribution Agreement to representatives of Bracewell and ARM.

Between July 20, 2017 and July 25, 2017, the parties continued to negotiate and finalize the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement, the Riverstone Contribution Agreement and the related agreements.

On July 21, 2017, the Silver Run board of directors met via teleconference. The directors discussed the information discussed with TPH at the previous board meeting on July 19, 2017, and were satisfied with the management of Silver Run’s proposed valuation for the Alta Mesa and Kingfisher assets. Mr. Hackett then discussed key features of the proposed Contribution Agreements with Alta Mesa and Kingfisher and the related agreements, respectively, and further due diligence updates. Mr. Hackett and other representatives of Riverstone answered questions about the proposed transaction. Mr. Hackett also discussed the proposed launch of a $500 million PIPE transaction to potentially fund a portion of the cash purchase price, which the Silver Run board of directors discussed and approved.

On July 25, 2017, Citigroup began confidentially reaching out to a limited number of potential investors for the contemplated PIPE transaction to potentially provide up to $500 million of the cash purchase price for the transaction.

Through August 4, 2017, members of Alta Mesa management and Mr. Hackett, along with representatives from Citigroup, met with a limited group of wall-crossed investors to discuss the proposed PIPE transaction.

On August 4, 2017, the Silver Run board of directors met via teleconference. Mr. Hackett provided an update on the PIPE transaction marketing process and explained that while overall investor engagement was positive, Citigroup believed that in this market the full $500 million Silver Run PIPE transaction would not be executable on terms acceptable to Silver Run. Mr. Hackett communicated Silver Run’s proposed plan of pursuing a price reduction for both Alta Mesa and Kingfisher and a proposal that Alta Mesa and Kingfisher accept additional SRII Opco Common Units in lieu of cash.

On August 7, 2017, Mr. Hackett communicated a revised proposal to Alta Mesa consisting of $2.1 billion in SRII Opco Common Units issuable to the Alta Mesa Contributor at Closing and an earn-out that could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $600 million. Mr. Hackett also communicated a revised proposal for Kingfisher consisting of $850 million in cash and $350 million in SRII Opco Common Units, which would be payable and issuable at Closing, and an earn-out that could result in the issuance of additional SRII Opco Common Units to the Kingfisher Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $300 million. In addition, the proposal shifted more of Kingfisher’s consideration into equity. Riverstone also offered to commit to purchase up to an additional $200 million of Silver Run’s Class A Common Stock pursuant to a new forward purchase agreement. The proposal was aimed at lowering the cash requirements to complete the transaction and the desired pro forma leverage level. The lower valuation also had the benefit of making the transaction more attractive to Silver Run investors.

On August 9, 2017, Mr. Chappelle of Alta Mesa and Mr. Lee of ARM put forth a joint counterproposal to Mr. Hackett that (i) valued Alta Mesa at $2.3 billion in SRII Opco Common Units issuable to the Alta Mesa Contributor at Closing with an earn-out that could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $800 million and (ii) valued Kingfisher at $1.45 billion, consisting of $1.0 billion in cash and $450 million in SRII Opco Common Units, which would be payable and issuable at Closing, with an earn-out that could result in the issuance of additional SRII Opco Common Units to the Kingfisher Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $200 million.

On August 10, 2017, Mr. Hackett communicated to Mr. Chappelle and Mr. Lee a revised proposal with an aggregate purchase price of $3.55 billion with an earn-out that could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor and the Kingfisher Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $1.0 billion, without specifying the valuation split between Alta Mesa and Kingfisher. The proposal also stipulated a larger equity component for Kingfisher in order to achieve targeted leverage levels at transaction close.

Between August 10, 2017 and August 12, 2017, Mr. Hackett and representatives from Riverstone, Alta Mesa and Kingfisher discussed Silver Run’s revised offer and allocations of the aggregate purchase price and earn-outs between Alta Mesa and Kingfisher.

On August 11, 2017, the Silver Run board of directors convened telephonically for an update on the Contribution Agreements and the transactions contemplated thereby.

On August 12, 2017, Mr. Chappelle and Mr. Lee communicated to Ms. Wassenaar a joint proposal that accepted the aggregate purchase price and earn-out amounts that Mr. Hackett had proposed on August 10, 2017 and a proposed allocation of these amounts between Alta Mesa and Kingfisher. Based on that joint proposal, the Alta Mesa Contributor would receive $2.2 billion in SRII Opco Common Units issuable to the Alta Mesa Contributor at Closing and an earn-out that could result in the issuance of additional SRII Opco Common Units to the Alta Mesa Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP of Silver Run’s Class A Common Stock) of up to $800 million, which would be issuable if the 20-day VWAP of Silver Run’s Class A Common Stock exceeded certain trading thresholds from $14 to $20 per share. The Kingfisher Contributor would receive $800 million in cash and $550 million in SRII Opco Common Units at the Closing and an earn-out that could result in the issuance of additional SRII Opco Common Units to the Kingfisher Contributor with an aggregate value (at the time of issuance, based on the 20-day VWAP average trading price of Silver Run’s Class A Common Stock) of up to $200 million, which would be issuable if the 20-day VWAP of our Class A Common Stock exceeded certain trading thresholds from $14 to $16 per share. As the aggregate purchase price and earn-out amounts corresponded to Mr. Hackett’s prior proposal, and Silver Run viewed the allocation between Alta Mesa and Kingfisher as reasonable, Ms. Wassenaar informed Messrs. Chappelle and Lee that their joint proposal was acceptable to Silver Run.

Also on August 12, 2017, Bracewell circulated a revised draft of the Kingfisher Contribution Agreement to representatives of Silver Run and Latham, and Latham distributed a revised draft of the Alta Mesa Contribution Agreement to representatives of Haynes and Boone and Alta Mesa, each of which reflected the revised purchase price and earn-out amounts that had been discussed among Ms. Wassenaar and Messrs. Chappelle and Lee.

From August 13, 2017 to August 15, 2017, Haynes and Boone, Bracewell and Latham continued to exchange drafts of the Alta Mesa Contribution Agreement, the Kingfisher Contribution Agreement and the related agreements.

On August 14, 2017, the Silver Run board of directors convened telephonically for an update on the Contribution Agreements and the transactions contemplated thereby and approved entry into the Contribution Agreements and the related agreements.

On August 16, 2017, the parties executed the Contribution Agreements and certain of the related agreements.

Silver Run’s Board of Directors’ Reasons for the Approval of the Business Combination

Silver Run’s board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, Silver Run’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Silver Run’s board of directors may have given different weight to different factors. This explanation of Silver Run’s reasons for the board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, Silver Run’s board of directors reviewed the results of the due diligence conducted by Riverstone, Silver Run’s management, and their advisors, which included:

•	research on comparable public companies within the STACK;

•	research on comparable transactions within the STACK;

•	extensive meetings and calls with the management teams, advisors, and owners of Alta Mesa and Kingfisher regarding operations and forecasts;

•	research on the STACK, including historical well results, drilling activity and takeaway capacity;

•	review of Alta Mesa’s and Kingfisher’s material contracts, environmental matters and labor matters and financial, tax, legal, insurance, and accounting due diligence and, with respect to Alta Mesa land and title due diligence;

•	consultation with Silver Run’s management and legal and financial advisors and industry experts;

•	financial and valuation analysis of Alta Mesa, Kingfisher and the business combination;

•	the audited and unaudited financial statements of Alta Mesa and Kingfisher;

•	Alta Mesa’s publicly filed reports under the Exchange Act; and

•	financial projections provided by the management teams of Alta Mesa and Kingfisher.

The factors considered by the board of directors include, but are not limited to, the following:

•	Alta Mesa’s Highly Contiguous Acreage in the STACK. Alta Mesa has approximately 130,000 highly contiguous acres in the up-dip oil window of the STACK, one of the most active and prolific stacked pay basins in North America. In addition, Alta Mesa’s deep inventory includes over 4,000 primary gross locations and over 12,000 possible locations from down spacing, as well as additional zone penetration.

•	World Class Asset with Attractive Geology. Alta Mesa’s oil-weighted resource features high margins, low break-even commodity prices, and single-well rates of return in excess of 85%. Silver Run and Alta Mesa’s management believe there are further opportunities for improving efficiencies through technology and optimizing well design.

•	Top-Tier Operator with Substantial STACK Expertise and Highly Consistent Well Results. Alta Mesa’s management has over 30 years’ of experience operating in the STACK, and Silver Run believes that this experience provides Alta Mesa with a competitive advantage. As of September 30, 2017, Alta Mesa has drilled more than 220 horizontal STACK wells, and currently has a multi-rig program, averaging six rigs in 2017. Of the 220 wells drilled, over 183 were on production, and of that number, about 116 had sufficient production history to give Alta Mesa’s management confidence that Alta Mesa’s type well EUR is greater than 650 MBOE.

•	Highly Strategic and Synergistic Midstream Platform. Kingfisher’s midstream assets overlay Alta Mesa’s contiguous acreage in the STACK, and afford Alta Mesa with a purpose-built system to handle larger volumes in an efficient processing system. Kingfisher’s system allows Alta Mesa to access Midwest and Gulf Coast markets through the Panhandle Eastern Pipeline, as well as western interstate markets through OGT. In addition to serving Alta Mesa, Kingfisher has grown its customer base since its inception to include other active producers that have provided acreage dedications. Silver Run believes that Kingfisher offers a unique opportunity to own a rapidly expanding midstream business underpinned by 10 to 15 year acreage dedications early in their term and that Kingfisher also has the potential for a subsequent midstream initial public offering.

•	Strong Liquidity Profile. After giving effect to the business combination, Silver Run expects to have sufficient liquidity and financial flexibility to fund Alta Mesa’s and Kingfisher’s development projects and pursue opportunistic acquisitions.

•	Terms of the Contribution Agreement. Silver Run’s board of directors reviewed the financial and other terms of the Contribution Agreements and determined that they were the product of arm’s-length negotiations among the parties.

•	Stockholder Approval. The Silver Run board of directors considered the fact that in connection with the business combination Silver Run stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account.

•	Redemption Rights. Pursuant to the Business Combination Forward Purchase Agreement, Fund VI Holdings has agreed to purchase up to 20,000,000 shares of Class A Common Stock at $10.00 per share to satisfy any exercise of rights of the public stockholders in connection with the business combination.

In the course of its deliberations, the Silver Run board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the transaction, including the following:

•	Oil, natural gas and natural gas liquids prices are volatile. A sustained decline in oil, natural gas and natural gas liquids prices could adversely affect the business, financial condition and results of operations of Alta Mesa and Kingfisher and their ability to meet their capital expenditure obligations and financial commitments.

•	Alta Mesa’s and Kingfisher’s development and acquisition projects require substantial capital that may be expensive or unavailable, which could lead to a decline in their ability to access or grow production and reserves.

•	Alta Mesa’s estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present values of its reserves.

•	Alta Mesa’s producing properties and Kingfisher’s midstream assets are located in Oklahoma, making each of them vulnerable to risks associated with a concentration of operations in a single geographic area.

•	Development of Alta Mesa’s PUDs may take longer and may require higher levels of capital expenditures than it currently anticipates. Therefore, Alta Mesa’s estimated PUDs may not be ultimately developed or produced.

•	Kingfisher’s existing commercial arrangements do not provide for minimum volume commitments.

•	If commodity prices decrease to a level such that Alta Mesa’s future undiscounted cash flows from its properties are less than their carrying value, Alta Mesa may be required to take write-downs of the carrying values of its properties.

•	Alta Mesa’s future cash flows and results of operations are highly dependent on its ability to find, develop or acquire additional oil and natural gas reserves.

•	Alta Mesa depends upon several significant purchasers for the sale of most of its oil, natural gas and natural gas liquids production. The loss of one or more of these purchasers could adversely affect its revenues in the short-term.

•	Increasing competition in the STACK may increase the likelihood of service cost inflation and limit Alta Mesa’s ability to complete opportunistic acquisitions;

•	The operations of Alta Mesa and Kingfisher are subject to operational hazards for which they may not be adequately insured.

•	Kingfisher’s business is difficult to evaluate because it has a limited operating history, and it is susceptible to the potential difficulties associated with rapid growth and expansion.

•	The operations of Alta Mesa and Kingfisher are subject to various governmental regulations that require compliance that can be burdensome and expensive and adversely affect the feasibility of conducting their respective operations.

•	Any failure by Alta Mesa or Kingfisher to comply with applicable environmental laws and regulations, including, with respect to Alta Mesa, those relating to hydraulic fracturing, could result in governmental authorities taking actions that adversely affect its operations and financial condition.

•	The risk that the business combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Silver Run’s stockholders.

•	The risk that the transactions contemplated by the Contribution Agreements would not be completed in accordance with their respective terms or at all.

•	The significant fees and expenses associated with completing the business combination and the substantial time and effort of management required to complete the business combination.

After considering the foregoing potentially negative and potentially positive reasons, the Silver Run board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, Silver Run’s board of directors did not consider the fairness of the consideration to be paid by it in the business combination to any person other than Silver Run.

Unaudited Financial Projections of Alta Mesa and Kingfisher

Management of Alta Mesa and Kingfisher prepared prospective financial information to assist Silver Run’s board of directors in evaluating Alta Mesa’s and Kingfisher’s operations and prospects and the potential business combination. The accompanying summary unaudited financial projections of Alta Mesa and Kingfisher were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Alta Mesa’s management and Kingfisher’s management, the financial projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of Alta Mesa and Kingfisher, as applicable, and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of Alta Mesa and Kingfisher, respectively. However, the financial projections are not fact. Further, none of the unaudited financial projections reflect any impact of the proposed transaction and have not been updated since the date of preparation.

None of Silver Run’s, Alta Mesa’s or Kingfisher’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the financial projections. The reports of the independent registered public accounting firms included in this proxy statement relate to the historical financial information of Silver Run, Alta Mesa and Kingfisher, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the unaudited financial projections set forth below, the principal quantifiable assumptions material to such projections include the following assumptions regarding pricing of crude oil and natural gas and average number of rigs in operation:

	2017	2018	2019
Price of Crude Oil (per Bbl)	$51.16	$54.90	$58.00
Price of Natural Gas (per MMBtu)	$3.16	$3.14	$3.05

Average Rigs in Operation	6	10	11

The unaudited financial projections were prepared solely for internal use to assist in the evaluation of the business combination. Such projections are inherently subjective in nature, though considered reasonable by the management of Alta Mesa and Kingfisher, as of the date such projections were prepared, and are susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Silver Run, Alta Mesa and Kingfisher, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. While the Silver Run board of directors used the following projections as a tool in evaluating the business combination, they did so with a thorough understanding of the foregoing limitations. In light of the foregoing factors and the uncertainties inherent in the unaudited financial projections, the Silver Run stockholders are cautioned not to place undue reliance on the unaudited financial projections and the inclusion of the unaudited financial projections in this proxy statement should not be regarded as a representation by any person that the results contained therein will be achieved.

The unaudited financial projections are not included in this proxy statement in order to induce any Silver Run stockholders to vote in favor of any of the proposals at the Silver Run special meeting.

Certain of the measures included in the unaudited financial projections are non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Alta Mesa and Kingfisher are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies. We encourage you to review the financial statements of Alta Mesa and Kingfisher included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of Alta Mesa,” “Selected Historical Financial Information of Kingfisher” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” in this proxy statement and to not rely on any single financial measure.

Except as required by federal securities laws, Alta Mesa and Kingfisher do not intend to update or otherwise revise the unaudited financial projections to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial projections are no longer appropriate.

Alta Mesa Projections

	Year Ending December 31,
	2017E	2018E	2019E
	($ in millions)

Average Net Daily Production (Boe/d)(1)	20,841	38,510	68,900
Adjusted EBITDAX(2)	$155	$358	$701
Capital Expenditures	$349	$552	$611
Free Cash Flow	$(237)	$(233)	$51

(1)	Includes 549 boe/d, 1,698 boe/d and 2,003 boe/d for 2017, 2018 and 2019, respectively, attributable to the Bayou City DrillCo joint venture.
(2)	Alta Mesa defines Adjusted EBITDAX as net income (loss) before interest expense, loss on extinguishment of debt, exploration expense, depletion, depreciation and amortization, impairment expense, accretion expense, provision (benefit) for income taxes, (gain)/loss on sale of assets and (gain)/loss on derivative contracts. See “Selected Historical Financial Information of Alta Mesa—Non-GAAP Financial Measure.”

Kingfisher Projections

	Year Ending December 31,
	2017E	2018E	2019E
	($ in millions)
Adjusted EBITDA(1)(2)	$42	$185	$318
Capital Expenditures(2)	$124	$373	$174
Free Cash Flow	$(83)	$(189)	$144

(1)	Kingfisher defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, acquisition and divestiture transaction expense and impairments. See “Selected Historical Financial Information of Kingfisher—Non-GAAP Financial Measure.”
(2)	Adjusted EBITDA includes projected results derived from Alta Mesa’s upstream development program.

Satisfaction of 80% Test

It is a requirement under our Charter and NASDAQ listing requirements that the business or assets acquired in our Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our Initial Business Combination.

As of the date of the execution of the Contribution Agreements, the balance of the funds in the Trust Account was approximately $1,036 million (excluding approximately $36.2 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $828 million. In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of Alta Mesa and Kingfisher of approximately $3.55 billion implied by adding: (i) approximately $2.75 billion of equity consideration in the post-combination company to be issued to the Contributors with adjustments for Closing debt and transaction expense; (ii) $800 million of cash consideration payable to the Kingfisher Contributor at the Closing and the assumption of Closing indebtedness. In determining whether the enterprise value described above represents the fair market value of Alta Mesa and Kingfisher, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Alta Mesa and Kingfisher was the result of an arm’s length negotiation with the Contributors. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•	the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $262,399,680 based on the closing price of our Class A Common Stock on January 18, 2018;

•	if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of James T. Hackett as a director of Silver Run and becoming the Executive Chairman of the board of directors and Chief Operating Officer—Midstream and the Riverstone Contributor’s right to nominate up to three directors to our board of directors for a period of five years following the Closing based on its and its affiliates’ beneficial ownership of our Class A Common Stock in accordance with the terms of its Series B Preferred Stock;

•	the fact that each of our independent directors owns 33,000 founder shares that were purchased from our Sponsor at $0.002 per share, which if unrestricted and freely tradeable would be valued at approximately $335,940 based on the closing price of our Class A Common Stock on January 18, 2018;

•	the fact that an affiliate of our Sponsor invested $200 million in equity in Alta Mesa upon the execution of the Contribution Agreements and will not have any public market in which to sell that investment if the Closing does not occur;

•	the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an Initial Business Combination or fail to complete an Initial Business Combination by March 29, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed; and

•	that we are a party to a registration rights agreement with our Sponsor and certain of our directors, which provides for registration rights to such parties.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by our Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Total Shares to be Issued in the Business Combination

It is anticipated that, upon the Closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of Silver Run will be as follows:

•	the public stockholders will own 103,500,000 shares of our Class A Common Stock, representing an approximate 61.1% economic interest and an approximate 26.9% voting interest;

•	the holders of our founder shares, including our Sponsor and independent directors, will own 25,875,000 shares of our Class A Common Stock, representing an approximate 15.3% economic interest and an approximate 6.7% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 36.4% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 14.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 5.2% voting interest; and

•	Fund VI Holdings will own 40,000,000 shares of our Class A Common Stock, representing a 23.6% economic interest and a 10.4% voting interest.

Our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 38.9% economic interest and an approximate 22.3% voting interest in Silver Run upon the Closing.

Additionally, Bayou City, HPS and AM Management will each own one share of our Series A Preferred Stock and the Riverstone Contributor will own one share of our Series B Preferred Stock. The Preferred Stock will not have an economic interest and will provide the holders thereof limited voting rights as described herein.

If the actual facts are different than the assumptions set forth in “Certain Defined Terms,” the economic and voting interest set forth above will be different. For example, if we assume that all outstanding 34,500,000 public warrants, 15,133,333 private placement warrants and 13,333,333 warrants purchased by Fund VI Holdings under the IPO Forward Purchase Agreement were exercisable and exercised following completion of the business combination, then the ownership of Silver Run’s Class A Common Stock and Class C Common Stock would be as follows:

•	the public stockholders and holders of the public warrants will own 138,000,000 shares of our Class A Common Stock, representing an approximate 59.4% economic interest and an approximate 30.9% voting interest;

•	the holders of our founder shares and the private placement warrants, including our Sponsor and independent directors, will own 41,008,333 shares of our Class A Common Stock, representing an approximate 17.7% economic interest and an approximate 9.2% voting interest;

•	the Alta Mesa Contributor will own 139,800,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 31.3% voting interest;

•	the Kingfisher Contributor will own 55,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 12.3% voting interest;

•	the Riverstone Contributor will own 20,000,000 shares of our Class C Common Stock, representing a 0% economic interest and an approximate 4.5% voting interest; and

•	Fund VI Holdings will own 53,333,333 shares of our Class A Common Stock, representing an approximate 23.0% economic interest and an approximate 11.9% voting interest.

In this scenario, our affiliates, which include our Sponsor, our independent directors, the Riverstone Contributor and Fund VI Holdings, will collectively own an approximate 40.7% economic interest and an approximate 25.6% voting interest in Silver Run upon the Closing.

The warrants will become exercisable on the later of 30 days after the completion of an Initial Business Combination and 12 months following the closing of the IPO and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, Fund VI Holdings has agreed to offset up to $200 million of such redemptions through the purchase of 20,000,000 additional shares of Class A Common Stock from Silver Run at $10.00 per share. In such a case, economic and voting interests of the public stockholders will decrease, and the economic and voting interests of Fund VI Holdings will increase, accordingly, but the economic and voting interests of the holders of our founder shares and the Contributors will not be affected.

You should read “Summary of the Proxy Statement—Impact of the Business Combination on Silver Run’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information of Silver Run” for further information.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination.

Sources of Funds		Uses
(in millions)
Alta Mesa Contributor Equity	$1,398	Alta Mesa Contributor Equity	$1,398
Kingfisher Contributor Equity	550	Kingfisher Contributor Equity	550
Silver Run Cash Investment(1)	999	Cash to Kingfisher Contributor	800
Riverstone Cash Investment(2)	600	Cash to Alta Mesa Balance Sheet	799

Total Sources	$3,547	Total Uses	$3,547
Total Cash Sources	$1,599	Total Cash Uses	$1,599

(1)	This amount includes approximately $36.2 million in deferred underwriting commissions to the underwriters of our IPO.
(2)	Reflects (a) the Riverstone Contributor’s $200 million investment in Alta Mesa and the rollover of such investment into equity of SRII Opco under the Riverstone Contribution Agreement and (b) $400 million of proceeds from the purchase by Fund VI Holdings of shares of Class A Common Stock and warrants from Silver Run under the IPO Forward Purchase Agreement, but does not include the proceeds from the purchase by Fund VI Holdings of any shares of Class A Common Stock from Silver Run under the Business Combination Forward Purchase Agreement.

Board of Directors of Silver Run Following the Business Combination

Upon consummation of the business combination, we anticipate expanding the size of our board of directors from four directors to 11, including one director appointed by Bayou City and its affiliates, one director appointed by HPS and its affiliates and two directors appointed by AM Management and its affiliates, as the holders of our Series A Preferred Stock, and three directors appointed by the Riverstone Contributor and its affiliates, as the holder of our Series B Preferred Stock. See “—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Series A Certificate of Designation” and “—Related Agreements—Agreements Related to the Riverstone Contribution Agreement—Series B Certificate of Designation” above.

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of September 30, 2017, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of Silver Run. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $1,039 million as of September 30, 2017. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

Silver Run will account for the acquisition of Alta Mesa and Kingfisher under the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively, pursuant to the guidance in ASC 805, using the acquisition method of accounting with Silver Run as the acquirer. Under the acquisition method of accounting, Alta Mesa’s and Kingfisher’s assets and liabilities will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of Alta Mesa’s and Kingfisher’s net assets acquired, if applicable, will be recorded as goodwill.

Certain United States Federal Income Tax Considerations

The following is a discussion of (i) certain U.S. federal income tax consequences for holders of our Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the business combination is completed and, (ii) with respect to certain Non-U.S. holders (as defined below) who continue to hold shares of our Class A Common Stock or warrants after the business combination is completed, certain U.S. federal income tax consequences related to our status as a USRPHC following the business combination. This discussion applies only to Class A Common Stock and warrants, as applicable, held as a capital asset, within the meaning of Section 1221 of the Code, for U.S. federal income tax purposes and is applicable only to holders who purchased our Class A Common stock and warrants in the IPO.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the business combination that are associated with certain redemptions of our Class A Common Stock or certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect individuals to which this section applies. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to individuals subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Common Stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership for U.S. federal income tax purposes, the tax treatment of your partners will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Considerations Related to a Redemption of Class A Common Stock

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Class A Common Stock and/or warrants, as applicable, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Class A Common Stock. In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of common stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A Common Stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of our Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A Common Stock, any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

A withholding tax equal to 15% of the amount realized (the “USRPHC Withholding Tax”) on the redemption of our shares of Class A Common Stock (i.e., the amount of cash received by a holder pursuant to a redemption of our shares of Class A Common Stock) generally will also be required. A U.S. holder may eliminate the USRPHC Withholding Tax in respect of its receipt of cash pursuant to a redemption of our shares of Class A Common Stock by certifying in writing (under penalties of perjury) to the person required to withhold the USRPHC Withholding Tax that such holder is not a Non-U.S. holder, and providing its U.S. taxpayer identification number (social security number for individuals and U.S. employer identification number in all other cases), address and certain other information, or by providing such other information, as is satisfactory to the person required to withhold the USRPHC Withholding Tax, to establish such holder’s status as a U.S. holder. If a U.S. holder fails to provide the necessary information described above to eliminate the USRPHC Withholding Tax and the amount of the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the U.S. holder’s U.S. federal income tax liability with respect thereto, a holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A Common Stock and/or warrants, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Silver Run Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our Class A Common Stock unless:

•	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. older maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•	our Class A Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a USRPHC for U.S. federal income tax purposes and the Non-U.S. holder owns or owned more than 5% of our Class A Common Stock during the Non-U.S. holder’s holding period for the Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the redemption of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above, we may be required to withhold the USRPHC Withholding Tax upon such redemption. If the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the holder’s U.S. federal income tax liability with respect thereto, the holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS. We will be classified as a USRPHC if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we will be a USRPHC on the date of the redemption.

We urge you to consult your tax advisors regarding the U.S. federal income tax consequences resulting from our belief that we will be a USRPHC on the date that the business combination is completed.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). In addition, because we believe that we will be a USRPHC on the date of the redemption, we will generally withhold 15% of any distribution, see “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.

Payments of dividends (including constructive dividends received pursuant to a redemption of our Class A Common Stock) on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts.

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends received pursuant to a redemption of our Class A Common Stock) on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. Non-U.S. holders should consult their tax advisers regarding possible implications of FATCA.

Certain Considerations for Continuing Non-U.S. Holders in Connection With Silver Run’s Expected Status as a USRPHC as a Result of the Business Combination

We believe that we will be a USRPHC at the completion of the business combination, because a significant portion of Alta Mesa’s and Kingfisher’s combined assets are expected to be classified as United States real property interests. As a result of our expected status as a USRPHC, as long as our Class A Common Stock continues to be regularly traded on an established securities market, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be subject to U.S. federal income tax on gain realized on the disposition of our Class A Common Stock. However, if our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, or shares of our Class A Common Stock are disposed of by a holder who owns more than 5% of our Class A Common stock at any time during the period described above, such holder generally would be subject to U.S. federal income tax on a disposition of our Class A Common Stock. In addition, if our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs (regardless of the percentage of our Class A Common Stock actually or constructively owned by such holder), the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If a Non-U.S. holder holds our Class A Common Stock when it is not regularly traded or the percentage of our Class A Common Stock actually or constructively owned by a Non-U.S. holder at any time during the Non-U.S. holder’s holding period exceeds or exceeded 5% of the value of our Class A Common Stock, then any redemption of such Non-U.S. holder’s Class A Common Stock treated as a sale or exchange for U.S. federal income tax purposes (as discussed under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above) and any distributions (including redemptions treated as distributions, as described under “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution” above) we make to a Non-U.S. holder that are not treated as dividends for U.S. federal income tax purposes (i.e., that are not made out of our current or accumulated earnings and profits) generally would be subject to the USRPHC Withholding Tax, as described under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

As a result of our expected status as a USRPHC, a Non-U.S. holder who recognizes gain from a disposition of our warrants generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. However, if both our warrants and our Class A Common Stock continue to be regularly traded on an established securities market in the calendar year of such disposition, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the warrants, more than 5% of our warrants generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If in the calendar year of such disposition, our warrants are not considered to be so regularly traded on an established securities market, but our Class A Common Stock is, only a Non-U.S. holder whose warrants, as of the date of such Non-U.S. holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of our Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our status as a USRPHC. If our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, such holder (regardless of the percentage of our warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of our warrants, and the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If the USRPHC Withholding Tax withheld with respect to a disposition of our Class A Common Stock or warrants, redemption of our Class A Common Stock or a distribution made with respect to our Class A Common Stock exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect to such disposition, redemption or distribution, such holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The foregoing discussion is not intended to be a comprehensive discussion of all material U.S. federal income tax consequences to a Non-U.S. holder of owning or disposing of our Class A Common Stock and/or warrants after the business combination is completed. We urge Non-U.S. holders to consult their tax advisors with respect to the consequences of ownership and disposition of our Class A Common Stock and/or warrants.

Regulatory Matters

To complete the business combination, Silver Run and the Contributors must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The business combination is subject to the requirements of the HSR Act, which prevents Silver Run and the Contributors from completing the business combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied. On September 7, 2017, Silver Run filed a Premerger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC. On September 18, 2017, the DOJ and the FTC granted early termination of the waiting period under the HSR Act.

The DOJ, the FTC, state attorneys general, and others may challenge the business combination on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the business combination, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the business combination or permitting completion subject to regulatory concessions or conditions. Silver Run does not believe that the business combination violates federal antitrust laws, but there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting.

This Business Combination Proposal (and consequently, the Contribution Agreements and the business combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A Common Stock and Class B Common Stock voted at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CLASS C CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, Silver Run’s stockholders are also being asked to approve amendments to the Charter to provide for the establishment of a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to this proxy statement as Annex D.

Reasons for the Amendment

In connection with the business combination and pursuant to the Contribution Agreements, the Contributors will be issued SRII Opco Common Units and will acquire an equal number of shares of Class C Common Stock. The Contributors will collectively own all of our outstanding Class C Common Stock and, following the Closing, we expect to maintain a one-to-one ratio between the number of outstanding shares of Class C Common Stock and the number of SRII Opco Common Units owned by each of the Contributors so that each of the Contributors will have a voting interest in Silver Run that is identical to their economic interest in SRII Opco. The Class C Charter Proposal will establish the terms of the Class C Common Stock.

Description of Class C Common Stock

Our Class C Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Shares of Class C Common Stock may be issued only to the Contributors, their respective successors and assigns, as well as any permitted transferees. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than Silver Run) only if, and only to the extent permitted by the SRII Opco LPA, such holder also simultaneously transfers an equal number of such holder’s SRII Opco Common Units to such transferee in compliance with the SRII Opco LPA. Holders of our Class C Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition after the Closing, holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from Silver Run and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

After a specified period of time after Closing, the Contributors will generally have the right to cause SRII Opco to redeem all or a portion of their SRII Opco Common Units in exchange for shares of our Class A Common Stock or, at SRII Opco’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such SRII Opco Common Units in lieu of such a redemption by SRII Opco. Upon the future redemption or exchange of SRII Opco Common Units held by any of the Contributors, a corresponding number of shares of Class C Common Stock held by such Contributor will be cancelled.

Vote Required for Approval

The Class C Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The approval of the Class C Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT SILVER RUN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASS C CHARTER PROPOSAL.

PROPOSAL NO. 3—THE AUTHORIZED SHARE CHARTER PROPOSAL

Overview

In this Proposal No. 3, we are requesting stockholders approve and adopt an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Share Charter Proposal is attached to this proxy statement as Annex D.

Vote Required for Approval

The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The approval of the Authorized Share Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT SILVER RUN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE EXCLUSIVE FORUM CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to the Charter, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The proposed amendment provides that a stockholder bringing a claim subject to the proposed Article X will be required to bring that claim in the court of chancery in the State of Delaware (the “Court of Chancery”), subject to the Court of Chancery having personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware.

The post-combination company may decide that it is in the best interests of the post-combination company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum.

This proposal provides that any person who acquires an interest in the stock of the post-combination company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article X would not apply to claims brought against the post-combination company except for those enumerated in Article X and, potentially, certain other related claims.

Reasons for the Amendments

The amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the post-combination company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, our board of directors believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the post-combination company and its stockholders.

At the same time, our board of directors believes that the post-combination company should retain the ability to consent to an alternative forum on a case-by-case basis where the post-combination company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Effect of Amendment on Silver Run Stockholders

The effect of the Exclusive Forum Charter Proposal on Silver Run stockholders is that any stockholder bringing: (i) any derivative action or proceeding brought on behalf of the post-combination company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the post-combination company to the post-combination company or the post-combination company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the post-combination company or any director or officer of the post-combination company arising pursuant to any provision of the DGCL or the Charter or the Bylaws (as either may be amended from time to time) of the post-combination company, (iv) any action to interpret, apply, enforce or determine the validity of the Charter or the Bylaws of the post-combination company or (v) any action asserting a claim against the post-combination company or any director or officer of the post-combination company governed by the internal affairs doctrine, will be required to bring such claim in the Court of Chancery, subject to the Court of Chancery having personal jurisdiction over the defendants, or, if the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, in another state court in the State of Delaware.

Vote Required for Approval

The Exclusive Forum Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting.

The approval of the Exclusive Forum Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT SILVER RUN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EXCLUSIVE FORUM CHARTER PROPOSAL.

PROPOSAL NO. 5—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal are approved, Silver Run’s stockholders are also being asked to approve amendments to the Charter to eliminate certain provisions relating to an Initial Business Combination that will no longer be applicable to us following the consummation of the business combination (the “Additional Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex D.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal at the special meeting.

The approval of the Additional Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT SILVER RUN STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 6—THE NASDAQ PROPOSAL

Overview

In connection with the business combination, we intend to effect (subject to customary terms and conditions, including the closing of the business combination) (a) the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, (b) the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the accompanying proxy statement is issued to the Alta Mesa Contributor or the Kingfisher Contributor, (c) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their SRII Opco Common Units in accordance with the amended and restated agreement of limited partnership of SRII Opco, (d) the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Fund VI Holdings pursuant to the IPO Forward Purchase Agreement and (e) the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement. For further information, please see the full text of the Contribution Agreements, copies of which are attached to this proxy statement as Annexes A, B and C, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why Silver Run Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Silver Run will issue shares of Class C Common Stock to the Contributors and will issue in the future shares of Class A Common Stock to the Contributors in connection with the redemption or exchange of their SRII Opco Common Units in accordance with the SRII Opco LPA.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the NASDAQ Proposal is also a condition to the Closing in the Contribution Agreements.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, we will issue 275,000,000 shares of Class C Common Stock to the Contributors, which number of shares may be subject to adjustment pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement. We may also issue a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which may be issued to the Contributors upon the future redemption or exchange of their SRII Opco Common Units in accordance with the SRII Opco LPA. We may also issue up to 59,871,031 shares of Class C Common Stock to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the accompanying proxy statement is issued to the Alta Mesa Contributor or the Kingfisher Contributor. We will also issue 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Fund VI Holdings pursuant to the terms of the IPO Forward Purchase Agreement and up to 20,000,000 shares of Class A Common Stock to Fund VI Holdings pursuant to the terms of the Business Combination Forward Purchase Agreement. The issuance of such shares would result in significant dilution to Silver Run stockholders, and result in the Silver Run stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Silver Run.

Vote Required for Approval

The NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Class C Charter Proposal at the special meeting.

Approval of the NASDAQ Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 7—THE LTIP PROPOSAL

Overview

In this Proposal No. 7, we are requesting stockholders approve and adopt the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) and the material terms thereunder. A total of 50,000,000 shares of Class A Common Stock will be reserved for issuance under the LTIP. Our board of directors approved the LTIP on January 12, 2018 subject to stockholder approval at the special meeting. If stockholders approve this Proposal No. 7, the LTIP will become effective on the consummation of an Initial Business Combination. If the LTIP is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The LTIP is described in more detail below. A copy of the LTIP is attached to this proxy statement as Annex G.

The LTIP

The purpose of the LTIP is to enhance Silver Run’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Silver Run by providing these individuals with equity ownership opportunities. We believe that the LTIP is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in Silver Run and providing a means of recognizing their contributions to the success of Silver Run. Our board of directors and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified individuals who help Silver Run meet its goals.

Background for Determining the Share Reserve Under the LTIP

In its determination to adopt and approve the LTIP, our board of directors reviewed an analysis prepared by FW Cook, its independent compensation consultant, which included an analysis of market data and trends and our anticipated equity usage. Specifically, the board considered FW Cook’s review of the size of long-term incentive plan pools reserved by companies in the exploration & production industry at the time of their initial public offerings, as well as the aggregate equity usage practices for other companies in this industry. If the LTIP is approved, we estimate that the shares reserved for issuance under the LTIP would be sufficient for approximately four to six years of awards, noting that the share reserve under the LTIP could last for a longer or shorter period of time dependent upon, among other things, the competitiveness of ongoing grants, any changes in stock price and on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

Summary of the LTIP

This section summarizes certain principal features of the LTIP. The summary is qualified in its entirety by reference to the complete text of the LTIP, which is attached to this proxy statement as Annex G.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the LTIP. As of August 31, 2017, we had zero employees and four directors. Following the business combination, Silver Run and its subsidiaries are expected to have approximately 269 employees who will be eligible to receive awards under the LTIP, in addition to its independent directors and chairman.

The LTIP will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the LTIP, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the LTIP, to interpret the LTIP and award agreements and to adopt, amend and repeal rules for the administration of the LTIP as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the LTIP, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the LTIP.

Shares Available for Awards

An aggregate of 50,000,000 shares of Class A Common Stock will be available for issuance under the LTIP, all of which may be issued upon the exercise of incentive stock options. Shares issued under the LTIP may be authorized but unissued shares, shares purchased on the open market or treasury shares.

If an award under the LTIP expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will again be available for new grants under the LTIP. However, the LTIP does not allow the shares available for grant under the LTIP to be recharged or replenished with shares that:

•	are tendered or withheld to satisfy the exercise price of an option;

•	are tendered or withheld to satisfy tax withholding obligations for any award;

•	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

•	are purchased on the open market with cash proceeds from the exercise of options.

Awards granted under the LTIP in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us (or any of our subsidiaries) or our (or any of our subsidiary’s) acquisition of the entity’s property or stock will not reduce the shares available for grant under the LTIP, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Awards

The LTIP provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the LTIP may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code. All awards under the LTIP will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

•	Stock Options and SARs. Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than 10 years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of Class A Common Stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include voting rights in such shares and the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the LTIP.

•	RSUs. RSUs are contractual promises to deliver shares of Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights); however, dividend equivalents with respect to an award that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the vesting conditions are subsequently satisfied and the award vests. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the LTIP.

•	Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A Common Stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions, vesting conditions and payment terms.

Performance-Based Awards

The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the LTIP may include, but are not limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; individual business objectives; production or growth in production; reserves or added reserves; growth in reserves per share; inventory growth; environmental, health and/or safety performance; effectiveness of hedging programs; improvements in internal controls and policies and procedures; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; drilling results; proved reserves, reserve replacement, drillbit reserve replacement or reserve growth; exploration and development costs, capital expenditures, finding and development costs, drillbit finding and development costs, operating costs (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation costs and other components of operating expenses), based operating costs or production costs; production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the company’s performance or the performance of a subsidiary, division, business segment or business unit of the company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.

Prohibition on Repricing

Under the LTIP, the plan administrator may not, except in connection with equity restructurings and certain other corporate transactions as described below, without the approval of our stockholders, authorize the repricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the LTIP) of the underlying shares.

Certain Transactions

In connection with certain corporate transactions and events affecting our Class A Common Stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the LTIP to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the LTIP and replacing awards under the LTIP. In addition, in the event of certain non-reciprocal transactions with our stockholders, the plan administrator will make equitable adjustments to the LTIP and outstanding awards as it deems appropriate to reflect the transaction.

Provisions of the LTIP Relating to Director Compensation

The LTIP provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the LTIP’s limitations. The plan administrator will from time to time determine the terms, conditions and amounts of all non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted under the LTIP as compensation for services as a non-employee director during any fiscal year may not exceed $500,000. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, subject to the limitations in the LTIP.

Plan Amendment and Termination

Our board of directors may amend or terminate the LTIP at any time; however, no amendment, other than an amendment that increases the number of shares available under the LTIP, may materially and adversely affect an award outstanding under the LTIP without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The LTIP will remain in effect until the tenth anniversary of the earlier of (i) the date our board of directors adopted the LTIP and (ii) the date our stockholders approve the LTIP, unless earlier terminated by our board of directors. No awards may be granted under the LTIP after its termination.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the LTIP are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the LTIP, and exercise price obligations arising in connection with the exercise of stock options under the LTIP, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of Class A Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

Material U.S. Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participant’s particular circumstances.

ISO. No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less, the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an ISO over the option price for the shares is generally an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise.

NSOs. No income is expected to be recognized by a participant for federal income tax purposes upon the grant of an NSO. Upon exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of an NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

SARs. There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock. No participant may make a Section 83(b) election with respect to any award granted under the LTIP without the consent of the plan administrator.

Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

RSUs. There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain current or former executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the LTIP upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and RSU awards. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and SARs if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the LTIP are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the LTIP are not exempt from Section 409A. However, if the LTIP fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the LTIP is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The LTIP is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the LTIP will be determined at the discretion of the plan administrator and are not currently determinable.

Vote Required for Approval

The LTIP Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting.

The approval of the LTIP Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the LTIP Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE LTIP PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the LTIP Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Silver Run stockholders, the board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SILVER RUN

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Silver Run included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We consummated our IPO on March 29, 2017. We intend to effectuate our Initial Business Combination using cash from the proceeds of the IPO and the private placement of warrants that occurred simultaneously with the consummation of the completion of our IPO (the “private placement warrants”) and from additional issuances, if any, of our capital stock, debt or a combination of cash, stock and debt.

At September 30, 2017, we had approximately $546,322 in cash and approximately $36.2 million in deferred underwriting commissions to the underwriters of our IPO. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an Initial Business Combination will be successful.

Results of Operations for the Nine Months Ended September 30, 2017

We have neither engaged in any significant operations nor generated any operating revenue to date. Our only activities since inception relate to our formation, the IPO and efforts directed toward locating a suitable Initial Business Combination. We will not generate any operating revenue until after completion of an Initial Business Combination, at the earliest. Prior to such time, we will generate non-operating income in the form of interest income on cash and cash equivalents. We have incurred increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and expect to incur increased expenses in the future related to the pursuit of our acquisition plans.

For the nine months ended September 30, 2017, we had net income of $959,743, which consisted primarily of interest income from the Trust Account of $3.95 million. This income was offset by general and administrative expenses of $1.49 million, accrued tax expense of $1.44 million and $60,000 of administrative fees paid to a related party.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was the initial sale of founder shares to the Sponsor, and the proceeds of two loans from our Sponsor, in the amounts of $300,000 and $1,500,000. The first of these two loans was repaid upon the closing of the IPO and the other will be repaid upon closing of an Initial Business Combination.

On March 29, 2017, we consummated our IPO of 103,500,000 units (the “units”) (including 13,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option) at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-third of one warrant, each whole warrant entitling the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The shares of Class A Common Stock sold as part of the units in the IPO are sometimes referred to as “public shares.” The IPO generated proceeds to us of $1,035,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the IPO, we consummated the private sale to our Sponsor (the “Warrant Private Placement”) of an aggregate of 15,133,333 private placement warrants, each exercisable to purchase one share of our Class A Common Stock, at an exercise price of $11.50 per share, at a price of $1.50 per private placement warrant, generating proceeds to us of $22,700,000. On the closing date of our IPO, we placed $1,035,000,000 of proceeds (including $36,225,000 of deferred underwriting discount) from the IPO and the Warrant Private Placement into the Trust Account and held $22,700,000 of such proceeds outside the Trust Account. Of the funds held outside the Trust Account, $20,700,000 was used to pay underwriting discounts in the IPO and $300,000 was used to repay loans to our Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

At September 30, 2017, we had cash and cash equivalents held outside the Trust Account of $546,332 and a working capital deficit of $2,270,997. At September 30, 2017, funds held in the Trust Account consisted of money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act, and that invest only in direct U.S. government obligations.

In addition, interest income on the funds held in the Trust Account may be released to us to pay our franchise and income taxes.

We intend to use substantially all of the funds held in our Trust Account, including interest (which interest shall be net of taxes payable), to fund a portion of the cash consideration in the business combination.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of September 30, 2017.

Contractual Obligations

At September 30, 2017, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On March 24, 2017, we entered into an administrative support agreement pursuant to which we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of an Initial Business Combination or our liquidation, we will cease paying these monthly fees. For the nine months ended September 30, 2017, we had paid the affiliate of our Sponsor $60,000 under the administrative support agreement.

The underwriters are entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($20,700,000) was paid at the closing of the IPO, and 3.5% ($36,225,000) was deferred. The deferred underwriting discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Net Income per Common Share

Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. An aggregate of 99,545,041 shares of Class A Common Stock subject to possible redemption at September 30, 2017 have been excluded from the calculation of basic income per common share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the IPO (including the consummation of the over-allotment) and Private Placement Warrants to purchase 49,633,333 shares of Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

Redeemable Common Stock

All of the 103,500,000 public shares contain a redemption feature which allows for the redemption of Class A Common Stock under our liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within our control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although we have not specified a maximum redemption threshold, our Charter provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Accordingly, at September 30, 2017, 99,545,041 of the 103,500,000 shares of Class A Common Stock were classified outside of permanent equity at their redemption value.

Offering Costs

We comply with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs of approximately $58.2 million, consisting primarily of underwriting discounts of approximately $56.9 million (including approximately $36.2 million of which is deferred), and approximately $1.3 million of professional, filing, regulatory and other costs, were charged to additional paid in capital upon the closing of the IPO on March 29, 2017.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosure About Market Risk

As of September 30, 2017, we were not subject to any market or interest rate risk. The net proceeds of the IPO and the Warrant Private Placement, including amounts in the Trust Account, have been invested in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act and that invest only in direct U.S. government obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

BUSINESS OF SILVER RUN

Overview

Silver Run is a newly organized blank check company incorporated as a Delaware corporation on November 16, 2016. Silver Run was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). Prior to and after the proposed Initial Business Combination, Silver Run’s acquisition and value creation strategy is to identify, acquire and build a company in the energy industry that complements the experience of its management team and that can benefit from their operational expertise. Throughout the acquisition strategy process, Silver Run has leveraged its team’s network of potential proprietary and public transaction sources where it believes a combination of its relationships, knowledge and experience in the energy industry could effect a positive transformation or augmentation of existing businesses or properties to improve their overall value proposition. Silver Run has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

On March 29, 2017, Silver Run consummated its IPO of 103,500,000 units (the “units”) (including 13,500,000 units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-third of one warrant, each whole warrant entitling the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The shares of Class A Common Stock sold as part of the units in the IPO are sometimes referred as “public shares.” The IPO generated total gross proceeds of $1.035 billion. Prior to the consummation of the IPO, in November 2016, our Sponsor purchased 11,500,000 shares of Class B Common Stock, which are referred to herein as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.002 per share. In March 2017, we effected a stock dividend with respect to our Class B Common Stock of 14,375,000 shares, resulting in the initial stockholders holding an aggregate of 25,875,000 founder shares. Also, in March 2017, our Sponsor transferred 33,000 of these founder shares to each of William D. Gutermuth, Jeffery H. Tepper and Diana J. Walters, our independent directors.

Simultaneously with the closing of the IPO on March 29, 2017, Silver Run completed the private sale of 15,133,333 warrants (the “private placement warrants”) at a purchase price of $1.50 per private placement warrant, to the Sponsor, generating gross proceeds to Silver Run of $22.7 million. The private placement warrants are identical to the warrants sold as part of the units issued in the IPO, except that the Sponsor agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of Silver Run’s Initial Business Combination. The private placement warrants are also not redeemable by Silver Run so long as they are held by the Sponsor or its permitted transferees.

A total of $1.035 billion (including approximately $36.2 million in deferred underwriting commissions to the underwriters of the IPO), which represents $1.0143 billion of the proceeds from the IPO after deducting upfront underwriting commissions of $20.7 million, and the proceeds of the sale of the private placement warrants were placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. These funds will not be released until the earlier of our completion of the Initial Business Combination or our liquidation, although we may withdraw the interest earned on the funds held in our Trust Account to pay franchise and income taxes.

On April 26, 2017, Silver Run announced that the holders of our units may elect to separately trade the Class A Common Stock and warrants included in the units commencing on April 26, 2017 on NASDAQ under the symbols “SRUN” and “SRUNW,” respectively. Those units not separated continued to trade on NASDAQ under the symbol “SRUNU.” Upon the Closing, we intend to change our name from “Silver Run Acquisition Corporation II” to “Alta Mesa Resources, Inc.,” and we have applied to continue the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “AMR” and “AMRRW,” respectively. The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Initial Business Combination

NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. If Silver Run’s board of directors is not able to independently determine the fair market value of the target business, Silver Run will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc.

As of the date of the execution of the Contribution Agreements, the balance of the funds in the Trust Account was approximately $1,036 million (excluding approximately $36.2 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $828 million. In reaching its conclusion that the business combination meets the 80% asset test, the board of directors looked at the enterprise value of Alta Mesa and Kingfisher of approximately $3.55 billion implied by adding: (i) approximately $2.75 billion of equity consideration in the post-combination company to be issued to the Contributors with adjustments for Closing and debt transaction expense; (ii) $800 million of cash consideration payable to the Kingfisher Contributor at the Closing and the assumption of Closing indebtedness. In determining whether the enterprise value described above represents the fair market value of Alta Mesa and Kingfisher, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Alta Mesa and Kingfisher was the result of an arm’s length negotiation with the Contributors. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the consummation of the business combination, subject to the limitations described herein. As of September 30, 2017, the amount in the Trust Account, net of taxes payable and any interest that we may withdraw for working capital purposes, is approximately $10.00 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Business Combination to a Stockholder Vote

The special meeting of Silver Run stockholders to which this proxy statement relates is to solicit your approval of the business combination. Unlike many other blank check companies, Silver Run public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Employees

Silver Run currently has three officers. Members of the management team are not obligated to devote any specific number of hours to Silver Run matters but they intend to devote as much of their time as they deem necessary to Silver Run’s affairs until it has completed an Initial Business Combination. Silver Run presently expects its officers to devote such amount of time as they reasonably believe is necessary to the business. Silver Run does not intend to have any full time employees prior to the closing of an Initial Business Combination.

OFFICERS AND DIRECTORS OF SILVER RUN

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as directors and officers of Silver Run following the business combination:

Name	Age	Position(1)
James T. Hackett(2)	63	Executive Chairman of the Board and Chief Operating Officer—Midstream
Harlan H. Chappelle(3)	61	Chief Executive Officer and Director
Michael E. Ellis(3)	61	Chief Operating Officer—Upstream and Director
Michael A. McCabe	62	Chief Financial Officer
David M. Leuschen(2)	66	Director
Pierre F. Lapeyre Jr.(2)	55	Director
William W. McMullen(3)	32	Director
Don Dimitrievich(3)	46	Director
William D. Gutermuth	65	Director
Jeffrey H. Tepper	51	Director
Diana J. Walters	54	Director

(1)	Prior to the closing of the business combination, we expect to appoint one additional director to our board of directors.
(2)	Following the completion of the business combination, as a result of the Riverstone Contributor’s ownership of our Series B Preferred Stock, the Riverstone Contributor will be entitled to nominate directors to our board of directors for a period of five years following the Closing based on its and its affiliates, beneficial ownership of our Class A Common Stock. At the Closing, the Riverstone Contributor will be entitled to nominate three directors to our board of directors, one of whom will be the chairman, for so long as it and its affiliates own at least 15% of the outstanding Class A Common Stock. The vote of the Riverstone Contributor will be the only vote required to elect such nominee to our board.
(3)	Following the completion of the business combination as a result of each of Bayou City, HPS and AM Managements owning a share of our Series A Preferred Stock, each of Bayou City, HPS and AM Management will be entitled to nominate directors to our board of directors for a period of five years following the Closing based on their and their respective affiliates, beneficial ownership of our Class A Common Stock. For so long as (i) Bayou City and its affiliates own at least 10% of the outstanding Class A Common Stock, Bayou City is entitled to nominate one director who must be independent for NASDAQ purposes, (ii) HPS and its affiliates own at least 10% of the outstanding Class A Common Stock, HPS is entitled to nominate one director who must be independent for NASDAQ purposes and (iii) AM Management and its affiliates own at least 10% of the outstanding Class A Common Stock, AM Management is entitled to nominate two directors who need not be independent for NASDAQ purposes.

James T. Hackett will become Silver Run’s Executive Chairman of the board of directors and Chief Operating Officer—Midstream immediately following the Closing. He has previously served as our Chief Executive Officer and director since March 2017. Mr. Hackett is a partner at Riverstone. Prior to joining Riverstone in 2013, Mr. Hackett served as the Chairman of the Board from 2006 to 2013 and the Chief Executive Officer from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing in the midstream, oil field services, and power sectors of the energy industry. Mr. Hackett serves on the Board of Directors of Enterprise Products Holdings, LLC, Fluor Corporation (NYSE: FLR), National Oilwell Varco, Inc. (NYSE: NOV), Sierra Oil and Gas and Talen Energy Corporation and Crimson Resources. Mr. Hackett is a former Chairman of the Board of the Federal Reserve Bank of Dallas. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975 and an MBA and MTS from Harvard Business School in

1979 and 2016, respectively. Mr. Hackett was selected to serve on the board of directors due to his significant leadership experience and his extensive experience in the energy industry.

Harlan H. Chappelle will become Silver Run’s Chief Executive Officer immediately following the Closing. He has previously served as the President, CEO and director of Alta Mesa since November 2004. Mr. Chappelle has over 30 years of experience in field operations, engineering, management, marketing and trading, acquisitions and divestitures and field re-development. He has worked for Louisiana Land & Exploration Company, Burlington Resources, Southern Company and Mirant. Mr. Chappelle retired as a Commander from the U.S. Navy Reserve. He has a Bachelor of Chemical Engineering from Auburn University and a Master of Science in Petroleum Engineering from The University of Texas at Austin. Mr. Chappelle’s experience as Alta Mesa’s Chief Executive Officer since 2004 and over 30 years of experience in the oil and gas industry uniquely qualify him to serve on our board of directors.

Michael E. Ellis will become Sliver Run’s Chief Operating Officer—Upstream immediately following the Closing. Mr. Ellis founded Alta Mesa in 1987 after beginning his career with Amoco and previously served as Alta Mesa’s Chairman and Chief Operating Officer, as well as Vice President of Engineering. Mr. Ellis managed all day-to-day engineering and field operations of Alta Mesa. He built Alta Mesa’s asset base by starting with small earn-in exploitation projects, then progressively grew Alta Mesa with successive acquisitions of fields from major oil companies and consistent success in exploration and development drilling. He has over 30 years’ experience in management, engineering, exploration and acquisitions and divestitures. Mr. Ellis holds a Bachelor of Science in Civil Engineering from West Virginia University. Because of his broad knowledge of, and experience with, oil and gas exploration and production, we believe Mr. Ellis is well qualified to serve on our board of directors.

Michael A. McCabe will become Silver Run’s Chief Financial Officer immediately following the Closing. Mr. McCabe previously served as Chief Financial officer and Vice President of Alta Mesa since 2006. Mr. McCabe joined Alta Mesa in September 2006 and became a director in March 2014. Mr. McCabe has over 25 years of corporate finance experience, with a focus on the energy industry. He has served in senior positions with Bank of Tokyo, Bank of New England and Key Bank. Mr. McCabe holds a Bachelor of Science in Chemistry and Physics from Bridgewater State University, a Master of Science in Chemical Engineering from Purdue University and a Master of Business Administration in Financial Management from Pace University.

David M. Leuschen will become a director immediately following the Closing. Mr. Leuschen is a Founder of Riverstone and has been a Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Leuschen was a Partner and Managing Director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen joined Goldman Sachs in 1977, became head of the Global Energy and Power Group in 1985, became a Partner of that firm in 1986 and remained with Goldman Sachs until leaving to found Riverstone in 2000. Mr. Leuschen also served as Chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential capital commitments by Goldman Sachs in the energy and power industry and was responsible for establishing and managing the firm’s relationships with senior executives from leading companies in all segments of the energy and power industry. Mr. Leuschen serves as a non-executive board member of Riverstone Energy Limited (LSE: REL) since May 2013, a non-executive board member of Centennial Resource Development, Inc. since October 2016 and serves on the boards of directors or equivalent bodies of a number of private Riverstone portfolio companies and their affiliates. In 2007, Mr. Leuschen, along with Riverstone and The Carlyle Group (“Carlyle”), became the subject of an industry-wide inquiry by the Office of the Attorney General of the State of New York (the “Attorney General”) relating to the use of placement agents in connection with investments by the New York State Common Retirement Fund (“NYCRF”) in certain funds, including funds that were jointly developed by Riverstone and Carlyle. In June 2009, Riverstone entered into an Assurance of Discontinuance with the Attorney General to resolve the matter and agreed to make a restitution payment of $30 million to the New York State Office of the Attorney General for the benefit of NYCRF. Mr. Leuschen also entered into an Assurance of Discontinuance with the Attorney General in December 2009 and agreed that Riverstone and/or Mr. Leuschen would make a restitution payment of

$20 million to the New York State Office of the Attorney General for the benefit of NYCRF. Mr. Leuschen has received an MBA from Dartmouth’s Amos Tuck School of Business and an A.B. degree from Dartmouth College. Mr. Leuschen was selected to serve on the board of directors due to his extensive mergers and acquisitions, financing and investing experience in the energy and power industry.

Pierre F. Lapeyre Jr. will become a director immediately following the Closing. Mr. Lapeyre is a Founder of Riverstone and has been a Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Lapeyre was a Managing Director of Goldman Sachs in its Global Energy and Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, particularly the midstream, upstream and energy service sectors. Mr. Lapeyre serves as a non-executive board member of Riverstone Energy Limited (LSE: REL) since May 2013, a non-executive board member of Centennial Resource Development, Inc. since October 2016 and serves on the boards of directors or equivalent bodies of a number of private Riverstone portfolio companies and their affiliates. He has an MBA from the University of North Carolina at Chapel Hill and a B.S. in Finance and Economics from the University of Kentucky. Mr. Lapeyre was selected to serve on the board of directors due to his extensive mergers and acquisitions, financing and investing experience in the energy and power industry.

William W. McMullen will become a director immediately following the Closing. Mr. McMullen is the founder and managing partner of Bayou City Energy (“BCE”), an oil and gas focused private equity firm based in Houston, Texas. Mr. McMullen founded BCE in 2015 after successfully managing a smaller private equity vehicle, Bayou City Energy Partners (“BCEP”), focused on investments in the oil and gas sector. Prior to BCEP, Mr. McMullen served as Vice President at White Deer Energy, an oil and gas focused private equity firm. Before White Deer Energy, Mr. McMullen served as an Associate at Denham Capital. Prior to Denham Capital, Mr. McMullen served as an Analyst in UBS Investment Bank’s Global Energy group. Mr. McMullen earned his Bachelor’s degree in Economics, with Honors, from Harvard University. Because of his broad knowledge of, and experience with, oil and gas investments, we believe Mr. McMullen is well qualified to serve on our board of directors.

Don Dimitrievich will become a director of Silver Run immediately following the Closing. Mr. Dimitrievich is a Managing Director at HPS and is responsible for the energy and power portfolio. Prior to joining HPS in 2012, Mr. Dimitrievich was a Managing Director of Citi Credit Opportunities, a credit-focused principal investment group. At Citi Credit Opportunities, Mr. Dimitrievich oversaw the energy and power portfolio and invested in mezzanine, special situation and equity co-investments, and secondary market opportunities. Prior to joining Citi, Mr. Dimitrievich worked in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP from 1998 to 2004 focusing on energy M&A and capital markets transactions. Mr. Dimitrievich has a law degree magna cum laude from McGill University in Montreal, Canada and earned a chemical engineering degree with Great Distinction from Queen’s University in Kingston, Canada. Mr. Dimitrievich currently serves on the following Boards: Alta Mesa Holdings LP, Blue Ridge Mountain Resources, Inc., Expro International Group Holdings Ltd., Glacier Oil & Gas Corp., Kingfisher Midstream, LLC, Marquis Resources, LLC and Upstream Exploration LLC. Mr. Dimitrievich was selected to serve on the board of directors due to his significant mergers and acquisitions, financing and investing experience in the energy and power industry.

William D. Gutermuth has been a director since March 2017. Mr. Gutermuth is the Founder and Chairman of Bluegrass Capital LLC, a privately owned investment and consulting firm. Since January 1, 2015, he has devoted substantially all of his professional time and energies to Bluegrass Capital. Prior to that, Mr. Gutermuth was an equity partner at Bracewell & Giuliani LLP and its predecessor firm, Bracewell & Patterson, LLP, where he practiced corporate and transactional law for almost 35 years. Mr. Gutermuth’s legal career focused principally on mergers and acquisitions, particularly in the energy industry, as well as most aspects of corporate finance and corporate governance. Mr. Gutermuth chaired Bracewell & Giuliani’s worldwide Corporate and Securities Practice from 1999 to 2005 and served as a member of the Business Group Executive Committee from 2005 to 2007, as well as serving in other leadership positions within the law firm throughout his career. Mr. Gutermuth served as a director of Main Street Capital Corporation (NYSE: MAIN), a publicly traded business development company, from 2007 to 2012 and on the Compensation and Nominating and Governance Committees during his tenure as a director. Mr. Gutermuth also served as a director of Silver Run Acquisition Corporation (NASDAQ: SRAQ) from its inception in November 2015 until the completion of its acquisition of Centennial Resource Production, LLC in October 2016. Mr. Gutermuth holds a B.S. in Political Science from Vanderbilt University and a J.D. from Vanderbilt University School of Law. Mr. Gutermuth was selected to serve on the board of directors due to his significant leadership experience and his extensive merger and acquisition experience.

Jeffrey H. Tepper has been a director since March 2017. Mr. Tepper is a Founder of JHT Advisors LLC, a mergers and acquisitions advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates (“Gleacher”). Mr. Tepper is experienced in mergers and acquisitions, corporate finance, leveraged finance and asset management. Mr. Tepper was Head of Investment Banking and a member of the Management Committee while at Gleacher. Mr. Tepper led numerous investment banking transactions on behalf of clients in a variety of industries but with a specialty in financial services and asset management. Mr. Tepper also served as Gleacher’s Chief Operating Officer, overseeing operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as President. Mr. Tepper served on the Investment Committees of Gleacher Mezzanine and Gleacher Fund Advisors. Between 1997 and 1999, Mr. Tepper served as Managing Director of and Chief Operating Officer of Gleacher NatWest Inc. (a predecessor to Gleacher Partners). Mr. Tepper was part of the senior management team of Gleacher NatWest with oversight responsibility for middle-market senior and subordinated debt, high-yield and equity principal activities. Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the mergers and acquisitions and merchant banking departments. Mr. Tepper also served as a director of Silver Run Acquisition Corporation (NASDAQ: SRAQ) from its inception in November 2015 until the completion of its acquisition of Centennial Resource Production, LLC in October 2016 and has served as a director of Centennial Resource Development, Inc. (NASDAQ: CDEV) since October 2016. Mr. Tepper received an MBA from Columbia Business School and a B.S. in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting. Mr. Tepper was selected to serve on the board of directors due to his significant investment and financial experience.

Diana J. Walters has been a director since March 2017. Ms. Walters has 30 years of experience in the natural resources sector, as an investment manager and equity investor, as an investment banker and in operating roles. Ms. Walters has been the owner and sole manager of 575 Grant, LLC, a company that provides advisory services in the field of natural resources, since 2014. She served as the President and Chief Executive Officer of Liberty Metals & Mining Holdings, LLC and a member of senior management of Liberty Mutual Asset Management from January 2010 to September 2014. She was a Managing Partner of Eland Capital, LLC, a natural resources advisory firm founded by her, from 2007 to 2010. Ms. Walters has extensive investment experience with both debt and equity through various previous leadership roles at Credit Suisse, HSBC and other firms. She also served previously as Chief Financial Officer of Tatham Offshore Inc., an independent oil and gas company with assets in the Gulf of Mexico. Ms. Walters also served as a director of Silver Run Acquisition Corporation (NASDAQ: SRAQ) from its inception in November 2015 until the completion of its acquisition of Centennial Resource Production, LLC in October 2016. Ms. Walters currently serves on the board of directors of Platinum Group Metals (NYSE: PLG) and Electrum Special Acquisition Corporation (NASDAQ: ELECU). Ms. Walters graduated with Honors from the University of Texas at Austin with a B.A. in Plan II Liberal Arts and an M.A. in Energy and Mineral Resources. Ms. Walters was selected to serve on the board of directors due to her significant investment and operating experience in the energy industry.

Board of Directors and Terms of Office of Officers and Directors

Silver Run is managed under the direction of its board of directors. Its board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class (except those directors appointed prior to Silver Run’s first annual meeting of stockholders) serving a three-year term. Prior to the closing of the business combination, we will determine the members of each class of directors. For a period of five years following the Closing and so long as the Series A Preferred Stock and Series B Preferred Stock remain outstanding, Bayou City, HPS and AM Management, as the holders of our Series A Preferred Stock, and the Riverstone Contributor, as the holder of our Series B Preferred Stock, will be entitled to nominate and elect directors to our board of directors based on their and their affiliates’ beneficial ownership of Class A Common Stock. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Certificates of Designation.”

Officers are appointed by the board of directors and serve at discretion of the board, rather than for specific terms of office.

EXECUTIVE COMPENSATION

Silver Run II

The following disclosure concerns the current compensation of Silver Run’s officers and directors.

Other than as described below, none of Silver Run’s officers or directors have received any cash compensation from Silver Run for services rendered to Silver Run. Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors. Commencing on March 29, 2017 through the earlier of consummation of an Initial Business Combination and Silver Run’s liquidation, Silver Run has and will continue to pay an affiliate of its Sponsor a total of $10,000 per month for office space, utilities and secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary or other remuneration. We believe the $10,000 per month fee is at least as favorable as we could have obtained from an unaffiliated third party for the services. Other than the $10,000 per month fee to our Sponsor’s affiliate, no compensation of any kind, including finder’s and consulting fees, has been or will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an Initial Business Combination. However, our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or their affiliates. For more information about the interests of our Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Alta Mesa

The following disclosure concerns the pre-business combination compensation of Alta Mesa’s executive officers and directors and describes the material elements of compensation for Alta Mesa’s named executive officers (“NEOs”) for 2017. Because Alta Mesa has operated as a partnership, its operations and activities have been managed by the board of directors of its general partner, Alta Mesa GP. The board of directors of Alta Mesa GP is referred to as “Alta Mesa’s Board” or “Alta Mesa’s Board of Directors.”

Objectives of Alta Mesa’s Compensation Program

Alta Mesa’s Board of Directors is responsible for overseeing its executive remuneration programs and the fair and competitive compensation of its executive officers and meets each year to review its compensation program and to determine compensation levels for the ensuing fiscal year.

Alta Mesa’s executive compensation program is intended to motivate its executive officers to achieve strong financial and operating results. In addition, Alta Mesa’s program is designed to achieve the following objectives:

•	attract and retain highly qualified executive officers by providing reasonable total compensation levels competitive with that of executives holding comparable positions in similarly situated organizations;

•	provide total compensation that is justified by individual performance; and

•	reward its executives for their contributions to its overall performance as well as for their individual performance.

What Alta Mesa’s Compensation Program is Designed to Reward

Alta Mesa’s strategy is to enhance partners’ value by increasing reserves, cash flow and production in an economically efficient manner by optimizing its drilling and completion techniques. Alta Mesa’s compensation program is designed to reward performance that contributes to the achievement of its business strategy. In addition, Alta Mesa rewards qualities that it believes help achieve its strategy, such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports its core values; resourcefulness; the ability to manage its existing corporate assets; the ability to explore new avenues to increase oil and natural gas production and reserves; level of job responsibility; and tenure with Alta Mesa.

Elements of Alta Mesa’s Compensation Program and Why It Pays Each Element

To accomplish Alta Mesa’s objectives, its compensation program is comprised primarily of the following elements: base salary, cash bonus, long-term incentives and benefits.

Alta Mesa pays base salary in order to recognize each executive officer’s unique value and historical contributions to its success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with sufficient, regularly-paid income; and to reflect an executive’s position and level of responsibility.

Alta Mesa includes an annual cash bonus as part of its compensation program because it believes this element of compensation helps to motivate executives to achieve key corporate objectives by providing annual recognition of achievement. The annual cash bonus also allows Alta Mesa to be competitive from a total remuneration standpoint.

Alta Mesa provides a supplemental executive retirement plan to certain key employees, including all its executive officers, to provide additional flexibility and tax planning advantages to them. In addition, the retirement benefits enhance employee compensation on a discretionary basis and encourage their continued service to Alta Mesa.

Alta Mesa grants performance appreciation rights units (“PARs”) as long term compensation to certain key employees, including its executive officers, who make significant contributions to Alta Mesa. The PARs are payable on a fixed determination date which is generally between five and 10 years from the grant date of the award or in the event of a Liquidity Event (as defined in the PARs Plan), and therefore, provide the grantee with a significant interest in Alta Mesa tied to long-term performance. Following the business combination, Alta Mesa will cease issuing PARs.

Alta Mesa offers benefits such as a 401(k) plan and payment of insurance premiums in order to provide a competitive remuneration package as well as a measure of financial security to its employees. In 2013, Alta Mesa introduced a deferred compensation plan offered to all employees, to provide flexibility and tax planning advantages to them.

How Alta Mesa Determines Each Element of Compensation

In determining the elements of compensation, Alta Mesa considers its ability to attract and retain executives as well as various measures of company and industrial performance including debt levels, revenues, cash flow, capital expenditures, reserves of oil and natural gas and costs. Alta Mesa did not retain a consultant with respect to determining 2017 compensation.

Messrs. Ellis, Chappelle, McCabe and Murrell are parties to employment agreements with Alta Mesa Services, L.P. a wholly owned subsidiary of Alta Mesa (“Alta Mesa Services”). The employment agreements automatically renew annually, subject to prior notice of cancellation by either Alta Mesa Services or the executive. These employment agreements establish minimum base salaries for each officer. On March 25, 2014, these employment agreements were amended and restated and the salaries for the officers were set at $485,000, $485,000, $435,000, and $360,000 per annum, to Messrs. Ellis, Chappelle, McCabe and Murrell, respectively, which Alta Mesa believes are competitive with other independent oil and natural gas companies with whom Alta

Mesa competes for managerial talent. In addition, the employment agreements provide that the executives are each entitled to an annual bonus equal to a percentage of his respective annual base salary only if performance criteria set by Alta Mesa’s Board for the applicable period are met. The agreements also provide for benefits such as reimbursement of business expenses and participation in employee benefit plans.

Base salary. In reviewing base salaries, Alta Mesa’s Board takes into account a combination of subjective factors, primarily relying on their own personal judgment and experience. Subjective factors Alta Mesa’s Board considers include individual achievements, Alta Mesa’s performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to its performance. Mr. Ellis and Mr. Chappelle participate in and are present during the review and determination of their respective base salaries. For 2017, Alta Mesa’s Board set the base salaries for Messrs. Ellis, Chappelle and McCabe at $485,000, $485,000 and $435,000, respectively, which were unchanged from their 2016 base salaries. In addition, Alta Mesa’s Board determined Mr. Murrell’s and Mr. Cole’s salaries of $360,000 and $350,000, respectively, for 2017 were appropriate, which were unchanged from their 2016 base salaries.

Bonus. A portion of each executive’s total compensation may be paid as bonus compensation. Alta Mesa’s Board takes into consideration Alta Mesa’s achievements during the year and each executive’s contribution toward such achievements. While performance criteria may be set, Alta Mesa’s Board takes into account subjective factors in determining if these criteria were met. Bonuses for any one year are usually determined and paid in the second or third quarter of the following year. Accordingly, bonus compensation for Alta Mesa’s executive officers for 2017 has not yet been determined. No bonuses were paid in 2017 for 2016 performance. However, bonuses paid in 2016 for 2015 performance ranged from approximately 45% to 85% of base salary.

Long-Term Incentives. On September 23, 2014, Alta Mesa’s Board of Directors approved and adopted a long-term compensation plan, the Alta Mesa Holdings, LP Performance Appreciation Rights Plan (the “PARs Plan”), as amended and restated effective September 24, 2014, to provide long-term incentive compensation to key employees and consultants who make significant contributions to Alta Mesa to align its employees with its long-term performance. The PARs Plan is administered by Alta Mesa’s Board, which determines from time to time which participants will participate in the PARs Plan, the number of PARs to be granted to each participant, the stipulated initial designated value (“SIDV”) of each PAR, the designated value of each PAR as of its valuation date, the vesting schedule of each PAR, and any other terms and conditions of the PAR award. Under the PARs Plan, there are special provisions for valuation and payment of a vested PAR award in the event of a Liquidity Event, which is generally defined as follows: an event that (a) satisfies the definition of “change in control” under Section 409A of the Code (“Section 409A”) and (b) is (i) a sale of the all of the assets of High Mesa, (ii) a disposition of all of the equity securities of High Mesa, (iii) an initial public offering of the equity securities of High Mesa or any of its subsidiaries that hold all or substantially all of the assets or (iv) a public offering resulting in gross proceeds of at least $300 million, provided that such event also qualifies as a change in control event under Section 409A. The business combination will result in the accelerated vesting and payment of all outstanding PARs. Alta Mesa estimates that the value of the PARs that will vest upon the Closing and will be paid by High Mesa will be approximately $10.6 million. In addition, Alta Mesa will not issue any additional PARs following the business combination.

A total of 1,000,000 PARs are available for grants to participants under the PARs Plan. The aggregate designated value of all 1,000,000 PARs is approximately equal to 10% of the fair market value of the aggregate interests of all the Class A members in Alta Mesa GP.

Absent an intervening Liquidity Event, payment of a PAR award is made on the fixed determination date elected in advance by the recipient of the PAR award, with such fixed determination date occurring no earlier than April 1 of the fifth year following the year of the grant and no later than 10 years from the grant date. All payments made under the PARs Plan in any year are subject to a floating annual cap on the amount of all PAR awards paid under the PARs Plan in a given year (the “Annual Cap”). The Annual Cap is equal to 2.5% multiplied by the fair market value of the aggregate interests of all the Class A members in Alta Mesa GP minus $400 million. If the Annual Cap applies in a year, the amount payable to a PAR award holder on the fixed determination date is his pro-rata amount of the aggregate payments to be made on that date as adjusted for the amount of Annual Cap remaining for that year. Any amounts in excess of the Annual Cap are paid in the next following year, again subject to the Annual Cap.

Upon the occurrence of a payment event, the participant will be entitled to receive a cash amount equal to the increase, if any, between the SIDV of the PAR as of its grant date and the designated value of the PAR as of its payment valuation date. No PARs will be settled in shares; rather, all PAR exercises will be settled solely in cash. Participants will have no rights whatsoever as an equityholder of Alta Mesa GP or of a subsidiary in respect of any PARs.

In 2017 and 2016, Alta Mesa’s Board awarded 20,000 PARs and 15,000 PARs, respectively, to David Murrell. The SIDV of 20,000 PARs and 15,000 PARs granted is $40 per unit and vests over a five-year period. In 2016, Alta Mesa’s Board awarded 60,000 PARs to Michael A. McCabe and 40,000 PARs to Homer “Gene” Cole. The SIDV of the awards are $40 per unit and vests over a five-year period. Payout of the 2017 and 2016 PARs is based on the increase of the designated value of the PARs over the SIDV of the PARs as determined at the earlier of a Liquidity Event or at a fixed determination date which is generally at least five years from the grant date of the award. In 2015, no PARs were awarded to any of the Alta Mesa NEOs.

Benefits. Alta Mesa provides company benefits or perquisites that it believes are standard in the industry to all of its employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents and a 401(k) employee savings and protection plan. The costs of these benefits are paid for entirely by Alta Mesa. Alta Mesa does not provide employee life insurance amounts surpassing the Internal Revenue Service maximum. Alta Mesa makes matching contributions to the 401(k) contribution of each qualified participant. Alta Mesa pays all administrative costs to maintain the plan. In addition, Alta Mesa provides Messrs. Ellis, Chappelle, McCabe, Murrell and Cole with company automobiles. Beginning annually in 2014, Alta Mesa also reimburses each officer, with the exception of Mr. Cole, up to $5,000 annually for tax preparation and planning.

Nonqualified Deferred Compensation. Alta Mesa established a nonqualified deferred compensation plan in 2013, the Alta Mesa Holdings, L.P. Supplemental Executive Retirement Plan (the “Retirement Plan”), to provide additional flexibility and tax planning advantages to Alta Mesa’s senior executives and other key highly compensated employees. The terms of such contributions may include a specified vesting schedule, intended to encourage continuous service to Alta Mesa. If no schedule is specified with the award, the Retirement Plan provides for vesting based on years of service, with full vesting at three years. Participants will receive a distribution of vested funds from the Retirement Plan in accordance with the distribution schedule established when the contributions are elected or awarded, with the option of deferring for a fixed time period or until separation from service. On January 1, 2017, Alta Mesa made elective employer contributions to be credited to the accounts of Messrs. Chappelle, Ellis, McCabe, Murrell and Cole in the amounts of $1.6 million, $0.7 million, $0.6 million, $0.3 million and $0.5 million, respectively. Alta Mesa’s Board of Directors elected to make this contribution subject to a five-year vesting schedule, with 20% vested each subsequent year, with the exception of Messrs. Murrell and Cole, with none vested in year one and 25% vested each subsequent year beginning in year two of the five-year vesting schedule.

Other Compensation. As part of his employment agreement, Alta Mesa provided Mr. McCabe an apartment near its headquarters and paid his commuting expenses to and from his permanent home to Houston, Texas. In March 2017, Mr. McCabe moved his permanent residence to Houston, Texas. Such housing and commuting expense prior to his permanent move totaled approximately $30,652 in 2017. Alta Mesa agreed to provide these benefits to Mr. McCabe because Alta Mesa’s Board believed it was necessary to retain Mr. McCabe’s services despite the fact that his permanent residence was outside of the Houston, Texas area. Alta Mesa’s Board of Directors considered the value of this additional compensation in evaluating Mr. McCabe’s total compensation package.

How Elements of Alta Mesa’s Compensation Program are Related to Each Other

Alta Mesa views the various components of compensation as related but distinct and emphasizes “pay for performance” with a portion of total compensation reflecting a risk aspect tied to its financial and strategic goals. Alta Mesa determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, and other considerations it deem relevant, such as rewarding extraordinary performance.

Assessment of Risk

Alta Mesa’s Board takes risk into account when making compensation decisions and has concluded that the executive compensation program as it is currently structured does not encourage excessive risk or unnecessary risk-taking.

Accounting and Tax Considerations

Under the PARs Plan, participants are granted PARs with a SIDV. The PARs vest over time (as specified in each grant, typically five years) and entitle the owner to receive a cash amount equal to the increase, if any, between SIDV and the designated value of the PAR on the payment valuation date. The payment valuation date is the earlier of a Liquidity Event (as defined in the PARs Plan), but generally can be construed in accordance with the meaning of the term “change in control event” or as a fixed determination date selected by the participant, which is no earlier than within the fifth year from the end of the year containing the grant date. In the case of a Liquidity Event, the designated value of all PARs is to be based on the net sale proceeds (as defined in the PARs Plan) resulting from the Liquidity Event. After any payment valuation date, vested PARs expire regardless of whether or not there is a payment relating thereto. Alta Mesa considers the possibility of payment at a fixed determination date absent the occurrence of a Liquidity Event to be remote as liquidity has not yet occurred. Therefore, Alta Mesa has not provided any amount for this contingent liability in its consolidated financial statements at December 31, 2017 and 2016. The business combination will result in a Liquidity Event as defined under the PARs Plan and will result in payment to the holders of PARs.

Section 162(m) of the Code. Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for individual compensation in excess of $1.0 million paid in any taxable year to certain of its current or former executive officers. As Alta Mesa is not currently publicly traded, Alta Mesa’s Board of Directors and compensation committee have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Section 409A of the Code. Alta Mesa has structured its compensation program in a manner intended to comply with Section 409A. If an employee is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such compensation does not comply with Section 409A, then the benefits are generally taxable to the extent they are not subject to a substantial risk of forfeiture. In such case, the employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefits includible in income.

All equity awards to Alta Mesa’s employees, including executive officers, and to its directors will be granted and reflected in its consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC, Topic 718, “Compensation—Stock Compensation.”

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented for Alta Mesa’s named executive officers or directors. Alta Mesa will continue to periodically review best practices and reevaluate its position with respect to stock ownership guidelines.

Securities Trading Policy

Alta Mesa’s securities trading policy provides that executive officers, including the named executive officers, and its directors, may not, among other things, purchase or sell puts or calls to sell or buy its stock, engage in short sales with respect to its stock, buy its securities on margin or otherwise hedge their ownership of its stock. The purchase or sale of stock by Alta Mesa’s executive officers and directors may only be made during certain windows of time and under the other conditions contained in its policy.

Summary Compensation

The following table summarizes, with respect to Alta Mesa’s NEOs, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2017, 2016 and 2015. None of the Alta Mesa NEOs participate in a defined benefit pension plan.

Name and Principal Position:	Year	Salary	Bonus(1)	All Other Compensation(7)(8)		Total
Harlan H. Chappelle	2017	$485,000	$—	$1,614,741	(2)	$2,099,741
President, Chief Executive Officer	2016	$485,000	$—	$1,423,656	(2)	$1,908,656
	2015	$485,000	$—	$42,555	(2)	$527,555

Michael E. Ellis	2017	$485,000	$—	$733,742	(3)	$1,218,742
Chief Operating Officer, Vice President of Engineering and Chairman of the Board	2016	$485,000	$—	$900,280	(3)	$1,385,280
	2015	$485,000	$300,000	$20,423	(3)	$805,423

Michael A. McCabe	2017	$435,000	$—	$718,507	(4)	$1,153,507
Vice President, Chief Financial Officer	2016	$435,000	$—	$847,348	(4)	$1,282,348
	2015	$435,000	$300,000	$126,095	(4)	$861,095

David Murrell	2017	$360,000	$—	$316,904	(5)	$676,904
Vice President of Land and Business Development	2016	$360,000	$—	$294,163	(5)	$654,163
	2015	$360,000	$175,000	$14,819	(5)	$549,819

Homer “Gene” Cole	2017	$350,000	$—	$536,965	(6)	$886,965
Vice President, Chief Technical Officer	2016	$344,230	$—	$479,949	(6)	$824,179
	2015	$300,000	$250,000	$21,279	(6)	$571,279

(1)	Bonuses for 2017 have not yet been determined.
(2)	Mr. Chappelle’s other compensation for the year ended December 31, 2017 consists of $1,581,250 in an elective contribution made by Alta Mesa to his Retirement Plan account, $11,192 in his matching funds to his 401(k) account, $18,825 in auto expenses, and approximately $3,474 for club membership. Mr. Chappelle’s other compensation for the year ended December 31, 2016 consists of $1,375,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $11,192 in his matching funds to his 401(k) account, $32,827 in auto expenses, and approximately $4,637 for club membership. Mr. Chappelle’s other compensation for the year ended December 31, 2015 consists of $8,954 in his matching funds to his 401(k) account, $30,131 in auto expenses, and approximately $3,470 for club membership.
(3)	Mr. Ellis’ other compensation for the year ended December 31, 2017 consists of $706,250 in an elective contribution made by Alta Mesa to his Retirement Plan account, $13,250 in matching funds to his 401(k) account and $14,242 in auto expenses. Mr. Ellis’ other compensation for the year ended December 31, 2016 consists of $875,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $13,250 in matching funds to his 401(k) account and $12,030 in auto expenses. Mr. Ellis’ other compensation for the year ended December 31, 2015 consists of $10,600 in matching funds to his 401(k) account and $9,823 in auto expenses.

(4)	For the year ended December 31, 2017, Mr. McCabe’s other compensation consists of $562,500 in an elective contribution made by Alta Mesa to his Retirement Plan account, $11,042 in matching funds to his 401(k) account, $13,273 in auto expenses and $30,652 in travel and living expenses, which includes $28,384 for an apartment in Houston, Texas and $2,268 for travel, which consists primarily of airfare and parking. In March 2017, Mr. McCabe moved his permanent residence to Houston, Texas. Alta Mesa paid $101,040 for relocation expenses. In 2014, an elective employer contribution was made for the account of Mr. McCabe for $3,000,000 that was fully vested and distributed in 2017. For the year ended December 31, 2016, Mr. McCabe’s other compensation consists of $750,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $8,270 in matching funds to his 401(k) account, and $89,078 in travel and living expenses, which includes $41,735 for an apartment in Houston, Texas and $47,343 for travel, which consists primarily of airfare and the cost of a leased car and parking. For the year ended December 31, 2015, Mr. McCabe’s other compensation consists of $8,319 in matching funds to his 401(k) account, and $117,776 in travel and living expenses, which includes $41,049 for an apartment in Houston, Texas and $76,727 for travel, which consists primarily of airfare and the cost of rental cars and parking.
(5)	Mr. Murrell’s other compensation for the year ended December 31, 2017 consists of $300,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $13,500 in matching funds to his 401(k) account, and $3,404 in auto expense. Mr. Murrell’s other compensation for the year ended December 31, 2016 consists of $275,000 in an elective contribution made by us to his Retirement Plan account, $13,250 in matching funds to his 401(k) account, and $5,913 in auto expense. Mr. Murrell’s other compensation for the year ended December 31, 2015 consists of $10,600 in matching funds to his 401(k) account and $4,219 in auto expense.
(6)	Mr. Cole became an executive officer of Alta Mesa in 2015. Mr. Cole’s other compensation for the year ended December 31, 2017 consists of $500,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $13,500 in matching funds to his 401(k) account, $17,724 in auto expense and $5,741 for club membership. Mr. Cole’s other compensation for the year ended December 31, 2016 consists of $450,000 in an elective contribution made by Alta Mesa to his Retirement Plan account, $13,250 in matching funds to his 401(k) account and $16,699 in auto expense. Mr. Cole’s other compensation for the year ended December 31, 2015 consists of $9,692 in matching funds to his 401(k) account and $10,679 in auto expense.
(7)	In 2017 and 2016, the Alta Mesa Board awarded 20,000 PARs and 15,000 PARs, respectively, to David Murrell. The SIDV of 20,000 PARs and 15,000 PARs granted is $40 per unit and vests over a five-year period. In 2016, the Alta Mesa Board awarded 60,000 PARs to Michael A. McCabe and 40,000 PARs to Homer “Gene” Cole, respectively. The SIDV of the awards are $40 per unit and vests over a five-year period. Payout of the 2017 and 2016 PARs is based on the increase of the designated value of the PARs over the SIDV of the PARs as determined at the earlier of a Liquidity Event or at a fixed determination date which is generally at least five years from the grant date of the award. In 2015, no PARs were awarded to any of the Alta Mesa NEOs.
(8)	Amounts provided for all other compensation that are determined based upon reimbursement of expenses to Alta Mesa’s NEOs are estimates based upon requests for reimbursements submitted prior to the date of this proxy statement.

Narrative Disclosure to Summary Compensation Table

Employment agreements

Mr. Chappelle

Mr. Chappelle entered into an amended and restated employment agreement on March 25, 2014 that provides that he will act as President and Chief Executive Officer until March 25, 2018, subject to automatic one year renewals of the term if neither party submits a notice of termination at least 60 days prior to the end of the then-current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Mr. Chappelle is terminated by Alta Mesa without cause or he dies or is disabled.

Mr. Chappelle’s employment agreement provides for a minimum base salary of $485,000 and an annual bonus equal to a percentage of his base salary paid during each such annual period, such percentage to be established by Alta Mesa’s Board of Directors in its sole discretion.

Mr. Ellis

Mr. Ellis entered into an amended and restated employment agreement on March 25, 2014 that provides that he will act as Vice President and Chief Operating Officer until March 25, 2018, subject to automatic one year renewals of the term if neither party submits a notice of termination at least 60 days prior to the end of the then-current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Mr. Ellis is terminated by Alta Mesa without cause or he dies or is disabled.

Mr. Ellis’ employment agreement provides for a minimum base salary of $485,000 and an annual bonus equal to a percentage of his base salary paid during each such annual period, such percentage to be established by Alta Mesa’s Board of Directors in its sole discretion.

Mr. McCabe

Mr. McCabe entered into an amended and restated employment agreement on March 25, 2014 that provides that he will act as Vice President and Chief Financial Officer until March 25, 2018, subject to automatic one year renewals of the term if neither party submits a notice of termination at least 60 days prior to the end of the then-current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Mr. McCabe is terminated by Alta Mesa without cause or he dies or is disabled.

Mr. McCabe’s employment agreement provides for a minimum base salary of $435,000 and an annual bonus equal to a percentage of his base salary paid during each such annual period, such percentage to be established by Alta Mesa’s Board of Directors in its sole discretion.

Mr. McCabe’s employment agreement also provides that he is allowed to work from his residence in Massachusetts as well as in Alta Mesa’s Houston, Texas office so long as he is capable of performing his duties assigned to him. In his employment agreement, Alta Mesa also agree to provide Mr. McCabe with suitable housing (or a housing allowance) and an automobile or reimbursement for the lease of an automobile while he is in Houston. In March 2017, Mr. McCabe moved his permanent residence to Houston, Texas.

Mr. Murrell

Mr. Murrell entered into an amended and restated employment agreement on March 25, 2014 that provides that he will act as Vice President of Land and Business Development until March 25, 2015, subject to automatic one year renewals of the term if neither party submits a notice of termination at least 60 days prior to the end of the then-current term. This agreement may be terminated by either party, at any time, subject to severance obligations in the event Mr. Murrell is terminated by Alta Mesa without cause or he dies or is disabled.

Mr. Murrell’s employment agreement provides for a minimum base salary of $360,000 and an annual bonus equal to a percentage of his base salary paid during each such annual period, such percentage to be established by Alta Mesa’s Board of Directors in its sole discretion, subject to a minimum of $50,000.

New Employment Agreements

In connection with the Closing, Alta Mesa may enter into new employment agreements with some or all of its NEOs. The terms of such agreements have not yet been finally determined.

Outstanding Equity Awards Value at 2017 Fiscal Year-End

There were no outstanding equity awards for Alta Mesa’s NEOs as of December 31, 2017.

Option Exercises and Equity Awards Vested in Fiscal Year 2017

There were no exercises of equity awards and no vesting of equity awards for Alta Mesa’s NEOs during fiscal 2017.

Pension Benefits

Alta Mesa does not provide pension benefits for Alta Mesa’s NEOs.

Nonqualified Deferred Compensation

Alta Mesa established the Retirement Plan to provide additional flexibility and tax planning advantages to its senior executives and other key highly compensated employees. Alta Mesa’s Board of Directors administers the Retirement Plan, and at its sole discretion, designates employees who are eligible to participate. Participants may defer up to 90% of their salary and up to 100% of their cash bonus under the Retirement Plan. Alta Mesa’s Board of Directors may also, at its sole discretion, make elective employer contributions on behalf of selected participants. The terms of such contributions may include a specified vesting schedule, intended to encourage continuous service to Alta Mesa. If no schedule is specified with the award, the Retirement Plan provides for vesting based on years of service, with full vesting at three years. Participants may withdraw vested funds from the Retirement Plan in accordance with the distribution schedule established when the contributions are elected or awarded, with the option of deferring for a fixed time period or until separation from service with Alta Mesa. The Retirement Plan is an unsecured and unfunded promise to pay deferred cash compensation to its participants, who are Alta Mesa’s general creditors.

The following table shows each NEO’s accumulated benefits under Alta Mesa’s nonqualified deferred compensation plans for 2017.

NONQUALIFIED DEFERRED COMPENSATION
Name	Aggregate Balance at December 31, 2016 ($)	Executive Contributions in 2017 ($)	Company Contributions in 2017 ($)(a)		Aggregate Earnings in 2017 ($)	Aggregate Withdrawals / Distributions during 2017 ($)	Aggregate Balance at December 31, 2017 ($)(b)
Harlan H. Chappelle	$1,375,000	$—	$1,581,250	(c)	$—	$—	$2,956,250
Michael E. Ellis	875,000	—	706,250	(c)	—	—	1,581,250
Michael A. McCabe	3,750,000	—	562,500	(c)	—	(3,000,000)	1,312,500
David Murrell	600,000	—	300,000	(d)	—	—	900,000
Homer “Gene” Cole	950,000	—	500,000	(d)	—	—	1,450,000

(a)	The amounts shown in this column are also included in “All Other Compensation” column on the Summary Compensation Table.
(b)	Certain portions shown for each Alta Mesa NEO were also reported in the Summary Compensation Table in prior years.
(c)	The contributions are subject to a five-year vesting schedule, with 20% vested each subsequent year.
(d)	The contributions are subject to a five-year vesting schedule, with zero vested in year one and 25% vested each subsequent year beginning in year two of the five-year vesting period.

In 2017, no amounts of salary or bonus were elected to be deferred under the Retirement Plan by any Alta Mesa NEO. In 2017, Alta Mesa made elective employer contributions to the accounts for all of its NEOs. Alta Mesa’s Board elected to make the contributions for Harlan H. Chappelle, Michael E. Ellis, and Michael A. McCabe subject to a five-year vesting schedule, with 20% vested each subsequent year. The contributions for

David Murrell and Gene Cole were subject to a five-year vesting schedule, with zero vested in year one and 25% vested each subsequent year beginning in year two of the five-year vesting period. In 2014, one elective employer contribution was made for the account of Michael A. McCabe. The elective contribution was fully vested and distributed in 2017 in accordance with the terms of the Retirement Plan.

As of fiscal year end 2017, Alta Mesa considered the possibility of payment with respect to outstanding PARs absent the occurrence of a Liquidity Event to be remote. Therefore, no accumulated benefits under the PARs Plan for 2017 has been included. For a description of the PARs Plan, please see the section above entitled “How Alta Mesa Determines Each Element of Compensation—Long-Term Incentives.”

Termination of Employment and Change-in-Control Provisions

Messrs. Chappelle, Ellis, McCabe and Murrell are parties to employment agreements that provide them with post-termination benefits in a variety of circumstances. The amount of compensation payable in some cases may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 31, 2017. In presenting this disclosure, Alta Mesa describes amounts earned through December 31, 2017 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from Alta Mesa, it estimates the amounts which would be paid out to the executives upon their termination.

Provisions under the Employment Agreements

Under the employment agreements, if the executive’s employment with Alta Mesa terminates, the executive is entitled to unpaid salary for the full month in which the termination date occurred. However, if the executive is terminated for cause, the executive is only entitled to receive accrued but unpaid salary through the termination date. In addition, if the executive’s employment terminates, the executive is entitled to unpaid vacation days for that year which have accrued through the termination date, reimbursement of reasonable business expenses that were incurred but unpaid as of the termination date, a pro rata portion of the annual bonus for that year and COBRA coverage as required by law. Salary and accrued vacation days are payable in cash lump sum less applicable withholdings. Business expenses are reimbursable in accordance with normal procedures. Additionally, upon termination of employment for any reason, the executive will become 100% fully vested in (1) the unvested portion of any outstanding equity grants held by the executive as of his termination date, and (2) any unvested amounts accrued under any nonqualified deferred compensation or incentive plan or program in which the executive was participating as of his termination date. Alta Mesa expects that the employment agreements will be amended in connection with Closing to remove this accelerated vesting provision.

If the executive’s employment is involuntarily terminated by Alta Mesa (except for cause or due to the death of the executive) or if the executive’s employment is terminated due to disability or retirement or by the executive for good reason, Alta Mesa is obligated to pay as additional compensation an amount in cash equal to two years of the executive’s base salary in effect as of the termination date, or 18 months’ base salary for Mr. Murrell, and two times the annual bonus paid to the executive in the prior year. Assuming termination as of December 31, 2017, for both Messrs. Chappelle and Ellis, the termination benefit would have been $970,000; for Mr. McCabe, $870,000; and for Mr. Murrell, $540,000. In addition, all vested amounts in the executive’s account balance under the Retirement Plan (the “Plan”) would be distributed in accordance with the Plan. Assuming termination as of December 31, 2017, Mr. Chappelle, Mr. Ellis, Mr. McCabe and Mr. Murrell would have received a distribution of $866,250, $491,250, $412,500, and $393,750, respectively. Alta Mesa’s executives are each entitled under their employment agreements to continued group health plan coverage following the termination date for the executive and the executive’s eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage. For the first 12 months of COBRA coverage, the executive shall not be required to pay more for COBRA coverage than officers who are then in active service for Alta Mesa and receiving coverage under the plan.

Assuming termination as of December 31, 2017, for each of Messrs. Chappelle, Ellis, McCabe, and Murrell, this amount would have been $12.00 to each. Alta Mesa’s total cost of providing this benefit would have been $20,830 for Mr. Chappelle, $30,422 for Mr. Ellis, $9,510 for Mr. McCabe, and $20,830 for Mr. Murrell.

“Cause” means:

•	the executive’s conviction by a court of competent jurisdiction of a crime involving moral turpitude or a felony, or entering the plea of nolo contendere to such crime by the executive;

•	the commission by the executive of a demonstrable act of fraud, or a misappropriation of funds or property, of or upon Alta Mesa or any affiliate;

•	the engagement by the executive without approval of Alta Mesa and Alta Mesa’s Board of Directors in any material activity which directly competes with the business of Alta Mesa or any affiliate or which would directly result in a material injury to the business or reputation of Alta Mesa or any affiliate (including the partners of Alta Mesa); or

•	the breach by the executive of any material provision of the employment agreement, and the executive’s continued failure to cure such breach within a reasonable time period set by Alta Mesa but in no event less than 20 calendar days after the executive’s receipt of such notice.

“Good reason” means the occurrence of any of the following, if not cured and corrected by Alta Mesa or its successor, within 60 days after written notice thereof is provided by the executive to Alta Mesa or its successor:

•	the demotion or reduction in title or rank of the executive, or the assignment to the executive of duties that are materially inconsistent with the executive’s current positions, duties, responsibilities and status with Alta Mesa, or any removal of the executive from, or any failure to re-elect the executive to, any of such positions (other than a change due to the executive’s disability or as an accommodation under the Americans with Disabilities Act), except for any such demotion, reduction, assignment, removal or failure that occurs in connection with (i) the executive’s termination of employment for cause, disability or death, or (ii) the executive’s prior written consent;

•	the reduction of the executive’s annual base salary or bonus opportunity as effective immediately prior to such reduction without the prior written consent of the executive; or

•	a relocation of the executive’s principal work location to a location in excess of 50 miles from its then current location.

“Retirement” means the termination of the executive’s employment for normal retirement at or after attaining age 70, provided that the executive has been an active employee with Alta Mesa for at least five years.

The employment agreements do not separately provide for benefits upon a change of control.

The Retirement Plan generally defines “cause” in the same manner as above for the employment agreements. Under the terms of the Retirement Plan, separation from service for any reason other than cause would result in a distribution event for the participant’s vested account balance. The terms of the Retirement Plan also include provisions whereby each participant’s account balance becomes immediately fully vested if the participant (i) is terminated during the first year after a change in control event for any reason other than cause or (ii) terminates due to death or disability. Normal retirement age is defined under the Retirement Plan as 65 years of age.

Compensation of Directors

The employee and non-employee members of the Alta Mesa Board of Directors do not receive compensation for their services as directors. However, Alta Mesa’s directors may be reimbursed for their expenses in attending board meetings.

Compensation Committee Interlocks and Insider Participation

Alta Mesa does not currently have a compensation committee or an equivalent committee. None of Alta Mesa’s NEOs has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of its compensation committee.

Kingfisher

Pursuant to the Operator Agreement, ARM provides management services to Kingfisher, including Kingfisher’s executive officers. In accordance with the Operator Agreement, regarding employee expenses, Kingfisher reimburses ARM for the fully-burdened costs and expenses (as reasonably incurred by ARM) of ARM’s employees who are exclusively dedicated to the provision of services to Kingfisher. None of ARM’s employees who act as Kingfisher’s executive officers exclusively provide services to Kingfisher. As a result, Kingfisher does not incur costs with respect to the compensation of its executive officers.

The individuals who serve on the Kingfisher board of managers do not receive compensation for acting in such capacity.

Compensation of Executive Officer and Directors after the Business Combination

After the completion of the business combination, directors or executive officers of Silver Run may be paid consulting, management or other fees or compensation from Silver Run. After completion of the business combination, James T. Hackett will serve as Chairman of the board of directors of Silver Run and Chief Operating Officer—Midstream, while Harlan H. Chappelle, Michael E. Ellis, and Michael A. McCabe will serve as Chief Executive Officer, Chief Operating Officer—Upstream, and Chief Financial Officer, respectively, under substantially the same terms as are provided in their current employment agreements with Alta Mesa Services or under the terms of new employment agreements to be entered into in connection with the Closing as described above. No other determinations regarding the compensation arrangements for Silver Run’s directors or executive officers have been made. Our board of directors, both prior to and after the Closing, may make changes to the current compensation arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALTA MESA

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes of Alta Mesa included elsewhere in this proxy statement. The following discussion and analysis contains forward-looking statements that reflect Alta Mesa’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Alta Mesa’s control. Alta Mesa’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the volatility of oil and natural gas prices, production timing and volumes, estimates of proved reserves, operating costs and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement, particularly in “Risk Factors—Risks Related to the Alta Mesa Business,” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. The following discussion also includes information regarding Alta Mesa’s non-STACK assets, which Silver Run will not acquire in the business combination.

Overview

Alta Mesa has been engaged in the onshore oil and natural gas acquisition, exploitation, exploration and production business in the United States since 1987. Currently, Alta Mesa is focusing on the development and acquisition of unconventional oil and natural gas reserves in the STACK. Historically, Alta Mesa has also operated, developed and explored for conventional oil and natural gas reserves, with Alta Mesa’s most significant conventional asset being the Weeks Island oil field in Iberia Parish, Louisiana. Alta Mesa maintains operational control of the majority of its properties, either through directly operating them or through operating arrangements with minority interest holders. Pursuant to the Alta Mesa Contribution Agreement, Alta Mesa will transfer to its existing owners (other than the Riverstone Contributor) its non-STACK assets prior to the Closing.

Outlook

Alta Mesa’s revenue, profitability and future growth depend on many factors, particularly the prices of oil, natural gas and natural gas liquids, which are beyond Alta Mesa’s control. The relatively low level of natural gas prices prompted Alta Mesa’s shift in emphasis to oil and natural gas liquids over the past several years. Accordingly, the success of Alta Mesa’s business is significantly affected by the price of oil due to its current focus on development of oil reserves. Oil prices are subject to significant changes. Beginning in the third quarter of 2014, the price for oil began a dramatic decline, and current prices for oil are significantly less than they have been over the last several years. Factors affecting oil prices include worldwide economic conditions, including the European credit markets; geopolitical activities, including developments in the Middle East, South America and elsewhere; worldwide supply conditions; weather conditions; actions taken by the Organization of Petroleum Exporting Countries; and the value of the U.S. dollar in international currency markets. Sustained low prices for oil, natural gas and natural gas liquids could have a material adverse effect on Alta Mesa’s financial condition, the carrying value of its oil and natural gas properties, its proved reserves and its ability to finance operations, including the amount of Alta Mesa’s borrowing base under its senior secured revolving credit facility.

During the last 12 month period ended September 30, 2017, NYMEX West Texas Intermediate (“NYMEX WTI”) oil prices ranged from a high of $53.46 per Bbl in February 2017 to a low of $45.20 per Bbl in June 2017. During the third quarter of 2017, NYMEX WTI prices averaged approximately $48.20 per Bbl compared to $44.94 per Bbl for the same period of 2016. Alta Mesa received an average price of $47.20 per Bbl for the third quarter of 2017 before the effects of hedging. NYMEX Henry Hub natural gas prices (“NYMEX HH”) have also been volatile and ranged from a high of $3.93 per MMBtu in January 2017 to a low of $2.63 in March 2017. During the third quarter of 2017, NYMEX HH prices averaged approximately $3.00 per MMBtu compared to $2.81 per MMBtu for the same period of 2016. Alta Mesa received an average price of $2.50 per Mcf for natural gas in the third quarter of 2017 before the effects of hedging. As of November 7, 2017, NYMEX WTI was $57.20 per Bbl and NYMEX Henry Hub was $3.15 per MMBtu. Commodity prices remain volatile and unpredictable but have improved during the third quarter of 2017 compared to the third quarter of 2016.

In order to mitigate the impact of changes in oil, natural gas and natural gas liquids prices on its cash flows, Alta Mesa is a party to hedging and other price protection contracts, and Alta Mesa’s management intends to enter into such transactions in the future to reduce the effect of low oil, natural gas and natural gas liquids prices on its cash flows. Alta Mesa’s derivative contracts are reported at fair value on its consolidated balance sheets and are sensitive to changes in the price of oil, natural gas and natural gas liquids. Changes in these derivative assets and liabilities are reported in Alta Mesa’s consolidated statements of operations as gain / loss on derivative contracts, which include both the non-cash increase and decrease in the fair value of derivative contracts, as well as the effect of cash settlements of derivative contracts during the period. In the first nine months of 2017, Alta Mesa recognized a net gain on its derivative contracts of $38.0 million, which includes $1.8 million in cash settlements received on derivative contracts. In 2016, Alta Mesa recognized a net loss on its derivative contracts of $40.5 million, which includes $88.7 million in cash settlements received on derivative contracts. In 2015, Alta Mesa recognized a net gain on its derivative contracts of $124.1 million, which includes $106.9 million in cash settlements received for derivative contracts.

The objective of Alta Mesa’s hedging program is that, over time, the combination of settlement gains and losses from derivative contracts with ordinary oil, natural gas and natural gas liquids revenues will produce relative revenue stability. However, in the short term, both settlements and fair value changes in Alta Mesa’s derivative contracts can significantly impact its results of operations, and Alta Mesa’s management expects these gains and losses to continue to reflect changes in oil and natural gas prices.

As of September 30, 2017, Alta Mesa hedged approximately 73% of its forecasted production of proved developed producing reserves through 2019 at weighted average annual floor prices ranging from $3.18 per MMBtu to $4.43 per MMBtu for natural gas and $50.00 per Bbl to $51.37 per Bbl for oil. If oil and/or natural gas prices continue to decline for an extended period of time, Alta Mesa may be unable to replace expiring hedge contracts or enter new contracts for additional oil and natural gas production at favorable prices.

Depressed oil and natural gas prices have impacted Alta Mesa’s earnings by necessitating impairment write-downs in some of its properties, either directly by decreasing the market values of the properties, or indirectly, by lowering rates of return on oil and natural gas development projects and increasing the chance of impairment write-downs. Alta Mesa recorded non-cash impairment expenses of $29.2 million and $14.2 million for the nine months ended September 30, 2017 and 2016, respectively. In the first nine months of 2017 and 2016, write-downs were primarily due to downward revisions in proved reserves in some fields and the effects of decreased prices for oil, natural gas and natural gas liquids. In the first nine months of 2017, Alta Mesa’s impairments were primarily related to its non-core areas. Further declines in oil and/or natural gas prices may result in additional impairment expenses. Alta Mesa recorded non-cash impairment expenses of $16.3 million, $176.8 million and $74.9 million during the years ended December 31, 2016, 2015 and 2014, respectively. The 2016 write-downs were primarily due to downward revisions in proved reserves in some fields and decreased prices for oil, natural gas and natural gas liquids. Alta Mesa’s impairments were primarily related to its oil and gas properties. For further information, see “—Results of Operations: Year Ended December 31, 2016 Compared to Year Ended December 31, 2015—Impairment Expense.”

The primary factors affecting Alta Mesa’s production levels are capital availability, the effectiveness and efficiency of its production operations, the success of its drilling program and its inventory of drilling prospects. In addition, Alta Mesa faces the challenge of natural production declines. Alta Mesa attempts to overcome this natural decline primarily through development of its existing undeveloped reserves, enhanced completions and well recompletions and other enhanced recovery methods. Alta Mesa’s future growth will depend on its ability to continue to add reserves in excess of production. Alta Mesa’s ability to add reserves through drilling and other development techniques is dependent on its capital resources and can be limited by many factors, including its ability to timely obtain drilling permits and regulatory approvals. Any delays in drilling, completing or connecting its new wells to gathering lines will negatively affect Alta Mesa’s production, which will have an adverse effect on its revenues and, as a result, cash flow from operations.

Factors Affecting the Comparability of Future Financial Results of Silver Run Attributable to Alta Mesa to the Historical Financial Results of Alta Mesa

The future results of operations of Silver Run attributable to Alta Mesa may not be comparable to Alta Mesa’s historical results of operations for the periods presented, primarily for the reasons described below:

•	The historical consolidated financial statements of Alta Mesa included in this proxy statement are based on the financial statements of Alta Mesa prior to its transfer of all its non-STACK assets and related liabilities to its existing owners (other than the Riverstone Contributor), which will occur prior to the Closing. Accordingly, these assets will not be a part of Alta Mesa following the business combination. As a result, the historical financial data may not give you an accurate indication of what Alta Mesa’s actual results would have been if the transfer had been completed at the beginning of the periods presented or of what Alta Mesa’s future results of operations are likely to be.

•	In connection with the business combination, Alta Mesa will enter into the Tax Receivable Agreement with SRII Opco and the Initial Limited Partners. This agreement generally provides for the payment by Silver Run of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that it actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain tax basis increases resulting from the exchange of SRII Opco Common Units for Class A Common Stock (or, under certain circumstances, cash) pursuant to the redemption right or our right to effect a direct exchange of SRII Opco Common Units under the SRII Opco LPA, other than such tax basis increases allocable to assets held by Kingfisher or otherwise used in Kingfisher’s midstream business, and (ii) interest paid or deemed to be paid by us as a result of, and additional tax basis arising from, any payments we make under the Tax Receivable Agreement. Silver Run will retain the benefit of the remaining 15% of these cash savings. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Agreements Related to the Alta Mesa Contribution Agreement—Tax Receivable Agreement.”

•	We anticipate that we will account for the effects of these increases in tax basis and payments for such increases under the Tax Receivable Agreement arising from future exchanges as follows:

•	we do not anticipate recording a liability in connection with the Tax Receivable Agreement upon completion of the business combination as we do not expect there to be any exchanges of SRII Opco Common Units at such time;

•	when future sales or exchanges occur, we will record a debit to the deferred taxes on the balance sheet for the gross amount of the income tax effect along with an offset of 85% of this liability as payable under the Tax Receivable Agreement; the remaining difference between the deferred tax and tax receivable agreement liability will be recorded as additional paid-in capital; and

•	to the extent we have recorded a deferred tax asset for an increase in tax basis to which a benefit is no longer expected to be realized due to lower future taxable income, we will reduce the deferred tax asset with a valuation allowance.

Additionally, our pro forma results of operations include the following significant adjustments related to Alta Mesa’s operations as compared to the historical results of operations of Alta Mesa:

•	Operating Revenues. Alta Mesa expects that its oil, natural gas and natural gas liquid operating revenues will initially be lower as compared to historical data, primarily due to the Alta Mesa non-STACK Assets Divestiture to transpire prior to the Closing; however, Alta Mesa anticipates the reduction to be partially offset by continued development of its STACK assets and the addition of the Alta Mesa JV Wells Contribution.

•	Lease and Plant Operating Expense. Alta Mesa’s lease and plant operating expense will be significantly less than its historical results primarily due to the divestiture of its non-STACK assets. Alta Mesa anticipates that its future lease and plant operating expenses will remain lower than its historical operations as a result of its centralized operating area that contains new or existing efficient production infrastructure, including saltwater disposal pipelines, managed by experienced operating personnel.

•	Production and Ad Valorem Taxes. Alta Mesa’s production taxes included in our pro forma results of operations are significantly lower than the production taxes included in its historical financial statements as a result of the decline in oil, natural gas and natural gas liquids revenues. In addition, ad valorem taxes are not assessed on Alta Mesa’s STACK assets.

•	Depletion, Depreciation and Amortization. Alta Mesa’s depletion, depreciation and amortization (“DD&A”) included in our pro forma results of operations is significantly lower than the DD&A in its historical financial statements as a result of proportionately larger reserve volumes and longer reserve life of Alta Mesa’s STACK assets than the expected production volumes as compared to its non-STACK assets.

•	Impairment Expense. Alta Mesa’s impairment expense included in our pro forma results of operations is significantly lower than the impairment expenses in its historical financial statements as almost all of the historical impairment expense was a result of a write-down of Alta Mesa’s non-STACK assets, including the Weeks Island Area, located in Iberia and St. Mary Parish, Louisiana and natural gas fields in South Texas, East Texas and South Louisiana.

•	General and Administrative Expense. We will incur certain additional general and administrative expenses (“G&A”) related to being a publicly traded company. In connection with the Closing, we will enter into a management services agreement for operational, management and administrative services provided to the Alta Mesa Contributor and its affiliates for the divested non-STACK assets under which we will have the right to recoup certain actual expenses. The expense reimbursement will be recorded as an offset to G&A. We will also charge a monthly management fee of $10,000 that will be recorded as Other Revenue in our consolidated statements of operations.

•	Provision for Federal Income Taxes. As a corporation, under the Code, we are subject to federal income taxes at a statutory rate of 35% of pretax earnings. This is a significant change from Alta Mesa’s historical results since it is a limited partnership and therefore not subject to federal income taxes. We do not expect to report any income tax benefit or expense upon the consummation of the business combination. We anticipate a future increase in deferred tax liability for the flow through income from SRII Opco to us based on enacted federal and state tax rates.

Recent Activity

Contribution from Affiliate and Repayment of Senior Secured Term Loan Facility

On November 10, 2016, High Mesa contributed $300 million in cash from an investment from Bayou City to Alta Mesa, and Alta Mesa used such proceeds to repay (a) all amounts outstanding under its second lien senior secured term loan and (b) amounts owed under its senior secured revolving credit facility.

Repurchase and Redemption of 9.625% Senior Notes due 2018

On November 30, 2016, Alta Mesa commenced a tender offer for any and all of its outstanding $450 million 9.625% senior notes due 2018 (the “2018 Notes”). The tender offer expired on December 7, 2016 and on December 8, 2016 Alta Mesa paid for the aggregate principal amount of the 2018 Notes validly tendered. In connection therewith, Alta Mesa caused to be deposited, with Wells Fargo Bank, National Association, the trustee for the 2018 Notes (the “Trustee”), funds sufficient to redeem any 2018 Notes that remained outstanding on December 8, 2016. On December 20, 2016, the Trustee executed a satisfaction and discharge (the

“Satisfaction and Discharge”) of the indenture relating to the 2018 Notes. The Satisfaction and Discharge, among other things, discharged the indenture and Alta Mesa’s obligations thereunder. As a result of the tender offer and redemption, Alta Mesa repurchased and redeemed its $450 million outstanding 2018 Notes for an aggregate cost of $459.4 million, including accrued interest and fees, for the year ended December 31, 2016.

Issuance of 7.875% Senior Notes due 2024

On December 8, 2016, Alta Mesa and its wholly owned subsidiary, Alta Mesa Finance Services Corp. (together with Alta Mesa, the “Issuers”), issued $500.0 million in aggregate principal amount of the 2024 Notes, which resulted in aggregate net proceeds to Alta Mesa of $491.3 million, after deducting commissions and offering expenses. Alta Mesa used the proceeds from the issuance of the 2024 Notes to fund the repurchase and redemption of the 2018 Notes as described above. The remainder of the proceeds were used to repay a portion of Alta Mesa’s indebtedness under its senior secured revolving credit facility.

Sixth Amended and Restated Agreement of Limited Partnership

On August 16, 2017, Alta Mesa GP, the Alta Mesa Contributor and the Riverstone Contributor entered into a Sixth Amended and Restated Agreement of Limited Partnership (the “Amended Partnership Agreement”) of Alta Mesa Holdings, LP. The Amended Partnership Agreement reflects, among other things, certain changes in the ownership of Alta Mesa, and provides for certain preemptive rights, tag-along rights, and drag-along rights for the limited partners. In connection with Amended Partnership Agreement, the existing limited partners of Alta Mesa transferred their interests in Alta Mesa to the Alta Mesa Contributor. The Amended Partnership Agreement also reflects the admission of the Riverstone Contributor and the Alta Mesa Contributor to the partnership as limited partners, and provides for certain distribution rights for the Class A and Class B Limited Partners (as defined therein) with respect to the STACK and non-STACK assets.

The Riverstone Contributor was admitted as a limited partner in connection with its $200 million capital contribution to Alta Mesa on August 17, 2017, in exchange for limited partner interests in Alta Mesa. Alta Mesa used all of the capital contribution to pay down its senior secured revolving credit facility.

Fifth Amended and Restated Limited Liability Company Agreement

On August 16, 2017, the owners of Alta Mesa GP entered into a Fifth Amended and Restated Limited Liability Company Agreement, which was amended to, among other things, show certain changes in the ownership of Alta Mesa GP and reflect that the holders of Class A Units (as defined therein) are entitled to 100% of the economic rights with respect to Alta Mesa GP and the holders of Class B Units (as defined therein) are entitled to 100% of the voting rights with respect to Alta Mesa GP.

Recent Acquisitions and Divestitures

Bayou City Joint Development Agreement

In January 2016, Alta Mesa entered into a joint development agreement with BCE, a fund advised by Bayou City, to fund a portion of Alta Mesa’s drilling operations and to allow Alta Mesa to accelerate development of its STACK acreage. The drilling program will fund the development of 80 wells, in four tranches of 20 wells each.

On December 31, 2016, High Mesa purchased from BCE and contributed interests in 24 producing wells drilled under the joint development agreement. Under the joint development agreement with Alta Mesa, BCE has committed to fund 100% of Alta Mesa’s working interest share up to a maximum of an average of $3.2 million in drilling and completion costs per well for any tranche. Alta Mesa is responsible for any drilling and completion costs exceeding this aggregate limit. In exchange for the payment of drilling and completion costs, BCE receives 80% of Alta Mesa’s working interest in each wellbore, which BCE Interest will be reduced to 20% of Alta

Mesa’s initial working interest upon BCE achieving a 15% internal rate of return on the wells within in a tranche and automatically further reduced to 12.5% of Alta Mesa’s initial interest upon BCE achieving a 25% internal rate of return. Following the completion of each joint well, Alta Mesa and BCE will each bear their respective proportionate working interest share of all subsequent costs and expenses related to such joint well. As of September 30, 2017, 43 additional joint wells have been drilled or spudded leaving 37 joint wells to be drilled under the joint development agreement. Of the approximately 113 gross wells Alta Mesa plans to drill in 2017, approximately 35 of such wells are expected to be drilled under the joint development agreement.

Kingfisher County, Oklahoma, Leasehold Acquisition

On July 6, 2015, Alta Mesa acquired approximately 19,000 net acres of undeveloped leasehold interest in Kingfisher County, Oklahoma. The consideration for the purchase was approximately $46.2 million and is subject to customary purchase price adjustments. The effective date of the acquisition is April 1, 2015. The purchase was funded with borrowings under Alta Mesa’s senior secured revolving credit facility.

Alta Mesa Eagle, LLC Divestiture

On September 30, 2015, Alta Mesa closed the sale of all the membership interests in Alta Mesa Eagle, LLC that held all of Alta Mesa’s remaining non-operated oil and natural gas producing properties located in the Eagle Ford shale play in Karnes County, Texas to EnerVest Energy Institutional Fund XIV-A, L.P. and EnerVest Energy Institutional Fund XIV-WIC, L.P. pursuant to a purchase and sale agreement dated September 16, 2015. The effective date of the transaction was July 1, 2015 (the “Eagle Ford Divestiture”).

Pursuant to the agreement, the aggregate cash sale price was $125 million, subject to certain adjustments, consisting of a $118 million initial payment paid at closing, and additional contingent payments of approximately $7 million in the aggregate. As of December 31, 2015, Alta Mesa received net proceeds of $122 million, including $4 million of customary purchase price adjustments, and recognized a preliminary gain of approximately $67.6 million. Cash received was utilized to pay down borrowings under Alta Mesa’s senior secured revolving credit facility.

As of July 1, 2015, Alta Mesa’s estimated net proved reserves sold were approximately 7.8 MMBOE. As a result of the Eagle Ford Divestiture, Alta Mesa no longer owns any assets in the Eagle Ford shale play.

Results of Operations

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table sets forth certain operating information with respect to Alta Mesa’s oil, natural gas and natural gas liquids operations for the periods indicated:

	Nine Months Ended
	September 30, 2017	September 30, 2016	Increase (Decrease)	% Change
	(in thousands, except average sales prices and unit costs)
Summary Operating Information:
Net Production:
Oil (MBbls)	3,533	2,985	548	18%
Natural gas (MMcf)	14,073	10,017	4,056	40%
Natural gas liquids (MBbls)	995	691	304	44%
Total oil equivalent (MBOE)	6,873	5,346	1,527	29%
Average daily oil production (MBOE per day)	25.2	19.5	5.7	29%

	Nine Months Ended
	September 30, 2017	September 30, 2016	Increase (Decrease)	% Change
	(in thousands, except average sales prices and unit costs)
Average Sales Price:
Oil (per Bbl) including settlements of derivative contracts	$48.25	$64.60	$(16.35)	(25)%
Oil (per Bbl) excluding settlements of derivative contracts	48.01	38.78	9.23	24%
Natural gas (per Mcf) including settlements of derivative contracts	2.81	2.70	0.11	4%
Natural gas (per Mcf) excluding settlements of derivative contracts	2.68	2.02	0.66	33%
Natural gas liquids (per Bbl) including settlements of derivative contracts	22.14	14.67	7.47	51%
Natural gas liquids (per Bbl) excluding settlements of derivative contracts	22.93	14.62	8.31	57%
Combined (per BOE) including settlements of derivative contracts	33.75	43.02	(9.27)	(22)%
Combined (per BOE) excluding settlements of derivative contracts	33.49	27.34	6.15	22%
Hedging Activities:
Settlements of derivatives (paid) received, oil	$846	$77,085	$(76,239)	(99)%
Settlements of derivatives (paid) received, natural gas	1,719	6,724	(5,005)	(74)%
Settlements of derivatives (paid), natural gas liquids	(790)	30	(820)	N/A
Summary Financial Information
Revenues and Other
Oil	$169,611	$115,778	$53,833	46%
Natural gas	37,780	20,277	17,503	86%
Natural gas liquids	22,814	10,109	12,705	126%
Other revenues	274	358	(84)	(23)%
Gain on sale of assets	—	3,723	(3,723)	(100)%
Gain on acquisition of oil and natural gas properties	6,893	—	6,893	100%
Gain (loss) on derivative contracts	38,024	(23,970)	61,994	259%

Total Operating Revenues and Other	275,396	126,275	149,121	118%
Expenses
Lease and plant operating expense	49,836	45,222	4,614	10%
Marketing and transportation expense	21,566	8,140	13,426	165%
Production and ad valorem taxes	8,812	8,021	791	10%
Workover expense	5,112	3,242	1,870	58%
Exploration expense	19,930	15,304	4,626	30%
Depreciation, depletion and amortization expense	80,082	66,857	13,225	20%
Impairment expense	29,206	14,238	14,968	105%
Accretion expense	1,447	1,615	(168)	(10)%
General and administrative expense	35,534	32,909	2,625	8%
Interest expense, net	38,189	51,581	(13,392)	(26)%
Provision for state income taxes	285	107	178	166%

Net Loss	$(14,603)	$(120,961)	$106,358	88%

Average Unit Costs per BOE:
Lease and plant operating expense	$7.25	$8.46	$(1.21)	(14)%
Marketing and transportation expense	3.14	1.52	1.62	107%
Production and ad valorem tax expense	1.28	1.50	(0.22)	(15)%
Workover expense	0.74	0.61	0.13	21%
Exploration expense	2.90	2.86	0.04	1%
Depreciation, depletion and amortization expense	11.65	12.51	(0.86)	(7)%
General and administrative expense	5.17	6.16	(0.99)	(16)%

Revenues

Oil revenues

Oil revenues in the nine months ended September 30, 2017 increased $53.8 million, or 46%, to $169.6 million from $115.8 million in the corresponding period in 2016. The increase in revenue was primarily attributable to an increase in average price as well as an increase in production. The average price of oil exclusive of derivative contract settlements increased $9.23 per Bbl, or 24%, in the first nine months of 2017 compared to the first nine months of 2016, resulting in an increase in oil revenues of approximately $32.6 million. When including the effects of derivative contract settlements, the overall price decreased 25% from $64.60 per Bbl in the first nine months of 2016 to $48.25 per Bbl in the first nine months of 2017. The overall price included settlement of oil derivative contracts prior to contract expiry of approximately $0.9 million in the first nine months of 2017 compared to $56.0 million of similar settlements of oil derivative contracts in the corresponding period in 2016. Production increased 548 MBbls, resulting in an increase of $21.2 million in oil revenues. The oil production volume increase was primarily due to new production from wells coming online in the STACK of 943 MBbls, partially offset by a decrease in production in the Weeks Island Area and other non-STACK areas of 390 MBbls due to a natural decline in production.

Natural gas revenues

Natural gas revenues in the nine months ended September 30, 2017 increased $17.5 million, or 86%, to $37.8 million from $20.3 million in the same period of 2016. The increase in natural gas revenue was primarily attributable to an increase in average price as well as an increase in production during the first nine months of 2017. The average price of natural gas exclusive of derivative contract settlements increased $0.66 per Mcf in the first nine months of 2017, resulting in an increase in natural gas revenues of approximately $9.3 million. When including the effects of derivative contract settlements, the overall price increased 4% from $2.70 per Mcf in the first nine months of 2016 to $2.81 per Mcf in the first nine months of 2017. The overall price in the first nine months of 2016 includes $2.4 million we received related to settlement of several of our natural gas derivative contracts prior to contract expiry. Production increased 4.1 Bcf, resulting in an increase of $8.2 million in natural gas revenues. The natural gas volume increase was primarily due to new production from wells coming online in the STACK of 5.1 Bcf as natural gas is produced in association with oil.

Natural gas liquids revenues

Natural gas liquids revenues increased $12.7 million, or 126%, during the first nine months of 2017 to $22.8 million from $10.1 million in the same period of 2016. The increase in natural gas liquids revenue was attributable to an increase in higher average price as well as an increase in processed volumes during the first nine months of 2017. The average price of natural gas liquids exclusive of derivative contract settlements increased $8.31 per Bbl or 57% in the first nine months of 2017 compared to the first nine months of 2016, resulting in an increase in natural gas liquids revenues of $8.3 million. The overall price including derivative contract settlements increased 51% from $14.67 per Bbl in the first nine months of 2016 to $22.14 per Bbl in the first nine months of 2017. Production increased 304 MBbls from 691 MBbls to 995 MBbls, resulting in an increase of $4.4 million in natural gas liquids revenue. The natural gas liquids volume is predominately in the STACK where natural gas liquids processed volumes increased 321 MBbls.

Gain on sale of assets

Gain on sale of assets was a gain of $3.7 million in the first nine months of 2016, primarily due to the sale of certain non-core assets.

Gain on acquisition of oil and natural gas properties

Gain on acquisition of oil and natural gas properties was a gain of $6.9 million in the first nine months of 2017, primarily related to the acquisition of STACK oil and natural gas properties. The fair market value of proven reserves exceeded the allocated purchase price of those assets acquired. The acquisition of Brown and Borelli, et al resulted in a bargain purchase gain of approximately $5.3 million as a result of timing from the execution of the purchase and sale agreement to the closing date of the acquisition at which time the value of the underlying properties increased substantially due to increased proved reserves. The Setanta acquisition resulted in a bargain purchase gain of approximately $1.6 million as a result of the seller’s financial distress and needing to dispose of the underlying properties for cash in an expedited manner which resulted in a below market purchase price.

Gain (loss) on derivative contracts

Gain (loss) on derivative contracts was a gain of $38.0 million in the first nine months of 2017 as compared to a loss of $24.0 million during the same period in 2016. The fluctuation from period to period was due to the volatility of oil, natural gas and natural gas liquid prices and changes in Alta Mesa’s outstanding hedge contracts during these periods. The $24.0 million loss in the first nine months of 2016 is inclusive of $83.8 million in settlements received on derivative contracts of which $58.4 million were from settlements of oil and natural gas derivative contracts prior to contract expiry. The $38.0 million gain in the first nine months of 2017 is inclusive of $1.8 million in settlements received on derivative contracts of which $0.9 million were from settlements of oil and natural gas derivative contracts prior to contract expiry.

Expenses

Lease and plant operating expense

Lease and plant operating expense increased $4.6 million or 10% in the first nine months of 2017 as compared to the first nine months of 2016, to $49.8 million from $45.2 million. The increase is primarily due to an increase in compression, chemical, field services and salt water disposal fees of $4.7 million. On a per unit basis, lease and plant operating expense was $7.25 per BOE and $8.46 per BOE in the first nine months of 2017 and 2016, respectively.

Marketing and transportation expense

Marketing and transportation expense increased $13.4 million to $21.5 million in the first nine months of 2017 as compared to $8.1 million in the first nine months of 2016. The increase was primarily due to increased throughput for Alta Mesa’s properties in the STACK at the Kingfisher processing facility commissioned during the second quarter of 2016. In addition, the increase was due to a higher marketing and transportation fee charged to provide effective gathering, efficient processing and assurance that Alta Mesa’s production will continue to flow as the activity in the basin expands at the Kingfisher processing facility. On a per unit basis, marketing and transportation expense was $3.14 per BOE and $1.52 per BOE in the first nine months of 2017 and 2016, respectively.

Production and ad valorem taxes

Production and ad valorem taxes increased $0.8 million, or 10%, to $8.8 million in the first nine months of 2017, as compared to $8.0 million in the first nine months of 2016. The increase was primarily due to an increase in production taxes of $1.3 million as a result of the increase in oil, natural gas and natural gas liquids revenues partially offset by a decrease in ad valorem leaves $0.5 million. Production taxes increased from $6.6 million in the first nine months of 2016 to $7.9 million in the first nine months of 2017.

Workover expense

Workover expense increased $1.9 million during the first nine months of 2017, as compared to the first nine months of 2016. This expense varies depending on activities in the field and is attributable to several properties.

Exploration expense

Exploration expense includes dry hole costs, the costs of Alta Mesa’s geology department, costs of geological and geophysical (“G&G”) data, expired leases, plug and abandonment expenditures, and delay rentals. Exploration expense increased $4.6 million to $19.9 million in the first nine months of 2017, as compared to $15.3 million in the first nine months of 2016. The increase was primarily due to an increase in expired leasehold and settlements of Alta Mesa’s asset retirement obligation in excess of its estimate of $4.1 million, and an increase of dry hole expense of $2.0 million, partially offset by a decrease in G&G seismic expense of $1.4 million.

Depreciation, depletion and amortization expense

DD&A expense increased from $66.9 million in the first nine months of 2016 to $80.1 million in the first nine months of 2017. DD&A is a function of capitalized costs of proved properties, proved reserves and production by field. In addition, the impairment of proved properties in the third quarter of 2017 and in previous periods and an increase in proved reserves contributed to the lowered depletable base and rate in the first nine months of 2017.

Impairment expense

Impairment expense increased from $14.2 million in the first nine months of 2016 to $29.2 million in the first nine months of 2017. This expense varies with the results of exploratory and development drilling, and also with well performance, declines in commodity price and other factors that may render some fields uneconomic, resulting in impairment. Impairment expense in the first nine months of 2017 and 2016 were primarily write-downs in Alta Mesa’s non-STACK areas.

Accretion expense

Accretion expense is related to Alta Mesa’s obligation for retirement of oil and natural gas wells and facilities. Alta Mesa records these liabilities when it places the assets in service, using discounted present values of the estimated future obligation. Alta Mesa then records accretion of the liabilities as they approach maturity. Accretion expense was $1.4 million and 1.6 million in each of the first nine months of 2017 and 2016, respectively.

General and administrative expense

G&A expense increased $2.6 million in the first nine months of 2017 to $35.5 million from $32.9 million in the first nine months of 2016. The increase is primarily due to the non-recurring consulting fees attributable to the Alta Mesa Contribution Agreement during the first nine months of 2017 of approximately $2.5 million and settlement expense of $3.8 million. In addition, information systems maintenance fees increased $1.3 million. These increases were partially offset by a decrease in salary and benefits of $2.1 million including prior period performance bonus accrual adjustments, and a decrease in legal fees of $3.1 million. During the first nine months of 2016, legal fees included non-recurring tender offer fees of $1.8 million. On a per unit basis, general and administrative expenses were $5.17 per BOE and $6.16 per BOE in the first nine months of 2017 and 2016, respectively.

Interest expense, net

Interest expense, net decreased from $51.6 million in the first nine months of 2016 to $38.2 million in the first nine months of 2017. The interest on Alta Mesa’s senior unsecured notes decreased $3.3 million due to the repurchase and redemption of the 2018 Notes by issuing $500 million aggregate principal amount of the 2024 Notes. In addition, interest including amortization of deferred financing cost on Alta Mesa’s senior secured term loan decreased $9.2 million as Alta Mesa retired its $125 million secured term loan during the fourth quarter of 2016.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table sets forth certain operating information with respect to Alta Mesa’s oil, natural gas and natural gas liquids operations for the periods indicated:

	Year Ended		Increase (Decrease)	% Change
	2016	2015
	(in thousands, except average sales prices and unit costs)
Summary Operating Information:
Net Production:
Oil (MBbls)	4,001	4,203	(202)	(5)%
Natural gas (MMcf)	13,959	11,900	2,059	17%
Natural gas liquids (MBbls)	956	678	278	41%
Total oil equivalent (MBOE)	7,284	6,865	419	6%
Average daily oil production (MBOE per day)	19.9	18.8	1.1	6%
Average Sales Price:
Oil (per Bbl) including settlements of derivative contracts	$61.53	$67.73	$(6.20)	(9)%
Oil (per Bbl) excluding settlements of derivative contracts	40.91	47.54	(6.63)	(14)%
Natural gas (per Mcf) including settlements of derivative contracts	2.68	4.43	(1.75)	(40)%
Natural gas (per Mcf) excluding settlements of derivative contracts	2.22	2.57	(0.35)	(14)%
Natural gas liquids (per Bbl) including settlements of derivative contracts	16.04	16.01	0.03	N/A
Natural gas liquids (per Bbl) excluding settlements of derivative contracts	16.38	16.01	0.37	2%
Combined (per BOE) including settlements of derivative contracts	41.05	50.73	(9.68)	(19)%
Combined (per BOE) excluding settlements of derivative contracts	28.87	35.15	(6.28)	(18)%
Hedging Activities:
Settlements of derivatives received, oil	$82,522	$84,856	$(2,334)	(3)%
Settlements of derivatives received, natural gas	6,500	22,093	(15,593)	(71)%
Settlements of derivatives (paid), natural gas liquids	(333)	—	(333)	N/A
Summary Financial Information
Operating Revenues and Other
Oil	$163,677	$199,799	$(36,122)	(18)%
Natural gas	30,953	30,621	332	1%
Natural gas liquids	15,663	10,864	4,799	44%
Other revenues	415	682	(267)	(39)%
Gain on sale of assets	3,542	67,781	(64,239)	(95)%
Gain (loss) on derivative contracts	(40,460)	124,141	(164,601)	(133)%

Total Operating Revenues and Other	173,790	433,888	(260,098)	(60)%
Expenses
Lease and plant operating expense	56,893	67,706	(10,813)	(16)%
Marketing and transportation expense	13,326	4,030	9,296	231%
Production and ad valorem taxes	10,750	15,131	(4,381)	(29)%
Workover expense	4,714	6,511	(1,797)	(28)%
Exploration expense	24,777	42,718	(17,941)	(42)%
Depreciation, depletion and amortization expense	92,901	143,969	(51,068)	(35)%
Impairment expense	16,306	176,774	(160,468)	(91)%
Accretion expense	2,174	2,076	98	5%
General and administrative expense	41,758	44,454	(2,696)	(6)%
Interest expense, net	59,990	61,750	(1,760)	(3)%
Loss on extinguishment of debt	18,151	—	18,151	N/A
Provision for (benefit from) state income taxes	(29)	562	(591)	(105)%

Net Loss	$(167,921)	$(131,793)	$(36,128)	(27)%

Average Unit Costs per BOE:
Lease and plant operating expense	$7.81	$9.86	$(2.05)	(21)%
Marketing and transportation expense	1.83	0.59	1.24	210%
Production and ad valorem tax expense	1.48	2.20	(0.72)	(33)%
Workover expense	0.65	0.95	(0.30)	(32)%
Exploration expense	3.40	6.22	(2.82)	(45)%
Depreciation, depletion and amortization expense	12.75	20.97	(8.22)	(39)%
General and administrative expense	5.73	6.48	(0.75)	(12)%

Revenues

Oil revenues

Oil revenues for the year ended December 31, 2016 decreased $36.1 million, or 18%, to $163.7 million in 2016 from $199.8 million in 2015. The decrease in oil revenue was primarily attributable to lower prices as well as decreased production volumes. The average price of oil exclusive of settlements of derivative contracts decreased 14% in 2016 resulting in a decrease in oil revenues of approximately $26.5 million. The average price inclusive of settlements of derivative contracts decreased 9% from $67.73 per Bbl in 2015 to $61.53 per Bbl in 2016. A decrease in production of 202 MBbls, or 5% resulted in an approximate $9.6 million decrease in oil revenues. The decrease in oil volumes was primarily due to the Eagle Ford Divestiture in the third quarter of 2015 of 430 MBbls and natural production decline at the Weeks Island Area of 293 MBbls. This decrease was partially offset by new production from the STACK, which increased 564 MBbls, from 2,006 MBbls in 2015 to 2,570 MBbls in 2016.

Natural gas revenues

Natural gas revenues for the year ended December 31, 2016 increased $0.3 million, or 1%, to $30.9 million in 2016 from $30.6 million in 2015. The increase in natural gas revenue was attributable to increased production volumes partially offset by lower prices during 2016. An increase in production of 2.1 Bcf, or 17% resulted in an increase in natural gas revenues of approximately $5.3 million in 2016 as compared to 2015. The increase in natural gas volumes was attributable to new production from the STACK, which increased 3.9 Bcfe, from 4.3 Bcfe in 2015 to 8.2 Bcfe in 2016. This increase was partially offset by natural production decline at the Weeks Island Area of 825 MMcf and the Eagle Ford Divestiture in the third quarter of 2015 of 415 MMcf. The average price of natural gas exclusive of settlements of derivative contracts decreased 14% in 2016 resulting in a decrease in natural gas revenues of approximately $5.0 million. The average price inclusive of settlements of derivative contracts decreased 40% from $4.43 per Mcf in 2015 to $2.68 per Mcf in 2016.

Natural gas liquids revenues

Natural gas liquids revenues for the year ended December 31, 2016 increased $4.8 million, or 44% to $15.7 million in 2016 from $10.9 million in 2015. The increase in natural gas liquids revenue was primarily attributable to increased volumes as well as an increase in prices. An increase in volumes of 278 MBbls or 41% resulted in an increase in natural gas liquids revenue of $4.4 million in 2016 as compared to 2015. The increase in natural gas liquid volumes was due primarily to an increase in output in the STACK, which increased 324 MBbls, from 499 MBbls in 2015 to 823 MBbls in 2016. This increase was partially offset by lower volumes due to the Eagle Ford Divestiture in the third quarter of 2015 of 84 MBbls. The average price of natural gas liquids exclusive of settlements of derivative contracts increased 2%, from $16.01 per Bbl in 2015 to $16.38 per Bbl in 2016 resulting in an increase in natural gas liquids revenue of $0.4 million.

Other revenues

Other revenues were $0.4 million during 2016 as compared to $0.7 million during 2015. The decrease was partially the result of a decrease in income from gas processing fees, as well as a decrease in pipeline revenue.

Gain on sale of assets

Gain on sale of assets was a gain of $3.5 million in 2016 as compared to a gain of $67.8 million in 2015. The sale of South Louisiana properties in 2016 resulted in a gain of $3.5 million. The Eagle Ford Divestiture in the third quarter of 2015 resulted in a gain of $67.6 million.

Gain (loss) on derivative contracts

Gain (loss) on derivative contracts was a loss of $40.5 million inclusive of derivative settlements received of $88.7 million in 2016 as compared to a gain of $124.1 million inclusive of derivative settlements received of

$106.9 million in 2015. The significant fluctuation from period to period is due to the volatility of oil and natural gas prices and changes in Alta Mesa’s outstanding hedge contracts during these periods.

Expenses

Lease and plant operating expense

Lease and plant operating expense decreased $10.8 million to $56.9 million, or 16%, in 2016 as compared to $67.7 million in 2015. The decrease was primarily due to lower salt water disposal costs, and a decrease in repairs, maintenance, and field services, totaling $10.3 million. On a per unit basis, lease and plant operating expense decreased 21% from $9.86 to $7.81 per BOE for 2015 and 2016, respectively.

Marketing and transportation expense

Marketing and transportation expense increased $9.3 million to $13.3 million in 2016 as compared to $4.0 million in 2015. The increase was primarily in the STACK due to increased throughput at the Kingfisher processing facility beginning in the second quarter of 2016. In addition, the increase was due to a higher marketing and transportation fee charged for utilizing a more efficient facility at the Kingfisher plant. On a per unit basis, marketing and transportation expense increased from $0.59 to $1.83 per BOE for 2015 and 2016, respectively.

Production and ad valorem taxes

Production and ad valorem taxes decreased $4.4 million to $10.7 million, or 29%, for 2016, as compared to $15.1 million for 2015. Production taxes decreased $4.3 million primarily due to the decrease in oil revenues. Ad valorem taxes decreased $0.1 million. On a per unit basis, the production and ad valorem taxes decreased from $2.20 to $1.48 per BOE for 2015 and 2016, respectively.

Workover expense

Workover expense decreased $1.8 million to $4.7 million from $6.5 million for 2016 and 2015, respectively. This expense varies depending on activities in the field and is attributable to many different properties.

Exploration expense

Exploration expense includes the costs of Alta Mesa’s geology department, costs of geological and geophysical data, delay rentals, expired leases, and dry holes. Exploration expense decreased $17.9 million to $24.8 million in 2016 from $42.7 million in 2015. The decrease in exploration expense was primarily due to decreases in dry hole expense of $22.3 million and partially offset by an increase in expired leasehold of $4.6 million. As of December 31, 2016, Alta Mesa’s property, plant, and equipment balance includes $2.1 million in exploratory well costs which are deferred, pending determination of proved reserves. Such costs will be charged to exploration expense if the wells are ultimately classified as dry holes.

Depreciation, depletion and amortization

DD&A decreased $51.1 million to $92.9 million for 2016 as compared to $144.0 million for 2015. On a per unit basis, this expense decreased 39% from $20.97 to $12.75 per BOE for 2015 and 2016, respectively. The rate is a function of capitalized costs of proved properties, proved reserves and production by field.

Impairment expense

Impairment expense decreased $160.5 million to $16.3 million in 2016 from $176.8 million in 2015. This non-cash expense varies with the results of exploratory and development drilling, as well as with well performance and price declines which may render some projects uneconomic, resulting in impairment. See “Critical Accounting Policies and Estimates—Impairment” below for more details related to impairment. Certain developed fields were impaired due to downward revisions in reserves based on lower commodity prices, performance or development drilling results that were below expectations. The impairments in 2016 were primarily due to write-downs in developed fields, most notably in the Northwest, East Texas and South Louisiana, totaling $15.4 million. The impairments in 2015 were primarily due to write-downs of both unproved oil and gas costs and developed fields, primarily the Weeks Island Area, the STACK, East Texas and South Louisiana, totaling $167.8 million.

Accretion expense

Accretion expense is related to Alta Mesa’s obligation for retirement of oil and natural gas wells and facilities. Alta Mesa records these liabilities when it places the assets in service, using discounted present values of the estimated future obligation. Alta Mesa then records accretion of the liabilities as they approach maturity. Accretion expense was $2.2 million and $2.1 million in 2016 and 2015, respectively.

General and administrative expense

G&A expense decreased $2.7 million to $41.8 million in 2016 from $44.5 million in 2015. The decrease was primarily due to lower litigation settlement expenses recorded in 2016 as compared to 2015 of $5.3 million, partially offset by an increase in salaries, benefits and deferred compensation of $2.6 million in 2016. On a per unit basis, G&A expenses decreased 12% from $6.48 to $5.73 per BOE for 2015 and 2016, respectively.

Interest expense, net

Interest expense, net decreased $1.8 million to $60.0 million in 2016 from $61.8 million in 2015. The decrease was primarily due to the repurchase and redemption of the 2018 Notes during the fourth quarter of 2016, which decreased interest costs. These decreases were partially offset by an increase in interest expense related to Alta Mesa’s senior secured revolving credit facility and second lien senior secured term loan. The second lien senior secured term loan was repaid in full during the fourth quarter of 2016. Interest expense incurred on Alta Mesa’s borrowings under its senior secured revolving credit facility increased $1.4 million due to an increase in average outstanding balance. Interest expense incurred on Alta Mesa’s borrowing under its second lien senior secured term loan increased $3.0 million as Alta Mesa recognized almost a full year of interest expense and additional amortized deferred financing costs of $0.3 million as compared to the prior year. Alta Mesa entered into the second lien senior secured term loan during the second quarter of 2015.

Loss on extinguishment of debt

Loss on extinguishment of debt was $18.2 million in 2016. During the fourth quarter of 2016, Alta Mesa repurchased an aggregate principal amount of its $450.0 million outstanding 2018 Notes for an aggregate cost of $459.4 million, including accrued interest and fees. Alta Mesa recognized a loss related to the repurchase of $13.5 million, which included unamortized discount and unamortized deferred financing costs write-offs of $4.1 million. In addition, Alta Mesa repaid all amounts outstanding under the second lien senior secured term loan of $127.7 million, which includes accrued interest and a prepayment premium of $2.5 million. Alta Mesa recognized a loss related to the repayment of $4.7 million, which included unamortized deferred financing costs write-offs of $2.0 million.

Results of Operations

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table sets forth certain operating information with respect to Alta Mesa’s oil, natural gas and natural gas liquids operations for the periods indicated:

	Year Ended		Increase (Decrease)	% Change
	2015	2014
	(in thousands, except average sales prices and unit costs)
Summary Operating Information:
Net Production:
Oil (MBbls)	4,203	3,770	433	11%
Natural gas (MMcf)	11,900	14,449	(2,549)	(18)%
Natural gas liquids (MBbls)	678	537	141	26%
Total oil equivalent (MBOE)	6,865	6,715	150	2%
Average daily oil production (MBOE per day)	18.8	18.4	0.4	2%
Average Sales Price:
Oil (per Bbl) including settlements of derivative contracts	$67.73	$93.38	$(25.65)	(27)%
Oil (per Bbl) excluding settlements of derivative contracts	47.54	92.27	(44.73)	(48)%
Natural gas (per Mcf) including settlements of derivative contracts	4.43	4.87	(0.44)	(9)%
Natural gas (per Mcf) excluding settlements of derivative contracts	2.57	4.50	(1.93)	(43)%
Natural gas liquids (per Bbl) excluding settlements of derivative contracts(1)	16.01	34.04	(18.03)	(53)%
Combined (per BOE) including settlements of derivative contracts	50.73	65.62	(14.89)	(23)%
Combined (per BOE) excluding settlements of derivative contracts	35.15	64.20	(29.05)	(45)%
Hedging Activities:
Settlements of derivatives received, oil	$84,856	$4,187	$80,669	1,927%
Settlements of derivatives received, natural gas	22,093	5,306	16,787	316%
Summary Financial Information
Operating Revenues and Other
Oil	$199,799	$347,842	$(148,043)	(43)%
Natural gas	30,621	65,002	(34,381)	(53)%
Natural gas liquids	10,864	18,281	(7,417)	(41)%
Other revenues	682	1,003	(321)	(32)%
Gain on sale of assets	67,781	87,520	(19,739)	(23)%
Gain on derivative contracts	124,141	96,559	27,582	29%

Total Operating Revenues and Other	433,888	616,207	(182,319)	(30)%
Expenses
Lease and plant operating expense	67,706	64,686	3,020	5%
Marketing and transportation expense	4,030	9,134	(5,104)	(56)%
Production and ad valorem taxes	15,131	28,214	(13,083)	(46)%
Workover expense	6,511	8,961	(2,450)	(27)%
Exploration expense	42,718	61,912	(19,194)	(31)%
Depreciation, depletion and amortization expense	143,969	141,804	2,165	2%
Impairment expense	176,774	74,927	101,847	136%
Accretion expense	2,076	2,198	(122)	(6)%
General and administrative expense	44,454	69,198	(24,744)	(36)%
Interest expense, net	61,750	55,797	5,953	11%
Provision for state income taxes	562	176	386	219%

Net Income (Loss)	$(131,793)	$99,200	$(230,993)	(233)%

	Year Ended		Increase (Decrease)	% Change
	2015	2014
	(in thousands, except average sales prices and unit costs)
Average Unit Costs per BOE:
Lease and plant operating expense	$9.86	$9.63	$0.23	2%
Marketing and transportation expense	0.59	1.36	(0.77)	(57)%
Production and ad valorem tax expense	2.20	4.20	(2.00)	(48)%
Workover expense	0.95	1.33	(0.38)	(29)%
Exploration expense	6.22	9.22	(3.00)	(33)%
Depreciation, depletion and amortization expense	20.97	21.12	(0.15)	(1)%
General and administrative expense	6.48	10.30	(3.82)	(37)%

(1)	Alta Mesa entered into derivative contracts for natural gas liquids in the fourth quarter of 2015. The derivative contracts for natural gas liquids became effective in 2016.

Revenues

Oil revenues

Oil revenues for the year ended December 31, 2015 decreased $148.0 million, or 43%, to $199.8 million from $347.8 million for 2014. The decrease in revenue was attributable to lower average prices partially offset by increased production volumes. The average price of oil exclusive of settlements of derivative contracts decreased 48% in 2015; the overall price including settlements of derivative contracts decreased 27% from $93.38 per Bbl in 2014 to $67.73 per Bbl in 2015 resulting in a decrease in oil revenues of approximately $188.0 million, partially offset by an increase in production of 433 MBbls, or 11% resulting in an approximately $40.0 million increase in oil revenues. This increase was primarily due to new production from the STACK, which increased 934 MBbls, from 1,072 MBbls in 2014 to 2,006 MBbls in 2015, partially offset by lower sales volume due to the Eagle Ford Divestiture in the third quarter of 2015 and natural production decline at Weeks Island Area.

Production from Alta Mesa’s Eagleville field decreased 383 MBbls from 815 MBbls in 2014 to 432 MBbls in 2015, and its Weeks Island Area decreased 61 MBbls from 1,505 MBbls in 2014 to 1,444 MBbls in 2015.

Natural gas revenues

Natural gas revenues for the year ended December 31, 2015 decreased $34.4 million, or 53%, to $30.6 million from $65 million for 2014. The decrease in natural gas revenue was attributable to lower average prices during 2015 as well as decreased production volumes. The average price of natural gas exclusive of settlements of derivative contracts decreased 43% in 2015 resulting in a decrease in natural gas revenues of approximately $22.9 million. The overall price including settlements of derivative contracts decreased 9% from $4.87 per Mcf in 2014 to $4.43 per Mcf in 2015. A decrease in production of 2.5 Bcf, or 18% resulted in a decrease in natural gas revenues of approximately $11.5 million in 2015 compared to 2014. The decline was due to an emphasis on liquids-rich assets in Alta Mesa’s capital spending. The decrease in production was attributable to the sale of Alta Mesa’s remaining working interests in the Hilltop field in the third quarter of 2014. The Hilltop field produced 2.8 Bcf in 2014. In addition, production decreased 3.8 Bcf in East Texas and 0.6 Bcf in South Texas, partially offset by an increase in production in the STACK of 2.2 Bcf.

Natural gas liquids revenues

Natural gas liquids revenues decreased during 2015 to $10.9 million from $18.3 million for 2014. Alta Mesa’s average price decreased by 53%, from $34.04 per Bbl in 2014 to $16.01 per Bbl in 2015, partially offset by a 26% increase in volumes from 537 MBbls in 2014 to 678 MBbls in 2015. The decline in prices was due to increased supply of natural gas liquids as a result of increased liquids-targeted drilling. The increase in volume was due primarily to an increase in production in the STACK during 2015 of 184 MBbls, partially offset by lower sales volumes due to the Eagle Ford Divestiture in the third quarter of 2015.

Other revenues

Other revenues were $0.7 million during 2015 as compared to $1.0 million during 2014. The decrease was partially the result of a decrease in income from gas processing fees, as well as a decrease in pipeline revenue.

Gain on sale of assets

Gain on sale of assets was a gain of $67.8 million in 2015 as compared to a gain of $87.5 million in 2014. The Eagle Ford Divestiture in 2015 resulted in a gain of $67.6 million. The divestiture of a portion of Alta Mesa’s oil and gas properties in Eagleville field and the divestiture of the remainder of its Hilltop Field properties during 2014 resulted in a gain of $72.5 million and $15.9 million, respectively.

Gain on derivative contracts

Gain on derivative contracts was a gain of $124.1 million for 2015 as compared to a gain of $96.6 million for 2014. The significant fluctuation from period to period was due to the volatility of oil and natural gas prices and changes in Alta Mesa’s outstanding hedging contracts during these periods.

Expenses

Lease and plant operating expense

Lease and plant operating expense increased $3.0 million to $67.7 million in 2015 as compared to $64.7 million in 2014. On a per unit basis, lease and plant operating expense increased 2% from $9.63 to $9.86 per BOE for 2014 and 2015, respectively. The increase was primarily due to higher field services, rental equipment, and compression expense, totaling $6.9 million. The increase was partially offset by a decrease in chemical and fuel usage and salt water disposal of $3.7 million.

Marketing and transportation expense

Marketing and transportation expense decreased $5.1 million to $4.0 million in 2015 from $9.1 million in 2014. The decrease was primarily due to the Eagle Ford Divestiture and the divestiture of the remainder of Alta Mesa’s Hilltop Field properties during 2014. Hilltop Field properties produced primarily dry gas. On a per unit basis, marketing and transportation expense decreased 57% from $1.36 to $0.59 per BOE for 2014 and 2015, respectively.

Production and ad valorem taxes

Production and ad valorem taxes decreased $13.1 million to $15.1 million, or 46%, for 2015, as compared to $28.2 million for 2014. Production taxes decreased $11.6 million primarily due to the decrease in oil and natural gas revenues. Ad valorem taxes decreased $1.5 million primarily due to the Eagle Ford Divestiture in the third quarter of 2015 and the sale of Alta Mesa’s Hilltop field in the third quarter of 2014. On a per unit basis, the production and ad valorem taxes decreased 48% from $4.20 to $2.20 per BOE for 2014 and 2015, respectively.

Workover expense

Workover expense decreased $2.5 million to $6.5 million from $9.0 million for 2015 and 2014, respectively. This expense varies depending on activities in the field and is attributable to many different properties.

Exploration expense

Exploration expense includes the costs of Alta Mesa’s geology department, costs of geological and geophysical data, delay rentals, expired leases and dry holes. Exploration expense decreased $19.2 million to

$42.7 million for 2015 from $61.9 million for 2014. The decrease in exploration expense was primarily due to decreases in G&G seismic expenditures of $11.7 million, dry hole expense of $7.6 million and plug and abandonment expenditures of $2.2 million, partially offset by an increase in delay rentals and expired leasehold of $2.2 million. As of December 31, 2015, Alta Mesa’s property, plant and equipment balance includes $6.0 million in exploratory well costs which are deferred, pending determination of proved reserves. Such costs will be charged to exploration expense if the wells are ultimately classified as dry holes.

Depreciation, depletion and amortization

DD&A increased $2.2 million to $144.0 million for 2015 as compared to an expense of $141.8 million for 2014. On a per unit basis, this expense decreased 1% from $21.12 to $20.97 per BOE for 2014 and 2015, respectively. The rate is a function of capitalized costs of proved properties, proved reserves and production by field.

Impairment expense

Impairment expense increased $101.9 million to $176.8 million in 2015 from $74.9 million in 2014. This non-cash expense varies with the results of exploratory and development drilling, as well as with well performance and price declines which may render some projects uneconomic, resulting in impairment. See “—Critical Accounting Policies and Estimates—Impairment” below for more details related to impairment. The increase in impairment expense was primarily due to a 47% decrease in the 12-month weighted average price for oil and a 41% decrease in the 12-month weighted average price for natural gas at December 31, 2015.

The impairments in 2015 were primarily due to write-downs of both unproved oil and gas costs and developed fields. The primary prospects impaired were in South Texas of approximately $4.1 million and Weeks Island Area of approximately $0.6 million. Several developed fields were impaired due to downward revisions in reserves based on lower commodity prices, performance or development drilling results that were below expectations. The most significant of these were in Weeks Island Area of $129.1 million, the STACK of $15.7 million, South Louisiana of $9.4 million and East Texas of $8.9 million.

Accretion expense

Accretion expense is related to Alta Mesa’s obligation for retirement of oil and natural gas wells and facilities. Alta Mesa records these liabilities when it places the assets in service, using discounted present values of the estimated future obligation. Alta Mesa then records accretion of the liabilities as they approach maturity. Accretion expense was $2.1 million and $2.2 million in 2015 and 2014, respectively.

General and administrative expense

G&A expense decreased $24.7 million to $44.5 million in 2015 from $69.2 million in 2014. The decrease was primarily due to non-recurring capital restructuring expenditures of $13.9 million in 2014, as well as a bonus accrual reduction of $9.9 million and a decrease in deferred compensation expense of $1.8 million in 2015. This decrease was partially offset by an increase in accrued settlement expense of $2.6 million. On a per unit basis, G&A expenses decreased 37% from $10.30 to $6.48 per BOE for 2014 and 2015, respectively.

Interest expense, net

Interest expense, net increased $6.0 million to $61.8 million in 2015 from $55.8 million in 2014. This increase was primarily due to incurred interest expense of $6.2 million and amortization of deferred financing costs of $0.5 million, related to the second lien senior secured term loan that Alta Mesa entered into during 2015. The increase in interest expense was partially offset by an increase in interest income of $0.7 million and lower interest expense of $0.1 million on Alta Mesa’s senior secured revolving credit facility due to a lower average balance outstanding.

Liquidity and Capital Resources

Alta Mesa’s principal requirements for capital are to fund its day-to-day operations, its exploration and development activities and to satisfy its contractual obligations, primarily for the payment of debt interest and any amounts owed during the period related to Alta Mesa’s hedging positions.

Alta Mesa’s 2016 capital budget was primarily focused on the development of its STACK and Weeks Island Area properties through exploitation and development. Alta Mesa spent approximately $226 million in 2016 for exploration and development, including acquisitions, of which over 90% was allocated to its STACK operations and the Weeks Island Areas. The revised capital expenditures for 2016 reflected Alta Mesa’s plans to drill wells that were funded through the joint development agreement with BCE for the remainder of the year. Alta Mesa reduced its capital expenditures for 2016 from 2015 levels in response to the continued depressed oil prices and to preserve liquidity. Alta Mesa’s future drilling plans, plans of its drilling operators and capital budgets are subject to change based upon various factors, some of which are beyond Alta Mesa’s control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, actions of Alta Mesa’s operators, gathering system and pipeline transportation constraints and regulatory approvals. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production, revenues and cash flows. Additionally, if Alta Mesa curtails its drilling program, it may lose a portion of its acreage through lease expirations. However, because a large percentage of Alta Mesa’s acreage is held by production, Alta Mesa has the ability to materially increase or decrease its drilling and recompletion budget in response to market conditions with decreased risk of losing significant acreage. In addition, Alta Mesa may be required to reclassify some portion of its reserves currently booked as proved undeveloped reserves to no longer be proved reserves if such a deferral of planned capital expenditures means Alta Mesa will be unable to develop such reserves within five years of their initial booking.

Alta Mesa funded its 2016 capital expenditures predominantly with cash flows from operations, drilling and completion of capital funded through its joint development agreement with BCE and capital contributions from an affiliate, supplemented by borrowings under its senior secured revolving credit facility and the issuance of the 2024 Notes. In connection with the final sale of preferred stock to Bayou City in October 2016, High Mesa contributed $300 million in cash from the Bayou City investment to Alta Mesa. In November 2016, Alta Mesa repaid all amounts outstanding under its second lien senior secured term loan agreement with such proceeds and paid down amounts owed under its senior secured revolving credit facility, providing additional liquidity. Alta Mesa strives to maintain financial flexibility and may access capital markets as necessary to facilitate drilling on its large undeveloped acreage position and permit it to selectively expand its acreage position. In the event Alta Mesa’s cash flows are materially less than anticipated and other sources of capital Alta Mesa has historically utilized are not available on acceptable terms, Alta Mesa may curtail its capital spending.

Alta Mesa anticipates a capital budget for 2017 of $375.0 million, which includes acquisitions, of which over 95% is allocated to develop Alta Mesa’s STACK properties. For the nine months ended September 30, 2017, Alta Mesa has been funded approximately $92.7 million from BCE under the joint development agreement. Alta Mesa’s 2017 capital expenditure budget is subject to change based on various market conditions, including changes in commodities prices and drilling costs. Alta Mesa has expended approximately $299.5 million of its capital budget through September 30, 2017.

The Riverstone Contributor was admitted as a limited partner in connection with its $200 million capital contribution to Alta Mesa on August 17, 2017, in exchange for limited partner interests in Alta Mesa. Alta Mesa used all of the capital contribution to pay down its senior secured revolving credit facility. In addition, in connection with the Closing, Silver Run will contribute an additional $400 million to Alta Mesa. Alta Mesa believes its cash flows provided by operating activities, cash on hand and availability under its senior secured revolving credit facility will provide Alta Mesa with the financial flexibility and wherewithal to meet its cash requirements, including normal operating needs, and pursue its currently planned 2017 development drilling activities. However, future cash flows are subject to a number of variables, including the level of oil and natural gas production and prices, and significant additional capital expenditures will be required to more fully develop Alta Mesa’s properties and acquire additional properties. Alta Mesa cannot provide any assurances that operations and other needed capital will be available on acceptable terms, or at all.

Senior Notes

On November 30, 2016, Alta Mesa commenced a tender offer for any and all outstanding 2018 Notes. The tender offer expired on December 7, 2016, and on December 8, 2016, Alta Mesa paid for the aggregate principal amount of the 2018 Notes validly tendered. In connection therewith, Alta Mesa caused to be deposited with the Trustee funds sufficient to redeem any 2018 Notes that remained outstanding on December 8, 2016. On December 20, 2016, the Trustee executed the Satisfaction and Discharge, which, among other things, discharged the indenture and Alta Mesa’s obligations thereunder.

On December 8, 2016, the Issuers issued $500 million in aggregate principal amount of the 2024 Notes to Wells Fargo Securities, LLC and other initial purchasers for resale to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to eligible purchasers outside of the United States pursuant to Regulation S under the Securities Act.

Alta Mesa’s net proceeds, after deducting offering expenses, were approximately $491 million. Alta Mesa used the net proceeds of the offering as follows:

•	approximately $386 million was used to fund the payment of tendered and accepted 2018 Notes in the tender offer to purchase the $450 million aggregate principal amount of the 2018 Notes, and fees and expenses thereof;

•	approximately $73 million was used to pay the redemption price of the 2018 Notes that remained outstanding after consummation of the tender offer; and

•	the remainder was used to repay a portion of Alta Mesa’s existing indebtedness under its senior secured revolving credit facility.

The 2024 Notes are fully and unconditionally guaranteed on a senior unsecured basis by Alta Mesa’s subsidiaries (the “Subsidiary Guarantors”), and will be guaranteed by Alta Mesa’s future domestic restricted subsidiaries, other than certain immaterial subsidiaries. The terms of the 2024 Notes are governed by the indenture, dated as of December 8, 2016 (the “Indenture”), by and among the Issuers, the Subsidiary Guarantors and U.S. Bank, N.A., as trustee.

The 2024 Notes will mature on December 15, 2024, and interest is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2017. At any time prior to December 15, 2019, Alta Mesa may, from time to time, redeem up to 35% of the aggregate principal amount of the 2024 Notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the 2024 Notes remains outstanding after such redemption and the redemption occurs within 120 days of the closing date of such equity offering. At any time prior to December 15, 2019, Alta Mesa may, on any one or more occasions, redeem all or part of the 2024 Notes for cash at a redemption price equal to 100% of their principal amount of the 2024 Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. On and after December 15, 2019, Alta Mesa may redeem the 2024 Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 105.906% for the 12-month period beginning on December 15, 2019, 103.938% for the 12-month period beginning December 15, 2020, 101.969% for the 12-month period beginning on December 15, 2021 and 100.000% beginning on December 15, 2022, plus accrued and unpaid interest, if any, to the date of redemption.

Upon the occurrence of a change of control and, in certain instances, a rating downgrade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services within 90 days thereafter, each holder of the 2024 Notes may require Alta Mesa to repurchase all or a portion of the 2024 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2024 Notes, plus accrued and unpaid interest, if any, to the date of repurchase. Because certain existing owners of Alta Mesa and SRII Opco will enter into an amended and restated voting agreement with respect to the voting interests in Alta Mesa GP, the transaction with Silver Run is not expected to constitute a change of control under the indenture governing the 2024 Notes. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Proposal Agreements Related to the Alta Mesa Contribution Agreement—Voting Agreement.”

The 2024 Notes and the related guarantees are the Issuers’ and the Subsidiary Guarantors’ unsecured, senior obligations. Accordingly, they will rank equal in right of payment to all of Alta Mesa’s existing and future senior indebtedness; senior in right of payment to all of Alta Mesa’s existing and future indebtedness that is expressly subordinated to the 2024 Notes or the respective guarantees; effectively subordinated to all of Alta Mesa’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including amounts outstanding under Alta Mesa’s senior secured revolving credit facility; and structurally subordinated to all existing and future indebtedness and obligations of any of Alta Mesa’s subsidiaries that do not guarantee the 2024 Notes.

The Indenture contains certain covenants limiting the Issuers’ ability and the ability of the restricted subsidiaries to, under certain circumstances, prepay subordinated indebtedness, pay distributions, redeem stock or make certain restricted investments; incur indebtedness; create liens on the Issuers’ assets to secure debt; restrict dividends, distributions or other payments; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries; effect a consolidation or merger; and change Alta Mesa’s line of business.

The Indenture contains customary events of default, including:

•	default in any payment of interest on the 2024 Notes when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on the 2024 Notes when due;

•	failure by the Issuers or any Subsidiary Guarantor to comply with its obligations under the Indenture;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Issuers or restricted subsidiaries;

•	certain events of bankruptcy, insolvency or reorganization of the Issuers or restricted subsidiaries; and

•	failure by the Issuers or certain subsidiaries that would constitute a payment of final judgment aggregating in excess of $20.0 million.

Senior Secured Revolving Credit Facility

Alta Mesa has a $750 million senior secured revolving credit facility currently subject to a $315.0 million borrowing base limit with Wells Fargo Bank, National Association, as the administrative agent. Alta Mesa’s senior secured revolving credit facility does not permit it to borrow funds if at the time of such borrowing, after giving pro forma effect to the application of funds from the borrowing, Alta Mesa has in deposit accounts available cash in excess of $25 million. Alta Mesa’s senior secured revolving credit facility also does not permit it to borrow funds if at the time of such borrowing Alta Mesa is not in pro forma compliance with its financial covenants.

As of September 30, 2017, Alta Mesa has outstanding $75.1 million of borrowings under the senior secured revolving credit facility and has $5.3 million of outstanding letters of credit reimbursement obligations.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest, payable quarterly. Alta Mesa has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the rate appearing on the Reuters Reference LIBOR01 page as the London Interbank Offered Rate (“LIBOR”), for deposits in dollars at 11:00 a.m. (London, England time) for one, three, or six months plus an applicable margin ranging from 275 to 375 basis points if Alta Mesa’s leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of its borrowing base utilized, and ranging from 300 to 400 basis points if its leverage ratio exceeds 3.25 to 1.00. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 1%, plus an applicable margin ranging from 175 to 275 basis points if Alta Mesa’s leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of its borrowing base utilized, and ranging from 200 to 300 basis points if its leverage ratio exceeds 3.25 to 1.00. The next scheduled redetermination of Alta Mesa’s borrowing base is in November 2017. Alta Mesa’s borrowing base may be reduced in connection with the next redetermination of its borrowing base. The amounts outstanding under the senior secured revolving credit facility are secured by first priority liens on substantially all of Alta Mesa’s oil and natural gas properties and associated assets and all of the stock of Alta Mesa’s material operating subsidiaries that are guarantors of the senior secured revolving credit facility. If an event of default occurs under the senior secured revolving credit facility, the administrative agent will have the right to proceed against the pledged capital stock and take control of substantially all of Alta Mesa’s and its material operating subsidiaries that are guarantors’ assets.

Alta Mesa’s senior secured revolving credit facility contains restrictive covenants that may limit its ability to, among other things, incur additional indebtedness, sell assets, guaranty or make loans to others, make investments, enter into mergers, make certain payments and distributions, enter into or be party to hedge agreements, amend its organizational documents, incur liens and engage in certain other transactions without the prior consent of the lenders. Alta Mesa’s senior secured revolving credit facility permits it to make distributions in any fiscal quarter so long as the amount of distributions made in such fiscal quarter does not exceed its excess cash flow from the immediately preceding fiscal quarter, no event of default exists, before and after giving effect to such distribution, Alta Mesa’s pro forma leverage ratio is less than 3.00 to 1.00 and before and after giving effect to such distribution the unused commitment amounts available under its senior secured revolving credit facility is at least 20% of the commitments in effect. As of September 30, 2017, the covenants of Alta Mesa’s senior secured revolving credit facility prohibit Alta Mesa from making any distributions.

The senior secured revolving credit facility also requires Alta Mesa to maintain the following two financial ratios:

•	a current ratio, tested quarterly, of Alta Mesa’s consolidated current assets to its consolidated current liabilities of not less than 1.0 to 1.0 as of the end of each fiscal quarter; and

•	a leverage ratio, tested quarterly, commencing with the fiscal quarter ended December 31, 2016, of Alta Mesa’s consolidated debt (other than obligations under hedge agreements) as of the end of such fiscal quarter to its consolidated EBITDAX over the four quarter period then ended of not greater than 4.0 to 1.0.

Alta Mesa intends to amend its senior secured revolving credit facility in connection with the Closing to, among other things, permit the business combination.

Cash Flows Provided by Operating Activities

Operating activities provided cash of $55.5 million during the nine months ended September 30, 2017 as compared to $7.5 million during the comparable period in 2016, resulting in an increase in cash of $48.0 million. The increase in operating cash flows was attributable to various factors. Cash-based items of net loss including revenues (exclusive of unrealized commodity gains or losses), operating expenses and taxes, general and administrative expenses, and the cash portion of our interest expense, resulted in a net decrease of approximately

$10.9 million in the first nine months of 2017. Changes in restricted cash, working capital and other assets and liabilities resulted in an increase of $58.9 million in the first nine months of 2017 as compared to the corresponding period in 2016.

Operating activities provided cash of $131.4 million in 2016, as compared to $144.0 million in 2015. The $12.6 million decrease in operating cash flows was attributable to various factors. Cash-based items of net income, including revenues (exclusive of unrealized commodity gains or losses), operating expenses and taxes. G&A expenses and the cash portion of Alta Mesa’s interest expense resulted in a net decrease of approximately $36.1 million in earnings and a negative impact on cash flow. The changes in Alta Mesa’s working capital accounts provided $27.8 million in cash as compared to having provided $4.5 million in cash in 2015.

Operating activities provided cash of $144.0 million in 2015, as compared to $184.9 million in 2014. The $40.9 million decrease in operating cash flows was attributable to various factors. Cash-based items of net income, including revenues (exclusive of unrealized commodity gains or losses), operating expenses and taxes. G&A expenses and the cash portion of Alta Mesa’s interest expense resulted in a net decrease of approximately $43.2 million in earnings and a negative impact on cash flow. The changes in Alta Mesa’s working capital accounts provided $4.5 million as compared to having provided $2.2 million in cash in 2014.

Cash Flows Provided by (Used in) Investing Activities

Investing activities used cash of $301.1 million during the nine months ended September 30, 2017 as compared to cash used by investing activities of $147.8 million during the comparable period of 2016. Capital expenditures for property and equipment, including acquisitions used cash of $299.5 million and $149.2 million in the first nine months of 2017 and 2016, respectively. Sales of properties provided proceeds of $1.4 million in the first nine months of 2016. In addition, Alta Mesa entered into an interest bearing promissory note receivable with its affiliate Northwest Gas Processing, LLC for approximately $1.5 million during the first nine months of 2017. See Note 14 to Alta Mesa’s condensed consolidated financial statements entitled “Related Party Transactions.”

Investing activities used cash of $224.3 million for the year ended December 31, 2016 as compared to $105.8 million for the year ended December 31, 2015. The increase in cash used in investing activities was primarily related to proceeds from the sale of property in 2015 of approximately $141.4 million. The increase in cash used for investing activities was partially offset by decreased expenditures for drilling and development and decreased acquisitions in 2016.

Investing activities used cash of $105.8 million for the year ended December 31, 2015 as compared to $189.7 million for the year ended December 31, 2014. The decrease in cash used in investing activities was primarily related to decreased expenditures for drilling and development, partially offset by lower proceeds from the sale of assets and an increase in acquisitions. In 2015, the Eagle Ford Divestiture provided net proceeds of approximately $115.0 million and the acquisition of undeveloped leasehold interests in Oklahoma resulted in a use of cash of $47.4 million. In addition, release of non-invested funds in the restricted cash account, provided cash of $24.6 million.

Cash Flows Provided by (Used In) Financing Activities

Financing activities provided cash of $242.1 million during the nine months ended September 30, 2017 as compared to $139.6 million during the comparable period in 2016. During the first nine months of 2017, Alta Mesa increased its borrowings under its credit facility by approximately $34.4 million (net), and paid $0.2 million of deferred financing costs related to its credit facility and senior notes. In addition, Alta Mesa received approximately $7.9 million in capital contributions from High Mesa and $200 million in capital contributions from the Riverstone Contributor in connection with its admittance as a limited partner. During the first nine months of 2016, Alta Mesa drew down $141.9 million on its credit facility and deposited the cash in a controlled account pursuant to its credit facility. Alta Mesa paid down its credit facility by approximately $1.5 million and it paid $0.8 million of deferred financing costs related to its credit facility.

Financing activities provided cash of $91.2 million during 2016 as compared to cash used of $30.6 million during 2015, an increase of $121.8 million. During 2016, Alta Mesa used proceeds from the issuance of the 2024 Notes of $500.0 million, capital contributions from an affiliate of $303.5 million and borrowings under its senior secured revolving credit facility of $222.6 million to repay $459.4 million on the 2018 Notes, repay $127.7 million on its second lien senior secured term loan and pay down $333.9 million under its senior secured revolving credit facility. In addition, Alta Mesa incurred $13.7 million of deferred financing costs.

Financing activities used cash of $30.6 million during 2015 as compared to $0.4 million during 2014, an increase of $30.2 million. During 2015, Alta Mesa used proceeds from the Eagle Ford Divestiture of $115.0 million and proceeds from the issuance of the second lien senior secured term loan of $121.0 million, net of issuance cost, to reduce the outstanding balance under its senior secured revolving credit facility by $295.0 million. Alta Mesa received $252.5 million in proceeds from long-term debt consisting of $125.0 million under its second lien senior secured term loan and $127.5 million in borrowings under its senior secured revolving credit facility. Alta Mesa made capital distributions of $3.8 million in 2015 as compared to a capital distribution of $0.5 million in 2014. Alta Mesa received capital contributions of $20.0 million from an affiliate in 2015. No contributions were received in 2014. Alta Mesa incurred $4.3 million of deferred financing cost in 2015 related to the borrowing of the second lien senior secured term loan.

Risk Management Activities—Commodity Derivative Instruments

Due to the risk of low oil, natural gas and natural gas liquids prices, Alta Mesa periodically enters into price-risk management transactions (e.g., swaps, collars, puts, calls and financial basis swap contracts) for a portion of its oil, natural gas and natural gas liquids production. In certain cases, this allows Alta Mesa to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. The commodity derivative instruments apply to only a portion of Alta Mesa’s production, and provide only partial price protection against declines in oil, natural gas and natural gas liquids prices, and may partially limit Alta Mesa’s potential gains from future increases in prices. At December 31, 2016, commodity derivative instruments were in place covering approximately 92% of Alta Mesa’s projected oil production, approximately 72% of its natural gas production and approximately 11% of its natural gas liquids production from proved developed properties for 2017.

Contractual Obligations

The following table summarizes Alta Mesa’s contractual obligations as of December 31, 2016:

	Year Ended December 31,
	Total	2017	2018-2019	2020-2021	Thereafter
	(in thousands)
Debt	$567,579	$—	$—	$67,579	$500,000
Interest(1)	327,320	41,000	82,000	86,195	118,125
Operating Leases	11,374	3,956	2,998	3,213	1,207
Drilling rigs(2)	6,285	6,285	—	—	—
Abandonment liabilities(3)	61,504	376	1,094	6,989	53,045

Total	$974,062	$51,617	$86,092	$163,976	$672,377

(1)

Interest includes interest on the outstanding balance under Alta Mesa’s senior secured revolving credit facility maturing in 2020, payable quarterly; on its 2024 Notes, payable semiannually; and on the debt to its founder, which is payable with principal, at maturity in 2021. In November 2016, the debt under Alta Mesa’s senior secured revolving credit facility was amended to extend the maturity from April 2018 to November 2020. The weighted average rate on Alta Mesa’s outstanding borrowings as of December 31,

2016 of 4.00% was utilized to calculate the projected interest for its senior secured revolving credit facility. Projected obligation amounts are based on the payment schedules for interest and are not presented on an accrual basis. In connection with the business combination, Alta Mesa’s debt to its founder will be exchanged for equity interest in the Alta Mesa Contributor.
(2)	The drilling rigs are included at the gross contractual value. Due to Alta Mesa’s various working interests where the drilling rig contracts will be utilized, it is not feasible to estimate a net contractual obligation. Net payments under these contracts are accounted for as capital additions to Alta Mesa’s oil and gas properties and could be less than the gross obligation disclosed. The drillings rigs are utilized in drilling wells that may or may not be included as part of Alta Mesa’s joint development agreement with BCE.
(3)	Represents estimated discounted costs to retire and remove long-lived assets at the end of their operations.

Off-Balance Sheet Arrangements

As of December 31, 2016, Alta Mesa had no guarantees of third-party obligations. Alta Mesa’s off-balance sheet obligations include the obligations under operating leases, the $2.2 million contingent properties payment for properties acquired in 2008 and prior years, and the $1.5 million contingent payment if Alta Mesa decides to forego certain drilling activities. Alta Mesa also has bonds posted in the aggregate amount of $24.0 million, primarily to cover future abandonment costs, and $7.6 million in letters of credit provided under its senior secured revolving credit facility. Alta Mesa typically enters into short-term drilling contracts which are customary in the oil and gas industry. Alta Mesa has no other off-balance sheet arrangements that are reasonably likely to materially affect its liquidity and capital resources.

Alta Mesa has no plans to enter into any additional off-balance sheet arrangements in the foreseeable future.

Critical Accounting Policies and Estimates

The discussion and analysis of Alta Mesa’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP. As used herein, the following acronyms have the following meanings: “FASB” means the Financial Accounting Standards Board; the “Codification” refers to the Accounting Standards Codification, the collected accounting and reporting guidance maintained by the FASB; “ASC” means Accounting Standards Codification and is generally followed by a number indicating a particular section of the Codification; and “ASU” means Accounting Standards Update, followed by an identification number, which are the periodic updates made to the Codification by the FASB.

The preparation of Alta Mesa’s consolidated financial statements requires it to make estimates and assumptions that affect its reported results of operations and the amount of reported assets, liabilities and proved oil and natural gas reserves. Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of Alta Mesa’s consolidated financial statements. Described below are the most significant policies Alta Mesa applies in preparing its consolidated financial statements, some of which are subject to alternative treatments under GAAP, as well as the most significant estimates and assumptions it makes in applying these policies.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires Alta Mesa’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Reserve estimates significantly impact depreciation, depletion and amortization expense and impairments of oil and natural gas properties and are subject to change based on changes in oil and natural gas prices and trends and changes in estimated reserve quantities. Other significant estimates include those related to oil and natural gas reserves, the value of oil and natural gas properties (including acquisition properties), oil and natural gas revenues, bad debts, asset retirement obligations (“ARO”), derivative contracts, state taxes and contingencies and litigation. Alta Mesa bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Alta Mesa reviews estimates and underlying assumptions on a regular basis. Actual results may differ from these estimates.

Property and Equipment

Oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under the successful efforts method, lease acquisition costs and all development costs, including unsuccessful development wells, are capitalized.

Unproved Properties—Acquisition costs associated with the acquisition of leases are recorded as unproved properties and capitalized as incurred. These consist of costs incurred in obtaining a mineral interest or right in a property, such as a lease in addition to options to lease, broker fees, recording fees and other similar costs related to activities in acquiring properties. Unproved properties are classified as unproved until proved reserves are discovered, at which time related costs are transferred to proved oil and natural gas properties.

Exploration Expense—Exploration expenses, other than exploration drilling costs, are charged to expense as incurred. These expenses include seismic expenditures and other geological and geophysical costs, expired leases and lease rentals. The costs of drilling exploratory wells and exploratory-type stratigraphic wells are initially capitalized pending determination of whether the well has discovered proved commercial reserves. If the exploratory well is determined to be unsuccessful, the cost of the well is transferred to expense. Exploratory well drilling costs may continue to be capitalized if the reserve quantity is sufficient to justify completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made.

Proved Oil and Natural Gas Properties—Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing oil and natural gas are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells and service wells, including unsuccessful development wells, are capitalized.

Impairment—The capitalized costs of proved oil and natural gas properties are reviewed at least quarterly for impairment following the guidance provided in ASC 360-10-35, Property, Plant and Equipment, Subsequent Measurement, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group exceeds its fair market value and is not recoverable. The determination of recoverability is based on comparing the estimated undiscounted future net cash flows at a producing field level to the carrying value of the assets. If the future undiscounted cash flows, based on estimates of anticipated production from proved reserves and future crude oil and natural gas prices and operating costs, are lower than the carrying cost, the carrying cost of the asset or group of assets is reduced to fair value. For its proved oil and natural gas properties, Alta Mesa estimates fair value by discounting the projected future cash flows at an appropriate risk-adjusted discount rate.

Unproved properties are assessed at least annually to determine whether they have been impaired. Individually significant properties are assessed for impairment on a property-by-property basis, while individually insignificant unproved leasehold costs may be assessed in the aggregate. If unproved leasehold costs are found to be impaired, an impairment allowance is provided and a loss is recognized in the consolidated statement of operations.

Depreciation, Depletion and Amortization—DD&A of capitalized costs of proved oil and natural gas properties is computed using the unit-of-production method based upon estimated proved reserves. Assets are grouped for DD&A on the basis of reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and PUDs. The reserve base used to calculate DD&A for lease and well equipment costs, which include development costs and successful exploration drilling costs, includes only proved developed reserves.

Revenue Recognition

Alta Mesa recognizes oil, natural gas and natural gas liquids revenues when products are delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured. Alta Mesa uses the sales method of accounting for recognition of natural gas imbalances.

Derivative Financial Instruments

Alta Mesa uses derivative contracts to hedge the effects of fluctuations in the prices of oil, natural gas and natural gas liquids. Alta Mesa accounts for such derivative instruments in accordance with ASC 815, Derivatives and Hedging, which establishes accounting and disclosure requirements for derivative instruments and requires them to be measured at fair value and recorded as assets or liabilities in the consolidated balance sheets.

Under ASC 815, hedge accounting is used to defer recognition of unrealized changes in the fair value of such financial instruments, for those contracts which qualify as fair value or cash flow hedges, as defined in the guidance. Historically, Alta Mesa has not designated any of its derivative contracts as fair value or cash flow hedges.

Accordingly, the changes in fair value of the contracts are included in earnings as “Gain (loss) on derivative contracts.” Cash flows from settlements of derivative contracts are classified as operating cash flows.

Income Taxes

Alta Mesa has elected under the Code provisions to be treated as individual partnerships for tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Accordingly, no tax provision for federal operations taxes is included in the consolidated financial statements.

Alta Mesa is subject to the Texas margin tax, which is considered a state income tax and is included in “Provision for state income tax” on the consolidated statement of operations. Alta Mesa records state income tax (current and deferred) based on taxable income as defined under the rules for the margin tax.

Acquisitions

Acquisitions are accounted for as purchases using the acquisition method of accounting. Accordingly, the results of operations are included in Alta Mesa’s consolidated statements of operations from the closing date of the acquisitions. Purchase prices are allocated to acquired assets and assumed liabilities based on their estimated fair value at the time of the acquisition.

Asset Retirement Obligations

Alta Mesa estimates the present value of future costs of dismantlement and abandonment of its wells, facilities and other tangible, long-lived assets, recording them as liabilities in the period incurred. Alta Mesa follows ASC 410, Asset Retirement and Environmental Obligations. ASC 410 requires that an asset retirement obligation associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred or becomes determinable (as defined by the standard), with an associated increase in the carrying amount of the related long-lived asset. The cost of the tangible asset, including the initially recognized asset retirement cost, is depreciated over the useful life of the asset and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows for abandonment discounted generally at Alta Mesa’s cost of capital at the time of recognition.

Investment

Alta Mesa’s investment consists of a 10.17% ownership interest in a drilling company, Orion Drilling Company, LLC (“Orion”). The investment is accounted for under the cost method and Alta Mesa has recorded $9.0 million of Investment in LLC on the consolidated balance sheets as of December 31, 2016 and 2015. Under this method, Alta Mesa’s share of earnings or losses of the investment are not included in the consolidated statements of operations.

Distributions from Orion are recognized in current period earnings as declared.

Alta Mesa is a part owner of ARM Energy Management, LLC (“AEM”) with an ownership interest of less than 10%. AEM markets Alta Mesa’s oil and natural gas and sells it under short-term contracts generally with month-to-month pricing based on published regional indices, with differentials for transportation, location, and quality taken into account. AEM remits monthly collections of these sales to Alta Mesa, and receives a 1% marketing fee.

Deferred Financing Costs

Alta Mesa capitalizes costs incurred in connection with obtaining financing. These costs are amortized over the term of the related financing using the straight-line method, which approximates the effective interest method. The amortization expense is recorded as a component of interest expense in the consolidated statement of operations.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The update provides guidance concerning the recognition, measurement and disclosure of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet. In August 2015, the FASB issued ASU No. 2015-14, Deferral of the Effective Date (“ASU 2015-14”). ASU 2015-14 deferred the effective date of the new revenue standard by one year, making it effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Alta Mesa has not yet selected a transition method and is currently assessing the impact on the consolidated financial statements. Alta Mesa is continuing to evaluate the provisions of this ASU as it relates to certain sales contracts and in particular as it relates to disclosure requirements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that most equity instruments be measured at fair value with subsequent changes in fair value recognized in net income. ASU 2016-01 also impacts financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. ASU 2016-01 does not apply to equity method investments or investments in consolidated subsidiaries. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. Alta Mesa is currently evaluating the effect that adopting this guidance will have on its financial position, cash flows and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2018. Alta Mesa does not plan to adopt the standard early. Alta Mesa enters into lease agreements to support its operations. These lease agreements are for assets such as office space, vehicles, field services and equipment. Alta Mesa continues to evaluate the impacts of the amendments to its financial statements and accounting practices for leases.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The adoption of this guidance will not impact Alta Mesa’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interests Held through Related Parties That Are under Common Control. This guidance provides an amendment to the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. Alta Mesa has adopted this ASU and there was no current impact to its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statements of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. This ASU is effective for annual and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The adoption of this guidance will not impact Alta Mesa’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. Alta Mesa is currently evaluating the effect that adopting this guidance will have on its financial position, cash flows and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Alta Mesa is exposed to certain market risks that are inherent in its consolidated financial statements that arise in the normal course of business. Alta Mesa may enter into derivative instruments to manage or reduce market risk, but it does not enter into derivative agreements for speculative purposes.

Alta Mesa does not designate these derivative instruments as hedges for accounting purposes. Accordingly, the changes in the fair value of these instruments are recognized currently in earnings.

Commodity Price Risk and Hedges

Alta Mesa’s major market risk exposure is to prices for oil, natural gas and natural gas liquids. These prices have historically been volatile. As such, future earnings are subject to change due to changes in these prices. Realized prices are primarily driven by the prevailing worldwide price for oil and regional prices for natural gas. Alta Mesa has used, and expects to continue to use, oil, natural gas and natural gas liquids derivative contracts to reduce its exposure to the risks of changes in the prices of oil, natural gas and natural gas liquids. Pursuant to its risk management policy, Alta Mesa engages in these activities as a hedging mechanism against low prices and price volatility associated with pre-existing or anticipated sales of oil, natural gas and natural gas liquids.

As of September 30, 2017, Alta Mesa has hedged approximately 73% of its forecasted production from proved developed producing reserves through 2019 at average annual floor prices ranging from $3.18 per MMBtu to $4.43 per MMBtu for natural gas and $50.00 per Bbl to $51.37 per Bbl for oil. Forecasted production from proved reserves is estimated in Alta Mesa’s 2016 Reserve Report using prices, costs and other assumptions required by SEC rules. Alta Mesa’s actual production will vary from the amounts estimated in the report, perhaps materially. Please read the disclosures under “Risk Factors—Risks Related to the Alta Mesa Business—Alta Mesa’s estimated oil and natural gas reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of Alta Mesa’s reserves.”

The fair value of Alta Mesa’s commodity derivative contracts at September 30, 2017 was a net asset of $11.9 million. A 10% increase or decrease in oil, natural gas and natural gas liquids prices with all other factors held constant would result in a decrease or increase, respectively, in the estimated fair value (generally correlated to Alta Mesa’s estimated future net cash flows from such instruments) of its commodity derivative contracts of approximately $23.1 million (decrease in value) or $21.9 million (increase in value), respectively, as of September 30, 2017.

Counterparty and Customer Credit Risk

Alta Mesa’s derivative contracts expose it to credit risk in the event of nonperformance by counterparties. While Alta Mesa does not require counterparties to its derivative contracts to post collateral, Alta Mesa does evaluate the credit standing of such counterparties as it deems appropriate. The counterparties to Alta Mesa’s derivative contracts currently in place have investment grade ratings.

Alta Mesa’s principal exposures to credit risk are through receivables resulting from joint interest receivables and receivables from the sale of its oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of Alta Mesa’s significant customers to meet their obligations to Alta Mesa or their insolvency or liquidation may adversely affect Alta Mesa’s financial results. However, Alta Mesa believes the credit quality of its customers is high.

Joint operations receivables arise from billings to entities that own partial interests in the wells Alta Mesa operates. These entities participate in Alta Mesa’s wells primarily based on their ownership in leases on which Alta Mesa intends to drill. Alta Mesa has little ability to control whether these entities will participate in its wells.

Interest Rates

Alta Mesa is subject to interest rate risk on its variable interest rate borrowings. Although in the past Alta Mesa has used interest rate swaps to mitigate the effect of fluctuating interest rates on interest expense, Alta Mesa currently has no open interest rate derivative contracts. A 1% increase in interest rates would increase annual interest expense on Alta Mesa’s variable rate debt by approximately $0.8 million, based on the balance outstanding as of September 30, 2017.

Inflation

Inflation in the U.S. has been relatively low in recent years and did not have a material impact on Alta Mesa’s results of operations for the years ended December 31, 2016 or 2015. Although the impact of inflation has been insignificant in recent years, it could cause upward pressure on the cost of oilfield services, equipment and G&A expenses.

BUSINESS OF ALTA MESA

The following discussion of Alta Mesa’s business should be read in conjunction with the “Selected Historical Financial Information of Alta Mesa” and the accompanying financial statements of Alta Mesa and related notes included elsewhere in this proxy statement. The following discussion includes information regarding Alta Mesa’s non-STACK assets, which will not be acquired by Silver Run in the business combination.

The estimated proved reserve information for Alta Mesa’s properties as of December 31, 2016 and December 31, 2015 contained in this proxy statement is based on reserve reports relating to Alta Mesa’s properties prepared by Alta Mesa’s internal engineers and audited by Ryder Scott Company, L.P., Alta Mesa’s independent petroleum engineer (such reports being referred to as the “2016 Reserve Report” and “2015 Reserve Report” and, collectively, as the “Reserve Reports”). A copy of each of the Reserve Reports is attached to this proxy statement as Annex H.

Overview

Founded in 1987, Alta Mesa is an independent exploration and production company focused on the development and acquisition of unconventional oil and natural gas reserves in the eastern portion of the Anadarko Basin referred to as the STACK. The STACK is an acronym describing both its location—Sooner Trend Anadarko Basin Canadian and Kingfisher County—and the multiple, stacked productive formations present in the area. The STACK is a prolific hydrocarbon system with high oil and liquids-rich natural gas content, multiple horizontal target horizons, extensive production history and historically high drilling success rates. As of September 30, 2017, Alta Mesa had assembled a highly contiguous position of approximately 130,000 net acres largely in the up-dip, naturally-fractured oil portion of the STACK in eastern Kingfisher County, Oklahoma. As of December 31, 2016, Alta Mesa had 4,196 identified gross horizontal drilling locations, 2,075 of which it expects to operate. These drilling locations are in Alta Mesa’s primary target formations comprised of the Osage, Meramec and Oswego. Alta Mesa continues to opportunistically acquire acreage in its non-operated locations with the goal of operating wells in these locations. As of September 2017, Alta Mesa was operating six horizontal drilling rigs in the STACK with plans to continue to operate that number of rigs through the end of 2017.

Alta Mesa intends to grow its reserves and production through the development of its multi-year inventory of identified drilling locations within the STACK. As of December 31, 2016, Alta Mesa had drilled and completed 112 gross (98.3 net) horizontal wells in the STACK and participated in an additional 70 gross (11.9 net) horizontal wells in the STACK. From 2013 to September 30, 2017, Alta Mesa increased its STACK production at a CAGR of approximately 82%. Alta Mesa increased its leasehold interests from approximately 45,000 net acres in early 2015 to approximately 130,000 net acres as of September 30, 2017 primarily through the acquisition of largely undeveloped leasehold. Alta Mesa had average daily net production in the STACK of approximately 22,300 BOE/d for the month of October 2017 (69% liquids).

Beginning in the early 1990s, Alta Mesa’s STACK operations were focused on vertical wells, waterfloods and analyzing the commercial productivity of the stacked formations on its acreage. Since late 2012, however, Alta Mesa has concentrated on the horizontal development of the Mississippian-age Osage and Meramec formations, as well as the Pennsylvanian-age Oswego formation. Alta Mesa intends to expand this activity with horizontal wells to further develop other formations with demonstrated vertical production, including the Pennsylvanian-age Big Lime, Prue, Skinner, Red Fork and Cherokee Shale; Mississippian-age Manning Lime; Devonian-age Woodford Shale; and Silurian-age Hunton Lime formations.

Alta Mesa considers its operations in the STACK to be in the early phase of a systematic, long-term development program. Alta Mesa’s initial focus has been to delineate the Osage, Meramec and Oswego formations through the drilling of horizontal wells in 10 contiguous townships in Kingfisher County, Oklahoma and one adjacent township in Garfield County, Oklahoma. Alta Mesa has commenced infill development with seven multi-well patterns of three to 10 wells each, given that it expects full development of its leasehold to require multiple wells per drilling unit to maximize economic recovery of oil and natural gas from each formation.

Alta Mesa’s NYMEX net proved reserves in the STACK as of December 31, 2016 were 143.6 MMBOE, representing a 110% increase over 2015 year-end net proved reserves of 68.3 MMBOE. Alta Mesa’s 2015 year-end net proved reserves represent a 147% increase over 2014 year-end net proved reserves of 27.6 MMBOE. The increase in net proved reserves has primarily been driven by continued development of Alta Mesa’s properties and acquired assets that it subsequently drilled and converted into proved reserves in the STACK.

The following charts illustrate Alta Mesa’s net proved reserves and production growth in the STACK for the periods indicated.

Net Proved Reserves and Production Growth

SEC Net Proved Reserves

NYMEX Net Proved Reserves

Net Daily Production(1)

(1)	Production data and the CAGR for the year ended December 31, 2016 include 24 producing wells purchased by High Mesa and contributed to Alta Mesa on December 31, 2016. See “—Bayou City Joint Development Agreement” below.
(2)	Gross operated production continued to grow year-to-date from the second quarter of 2017 to the third quarter of 2017. Net production in the third quarter 2017 was consistent with Alta Mesa’s Unaudited Financial Projections provided to the Company. Net production remained relatively consistent between the second and third quarters of 2017, reflecting a higher proportion of wells drilled in 2017 under Alta Mesa’s joint development agreement with BCE. As of early November 2017, Alta Mesa had drilled or completed 53 wells of a total of 80 contemplated under the joint development agreement with BCE, and expects to drill the remainder of these by the end of 2018. As provided under the joint development agreement, Alta Mesa gives a proportionate 80% working interest in the well bores to BCE in return for BCE funding a proportionate 100% of the drilling and completion costs. BCE’s working interest will be reduced and Alta Mesa’s proportionate working interest will increase upon BCE reaching certain internal rates of return on the wells.
(3)	STACK production CAGR from 2013 to September 30, 2017.

Reserves and Inventory Details

The information with respect to Alta Mesa’s reserves has been prepared in accordance with the rules and regulations of the SEC, except with respect to the table, which provides Alta Mesa’s reserves based on NYMEX forward strip prices for oil and natural gas as explained below. Alta Mesa’s proved reserves as of December 31, 2016 are estimates only and are based on reserve reports prepared by Alta Mesa’s internal engineers and audited by Alta Mesa’s independent petroleum engineer.

SEC Pricing

The following table contains Alta Mesa’s STACK SEC net proved reserves as of December 31, 2016 and net acreage and production as of and for the nine months ended September 30, 2017.

	SEC Proved Reserves (MMBOE) (1)	SEC Pricing PV-10 ($ Millions) (1)	SEC Pricing % Proved Developed (2)	SEC Pricing Liquids% of Total Proved Reserves (2)	Net Acreage (3)	Net Producing Wells (4)	Average Daily Net Production (MBOE/d)
STACK (Horizontal)	126.6	$521.7	23.8%	61.9%	127,424	108.8	18.9
STACK (Vertical)	3.0	$12.8	99.6%	71.1%	—	230.1	1.2
Total	129.6	$534.5	25.6%	62.2%	127,424	338.9	20.1

(1)	SEC total proved reserves and PV-10 were calculated using SEC definitions and oil and natural gas price parameters established by current SEC guidelines and accounting rules based on the unweighted arithmetic average of oil and natural gas prices as of the first day of each of the 12 months ended December 31, 2016. Because Alta Mesa is a partnership and was not subject to federal income taxes, its SEC PV-10, as of December 31, 2016 is the same as its standardized measure of future net cash flows, the most comparable measure under GAAP, which is reduced for the discounted value of estimated future income taxes. Therefore, no provision for federal or state corporate income taxes has been provided because taxable income is passed through to Alta Mesa’s equity holders. However, Silver Run is a corporation subject to federal income tax and its future income taxes will be dependent upon Alta Mesa’s future taxable income. We estimate that the pro forma standardized measure as of December 31, 2016 would have been approximately $442.8 million, as adjusted to give effect to the present value of approximately $91.7 million, of future income taxes as a result of being treated as a corporation for federal income tax purposes. Calculation of SEC PV-10 does not give effect to derivatives transactions. The unweighted arithmetic average prices as of the first of each month during the 12 months ended December 31, 2016 were $42.75 per Bbl of oil and $2.49 per MMBtu of natural gas. The estimated realized prices for natural gas liquids using a $42.75 per Bbl benchmark and adjusted for average differentials were $15.18. Natural gas liquid prices vary depending on the composition of the natural gas liquids basket and current prices for various components thereof, such as butane, ethane, and propane, among others.
(2)	Computed as a percentage of total reserves of the area.
(3)	Includes developed and undeveloped acreage.
(4)	Net producing wells are as of December 31, 2016 and exclude 9.9 DUC wells (9.8 operated, 0.1 non-operated).

NYMEX Pricing

The following table contains Alta Mesa’s STACK NYMEX net proved reserves as of December 31, 2016 using NYMEX strip prices as of December 31, 2016 (as that date was Alta Mesa’s year end and the date on which most key assumptions were settled on with respect to 2016 reserve estimation).

	NYMEX Proved Reserves (MMBOE) (1)	NYMEX Pricing PV-10 ($ Millions) (1)	NYMEX % Proved Developed (2)	NYMEX Liquids% of Total Proved Reserves (2)
STACK (Horizontal)	139.8	$1,172.4	24.2%	61.1%
STACK (Vertical)	3.8	$26.8	99.4%	72.3%
Total	143.6	$1,199.2	26.1%	61.4%

(1)	Alta Mesa’s estimated net proved NYMEX reserves were prepared on the same basis as its SEC reserves, except for the use of pricing based on closing monthly futures prices as reported on the NYMEX for oil and natural gas on December 31, 2016 rather than using the average of the first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. The “NYMEX Pricing” proved reserves were calculated using the following prices for oil and natural gas based on average annual NYMEX forward-month contract pricing in effect on December 31, 2016 to better reflect the market expectations as of that date. For December 31, 2016, the assumed oil price was $56.20 per Bbl in 2017, $56.59 per Bbl in 2018, $56.10 per Bbl in 2019, $56.05 per Bbl in 2020, $56.21 per Bbl in 2021 and $56.51 per Bbl held constant thereafter and the assumed natural gas prices were $3.61 per MMBtu in 2017, $3.14 per MMBtu in 2018, $2.87 per MMBtu in 2019, $2.88 per MMBtu in 2020 and $2.91 per MMBtu in 2021 and $2.93 per MMBtu held constant thereafter. Pricing was adjusted for basis differentials by field based on Alta Mesa’s historical realized prices. The NYMEX Strip Price Proved Reserves are intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with “SEC Pricing” Proved Reserves as outlined above and do not comply with SEC pricing assumptions. Ryder Scott audited Alta Mesa’s reserves at December 31, 2016 in a reserves audit.
(2)	Computed as a percentage of total reserves of the area.

Alta Mesa believes that the presentation of reserve volumes using NYMEX forward strip pricing is informative as they are presented based upon the prices at which the marketplace believes oil and gas will be sold in the future. The price at which Alta Mesa can sell its production in the future is the major determinant of the likely economic producibility of its reserves. Alta Mesa hedges substantial amounts of future production based upon futures prices. In addition, Alta Mesa uses such forward-looking market-based data in developing its drilling plans, assessing its capital expenditure needs and projecting future cash flows. Alta Mesa’s lenders also make borrowing base determinations based upon forward strip pricing.

While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate. Actual future prices may vary significantly from the NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. See “Risk Factors — Risks Related to the Alta Mesa Business — Oil and natural gas prices are highly volatile and depressed prices can significantly and adversely affect Alta Mesa’s financial condition and results of operations,” “Risk Factors — Risks Related to the Alta Mesa Business — Alta Mesa’s estimated proved oil and natural gas reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and present value of Alta Mesa’s reserves,” and “Risk Factors — Risks Related to the Alta Mesa Business — The present value of future net revenues from Alta Mesa’s proved reserves or “PV-10” will not necessarily be the same as the current market value of its estimated proved oil and natural gas reserves” for more information regarding the uncertainty associated with price and reserve estimates.

Drilling Locations

Alta Mesa has a significant multi-year drilling inventory across a number of historically productive formations in the STACK. The table below sets forth the gross horizontal drilling locations that Alta Mesa has identified on its leasehold in its primary target formations and its estimate of additional prospective gross horizontal drilling locations on its leasehold that Alta Mesa has identified, either under downspacing or targeting formations that it has not yet developed with horizontal drilling. However, based upon the results of Alta Mesa’s drilling program and those of other offset operators, it believes significant development opportunities exist in these prospective target formations. See “—Alta Mesa’s Horizontal Drilling Locations” for a more detailed description of Alta Mesa’s methodology in determining its identified and prospective horizontal drilling locations.

Gross Horizontal Drilling Locations in the STACK by Targeted Formations (1)

	Identified Drilling Locations		Prospective Drilling Locations				Combined
	Locations (2)(3)	Average Working Interest (%)	Other Formations Locations (4)	Downspacing Locations (5)	Total Locations	Average Working Interest (Including Downspacing Locations) (%)	Total Locations
Operated(6):
Osage	1,196	72%	—	1,141	1,141	73%	2,337
Meramec	676	74%	—	676	676	74%	1,352
Oswego	203	75%	—	206	206	81%	409
Manning	—	—	168	—	168	75%	168
Other Formations	—	—	1,327	—	1,327	70%	1,327

Total Operated:	2,075	73%	1,495	2,023	3,518	73%	5,593

Drilling Inventory (Years)(7)	14.4	—	10.4	14.0	24.4	—	38.8
Other(6):
Osage .	1,252	15%	—	1,113	1,113	15%	2,365
Meramec	588	15%	—	596	596	15%	1,184
Oswego	281	13%	—	310	310	14%	591
Manning	—	—	316	—	316	14%	316
Other Formations	—	—	2,084	—	2,084	55%	2,084

Total Other:	2,121	15%	2,400	2,019	4,419	28%	6,540

Total Gross Locations	4,196		3,895	4,042	7,937		12,133

(1)	Lateral lengths are assumed to be 4,800 to 5,000 feet depending upon formation. For a description of Alta Mesa’s methodology used in identifying its identified drilling locations and estimating the number of additional prospective drilling locations, see “—Alta Mesa’s Horizontal Drilling Locations.” Alta Mesa may not drill all of these identified or prospective horizontal drilling locations. See “Risk Factors—Risks Related to the Alta Mesa Business—Alta Mesa’s identified drilling locations are scheduled over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Alta Mesa may not be able to raise the substantial amount of capital that would be necessary to drill such locations.”
(2)	Includes 272 locations attributed to proved undeveloped reserves in Alta Mesa’s 2016 Reserve Report, all of which target the Osage formation.
(3)	Assumes the following number of wells per 640 acre section that may be drilled in the following formations based on current regulations: Oswego—2; Meramec—4; Lower Osage—4; and Upper Osage—4.

(4)	Assumes the following number of wells per 640 acre section that may be drilled in the following formations based on current regulations: Big Lime—4; Cherokee—4; Manning—4; Chester—8; Woodford—8; and Hunton—1.
(5)	Assumes drilling based upon a regulatory change to permit an increase in the number of total wells per 640 acre section that may be drilled in the following formations: Oswego—4; Meramec—8; Lower Osage—8; and Upper Osage—7. There is no assurance that Oklahoma regulations will be revised to permit downspacing or that downspacing will prove economic in providing larger ultimate recoveries from a section. Downspacing may reduce per well EURs due to potential cross drainage. Certain of these locations are subject to participation in Alta Mesa’s joint development agreement. See “—Bayou City Joint Development Agreement” below.
(6)	Operatorship is not yet determined for many of Alta Mesa’s locations. Based on Alta Mesa’s experience, it is likely to become the operator if it has more than 240 leased acres in a 640-acre section. As of December 31, 2016, Alta Mesa has 2,075 identified gross horizontal locations and 3,518 prospective gross drilling locations which Alta Mesa classifies as operated located in sections where Alta Mesa has leased greater than 240 acres. Additionally, Alta Mesa has 2,121 identified gross horizontal locations and 4,419 prospective gross drilling locations which it classifies as other located in sections where it has leased fewer than 240 acres. However, Alta Mesa may ultimately operate in sections with fewer than 240 acres leased and may not operate in sections with more than 240 acres leased.
(7)	Years of drilling inventory is calculated assuming total gross operated wells, drilling time of 15 days per well (24 wells per year, per rig) and six concurrently operating rigs, which is the current number of rigs Alta Mesa is operating in the STACK. This is shown for illustrative purposes. Alta Mesa will not necessarily drill its entire inventory. Alta Mesa’s STACK rig count may increase or decrease in the future depending on numerous factors, including changes in oil and natural gas prices, drilling costs, rig availability, drilling results, Alta Mesa’s working interest in the location, offtake and water disposal and capital budget decisions.

Market Access

Alta Mesa has favorable access to physical markets for its crude oil, natural gas and natural gas liquids produced from its STACK leasehold. Alta Mesa’s operations are located less than 60 miles from the principal North American hub for crude oil in Cushing, Oklahoma, providing access to regional and national refining and petrochemical markets.

Alta Mesa is also served by pipelines transporting natural gas liquids to processing centers and market hubs in Kansas and the Gulf Coast region. Numerous natural gas gathering systems and associated processing facilities have been in operation in proximity to Alta Mesa’s STACK assets for several decades and midstream companies have recently installed more robust gathering infrastructure and modern gas processing facilities to support increasing production volumes in the area. Alta Mesa sells a portion of its natural gas to legacy gas processors, including DCP, Mustang, EnLink, MarkWest and Energy Transfer.

In the second quarter of 2016, Kingfisher commissioned a 60 MMcf/d cryogenic gas processing facility within Alta Mesa’s acreage footprint. This facility receives natural gas from the Kingfisher gathering system, which (i) is designed to accommodate the anticipated larger volumes Alta Mesa expects to produce from multi-well pads and (ii) offers assurance of processing and residue capacity to support future production growth. Kingfisher has commenced a 200 MMcf/d expansion that it expects to be operational in the first quarter of 2018.

Alta Mesa has committed the oil and natural gas production from its Kingfisher County acreage, not otherwise committed to others, to Kingfisher. As part of the Kingfisher contract, Alta Mesa has secured firm processing rights of 260 MMcf/d at the expanding Kingfisher facility, which provides multiple sales outlets for marketing residue natural gas from Alta Mesa’s growing STACK production volumes and minimizes the effect of future processing limitations due to overall STACK production increases. There is no minimum volume commitment associated with the Kingfisher contract. Beginning June 1, 2018, Alta Mesa’s subsidiary, Oklahoma

Energy Acquisitions, LP, will have residue natural gas firm transport along the Oneok Gas Transmission pipeline for 100,000 Dth/d.

Bayou City Joint Development Agreement

In January 2016, Alta Mesa entered into a joint development agreement with BCE, a fund advised by Bayou City, to fund a portion of Alta Mesa’s drilling operations and to allow it to accelerate development of its STACK acreage. On December 31, 2016, High Mesa purchased from BCE and contributed interests in 24 producing wells drilled under the joint development agreement to Alta Mesa. The drilling program will fund the development of 80 additional wells, in four tranches of 20 wells each. As of September 30, 2017, 43 additional joint wells have been drilled or spudded leaving 37 joint wells to be drilled under the joint development agreement. Of the approximately 113 gross wells Alta Mesa plans to drill in 2017, approximately 35 are expected to be drilled under the joint development agreement.

Under the joint development agreement, BCE has committed to fund 100% of Alta Mesa’s working interest share up to a maximum of an average of $3.2 million in drilling and completion costs per well for any tranche. Alta Mesa is responsible for any drilling and completion costs exceeding this limit. In exchange for the payment of drilling and completion costs, BCE receives 80% of Alta Mesa’s working interest (the “BCE Interest”) in each wellbore, which BCE Interest will be reduced to 20% of Alta Mesa’s initial working interest upon BCE achieving a 15% internal rate of return on the wells within in a tranche and automatically further reduced to 12.5% of Alta Mesa’s initial interest upon BCE achieving a 25% internal rate of return. Following the completion of each joint well, Alta Mesa and BCE will each bear their respective proportionate working interest share of all subsequent costs and expenses related to such joint well.

Alta Mesa’s Horizontal Drilling Locations

Alta Mesa has a significant multi-year drilling inventory within a number of pay zones in its STACK acreage. Alta Mesa has estimated its drilling locations by drilling unit, reservoir, and benches within each reservoir based on pay thickness, volumetric analyses, and production results. The production results include decades of vertical well performance in and around Alta Mesa’s acreage, horizontal wells it has drilled and completed since late 2012, as well as production from multi-well spacing tests Alta Mesa has conducted across its acreage. Alta Mesa has made these assumptions for the drilling units in which it operates and for those it does not operate. As of December 31, 2016, Alta Mesa has an inventory of 3,712 gross (1,636 net) identified horizontal drilling locations to develop the Osage and Meramec formations and 484 gross (190 net) identified horizontal drilling locations to develop the Oswego formation in Alta Mesa’s STACK position of approximately 100,000 net acres. Included within Alta Mesa’s total identified drilling locations are 272 locations associated with proved undeveloped reserves as of December 31, 2016.

Alta Mesa’s identified horizontal development location count implies approximately 1,320 foot spacing between wells in the Osage formation, approximately 1,320 foot spacing between wells in the Meramec formation, and 2,640 foot spacing in the Oswego formation. The lateral length of Alta Mesa’s horizontal drilling locations is between 4,800 and 5,200 feet. In addition to these identified horizontal drilling locations, Alta Mesa believes it has the potential to increase its multi-year drilling inventory through horizontal downspacing in the Osage, Meramec, and Oswego formations and from additional horizontal locations in the Big Lime, Cherokee, and Manning, Chester, Woodford, and Hunton formations.

Alta Mesa’s near-term development plan focuses on continued optimization of well spacing, frac stage spacing, transitioning to development mode, delineating Oswego and Manning horizons, and accelerating infrastructure investments. All of the wells in Alta Mesa’s inventory are planned as single-section laterals, and it plans to focus primarily on pattern development during 2017.

The drilling locations on which Alta Mesa actually drills will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities

Alta Mesa is able to conduct on these identified locations may not be successful and may not result in its ability to add additional proved reserves to its existing proved reserves. See “Risk Factors—Risks Related to the Alta Mesa Business—Alta Mesa’s identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Alta Mesa may not be able to raise the substantial amount of capital that would be necessary to drill such locations.”

STACK Horizontal Wells History

Alta Mesa has increased its drilling activity in the STACK, from 10 wells in 2013 to 29 wells in 2014, 28 wells in 2015 and 72 wells in 2016. Through September 30, 2017, Alta Mesa has drilled 220 wells and has completed 169 gross (125 net) horizontal wells classified as proved developed producing reserves in the Osage and Meramec formations, of which 30 gross wells were funded through Alta Mesa’s development agreement. The following table sets forth Alta Mesa’s horizontal wells history in the STACK as of December 31, 2016.

Well Name	Well Count (No.) (1)(2)	Lateral (“Lt.”) Length (Feet)	EUR (MBO)	EUR (MMCF)	EUR (MBOE) (3)	EUR/ Lt. Foot (MBOE/ 1,000’)	EUR % Oil	90 Day Cum (MBOE)	90 Day Cum / Lt. Foot (MBOE/ 1,000’)	90 Day Cum % Oil	D&C ($MM)	D&C/ Lt. Foot ($/Lt. Foot)
Average Generation 1 Legacy Plant Well:	7	4,224	71	395	149	35	56%	11,709	2,820	74%	$4.1	$974
Average Generation 1.5 Legacy Plant Well:	6	4,656	183	1,485	472	104	43%	28,220	6,276	77%	$4.5	$968
Average Generation 2.0 Legacy Plant Well:	30	4,443	234	1,589	543	121	45%	27,231	6,077	79%	$4.3	$990
Average Generation 2.0 Modern Plant Well:	20	4,781	266	1,927	682	142	40%	24,546	5,115	79%	$3.3	$681
Average Generation 2.0 Well:	50	4,578	247	1,724	598	130	43%	26,157	5,693	79%	$3.9	$866
Average Generation 2.5 Legacy Plant Well:	6	4,920	239	1,094	452	93	63%	18,732	3,719	90%	$3.6	$726
Average Generation 2.5 Modern Plant Well:	29	4,735	262	1,638	615	130	43%	29,113	6,095	76%	$3.6	$754
Average Generation 2.5 Well:	35	4,766	258	1,545	587	123	46%	27,516	5,730	78%	$3.6	$749
Average Alta Mesa Legacy Plant Well:	49	4,496	205	1,345	467	103	49%	24,322	5,417	79%	$4.2	$953
Average Alta Mesa Modern Plant Well:	49	4,754	264	1,756	642	135	42%	26,938	5,629	77%	$3.4	$724
Average Alta Mesa Well:	98	4,625	234	1,551	554	119	45%	25,556	5,517	78%	$3.8	$838
Average Generation 2.0 and 2.5 Well:	85	4,656	251	1,650	594	127	44%	26,622	5,705	79%	$3.8	$818

(1)	The number of wells excludes four wells in the Oswego and Woodford formations as of December 31, 2016.
(2)	Based on the 2016 Reserve Report. Excludes 10 wells with circumstances that will not be repeated due to unacceptable results: (i) four wells with very tight spacing (i.e. 660 feet in a high porosity area), (ii) three child wells drilled between two parent wells without injecting water into the parent wells prior to frac, (iii) two wells which were shut in for more than 90 days after frac and (iv) one well that fraced into a vertical well and the vertical well was not plugged in the Osage and Meramec formations. The average audited EUR for these wells is 221 MBOE per well.
(3)	As used in this proxy statement, EURs per well represent the sum of total gross remaining proved reserves per well as of December 31, 2016 (SEC pricing) plus cumulative production prior to such date for developed wells. EURs of horizontal wells will vary depending upon many factors, including, without limitation, lateral lengths, spacing and number of fracing stages, and quality of the penetrated formation. These EURs are not intended to be representative of anticipated future results of all wells drilled on Alta Mesa’s STACK acreage.

Completion Summary by Generation

Alta Mesa has proactively modified its completion designs with each generation, which has led to improved well response and overall economics, including: (i) the number of stages increasing with each generation as stage spacing decreases, (ii) average sand per stage increasing with each generation, (iii) total fluid per stage increasing with each generation, and (iv) changes in completion hardware.

Design Parameters	Generation 1.0	Generation 1.5	Generation 2.0	Generation 2.5
Average Frac Stages	12	18	24	32
Average Stage Spacing (Ft.)	340	256	194	147
Slickwater—Average Total (Bbls/Ft.)	29	40	56	64
Sand—Total Average (Lbs/Ft.)	317	457	677	1,234
Frac Design Type	Packer/Sleeve	Hybrid	Plug/Perf	Plug/Perf
Flow Design Type	Slickwater	Slickwater	Slickwater	Slickwater
Packers Type	Mechanical	Mechanical	Swell	Swell
Well Count(1)	7	6	59	108

(1)	Wells completed as of September 30, 2017.

Oil-Weighting Over Time

The well illustrated below is a representative PUD from the 2016 Reserve Report and is considered to be a typical well in terms of rates, declines, and production ratios. The following provides a description of the well’s two-stream production and three-stream production in terms of oil and liquids content, respectively. In month one, two-stream production from the well is 82% oil and three-stream production is 86% liquids. In year one, two-stream production from the well is 66% oil and three-stream production is 74% liquids. The well breaches the two-stream 50% oil point near the end of year two and the three-stream production remains above 50% liquids point for the life of the well. Approximately 57% of the oil, 50% of the natural gas liquids and 38% of the natural gas are produced in the first five years thereby enhancing the early revenue per unit and the resulting economics. The gas to oil ratio (GOR) increases over time with month one approximately 1 Mcf per Bbl, month 12 approximately 5 Mcf per Bbl, and month 60 approximately 8 Mcf per Bbl.

Oil and Liquids Over Time(1)

(1)	LNU17N06W02A Miss well (from the 2016 Reserve Report).

Capital Expenditures

Alta Mesa anticipates a capital budget for STACK assets for 2017 of $360.0 million comprised of $216.0 million for drilling and completion, $89.0 million for leasehold and acquisitions, and $55.0 million for facilities, midstream and other expenditures. For the nine months ended September 30, 2017, Alta Mesa has been funded approximately $92.7 million from BCE under the joint development agreement. With total expected 2017 capital expenditures of $453.0 million, Alta Mesa expects to maintain 6 rigs through the end of 2017 which will result in drilling 113.0 gross wells targeting the Osage, Meramec, Oswego and Manning formations. Alta Mesa’s 2017 capital expenditure budget is subject to change based on various market conditions, including changes in commodities prices and drilling costs.

In connection with the Riverstone Contribution Agreement, the Riverstone Contributor made a $200.0 million capital contribution to Alta Mesa, in exchange for limited partner interests in Alta Mesa. Alta Mesa may use such capital to fund its capital expenditures prior to the Closing.

Alta Mesa’s Oil and Natural Gas Reserves

The table below summarizes the estimated net SEC proved reserves for Alta Mesa (which includes non-STACK assets) and for Alta Mesa’s STACK assets, as of December 31, 2016:

	Alta Mesa		STACK Assets
	Oil and Natural Gas Liquids (MBbls)	Gas (MMcf)	Oil and Natural Gas Liquids (MBbls)	Gas (MMcf)
Proved Reserves(1)
Developed	24,809	93,361	20,951	72,951
Undeveloped	61,280	222,644	59,589	221,308

Total Proved	86,089	316,005	80,540	294,259

(1)	Alta Mesa’s proved reserves as of December 31, 2016 were calculated using oil and natural gas price parameters established by current SEC guidelines and accounting rules based on unweighted arithmetic average prices as of the first day of each of the 12 months ended on such date. For December 31, 2016, these average prices were $42.75 per Bbl for oil and $2.49 per MMBtu for natural gas. Pricing was adjusted for basis differentials by field based on Alta Mesa’s historical realized prices. The estimated realized prices for natural gas liquids using a $42.75 per Bbl benchmark and adjusted for average differentials were $15.18. Natural gas liquid prices vary depending on the composition of the natural gas liquids basket and current prices for various components thereof, such as butane, ethane, and propane, among others.

The table above represents estimates only. Reserves estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Furthermore, different reserve engineers may make different estimates of reserves and cash flow based on the same available data and these differences may be significant. Therefore, these estimates are not precise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from those estimated. In addition, Alta Mesa may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond its control. Sustained lower prices will cause the unweighted arithmetic average to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced and may necessitate future write-downs.

Internal Controls over Reserve Estimates and Qualifications of Technical Persons

Alta Mesa’s policies and practices regarding internal controls over the recording of reserves are structured to objectively and accurately estimate its oil and gas reserves quantities and present values in compliance with rules, regulations and guidance provided by the SEC, as well as established industry practices used by independent engineering firms and its peers and in accordance with the 2007 Petroleum Resources Management System sponsored and approved by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers. The reserve estimation process begins with Alta Mesa’s Corporate Planning and Reserves department, which gathers and analyzes much of the data used in estimating reserves. Working and net revenue interests are cross-checked and verified by Alta Mesa’s land department. Lease operating and capital expenses are provided by Alta Mesa’s accounting department and reviewed by the Corporate Planning and Reserves department. Tim Turner, Alta Mesa’s Vice President of Corporate Planning and Reserves, is the technical person primarily responsible for overseeing the preparation of Alta Mesa’s reserve estimates. His qualifications include the following:

•	Over 30 years of practical experience in petroleum engineering and in the estimation and evaluation of reserves;

•	Bachelor of Science Degree in Petroleum Engineering from the University of Texas in 1980, Masters of Business Administration from Oklahoma City University in 1988; and

•	Registered Professional Engineer in Oklahoma.

Alta Mesa’s methodologies include reviews of production trends, material balance calculations, analogy to comparable properties and/or volumetric analysis. Performance methods are preferred. Reserve estimates for developed non-producing properties and for undeveloped properties are based primarily on volumetric analysis or analogy to offset production in the same or similar fields.

Alta Mesa maintains internal controls including the following to ensure the reliability of reserves estimations:

•	no employee’s compensation is tied to the amount of reserves booked;

•	Alta Mesa follows comprehensive SEC-compliant internal policies to determine and report proved reserves;

•	reserve estimates are made by experienced reservoir engineers or under their direct supervision; and

•	each quarter, Alta Mesa’s Chief Operating Officer and Chief Executive Officer review all significant reserves changes and all new PUD additions.

Ryder Scott, a third-party consulting firm, audited 96.6% and 99.7% of Alta Mesa’s December 31, 2016 total company and STACK proved reserves, respectively, on a 6:1 MCF/BBL conversion basis.

The qualifications of the technical persons at Ryder Scott primarily responsible for overseeing the audit of Alta Mesa’s reserve estimates are set forth below.

Kevin Gangluff earned a B.S. in Chemical Engineering at the University of Notre Dame and a Masters of Business Administration at the University of Texas at Austin. Mr. Gangluff is a licensed Professional Engineer in the State of Texas. Based on his educational background, professional training and more than 30 years of practical experience in the estimation and evaluation of petroleum reserves and resources, Mr. Gangluff has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

Michael Stell earned a B.S. in Chemical Engineering at Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. Mr. Stell is a licensed

Professional Engineer in the State of Texas. Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

The reserve audits by Ryder Scott conformed to the meaning of “reserves audit” as presented in the SEC’s Regulation S-K, Item 1202.

A reserves audit and a financial audit are separate activities with unique and different processes and results. These two activities should not be confused. As currently defined by the SEC within Regulation S-K, Item 1202, a reserves audit is the process of reviewing certain of the pertinent facts interpreted and assumptions underlying a reserves estimate prepared by another party and the rendering of an opinion about the appropriateness of the methodologies employed, the adequacy and quality of the data relied upon, the depth and thoroughness of the reserves estimation process, the classification of reserves appropriate to the relevant definitions used and the reasonableness of the estimated reserves quantities. A financial audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

Proved Undeveloped Reserves

At December 31, 2016, Alta Mesa had PUDs of 98.4 MMBOE, or approximately 71% of total proved reserves. The PUDs are primarily in the STACK. Total PUDs at December 31, 2015 were 44.6 MMBOE or approximately 57% of total proved reserves.

The following table reflects the changes in PUDs during 2016 for Alta Mesa and for Alta Mesa’s STACK Assets:

	Alta Mesa	STACK Assets
	(MBOE)
Proved undeveloped reserves, December 31, 2015	44,624	41,927
Converted to proved developed	(1,509)	(843)
Proved undeveloped reserve extensions and discoveries	51,306	51,306
Proved undeveloped reserves acquired	—	—
Proved undeveloped reserves sold	—	—
Proved undeveloped reserve revisions	3,965	4,084

Proved undeveloped reserves, December 31, 2016	98,386	96,474

PUDs converted to proved developed reserves were primarily in the STACK, Alta Mesa’s most active development area. During 2016, Alta Mesa incurred approximately $8.4 million in expenditures to convert the December 31, 2015 PUDs to proved developed reserves. In addition, Alta Mesa spent approximately $2.7 million to convert PUDs that were added during 2016 to proved developed reserves, a portion of these drilling costs were funded through the joint development agreement. Extensions and discoveries were due to increases in PUD reserves associated with Alta Mesa’s successful drilling activity in the STACK. In 2016, Alta Mesa had positive revisions of 7,322 MBOE due to increase efficiencies of operations at the Kingfisher plant in Oklahoma, which were partially offset by negative price revisions of 3,357 MBOE. These reserves were moved out of the PUD reserve category in compliance with the SEC five- year rule. Estimated future development costs, including plugging and abandonment cost, for PUDs remaining are approximately $634.5 million at December 31, 2016.

Alta Mesa expects that approximately $255.0 million of its 2017 capital expenditure budget will be used for drilling and completion, which Alta Mesa expects to finance through cash flow from operations, Alta Mesa’s joint development agreement with BCE, borrowings under its senior secured revolving credit facility and other sources of capital, including the capital contributed by the Riverstone Contributor in connection with the execution of the Riverstone Contribution Agreement. Based on Alta Mesa’s current rig forecast, it expects that approximately $30.0 million of the 2017 drilling and completion portion of the budget will be expended to drill 20 wells to convert 5.604 net MMBOE of proved undeveloped reserves to proved developed reserves in 2017. A portion of these drilling costs were funded through the BCE joint development agreement.

Under current SEC requirements, PUD reserves may only be booked if they relate to wells scheduled to be drilled within five years of the original date of booking unless specific circumstances justify a longer time. Alta Mesa will be required to remove its PUDs if it does not drill those reserves within the required five year time frame, unless specific circumstances justify a longer time. All of Alta Mesa’s PUDs as of December 31, 2016 were scheduled to be drilled within five years of the original date of booking. The future development of such proved undeveloped reserves is dependent on future commodity prices, top value projects, maximization of present value and production volumes, drilling obligations, anticipated availability of rigs, the need to hold acreage by production, costs and other economic assumptions in Alta Mesa’s forecasts. Lower prices for oil and natural gas as seen in the recent decline may cause Alta Mesa to forecast less capital to be available for development of its PUDs in the future, which may cause Alta Mesa to decrease the amount of its PUDs Alta Mesa expects to develop within the five-year time frame. In addition, lower oil and natural gas prices may cause Alta Mesa’s PUDs to become uneconomic to develop at future SEC pricing, which would cause Alta Mesa to remove them from the proved undeveloped category.

Alta Mesa reevaluates its five year plan supporting its year-end fiscal results annually based upon the factors listed above. However, the relative proportion of total PUD reserves that Alta Mesa develops over the next five years will not be uniform year to year, but will vary by year depending on several factors, including financial targets such as reducing debt and/or drilling within cash flow, drilling obligatory wells (wells where a third-party operator has elected to drill a well and Alta Mesa is faced with either drilling the well or incurring penalties or where Alta Mesa needs to drill or recomplete a well to preserve a lease), drilling acreage to hold it with production, and the inclusion of new acquisitions with associated PUDs. When developing its long range plan, Alta Mesa prioritizes drilling based on many factors including product prices, capital availability and expected rates of return. As a result, Alta Mesa may drill PUDs with smaller net reserves but with higher returns.

During 2016 and 2017, Alta Mesa focused on drilling wells to hold its acreage and expand its proved reserves, as opposed to drilling PUD locations for development purposes as most of Alta Mesa’s PUDs are currently held by production. Alta Mesa anticipates drilling in excess of 200 wells in each of the following five years. At year-end 2016, Alta Mesa had 272 PUD locations in its inventory and, of these locations, 259 are operated by Alta Mesa. During 2018 and 2019, Alta Mesa is only required to drill 56 PUD wells and will begin pattern development as it continues to focus on drilling other wells to expand its proved reserves. By 2020 and 2021, Alta Mesa will need to have drilled 64 and 152 wells, respectively. Accordingly, Alta Mesa anticipates drilling the large majority of its currently booked PUDs in the aggregate as drilling commitments become due in 2020 and 2021.

Production, Price and Production Cost History

The following table sets forth certain information regarding Alta Mesa’s production volumes, average prices received and average production costs associated with its sale of oil, natural gas and natural gas liquids for the periods indicated below. The data below include the effects of the amounts Alta Mesa reclassified from natural gas volumes and revenues to natural gas liquids volumes and revenues for the periods indicated.

	Nine Months Ended September 30,	Year Ended December 31,
	2017	2016	2015	2014
Net production:
Oil (MBbls)	3,533	4,001	4,203	3,770
Natural gas (MMcf)	14,073	13,959	11,900	14,449
Natural gas liquids (MBbls)	995	956	678	537
Total (MBOE)	6,873	7,284	6,865	6,715
Total (MMcfe)	41,237	43,702	41,187	40,290
Average sales price per unit before hedging effects:
Oil (per Bbl)	$48.01	$40.91	$47.54	$92.27
Natural gas (per Mcf)	2.68	2.22	2.57	4.50
Natural gas liquids (per Bbl)	22.93	16.38	16.01	34.04
Combined (per BOE)	33.49	28.87	35.15	64.20
Combined (per MMcfe)	5.58	4.81	5.86	10.70
Average sales price per unit after hedging effects:
Oil (per Bbl)	$48.25	$61.53	$67.73	$93.38
Natural gas (per Mcf)	2.81	2.68	4.43	4.87
Natural gas liquids (per Bbl)	22.14	16.04	16.01	34.04
Combined (per BOE)	33.75	41.05	50.73	65.62
Combined (per MMcfe)	5.63	6.84	8.45	10.94
Average costs per BOE:
Lease and plant operating expense	$7.25	$7.81	$9.86	$9.63
Marketing and transportation expense	3.14	1.83	0.59	1.36
Production and ad valorem taxes	1.28	1.48	2.20	4.20
Workover expense	0.74	0.65	0.95	1.33

The following table provides a summary of STACK production, average sales prices and average production costs for the STACK, which contributed approximately 93% of Alta Mesa’s total proved reserves as of December 31, 2016.

	Nine Months Ended September 30,	Year Ended December 31,
STACK Assets	2017	2016	2015	2014
Net production:
Oil (MBbls)	2,783	2,570	2,006	1,072
Natural gas (MMcf)	10,733	8,247	4,276	2,083
Natural gas liquids (MBbls)	911	823	499	316
Total (MBOE)	5,482	4,768	3,218	1,734
Total (MMcfe)	32,895	28,610	19,310	10,407
Average sales price per unit before hedging effects:
Oil (per Bbl)	$47.97	$41.16	$45.90	$89.34
Natural gas (per Mcf)	2.78	2.43	2.51	4.34
Natural gas liquids (per Bbl)	23.27	17.21	16.74	34.09
Combined (per BOE)	33.65	29.35	34.55	66.61
Combined (per MMcfe)	5.61	4.89	5.76	11.10
Average production costs per BOE:
Lease and plant operating expense	$4.55	$4.75	$6.40	$7.60
Marketing and transportation expense	3.74	2.44	0.49	0.63
Production and ad valorem taxes	0.69	0.58	0.58	1.45
Workover expense	0.57	0.72	0.78	1.49
Average production costs per Mcfe:
Lease and plant operating expense	$0.76	$0.79	$1.07	$1.27
Marketing and transportation expense	0.62	0.41	0.08	0.10
Production and ad valorem taxes	0.11	0.10	0.10	0.24
Workover expense	0.10	0.12	0.13	0.25
Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. Sustained lower prices will cause the 12 month-weighted average price to decrease over time as the lower prices are reflected in the average price.

Delivery Commitments

As of December 31, 2016, Alta Mesa had no commitments to provide a fixed quantity of oil, natural gas or natural gas liquids.

Drilling Activity

The following tables sets forth for the periods indicated below, the number of net productive and dry exploratory and developmental wells completed, regardless of when drilling was initiated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found or economic value.

Alta Mesa

	Year Ended December 31,
	2016	2015	2014
Development wells (net):
Productive	29.9	34.6	46.6
Dry	—	2.0	0.1

Total development wells	29.9	36.6	46.7

Exploratory wells (net):
Productive	3.0	3.9	1.0
Dry	—	4.9	5.6

Total exploratory wells	3.0	8.8	6.6

STACK Assets

	Year Ended December 31,
	2016	2015	2014
Development wells (net):
Productive	29.9	28.1	30.2
Dry	—	0	—

Total development wells	29.9	28.1	30.2

Exploratory wells (net):
Productive	0	0	0
Dry	0	0	0

Total exploratory wells	0	0	0

Present Activities

As of September 30, 2017, Alta Mesa was drilling 43 gross (26.1 net) wells in progress.

Productive Wells

The following table sets forth information with respect to Alta Mesa’s ownership interest in productive wells as of December 31, 2016:

	December 31, 2016
	Gross	Net
Oil Wells:
STACK	435	319.1
Weeks Island Area	54	51.8
Other	73	26.4

All properties	562	397.3

Natural gas wells
STACK	32	19.8
Weeks Island Area	3	2.8
Other	84	42.2

All properties	119	64.8

Of the total well count as of December 31, 2016, 3 gross wells (2.6 net), are multiple completions.

Productive wells are producing wells, shut-in wells Alta Mesa deems capable of production, wells awaiting completion, plus wells that are drilled/cased and completed, but awaiting pipeline hook-up. A gross well is a well in which a working interest is owned. The number of net wells represents the sum of fractional working interests Alta Mesa owns in gross wells.

Developed and Undeveloped Acreage Position

The following table sets forth information with respect to Alta Mesa’s gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2016, all of which is located in the United States:

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Property:
STACK	94,771	70,835	28,613	26,719	123,384	97,554
Weeks Island Area	9,940	9,940	2,219	2,219	12,159	12,159
Other	59,350	26,156	369,057	309,011	428,407	335,167

All properties	164,061	106,931	399,889	337,949	563,950	444,880

As is customary in the oil and natural gas industry, Alta Mesa can generally retain an interest in undeveloped acreage through drilling activity that establishes commercial production sufficient to maintain the leases, by paying delay rentals during the remaining primary term of leases, pooling process, automatic extensions or negotiated extensions of the leases, and other terms of the leases such as shut-in payments. The oil and natural gas leases in which Alta Mesa has an interest are for varying primary terms and, if production under a lease continues from developed lease acreage beyond the primary term, Alta Mesa is entitled to hold the lease for as long as oil or natural gas is produced. The oil and natural gas properties consist primarily of oil and natural gas wells and interests in leasehold acreage, both developed and undeveloped.

Undeveloped Acreage Expirations

The following table sets forth information with respect to Alta Mesa’s gross and net undeveloped oil and natural gas acreage under lease as of December 31, 2016, all of which is located in the United States, that will expire over the following three years by core area unless production is established within the spacing units covering the acreage prior to the expiration dates:

	2017		2018		2019
	Gross	Net	Gross	Net	Gross	Net
Property:
STACK	5,225	4,415	7,183	6,739	6,968	6,151
Weeks Island Area	1,824	1,824	395	395	—	—
Northwest	17,331	11,635	28,903	19,424	36,507	24,834
Other	2,508	1,774	17,670	9,713	5,383	4,470

All properties	26,888	19,648	54,151	36,271	48,858	35,455

Alta Mesa has lease acreage that is generally subject to lease expirations if initial wells are not drilled within a specified period, generally a period of three to five years. As is customary in the oil and natural gas industry, Alta Mesa can retain its interest in undeveloped acreage by maintaining the lease through: (i) the commencing operations for drilling, completion and production operations, (ii) pooling process, (iii) production, (iv) automatic extensions or negotiated extensions of the leases and (v) other terms of the leases such as shut-in payments. As of December 31, 2016, the vast majority of Alta Mesa’s acreage does not have associated proved undeveloped reserves, and proved undeveloped reserves attributed to acreage in which the lease expiration date precedes the scheduled initial drilling date is primarily outside the STACK and is not material. Alta Mesa’s leases are mainly fee leases with primary terms of three to five years. Alta Mesa believes that its lease terms are similar to fee lease term of Alta Mesa’s competitors as they relate to both primary term and royalty interests.

Non-STACK Assets

Alta Mesa produces oil and natural gas in the U.S. from its properties that are divided by major geographical area, including: (1) the STACK in Oklahoma, (2) the Weeks Island Area in South Louisiana and (3) Other (together with the Weeks Island Area, the “non-STACK assets”). Pursuant to the Alta Mesa Contribution Agreement, Alta Mesa will transfer to its existing owners (other than the Riverstone Contributor) its non-STACK assets and liabilities prior to the Closing. Alta Mesa’s operations in the STACK differ from its operations in other areas in that (a) Alta Mesa operates the substantial majority of its STACK properties; (b) Alta Mesa’s operations in the STACK consist of a large, highly contiguous acreage position with multi-year inventory of low-risk horizontal drilling locations; and (c) Alta Mesa’s operations in the STACK focus on unconventional drilling techniques. The transfer of the non-STACK assets and shift to focus solely on oil and gas development in the STACK represents a strategic shift in the operations of Alta Mesa.

Weeks Island Area, South Louisiana

The Weeks Island Area, located in Iberia and St. Mary Parish, Louisiana, consists of the historically prolific Weeks Island and Cote Blanche Island fields. The Weeks Island field, located in Iberia Parish, Louisiana, is an oil field with 55 potential pay zones that are structurally and stratigraphically trapped around a piercement salt dome. The Cote Blanche Island field, located near Weeks Island field in St. Mary Parish, is also a salt dome structure. As of December 31, 2016, Alta Mesa had a 96% average working interest in a total of 57 gross producing wells, and had identified 7 PUD locations in the Weeks Island Area. Average daily production from the Weeks Island Area in the third quarter of 2017 was approximately 2,200 BOE per day. As of September 30, 2017, the Weeks Island Area represented approximately 7.46% of Alta Mesa’s total assets and generated 12.96% of Alta Mesa’s total operating revenues.

Other Assets

Alta Mesa conducts operations in other areas in East Texas, Florida and other fields in South Louisiana and continually evaluates the operations in these areas to determine future development, expansion, acquisition opportunities, and strategic divestiture plans. Average daily production from Alta Mesa’s other properties in the third quarter of 2017 was approximately 2,669 BOE per day. As of September 30, 2017, Alta Mesa’s other properties represented approximately 1.86% of its total assets and generated 10.77% of its total operating revenues.

Marketing and Customers

The market for Alta Mesa’s oil and natural gas production depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, the demand for oil and natural gas, the marketing of competitive fuels and the effect of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Alta Mesa sells the oil and natural gas from several properties it operates primarily through a marketing agreement with AEM. Alta Mesa is a part owner of AEM at less than 10%. AEM markets Alta Mesa’s oil and natural gas and subsequently sells it under short-term contracts generally with month-to-month pricing based on published regional indices, with differentials for transportation, location and quality taken into account. AEM remits monthly collections of these sales to Alta Mesa and receives a 1% marketing fee. Alta Mesa’s marketing agreement with AEM commenced in June 2013. The agreement will terminate in 2018, with additional provisions for extensions beyond five years and for early termination. During the second half of 2013 and throughout 2014 to 2016, AEM marketed the majority of Alta Mesa’s production from operated fields. Production from non-operated fields, the most significant of which were Alta Mesa’s Eagleville field in South Texas and Hilltop natural gas field in East Texas prior to their sale, was marketed on Alta Mesa’s behalf by the operators of those properties. Production from Alta Mesa’s interests in Eagleville was sold by the operator, Murphy Oil Corporation. Alta Mesa sold its remaining interests in Eagleville in the third quarter of 2015.

Natural gas liquids are sold under various contracts with processors typically in the vicinity of the production at spot market rates, after processing costs.

For the year ended December 31, 2016, revenues marketed by AEM were $160.7 million, or 80% of total revenue excluding hedging activities.

Alta Mesa believes that the loss of any of its significant customers, or of its marketing agent AEM, would not have a material adverse effect on Alta Mesa because alternative purchasers are readily available. Trade accounts receivable are not collateralized or otherwise secured.

Competition

Alta Mesa encounters intense competition from other oil and natural gas companies in all areas of its operations, including the acquisition of producing properties and undeveloped acreage. Alta Mesa’s competitors include major integrated oil and natural gas companies, numerous independent oil and natural gas companies and individuals. Many of Alta Mesa’s competitors are large, well-established companies with substantially larger operating staffs and greater capital resources and have been engaged in the oil and natural gas business for a much longer time than Alta Mesa. These companies may be able to pay more for productive oil and natural gas properties, exploratory prospects and mineral leases and to define, evaluate, bid for and purchase a greater number of properties and prospects than Alta Mesa’s financial or human resources permit. Larger competitors may be able to absorb the decline in prices for oil and natural gas and the burden of any changes in federal, state and local laws and regulations more easily than Alta Mesa can, which could adversely affect its competitive position. Alta Mesa’s ability to acquire additional properties and to discover reserves in the future will be dependent upon Alta Mesa’s ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Alta Mesa is also affected by competition for drilling rigs and the availability of related equipment. In the past, the oil and natural gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which have delayed development, exploitation and exploration activities. Alta Mesa is unable to predict when, or if, such shortages may occur or how they would affect its exploitation and development program.

Alta Mesa competes for capital in the domestic financial marketplace to fund its exploration and development activities to the extent Alta Mesa’s operations cannot support them at any given time. See “Risk Factors—Risks Related to the Alta Mesa Business—Alta Mesa’s exploration, exploitation, development and acquisition operations will require substantial capital expenditures. Alta Mesa may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in its production and reserves.”

Seasonality of Business

Weather conditions affect the demand for, and prices of, oil and natural gas. Demand for oil and natural gas is typically higher in the fourth and first quarters resulting in higher prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Oklahoma Forced Pooling Process

In the past Alta Mesa has used, and it expects to continue to use, the Oklahoma “forced pooling” process to ensure all working interest owners participate in drilling and spacing units for wells Alta Mesa proposes to drill as operator its STACK acreage. Where applicable, this process allows Alta Mesa to increase its working interest in those units. Any such increase in working interest would lead to a proportionate increase in Alta Mesa’s share of the production and reserves associated with any such successfully drilled well. Under Oklahoma law, if a party proposes to drill the initial well to a particular formation in a specific drilling and spacing unit but cannot obtain the agreement of all other oil and natural gas interest holders and other leaseholders within the unit as to how the unit should be developed, the party may commence a “forced pooling” process. Under current regulations, drilling and spacing units for Alta Mesa’s targeted horizons in its STACK acreage are based on drilling a maximum of four to eight horizontal wells, depending on the formation, on a land section consisting of 640 acres. In a forced pooling action, which is common in Oklahoma, the proposed operator files an application for a pooling order with the OCC and names all other persons with the right to drill the unit as respondents. The proposed operator is required to demonstrate in an administrative proceeding that it has made a good faith effort to bargain with all of the respondents prior to filing its application. The fair market value of the mineral interests in the unit is determined in the administrative proceeding by reference to market transactions involving nearby oil and natural gas rights, especially what has been paid for mineral leases in the particular drilling and spacing unit and the immediately surrounding drilling and spacing units.

Assuming the application is granted and a forced pooling order is granted, the respondents then have 20 days to elect either to participate in the proposed well or accept fair market value for their interest, usually in the form of a cash payment, an overriding royalty, or some combination, based on the fair market value established and approved through the administrative hearing. The pooling order usually also addresses the time frame for drilling the well and provides for the manner in which future wells within the unit may be drilled. The applicant for the pooling order is ordinarily designated as the operator of the wells subject to the pooling order.

The availability of forced pooling means that it normally is difficult for a small number of owners to block or delay the drilling of a particular well proposed by another interest holder. Exploration and production companies in Oklahoma often negotiate to lease as much of the mineral interests in a particular area as are readily available at acceptable rates, and then use the forced pooling process to proceed with the desired development of the well. In this manner, Alta Mesa has the ability to expand into and develop areas near its existing acreage even if it is unable to lease all of the mineral interests in those areas.

As a result of forced pooling processes, Alta Mesa has increased its working interest in approximately 95% of the 112 total operated horizontal wells it has drilled on its STACK acreage since January 1, 2014. In those wells in which forced pooling proceedings were initiated, Alta Mesa increased its working interest by an average of approximately 15% of its initial working interest in the drilling unit. In one instance in 2016, Alta Mesa proposed and drilled a well as operator in a section where its working interest ownership was initially approximately 10%, which through the implementation of the forced pooling process increased Alta Mesa’s working interest to approximately 90%. In recent years, the collective working interest of third-party owners of mineral rights in these drilling units who have elected to participate in these wells has been low, which Alta Mesa believes could largely be attributed to the absence of available capital following the substantial oil and gas price downturns that commenced in late 2014. Due to the increased interest in the STACK as an economic play in the current price and cost environment, Alta Mesa believes that third-party interest holders may be more likely to bear their share of the costs of the proposed future wells on its acreage. Nevertheless, Alta Mesa expects that forced pooling will continue to increase its leasehold interests within its STACK acreage. The successful use of forced pooling to increase Alta Mesa’s working interest in proposed wells that are attributed undeveloped reserves is not reflected in Alta Mesa’s Reserve Reports.

Title to Properties

As is customary in Alta Mesa’s industry, a preliminary review of title records, which may include opinions or reports of appropriate professionals or counsel, is made at the time Alta Mesa acquires properties. Alta Mesa believes that its title to all of the various interests set forth above is satisfactory and consistent with the standards generally accepted in the oil and gas industry, subject only to immaterial exceptions that do not detract substantially from the value of the interests or materially interfere with their use in Alta Mesa’s operations. The interests owned by Alta Mesa may be subject to one or more royalty, overriding royalty or other outstanding interests (including disputes related to such interests) customary in the industry. The interests may additionally be subject to obligations or duties under applicable laws, ordinances, rules, regulations and orders of arbitral or governmental authorities. In addition, the interests may be subject to burdens such as net profits interests, liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions, none of which detract substantially from the value of the interests or materially interfere with their use in Alta Mesa’s operations.

Employees

As of September 30, 2017, Alta Mesa had 269 full-time employees. Alta Mesa is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. Alta Mesa believes its relationships with its employees are good. From time to time, Alta Mesa utilizes the services of independent contractors to perform various field and other services.

Insurance

In accordance with industry practice, Alta Mesa maintains insurance against some, but not all, of the operating risks to which its business is exposed. Alta Mesa currently has insurance policies that include coverage for general liability (includes sudden and accidental pollution), physical damage to Alta Mesa’s oil and gas properties, control of well, auto liability, marine liability, worker’s compensation and employer’s liability, among other things.

Currently, Alta Mesa has general liability insurance coverage up to $1 million per occurrence, which includes sudden and accidental environmental liability coverage for the effects of pollution on third parties arising from Alta Mesa’s operations. Alta Mesa’s insurance policies contain maximum policy limits and in most cases, deductibles (generally ranging from $25,000 to $1.8 million) that must be met prior to recovery. These insurance policies are subject to certain customary exclusions and limitations. In addition, Alta Mesa maintains excess liability coverage, which is in addition to and triggered if the general liability per occurrence limit is reached.

Alta Mesa’s offshore reserves are not a significant portion of its total reserves; the fields are in declining production with no drilling activity. Alta Mesa’s consolidated balance sheets include asset retirement liabilities which it believes are sufficient to cover the eventual costs of dismantlement and abandonment. Alta Mesa believes that due to the nature of the operations in these fields and the limited activity, the risk of environmental damage is not as high as it would be in an actively drilling offshore field. Alta Mesa’s insurance program includes property damage, pollution liability and control of well. The property damage coverage extends to total loss of the equipment (not the reserves) with replacement cost coverage retained on one of the five fields. The pollution coverage, which is applicable to both offshore and onshore events, is $10 million per incident with a $100,000 deductible.

Alta Mesa requires all of its third-party contractors, including those that perform hydraulic fracturing operations, to sign master service agreements in which they agree to indemnify Alta Mesa for injuries and deaths of the service provider’s employees as well as contractors and subcontractors hired by the service provider. Similarly, Alta Mesa generally agrees to indemnify each third-party contractor against claims made by its employees and other contractors. Additionally, each party generally is responsible for damage to its own property. Alta Mesa does not currently have any insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations.

Alta Mesa re-evaluates the purchase of insurance, coverage limits and deductibles annually. Future insurance coverage for the oil and gas industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that are economically acceptable. No assurance can be given that Alta Mesa will be able to maintain insurance in the future at rates that it considers reasonable and Alta Mesa may elect to self-insure or maintain only catastrophic coverage for certain risks in the future.

Legal Proceedings

Environmental Claims

Various landowners have sued Alta Mesa in lawsuits concerning several fields in which it has or historically had operations. The lawsuits seek injunctive relief and other relief, including unspecified amounts in both actual and punitive damages for alleged breaches of mineral leases and alleged failure to restore the plaintiffs’ lands from alleged contamination and otherwise from Alta Mesa’s oil and natural gas operations. Alta Mesa is unable to express an opinion with respect to the likelihood of an unfavorable outcome of the various environmental claims or to estimate the amount or range of potential loss should the outcome be unfavorable. Therefore, Alta Mesa has not provided any material amounts for these claims in its condensed consolidated financial statements at September 30, 2017.

Due to the nature of Alta Mesa’s business, some contamination of the real estate property owned or leased by it is possible. Environmental site assessments of the property would be necessary to adequately determine remediation costs, if any. As of December 31, 2016, Alta Mesa’s revised estimated remediation liability for soil contamination in Florida was approximately $0.1 million and as of December 31, 2015, Alta Mesa had estimated a liability of $1.3 million, based on its undiscounted engineering estimates. The obligations are included in accounts payable and accrued liabilities at December 31, 2016 and other long-term liabilities at December 31, 2015 in the consolidated balance sheets included in the financial statements herein. Alta Mesa’s existing equity owners will assume the case and liabilities related thereto as part of the transfer of the non-STACK assets.

Title/Lease Disputes

Title and lease disputes may arise in the normal course of Alta Mesa’s operations. These disputes are usually small but could result in an increase or decrease in reserves and/or other forms of settlement, such as cash, once a final resolution to the title dispute is made.

Litigation

There are no other material litigation proceedings to which Alta Mesa is a party.

Other

Alta Mesa is subject to legal proceedings, claims and liabilities arising in the ordinary course of business for which the outcome cannot be reasonably estimated; however, in the opinion of Alta Mesa’s management, such litigation and claims will be resolved without material adverse effect on Alta Mesa’s financial condition, results of operations or cash flows. Accruals for losses associated with litigation are made when losses are deemed probable and can be reasonably estimated.

Environmental and Occupational Safety and Health Matters

Alta Mesa’s oil and natural gas exploration and production operations are subject to stringent federal, state and local laws and regulations governing occupational safety and health, the discharge of materials into the environment and environmental protection. Numerous governmental agencies, including the EPA and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling and other regulated activities commence;

•	require the installation of pollution control equipment in connection with operations and place other conditions on Alta Mesa’s operations;

•	place restrictions on the use of the material based on Alta Mesa’s operations and upon the disposal of waste from its operations;

•	restrict the types, quantities and concentrations of various substances that can be released into the environment or used in connection with drilling, production and transportation activities;

•	limit or prohibit drilling activities on lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from former and ongoing operations, including site restoration, pit closure and plugging of abandoned wells; and

•	impose specific safety and health criteria addressing worker protection.

These laws, rules and regulations often impose difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in remedial or corrective action obligations, occurrence of delays or cancellations in the permitting, performance or expansion of projects and in issuance of orders enjoining performance in particular areas for non-compliance.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, For example, the EPA has identified environmental compliance by the energy extraction sector as one of its enforcement initiatives for fiscal years 2017 to 2019, although the outlook for this initiative remains unclear with the change in Presidential administration. Consequently, any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly well drilling, construction, completion or water management activities, or waste handling, storage transport, disposal or remediation requirements could have a material adverse effect on Alta Mesa’s financial position and results of operations. Alta Mesa may be unable to pass on such increased compliance costs to its customers. Moreover, accidental releases or spills may occur in the course of Alta Mesa’s operations, and it cannot assure you that it will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons. Historically, Alta Mesa’s environmental compliance costs have not had a material adverse effect on its results of operations; however, there can be no assurance that such costs will not be material in the future or that such future compliance will not have a material adverse effect on its business and operating results.

The following is a summary of some of the more significant existing environmental and occupational safety and health laws, and regulations, as amended from time to time, to which Alta Mesa’s business operations are subject.

Non-hazardous and Hazardous Wastes and Hazardous Substances Handling

The federal RCRA and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of non-hazardous and hazardous wastes. Pursuant to rules issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. In the course of Alta Mesa’s operations, it generates some amounts of ordinary industrial wastes that may be regulated as hazardous wastes. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development and production of oil or natural gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA and, instead, are regulated under RCRA’s less stringent non-hazardous waste provisions, state laws or other federal laws. However, it is possible that certain oil and natural gas drilling and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. For example, following the filing of a lawsuit in the U.S. District Court for the District of Columbia in May 2016 by several non-governmental environmental groups against the EPA for the agency’s failure to timely assess its RCRA Subtitle D criteria regulations for oil and gas wastes, EPA and the environmental groups entered into an agreement that was finalized in a consent decree issued by the District Court on December 28, 2016. Under the decree, the EPA is required to propose no later than March 15, 2019, a rulemaking for revision of certain Subtitle D criteria regulations pertaining to oil and gas wastes or sign a determination that revision of the regulations is not necessary. If EPA proposes a rulemaking for revised oil and gas waste regulations, the Consent Decree requires that the EPA take final action following notice and comment rulemaking no later than July 15, 2021. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in Alta Mesa’s costs to manage and dispose of waste, which could have a material adverse effect on Alta Mesa’s financial condition and results of operations.

The federal CERCLA, also known as the Superfund law, and comparable state laws impose liability, without regard to fault or legality of conduct, on classes of persons considered to be responsible for the release of a “hazardous substance” (or in the case of state laws, other classes of materials) into the environment. Under CERCLA, such persons may be subject to joint and several, strict liability for costs of investigation and remediation and for natural resource damages without regard to fault or legality of the original conduct, on certain classes of persons with respect to the release into the environment of hazardous substances. These classes of persons, or so-called potentially responsible parties (“PRPs”) include the current and past owners or operators of a site where the hazardous substance release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. CERCLA also authorizes the EPA and, in some instances, third parties to take actions in response to threats to public health or the environment and to seek to recover from the PRPs the costs of such action. Many states have adopted comparable or more stringent state statutes. Alta Mesa generates materials in the course of its operations that may be regulated as hazardous substances.

Alta Mesa currently owns, leases or operates and in the past has owned, leased or operated numerous properties that have been used for oil and natural gas exploration and production for many years. Although Alta Mesa believes it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or leased by Alta Mesa, or on or under other locations, including offsite locations, where such materials have been taken for treatment or disposal. In addition, some of these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons were not under Alta Mesa’s control. These properties and the materials disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. In the future, Alta Mesa could be required to remediate property, including groundwater, containing or impacted by previously disposed materials (including wastes disposed or released by prior owners or operators, or property contamination, including groundwater contamination by prior owners or operators) or to perform remedial plugging or pit closure operations to prevent future contamination, the costs of which could be material.

Water Discharges and Subsurface Injections

The federal CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including discharges, spills and leaks of oil and hazardous substances, into state waters and waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. Spill prevention, control and countermeasure plan requirements imposed under the CWA require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

The CWA also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers (“Army Corps”). The EPA has issued final rules outlining its position on the federal jurisdictional reach over waters of the United States. This interpretation by the EPA may constitute an expansion of federal jurisdiction over waters of the United States. The rule was stayed nationwide by the U.S. Sixth Circuit Court of Appeals in October 2015 as that appellate court and several other courts hear lawsuits opposing implementation of the rule. In January 2017, the United States Supreme Court accepted review of the rule to determine whether jurisdiction rests with the federal district or appellate courts. Litigation surrounding this rule is ongoing. In February 2017, President Trump signed an executive order directing the EPA and the Army Corps to begin a process to revise or rescind these rules; the agencies published a notice of intent on March 6, 2017 to review and rescind or revise the rules and the U.S. Department of Justice filed a motion with the U.S. Supreme Court on March 6, 2017 requesting a court stay of its review of the rules. The outlook for these rules is unclear. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. The primary federal law related to oil spill liability is the OPA, which amends and augments oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening United States waters or adjoining shorelines. A liable “responsible party” includes the owner or operator of an onshore facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge, or in the case of offshore facilities, the lessee or permittee of the area in which a discharging facility is located. The OPA assigns joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist to the liability imposed by the OPA, they are limited.

Alta Mesa’s underground injection operations are regulated pursuant to the UIC program established under the federal SDWA and analogous state and local laws and regulations. The UIC program includes requirements for permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require a permit from the applicable regulatory agencies to operate underground injection wells. Although Alta Mesa monitors the injection process of its wells, any leakage from the subsurface portions of the injection wells could cause degradation of fresh groundwater resources, potentially resulting in suspension of Alta Mesa’s UIC permit, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third-parties claiming damages for alternative water supplies, property and personal injuries. A change in UIC disposal well regulations or the inability to obtain permits for new disposal wells in the future may affect Alta Mesa’s ability to dispose of produced waters and other substances, which could affect its business.

Furthermore, in response to recent seismic events near underground disposal wells used for the disposal by injection of produced water resulting from oil and natural gas activities, federal and some state agencies are investigating whether such wells have caused increased seismic activity, and some states have restricted, suspended or shut down the use of such disposal wells. In response to these concerns, regulators in some states have imposed, or are considering imposing, additional requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, Oklahoma issued new rules for injection wells in 2014 that imposed certain permitting and operating restrictions and reporting requirements on disposal wells in proximity to faults and also, from time to time, has developed and implemented plans directing certain wells where seismic incidents have occurred to restrict or suspend disposal well operations. The OCC has implemented the National Academy of Science’s “traffic light system,” in determining whether new injection wells should be permitted, permitted only with special restrictions, or not permitted at all. In addition, the OCC has established rules requiring operators of certain produced water injection wells in seismically-active areas, or Areas of Interest, within the Arbuckle formation of the state to, among other things, conduct mechanical integrity testing or make certain demonstrations of such wells’ depth that, depending on the depth, could require the plugging back of such wells and/or the reduction of volumes disposed in such wells. As a result of these measures, the OCC from time to time has developed and implemented plans calling for injection wells within Areas of Interest where seismic incidents have occurred to restrict or suspend disposal operations in an attempt to mitigate the occurrence of such incidents. More recently, in December 2016, the OCC Oil and Gas Conservation Division and the Oklahoma Geological Survey released well completion seismicity guidance, which requires operators to take certain prescriptive actions, including an operator’s planned mitigation practices, following certain unusual seismic activity within 1.25 miles of hydraulic fracturing operations. In addition, in February 2017, the OCC’s Oil and Gas Conservation District issued an order limiting future increases in the volume of oil and natural gas wastewater injected belowground into the Arbuckle formation in an effort to reduce the number of earthquakes in the state. Increased regulation and attention given to induced seismicity could lead to greater opposition, including litigation, to oil and natural gas activities utilizing injection wells for produced water disposal. Court decisions or the adoption of any new laws, regulations or directives that restrict Alta Mesa’s ability to dispose of produced water generated by production and development activities, whether by plugging back the depths of disposal wells, reducing the volume of produced water disposed in such wells, restricting injection well locations or otherwise, or by requiring it to shut down injection wells, could significantly increase Alta Mesa’s costs to manage and dispose of this produced water, which could have a material adverse effect on its financial condition and results of operations.

Hydraulic Fracturing

Many of Alta Mesa’s development projects require hydraulic fracturing procedures to economically develop the formations. Generally, Alta Mesa performs two types of hydraulic fracturing. In the STACK play, Alta Mesa performs hydraulic fracturing in horizontally drilled wells. These procedures are more extensive, time-consuming and expensive than hydraulic fracturing of vertical wells. Alta Mesa also performs hydraulic fracturing in vertical wells in its East Texas fields, including primarily Urbana and Cold Springs (both in East Texas); among the target zones are the Wilcox and Frio formations.

Currently, most hydraulic fracturing activities are regulated at the state level, as the SDWA’s UIC program exempts EPA regulation of most hydraulic fracturing except for hydraulic fracturing activities involving the use of diesel. However, several federal agencies have asserted regulatory authority or pursued investigations over certain aspects of the hydraulic fracturing process. For example, in December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” including water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. In other examples, in June 2016, the EPA published an effluent limit guideline final rule prohibiting the discharge of wastewater from onshore unconventional oil and natural gas extraction facilities to publicly owned wastewater treatment plants and, in 2014, the EPA asserted regulatory authority pursuant to the UIC program over hydraulic fracturing activities involving the use of diesel and issued guidance covering such activities. Also, in 2015, the BLM published a final rule that established new or more stringent standards relating to hydraulic fracturing on federal and American Indian lands, which has been challenged in court. However, the

BLM is in the process of rescinding the 2015 rule. Additionally, in 2014, the EPA published an advanced notice of public rulemaking regarding TSCA reporting of the chemical substances and mixture used in hydraulic fracturing. From time to time, Congress has introduced, but not adopted, legislation to provide for federal regulation of hydraulic fracturing and to require disclosure of chemicals used in the fracturing process.

Many states, including Oklahoma, where Alta Mesa conducts operations, and other regional and local regulatory authorities have enacted, and other states or other regional and local authorities are considering, laws or other regulatory initiatives on hydraulic fracturing, including disclosure requirements and regulations that could restrict or prohibit drilling in general or hydraulic fracturing in particular, in certain circumstances. Some states have also considered or adopted other restrictions or regulations on drilling and completion operations, including requirements regarding casing and cementing of wells; testing of nearby water wells; restrictions on access to, and usage of, water; and restrictions on the type of chemical additives that may be used in hydraulic fracturing operations. States could elect to prohibit high-volume hydraulic fracturing altogether, following the approach taken by the State of New York in 2015. In addition to state laws, local land use restrictions, such as city ordinances, may restrict drilling in general and/or hydraulic fracturing in particular, although Oklahoma has taken steps to limit the authority of local governments to regulate oil and natural gas development. The issuance of any laws, regulations or other regulatory initiatives that impose new obligations on, or significantly restrict hydraulic fracturing, could make it more difficult or costly for Alta Mesa to perform hydraulic fracturing activities and thereby affect its production and increase Alta Mesa’s cost of doing business. Such increased costs and any delays or curtailments in Alta Mesa’s production activities could have a material adverse effect on its business, prospects, financial condition, results of operations and liquidity.

Air Emissions

Alta Mesa’s operations are subject to the federal CAA and comparable state laws and implementing regulations that restrict the emission of air pollutants from many sources through air emissions standards, construction and operating permit programs and the imposition of other compliance standards. These laws and regulations may require Alta Mesa to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay Alta Mesa’s projects or development of oil and natural gas projects.

Over the next several years, Alta Mesa may incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, in October 2015, the EPA issued a final rule under the CAA, lowering the National Ambient Air Quality Standard for ground-level ozone from the current standard of 75 parts per million to 70 parts per million under both the primary and secondary standards. State implementation of these revised standards could result in stricter permitting requirements, delay or prohibit Alta Mesa’s ability to obtain such permits, and result in increased expenditures for pollution control equipment, the costs of which could be significant. Also, the EPA finalized separate rules under the CAA in June 2016 regarding criteria for aggregating multiple sites into a single source for air-quality permitting purposes applicable to the oil and natural gas industry. This rule could cause small production facilities such as tank batteries and compressor stations, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements and increasing Alta Mesa’s expenditures for permitting and pollution control equipment. Additionally, the EPA issued final CAA regulations in 2012 that include NSPS for completions of hydraulically fractured natural gas wells and issued added CAA regulations in June 2016 that include new emissions standards for methane and additional standards for volatile organic compounds from certain new, modified and reconstructed equipment and processes in the oil and natural gas source category, including production activities. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects, increase Alta Mesa’s costs and reduce the demand for the oil and natural gas that it produces.

Climate Change Regulation and Legislation

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, adopted regulations under the CAA that, among other things, establish PSD construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are already potential sources of significant, or criteria, pollutant emissions. Sources subject to these permitting requirements must meet “best available control technology” standards for those GHG emissions. Additionally, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from specified GHG emission sources in the United States, including, among others, onshore and offshore oil and gas production, processing, transmission, storage and distribution facilities, which include certain of Alta Mesa’s operations.

Federal agencies also have begun directly regulating emissions of methane, a GHG, from oil and natural gas operations. In June 2016, the EPA published Subpart OOOOa, requirements for certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and volatile organic compound emissions. These Subpart OOOOa standards will expand the previously issued Subpart OOOO, requirements issued in 2012 by using certain equipment-specific emissions control practices. Additionally, in December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that prepared an agreement requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This “Paris Agreement” was signed by the United States in April 2016 and entered into force in November 2016; however, this agreement does not create any binding obligations for nations to limit their GHG emissions but, rather, includes pledges to voluntarily limit or reduce future emissions. With the change in Presidential administration, the ongoing commitment of the United States to the Paris Agreement is unclear.

The adoption and implementation of any international, federal or state legislation, regulations or other regulatory initiatives that requires reporting of GHGs or otherwise restricts emissions of GHGs from Alta Mesa’s equipment and operations could require Alta Mesa to incur increased operating costs, such as costs to purchase and operate emissions control systems, acquire emissions allowances or comply with new regulatory or reporting requirements, including the imposition of a carbon tax, which one or more developments could have an adverse effect on Alta Mesa’s business, financial condition and results of operations. Moreover, such new legislation or regulatory programs could also increase the cost to the consumer, and thereby reduce demand for oil and gas, which could reduce the demand for the oil and natural gas Alta Mesa produces and lower the value of its reserves.

Finally, it should be noted that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If such effects were to occur, Alta Mesa’s development and production operations have the potential to be adversely affected. Potential adverse effects could include damages to Alta Mesa’s facilities from powerful winds or rising waters in low lying areas, disruption of its production activities because of climate related damages to its facilities, its costs of operations potentially arising from such climatic effects, less efficient or non-routine operating practices necessitated by such climate effects or increased costs for insurance coverage in the aftermath of such effects. Significant physical effects of climate change could also have an indirect effect on Alta Mesa’s financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom Alta Mesa has a business relationship. At this time, Alta Mesa has not developed a comprehensive plan to address the legal, economic, social or physical impacts of climate change on its operations.

Activities on Federal Lands

Alta Mesa’s only activity on federal lands is on its non-STACK assets that will be transferred to the Alta Mesa Contributor. Oil and natural gas exploration and production activities on federal lands, including Indian lands, may be subject to the federal NEPA, which requires federal agencies, including the EPA, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of Alta Mesa’s current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay or impose additional conditions and costs upon the development of oil and natural gas projects. Authorizations under NEPA are also subject to protest, appeal or litigation, any or all of which may delay or halt projects. Moreover, depending on the mitigation strategies recommended in the Environmental Assessments or Environmental Impact Statement, Alta Mesa could incur added costs, which may be significant.

Occupational Safety and Health Matters

Alta Mesa is subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”) and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the federal Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that Alta Mesa organize and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state and local governmental authorities and citizens.

Other Laws and Regulations

Alta Mesa’s operations are also subject to regulations governing the handling, transportation, storage and disposal of naturally occurring radioactive materials. Furthermore, owners, lessees and operators of natural gas and oil properties are also subject to increasing civil liability brought by surface owners and adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are often based on negligence, trespass, nuisance, strict liability or fraud.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases Alta Mesa’s cost of doing business and, consequently, affects its profitability, these burdens generally do not affect it any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The interstate transportation of oil and natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by FERC. Federal and state regulations govern the rates and other terms for access to oil and natural gas pipeline transportation. FERC’s regulations for interstate oil and natural gas transmission by pipeline in some circumstances may also affect the intrastate transportation of oil and natural gas by other means.

Although oil and natural gas sales prices are currently unregulated, the federal government historically has been active in the area of oil and natural gas sales regulation. Alta Mesa cannot predict whether new legislation to regulate oil and natural gas sales might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on its operations. Sales of condensate, oil and natural gas liquids are not currently regulated and are made at market prices.

Exports of U.S. Crude Oil Production, Natural Gas and Liquefied Natural Gas

The federal government has recently ended its decades-old prohibition of exports of oil produced in the lower 48 states of the United States. It is too recent an event to determine the impact this regulatory change may have on Alta Mesa’s operations or its sales of oil. The general perception in the industry is that ending the prohibition of exports of oil produced in the United States will be positive for producers of U.S. oil. In addition, the U.S. Department of Energy (the “DOE”) authorizes exports of natural gas, including exports of natural gas by pipelines connecting U.S. natural gas production to pipelines in Mexico, which are expected to increase significantly with the changes taking place in the Mexican government’s regulation of the energy sector in Mexico. In addition, the DOE authorizes the export of LNG through LNG export facilities, the construction of which are regulated by FERC. In the third quarter of 2016, the first quantities of natural gas produced in the lower 48 states of the U.S. were exported as LNG from the first of several LNG export facilities being developed and constructed in the U.S. Gulf Coast region. While it is also too recent an event to determine the impact this change may have on Alta Mesa’s operations or its sales of natural gas, the perception in the industry is that this will be a positive development for producers of U.S. natural gas.

Drilling and Production

Alta Mesa’s operations are subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. The state, and some counties and municipalities, in which Alta Mesa operates also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the timing of construction or drilling activities, including seasonal wildlife closures;

•	the rates of production or “allowables”;

•	the surface use and restoration of properties upon which wells are drilled;

•	the plugging and abandoning of wells; and

•	notice to, and consultation with, surface owners and other third parties.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce Alta Mesa’s interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas Alta Mesa can produce from its wells or limit the number of wells or the locations at which Alta Mesa can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but Alta Mesa cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be produced from Alta Mesa’s wells, which could negatively affect the economics of production from these wells or to limit the number of locations it can drill.

Federal, state and local regulations provide detailed requirements for the abandonment of wells, closure or decommissioning of production facilities and pipelines and for site restoration in areas where Alta Mesa operates.

The U.S. Army Corps of Engineers and many other state and local authorities also have regulations for plugging and abandonment, decommissioning and site restoration. Although the U.S. Army Corps of Engineers does not require bonds or other financial assurances, some state agencies and municipalities do have such requirements.

Forced Pooling in Oklahoma

The pooling process before the OCC provides a mechanism to develop a unit when two or more of its owners cannot voluntarily agree to pool their interests for the purposes of drilling and development. This procedure, which is standard in an actively developed field in Oklahoma, is specific to a given reservoir. The parties that are the recipient of pooling applications and orders under the OCC may elect to: (i) lease their unleased minerals for stated terms; (ii) participate in the well and pay their proportionate share of costs; or (iii) be bought out for fair, just and reasonable compensation determined by the OCC. Under this process, Alta Mesa pooled 68 sections in 2016 and on average increased its interest in the 68 units by 15%.

Natural Gas Sales and Transportation

Historically, federal legislation and regulatory controls have affected the price of the natural gas Alta Mesa produces and the manner in which Alta Mesa markets its production. FERC has jurisdiction over the transportation and sale for resale of natural gas in interstate commerce by natural gas companies under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978 (“NGPA”). Since 1978, various federal laws have been enacted which have resulted in the complete removal of all price and non-price controls for sales of domestic natural gas sold in “first sales,” which include all of Alta Mesa’s sales of its own production.

Under the EPAct, Congress amended NGA to give FERC substantial enforcement authority to prohibit the manipulation of natural gas markets and enforce its rules and orders, including the ability to assess substantial civil penalties. EPAct also amended the NGA to authorize FERC to “facilitate transparency in markets for the sale or transportation of physical natural gas in interstate commerce,” pursuant to which authorization FERC now requires natural gas wholesale market participants, including a number of entities that may not otherwise be subject to FERC’s traditional NGA jurisdiction, to report information annually to FERC concerning their natural gas sales and purchases. FERC requires any wholesale market participant that sells 2.2 million MMBtus or more annually in “reportable” natural gas sales to provide a report, known as FERC Form 552, to FERC. Reportable natural gas sales include sales of natural gas that utilize a daily or monthly gas price index, contribute to index price formation, or could contribute to index price formation, such as fixed price transactions for next-day or next-month delivery.

FERC also regulates interstate natural gas transportation rates, terms and conditions of natural gas service, and the terms under which Alta Mesa as a shipper may use interstate natural gas pipeline capacity, which affects the marketing of natural gas that it produces, as well as the revenues it receives for sales of its natural gas and for the release of its excess, if any, natural gas pipeline capacity. Commencing in 1985, FERC promulgated a series of orders, regulations and rule-makings that significantly fostered competition in the business of transporting and marketing gas. Today, interstate pipeline companies are required to provide nondiscriminatory transportation services to producers, marketers and other shippers, regardless of whether such shippers are affiliated with an interstate pipeline company. FERC’s initiatives have led to the development of a competitive, open access market for natural gas purchases and sales that permits all purchasers of natural gas to buy gas directly from third-party sellers other than pipelines. However, the natural gas industry historically has been very heavily regulated; therefore, Alta Mesa cannot guarantee that the less stringent regulatory approach currently pursued by FERC and Congress will continue indefinitely into the future nor can we determine what effect, if any, future regulatory changes might have on its natural gas related activities.

Under FERC’s current regulatory regime, interstate transportation services must be provided on an open- access, non-discriminatory basis at cost-based rates or at market-based rates if the transportation market at issue is sufficiently competitive. FERC-regulated tariffs, under which interstate pipelines provide such open-access transportation service, contain strict limits on the means by which a shipper releases its pipeline capacity to another potential shipper, which provisions include FERC’s “shipper-must-have-title” rule. Violations by a shipper (i.e., a pipeline customer) of FERC’s capacity release rules or shipper-must-have-title rule could subject a shipper to substantial penalties from FERC.

Gathering service, which occurs on pipeline facilities located upstream of FERC-jurisdictional interstate transportation services, is regulated by the states onshore and in state waters. Depending on changes in the function performed by particular pipeline facilities, FERC has in the past reclassified certain FERC-jurisdictional transportation facilities as non-jurisdictional gathering facilities, and FERC has reclassified certain non- jurisdictional gathering facilities as FERC-jurisdictional transportation facilities. Any such changes could result in an increase to Alta Mesa’s costs of transporting gas to point-of-sale locations.

The pipelines used to gather and transport natural gas being produced by Alta Mesa are also subject to regulation by the U.S. Department of Transportation (“DOT”) under the Natural Gas Pipeline Safety Act of 1968 (the “NGPSA”), as amended, the Pipeline Safety Act of 1992, as reauthorized and amended (“Pipeline Safety Act”), and the Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011 (“2011 Pipeline Safety Act”). The PHMSA has established a risk-based approach to determine which gathering pipelines are subject to regulation and what safety standards regulated gathering pipelines must meet. In March 2016, the PHMSA issued a Notice of Proposed Rulemaking proposing to revise the Pipeline Safety Regulations applicable to the safety of onshore gas transmission and gathering pipelines, including both high consequence areas (“HCAs”) and non-HCAs.

Oil and Natural Gas Liquids Sales and Transportation

Sales of oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Alta Mesa’s sales of oil and natural gas liquids are also affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of oil and natural gas liquids by pipelines are regulated by FERC, as common carriers, under the Interstate Commerce Act (the “ICA”). The FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil and natural gas liquids pipelines to fulfill the requirements of Title XVIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil and natural gas liquids pipeline rates. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, Alta Mesa believes that the regulation of oil transportation rates will not affect its operations in any materially different way than such regulation will affect the operations of Alta Mesa’s competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, Alta Mesa believes that access to oil pipeline transportation services generally will be available to it to the same extent as to its competitors.

Any transportation of Alta Mesa’s crude oil, natural gas liquids and purity components (ethane, propane, butane, iso-butane and natural gasoline) by rail is also subject to regulation by the DOT’s PHMSA and the DOT’s Federal Railroad Administration (“FRA”) under the Hazardous Materials Regulations at 49 CFR Parts 171-180, including Emergency Orders by the FRA and new regulations being proposed by the PHMSA, arising due to the consequences of train accidents and the increase in the rail transportation of flammable liquids.

In October 2015, the PHMSA issued proposed new safety regulations for hazardous liquid pipelines, including a requirement that all hazardous liquid pipelines have a system for detecting leaks and establish a timeline for inspections of affected pipelines following extreme weather events or natural disasters.

State Regulation

Texas regulates the drilling for, and the production, gathering and sale of, oil and natural gas, including imposing severance taxes and requirements for obtaining drilling permits. Texas currently imposes a 4.6% severance tax on oil production and a 7.5% severance tax on natural gas production. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from oil and natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but Alta Mesa cannot assure you that they will not do so in the future. The effect of these regulations may be to limit the amount of oil and natural gas that may be produced from Alta Mesa’s wells and to limit the number of wells or locations it can drill.

Oklahoma currently imposes on all new wells, both horizontal and vertical, drilled on or after July 1, 2015, a tax 2% of gross production for the first 36 months of production and then at 7% thereafter. There will still be different treatment for a limited number of wells defined as enhanced recovery projects, production enhancement projects, inactive wells and economically at-risk oil or gas leases. Horizontal wells drilled prior to July 1, 2015, will continue to be taxed at 1% for 48 months after production commences. Deep wells drilled prior to July 1, 2015, will continue to be taxed at 4% for 48 months, while most other wells drilled prior to July 1, 2015, will be taxed at 7% throughout their productive life. In response to a recent significant earthquake, federal and Oklahoma state regulators imposed limitations on disposal of produced water in two counties. On September 12, 2016, federal and state regulators expanded and modified those emergency orders limiting disposal activity in the two-county area. Multiple wells shut down immediately after the earthquake are being allowed to resume operations with volume limits.

Louisiana severance tax laws are more complex than those of other states. Different schedules of taxes are imposed based on the different hydrocarbons produced. The basic (and highest) rate for natural gas is $0.164 per Mcf for full rate wells. The basis (and highest) rate for oil is 12.5% of value for full rate oil and condensate. There is a severance tax exemption for oil and gas produced from horizontal wells. Last year, Louisiana imposed on operators of wells a security deposit requirement for plugging and abandonment obligations. Those who own between 11 and 99 wells pay a deposit of $250,000. The fee is $500,000 for every 100 wells. Owners of single wells pay by the depth. The deposit is $7 per foot for the first 3,000 feet with lower rates the deeper the well is drilled.

The petroleum industry is also subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to resource conservation and equal employment opportunity. Alta Mesa does not believe that compliance with these laws will have a material adverse effect on it.

Other Regulation

In addition to the regulation of oil and natural gas pipeline transportation rates, the oil and natural gas industry generally is subject to compliance with various other federal, state and local regulations and laws. Some of those laws relate to occupational safety, resource conservation and equal employment opportunity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF KINGFISHER

The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes of Kingfisher included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect Kingfisher’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Kingfisher’s control. Kingfisher’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors—Risks Related to the Kingfisher Business” and “Cautionary Statement Regarding Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Kingfisher is a Delaware limited liability company formed on January 30, 2015 by ARM Midstream, LLC, HPS and HMS Kingfisher Holdco, LLC for the purpose of acquiring, developing and operating midstream oil and gas assets. Kingfisher primarily focuses on providing crude oil gathering, gas gathering and processing and marketing to producers of natural gas, NGLs, crude oil and condensate in the STACK play. Kingfisher’s midstream energy asset network includes approximately 308 miles of existing low and high pressure pipelines, a 60 MMcf/d cryogenic natural gas processing plant, 10 MMcf/d in offtake processing, compression facilities, crude storage, NGL storage and purchasing and marketing capabilities. Kingfisher, currently, has approximately 68 miles of pipeline, a 200 MMcf/d cryogenic processing plant and associated equipment under construction.

How Kingfisher Evaluates Its Operations

Kingfisher uses a variety of financial and operational metrics to assess the performance of its operations, including:

•	Throughput volumes;

•	Adjusted EBITDA; and

•	Operating expenses.

Sources of Kingfisher’s Revenues

Kingfisher’s results are driven primarily by the volume of natural gas, oil, or NGL volumes gathered and processed under its commercial agreements and the fees assessed for such services. In order to limit its direct exposure to commodity price volatility, where possible, Kingfisher seeks to enter into multi-year, fee-based contracts. The volume of oil and natural gas that Kingfisher gathers or processes depends on the level of production from its customers in the areas serviced by its assets. Kingfisher’s assets have been and continue to be constructed to serve the development of the STACK play in Oklahoma. The amount of drilling and completion activity will impact Kingfisher’s aggregate gathering and processing volumes since the production rate of oil and natural gas wells decline over time. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of oil, natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. Kingfisher generally expects the level of drilling to positively correlate with commodity prices. Similarly, production levels nationally and regionally tend to correlate positively with drilling activity. Kingfisher believes that its midstream system is positioned in a highly attractive geologic region that is currently one of the most active plays in terms of drilling and completion investment.

Under commercial arrangements, Kingfisher typically receives fees for the following natural gas gathering and processing services: gathering, processing, dehydration, compression, high pressure gas lift, low pressure gas lift, amine treating and amine processing. For crude oil gathering services, Kingfisher customarily receives fees for gathering and injection.

Although certain of Kingfisher’s current contracts are supported by acreage dedications, Kingfisher must obtain new supplies of oil and natural gas to increase or maintain the throughput volume on its systems. Kingfisher’s ability to maintain or increase existing throughput volumes and obtain new supplies of oil and natural gas is impacted by, among other things, successful drilling activity within its area of operation; the number of new pad sites within its area of operation awaiting lateral connections; the operations of third parties’ pipeline systems which connect and flow gas through interconnects with its system; its ability to compete for volumes from successful new wells in the area in which it operates that are not already dedicated to it; and its ability to attract and to gather oil and natural gas that has been released from producers’ commitments to its competitors.

Operating Expenses

Cost of Sales and Operation Expenses. Kingfisher’s operating costs and expenses are directly associated with the operations of a particular asset. Among the most significant of these costs are those associated with direct labor and supervision, property insurance, property taxes, repair and maintenance expenses, marketing, contract services and utilities. These costs are normally stable across broad volume ranges and, therefore, do not normally increase or decrease significantly in the short term with increases or decreases in the volume of natural gas, liquids, crude oil and condensate moved through or by the asset.

Depreciation. Depreciation is the systematic expensing of the capitalized costs incurred to acquire and develop property, plant and equipment. Kingfisher uses the straight-line method for computing depreciation of its property, plant and equipment over certain specified useful lives. Thus, the costs of such assets are expensed in uniform increments over their specified useful lives.

General and Administrative Expenses. Kingfisher’s most significant general and administrative (“G&A”) expenses include the costs of employee compensation, professional fees and travel and entertainment expenses.

Adjusted EBITDA

Kingfisher defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, acquisition and divestiture transaction expense and impairments. Kingfisher’s management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of Kingfisher’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Kingfisher’s presentation of Adjusted EBITDA should not be construed as an inference that its results will be unaffected by unusual or non-recurring items. Kingfisher’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Factors and Trends Impacting Kingfisher’s Business

Kingfisher expects to be affected by certain key factors and trends described below. These expectations are based on assumptions made by Kingfisher and information currently available to its management. To the extent any of Kingfisher’s underlying assumptions about, or interpretations of, available information prove to be incorrect, its actual results may vary materially from its expected results. Please read “Risk Factors—Risks Related to the Kingfisher Business.”

Crude Oil and Natural Gas Supply and Demand

Kingfisher currently generates substantially all of its revenues under fee-based agreements with upstream customers located in the STACK play of Oklahoma. These contracts are expected to result in cash flow consistency and minimize Kingfisher’s direct exposure to commodity price fluctuations, since it generally does not engage in the trading of crude oil or natural gas. Commodity price variances indirectly impact Kingfisher’s activities and results of operations over the long term, since prices can influence production rates and investments by third parties in the development of new crude oil and natural gas reserves. However, the majority of Kingfisher’s commercial agreements have certain mechanisms that may allow fees to be adjusted to provide cash flow stability if both parties agree to the adjustment. These adjustments are intended to produce cash flow stability. Generally, drilling and production activity will increase as crude oil and natural gas prices increase. The throughput volumes at Kingfisher’s assets depend primarily on the volume of crude oil and natural gas produced by third parties in the STACK play. Third-party producers’ margins depend on several factors, including the price of crude oil and natural gas, operational costs and flow assurance. Commodity prices can be volatile and influenced by numerous variables beyond upstream operators’ control, including the domestic and global supply of crude oil and natural gas. Flow assurance is dependent upon adequate infrastructure to meet downstream market demands. The commodities markets as well as other supply and demand factors may also influence the selling prices of crude oil and natural gas. Further, Kingfisher’s ability to execute its expansion strategy in the STACK play will depend on crude oil and natural gas regional production, which is also affected by the supply and demand for crude oil and natural gas.

Regulatory Compliance

The regulation of crude oil and natural gas gathering and processing by federal and state regulatory agencies has a material impact on Kingfisher’s business. Kingfisher’s operations are also impacted by new regulations, which have increased the time that it takes to obtain required permits.

Additionally, increased regulation of crude oil and natural gas producers in Kingfisher’s areas of operation, including regulation associated with hydraulic fracturing could reduce the regional supply of crude oil and natural gas and, therefore, throughput on its infrastructure assets. Specifically, hydraulic fracturing and injection well usage in the STACK play could be impacted due to an increased amount of seismicity in recent years.

Factors Affecting the Comparability of Future Financial Data of Silver Run Attributable to Kingfisher to the Historical Financial Results of Kingfisher’s Operations

The future results of Silver Run’s operations attributable to Kingfisher may not be comparable to the historical results of operations of Kingfisher for the periods presented due to the following reasons:

Construction of Assets. From inception to date, Kingfisher has been in the process of constructing its assets. In the first half of 2016, Kingfisher completed Phase I of its greenfield midstream infrastructure complex, which included a 60 MMcf/d cryogenic processing plant, approximately 212 miles of crude oil and natural gas gathering pipelines and a 50,000 Bbl crude oil terminal. As part of Kingfisher’s Phase II development, it has constructed an additional 96 miles of pipeline and entered into a gas processing agreement with a third party that is expected to provide an incremental 80 MMcf/d of initial processing capacity. Kingfisher continues construction on its Phase II expansion project, which includes a 200 MMcf/d cryogenic processing plant expansion and additional gas gathering pipelines currently totaling 68 miles. Kingfisher expects the Phase II expansion to be completed in the first quarter of 2018.

Operation of Assets. Since commissioning the 60 MMcf/d cryogenic processing plant in May 2015, Kingfisher believes that the plant has operated at an efficient rate, with only standard down-time for maintenance and repairs. However, Kingfisher is subject to operational issues caused by off-specification natural gas transported to its cryogenic processing plant. Kingfisher may also be subject to inaccurate measurements provided by third party-producers, which could impact its operational and financial results.

Throughput of Volumes. Despite the attractive STACK producer economics, Kingfisher cannot guarantee volume throughput, and its existing commercial arrangements with producers do not provide volume commitments. Kingfisher believes the acreage dedications are an attractive alternative to volume commitments, due to the contiguous acreage footprint of a portion of its customers. Further, Kingfisher’s customers generally have access to fixed transportation, which provides hydrocarbon flow assurance.

Offtake Agreements. Kingfisher may at times elect to enter into agreements that provide optionality to process Kingfisher customers’ natural gas. In making these decisions, Kingfisher evaluates the quantitative and qualitative benefits of executing offtake agreements with third parties compared to the construction of additional processing capacity. Kingfisher cannot control the operation of a third-party processing plant; however, it can mitigate operational and performance risk of the third party through contractual arrangements providing for gas quality, pressure and plant product allocation specifications.

Income Taxes. Silver Run is a C-Corp under the Code, and, as a result, is subject to U.S. federal, state and local income taxes. Although Kingfisher is subject to franchise tax in the State of Delaware (at less than 1% of modified pre-tax earnings), as a limited liability company, it generally passes through its taxable income to its members for other income tax purposes and is not subject to U.S. federal income taxes or other state or local income taxes. Accordingly, the historical financial data of Kingfisher contains no provision for U.S. federal income taxes or income taxes in any state or locality other than franchise tax in the State of Delaware. Upon consummation of the business combination, the financial data of Kingfisher may be affected because Silver Run is subject to federal income taxes at a statutory rate of 35% of pretax earnings.

Public Company Expenses. Silver Run incurs, and will continue after consummation of the business combination to incur, direct, incremental G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with Kingfisher’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These direct, incremental G&A expenses are not included in Kingfisher’s historical financial results of operations.

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table presents selected financial data for each of the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30,
In thousands, except operating data	2017	2016	Change
Operating Revenues:
Natural gas, NGLs and condensate revenue	$62,429	$—	$62,429
Gathering, processing, compression and other fee revenue	29,044	6,367	22,677

Total operating revenues	91,473	6,367	85,106
Operating Expenses:
Cost of natural gas and NGLs	64,539	1,907	62,632
Operation and maintenance	4,532	1,722	2,810
General and administrative	5,509	2,059	3,450
Depreciation and amortization	6,893	2,200	4,693

Total operating expenses	81,473	7,888	73,585

Operating income (loss)	10,000	(1,521)	11,521

Interest expense	133	—	133

Net income (loss)	$9,867	$(1,521)	$11,389

Operating data:
Average throughput volumes of natural gas (MMcf/d)	56	11	45
Average volume of processed gas (MMcf/d)	51	9	42
Average throughput volumes of crude oil (Bbls/d)	1,271	0	1,271

Revenues

Natural gas, NGLs and condensate revenue increased by $62.4 million to $62.4 million for the nine months ended September 30, 2017, as compared to $0 for the nine months ended September 30, 2016. This increase was primarily attributed to: (i) the continued operation of the gathering and processing system resulting in increased throughput of volumes and (ii) contractual amendment resulting in Kingfisher purchasing and selling hydrocarbons and products, rather than solely charging rates for midstream services. Further, the increase in Panhandle natural gas prices supported the growth in revenues for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016.

Gathering, processing and other fee revenue is based on contractual arrangements and generates revenue for the following services: crude gathering; compression; dehydration; capital recovery; gas gathering; NGL transportation; other fees; processing; and gas transportation. Gathering, processing and other fee revenue increased by approximately $22.7 million to $29.0 million for the nine months ended September 30, 2017, as compared to $6.4 million for the nine months ended September 30, 2016. This increase reflects the throughput volume growth in gathering and processing natural gas and gathering crude oil derived from the expansion of existing contractual acreage dedications and incremental acreage dedications and resource allocations. In addition, Kingfisher reviewed contractual throughput specifications resulting in incremental revenue due to off-specification volumes from customers.

Cost of Natural Gas and NGLs

Cost of natural gas and NGLs is primarily comprised of the cost of natural gas, NGLs and condensate purchased. In addition, trucking fees, transportation fees and deficiency fees are included in this line-item. In circumstances where Kingfisher elects to utilize offtake agreements, it may incur gathering, compression, processing and off-specification fees.

Cost of natural gas and NGLs increased by $62.6 million to $64.6 million for the nine months ended September 30, 2017, as compared to $1.9 million for the nine months ended September 30, 2016. This increase was primarily attributed to increases in natural gas, NGLs and condensate volumes purchased and higher natural gas prices.

Operation and Maintenance Expense

Operation and maintenance expense is comprised of a variety of costs, but may include the following: plant personnel wages; automotive; chemicals; compressor repairs and maintenance; contract services; electricity; field measurement and instruments; equipment rental; freight; lubricants; leases; utilities; and waste disposal.

Operation and maintenance expense increased by $2.8 million to $4.5 million for the nine months ended September 30, 2017, as compared to $1.7 million for the nine months ended September 30, 2016. This increase was driven by compressor repairs and maintenance, plant wages and chemicals increasing by $1.8 million, $0.4 million and $0.3 million, respectively. Additionally, electrical expenses and plant repair and maintenance increased by $0.4 million compared to the nine months ended September 30, 2016. These increased costs were partially offset by lower insurance and utilities expenses.

General and Administrative Expense

General and administrative expense increased by $3.5 million to $5.5 million for the nine months ended September 30, 2017, as compared to $2.1 million for the nine months ended September 30, 2016. Increased general and administrative expense was derived from an increase of: (i) $1.5 million in corporate wages; (ii) $0.4 million in professional fees comprised of recruiting, legal and accounting expenses; (iii) $1.2 million in taxes comprised primarily of ad valorem and sales tax; (iv) $0.3 million in insurance expenses; and (v) $0.1 million in corporate expenses. The increased general and administrative expense was partially offset by a $0.1 million decrease in travel and entertainment costs compared to the nine months ended September 30, 2016.

Depreciation and Amortization Expense

Depreciation and amortization expense increased by $4.7 million to $6.9 million for the nine months ended September 30, 2017, as compared to $2.2 million for the nine months ended September 30, 2016. This increase was primarily the result of placing certain assets into service as the gathering and processing system was expanded. Assets completed and placed into service include pipeline, field compression and various equipment associated with the plant site. The net increase in net property plant and equipment from September 30, 2016 to September 30, 2017 totaled $63.1 million.

RESULTS OF OPERATIONS

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

The following table presents selected financial data for each of the years ended December 31, 2016 and 2015.

In thousands, except operating data	Year Ended December 31,
	2016	2015	Change
Operating Revenues:
Natural gas, NGLs and condensate revenue	$615	$—	$615
Gathering, processing, compression and other fee revenue	14,563	—	14,563

Total operating revenues	15,178	—	15,178
Operating Expenses:
Cost of natural gas and NGLs	4,014	—	4,014
Operation and maintenance	3,417	—	3,417
General and administrative	3,778	1,437	2,341
Depreciation and amortization	3,752	—	3,752

Total operating expenses	14,961	1,437	13,524

Operating income (loss)	217	(1,437)	1,654

Net income (loss) before income tax expense	217	(1,437)	1,654

Net income (loss)	$217	$(1,437)	$1,654

Operating data:
Average throughput volumes of natural gas (MMcf/d)	17	0	17
Average volume of processed gas (MMcf/d)	15	0	15
Average throughput volumes of crude oil (Bbls/d)	12	0	12

Revenues

Natural gas, NGLs and condensate revenue increased by $0.6 million to $0.6 million for the year ended December 31, 2016, as compared to $0 for the year ended December 31, 2015. This increase was attributed to the initial operation of the gathering and processing system resulting in increased throughput of volumes.

Gathering, processing and other fee revenue increased by $14.6 million to $14.6 million for the year ended December 31, 2016, as compared to $0 for the year ended December 31, 2015. This increase reflects the initial throughput volume growth in gathering and processing natural gas and gathering crude oil derived from initial and expanded contractual acreage dedications and resource allocations.

Cost of Natural Gas and NGLs

Cost of natural gas and NGLs increased by $4.0 million to $4.0 million for the year ended December 31, 2016, as compared to $0 for the year ended December 31, 2015. This increase was attributed to commencement of operations.

Operation and Maintenance Expense

Operation and maintenance expense increased by $3.4 million to $3.4 million for the year ended December 31, 2016, as compared to $0 for the year ended December 31, 2015. This increase reflects (i) a $2.1 million increase in compression and plant repairs and maintenance, associated contract field services, and insurance costs and (ii) a $1.0 million increase in plant personnel wages.

General and Administrative Expense

G&A expense increased by approximately $2.3 million to $3.8 million for the year ended December 31, 2016, as compared to $1.4 million for the year ended December 31, 2015. This increase was related to: (i) $1.3 million increase in personnel costs; (ii) $0.3 million increase in professional fees, comprised of recruiting, legal and accounting expenses; (iii) $0.3 million increase in travel and entertainment costs; and (iv) $0.2 million increase in property taxes.

Depreciation and Amortization Expense

Depreciation and amortization expense increased $3.8 million to $3.8 million for the year ended December 31, 2016, as compared to $0 for the year ended December 31, 2015. This increase was the result of placing certain assets into service. Assets completed and placed into service include pipeline, field compression and various equipment associated with the plant site. The increase in property plant and equipment from December 31, 2015 to December 31, 2016 totaled $126.9 million, of which $96.3 million was placed in to service in 2016.

Liquidity and Capital Resources

Overview

Kingfisher’s development and acquisition activities require it to make significant operating and capital expenditures. Historically, Kingfisher’s primary sources of liquidity have been capital contributions from its members and cash flows from operations. To date, Kingfisher’s primary use of capital has been for developing and operating its assets. Kingfisher’s ongoing sources of liquidity will be comprised of cash on hand, cash generated from operations and availability under the Kingfisher credit facility. These sources of liquidity are expected to be adequate to meet Kingfisher’s operating needs and its planned short-term capital and debt service requirements. Kingfisher believes that future internal growth projects or potential acquisitions will be funded primarily through borrowings under its revolving credit facility or through issuances of debt and equity securities.

Capital Requirements

The amount and allocation of Kingfisher’s future capital expenditures will depend upon a number of factors, including Kingfisher’s cash flows from operating, investing and financing activities, the progression and completion of the construction of its assets, the number and size of acquisition opportunities and its ability to execute on its business strategy. Kingfisher periodically reviews its capital expenditure budget to assess changes in current and projected cash flows, debt requirements, and other factors. If Kingfisher is unable to obtain funds when needed or on acceptable terms, Kingfisher may not be able to finance the capital expenditures necessary to maintain its business as currently conducted.

Kingfisher’s 2017 capital budget for costs associated with acquiring, developing and operating its assets is approximately $124.7 million. As of September 30, 2017, Kingfisher incurred capital costs of approximately $58.2 million.

Credit Facility

Kingfisher entered into a new $200 million revolving credit facility with a syndicate of lenders on August 8, 2017. The facility has a four year term. ABN AMRO Capital USA LLC is acting as administrative agent, initial letter of credit issuer, sole bookrunner and sole lead arranger. The credit facility includes a letter of credit sublimit of $20 million for the issuance of letters of credit. Kingfisher has the option to increase its borrowing capacity under its revolving credit facility by an amount not to exceed $50 million (for a total commitment of $250 million) subject to certain conditions including (a) a certification from Kingfisher that the representations and warranties contained in the credit agreement and the other loan documents are true and correct, (b) that no event of default exists, and (c) obtaining the requisite commitments from existing or new lenders. Kingfisher’s revolving credit facility will be available to fund capital expenditures, working capital, general corporate purposes and to finance approved acquisitions. As of November 20, 2017, Kingfisher had $30.0 million in debt outstanding, with $54.6 million of availability.

Borrowings under the revolving credit facility will bear interest at a rate equal to an applicable margin plus, at Kingfisher’s option, either an adjusted base rate or an adjusted Eurodollar rate. In the case of adjusted base rate borrowings, the revolving credit facility will bear interest at a rate equal to the highest of (a) the per annum rate of interest established by J.P. Morgan Chase Bank, N.A. (or any successor) as its prime rate or base rate for U.S. dollar loans, (b) the adjusted Eurodollar rate for a one month interest period plus 1.00%, or (c) the federal funds rate, plus 0.50% per annum. Adjusted Eurodollar rates track the reserve requirements and are determined by the administrative agent to be equal to dividing (a) the Eurodollar rate for such Eurodollar loan for such interest period by (b) 1 minus the reserve requirement for any Eurodollar loan for such interest period. In the case of Eurodollar loans, the revolving credit facility will bear interest equal to the ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”) as published by Reuters at approximately 11:00 a.m., London time, determined two business days prior to the commencement of the interest period for such Eurodollar loan, for Eurodollar deposits being delivered in the London interbank market for a term equivalent to the interest period selected and commencing that day; provided that the ICE LIBOR has a floor of 0.0%.

The applicable margins are dependent upon Kingfisher’s leverage ratio, with the highest margins for Eurodollar loans and base rate loans being 3.25% and 2.25%, respectively. The revolving credit facility is subject to commitment fees ranging from 0.50% to 0.375% based on the leverage grid.

The revolving credit facility is subject to customary affirmative and negative covenants and events of default relating to Kingfisher. These covenants, include, among other things, limitations on incurrence of indebtedness and liens, the making of investments, the sale of assets, transactions with affiliates, merging or consolidation with another company and the making of restricted payments. The change of control provision is such that a default under the revolving credit facility will occur if (a) the equity owners cease to own 75% of the equity of Kingfisher or (b) Kingfisher is no longer controlled by the equity owners. Dividends and distributions are permitted for certain items so long as (1) no event of default has occurred and is continuing or would occur as a result of such dividend or distribution; (2) leverage ratio is below a certain threshold; and (3) availability of at least $5.0 million under the revolving credit facility.

The revolving credit facility requires Kingfisher to comply with certain financial covenants including (a) consolidated leverage ratio as of the end of each fiscal quarter (1) prior to the date that consolidated EBITDA for four fiscal quarters exceeds $75 million, of less than or equal to 4.50 to 1.00, and (2) on or after the date that the consolidated EBITDA exceeds $75 million, of less than or equal to 4.75 to 1.00, and (b) a consolidated interest coverage ratio of greater than 2.50 to 1.00 as of the end of each fiscal quarter.

Kingfisher intends to amend its revolving credit facility in connection with the Closing to, among other things, permit the business combination.

Working Capital

Kingfisher’s working capital, which it defines as current assets minus current liabilities, totaled $17.6 million at September 30, 2017. At December 31, 2016, it had working capital of $35.0 million, and at December 31, 2015, it had working capital of $57.0 million. Kingfisher’s collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Kingfisher’s cash and cash equivalents balance totaled $11.7 million, $41.0 million and $60.4 million at September 30, 2017, December 31, 2016 and December 31, 2015, respectively.

Kingfisher’s working capital requirements have been primarily driven by the changes in accounts payable and other current liabilities related to the construction of its assets and affiliated accounts payable related to services provided by ARM, under the Operator Agreement. Kingfisher expects that its working capital requirements will continue to be driven by these changes along with future changes in accounts receivable and accounts payable, which include the timing of collections from customers and payments to suppliers, as well as the level of spending for maintenance and expansion capital expenditures when its assets become operational. A material adverse change in operations or available financing under the Kingfisher credit facility could impact Kingfisher’s ability to fund its requirements for liquidity and capital resources.

Cash Flows

The following table summarizes Kingfisher’s cash flows for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31, 2016	Period from January 30, 2015 (Inception) through December 31, 2015
	2017	2016
(dollars in thousands)	(Unaudited)
Net cash provided by (used in) operating activities	$6,786	$(6,632)	$(634)	$(1,116)
Net cash (used in) investing activities	(60,416)	(92,679)	(123,460)	(46,858)
Net cash provided from financing activities	24,365	67,567	104,650	108,404

Analysis of Cash Flow Changes Between the Nine Months Ended September 30, 2017 and 2016

Operating Activities. In the first nine months of 2017, net cash provided by operating activities was approximately $6.8 million, compared to net cash used in operating activities of approximately $(6.6) million in the first nine months of 2016. The increase in net cash provided by operating activities for the first nine months of 2017 compared to the first nine months of 2016 was primarily due to increased earnings and non-cash depreciation expense resulting from increased natural gas throughput volumes and assets placed in service.

Investing Activities. In the first nine months of 2017, net cash used in investing activities included approximately $60.4 million attributable to construction work in progress and accounts receivable from affiliate of approximately $57.9 million and $2.0 million, respectively. The increase in construction work in progress comprised of low and high pressure pipelines, compression, and associated equipment. The accounts receivable from affiliate is comprised of transaction-related expenses incurred by KFM Holdco, LLC, the Kingfisher Contributor. In the first nine months of 2016, net cash used in investing activities included approximately $92.5 million attributable to construction work in progress comprised of natural gas and crude oil low and high pressure pipelines, 50,000 Bbl crude oil storage terminal and LACT units.

Financing Activities. Net cash provided from financing activities in the first nine months of 2017 totaled approximately $24.4 million. Financing activities were comprised of $3.2 million in deferred loan costs and $17.9 million in distributions. These outflows were offset by $45.0 million in equity contributions. Net cash provided from financing activities in the first nine months of 2016 totaled approximately $67.6 million.

Analysis of Cash Flow Changes Between the Year Ended December 31, 2016 and the Period from January 31, 2015 through December 31, 2015

Operating Activities. In 2016, net cash used in operating activities was approximately $0.6 million, compared to net cash used in operating activities of approximately $1.1 million during the period from January 30, 2015 (inception) through December 31, 2015. The increase in net cash used in operating activities was primarily due to increased earnings and depreciation expense, which increased cash flows from operating activities by approximately $0.5 million. The increased earnings for the period was offset by negative changes in working capital.

Investing Activities. In 2016, net cash used in investing activities included approximately $123.5 million attributable to construction and completion of the 60 MMcf/d cryogenic processing facility, NGLs bullet tanks, low pressure and high pressure pipelines, interconnects, acquisition of rights of way (“ROW”), compression and gathering equipment. During the period from January 30, 2015 (inception) through December 31, 2015, net cash used in investing activities included approximately $46.8 million primarily attributable to the acquisition of land, progress payments for the 60 MMcf/d cryogenic processing plant, acquisition of ROW and low and high pressure pipelines.

Financing Activities. Net cash provided from financing activities in 2016 included approximately $104.7 million of contributions from Kingfisher’s members, compared to approximately $108.4 million during the period from January 30, 2015 (inception) through December 31, 2015.

Contractual Obligations

A summary of Kingfisher’s contractual obligations as of December 31, 2016 is provided in the following table.

	Payments Due by Period For the Year Ending December 31,
(dollars in thousands)	2017	2018	2019	2020	2021	Thereafter	Total
Transportation contracts	$8,318	$10,972	$9,861	$7,444	$7,424	$91,736	$135,755
Total	$8,318	$10,972	$9,861	$7,444	$7,424	$91,736	$135,755

Quantitative and Qualitative Disclosure About Market Risk

Kingfisher is exposed to various market risks, including the effects of adverse changes in commodity prices, interest rate risk and credit risk as described below.

Commodity Price Risk

Substantially all of Kingfisher’s current commercial contracts are fee-based, with no direct commodity price exposure to oil, natural gas or NGLs. However, Kingfisher is exposed to adverse changes in commodity prices as a result of its percent-of-proceeds contracts. Under these contracts, Kingfisher receives a fee as a portion of the proceeds of the sale of natural gas. Therefore, Kingfisher’s margins from these contracts are greater during periods of high natural gas prices. Kingfisher’s margins from gathering and processing cannot become negative under percent-of-proceeds contracts, but do decline during periods of low natural gas prices. In addition, Kingfisher is indirectly exposed to adverse changes in commodity prices through its customers’ economic decisions to develop and produce oil and natural gas from which it receives revenues for providing gathering and processing services.

Interest Rate Risk

Kingfisher may or may not hedge the interest on portions of its borrowings under the Kingfisher credit facility from time-to-time in order to manage risks associated with floating interest rates.

Credit Risk

Kingfisher is subject to risks of loss resulting from nonpayment or nonperformance by, or the insolvency or liquidation of, Kingfisher’s customers. Any increase in the nonpayment and nonperformance by, or the insolvency or liquidation of, Kingfisher’s customers could adversely affect its results of operations.

Critical Accounting Policies and Estimates

The preparation of Kingfisher’s financial statements in conformity with GAAP requires Kingfisher’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates that are used.

Cash and Cash Equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents. As of and during the years ended December 31, 2016 and 2015, Kingfisher maintained cash deposits with financial institutions in excess of the federally insured limits. Kingfisher believes the credit risk in these deposits is minimal.

Accounts Receivable

Accounts receivable represent valid claims against customers for services rendered. Kingfisher’s management evaluates the adequacy of the allowance for doubtful accounts based on a periodic review of individual accounts. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to Kingfisher’s management that may affect collectability. As of December 31, 2016 and 2015, Kingfisher’s management has determined that no allowance for doubtful accounts is necessary.

Revenue Recognition

Revenues are primarily generated by charging fees on a per unit basis for gathering crude oil and natural gas and processing natural gas. Kingfisher recognizes revenue when services have been rendered, the prices are fixed or determinable and collectability is reasonably assured. In addition, revenue from sales of crude oil, natural gas and NGLs is recognized when title passes to the customer, which is when risk of ownership passes to the customer and physical delivery occurs, the price of the product is fixed or determinable and collectability is reasonably assured.

Income Taxes

As a limited liability company, Kingfisher is not liable for federal income taxes. Income and losses of Kingfisher are reported in the income tax return of each member. Accordingly, there is no provision for federal income taxes in the financial statements of Kingfisher included elsewhere in this proxy statement. Kingfisher follows the provisions of the Income Taxes Topic of the FASB ASC related to uncertain tax positions. Kingfisher recognized no liability for unrecognized tax benefits and has no tax position at December 31, 2016 and 2015, for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Kingfisher recognizes interest and penalties related to uncertain tax positions in the statement of operations as interest expense and G&A expense, respectively. Kingfisher is open to audit under the statute of limitations from the date of inception January 30, 2015 and beyond.

Property and Equipment

Property, plant and equipment are recorded at cost, including improvements that substantially add to the productive capacity or extend the useful life of the related asset, less accumulated depreciation. Maintenance, repairs and minor renewals are expensed as incurred. During 2016, portions of Kingfisher’s natural gas and crude gathering system and processing plant were placed in service as completed and operational. Depreciation is computed using the straight-line method over the following useful lives:

•	Vehicles: 5 years

•	Property, plant and equipment: 3-20 years

Asset Retirement Obligations

Kingfisher records a liability for asset retirement obligations in the period the obligation is incurred and when management can make a reasonable estimate of the fair value of the obligation. If a reasonable estimate cannot be made at the time the liability is incurred, Kingfisher records the liability when sufficient information is available to estimate the fair value. Kingfisher has legal obligations in the form of right-of-way agreements, which require Kingfisher to remove certain assets upon termination of the agreements. However, Kingfisher intends to extend indefinitely these right-of-way agreements that include asset retirement obligations. As of December 31, 2016 and 2015, Kingfisher did not have assets that were legally restricted for purposes of settling asset retirement obligations.

Organizational Expense

Kingfisher expenses organizational and start-up costs as incurred.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The update provides guidance concerning the recognition, measurement and disclosure of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet. In August 2015, the FASB issued ASU No. 2015-14. ASU 2015-14 deferred the effective date of the new revenue standard by one year, making it effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Kingfisher has not yet selected a transition method and is currently assessing the impact on the consolidated financial statements. Kingfisher is continuing to evaluate the provisions of this ASU as it relates to certain sales contracts and in particular as it relates to disclosure requirements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2018. Kingfisher does not plan to adopt the standard early. Kingfisher continues to evaluate the impacts of the amendments to its financial statements and accounting practices for leases.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The adoption of this guidance will not impact Kingfisher’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statements of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. This ASU is effective for annual and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The adoption of this guidance will not impact Kingfisher’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

Internal Controls and Procedures

Kingfisher is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and is, therefore, not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose.

Inflation

Inflation in the United States has been relatively low in recent years in the economy as a whole. The midstream natural gas industry’s labor and material costs remained relatively unchanged in 2015 and 2016. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and may increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and Kingfisher’s existing agreements, Kingfisher has and will continue to pass along increased costs to Kingfisher’s customers in the form of higher fees.

Off-Balance Sheet Arrangements

Kingfisher’s off-balance sheet arrangements are primarily comprised of contingent obligations. See “—Contractual Obligations” above. Beyond contingent obligations, at times, Kingfisher may become aware of certain adequate assurance requirements as it relates to third parties. Currently, Kingfisher is contracted to provide a letter of credit or prepayment for the benefit of ONEOK Partners, LP (“OGT”) in the amount of approximately $8.2 million due on October 3, 2017. The letter of credit or prepayment will serve as credit support for the OGT fixed transportation capacity contracted by Kingfisher. OGT will reassess the credit support requirement of Kingfisher on at least an annual basis.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Kingfisher had no changes in, and no disagreements with, its accountants on accounting and financial disclosure.

BUSINESS OF KINGFISHER

Overview

Kingfisher is a Delaware limited liability company formed on January 30, 2015 by ARM Midstream, LLC, HPS and HMS Kingfisher Holdco, LLC for the purpose of acquiring, developing and operating midstream oil and gas assets. Kingfisher primarily focuses on providing crude oil gathering, gas gathering and processing and marketing to producers of natural gas, NGLs, crude oil and condensate in the STACK play. Kingfisher’s midstream energy asset network includes approximately 308 miles of existing low and high pressure pipelines, a 60 MMcf/d cryogenic natural gas processing plant, 10 MMcf/d in offtake processing, compression facilities, crude storage, NGL storage and purchasing and marketing capabilities.

Kingfisher believes that this high quality gathering and processing system is strategically positioned for growth in the highly active STACK play, which is expected to face takeaway constraints as a consequence of increased drilling activity and improving well results. The STACK play is one of the most prolific resource basins in North America, with economic wells and continued activity despite the continuity of lower crude oil and natural gas prices.

Recent Developments

Kingfisher entered into a gas processing agreement (the “offtake agreement”) with a third-party operator for 120,000 MMBtu/d into Panhandle Eastern Pipeline Company, LP’s (“PEPL”) pipeline system. The offtake agreement is expected to result in 80 MMcf/d of rich natural gas priority processing capacity, post-blending. The third-party operator’s 1.3 Bcf/d natural gas processing complex is located in the state of Kansas. The offtake agreement will provide (i) optionality for processing natural gas throughput volumes and (ii) Kingfisher ownership and control of an interconnect into PEPL’s pipeline system.

The primary term of the offtake agreement is four years, with an option to extend for two years after the primary term. Thereafter, in the secondary term of the offtake agreement, Kingfisher has the right to renew the agreement annually.

Kingfisher’s Assets

Kingfisher’s Phase I assets include a natural gas cryogenic processing plant with a current processing capacity of 60 MMcf/d and 1,200 Bbl/d condensate stabilizer. Phase I includes approximately 160 miles of low-pressure crude oil and natural gas gathering pipelines, approximately 50 miles of high pressure natural gas gathering pipelines, 15,000 horsepower of field compression and 4,000 horsepower of natural gas residue compression. Additionally, Kingfisher has fixed transportation capacity on natural gas pipelines operated by PEPL, ONEOK Gas Transportation, LLC (“ONEOK”) and Superior Pipeline Company, LLC (“Superior”). Kingfisher also has fixed transportation capacity on a NGL pipeline operated by Chisholm Pipeline Company (“Chisholm”) and owned by Phillips 66. Kingfisher’s other assets include a 50,000 Bbl crude storage terminal with six truck loading LACTS, three NGL bullet tanks with 90,000 gallon capacity per tank and producer connections with 54 central delivery point receipt connections serving 188 units.

Kingfisher’s Phase II assets include a second natural gas cryogenic processing facility, which will be located adjacent to its existing 60 MMcf/d cryogenic processing facility, with a processing capacity of 200 MMcf/d. Phase II includes approximately 96 miles of low and high-pressure pipelines primarily for natural gas gathering and transportation, 20,000 horsepower of field compression and 12,500 horsepower of natural gas residue compression. Kingfisher plans to contract for additional fixed transportation capacity on ONEOK’s pipeline. Additionally, Kingfisher will install equipment for rich gas blending purposes related to the offtake capacity estimated to be 80 MMcf/d, post-blending.

Kingfisher’s Area of Operation

Kingfisher’s existing midstream infrastructure and facilities are located in Kingfisher County, Oklahoma and Garfield County, Oklahoma in the STACK play. The system was initially designed to primarily serve Alta Mesa and overlays Alta Mesa’s contiguous acreage position in the up-dip oil window of the STACK play, located in Kingfisher County, Oklahoma. Kingfisher’s existing infrastructure has been developed to provide crude oil gathering, natural gas gathering and processing and strategic residue takeaway optionality for third-party producers. Kingfisher has contracted long term (10-15 year) acreage dedications and wellbore commitments from six customers.

The STACK play has seen consistent growth in horizontal drilling activity over the past several years. The Anadarko basin is a prolific producer of both petroleum and natural gas. While the Devonian—Mississippian-age Woodford Shale is the most well-known source rock in the basin, other potential source rocks include the Ordovician (Simpson Group shales), Mississippian (Meramec and Springer shales), and thick, dark Pennsylvanian shales. The STACK play targets the liquids-rich, Upper Devonian-age Woodford formation. The STACK play also targets the overlying, Mississippian-age Meramec and Osage Group and underlying Hunton. The most prominent formations are the Meramec, Osage and Woodford.

Currently, Kingfisher is in the process of expanding its infrastructure to Major County, Oklahoma and Blaine County, Oklahoma. The crude oil and natural gas reservoir development of the STACK play has progressed westward, and Kingfisher expects to compete in the region for third-party volumes. Kingfisher believes that its ability to provide flow assurance through its firm residue takeaway contracts on PEPL and OGT should provide Kingfisher with a competitive advantage.

Kingfisher’s Relationship with Alta Mesa

Kingfisher has contracted to provide crude oil gathering and natural gas gathering and processing, pursuant to the acreage dedications provided by Alta Mesa. Alta Mesa’s acreage dedication comprises the following Oklahoma counties: Blaine, Canadian, Garfield, Kingfisher and Logan. Further, Kingfisher anticipates that Alta Mesa will provide it with unencumbered acreage dedications derived from Alta Mesa’s recently acquired Major County, Oklahoma acreage. Currently, Alta Mesa has approximately 120,000 highly contiguous acres, providing 4,200 primary drilling locations. The crude oil gathering agreement by and between Kingfisher and Alta Mesa provides for a gathering fee of $1.25 per Bbl of received crude oil for a one year period. Following the one year period, Kingfisher will charge a gathering fee of $2.00 per Bbl and $0.15 per Bbl of crude oil injected at any of Kingfisher’s pipeline injection stations.

The natural gas gathering and processing agreement by and between Kingfisher and Alta Mesa provides the following fees: gathering fee of $0.64/MMBtu; processing fee of $0.45/MMBtu; dehydration fee of $0.05/MMBtu; compression fee of $0.09/MMBtu per stage of compression; facility fee of $0.15/MMBtu through 2020, at which time the facility fee is eliminated; and a buy-back service fee based volumes and the residue gas price index. Lastly, Kingfisher receives a buy-back meter fee of $250 per month.

Other Acreage Dedications

Kingfisher has contracted to provide natural gas gathering and processing services to five other producer customers beyond Alta Mesa. Collectively, these five customers have provided Kingfisher with acreage dedications and resource allocations totaling approximately 180,000 acres. The all-in rates for these customers range from $0.42/MMBtu, plus 2.5% of proceeds to $1.05/MMBtu. The contracted rates are a result of negotiation after analysis of the expected economic returns for gathering and processing certain acreage.

Access to Downstream Markets

Kingfisher contracted for fixed transportation of natural gas residue and NGL volumes prior to commissioning the 60 MMcf/d cryogenic processing plant. Kingfisher identified that the upstream economics of the STACK play were improving and that produced hydrocarbon volumes would outpace the existing takeaway capacity in the region. As such, Kingfisher acquired fixed transportation contracts at low transportation rates early in the development and expansion of the STACK play. The amount of natural gas residue and fixed transportation capacity allowed Kingfisher to provide flow assurance to producers, and, thus, Kingfisher continues to possess a strategic competitive advantage in the contracting of additional producer gas gathering and processing agreements.

In early 2016, Kingfisher entered into agreements providing for 100,000 Dth/d of natural gas residue fixed transportation capacity through 2036 on PEPL’s pipeline system. PEPL is an interstate pipeline system owned by Energy Transfer Partners, LP. Kingfisher contracted for an incremental 20,000 Dth/d of fixed transportation capacity on the PEPL pipeline system beginning on August 1, 2017 for a term of one year, with a first right for annual renewal. Kingfisher also constructed an interconnect to the PEPL pipeline system, which provides access to end-user markets in the upper Midwest and West.

In early 2017, Kingfisher contracted for additional natural gas residue fixed transportation capacity providing for approximately 100,000 Dth/d on ONEOK’s pipeline in the OGT system. The term of the 100,000 Dth/d begins in June 2018 and is for a term of 10 years. In June 2017, Kingfisher contracted for natural gas residue fixed transportation capacity on the OGT system for a term of five years, with first year capacity of 50,000 Dth/d, which reduces to 25,000 Dth/d for the remaining four years of the term. The OGT system is an intrastate pipeline transmission with peak capacity of 2.1 Bcf/d owned by OGT. Kingfisher has entered into a letter agreement to assign 100,000 Dth/d of the OGT capacity to Alta Mesa, subject to certain conditions. Effective September 1, 2017, Kingfisher assigned the 10-year, 100,000 Dth/d of capacity to Alta Mesa.

Kingfisher also has fixed transportation and processing capacity through Superior’s pipeline for approximately 10,000 Mcf/d. Kingfisher has entered into a letter agreement to assign 5,000 Mcf/d of the Superior capacity to Alta Mesa, subject to certain conditions.

Kingfisher recognized that the natural gas takeaway market was tightening and that the intrastate pipeline market was near saturation. Currently, Kingfisher has contracted for approximately 280,000 Dth/d of natural gas residue fixed transportation capacity, which is expected to continue providing producers with a valuable egress solution.

In 2016, Kingfisher contracted for NGL fixed transportation capacity on the NGL pipeline operated by Chisholm for three years. The contracts require Kingfisher to deliver a minimum daily volume of NGLs with annual increases. The agreements also require that Kingfisher deliver 4,200 and 7,125 Bbls/d of NGLs for the 12 months ending June 30, 2018, and 2019, respectively. Kingfisher connects to Chisholm’s Y-Grade system at an interconnect, which provides access to the Conway market. The capacity associated with the Chisholm pipeline provides flow assurance to producers and provides an outlet for a portion of the expected NGL volumes derived from the existing producers that have provided acreage dedications and resource allocations to producers.

Title to Properties

Kingfisher’s interest in the real property on which its assets are located derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for its operations. Kingfisher believes that it has satisfactory interests in and to these lands. Kingfisher has leased or acquired easements, rights-of-way, permits or licenses in these lands without any material challenge known to it relating to the title to the land upon which Kingfisher’s assets are located, and Kingfisher believes that it has satisfactory interests in such lands. In certain situations, Kingfisher elected to allow Alta Mesa to acquire easements, rights-of-way, permits and licenses from landowners to expedite the buildout of midstream infrastructure. Other than the aforementioned Alta Mesa real property, Kingfisher has no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by it or to its title to any material lease, easement, right-of-way, permit or lease, and Kingfisher believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits and licenses.

Seasonality

While the results of gathering and processing are not materially affected by seasonality, from time to time Kingfisher’s operations and construction of assets can be impacted by inclement weather.

Competition

The business of providing gathering, processing and marketing services for crude oil, natural gas and NGLs is highly competitive. Kingfisher faces strong competition in obtaining crude oil, natural gas and NGL volumes, including from major integrated and independent exploration and production companies, interstate and intrastate pipelines and other companies that gather, compress, treat, process, transport, store or market crude oil and natural gas. Competition for crude oil and natural gas supplies is primarily based on geographic location of facilities in relation to production or markets, the reputation, efficiency and reliability of the gatherer and the pricing arrangements offered by the gatherer. For areas where acreage is not dedicated to Kingfisher, it will compete with similar enterprises in providing additional gathering and processing services in its area of operation, which may offer more services or have strong financial resources and access to larger volumes of crude oil, natural gas and NGLs than Kingfisher does. In marketing crude oil, natural gas and NGLs, Kingfisher has numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil and gas companies, and local and national oil and natural gas producers, gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly and through affiliates in marketing activities that compete with Kingfisher’s marketing operations.

Kingfisher faces strong competition for acquisitions and development of new projects from both established and start-up companies. Competition increases the cost to acquire existing facilities or businesses and results in fewer commitments and lower returns for new pipelines or other development projects. Kingfisher’s competitors may have greater financial resources than it possesses or may be willing to accept lower returns or greater risks. Kingfisher’s competition differs by the nature of the business or the project involved.

Natural Gas, NGLs, Crude Oil and Condensate Supply

Kingfisher’s gathering and transmission pipelines have connections with major intrastate and interstate pipelines, which it believes has ample natural gas and NGL supplies in excess of the volumes required for the operation of these systems. Kingfisher evaluates well and reservoir data that is either publicly available or furnished by producers or other service providers in connection with the construction and acquisition of Kingfisher’s gathering systems and assets to determine the availability of natural gas, NGLs, crude oil and condensate supply for Kingfisher’s systems and assets and/or obtain an minimum volume commitment from the producer that results in a rate of return on investment. Kingfisher does not routinely obtain independent evaluations of reserves dedicated to Kingfisher’s systems and assets due to the cost and relatively limited benefit of such evaluations. Accordingly, Kingfisher does not have independent estimates of total reserves dedicated to its systems and assets or the anticipated life of such producing reserves.

Credit Risk and Significant Customers

Kingfisher is subject to risk of loss resulting from nonpayment or nonperformance by its customers and other counterparties. Kingfisher diligently attempts to ensure that it issues credit to only credit-worthy customers. The combination of a reduction of cash flow resulting from lower commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the liquidity of Kingfisher’s customers and their ability to make payment or perform on their obligations to Kingfisher. Furthermore, some of Kingfisher’s customers may be leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Kingfisher.

For the year ended December 31, 2016, 96.9% of Kingfisher’s revenue were derived from production out of wells operated by Alta Mesa. No other customer represented greater than 10.0% of Kingfisher’s revenue for fiscal year 2016. The loss of Alta Mesa as a customer could have a material impact on Kingfisher’s results of operations if it was not able to gather and process its hydrocarbons. The concentration of Alta Mesa for fiscal year 2016 was a result of Alta Mesa being the sole customer of Kingfisher until December 2016. Kingfisher’s concentration to Alta Mesa is expected to decrease over time as Kingfisher provides midstream services for additional producers. For the nine months ended September 30, 2017, 86.2% of Kingfisher’s revenue were derived from production out of wells operated by Alta Mesa. No other customer represented greater than 10.0% of Kingfisher’s revenue for nine months ended September 30, 2017.

Regulation

Intrastate Natural Gas Pipeline Regulation

Kingfisher’s intrastate natural gas pipeline operations are subject to regulation by various state agencies. Most state agencies possess the authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. State agencies also may regulate transportation rates, service terms and conditions and contract pricing.

Intrastate Liquids Pipeline Regulation

Intrastate NGL and other petroleum pipelines are subject to regulation by various agencies in the respective states where they are located. While such regulatory regimes vary, state agencies typically require intrastate NGL and petroleum pipelines to file their rates with the agencies and permit shippers to challenge existing rates or proposed rate increases.

Gathering Pipeline Regulation

Kingfisher is subject to some state ratable take and common purchaser statutes. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply.

Sales of Natural Gas and NGLs

The prices at which Kingfisher sells natural gas and NGLs currently are not subject to federal regulation and, for the most part, are not subject to state regulation. Kingfisher’s natural gas and NGL sales are affected by the availability, terms, cost and regulation of pipeline transportation.

Employee Safety

With respect to its workforce, Kingfisher complies with the requirements of OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, with respect to OSHA hazard communication standards, Kingfisher believes that its operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances. The OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

Pipeline Safety Regulations

Some of Kingfisher’s pipelines are subject to regulation by the DOT’s PHMSA pursuant to the NGPSA, with respect to natural gas, and the Hazardous Liquids Pipeline Safety Act of 1979 (“HLPSA”), with respect to

NGLs. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Act, the Accountable Pipeline Safety and Partnership Act of 1996, the Pipeline Safety Improvement Act of 2002 (“PSIA”), as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, and the 2011 Pipeline Safety Act. The NGPSA and HLPSA regulate safety requirements in the design, construction, operation and maintenance of natural gas, crude oil and NGL pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. crude oil, NGL and natural gas transmission pipelines in HCAs.

PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act, among other things, increased the maximum civil penalty for pipeline safety violations and directed the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in HCAs. Consistent with the act, PHMSA finalized rules that increased the maximum administrative civil penalties for violation of the pipeline safety laws and regulations to $200,000 per violation per day, with a maximum of $2.0 million for a series of violations. Effective April 27, 2017, those maximum civil penalties were increased to $209,002 per violation per day, with a maximum of $2.09 million for a series of violations, to account for inflation. The PHMSA has also issued a final rule applying safety regulations to certain rural low-stress hazardous liquid pipelines that were not covered previously by some of its safety regulations.

PHMSA regularly revises its pipeline safety regulations. For example, in March 2015, PHMSA finalized new rules applicable to gas and hazardous liquid pipelines that, among other changes, impose new post-construction inspections, welding, gas component pressure testing requirements, as well as requirements for calculating pressure reductions for immediate repairs on liquid pipelines. More recently, in October 2015, PHMSA proposed new regulations for hazardous liquid pipelines that would significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, leak detection and repairs), regardless of the pipeline’s proximity to a HCA. The proposal also requires new reporting requirements for certain unregulated pipelines, including all gathering lines. Additional future regulatory action expanding PHMSA jurisdiction and imposing stricter integrity management requirements is likely. For example, in December 2015, the Senate Commerce Committee approved legislation that, among other things, requires PHMSA to conduct an assessment of its inspections process and integrity management programs for natural gas and hazardous liquid pipelines. The legislation would also require PHMSA to prioritize various rulemakings required by the 2011 Pipeline Safety Act and propose and finalize the rules mandated by the act. In April 2016, pursuant to one of the requirements of the 2011 Pipeline Safety Act, PHMSA published a proposed rulemaking that would expand integrity management requirements and impose new pressure testing requirements on currently regulated gas transmission pipelines. The proposal would also significantly expand the regulation of gathering lines, subjecting previously unregulated pipelines to requirements regarding damage prevention, corrosion control, public education programs, maximum allowable operating pressure limits, and other requirements.

In addition, on January 13, 2017, PHMSA finalized new hazardous liquid pipeline safety regulations extending certain regulatory reporting requirements to all hazardous liquid gathering (including oil) pipelines.

The final rule requires additional event-driven and periodic inspections, requires the use of leak detection systems on all hazardous liquid pipelines, modifies repair criteria, and requires certain pipelines to eventually accommodate in-line inspection tools. The effective date of this final rule is currently uncertain due to a regulatory freeze implemented by the Trump Administration on January 20, 2017.

On January 23, 2017, PHMSA published in the Federal Register amendments to the pipeline safety regulations to address requirements of the 2011 Pipeline Safety Act and to update and clarify certain regulatory requirements regarding notifications of accidents and incidents. The final rule also adds provisions for cost recovery for design reviews of certain new projects, renews existing special permits, and incorporates certain standards for in-line inspections and stress corrosion cracking assessments. The effective date of the final rule would have been March 24, 2017; however, the rule is subject to a regulatory freeze pending review by the Trump Administration.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. Kingfisher believes that its pipeline operations are in substantial compliance with applicable PHMSA and state requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with PHMSA or state requirements will not have a material adverse effect on its financial condition, results of operations or cash flows.

Environmental Matters

General

Kingfisher’s operations involve processing and pipeline services for delivery of hydrocarbons (natural gas, NGLs, crude oil and condensates) from point-of-origin at oil and gas wellheads operated by its suppliers to its end-use market customers. Kingfisher’s facilities include natural gas processing plants, natural gas and NGL pipelines, and associated facilities. Kingfisher’s operations are subject to stringent and complex federal, state and local laws and regulations relating to discharge of hazardous substances or solid wastes into the environment or otherwise relating to protection of the environment. Compliance with existing and anticipated environmental laws and regulations increases Kingfisher’s overall costs of doing business, including costs of planning, constructing, and operating plants, pipelines, and other facilities, as well as capital expenditures necessary to maintain or upgrade equipment and facilities. Similar costs are likely upon changes in laws or regulations and upon any future acquisition of operating assets.

Any failure to comply with applicable environmental laws and regulations, including those relating to equipment failures, and obtaining required governmental approvals, may result in the assessment of administrative, civil or criminal penalties, imposition of investigatory or remedial activities and, in certain, less common circumstances, issuance of temporary or permanent injunctions or construction or operation bans or delays. As part of the regular evaluation of Kingfisher’s operations, it routinely reviews and updates governmental approvals as necessary.

The continuing trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts Kingfisher currently anticipates. Moreover, risks of process upsets, accidental releases or spills are associated with possible future operations, and Kingfisher cannot assure you that it will not incur significant costs and liabilities, including those relating to claims for damage to property and persons as a result of any such upsets, releases or spills. Kingfisher may be unable to pass on current or future environmental costs to its customers. A discharge or release of hydrocarbons, hazardous substances or solid wastes into the environment could, to the extent losses related to the event are not insured, subject Kingfisher to substantial expense, including both the cost to comply with applicable laws and regulations and to pay fines or penalties that may be assessed and the cost related to claims made by neighboring landowners and other third parties for personal injury or damage to natural resources or property. Kingfisher attempts to anticipate future regulatory requirements that might be imposed and plan accordingly to comply with changing environmental laws and regulations and to minimize costs with respect to more stringent future laws and regulations or more rigorous enforcement of existing laws and regulations.

Hazardous Substances and Solid Waste

Environmental laws and regulations that relate to the release of hazardous substances or solid wastes into soils, sediments, groundwater and surface water and/or include measures to prevent and control pollution may pose the highest potential cost to Kingfisher. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of solid wastes and hazardous substances and may require investigatory and corrective actions at facilities where such waste or substance may have been released or disposed. For instance, CERCLA, also known as the federal “Superfund” law, and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to a release of a “hazardous substance” into the environment. Potentially responsible persons include the owner or operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at an off-site location, such as a landfill. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to public health or the environment and to seek recovery of costs they incur from the potentially responsible classes of persons. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or solid wastes released into the environment. Although petroleum, natural gas and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of ordinary operations, Kingfisher may generate wastes that may fall within the definition of a “hazardous substance.” In addition, there are other laws and regulations that can create liability for releases of petroleum, natural gas or NGLs. Moreover, Kingfisher may be responsible under CERCLA or other laws for all or part of the costs required to clean up sites at which such substances have been disposed. Kingfisher has not received any notification that it may be potentially responsible for cleanup costs under CERCLA or any analogous federal, state, or local law.

Kingfisher also generates, and may in the future generate, both hazardous and nonhazardous solid wastes that are subject to requirements of the RCRA and/or comparable state statutes. From time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for nonhazardous wastes, including crude oil, condensate and natural gas wastes. Moreover, it is possible that some wastes generated by Kingfisher that are currently exempted from the definition of hazardous waste may in the future lose this exemption and be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly management and disposal requirements. Additionally, the TSCA and analogous state laws impose requirements on the use, storage and disposal of various chemicals and chemical substances. Changes in applicable laws or regulations may result in an increase in Kingfisher’s capital expenditures or plant operating expenses or otherwise impose limits or restrictions on its production and operations.

Solid waste disposal practices within the oil and natural gas related and NGL industries have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, some hydrocarbons and other solid wastes may have been released on or under various properties owned, leased or operated by Kingfisher during the operating history of those properties. In addition, a number of these properties may have been operated by third parties over whose operations and hydrocarbon and waste management practices Kingfisher had no control. These properties and wastes disposed thereon may be subject to the Safe Drinking Water Act, CERCLA, RCRA, TSCA and analogous state laws. Under these laws, Kingfisher could be required, alone or in participation with others, to remove or remediate previously disposed wastes or property contamination, if present, including groundwater contamination, or to take action to prevent future contamination.

Air Emissions

Kingfisher’s current and future operations are subject to the federal CAA and regulations promulgated thereunder and under comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including Kingfisher’s facilities, and impose various control, monitoring, and reporting requirements. Pursuant to these laws and regulations, Kingfisher may be required to obtain environmental agency pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase in existing air emissions, obtain and comply with the terms of air permits, which include various emission and operational limitations, or use specific emission control technologies to limit emissions. Kingfisher likely will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with maintaining or obtaining governmental approvals addressing air emission-related issues. Failure to comply with applicable air statutes or regulations may lead to the assessment of administrative, civil or criminal penalties and may result in the limitation or cessation of construction or operation of certain air emission sources or require Kingfisher to incur additional capital expenditures. Although Kingfisher can give no assurances, it believes such requirements will not have a material adverse effect on its financial condition, results of operations or cash flows, and the requirements are not expected to be more burdensome to it than to any similarly situated company.

Effective May 15, 2012, the EPA promulgated rules under the CAA that established new air emission controls for oil and natural gas production, pipelines and processing operations under the NSPS and National Emission Standards for Hazardous Air Pollutants (“NESHAPs”) programs. These rules require the control of emissions through reduced emission (or “green”) completions and establish specific new requirements regarding emissions from wet seal and reciprocating compressors, pneumatic controllers, and storage vessels at production facilities, gathering systems, boosting facilities, and onshore natural gas processing plants. In addition, the rules revised existing requirements for volatile organic compound (“VOC”) emissions from equipment leaks at onshore natural gas processing plants by lowering the leak definition for valves from 10,000 parts per million to 500 parts per million and requiring the monitoring of connectors, pumps, pressure relief devices and open-ended lines. In October 2012, several challenges to the EPA’s NSPS and NESHAPs rules for the industry were filed by various parties, including environmental groups and industry associations. In a January 16, 2013 unopposed motion to hold this litigation in abeyance, the EPA indicated that it may reconsider some aspects of the rules. The case remains in abeyance. The EPA has since revised certain aspects of the rules and has indicated that it may reconsider other aspects of the rules. Depending on the outcome of such proceedings, the rules may be further modified or rescinded or the EPA may issue new rules. Kingfisher cannot predict the costs of compliance with any modified or newly issued rules.

In partial response to the issues raised regarding the 2012 rulemaking, the EPA published new rules in June 2016 to regulate emissions of methane and VOCs from new and modified sources in the oil and gas sector. However, in April 2017, the EPA announced that it will review this rule for new, modified or reconstructed facilities and will initiate reconsideration proceedings to potentially revise or rescind portions of the rule. Subsequently, on May 31, 2017, the EPA issued a 90-day stay of certain requirements under the rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. In the interim, on July 16, 2017, the EPA issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Substantial uncertainty exists with respect to implementation of this methane rule. The EPA has also finalized a rule regarding alternative criteria for aggregating multiple small surface sites into a single source for air quality permitting purposes. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements across the oil and gas industry. During the Obama Administration, other federal agencies, including the BLM, PHMSA, and the Department of Energy, proposed or finalized new or more stringent regulations for the oil and gas sector in order to further reduce methane emissions. For example, the BLM adopted new rules on November 15, 2016, to reduce venting, flaring, and leaks during oil and natural gas production activities on onshore federal and Indian leases. On June 15, 2017, the BLM postponed indefinitely compliance dates for certain aspects of these rules, pending judicial review. As a result of this continued regulatory focus and other factors, additional GHG regulation of the oil and gas industry remains possible. Compliance with such rules could result in additional costs, including increased capital expenditures and operating costs for Kingfisher and for other companies in its industry. While Kingfisher is not able at this time to estimate such additional costs, as is the case with similarly situated entities in the industry, they could be significant for it. Compliance with such rules, as well as any new state rules, may also make it more difficult for Kingfisher’s suppliers and customers to operate, thereby reducing the volume of natural gas transported through Kingfisher’s pipelines, which may adversely affect its business. However, the status of recent and future rules and rulemaking initiatives under the new Trump Administration is uncertain.

Climate Change

In December 2009, the EPA determined that emissions of certain gases, commonly referred to as “greenhouse gases,” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under existing provisions of the CAA, that require Prevention of Significant Deterioration (“PSD”) preconstruction permits, and Title V operating permits for greenhouse gas emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for their greenhouse gas emissions established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of greenhouse gas emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Because regulation of greenhouse gas emissions is relatively new, further regulatory, legislative and judicial developments are likely to occur. Such developments in greenhouse gas initiatives may affect Kingfisher and other companies operating in the oil and gas industry. In addition to these developments, recent judicial decisions have allowed certain tort claims alleging property damage to proceed against greenhouse gas emissions sources, which may increase Kingfisher’s litigation risk for such claims. In addition, in 2015, the United States participated in the United Nations Conference on Climate Change, which led to the creation of the Paris Agreement. The Paris Agreement entered into force November 4, 2016, and requires countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. On June 1, 2017, President Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time. Due to the uncertainties surrounding the regulation of and other risks associated with greenhouse gas emissions, Kingfisher cannot predict the financial impact of related developments on Kingfisher.

Federal or state legislative or regulatory initiatives that regulate or restrict emissions of greenhouse gases in areas in which Kingfisher conducts business could adversely affect the availability of, or demand for, the products it stores, transports and processes, and, depending on the particular program adopted, could increase the costs of its operations, including costs to operate and maintain its facilities, install new emission controls on its facilities, acquire allowances to authorize its greenhouse gas emissions, pay any taxes related to its greenhouse gas emissions and/or administer and manage a greenhouse gas emissions program. Kingfisher may be unable to recover any such lost revenues or increased costs in the rates it charges its customers, and any such recovery may depend on events beyond its control, including the provisions of any final legislation or regulations. Reductions in Kingfisher’s revenues or increases in its expenses as a result of climate control initiatives could have adverse effects on its business, its financial condition, results of operations or cash flows.

Hydraulic Fracturing and Wastewater

The Federal Water Pollution Control Act, also known as the CWA, and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including NGL-related wastes, into state waters or waters of the United States. In June 2015, the EPA and the Army Corps finalized a rule intended to clarify the meaning of the term “waters of the United States,” which establishes the scope of regulated waters under the CWA (the “WOTUS rule”). The rule has been challenged and was stayed by federal courts. In February 2017, the Trump Administration issued an Executive Order directing the EPA and the Army Corps to review and, consistent with applicable law, to initiate a rulemaking to rescind or revise the WOTUS rule. The EPA and the Army Corps published a notice of intent to review and rescind or revise the rule in March 2017. In addition, the U.S. Department of Justice filed a motion with the U.S. Supreme Court in March 2017 requesting that the U.S. Supreme Court stay the suit concerning which court should hear challenges to the rule. The U.S. Supreme Court denied the motion in April 2017. In June 2017, the EPA and the Army Corps proposed a rule that would initiate the first step in a two-step process intended to review and revise the definition of “waters of the United States” consistent with President Trump’s executive order. Under the proposal, the first step would be to rescind the May 2015 final rule and put back into effect the narrower language defining “waters of the United States” under the CWA that existed prior to the rule. The second step would be a notice-and- comment rulemaking in which the agencies will conduct a substantive reevaluation of the definition of “waters of the United States.” If upheld, the WOTUS rule will expand federal jurisdiction under the CWA and could significantly expand federal control of land and water resources across the U.S., triggering substantial additional permitting and regulatory requirements. Regulations promulgated pursuant to the CWA require that entities that discharge into federal and state waters obtain National Pollutant Discharge Elimination System permits and/or state permits authorizing these discharges. The CWA and analogous state laws assess administrative, civil and criminal penalties for discharges of unauthorized pollutants into waters of the U.S. and impose substantial liability for the costs of removing spills from such waters. In addition, the CWA and analogous state laws require that individual permits or coverage under general permits be obtained by covered facilities for discharges of storm water runoff. Kingfisher believes that it is in substantial compliance with CWA permitting requirements as well as the conditions imposed by its permits and that continued compliance with such existing permit conditions will not have a material effect on its financial condition, results of operations or cash flows.

It is common for Kingfisher’s customers or suppliers to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing is an important and commonly used process in the completion of wells by oil and gas producers. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states and localities have been initiated to require or make more stringent the permitting and other regulatory requirements for hydraulic fracturing operations of Kingfisher’s customers and suppliers. There are certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. On December 13, 2016, the EPA released a study of the potential adverse effects that hydraulic fracturing may have on water quality and public health, concluding that there is scientific evidence that hydraulic fracturing activities potentially can impact drinking water resources in the United States under some circumstances. This study or similar studies could spur initiatives to further regulate hydraulic fracturing. In June 2016, the EPA finalized rules prohibiting discharges of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. The EPA has also issued an advance notice of proposed rulemaking under the TSCA to gather information regarding the potential regulation of chemical substances and mixtures used in oil and gas exploration and production. Also, effective June 24, 2015, BLM adopted rules regarding well stimulation, chemical disclosures, water management, and other requirements for hydraulic fracturing on federal and Indian lands, which has been challenged in court. However, the BLM is in the process of rescinding the 2015 rule.

Additional regulatory burdens in the future, whether federal, state or local, could increase the cost of or restrict the ability of Kingfisher’s customers or suppliers to perform hydraulic fracturing. As a result, any increased federal, state or local regulation could reduce the volumes of crude oil and natural gas that Kingfisher’s customers move through its gathering and processing systems which would materially adversely affect its financial condition, results of operations or cash flows.

Endangered Species and Migratory Birds

The ESA, the MBTA, and similar state and local laws restrict activities that may affect endangered or threatened species or their habitats or migratory birds. Some of Kingfisher’s pipelines may be located in areas that are designated as habitats for endangered or threatened species, potentially exposing it to liability for impacts on an individual member of a species or to habitat. The ESA can also make it more difficult to secure a federal permit for a new pipeline.

Employees

Kingfisher has no employees. Under the Operator Agreement, ARM operates, maintains and administers Kingfisher’s operations, and ARM also provides management services to Kingfisher. Kingfisher is not party to any collective bargaining agreements, and Kingfisher has not had any significant labor disputes in the past.

Legal Proceedings

On March 1, 2017, Mustang Gas Products, LLC (“Mustang”) filed suit in the District Court of Kingfisher County, Oklahoma, against Oklahoma Energy Acquisitions, LP, a wholly owned subsidiary of Alta Mesa (“OEA”), and eight other entities, including Kingfisher. Mustang alleges that (1) Mustang is a party to gas purchase agreements with OEA containing gas dedication covenants that burden land, leases and wells in Kingfisher County, Oklahoma, and (2) OEA, in concert with the other defendants, has wrongfully diverted gas sales to Kingfisher in contravention of these agreements. Mustang asserts claims for declaratory judgment, anticipatory repudiation and breach of contract against OEA only. Mustang also claims tortious interference with contract, conspiracy, and unjust enrichment/constructive trust against all defendants, including Kingfisher. While Kingfisher may incur costs or losses in connection with this litigation, Kingfisher has not accrued a loss contingency because it is currently unable to determine the scope or merit of Mustang’s claim or to reasonably estimate an amount or range of such costs or losses. Kingfisher believes that the allegations contained in this lawsuit are without merit and intends to vigorously defend itself.

From time to time, Kingfisher is party to other lawsuits arising in the ordinary course of its business. Kingfisher cannot predict the outcome of any such lawsuits with certainty, but Kingfisher’s management believes it is remote that pending or threatened legal matters will have a material adverse impact on Kingfisher’s financial condition.

Price Range of Securities

Historical market price information regarding Kingfisher is not provided because there is no public market for Kingfisher’s equity securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Silver Run regarding (i) the actual beneficial ownership of our voting common stock as of the record date and (ii) the expected beneficial ownership of our voting common stock immediately following consummation of the business combination, assuming that no public shares of Silver Run are redeemed, and alternatively that approximately 30,000,000 shares of Class A Common Stock are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our voting common stock;

•	each of our current officers and directors;

•	each person who will become a named executive officer or director of Silver Run following consummation of the business combination; and

•	all current officers and directors of Silver Run, as a group, and all executive officers and directors of Silver Run following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the business combination is based on 129,375,000 shares of Class A Common Stock and Class B Common Stock issued and outstanding in the aggregate as of September 15, 2017.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) no shares of Class A Common Stock are purchased by Fund VI Holdings under the Business Combination Forward Purchase Agreement, (ii) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market, (iii) Fund VI Holdings purchases 40,000,000 shares of Class A Common Stock under the IPO Forward Purchase Agreement and (iv) there will be an aggregate of 384,175,000 shares of our voting common stock issued and outstanding at the Closing (including (w) 103,500,000 public shares, (x) 25,875,000 shares of Class A Common Stock issued upon conversion of 25,875,000 founder shares upon the Closing, (y) 40,000,000 shares of Class A Common Stock purchased by Fund VI Holdings under the IPO Forward Purchase Agreement and (z) 214,800,000 shares of Class C Common Stock issued to the Contributors in connection with the business combination).

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination, assuming that approximately 30,000,000 public shares have been redeemed, has been determined based on the following assumptions: (i) public stockholders have exercised their redemption rights with respect to 30,000,000 shares of our Class A Common Stock, (ii) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market, (iii) Fund VI Holdings purchases 40,000,000 shares of Class A Common Stock under the IPO Forward Purchase Agreements and 20,000,000 shares of Class A Common Stock under the Business Combination Forward Purchase Agreement to offset $200 million of such redemptions and (iv) there will be an aggregate of 374,175,000 shares of our voting common stock at the Closing (including (w) 73,500,000 public shares, (x) 25,875,000 shares of Class A Common Stock issued upon conversion of 25,875,000 founder shares upon the Closing, (y) 60,000,000 shares of Class A Common Stock purchased by Fund VI Holdings under the Forward Purchase Agreements and (z) 214,800,000 shares of Class C Common Stock issued to the Contributors in connection with the business combination). Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

			After business combination
	Prior to business combination		Assuming No Redemption			Assuming Illustrative Redemption
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares		%	Number of Shares		%
Silver Run Sponsor II, LLC(2)	25,755,000	19.9%	25,755,000		6.7%	25,755,000		6.9%
James T. Hackett	—	—	—		—	—		—
Thomas J. Walker	—	—	—		—	—		—
Stephen S. Coats	—	—	—		—	—		—
William D. Gutermuth	40,000	*	40,000		*	40,000		*
Jeffrey H. Tepper	40,000	*	40,000		*	40,000		*
Diana J. Walters	40,000	*	40,000		*	40,000		*
Harlan H. Chappelle	—	—	—		—	—		—
Michael E. Ellis(3)	—	—	—		—	—		—
Michael A. McCabe	—	—	—		—	—		—
Highfields Capital Management(4)	11,500,000	8.9%	11,500,000		3.0%	11,500,000		3.0%
Orbis Allan Gray LTD(5)	10,759,000	8.3%	10,759,000		2.8%	10,759,000		2.8%
Baupost Group LLC(6)	6,615,552	5.1%	6,615,552		1.7%	6,615,552		1.7%
High Mesa Holdings, LP(3)	—	—	139,800,000	(10)	36.4%	139,800,000	(10)	37.4%
KFM Holdco, LLC(7)	—	—	55,000,000	(10)	14.3%	55,000,000	(10)	14.7%
Riverstone VI Alta Mesa Holdings, L.P.(8)	—	—	20,000,000	(10)	5.2%	20,000,000	(10)	5.3%
Riverstone VI SR II Holdings, L.P.(9)	—	—	40,000,000		10.4%	60,000,000		16.0%
All directors and executive officers, as a group (6 individuals)	120,000	*	120,000		*	120,000		*

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Silver Run Acquisition Corporation II, 1000 Louisiana Street, Suite 1450, Houston, TX 77002.
(2)	Silver Run Sponsor II, LLC is the record holder of the shares reported herein. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC, which is the sole stockholder of Riverstone Energy GP VI Corp, which is the sole and managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P., which is the managing member of Riverstone Energy VI Holdings GP, LLC, which is the general partner of Riverstone VI SR II Holdings, L.P., which is the sole and managing member of Silver Run Sponsor II, LLC. Riverstone Energy GP is managed by a managing committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Mark G. Papa and, on a rotating basis, one of E. Bartow Jones, Baran Tekkora and Robert M. Tichio. As such, each of the persons and the entities named in this footnote may be deemed to have or share beneficial ownership of the Class A Common Stock held directly by Silver Run Sponsor II, LLC. Each such entity or person disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(3)

The sole general partner of the Alta Mesa Contributor is High Mesa Holdings GP, LLC (“High Mesa GP”). High Mesa, Inc. (“High Mesa”) holds a majority of the outstanding limited partner interests in the Alta Mesa Contributor and all of the outstanding limited liability company interests in High Mesa GP. The interests of the Alta Mesa Contributor will be beneficially owned (either directly or through interests in High Mesa) by three groups, each consisting of affiliated parties: (i) AM MME Holdings, LP, Galveston Bay Resources Holdings, LP, Petro Acquisitions Holdings, LP, Petro Operating Company Holdings, Inc., Harlan H. Chappelle, Gene Cole, Mike McCabe and Dale Hayes (collectively, the “Management Holders”), (ii) HPS Investment Partners, LLC, Mezzanine Partners II Delaware Subsidiary, LLC, Offshore Mezzanine Partners Master Fund II, L.P., Institutional Mezzanine Partners II Subsidiary, L.P., AP Mezzanine Partners II, L.P., The Northwestern Mutual Life Insurance Company, The Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account, Northwestern Mutual Capital Strategic Equity Fund III, LP, KCK-AMIH, Ltd., and United Insurance Company of America, Jade Real Assets Fund, L.P.

(collectively, the “HPS Alta Mesa Holders”) and (iii) Bayou City Energy Management, LLC, BCE-MESA Holdings LLC, and BCE-AMH Holdings, LLC (collectively, the “Bayou City Holders”). The Class C Common Stock owned by the Alta Mesa Contributor will be subject to a voting agreement pursuant to which the Alta Mesa Contributor will vote the shares of Class C Common Stock proportionately in accordance with the express direction of the HPS Alta Mesa Holders, the Bayou City Holders and the Management Holders, respectively, based upon the relative ownership in the Alta Mesa Contributor of each such group. Mr. Ellis (who will be our Chief Operating Officer—Upstream and one of our directors following the completion of the business combination), through his ownership in AM MME Holdings, LP, Galveston Bay Resources Holdings, LP, Petro Acquisitions Holdings, LP, and Petro Operating Company Holdings, Inc., will effectively control the vote of the Management Holders, and as a result, may be deemed to beneficially own the Class C Common Stock beneficially owned by each such entity. William W. McMullen (who will be one of our directors following the completion of the business combination) through his ownership of the Bayou City Holders may be deemed to beneficially own the shares beneficially owned by the Bayou City Holders. Mr. Ellis, Mr. McMullen, the Management Holders, the HPS Alta Mesa Holders and the Bayou City Holders disclaim beneficial ownership of the shares of the Alta Mesa Contributor and the other Alta Mesa Contributor holders except to the extent of their respective pecuniary interests therein.
(4)	Based on information contained in Schedule 13G filed on April 4, 2017 by Highfields Capital Management LP (“Highfields”). Highfields’ address is 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.
(5)	Based on information contained in Schedule 13G filed on April 10, 2017 by Orbis Investment Management Limited (“OIML”) and Orbis Investment Management (U.S.), LLC (“OIMUS”). OIML’s address is Orbis House, 25 Front Street, Hamilton Bermuda HM11 and OIMUS’s address is 600 Montgomery Street, Suite 3800, San Francisco, CA 94111, USA.
(6)	Based on information contained on Form 13F filed on August 11, 2017 by Baupost Group L.L.C. (“Baupost”). Baupost’s address is 10 St James Avenue, Suite 1700, Boston, MA 02116.
(7)	The members of KFM Holdco, LLC, the Kingfisher Contributor, are (i) ARM-M I, LLC, a Delaware limited liability company (“ARMMI”), (ii) HMS Kingfisher HoldCo, LLC, a Delaware limited liability company (“HMS”), and (iii) Mezzanine Partners II Delaware Subsidiary, LLC, a Delaware limited liability company, KFM Offshore, LLC, a Delaware limited liability company, KFM Institutional, LLC, a Delaware limited liability company, AP Mezzanine Partners II, L.P., a Delaware limited partnership, and Jade Real Assets Fund, L.P., a Delaware limited partnership, each of which is directly or indirectly managed by HPS Investment Partners, LLC (collectively, the “HPS Kingfisher Holders”). ARMMI, HMS and the HPS Kingfisher Holders disclaim beneficial ownership of the shares held by the Kingfisher Contributor, except to the extent of their respective pecuniary interests therein. The business address of the Kingfisher Contributor is 20329 State Highway 249, Suite 450, Houston, Texas, 77070.
(8)	The Riverstone Contributor is the record holder of the securities reported herein. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC, which is the sole shareholder of Riverstone Energy GP VI Corp, which is the sole and managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners VI, L.P., which is the managing member of Riverstone Energy VI Holdings GP, LLC, which is the general partner of the Riverstone Contributor. Riverstone Energy GP is managed by a managing committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Mark G. Papa and, on a rotating basis, one of E. Bartow Jones, Baran Tekkora and Robert M. Tichio. Each of Riverstone Energy VI Holdings GP, LLC, Riverstone Energy Partners VI, L.P., Riverstone Energy GP, Riverstone Energy GP VI Corp, Riverstone Holdings, LLC, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by the Riverstone Contributor. The business address for each of the entities and individuals listed in this footnote is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(9)

Fund VI Holdings is the record holder of the securities reported herein. David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Holdings LLC, which is the sole stockholder of Riverstone Energy GP VI Corp, which is the sole and managing member of Riverstone Energy GP, which is the general partner of Riverstone Energy Partners VI, L.P., which is the managing member of Riverstone Energy VI Holdings GP, LLC, which is the general partner of Fund VI Holdings. Riverstone Energy GP is managed by a managing committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, James T. Hackett, Michael B. Hoffman, N. John Lancaster, Mark G. Papa and, on a rotating basis, one of E. Bartow Jones, Baran Tekkora and Robert M. Tichio. Each of Riverstone Energy VI Holdings GP, LLC, Riverstone

Energy Partners VI, L.P., Riverstone Energy GP, Riverstone Energy GP VI Corp, Riverstone Holdings, LLC, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Fund VI Holdings. The business address for each of the entities and individuals listed in this footnote is c/o Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, NY 10019.
(10)	Reflects shares of Class C Common Stock.

HOUSEHOLDING INFORMATION

Unless Silver Run has received contrary instructions, Silver Run may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Silver Run’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Silver Run’s disclosure documents, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact Silver Run at its offices at Silver Run Acquisition Corporation II, 1000 Louisiana Street, Suite 1450, Houston, Texas 77002 to inform Silver Run of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

Silver Run’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Silver Run files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Silver Run’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Silver Run files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Silver Run’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at: (203) 658-9400)

Email: SRUN.info@morrowsodali.com

If you are a Silver Run stockholder and would like to request documents, please do so by February 2, 2018, in order to receive them before the special meeting. If you request any documents from Silver Run, Silver Run will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Silver Run, Alta Mesa and Kingfisher has been supplied by Silver Run, Alta Mesa and Kingfisher, respectively. Information provided by either Silver Run, Alta Mesa or Kingfisher does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Silver Run for the special meeting. Silver Run has not authorized anyone to give any information or make any representation about the business combination, Silver Run, Alta Mesa or Kingfisher that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Fin-i

Consolidated Statements of Members’ Equity for the Year Ended December 31, 2016 and the Period from Inception (January 30, 2015) through December 31, 2015	Fin-97
Consolidated Statements of Cash Flows for the Year Ended December 31, 2016 and the Period from Inception (January 30, 2015) through December 31, 2015	Fin-98
Notes to Consolidated Financial Statements	Fin-99

Fin-ii

SILVER RUN ACQUISITION CORPORATION II

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash	$546,322	$225,500
Prepaid expenses	122,427	—

Total current assets	668,749	225,500
Investment held in Trust Account	1,038,946,417	—
Deferred offering costs	—	169,552

Total assets	$1,039,615,166	$395,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$—	$72,052
Sponsor note	1,500,000	300,000
Franchise taxes payable	90,000	—
Income taxes payable	1,349,746	—

Total current liabilities	2,939,746	372,052

Deferred underwriting discounts	36,225,000	—

Total liabilities	39,164,746	372,052

Class A common stock subject to possible redemption; 99,545,041 (at redemption value of approximately $10.00 per share)	995,450,410	—

Stockholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 400,000,000 shares authorized, 3,954,959 issued and outstanding (excluding 99,545,041shares subject to possible redemption)	395	—
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 25,875,000 shares issued and outstanding	2,588	2,588
Additional paid-in capital	4,039,284	22,412
Retained earnings (accumulated deficit)	957,743	(2,000)

Total stockholders’ equity	5,000,010	23,000

Total liabilities and stockholders’ equity	$1,039,615,166	$395,052

See accompanying notes to unaudited condensed financial statements.

Fin-1

SILVER RUN ACQUISITION CORPORATION II

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Revenues	$—	$—

Operating expenses:
General and administrative expenses	1,210,075	1,546,928
Franchise taxes	45,000	90,000

Total operating expenses	(1,255,075)	(1,636,928)

Loss from operations	(1,255,075)	(1,636,928)

Other income – investment income on Trust Account	2,256,423	3,946,417

Income before provision for income taxes	1,001,348	2,309,489
Provision for income taxes	773,998	1,349,746

Net income attributable to common shares	$227,350	$959,743

Weighted average number of shares outstanding:
Basic (excluding shares subject to possible redemption)	29,829,959	28,577,517

Diluted	129,375,000	129,375,000

Net income per share
Basic	$0.01	$0.03

Diluted	$0.00	$0.01

See accompanying notes to unaudited condensed financial statements.

Fin-2

SILVER RUN ACQUISITION CORPORATION II

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2017

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balances as of December 31, 2016	—	$—	25,875,000	$2,588	$22,412	$(2,000)	$23,000
Sale of Class A Common Stock to Public	103,500,000	10,350	—	—	1,034,989,650	—	1,035,000,000
Underwriting discounts and offering expenses	—	—	—	—	(58,232,323)	—	(58,232,323)
Sale of 15,133,333 Private Placement Warrants at $1.50 per warrant	—	—	—	—	22,700,000	—	22,700,000
Shares subject to possible redemption	(99,545,041)	(9,955)	—	—	(995,440,455)	—	(995,450,410)
Net income	—	—	—	—	—	959,743	959,743

Balances as of September 30, 2017	3,954,959	$395	25,875,000	$2,588	$4,039,284	$957,743	$5,000,010

See accompanying notes to unaudited condensed financial statements.

Fin-3

SILVER RUN ACQUISITION CORPORATION II

CONDENSED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2017

(Unaudited)

Cash flows from operating activities:
Net income	$959,743
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(3,946,417)
Changes in operating assets and liabilities:
Prepaid expenses	(122,427)
Franchise taxes payable	90,000
Income taxes payable	1,349,746

Net cash used in operating activities	(1,669,355)

Cash flows from investing activities:
Cash deposited into Trust Account	(1,035,000,000)

Net cash used in investing activities	(1,035,000,000)

Cash flows from financing activities:
Proceeds from Public Offering	1,035,000,000
Proceeds from sale of Private Placement Warrants	22,700,000
Payment of underwriting discounts	(20,700,000)
Payment of offering costs	(1,209,823)
Payment of Sponsor note	(300,000)

Net cash provided by financing activities	1,036,990,177

Net increase in cash	320,822
Cash at beginning of period	225,500

Cash at end of period	$546,322

Supplemental disclosure of non-cash financing activities:
Deferred underwriting discounts	$36,225,000

See accompanying notes to unaudited condensed financial statements.

Fin-4

SILVER RUN ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Description of Organization and Business Operations

Organization and General

Silver Run Acquisition Corporation II (the “Company”) was incorporated in Delaware on November 16, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (as amended, the “JOBS Act”). The Company’s sponsor is Silver Run Sponsor II, LLC; a Delaware limited liability company (the “Sponsor”).

As of September 30, 2017, the Company had not engaged in any significant operations. All activity for the period from November 16, 2016 (date of inception) through September 30, 2017 relates to the Company’s formation, the initial public offering (“Public Offering” as described below) and efforts directed towards locating and consummating a suitable initial Business Combination. The Company did not generate any operating revenues prior to September 30, 2017. The Company will generate non-operating income in the form of interest income earned on cash and cash equivalents held in trust account. The Company has selected December 31st as its fiscal year end.

Financing

On March 24, 2017, the registration statement for the Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”). On March 29, 2017 (the “IPO Closing Date”), the Company consummated the Public Offering of $1,035,000,000 in Units (as defined in Note 3), and the sale of $22,700,000 in warrants (the “Private Placement Warrants”) to the Sponsor (the “IPO Private Placement”). On the IPO Closing Date, the Company placed $1,035,000,000 of proceeds (including the Deferred Discount (as defined in Note 3)) from the Public Offering and the IPO Private Placement into a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The Company intends to finance the initial Business Combination from proceeds held in the Trust Account.

At the IPO Closing Date, the Company held $22,700,000 of proceeds from the Public Offering and the IPO Private Placement outside the Trust Account. Of these amounts, $20,700,000 was used to pay underwriting discounts in the Public Offering and $300,000 was used to repay a note payable to the Sponsor (see Note 4), with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

Trust Account

The proceeds held in the Trust Account are invested in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any shares of Class A common

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stock included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if the Company is unable to complete an initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discounts and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which public stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for Public Shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its Public Shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A Common Stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably

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possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest income but less taxes payable (less up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined in Note 4) held by them if the Company fails to complete the initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its public stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination and the other circumstances described above, subject to the limitations described herein.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC for interim financial information and the instructions to Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company has evaluated subsequent events after September 30, 2017. Operating results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or any other period. The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s prospectus filed with the SEC on March 22, 2017, as well as the Company’s Form 8-K filed with the SEC on April 4, 2017. Management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Business Combination or a minimum one year from the date of issuance of these financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to

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opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Common Share

Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. An aggregate of 99,545,041 shares of Class A common stock subject to possible redemption at September 30, 2017 have been excluded from the calculation of basic income per common share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the over-allotment) and Private Placement Warrants to purchase 49,633,333 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Marketable Securities held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the IPO Private Placement of $1,035,000,000 which were invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less and are classified as restricted assets because such amounts can only be used by the Company in connection with the consummation of an initial Business Combination.

As of September 30, 2017, marketable securities held in the Trust Account had a fair value of $1,038,946,417. At September 30, 2017, there was $3,946,417 of interest income held in the Trust Account available to be released to the Company to pay accrued tax expenses.

Redeemable Common Stock

As discussed in Note 1, all of the 103,500,000 Public Shares contain a redemption feature which allows for the redemption of Class A Common Stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A Common Stock shall be affected by charges against additional paid in capital.

Accordingly, at September 30, 2017, 99,545,041 of the 103,500,000 shares of Class A Common Stock included in the Units were classified outside of permanent equity at their redemption value.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs of $58,232,323, consisting primarily of underwriting discounts of $56,925,000 (including $36,225,000 of which is deferred), and $1,307,323 of professional, filing, regulatory and other costs, were charged to additional paid-in capital.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

During the three and nine months ended September 30, 2017, the Company recorded federal income tax expense of $773,998 and $1,349,746, respectively, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate for the three and nine months ended September 30, 2017, was 35% and 35%, respectively, which does not differ significantly from the U.S. federal statutory income tax rate of 35 percent.

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Related Parties

The Company follows subtopic ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include: (a) affiliates of the Company (“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 405 under the Securities Act); (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date for potential recognition or disclosure. Any material events that occur between the balance sheet date and the date that the financial statements were issued are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

3.	Public Offering

On the IPO Closing Date, the Company sold 103,500,000 units (the “Units”) at a price of $10.00 per Unit, generating gross proceeds to the Company of $1,035,000,000. Each Unit consists of one share of Class A Common Stock and one-third of one warrant (each whole warrant, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one whole share of Class A Common Stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an upfront underwriting discount of 2.0% ($20,700,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.5% ($36,225,000) of the gross offering proceeds payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes an initial Business Combination.

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4.	Related Party Transactions

Founder Shares

On November 21, 2016, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), for an aggregate purchase price of $25,000, or approximately $0.002 per share. In March 2017, the Sponsor transferred 33,000 Founder Shares to each of the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”) at their original purchase price. In March 2017, the Company effected stock dividends of approximately 1.25 shares for each outstanding share of Class B Common Stock, resulting in the Initial Stockholders holding an aggregate of 25,875,000 Founder Shares. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A Common Stock issuable upon conversion thereof. The Founder Shares are identical to the Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A Common Stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment, at any time.

The Company’s Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor purchased an aggregate of 15,133,333 Private Placement Warrants at a price of $1.50 per whole warrant ($22,700,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account such that at the closing of the Public Offering $1,035,000,000 was placed in the Trust Account. If the initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

In March 2017, the Sponsor transferred 33,000 Founder Shares to each of our independent director nominees at their original purchase price.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) as stated in the registration rights

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agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On November 22, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “2016 Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2017 or the completion of the Public Offering. On November 22, 2016, the Company borrowed $300,000 under the 2016 Note. On March 29, 2017, the full $300,000 balance of the 2016 Note was repaid to the Sponsor.

On September 27, 2017, the Sponsor agreed to loan the Company an aggregate of up to $2,000,000 to cover expenses related to the business combination pursuant to a promissory note (the ‘‘2017 Note’’). This loan is non-interest bearing and payable on the earlier of March 29, 2019 or the date on which the Company consummates a business combination. On September 27, 2017, the Company borrowed $1,500,000 under the 2017 Note. At the time of this filing, $1,500,000 remains outstanding on the 2017 Note.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Forward Purchase Agreement

In March 2017, the Company entered into a forward purchase agreement (“Forward Purchase Agreement”) pursuant to which Riverstone VI SRII Holdings, L.P. (“Fund VI Holdings”) agreed to purchase an aggregate of up to 40,000,000 shares of the Company’s Class A common stock, plus an aggregate of up to 13,333,333 warrants (“Forward Purchase Warrant”), for an aggregate purchase price of up to $400,000,000 or $10.00 per unit (collectively, “Forward Purchase Units”). Each Forward Purchase Warrant has the same terms as each of the Private Placement Warrants.

The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders elect to redeem their shares in connection with the initial Business Combination and provide the Company with a minimum funding level for the initial Business Combination. Additionally, the obligations of Fund VI Holdings to purchase the Forward Purchase Units are subject to termination prior to the closing of the sale of such units by mutual written consent of the Company and such party, or automatically: (i) if the proposed offering is not consummated on or prior to June 30, 2017; (ii) if the initial Business Combination is not consummated within 24 months from the closing of the proposed offering, unless extended up to a maximum of sixty (60) days in accordance with the amended and restated certificate of incorporation; or (iii) if the Sponsor or the Company become subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Sponsor or the Company in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment. In addition, the obligations of Fund VI Holdings to purchase the Forward Purchase Units are subject to fulfillment of customary closing conditions, including that the initial Business Combination must be consummated substantially concurrently with the purchase of the Forward Purchase Units.

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Riverstone Contribution Agreement and Business Combination Forward Purchase Agreement

See Note 8 for a description of the contribution agreement entered into between the Company and Riverstone VI Alta Mesa Holdings, L.P. on August 16, 2017 and the related forward purchase agreement entered into between the Company and Fund VI Holdings

5.	Deferred Underwriting Discounts

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $36,225,000, to the underwriters upon the Company’s completion of an initial Business Combination (as discussed in Note 3). The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an initial Business Combination is not completed within 24 months after the Public Offering.

6.	Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 400,000,000 shares of Class A Common Stock and 50,000,000 shares of Class B Common Stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At September 30, 2017, there were 103,500,000 shares of Class A Common Stock, of which 99,545,041 were classified outside of permanent equity, and 25,875,000 shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2017 there were no shares of preferred stock issued or outstanding.

Warrants

Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). We are not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided, that if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a ‘‘cashless basis’’ in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the

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extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the public warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

7.	Trust Account and Fair Value Measurements

On the IPO Closing Date, gross proceeds of $1,035,000,000 and $22,700,000 from the Public Offering and the IPO Private Placement, respectively, less underwriting discounts of $20,700,000 and $2,000,000 designated to fund the Company’s accrued formation and offering costs (including the note payable to the Sponsor), business, legal and accounting due diligence expenses on prospective acquisitions, and continuing general and administrative expenses, were placed in the Trust Account.

As of September 30, 2017, marketable securities held in the Trust Account had a fair value of $1,038,946,417 which was invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less.

The following table presents information about the Company’s assets that are measured on a recurring basis as of September 30, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	September 30, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$1,038,946,417	$1,038,946,417	$—	$—

8.	Contribution and Forward Purchase Agreements

Contribution Agreements

On August 16, 2017, the Company entered into:

•	the Contribution Agreement dated as of August 16, 2017 (as the same may be amended from time to time, the “Alta Mesa Contribution Agreement”), among High Mesa Holdings, LP, a Delaware limited partnership (the “Alta Mesa Contributor”), High Mesa Holdings GP, LLC, a Texas limited liability company and the sole general partner of the Alta Mesa Contributor, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and sole general partner of Alta Mesa (“Alta Mesa GP”), and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, pursuant to which the Company will acquire from the Alta Mesa Contributor (a) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (b) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP;

•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Kingfisher Contribution Agreement”), among KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which the Company will acquire 100% of the outstanding membership interests in Kingfisher; and

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•	the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Riverstone Contribution Agreement” and, together with the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the “Contribution Agreements”), between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor”), pursuant to which the Company will acquire from the Riverstone Contributor all of the limited partner interests in Alta Mesa held by the Riverstone Contributor.

Pursuant to the Contribution Agreements, the Company will contribute cash to SRII Opco, LP, a Delaware limited partnership and wholly owned subsidiary of the Company (“SRII Opco”), in exchange for (a) a number of common units representing limited partner interests in SRII Opco (the “SRII Opco Common Units”) equal to the number of shares of the Company’s Class A common stock, outstanding as of the closing (the “Closing”) of the transactions contemplated by the Contribution Agreements (the “Transactions”), and (b) a number of SRII Opco warrants exercisable for SRII Opco Common Units equal to the number of the Company’s warrants outstanding as of the Closing. Following the Closing, the Company will control SRII Opco through its ownership of SRII Opco GP, LLC, the sole general partner of SRII Opco.

Pursuant to the terms of the Alta Mesa Contribution Agreement, at the Closing, the Alta Mesa Contributor will receive consideration consisting of 220,000,000 SRII Opco Common Units, as adjusted (i) upward for any inorganic acquisition capital expenditures invested by Alta Mesa during the interim period (based on a value of $10.00 per SRII Opco Common Unit), (ii) downward for the Riverstone Contributor’s $200 million contribution to Alta Mesa, which was made in connection with the parties entering into the Contribution Agreements (based on a value of $10.00 per SRII Opco Common Unit), and (iii) downward for debt and transaction expenses (based on a value of $10.00 per SRII Opco Common Unit). The Alta Mesa Contributor will also purchase from the Company a number of shares of a new class of common stock designated as the Class C common stock equal to the number of SRII Opco Common Units received by the Alta Mesa Contributor at the Closing.

In addition to the above, for a period of seven years following the Closing, the Alta Mesa Contributor will be entitled to receive an aggregate of up to $800 million in earn-out consideration if the 20-day volume-weighted average price (“20-Day VWAP”) of the Class A common stock equals or exceeds certain prices (each such payment, an “Earn-Out Payment”). The earn-out consideration will be paid in the form of SRII Opco Common Units (and the Alta Mesa Contributor will acquire a corresponding number of shares of Class C common stock) as follows based on the specified 20-Day VWAP hurdle: $14.00 – 10,714,285 SRII Opco Common Units; $16.00 – 9,375,000 SRII Opco Common Units; $18.00 – 13,888,889 SRII Opco Common Units and $20.00 – 12,500,000 SRII Opco Common Units.

The Alta Mesa Contributor will not be entitled to receive a particular Earn-Out Payment on more than one occasion and, if, on a particular date, the 20-Day VWAP entitles the Alta Mesa Contributor to more than one Earn-Out Payment (each of which has not been previously paid), the Alta Mesa Contributor will be entitled to receive each such Earn-Out Payment. The Alta Mesa Contributor will be entitled to the earn-out consideration in connection with certain liquidity events of the Company, including a merger or sale of all or substantially all of its assets, if the consideration paid to holders of Class A common stock in connection with such liquidity event is greater than any of the above-specified 20-Day VWAP hurdles.

The Company will also contribute $400 million in cash to Alta Mesa at the Closing.

Pursuant to the Kingfisher Contribution Agreement, at the Closing, the Kingfisher Contributor will receive consideration consisting of:

•	55,000,000 SRII Opco Common Units; and

•	subject to the Kingfisher Contributor’s election to receive additional SRII Opco Common Units as described below, $800 million in cash, as adjusted for net working capital, debt, transaction expenses, capital expenditures and banking fees.

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The Kingfisher Contributor will also purchase from the Company a number of shares of Class C common stock equal to the number of SRII Opco Common Units received by the Kingfisher Contributor at the Closing.

If the Company does not have cash on hand at the Closing necessary to pay the cash consideration to the Kingfisher Contributor, the Kingfisher Contributor has the option to receive any deficit in the form of SRII Opco Common Units (and acquire a corresponding number of shares of Class C common stock) valued at $10.00 per SRII Opco Common Unit. At the Closing, $5 million of the cash consideration to be received by the Kingfisher Contributor will be funded into escrow to satisfy any post-Closing purchase price adjustments. If such escrowed amount is insufficient to satisfy any post-Closing adjustment, then the Kingfisher Contributor will transfer to the Company a number of SRII Opco Common Units (not to exceed 16,000,000 SRII Opco Common Units), and a corresponding number of shares of Class C common stock, with a value equal to the deficiency.

In addition to the above, for a period of seven years following the Closing, the Kingfisher Contributor will be entitled to receive an aggregate of up to $200 million in earn-out consideration if the 20-Day VWAP of the Class A Common Stock equals or exceeds certain prices. The earn-out consideration will be paid in the form of SRII Opco Common Units (and the Kingfisher Contributor will acquire a corresponding number of shares of Class C common stock) as follows based on the specified 20-Day VWAP hurdle: $14.00 – 7,142,857 SRII Opco Common Units and $16.00 – 6,250,000 SRII Opco Common Units.

The terms of the payment of the earn-out consideration, including in connection with a liquidity event of the Company, are substantially similar to the terms of the payment of the earn-out consideration to the Alta Mesa Contributor described above.

Pursuant to the Riverstone Contribution Agreement, the Riverstone Contributor will receive 20,000,000 SRII Opco Common Units in exchange for the Riverstone Contributor’s limited partner interests in Alta Mesa and will acquire an equal number of shares of Class C common stock from the Company.

The Contribution Agreements contain customary representations, warranties and covenants and may be terminated by the parties thereto as set forth therein, including if the Transactions are not consummated by February 28, 2018. The Transactions will constitute a “Business Combination” under the Company’s amended and restated certificate of incorporation.

Business Combination Forward Purchase Agreement

In connection with the execution of the Contribution Agreements, on August 16, 2017, the Company entered into a forward purchase agreement (the “Business Combination Forward Purchase Agreement”) with Fund VI Holdings, pursuant to which the Company has agreed to sell at the Closing, and Fund VI Holdings has agreed to purchase, up to $200 million of shares of Class A common stock at a purchase price of $10.00 per share. The number of shares of Class A common stock to be sold by the Company, and purchased by Fund VI Holdings, will equal that number which, after payment of the aggregate purchase price paid by Fund VI Holdings under the Business Combination Forward Purchase Agreement, will result in gross proceeds to the Company in an aggregate amount necessary to satisfy any exercise of rights of the public stockholders in connection with the Transactions or determined by the Company and Fund VI Holdings to be necessary for general corporate purposes in connection with or following consummation of the Transactions, but in no event will the number of shares of Class A common stock purchased exceed 20,000,000 shares.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Silver Run Acquisition Corporation II

We have audited the accompanying balance sheet of Silver Run Acquisition Corporation II (the “Company”), as of December 31, 2016, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from November 16, 2016 (date of inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Run Acquisition Corporation II as of December 31, 2016, and the results of its operations and its cash flows for the period from November 16, 2016 (date of inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

New York, New York

March 22, 2017

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Silver Run Acquisition Corporation II

BALANCE SHEET

December 31, 2016

ASSETS:
Current assets – cash	$225,500
Deferred offering costs	169,552

Total assets	$395,052

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accrued formation and offering costs	$72,052
Sponsor note	300,000

Total current liabilities	372,052
Commitments and contingencies
Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 25,875,000 shares issued and outstanding (1)	2,588
Additional paid-in capital	22,412
Accumulated deficit	(2,000)

Total stockholder’s equity	23,000

Total liabilities and stockholder’s equity	$395,052

(1)	Share amounts have been retroactively restated to reflect the stock dividends of 14,375,000 shares in March 2017 (see Note 6).

See accompanying notes to financial statements

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Silver Run Acquisition Corporation II

STATEMENT OF OPERATIONS

For the period from November 16, 2016 (date of inception) to December 31, 2016

Revenue	$—
General and administrative expenses	2,000

Net loss attributable to common stock	$(2,000)

Weighted average number of shares outstanding:
Basic and diluted (1)	25,875,000

Net loss per common share:
Basic and diluted	$(0.00)

(1)	Share amounts have been retroactively restated to reflect the stock dividends of 14,375,000 shares in March 2017 (see Note 6).

See accompanying notes to financial statements

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Silver Run Acquisition Corporation II

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from November 16, 2016 (date of inception) to December 31, 2016

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Sale of common stock to Sponsor at approx. $0.001 per share (1)	25,875,000	$2,588	$22,412	$—	$25,000
Net loss	—	—	—	(2,000)	(2,000)

Balances, December 31, 2016	25,875,000	$2,588	$22,412	$(2,000)	$23,000

(1)	Share amounts have been retroactively restated to reflect the stock dividends of 14,375,000 shares in March 2017 (see Note 6).

See accompanying notes to financial statements

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Silver Run Acquisition Corporation II

STATEMENT OF CASH FLOWS

For the period from November 16, 2016 (date of inception) to December 31, 2016

Net loss	$(2,000)
Adjustments to reconcile net loss to net cash used in operations:
Increase in accounts payable and accrued liabilities	2,000

Net cash used in operating activities	—

Cash flows from financing activities:
Proceeds from Sponsor note	300,000
Payment of offering costs	(74,500)

Net cash provided by financing activities	225,500

Increase in cash	225,500
Cash at beginning of period	—

Cash at end of period	$225,500

Supplemental disclosure of non-cash financing activities
Deferred offering costs included in accrued formation and offering costs	$70,052

Offering costs paid by Sponsor in exchange for Founder Shares	$25,000

See accompanying notes to financial statements

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NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of Organization and Business Operations

Organization and General

Silver Run Acquisition Corporation II (the “Company”) was incorporated in Delaware on November 16, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2016, the Company had not commenced any operations. All activity for the period from November 16, 2016 (inception) through December 31, 2016 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Offering. The Company has selected December 31st as its fiscal year end.

Sponsor and Proposed Financing

The Company’s sponsor is Silver Run Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The Company intends to finance its Initial Business Combination with proceeds from the proposed $900,000,000 initial public offering of Units (as defined below) (Note 3) and a $20,000,000 private placement (Note 4). Upon the closing of the Proposed Offering and the private placement, $900,000,000 (or $1,035,000,000 if the underwriters’ over-allotment option is exercised in full – Note 3) will be held in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation will provide that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) being sold in the Proposed Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the Initial Business Combination within 24 months from the closing of the Proposed Offering; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Proposed Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Proposed Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1 – Description of Organization and Business Operations (Continued)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Proposed Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1 – Description of Organization and Business Operations (Continued)

approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors will enter into a letter agreement with the Company, pursuant to which they will agree to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Proposed Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, as of December 31, 2016, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum one year from the date of issuance of these financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2 – Summary of Significant Accounting Policies (Continued)

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Deferred offering costs of approximately $170,000 consist of costs incurred in connection with formation and preparation for the Proposed Offering. These costs, together with the underwriter discount, will be charged to additional paid-in capital upon completion of the Proposed Offering or charged to operations if the Proposed Offering is not completed.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2 – Summary of Significant Accounting Policies (Continued)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern” (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is a substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15 and it did not have a material effect on its financial position or results of operations. See Basis of Presentation for additional considerations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3 – Public Offering

Pursuant to the Proposed Offering, the Company intends to offer for sale up to 90,000,000 units at a price of $10.00 per unit (the “Units”). The Sponsor has committed to purchase an aggregate of 13,333,333 warrants at a price of $1.50 per warrant in a private placement that will close simultaneously with the Proposed Offering.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Proposed Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company expects to grant the underwriters a 45-day option to purchase up to 13,500,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that would be issued in connection with the over-allotment option would be identical to the Units issued in the Proposed Offering.

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3 – Public Offering (Continued)

The Company expects to pay an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Proposed Offering, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 – Related Party Transactions

Founder Shares

On November 21, 2016, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Proposed Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor has agreed to forfeit up to 1,500,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters (see Note 6). The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering. If the Company increases or decreases the size of the offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, immediately prior to the consummation of the Proposed Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Offering.

The Company’s initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The Sponsor will agree to purchase an aggregate of 13,333,333 private placement warrants (or 15,133,333 if the over-allotment option is exercised in full) at a price of $1.50 per whole warrant (approximately $20,000,000 in the aggregate or $22,700,000 in the aggregate if the over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Offering (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants will be added to the proceeds from the Proposed Offering to be held in the Trust Account such that at the closing of the Proposed Offering $900.0 million (or $1,035.0 million if the underwriters exercise their over-allotment option in full) will be held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Proposed Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4 – Related Party Transactions (Continued)

Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On November 22, 2016, the Sponsor loaned the Company an aggregate of $300,000 to cover expenses related to the Proposed Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of March 31, 2017 or the completion of the Proposed Offering. As of March 20, 2017, $300,000 is still outstanding under the Note.

Administrative Support Agreement

Commencing on the date the Units are first listed on the NASDAQ, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 5 – Stockholder’s Equity

Common Stock

The authorized common stock of the Company includes up to 400,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock (see Note 6). If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2016, there were 25,875,000 shares of Class B common stock issued and outstanding (see Note 6).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors (see Note 6). At December 31, 2016, there were no shares of preferred stock issued or outstanding.

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NOTES TO FINANCIAL STATEMENTS (Continued)

Note 6 – Subsequent Events

In March 2017, the Company effected stock dividends in the aggregate of approximately 1.25 shares for each outstanding share of Class B common stock, resulting in the initial stockholders holding an aggregate of 25,875,000 Founder Shares. The stock dividends also adjusted the shares subject to forfeiture from 1,500,000 to 3,375,000, to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering.

In March 2017, the Company entered into a forward purchase agreement (“Forward Purchase Agreement”) pursuant to which Riverstone VI SRII Holdings, L.P. (“Fund VI Holdings”) agreed to purchase an aggregate of up to 40,000,000 shares of the Company’s Class A common stock, plus an aggregate of up to 13,333,333 warrants (“Forward Purchase Warrant”), for an aggregate purchase price of up to $400,000,000 or $10.00 per unit (collectively, “Forward Purchase Units”). Each Forward Purchase Warrant has the same terms as each of the Private Placement Warrants.

The obligations under the Forward Purchase Agreement do not depend on whether any public stockholders elect to redeem their shares in connection with the Initial Business Combination and provide the Company with a minimum funding level for the Initial Business Combination. Additionally, the obligations of Fund VI Holdings to purchase the Forward Purchase Units are subject to termination prior to the closing of the sale of such units by mutual written consent of the Company and such party, or automatically: (i) if the Proposed Offering is not consummated on or prior to June 30, 2017; (ii) if the Initial Business Combination is not consummated within 24 months from the closing of the Proposed Offering, unless extended up to a maximum of sixty (60) days in accordance with the amended and restated certificate of incorporation; or (iii) if the Sponsor or the Company become subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Sponsor or the Company in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment. In addition, the obligations of Fund VI Holdings to purchase the Forward Purchase Units are subject to fulfillment of customary closing conditions, including that the Initial Business Combination must be consummated substantially concurrently with the purchase of the Forward Purchase Units.

In March 2017, the Company updated the articles of incorporation to increase the authorized capital stock. The total number of all shares of all classes of capital stock is 451,000,000, consisting of (a) 450,000,000 shares of common stock including (i) 400,000,000 shares of Class A common stock and (ii) 50,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2017	December 31, 2016
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,740	$7,185
Short-term restricted cash	1,173	433
Accounts receivable, net of allowance of $802 and $889, respectively	71,260	37,611
Other receivables	679	8,061
Receivables due from affiliate	839	8,883
Prepaid expenses and other current assets	2,215	3,986
Derivative financial instruments	6,952	83

Total current assets	86,858	66,242

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	944,867	712,162
Other property and equipment, net	9,139	9,731

Total property and equipment, net	954,006	721,893

OTHER ASSETS
Investment in LLC – cost	9,000	9,000
Deferred financing costs, net	1,943	3,029
Notes receivable due from affiliate	12,121	9,987
Deposits and other long-term assets	14,686	2,977
Derivative financial instruments	5,282	723

Total other assets	43,032	25,716

TOTAL ASSETS	$1,083,896	$813,851

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$144,546	$84,234
Advances from non-operators	3,872	4,058
Advances from related party	47,794	42,528
Asset retirement obligations	3,960	376
Derivative financial instruments	348	21,207

Total current liabilities	200,520	152,403

LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	65,152	61,128
Long-term debt, net	565,247	529,905
Notes payable to founder	27,861	26,957
Derivative financial instruments	—	4,482
Other long-term liabilities	7,613	6,870

Total long-term liabilities	665,873	629,342

TOTAL LIABILITIES	866,393	781,745
Commitments and Contingencies (Note 11)
PARTNERS’ CAPITAL	217,503	32,106

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,083,896	$813,851

The accompanying notes are an integral part of these condensed consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$169,611	$115,778
Natural gas	37,780	20,277
Natural gas liquids	22,814	10,109
Other revenues	274	358

Total operating revenues	230,479	146,522

Gain on sale of assets	—	3,723
Gain on acquisition of oil and natural gas properties	6,893	—
Gain (loss) on derivative contracts	38,024	(23,970)

Total operating revenues and other	275,396	126,275

OPERATING EXPENSES
Lease and plant operating expense	49,836	45,222
Marketing and transportation expense	21,566	8,140
Production and ad valorem taxes	8,812	8,021
Workover expense	5,112	3,242
Exploration expense	19,930	15,304
Depreciation, depletion, and amortization expense	80,082	66,857
Impairment expense	29,206	14,238
Accretion expense	1,447	1,615
General and administrative expense	35,534	32,909

Total operating expenses	251,525	195,548

INCOME (LOSS) FROM OPERATIONS	23,871	(69,273)
OTHER INCOME (EXPENSE)
Interest expense	(39,069)	(52,253)
Interest income	880	672

Total other income (expense)	(38,189)	(51,581)

LOSS BEFORE STATE INCOME TAXES	(14,318)	(120,854)
Provision for state income taxes	285	107

NET LOSS	$(14,603)	$(120,961)

The accompanying notes are an integral part of these condensed consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,603)	$(120,961)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	80,082	66,857
Impairment expense	29,206	14,238
Accretion expense	1,447	1,615
Amortization of deferred financing costs	2,205	3,004
Amortization of debt discount	—	382
Dry hole expense	2,447	423
Expired leases	8,394	6,689
(Gain) loss on derivative contracts	(38,024)	23,970
Settlements of derivative contracts	1,775	83,839
Premium paid on derivative contracts	(520)	—
Interest converted into debt	904	904
Interest on notes receivable due from affiliates	(619)	(574)
Gain on sale of assets	—	(3,723)
Gain on acquisition of oil and natural gas properties	(6,893)	—
Changes in assets and liabilities:
Restricted cash	(740)	(92,046)
Accounts receivable	(33,649)	(4,774)
Other receivables	7,382	14,436
Receivables due from affiliate	169	214
Prepaid expenses and other non-current assets	(9,938)	(1,898)
Advances from related party	5,266	13,425
Settlement of asset retirement obligation	(6,083)	(1,465)
Accounts payable, accrued liabilities, and other liabilities	27,308	2,918

NET CASH PROVIDED BY OPERATING ACTIVITIES	55,516	7,473

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(244,308)	(149,179)
Acquisitions	(55,236)	—
Proceeds from sale of property	—	1,405
Notes receivable due from affiliate	(1,515)	—

NET CASH USED IN INVESTING ACTIVITIES	(301,059)	(147,774)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	286,065	141,935
Repayments of long-term debt	(251,622)	(1,500)
Additions to deferred financing costs	(220)	(799)
Capital contributions	207,875	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	242,098	139,636

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,445)	(665)
CASH AND CASH EQUIVALENTS, beginning of period	7,185	8,869

CASH AND CASH EQUIVALENTS, end of period	$3,740	$8,204

The accompanying notes are an integral part of these condensed consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. DESCRIPTION OF BUSINESS

Alta Mesa Holdings, LP and its subsidiaries (“we,” “us,” “our,” the “Company,” and “Alta Mesa”) is an independent exploration and production company engaged primarily in the acquisition, exploration, development, and production of oil and natural gas properties. Our principal area of operation is in the eastern portion of the Anadarko Basin commonly referred to as the STACK. The STACK is an acronym describing both its location – Sooner Trend Anadarko Basin Canadian and Kingfisher County – and the multiple, stacked productive formations present in the area. Our operations also include other non-STACK oil and natural gas interests within the continental United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We have provided a discussion of significant accounting policies in Note 2 in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”). As of September 30, 2017, our significant accounting policies are consistent with those discussed in Note 2 in the 2016 Annual Report.

Principles of Consolidation and Reporting

The condensed consolidated financial statements reflect our accounts after elimination of all significant intercompany transactions and balances. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our annual consolidated financial statements for the year ended December 31, 2016, which were filed with the Securities and Exchange Commission (the “SEC”) in our 2016 Annual Report.

The condensed consolidated financial statements included herein as of September 30, 2017, and for the nine months ended September 30, 2017 and 2016, are unaudited, and in the opinion of management, the information furnished reflects all material adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position and of the results of operations for the interim periods presented. The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Certain reclassifications of prior period condensed consolidated financial statements have been made to conform to current reporting practices. The consolidated results of operations for interim periods are not necessarily indicative of results to be expected for a full year.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Reserve estimates significantly impact depreciation, depletion, and amortization expense and potential impairments of oil and natural gas properties and are subject to change based on changes in oil and natural gas prices and trends and changes in estimated reserve quantities. We analyze estimates, including those related to oil and natural gas reserves, oil and natural gas revenues, the value of oil and natural gas properties, bad debts, asset retirement obligations, derivative contracts, state taxes, and contingencies and litigation. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

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Accounts Receivable

Accounts receivable consists of the following:

	September 30, 2017	December 31, 2016
	(in thousands)
Oil, natural gas and natural gas liquids sales	$27,670	$25,156
Joint interest billings	16,792	10,427
Pooling interest (1)	27,600	2,917
Allowance for doubtful accounts	(802)	(889)

Total accounts receivable, net	$71,260	$37,611

(1)	Pooling interest relates to Oklahoma’s forced pooling process to ensure all working interest owners participate in drilling and spacing units for wells we propose to drill as operator on our STACK acreage. We expect full realization from our pooling efforts associated with the drilling activities in Oklahoma totaling approximately $27.6 million over the next 12 months.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which seeks to provide a single, comprehensive revenue recognition model for all contracts with customers concerning the recognition, measurement and disclosure of revenue from those contracts. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. Subsequent to the issuance of ASU 2014-09, the FASB issued various clarifications and interpretive guidance to assist entities with implementation efforts, including guidance pertaining to the presentation of revenues on a gross basis (revenues presented separately from associated expenses) versus a net basis. ASU 2014-09 and related interpretive guidance will be effective for interim and annual periods beginning after December 15, 2017 and allows for either full retrospective adoption, meaning the standard is applied to all periods presented in the financial statements, or modified retrospective adoption, meaning the standard is applied only to the most current period presented. We plan to adopt the standard on January 1, 2018 using the modified retrospective method with a cumulative adjustment to retained earnings as necessary.

We are in the process of assessing our contracts and evaluating the impact on the condensed consolidated financial statements. We are continuing to evaluate the provisions of ASU 2014-09 as it relates to certain sales contracts, and in particular, as it relates to disclosure requirements. In addition, we are evaluating the impact, if any, on the presentation of our future revenues and expenses under the new gross-versus-net presentation guidance. We continue to evaluate the impact of these and other provisions of ASU 2014-09 on our accounting policies, changes to relevant business practices, internal controls, and consolidated financial statements. We will complete our evaluation during the fourth quarter of 2017.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842)(“ASU 2016-02”), which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents a lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. ASU 2016-02 also requires disclosures designed to provide information on the amount, timing, and uncertainty of cash flows arising from leases. The standard will be effective for interim and annual periods beginning after December 15, 2018, with earlier adoption permitted. In the normal course of business, we enter into operating lease agreements to support our exploration and

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development operations and lease assets such as drilling rigs, well equipment, compressors, office space and other assets.

At this time, we cannot reasonably estimate the financial impact ASU 2016-02 will have on our financial statements; however, the adoption and impletion of ASU 2016-02 is expected to have a material impact on our condensed consolidated balance sheets resulting in an increase in both the assets and liabilities relating to our operating lease activities greater than twelve months As part of our assessment to date, we have formed an implementation work team and will complete our evaluation in 2018. As we continue to evaluate and implement the standard, we will provide additional information about the expected financial impact at a future date. We plan to adopt ASU 2016-02 on January 1, 2019.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The adoption of this guidance will not impact our financial position or results of operations but could result in presentation changes on our condensed consolidated statements of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”), which requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statements of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The adoption of this guidance will not impact our financial position or results of operations but could result in presentation changes on our consolidated statements of cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”), which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 is effective for interim and annual periods after December 15, 2017, and should be applied prospectively. We are currently evaluating the effect that adopting this guidance will have on our financial position, cash flows and results of operations.

3. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures and non-cash investing and financing activities are presented below:

	Nine Months Ended September 30,
	2017	2016
	(in thousands)
Supplemental cash flow information:
Cash paid for interest	$25,675	$37,006
Cash paid for state income taxes	—	422
Non-cash investing and financing activities:
Change in asset retirement obligations	3,778	1,032
Asset retirement obligations assumed, purchased properties	705	—
Change in accruals or liabilities for capital expenditures	41,322	11,524

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4. ACQUISITIONS

2017 Acquisitions

In July 2017, we closed on our acquisition to acquire certain oil and natural gas properties in Oklahoma with an unaffiliated third party for a purchase price of approximately $45.4 million, net of customary post-closing adjustments. The acquired oil and natural gas properties were primarily unproved leasehold. We accounted for this transaction as an asset acquisition with substantially all of the purchase price allocated to unproved property within oil and natural gas properties, successful efforts method, net. We funded the acquisition with borrowings under our senior secured revolving credit facility.

In September 2017, we acquired approximately $4.6 million of unproved leasehold in Oklahoma. We funded the transaction with cash on hand and accounted for this transaction as an asset acquisition.

In September 2017, we completed a transaction to acquire certain proved oil and natural gas properties from Brown & Borelli, et al (the “B&B Acquisition”) for a purchase price of approximately $3.5 million, net of customary post-closing purchase price adjustments. We funded the acquisition with cash on hand. The acquisition was accounted for using the acquisition method under ASC 805, “Business Combinations,” which requires acquired assets and liabilities to be recorded at fair value as of the acquisition date. The difference between the historical results of operations and the unaudited pro forma results of operations for the three and nine months ended September 30, 2017 and 2016 was determined to be de minimus and therefore pro forma information has not been provided.

A summary of the consideration paid and the allocation of the total purchase price to the assets acquired and the liabilities assumed in the B&B Acquisition based on the preliminary fair value at the acquisition date is as follows:

(in thousands)
Summary of Consideration
Cash	$3,469

Total consideration paid	3,469

Summary of Purchase Price Allocation
Plus: fair value of liabilities assumed
Asset retirement obligations assumed	370

Total fair value liabilities assumed	370

Less: fair value of assets acquired
Proved oil and natural gas properties	9,106

Total fair value assets acquired	9,106

Bargain purchase gain	$(5,267)

The fair value of the net assets acquired was approximately $9.1 million. As the fair value of the net assets acquired exceeded the total consideration paid, we recorded a bargain purchase gain of approximately $5.3 million. The acquisition resulted in a bargain purchase gain primarily as a result of timing from the execution of the purchase and sale agreement to the closing date of the acquisition at which time the value of the underlying properties increased substantially due to increased proved reserves. The bargain purchase gain is reflected in gain on acquisition of oil and natural gas properties on our condensed consolidated statements of operations.

In April 2017, we completed an acquisition of certain non-STACK proved oil and natural gas properties from Setanta Energy, LLC (the “Setanta” Acquisition) for a purchase price of approximately $0.9 million, net of customary post-closing purchase price adjustments. We funded the acquisition with borrowings under our senior secured revolving credit facility. This purchase increases our working interest in various wells in which we already hold an interest. The acquisition was accounted for using the acquisition method under ASC 805.

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A summary of the consideration paid and the allocation of the total purchase price to the assets acquired and the liabilities assumed in the Setanta Acquisition based on the preliminary fair value at the acquisition date is as follows:

(in thousands)
Summary of Consideration
Cash	$890

Total consideration paid	890

Summary of Purchase Price Allocation
Plus: fair value of liabilities assumed
Asset retirement obligations assumed	89

Total fair value liabilities assumed	89

Less: fair value of assets acquired
Proved oil and natural gas properties	2,605
Unproved oil and natural gas properties	—

Total fair value assets acquired	2,605

Bargain Purchase Gain	$(1,626)

The fair value of the net assets acquired was approximately $2.6 million. As the fair value of the net assets acquired exceeded the total consideration paid, we recorded a bargain purchase gain of approximately $1.6 million. The bargain purchase gain is reflected in gain on acquisition of oil and natural gas properties on our condensed consolidated statement of operations.

In accordance with ASC 805, the following unaudited pro forma results of operations for the nine months ended September 30, 2017 and 2016 have been prepared to give effect to the Setanta acquisition on our condensed consolidated results of operations as if it had occurred on January 1, 2016. Therefore, the bargain purchase gain on acquisition of $1.6 million has been included in pro forma income (loss) for the nine months ended September 30, 2016. The difference between the historical results of operations and the unaudited pro forma results of operations for the three months ended September 30, 2017 and 2016 was determined to be de minimus and therefore not provided.

	Total Operating Revenues	Income (Loss)
	(in thousands)
Pro forma results of operations for the nine months ended September 30, 2017	$230,819	$(16,188)
Pro forma results of operations for the nine months ended September 30, 2016	$146,664	$(119,455)

2016 Acquisition

On December 31, 2016, High Mesa, Inc. (“High Mesa”) purchased from BCE-STACK Development LLC (“BCE”) and contributed interests in 24 producing wells (the “Contributed Wells”) drilled under the joint development agreement to us. We accounted for the Contributed Wells as a business combination in the prior year and the results of operations from the acquisition is reflected in the consolidated statement of operations for the three and nine months ended September 30, 2016 as presented below as if it had occurred on January 1, 2016.

	Total Operating Revenues	Income (Loss)
	(in thousands)
Pro forma results of operations for the three months ended September 30, 2016	$64,370	$(19,143)
Pro forma results of operations for the nine months ended September 30, 2016	$157,898	$(112,822)

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The unaudited pro forma information has been derived from historical information and are for illustrative purposes only. The unaudited pro forma financial information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period.

The fair value of the oil and natural gas properties are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of oil and natural gas properties were measured using valuation techniques that convert future cash flows into a single discounted amount. Significant inputs to the valuation of oil and natural gas properties include, but are not limited to recoverable reserves, production rates, future operating and development costs, future commodity price and estimates by management at the time of the valuation are the most sensitive and may be subject to change.

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	September 30, 2017	December 31, 2016
	(in thousands)
OIL AND NATURAL GAS PROPERTIES
Unproved properties	$136,410	$116,311
Accumulated impairment of unproved properties	(18,974)	(65)

Unproved properties, net	117,436	116,246

Proved oil and natural gas properties	1,931,207	1,611,249
Accumulated depreciation, depletion, amortization and impairment	(1,103,776)	(1,015,333)

Proved oil and natural gas properties, net	827,431	595,916

TOTAL OIL AND NATURAL GAS PROPERTIES, net	944,867	712,162

OTHER PROPERTY AND EQUIPMENT
Land	5,339	4,730
Office furniture and equipment, vehicles	20,170	19,446
Accumulated depreciation	(16,370)	(14,445)

OTHER PROPERTY AND EQUIPMENT, net	9,139	9,731

TOTAL PROPERTY AND EQUIPMENT, net	$954,006	$721,893

6. FAIR VALUE DISCLOSURES

The Company follows ASC 820, “Fair Value Measurements and Disclosures.” ASC 820 provides a hierarchy of fair value measurements, based on the inputs to the fair value estimation process. It requires disclosure of fair values classified according to defined “levels,” which are based on the reliability of the evidence used to determine fair value, with Level 1 being the most reliable and Level 3 the least reliable. Level 1 evidence consists of observable inputs, such as quoted prices in an active market. Level 2 inputs typically correlate the fair value of the asset or liability to a similar, but not identical item which is actively traded. Level 3 inputs include at least some unobservable inputs, such as valuation models developed using the best information available in the circumstances.

The fair value of cash, accounts receivable, other current assets, and current liabilities approximate book value due to their short-term nature. The estimate of fair value of long-term debt under our senior secured revolving credit facility is not considered to be materially different from carrying value due to market rates of interest. The fair value of the notes payable to our founder is not practicable to determine because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no

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quoted values available for this instrument, and an independent valuation would not be practicable due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Our senior notes are carried at historical cost, and we estimate the fair value of the senior notes for disclosure purposes. We have estimated the fair value of our $500 million senior notes payable to be $545.0 million at September 30, 2017. This estimation is based on the most recent trading values of the senior notes at or near the reporting dates, which is a Level 1 determination. See Note 9 for information on long-term debt.

We utilize the modified Black-Scholes and the Turnbull Wakeman option pricing models to estimate the fair values of oil, natural gas and natural gas liquids derivative contracts. Inputs to these models include observable inputs from the New York Mercantile Exchange (“NYMEX”) for futures contracts, and inputs derived from NYMEX observable inputs, such as implied volatility of oil, natural gas and natural gas liquids prices. We have classified the fair values of all our oil, natural gas and natural gas liquids derivative contracts as Level 2.

Oil and natural gas properties are subject to impairment testing and potential impairment write down. Oil and natural gas properties with a carrying amount of $36.2 million were written down to their fair value of $7.0 million, resulting in an impairment charge of $29.2 million for the nine months ended September 30, 2017. For the nine months ended September 30, 2016, oil and natural gas properties with a carrying amount of $28.7 million were written down to their fair value of $14.5 million, resulting in an impairment charge of $14.2 million. Oil and natural gas properties with a carrying amount of $0.1 million were written down to their fair value of zero, resulting in an impairment charge of $0.1 million for the three months ended September 30, 2017. For the three months ended September 30, 2016, oil and natural gas properties with a carrying amount of $1.2 million were written down to their fair value of $0.3 million, resulting in an impairment charge of $0.9 million. Significant Level 3 assumptions used in the calculation of estimated discounted cash flows in the impairment analysis included our estimate of future oil and natural gas prices, production costs, development expenditures, estimated timing of production of proved reserves, appropriate risk-adjusted discount rates, and other relevant data.

New additions to asset retirement obligations result from estimations for new properties, and fair values for them are categorized as Level 3. Such estimations are based on present value techniques that utilize company-specific information for such inputs as cost and timing of plugging and abandonment of wells and facilities. We recorded $1.2 million and $1.0 million in additions to asset retirement obligations measured at fair value during the nine months ended September 30, 2017 and 2016, respectively.

The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
		(in thousands)
At September 30, 2017:
Financial Assets:
Commodity derivative contracts	—	$24,558	—	$24,558
Financial Liabilities:
Commodity derivative contracts	—	$12,672	—	$12,672
At December 31, 2016:
Financial Assets:
Commodity derivative contracts	—	$15,773	—	$15,773
Financial Liabilities:
Commodity derivative contracts	—	$40,656	—	$40,656

The amounts above are presented on a gross basis. Presentation on our consolidated balance sheets utilizes netting of assets and liabilities with the same counterparty where master netting agreements are in place. For additional information on derivative contracts, see Note 7.

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7. DERIVATIVE FINANCIAL INSTRUMENTS

We account for our derivative contracts under the provisions of ASC 815, “Derivatives and Hedging.” We have entered into forward-swap contracts and collar contracts to reduce our exposure to price risk in the spot market for oil, natural gas and natural gas liquids. From time to time, we also utilize financial basis swap contracts, which address the price differential between market-wide benchmark prices and other benchmark pricing referenced in certain of our oil, natural gas and natural gas liquids sales contracts. Substantially all of our hedging agreements are executed by affiliates of our lenders under the senior secured revolving credit facility described in Note 9, and are collateralized by the security interests of the respective affiliated lenders in certain of our assets under the senior secured revolving credit facility. The contracts settle monthly and are scheduled to coincide with oil production equivalent to barrels (Bbl) per month, natural gas production equivalent to volumes in millions of British thermal units (MMBtu) per month, and natural gas liquids production to volumes in gallons (Gal) per month. The contracts represent agreements between us and the counterparties to exchange cash based on a designated price, or in the case of financial basis hedging contracts, based on a designated price differential between various benchmark prices. Cash settlement occurs monthly. No derivative contracts have been entered into for trading or speculative purposes.

From time to time, we enter into interest rate swap agreements with financial institutions to mitigate the risk of loss due to changes in interest rates.

We have not designated any of our derivative contracts as fair value or cash flow hedges. Accordingly, we use mark-to-market accounting, recognizing changes in the fair value of derivative contracts in the condensed consolidated statements of operations at each reporting date.

Derivative contracts are subject to master netting arrangements and are presented on a net basis in the condensed consolidated balance sheets. This netting can cause derivative assets to be ultimately presented in a liability account on the condensed consolidated balance sheets. Likewise, derivative liabilities could be presented in a derivative asset account.

The following table summarizes the fair value and classification of our derivative instruments, none of which have been designated as hedging instruments under ASC 815:

Fair Values of Derivative Contracts:

	September 30, 2017
Balance sheet location	Gross Fair Value of Assets	Gross amounts offset against assets in the Balance Sheet	Net Fair Value of Assets presented in the Balance Sheet
	(in thousands)
Derivative financial instruments, current assets	$13,904	$(6,952)	$6,952
Derivative financial instruments, long-term assets	10,654	(5,372)	5,282

Total	$24,558	$(12,324)	$12,234

Balance sheet location	Gross Fair Value of Liabilities	Gross amounts offset against liabilities in the Balance Sheet	Net Fair Value of Liabilities presented in the Balance Sheet
	(in thousands)
Derivative financial instruments, current liabilities	$7,300	$(6,952)	$348
Derivative financial instruments, long-term liabilities	5,372	(5,372)	—

Total	$12,672	$(12,324)	$348

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	December 31, 2016
Balance sheet location	Gross Fair Value of Assets	Gross amounts offset against assets in the Balance Sheet	Net Fair Value of Assets presented in the Balance Sheet
	(in thousands)
Derivative financial instruments, current assets	$3,296	$(3,213)	$83
Derivative financial instruments, long-term assets	12,477	(11,754)	723

Total	$15,773	$(14,967)	$806

Balance sheet location	Gross Fair Value of Liabilities	Gross amounts offset against liabilities in the Balance Sheet	Net Fair Value of Liabilities presented in the Balance Sheet
	(in thousands)
Derivative financial instruments, current liabilities	$24,420	$(3,213)	$21,207
Derivative financial instruments, long-term liabilities	16,236	(11,754)	4,482

Total	$40,656	$(14,967)	$25,689

The following table summarizes the effect of our derivative instruments in the condensed consolidated statements of operations:

Derivatives not designated as hedging instruments under ASC 815	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Gain (loss) on derivative contracts
Oil commodity contracts	$(10,873)	$577	$31,665	$(22,794)
Natural gas commodity contracts	1,035	3,265	6,763	(506)
Natural gas liquids commodity contracts	(630)	(334)	(404)	(670)

Total gain (loss) on derivative contracts	$(10,468)	$3,508	$38,024	$(23,970)

Although our counterparties provide no collateral, the master derivative agreements with each counterparty effectively allow us, so long as we are not a defaulting party, after a default or the occurrence of a termination event, to set-off an unpaid hedging agreement receivable against the interest of the counterparty in any outstanding balance under the senior secured revolving credit facility.

If a counterparty were to default in payment of an obligation under the master derivative agreements, we could be exposed to commodity price fluctuations, and the protection intended by the hedge could be lost. The value of our derivative financial instruments would be impacted.

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We had the following open derivative contracts for crude oil at September 30, 2017:

OIL DERIVATIVE CONTRACTS

	Volume in Bbls	Weighted Average	Range
Period and Type of Contract			High	Low
2017
Price Swap Contracts	643,500	$51.16	$57.25	$46.00
Collar Contracts
Long Call Options	46,000	85.00	85.00	85.00
Short Call Options	437,000	60.51	85.00	54.40
Long Put Options	391,000	48.24	50.00	47.00
Short Put Options	299,000	36.38	37.00	35.00
2018
Price Swap Contracts	1,825,000	52.74	57.25	50.27
Collar Contracts
Long Call Options	365,000	54.00	54.00	54.00
Short Call Options	2,190,000	60.87	62.00	60.50
Long Put Options	1,825,000	50.00	50.00	50.00
Short Put Options	2,190,000	40.26	42.00	40.00
2019
Collar Contracts
Short Call Options	1,606,000	61.44	63.00	56.50
Long Put Options	1,606,000	50.00	50.00	50.00
Short Put Options	1,606,000	38.07	40.00	37.50

We had the following open derivative contracts for natural gas at September 30, 2017:

NATURAL GAS DERIVATIVE CONTRACTS

	Volume in	Weighted	Range
Period and Type of Contract	MMBtu	Average	High	Low
2017
Price Swap Contracts	232,500	$3.40	$3.40	$3.39
Collar Contracts
Short Call Options	3,036,000	3.69	4.11	3.25
Long Put Options	2,728,500	3.17	3.60	3.00
Long Call Options	155,000	2.95	2.95	2.95
Short Put Options	2,883,500	2.60	3.00	2.50
2018
Collar Contracts
Short Call Options	6,582,000	5.26	5.53	4.00
Long Put Options	5,925,000	4.43	4.50	3.60
Short Put Options	5,925,000	3.92	4.00	3.00

In those instances where contracts are identical as to time period, volume and strike price, and counterparty, but opposite as to direction (long and short), the volumes and average prices have been netted in the two tables above. Prices stated in the table above for oil may settle against either the NYMEX or Brent ICE indices or may reflect a mix of positions settling on various of these benchmarks.

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We had the following open derivative contracts for natural gas liquids at September 30, 2017:

NATURAL GAS LIQUIDS DERIVATIVE CONTRACTS

	Volume in Gal	Weighted Average	Range
Period and Type of Contract			High	Low
2017
Price Swap Contracts
Short Price Swaps	1,545,600	$0.47	$0.47	$0.47

We had the following open financial basis swaps at September 30, 2017:

BASIS SWAP DERIVATIVE CONTRACTS

Volume in MMBtu (1)	Reference Price 1	Reference Price 2	Period	Weighted Average Spread ($ per MMBtu)
2,915,000	TEX/OKL Mainline (PEPL)	NYMEX Henry Hub	Oct’17 – Dec’ 17	$(0.21)
6,980,000	TEX/OKL Mainline (PEPL)	NYMEX Henry Hub	Jan’18 – Dec’ 18	(0.30)
152,500	WAHA	NYMEX Henry Hub	Nov’18 – Dec’ 18	(0.46)
225,000	WAHA	NYMEX Henry Hub	Jan’19 – Mar’ 19	(0.46)

(1)	Represents short swaps that fix the basis differentials (i) between Tex/OKL Panhandle Eastern Pipeline (“PEPL”) Inside FERC (“IFERC”) and NYMEX Henry Hub and (ii) between WAHA and NYMEX Henry Hub.

8. ASSET RETIREMENT OBLIGATIONS

A summary of the changes in asset retirement obligations is included in the table below:

Nine Months Ended September 30, 2017
(in thousands)
Balance, beginning of year	$66,028
Liabilities incurred	1,202
Liabilities assumed with acquired producing properties	705
Liabilities settled	(6,083)
Liabilities transferred in disposition of properties	(47)
Revisions to estimates	5,860
Accretion expense	1,447

Balance, September 30, 2017	69,112
Less: Current portion	3,960

Long-term portion	$65,152

The total revisions to estimates include approximately $2.6 million related to additions to oil and natural gas properties with the remaining revisions related to the difference between our beginning asset retirement obligation and the actual settlement amounts for the nine months ended September 30, 2017.

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9. LONG-TERM DEBT, NET AND NOTES PAYABLE TO FOUNDER

Long-term debt, net and notes payable to founder consists of the following:

	September 30, 2017	December 31, 2016
	(in thousands)
Senior secured revolving credit facility	$75,065	$40,622
7.875% senior unsecured notes due 2024	500,000	500,000
Unamortized deferred financing costs	(9,818)	(10,717)

Total long-term debt, net	$565,247	$529,905

Notes payable to founder	$27,861	$26,957

Senior Secured Revolving Credit Facility. In November 2016, we entered into the Seventh Amended and Restated Credit Agreement (as amended, the “credit facility”) with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of banks. On June 13, 2017, we entered into an Agreement and Amendment No. 2 (the “Second Amendment”) to the credit facility which, among other things: (a) increased our borrowing base from $287.5 million to $315.0 million until the next scheduled redetermination and (b) permits us to make a one-time cash distribution of no more than $1.0 million to a limited partner. As of September 30, 2017, we had $75.1 million outstanding with $234.6 million of available borrowing capacity under the credit facility. The letters of credit outstanding as of September 30, 2017 and December 31, 2016 were approximately $5.3 million and $7.6 million, respectively. The borrowing base is currently $315.0 million and is redetermined semi-annually in May and November of each year. The principal amount is payable on the maturity date of November 10, 2020.

The credit facility is secured by substantially all of our oil and natural gas properties and is based on our proved reserves and the value attributed to those reserves. We have a choice of borrowing in Eurodollars or at the “Reference Rate,” which is based on the prime rate of Wells Fargo Bank, National Association. The credit facility bears interest at the London Interbank Offered Rate (“LIBOR”) plus applicable margins ranging from 2.75% and 3.75% if our leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of our borrowing based utilized, and ranging from 3.00% to 4.00% if our leverage ratio exceeds 3.25 to 1.00. The Reference Rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s Reference Rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 1%, plus a margin ranging from 1.75% to 2.75% if our leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of our borrowing base utilized, and ranging from 2.00% to 3.00% if our leverage ratio exceeds 3.25 to 1.00. The weighted average and effective interest rate on outstanding borrowings was 4.75% as of September 30, 2017 and 4.00% as of December 31, 2016.

The credit facility contains restrictive covenants that may limit our ability to, among other things, incur additional indebtedness, sell assets, guaranty or make loans to others, make investments, enter into mergers, make certain payments and distributions, enter into or be party to hedge agreements, amend our organizational documents, incur liens and engage in certain other transactions without the prior consent of the lenders. The credit facility permits us to make distributions in any fiscal quarter so long as (i) the amount of distributions made in such fiscal quarter does not exceed our excess cash flow from the immediately preceding fiscal quarter, (ii) no event of default exists, before and after giving effect to such distribution, (iii) our pro forma leverage ratio is less than 3.00 to 1.00 and (iv) before and after giving effect to such distribution the unused commitment amounts available under the credit facility are at least 20% of the commitments in effect.

The credit facility also requires us to maintain a current ratio (as defined in the credit facility), of consolidated current assets (including unused borrowing base committed capacity and with exclusions as described in the credit facility) to consolidated current liabilities of no less than 1.0 to 1.0 as of the last day of any fiscal quarter and leverage ratio of our consolidated debt (other than obligations under hedge agreements and founder notes) as of the end of such fiscal quarter to our consolidated earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (“EBITDAX”) over the four quarter period then ended of not greater than 4.0 to 1.0.

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As of September 30, 2017, we were in compliance with all financial covenants of the credit facility.

Senior Unsecured Notes. We have $500 million in aggregate principal amount of 7.875% senior unsecured notes (the “senior notes”) due December 15, 2024 which were issued at par by the Company and our wholly owned subsidiary Alta Mesa Finance Services Corp. (collectively, the “Issuers”) during the fourth quarter of 2016. Interest is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2017. At any time prior to December 15, 2019, we may, from time to time, redeem up to 35% of the aggregate principal amount of the senior notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the senior notes remains outstanding after such redemption and the redemption occurs within 120 days of the closing date of such equity offering. At any time prior to December 15, 2019, we may, on any one or more occasions, redeem all or part of the senior notes for cash at a redemption price equal to 100% of their principal amount of the senior notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of certain kinds of change of control, each holder of the senior notes may require us to repurchase all or a portion of the senior notes for cash at a price equal to 101% of the aggregate principal amount of the senior notes, plus accrued and unpaid interest, if any, to the date of repurchase. On and after December 15, 2019, we may redeem the senior notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 105.906% for the twelve-month period beginning on December 15, 2019, 103.938% for the twelve-month period beginning on December 15, 2020, 101.969% for the twelve-month period beginning on December 15, 2021 and 100.000% beginning on December 15, 2022, plus accrued and unpaid interest, if any, to the date of redemption.

The senior notes are fully and unconditionally guaranteed on a senior unsecured basis by each of our material subsidiaries, subject to certain customary release provisions. Accordingly, they will rank equal in right of payment to all of our existing and future senior indebtedness; senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the senior notes or the respective guarantees; effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including amounts outstanding under our credit facility; and structurally subordinated to all existing and future indebtedness and obligations of any of our subsidiaries that do not guarantee the senior notes.

The senior notes contain certain covenants limiting the Issuers’ ability and the ability of the Restricted Subsidiaries (as defined in the indenture governing the senior notes (the “indenture”)) to, under certain circumstances, prepay subordinated indebtedness, pay distributions, redeem stock or make certain restricted investments; incur indebtedness; create liens on the Issuers’ assets to secure debt; restrict dividends, distributions or other payments; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries; effect a consolidation or merger; and change our line of business.

Under the terms of the indenture for the senior notes, if we experience certain specific change of control events, unless the Issuers have previously or concurrently exercised their right to redeem all of the senior notes under the optional redemption provision, such holder has the right to require us to purchase such holder’s senior notes at 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

As of September 30, 2017, we were in compliance with the indentures governing the senior notes.

Notes Payable to Founder. We have notes payable to our founder (“Founder Notes”) that bear simple interest at 10% with a balance of $27.9 million and $27.0 million at September 30, 2017 and December 31, 2016, respectively. The maturity date was extended on March 25, 2014 from December 31, 2018 to December 31, 2021. Interest and principal are payable at maturity.

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These Founder Notes are subordinate to the paid-in-kind notes of High Mesa. The Founder Notes are also subordinated to the rights of High Mesa Holdings, LP (“HMH”) and Riverstone VI Alta Mesa Holdings, L.P. (“Riverstone”) to receive distributions under our Amended Partnership Agreement and subordinated to the rights of the holders of Series B preferred stock of High Mesa to receive payments. Our founder shall convert the Founder Notes into equity interests in HMH immediately prior to the closing of the business combination with Silver Run Acquisition Corporation II. See Note 13 for further details.

Interest on the Founder Notes amounted to $0.9 million for each of the nine months ended September 30, 2017 and 2016 and $0.3 million for each of the three months ended September 30, 2017 and 2016. Such amounts have been added to the balance of the Founder Notes.

Deferred financing costs. As of September 30, 2017, we had $11.8 million of deferred financing costs related to the credit facility and senior notes, which are being amortized over the respective terms of the related debt instrument. Deferred financing costs of $9.8 million related to the senior notes are netted with long-term debt on the condensed consolidated balance sheet as of September 30, 2017. Deferred financing costs of $1.9 million related to the credit facility are included in deferred financing costs, net on the condensed consolidated balance sheets at September 30, 2017. Amortization of deferred financing costs recorded for the nine months ended September 30, 2017 and 2016 was $2.2 million and $3.0 million, respectively. The amortization of these costs are included in interest expense on the condensed consolidated statements of operations.

The credit facility and the senior notes contain customary events of default. If an event of default occurs and is continuing, the holders of such indebtedness may elect to declare all the funds borrowed to be immediately due and payable with accrued and unpaid interest. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable.

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following provides the details of accounts payable and accrued liabilities:

	September 30, 2017	December 31, 2016
	(in thousands)
Capital expenditures	$42,621	$15,155
Revenues and royalties payable	23,010	12,187
Operating expenses/taxes	18,485	17,499
Interest	12,903	2,627
Compensation	3,296	5,302
Derivative settlement payable	665	1,126
Other	721	1,164

Total accrued liabilities	101,701	55,060
Accounts payable	42,845	29,174

Accounts payable and accrued liabilities	$144,546	$84,234

11. COMMITMENTS AND CONTINGENCIES

Contingencies

Environmental claims: Various landowners have sued us in lawsuits concerning several fields in which we have or historically had operations. The lawsuits seek injunctive relief and other relief, including unspecified amounts in both actual and punitive damages for alleged breaches of mineral leases and alleged failure to restore the plaintiffs’ lands from alleged contamination and otherwise from our oil and natural gas operations. We are unable to express an opinion with respect to the likelihood of an unfavorable outcome of the various

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environmental claims or to estimate the amount or range of potential loss should the outcome be unfavorable. Therefore, we have not provided any material amounts for these claims in our condensed consolidated financial statements at September 30, 2017.

Title/lease disputes: Title and lease disputes may arise in the normal course of our operations. These disputes are usually small but could result in an increase or decrease in reserves and/or other forms of settlement, such as cash, once a final resolution to the title dispute is made.

Litigation: On April 13, 2005, Henry Sarpy and several other plaintiffs (collectively, “Plaintiffs”) filed a petition against Exxon, Extex, The Meridian Resource Corporation (“TMRC,” our wholly-owned subsidiary), and the State of Louisiana for contamination of their land in the New Sarpy and/or Good Hope Field in St. Charles Parish. Plaintiffs claimed they are owners of land upon which oil field waste pits containing dangerous and contaminating substances are located. Plaintiffs alleged that they discovered in May 2004 that their property is contaminated with oil field wastes greater than represented by Exxon. The property was originally owned by Exxon and was sold to TMRC. TMRC subsequently sold the property to Extex. On April 14, 2015, TMRC entered into a Memorandum of Understanding with Exxon to settle the claims in this ongoing matter. On July 10, 2015, the settlement and comprised agreements were finalized and signed by the Plaintiffs and Exxon. On July 28, 2015, the State of Louisiana issued a letter of no objection to the settlement. As of September 30, 2017, we have accrued approximately $3.2 million ($0.8 million in current liabilities and $2.4 million in other long-term liabilities) as the outcome of the litigation was deemed probable and estimable. The settlement requires payment over the term of six years.

On January 25, 2017, Bollenbach Enterprises Limited Partnership filed a class action petition in Kingfisher County, Oklahoma against Oklahoma Energy Acquisitions, LP, our wholly-owned subsidiary (“OEA”), Alta Mesa Services, LP, our wholly-owned subsidiary (“AMS”), and the Company (collectively, the “AMH Parties”) claiming royalty underpayment or non-payment of royalty. The suit against the AMH Parties alleges that the AMH Parties made improper deductions that resulted in underpayment of royalties on natural gas and/or constituents of the gas stream produced from wells. The case was moved to federal court and stayed by the court pending the parties’ efforts to settle the case. In June 2017, the court administratively closed the case following mediation. Class settlement requires approval of the court after certain lengthy notice periods. As of September 30, 2017, we believe losses are probable and estimable in connection with this litigation and have accrued approximately $4.5 million in accounts payable and accrued liabilities in our condensed consolidated balance sheets.

Other contingencies: We are subject to legal proceedings, claims and liabilities arising in the ordinary course of business for which the outcome cannot be reasonably estimated; however, in the opinion of management, such litigation and claims will be resolved without material adverse effect on our financial position, results of operations or cash flows. Accruals for losses associated with litigation are made when losses are deemed probable and can be reasonably estimated.

Performance appreciation rights: In the third quarter of 2014, we adopted the Alta Mesa Holdings, LP Amended and Restated Performance Appreciation Rights Plan (the “Plan”), effective September 24, 2014. The Plan is intended to provide incentive compensation to key employees and consultants who make significant contributions to the Company. Under the Plan, participants are granted performance appreciation rights (“PARs”) with a stipulated initial designated value (“SIDV”). The PARs vest over time (as specified in each grant, typically five years) and entitle the owner to receive a cash amount equal to the increase, if any, between the SIDV and the designated value of the PAR on the payment valuation date. The payment valuation date is the earlier of a liquidity event (as defined in the Plan, but generally can be construed in accordance with the meaning of the term “change in control event”) or as selected by the participant, but no earlier than five years from the end of the year of the grant. Both the initial designated value and the designated payment value of the PAR are determined by the Plan’s administrative committee, composed of members of our board of directors. In the case of a liquidity event, the designated value of all PARs is to be based on the net sale proceeds (as defined in the

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Plan) from the liquidity event. After any payment valuation date, regardless of payment or none, vested PARs expire. During the first nine months of 2017, we granted 308,800 new PARs with a SIDV of $40 and terminated 1,400 PARs with a SIDV of $40, resulting in 883,300 PARs issued at a weighted average of $37.91 as of September 30, 2017. We are unable to express an opinion with respect to the likelihood of a qualifying liquidity event which would result in any payment under the Plan or to estimate any amount which may become payable under the Plan. We consider the possibility of payment at a fixed determination date absent a positive liquidity event to be remote. Therefore, we have not provided any amount for this contingent liability in our condensed consolidated financial statements at September 30, 2017 or December 31, 2016.

12. SIGNIFICANT RISKS AND UNCERTAINTIES

Our business makes us vulnerable to changes in wellhead prices of crude oil and natural gas. Historically, world-wide oil and natural gas prices and markets have been volatile, and may continue to be volatile in the future. In particular, the prices of oil and natural gas have been highly volatile and declined dramatically since the second half of 2014. Although oil and natural gas prices have recently begun to recover from lows experienced since such decline, forecasted prices for both oil and natural gas continue to remain depressed. The duration and magnitude of changes in oil and natural gas prices cannot be predicted. Continued depressed oil and natural gas prices, further price declines or any other unfavorable market conditions could have a material adverse effect on our financial condition and on the carrying value of our proved oil and natural gas reserves. Sustained low oil or natural gas prices may require us to write down the value of our oil and natural gas properties and/or revise our development plans, which may cause certain of our undeveloped well locations to no longer be deemed proved. This could cause a reduction in the borrowing base under our credit facility to the extent that we are not able to replace the reserves that we produce. Low prices may also reduce our cash available for distribution, acquisitions and for servicing our indebtedness. We mitigate some of this vulnerability by entering into oil, natural gas and natural gas liquids price derivative contracts. See Note 7.

13. PARTNERS’ CAPITAL

Management and Control: Our business and affairs are managed by Alta Mesa Holdings GP, LLC, our general partner (“General Partner”). With certain exceptions, the General Partner may not be removed except for the reasons of “cause,” which are defined in the Sixth Amended and Restated Agreement of Limited Partnership (the “Amended Partnership Agreement”). Our Amended Partnership Agreement currently provides for two classes of limited partners, Class A and Class B. Our limited partners include our General Partner, HMH and Riverstone.

On August 16, 2017, we entered into a Contribution Agreement (the “Contribution Agreement”) with Silver Run Acquisition Corporation II, a Delaware corporation (“SRII”), HMH, High Mesa Holdings GP, LLC, a Texas limited liability company, our General Partner and solely for certain provisions therein, the equity owners of HMH. Pursuant to the Contribution Agreement, SRII will acquire from HMH (i) all of its limited partner interest in us and (ii) 100% of the economic interests and 90% of the voting interests in our General Partner. In return, the HMH will receive: (i) 220,000,000 common units as adjusted of SRII Opco, LP, a Delaware limited partnership and wholly owned subsidiary of SRII; (ii) $400 million in cash, which shall be contributed to us; and (iii) up to $800 million in earn-out consideration in the form of common units of SRII Opco, LP (the “Earn-out Consideration”). The Earn-out Consideration will be paid as set forth below if the 20-day volume-weighted average price (“VWAP”) of the Class A Common Stock of SRII (the “Class A Common Stock”) equals or exceeds the following prices:

20-Day VWAP	Earn-Out Consideration
$14.00	10,714,285 Common Units
$16.00	9,375,000 Common Units
$18.00	13,888,889 Common Units
$20.00	12,500,000 Common Units

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Additionally, HMH will purchase non-economic capital stock of SRII, dedicated as Class C Common Stock (“Class C Common Stock”). The common units of SRII Opco, LP and corresponding Class C Common Stock are redeemable for Class A Common Stock beginning 180 days after the closing.

The Contribution Agreement contains customary representations and warranties and pre-closing covenants, with the representations and warranties not survive the closing. Additionally, prior to closing, we have agreed to transfer to HMH all assets and liabilities related to the non-STACK assets. The closing of the Contribution Agreement is subject to (i) the approval of the SRII stockholders, (ii) the simultaneous closing of the contribution agreement by and among SRII, KFM Holdco, LLC, a Delaware limited liability company, Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”) and the equity owners party thereto pursuant to which SRII will acquire 100% of the outstanding membership interests in Kingfisher, (iii) a SRII Opco, LP leverage ratio of less than 1.5x, (iv) certain regulatory approvals and (v) the satisfaction or waiver of other customary closing conditions. The Contribution Agreement also contains certain customary termination rights, including if the transaction is not consummated by February 28, 2018.

On August 16, 2017, our General Partner, HMH and Riverstone entered into the Amended Partnership Agreement. The Amended Partnership Agreement reflects, among other things, certain changes in our ownership, and provides for certain preemptive rights, tag-along rights, and drag-along rights for the limited partners. In connection with the Amended Partnership Agreement, our limited partners at the time transferred their interests in us to HMH. The Amended Partnership Agreement also reflects the admission of Riverstone and HMH to the Company as limited partners, and provides for certain distribution rights for the Class A and Class B Limited Partners (as defined therein) with respect to the STACK and non-STACK assets.

Riverstone was admitted as a limited partner in connection with its $200 million capital contribution to us on August 17, 2017, in exchange for limited partner interests in us with respect to the economic rights to the STACK assets. We used all of the capital contribution to pay down our credit facility.

On August 16, 2017, the owners of our General Partner entered into a Fifth Amended and Restated Limited Liability Company Agreement, which was amended to, among other things, show certain changes in the ownership of our General Partner and reflect that the holders of Class A Units (as defined therein) are entitled to 100% of the economic rights with respect to our General Partner and the holders of Class B Units (as defined therein) are entitled to 100% of the voting rights with respect to our General Partner.

Contribution, Distribution and Income Allocation: The Amended Partnership Agreement specifies the manner in which we will make cash distributions to our partners.

Distributions from Operations. Current distributions of Net Cash Flow and distributions upon the liquidation, sale, merger, consolidation, dissolution or winding up of the Company shall be made by the General Partner as described below. The General Partner shall have sole discretion to determine the timing of any distribution and the aggregate amounts available for such distribution and such distributions will be made:

•	With respect to distributions of Net Cash Flow attributable to the STACK Assets, one hundred percent (100%) to the Class A Partners Pro Rata. Notwithstanding the foregoing, to the extent the Company makes a payment under the Founder Notes, such payment shall be treated as an advance against and, thus, shall reduce the amount otherwise distributable to HMH or its permitted transferees under the Partnership Agreement.

•	With respect to distributions of Net Cash Flow attributable to the Non-STACK Assets, one hundred percent (100%) to the Class B Partners Pro Rata.

Net cash flow means all cash flow, receipts and revenues generated by the Company minus amounts necessary for (i) operating expenses (as defined in the Amended Partnership Agreement), (ii) a reserve fund for future operating expenses, (iii) debt service of the Company, or (iv) any other expenses of the Company. STACK assets

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means (a) interests in each of Alta Mesa Finance Services Corp., a Delaware corporation, Oklahoma Energy Acquisitions, LP, a Texas limited partnership, and Alta Mesa Services, LP, a Texas limited partnership, (b) all assets held by each of the foregoing as of the date hereof and (c) all oil and gas properties acquired by the Company or any of its subsidiaries after the date hereof in any of Kingfisher, Garfield, Major, Blaine, Logan, Canadian, Dewey, Woodward and Oklahoma counties, in each case, in the State of Oklahoma.

On December 31, 2016, High Mesa purchased from BCE and contributed interest in 24 producing wells drilled under the joint development agreement to us. High Mesa’s equity contribution was recorded at the fair value of the wells contributed of approximately $65.7 million and included contributed cash of $11.3 million, of which $7.9 million was collected during the first quarter of 2017. There were no contributions during the first nine months of 2016.

14. RELATED PARTY TRANSACTIONS

We entered into a promissory note receivable with our affiliate Northwest Gas Processing, LLC, a Delaware limited liability company (“NWGP”), effective September 29, 2017, for approximately $1.5 million. The promissory note was issued by NWGP to us and bears interest (or paid-in-kind interest from time to time) on the principal balance at a rate of 8% per annum, with interest payable in quarterly installments beginning January 1, 2018, and matures on February 28, 2019. Subsequent to quarter end, the $1.5 million promissory note was transferred from NWGP to High Mesa Services, LLC, a subsidiary of our parent company High Mesa.

15. SUBSIDIARY GUARANTORS

All of our material wholly-owned subsidiaries are guarantors under the terms of our senior notes and our credit facility. Our condensed consolidated financial statements reflect the financial position of these subsidiary guarantors. As the parent company, we have no independent operations, assets, or liabilities. The guarantees are full and unconditional (except for customary release provisions) and joint and several. Those subsidiaries which are not wholly owned by us and are not guarantors of our senior notes or our credit facility, are immaterial subsidiaries. There are no restrictions on dividends, distributions, loans or other transfers of funds from the subsidiary guarantors to us.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Alta Mesa Holdings, LP and Subsidiaries

Houston, Texas

We have audited the accompanying consolidated balance sheets of Alta Mesa Holdings, LP and Subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, partners’ capital (deficit) and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alta Mesa Holdings, LP and Subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/S/ BDO USA, LLP

Houston, Texas

March 30, 2017

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,185	$8,869
Short-term restricted cash	433	105
Accounts receivable, net of allowance of $889 and $1,402, respectively	37,611	27,111
Other receivables	8,061	18,526
Receivables due from affiliate	8,883	1,053
Prepaid expenses and other current assets	3,986	4,774
Derivative financial instruments	83	62,631

Total current assets	66,242	123,069

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	712,162	525,942
Other property and equipment, net	9,731	11,097

Total property and equipment, net	721,893	537,039

OTHER ASSETS
Investment in LLC – cost	9,000	9,000
Deferred financing costs, net	3,029	1,199
Notes receivable due from affiliate	9,987	9,213
Deposits and other long-term assets	2,977	1,370
Derivative financial instruments	723	41,635

Total other assets	25,716	62,417

TOTAL ASSETS	$813,851	$722,525

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$84,234	$82,621
Advances from non-operators	4,058	1,381
Advances from related party	42,528	—
Asset retirement obligations	376	729
Derivative financial instruments	21,207	—

Total current liabilities	152,403	84,731

LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	61,128	60,491
Long-term debt, net	529,905	717,775
Notes payable to founder	26,957	25,748
Derivative financial instruments	4,482	—
Other long-term liabilities	6,870	10,829

Total long-term liabilities	629,342	814,843

TOTAL LIABILITIES	781,745	899,574
Commitments and Contingencies (Note 12)
PARTNERS’ CAPITAL (DEFICIT)	32,106	(177,049)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)	$813,851	$722,525

The accompanying notes are an integral part of these consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$163,677	$199,799	$347,842
Natural gas	30,953	30,621	65,002
Natural gas liquids	15,663	10,864	18,281
Other revenues	415	682	1,003

Total operating revenues	210,708	241,966	432,128

Gain on sale of assets	3,542	67,781	87,520
Gain (loss) on derivative contracts	(40,460)	124,141	96,559

Total operating revenues and other	173,790	433,888	616,207

OPERATING EXPENSES
Lease and plant operating expense	56,893	67,706	64,686
Marketing and transportation expense	13,326	4,030	9,134
Production and ad valorem taxes	10,750	15,131	28,214
Workover expense	4,714	6,511	8,961
Exploration expense	24,777	42,718	61,912
Depreciation, depletion, and amortization expense	92,901	143,969	141,804
Impairment expense	16,306	176,774	74,927
Accretion expense	2,174	2,076	2,198
General and administrative expense	41,758	44,454	69,198

Total operating expenses	263,599	503,369	461,034

INCOME (LOSS) FROM OPERATIONS	(89,809)	(69,481)	155,173
OTHER INCOME (EXPENSE)
Interest expense	(60,884)	(62,473)	(55,812)
Interest income	894	723	15
Loss on extinguishment of debt	(18,151)	—	—

Total other income (expense)	(78,141)	(61,750)	(55,797)

INCOME (LOSS) BEFORE STATE INCOME TAXES	(167,950)	(131,231)	99,376
Provision for (benefit from) state income taxes	(29)	562	176

NET INCOME (LOSS)	$(167,921)	$(131,793)	$99,200

The accompanying notes are an integral part of these consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL (DEFICIT)

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(in thousands)

BALANCE, DECEMBER 31, 2013	$(160,107)
DISTRIBUTIONS	(539)
NET INCOME	99,200

BALANCE, DECEMBER 31, 2014	(61,446)
CONTRIBUTIONS	20,000
DISTRIBUTIONS	(3,810)
NET LOSS	(131,793)

BALANCE, DECEMBER 31, 2015	(177,049)
CONTRIBUTIONS	377,076
NET LOSS	(167,921)

BALANCE, DECEMBER 31, 2016	$32,106

The accompanying notes are an integral part of these consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(167,921)	$(131,793)	$99,200
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	92,901	143,969	141,804
Impairment expense	16,306	176,774	74,927
Accretion expense	2,174	2,076	2,198
Amortization of deferred financing costs	3,905	3,392	2,885
Amortization of debt discount	468	510	510
Dry hole expense	419	22,708	30,294
Expired leases	11,158	6,526	4,319
(Gain) loss on derivative contracts	40,460	(124,141)	(96,559)
Settlements of derivative contracts	88,689	106,949	9,493
Loss on extinguishment of debt	18,151	—	—
Interest converted into debt	1,209	1,208	1,209
Interest on notes receivable due from affiliate	(774)	(713)	—
Gain on sale of assets	(3,542)	(67,781)	(87,520)
Changes in assets and liabilities:
Restricted cash unrelated to property divestiture	(328)	—	(106)
Accounts receivable	(10,500)	16,470	(95)
Other receivables	10,465	(10,288)	(5,686)
Receivables due from affiliate	45	(1,725)	—
Prepaid expenses and other non-current assets	(819)	(2,269)	7,251
Advances from related party	42,528	—	—
Settlement of asset retirement obligation	(2,125)	(1,794)	(3,942)
Accounts payable, accrued liabilities, and other liabilities	(11,493)	3,900	4,702

NET CASH PROVIDED BY OPERATING ACTIVITIES	131,376	143,978	184,884

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(214,061)	(223,604)	(366,090)
Acquisitions	(11,527)	(48,202)	(18,110)
Proceeds from sale of property	1,290	141,404	177,476
Proceeds from property divestiture classified as restricted cash	—	—	41,590
Investment in restricted cash related to property divestitures	—	24,587	(24,587)

NET CASH USED IN INVESTING ACTIVITIES	(224,298)	(105,815)	(189,721)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	222,557	252,500	169,500
Repayments of long-term debt	(333,935)	(295,020)	(169,270)
Repayments of senior secured term loan	(127,708)	—	—
Repurchase of senior notes due 2018	(459,391)	—	—
Proceeds from issuance of senior notes due 2024	500,000	—	—
Additions to deferred financing costs	(13,747)	(4,313)	(42)
Capital distributions	—	(3,810)	(539)
Capital contributions	303,462	20,000	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	91,238	(30,643)	(351)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,684)	7,520	(5,188)
CASH AND CASH EQUIVALENTS, beginning of period	8,869	1,349	6,537

CASH AND CASH EQUIVALENTS, end of period	$7,185	$8,869	$1,349

The accompanying notes are an integral part of these consolidated financial statements.

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ALTA MESA HOLDINGS, LP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

NOTE 1 – NATURE OF OPERATIONS

Nature of Operations. Alta Mesa Holdings, LP (“Alta Mesa,” the “Company,” “us,” “our,” or “we”) is an independent exploration and production company engaged primarily in the acquisition, exploration, development, and production of oil and natural gas properties. Our principal area of operation is in the eastern portion of the Anadarko Basin referred to as the STACK. The STACK is an acronym describing both its location–Sooner Trend Anadarko Basin Canadian and Kingfisher County–and the multiple, stacked productive formations present in the area. Our operations also include other oil and natural gas interests in Texas, Louisiana and Florida.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We use accounting policies which reflect industry practices and conform to accounting principles generally accepted in the U.S. (“GAAP”). Certain prior-period amounts in the consolidated financial statements have been reclassified to conform to the current-year presentation. The reclassifications had no impact on net income (loss) or partners’ capital (deficit).

Principles of Consolidation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, after eliminating all significant intercompany transactions. The Company’s interests in oil and natural gas exploration and production ventures and partnerships are proportionately consolidated.

Use of Estimates. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Reserve estimates significantly impact depreciation, depletion and amortization expense and impairments of oil and natural gas properties and are subject to change based on changes in oil and natural gas prices and trends and changes in estimated reserve quantities. Other significant estimates include those related to oil and natural gas reserves, the value of oil and natural gas properties (including acquired properties), oil and natural gas revenues, bad debts, asset retirement obligations, derivative contracts, state taxes and contingencies and litigation. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. We review estimates and underlying assumptions on a regular basis. Actual results may differ from these estimates.

Cash and Cash Equivalents. We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America, which at times exceed federally insured amounts. The Federal Deposit Insurance provides insurance up to $250,000 per depositor. We monitor the financial condition of the financial institutions and have experienced no losses associated with these accounts.

Restricted Cash. The Company classifies cash balances as restricted cash when cash is restricted as to withdrawal or usage. As of December 31, 2016, the restricted cash represents cash received by the Company from production sold where the final division of ownership of the production is in dispute or unclaimed property for pooling orders in Oklahoma.

Accounts Receivable. Our receivables arise primarily from the sale of oil and natural gas and joint interest owner receivables for properties in which we serve as the operator. This concentration of customers may impact our

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overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions affecting the oil and natural gas industry. Accounts receivable are generally not collateralized. We may have the ability to withhold future revenue disbursements to recover non-payment of joint interest billings on properties of which we are the operator. Accounts receivable from joint interest owners are stated at amounts due, net of an allowance for doubtful accounts.

Accounts receivable consisted of the following:

	As of December 31,
	2016	2015
	(in thousands)
Oil, natural gas and natural gas liquids sales	$25,149	$17,865
Joint interest billings	13,344	10,162
Other	7	486
Allowance for doubtful accounts	(889)	(1,402)

Total accounts receivable, net	$37,611	$27,111

See Note 13 for further information regarding marketing arrangements with our primary marketing representative, ARM Energy Management, LLC (“AEM”) and significant concentrations. Accounts receivable from AEM arising from sales marketed on our behalf were $17.7 million and $12.6 million as of December 31, 2016 and 2015, respectively.

Allowance for Doubtful Accounts. We routinely assess the recoverability of all material trade and other receivables to determine their collectability. We accrue a reserve when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of the reserve can be reasonably estimated.

Deferred Financing Costs. The Company capitalizes costs incurred in connection with obtaining financing. These costs are amortized over the term of the related financing using the straight-line method, which approximates the effective interest method. The amortization expense is recorded as a component of interest expense in the consolidated statements of operations. Deferred financing costs related to the Company’s senior secured revolving credit facility are included in deferred financing costs, net and the deferred financing costs related to the senior unsecured notes are included in long-term debt, net, on the Company’s consolidated balance sheets.

Property and Equipment. Oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under the successful efforts method, lease acquisition costs and all development costs, including unsuccessful development wells, are capitalized.

Unproved Properties – Acquisition costs associated with the acquisition of leases are recorded as unproved properties and capitalized as incurred. These consist of costs incurred in obtaining a mineral interest or right in a property, such as a lease, in addition to options to lease, broker fees, recording fees and other similar costs related to activities in acquiring properties. Unproved properties are classified as unproved until proved reserves are discovered, at which time related costs are transferred to proved oil and natural gas properties.

Exploration Expense – Exploration expenses, other than exploration drilling costs, are charged to expense as incurred. These expenses include seismic expenditures and other geological and geophysical costs, expired leases, delay rentals, gain or loss on settlement of asset retirement obligations and lease rentals. The costs of drilling exploratory wells and exploratory-type stratigraphic wells are initially capitalized, or “suspended” on the balance sheet pending determination of whether the well has discovered proved commercial reserves. See Note 5 for further details. If the exploratory well is determined to be unsuccessful, the cost of the well is transferred to expense. Exploratory well drilling costs may continue to be capitalized if the reserve quantity is sufficient to justify completion as a producing well and sufficient progress in assessing the reserves and the economic and operating viability of the project is being made. Assessments of such capitalized costs are made quarterly.

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Proved Oil and Natural Gas Properties – Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and natural gas are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells, and service wells, including unsuccessful development wells, are capitalized.

Impairment – The capitalized costs of proved oil and natural gas properties are reviewed quarterly for impairment following the guidance provided in ASC 360-10-35, “Property, Plant and Equipment, Subsequent Measurement,” or whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group exceeds its fair market value and is not recoverable. The determination of recoverability is based on comparing the estimated undiscounted future net cash flows at a producing field level to the carrying value of the assets. If the future undiscounted cash flows, based on estimates of anticipated production from proved reserves and future crude oil and natural gas prices and operating costs, are lower than the carrying cost, the carrying cost of the asset or group of assets is reduced to fair value. For our proved oil and natural gas properties, we estimate fair value by discounting the projected future cash flows at an appropriate risk-adjusted discount rate.

Our evaluation of the Company’s proved properties resulted in impairment expense of $16.1 million, $172.0 million and $72.9 million for the years ended December 31, 2016, 2015 and 2014, respectively, primarily due to lower forecasted commodity prices.

Unproved properties are assessed at least annually to determine whether they have been impaired. Individually significant properties are assessed for impairment on a property-by-property basis, while individually insignificant unproved properties may be assessed in the aggregate. If unproved properties are found to be impaired, an impairment allowance is provided and a loss is recognized in the consolidated statements of operations. For the years ended December 31, 2016, 2015 and 2014, impairment expense of unproved properties was $0.2 million, $4.8 million, and $2.0 million, respectively.

Management evaluates whether the carrying value of all other long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the assets. Management considers various factors when determining if these assets should be evaluated for impairment.

If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets. For the years ended December 31, 2016, 2015 and 2014, respectively, the Company did not record any impairment expense related to other long-lived assets.

Depreciation, Depletion and Amortization – Depreciation, depletion, and amortization (“DD&A”) of capitalized costs of proved oil and natural gas properties is computed using the unit-of-production method based upon estimated proved reserves. Assets are grouped for DD&A on the basis of reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field. The reserve base used to calculate DD&A for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. The reserve base used to calculate DD&A for lease and well equipment costs, which include development costs and successful exploration drilling costs, includes only proved developed reserves.

DD&A expense for the years ended December 31, 2016, 2015 and 2014 related to oil and natural gas properties was $90.0 million, $140.9 million, and $139.0 million, respectively.

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Leasehold improvements to offices are depreciated using the straight-line method over the life of the lease. Other property and equipment is depreciated using the straight-line method over periods ranging from three to seven years. Depreciation expense for non-oil and gas property and equipment for the years ended December 31, 2016, 2015 and 2014 was $2.9 million, $3.0 million, and $2.8 million respectively.

Investments. The Company’s investment consists of a 10.17% ownership interest in a drilling company, Orion Drilling Company, LLC (“Orion”). The investment is accounted for under the cost method and we have recorded $9.0 million of Investment in LLC on the consolidated balance sheets as of December 31, 2016 and 2015. Under this method, the Company’s share of earnings or losses of the investment are not included in the consolidated statements of operations.

Alta Mesa is a part owner of AEM with an ownership interest of less than 10%. AEM markets our oil and natural gas and sells it under short-term contracts generally with month-to-month pricing based on published regional indices, with differentials for transportation, location, and quality taken into account. AEM remits monthly collections of these sales to us, and receives a 1% marketing fee. For additional information on AEM, see Note 13.

Asset Retirement Obligations. We recognize liabilities for the future costs of dismantlement and abandonment of our wells, facilities, and other tangible long-lived assets along with an associated increase in the carrying amount of the related long-lived asset. The fair values of new asset retirement obligations are estimated using expected future costs discounted to present value. The cost of the tangible asset, including the asset retirement cost, is depleted over the useful life of the asset. Accretion expense is recognized as the discounted liability is accreted to its expected settlement value. Asset retirement obligations are subject to revision primarily for changes to the estimated timing and cost of abandonment.

Derivative Financial Instruments. We use derivative contracts to hedge the effects of fluctuations in the prices of oil, natural gas and natural gas liquids. We account for such derivative instruments in accordance with ASC 815, “Derivatives and Hedging,” which establishes accounting and disclosure requirements for derivative instruments and requires them to be measured at fair value and recorded as assets or liabilities in the consolidated balance sheets (see Note 6 for information on fair value).

Under ASC 815, hedge accounting is used to defer recognition of unrealized changes in the fair value of such financial instruments, for those contracts which qualify as fair value or cash flow hedges, as defined in the guidance. Historically, we have not designated any of our derivative contracts as fair value or cash flow hedges. Accordingly, the changes in fair value of the contracts are included in gain (loss) on derivative contracts in the consolidated statement of operations. Gains or losses from the settlement of matured derivatives contracts are also included in gain (loss) on derivatives contracts in the consolidated statement of operations. Cash flows from settlements of derivative contracts are classified as operating cash flows.

Income Taxes. The Company has elected under the Internal Revenue Code provisions to be treated as individual partnerships for tax purposes. Accordingly, items of income, expense, gains and losses flow through to the partners and are taxed at the partner level. Accordingly, no tax provision for federal income taxes is included in the consolidated financial statements.

Net income (loss) for financial statement purposes may differ significantly from taxable income (loss) reportable to limited partners as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the partnership agreement. As a result, the aggregate difference in the basis of net assets for financial and tax reporting purposes cannot be readily determined as the Partnership does not have access to information about each unitholder’s tax attributes in the Partnership. However, with respect to the Partnership, the Partnership’s book basis in its net assets exceeds the Partnership’s net tax basis by $101.5 million at December 31, 2016.

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The Company is subject to the Texas margin tax, which is considered a state income tax, and is included in “Provision for (benefit from) state income tax” on the consolidated statements of operations. The Company records state income tax (current and deferred) based on taxable income, as defined under the rules for the margin tax.

We follow guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

We have considered our exposure under the standard at both the federal and state tax levels. We have not recorded any liabilities for uncertain tax positions as of December 31, 2016 and 2015. We record income tax, related interest, and penalties, if any, as a component of income tax expense. We did not incur any interest or penalties on income taxes for the years ended December 31, 2016, 2015 or 2014.

The Company’s tax returns for the years ended December 31, 2013 forward remain open for examination. None of the Company’s federal or state tax returns are currently under examination by the relevant authorities.

Revenue Recognition. We recognize oil, natural gas and natural gas liquids revenues when products are delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured. We use the sales method of accounting for recognition of natural gas imbalances.

Fair Value of Financial Instruments. The fair values of cash, accounts receivable and current liabilities approximate book value due to their short-term nature. The fair value estimate of long-term debt under our senior secured revolving credit facility is not considered to be materially different from carrying value due to market rates of interest. The fair value of the debt to our founder is not practicable to determine because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for this instrument, and an independent valuation would not be practicable due to the lack of data regarding similar instruments, if any, and the associated potential costs. In December 2016, we issued $500 million in aggregate principal amount of our 7.875% senior unsecured notes due 2024 (the “2024 Notes”). We have estimated the fair value of the 2024 Notes payable at $520 million on December 31, 2016. Derivative financial instruments are carried at fair value. For further information on fair values of financial instruments and details related to the 2024 Notes, refer to Note 6 – Fair Value Disclosures and Note 10 – Long-Term Debt, Net.

Acquisitions. Acquisitions are accounted for as purchases using the acquisition method of accounting. Accordingly, the results of operations are included in our consolidated statements of operations from the closing date of the acquisitions. Purchase prices are allocated to acquired assets and assumed liabilities based on their estimated fair values at the time of the acquisition.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The update provides guidance concerning the recognition, measurement and disclosure of revenue from contracts with customers. Its objective is to increase the usefulness of information in the financial statements regarding the nature, timing and uncertainty of revenues. ASU 2014-09 is effective for annual and interim periods beginning after December 15, 2016. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on

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the opening balance sheet. In August 2015, the FASB issued ASU No. 2015-14, Deferral of the Effective Date (“ASU 2015-14”). ASU 2015-14 deferred the effective date of the new revenue standard by one year, making it effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company has not yet selected a transition method and is currently assessing the impact on the consolidated financial statements. The Company is continuing to evaluate the provisions of this ASU as it relates to certain sales contracts and in particular as it relates to disclosure requirements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which requires that most equity instruments be measured at fair value with subsequent changes in fair value recognized in net income. ASU 2016-01 also impacts financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. ASU 2016-01 does not apply to equity method investments or investments in consolidated subsidiaries. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The Company is currently evaluating the effect that adopting this guidance will have on its financial position, cash flows and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” The amendments in this update require, among other things, that lessees recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2018. The Company does not plan to adopt the standard early. The Company enters into lease agreements to support its operations. These agreements are for leases on assets such as office space, vehicles, field services and equipment. The Company continues to evaluate the impacts of the amendments to our financial statements and accounting practices for leases.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The adoption of this guidance will not impact the Company’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation: Interests Held through Related Parties That Are under Common Control. This guidance provides an amendment to the consolidation guidance on how a reporting entity that is the single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. We have adopted this ASU and there was no current impact to our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash, which requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statements of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. This ASU is effective for annual and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The adoption of this guidance will not impact the Company’s financial position or results of operations but could result in presentation changes on its consolidated statements of cash flows.

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In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The Company is currently evaluating the effect that adopting this guidance will have on its financial position, cash flows and results of operations.

NOTE 3 – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow disclosures and non-cash investing and financing activities are presented below:

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Supplemental cash flow information:
Cash paid for interest	$74,694	$56,579	$51,219
Cash paid (received) for state income taxes, net of refunds	285	751	(123)
Non-cash investing and financing activities:
Change in asset retirement obligations	2,719	487	2,643
Asset retirement obligations assumed, purchased properties	—	—	3,002
Change in accruals or liabilities for capital expenditures	12,375	(34,160)	23,858
Divestiture of oil and gas properties	—	—	(34,000)
Acquisition of property and land	—	2,473	—
Contribution of interests in oil and gas properties	65,740	—	—
Contribution receivable	7,875	—	—

NOTE 4 – SIGNIFICANT ACQUISITIONS AND DIVESTITURES

2016 Activity

During 2016, we acquired approximately $10.6 million of oil and gas properties in Oklahoma which were primarily related to unevaluated leasehold.

On December 31, 2016, our Class B partner, High Mesa, Inc. (“High Mesa”) purchased from BCE and contributed interests in 24 producing wells (the “Contributed Wells”) drilled under the joint development agreement to us. The Company accounted for the Contributed Wells as a business combination and therefore, recorded the contribution at their estimated contribution date fair value. High Mesa’s equity contribution was recorded at the fair value of the wells contributed of approximately $65.7 million and included contributed cash of $11.3 million, of which $7.9 million was collected subsequent to year end.

The unaudited pro forma combined financial results, had the contribution of the Contributed Wells occurred at January 1, 2016, are provided below. The Contributed Wells came online during 2016, therefore, no unaudited pro forma combined results are shown for the beginning of the comparable prior year.

	Total operating revenues and other	Net loss
	(in thousands) (unaudited)
Pro forma results for the combined entity for the year ended December 31, 2016	$199,982	$(157,230)

This unaudited pro forma information has been derived from historical information and is for illustrative purposes only. The unaudited pro forma financial information is not necessarily indicative of what actually would have occurred if the contribution had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

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2015 Activity

Alta Mesa Eagle, LLC Divestiture

On September 30, 2015, we closed the sale of all of the membership interests (the “Membership Interests”) in Alta Mesa Eagle, LLC (“AME”), our wholly owned subsidiary, to EnerVest Energy Institutional Fund XIV-A, L.P. and EnerVest Energy Institutional Fund XIV-WIC, L.P. (collectively, “EnerVest”) pursuant to a purchase and sale agreement entered into by us, AME and EnerVest on September 16, 2015 (the “Eagle Ford divestiture”). AME owned our remaining non-operated oil and natural gas producing properties located in the Eagle Ford shale play in Karnes County, Texas. In connection with the Eagle Ford divestiture, we disposed of all of our remaining interests in this area. The effective date of the transaction (the “Effective Date”) is July 1, 2015.

The aggregate cash purchase price for the Membership Interests was $125.0 million subject to certain adjustments, consisting of $118.0 million (the “Base Purchase Price”), and additional contingent payments of approximately $7.0 million in the aggregate, payable to us by EnerVest by the 15th of each calendar month in which certain amounts owed to AME prior to the Effective Date have been received. The purchase and sale agreement provides for customary purchase price adjustments to the Base Purchase Price based on the Effective Date. As of December 31 2015, we received net proceeds of $122.0 million including $4.0 million of customary purchase price adjustments, and recognized a gain of approximately $67.6 million. Cash received was utilized to pay down borrowings under our senior secured revolving credit facility. As of the Effective Date, the estimated net proved reserves sold were approximately 7.8 MMBOE.

The sale of AME contributed approximately $68.9 million in pre-tax profit for the year ended December 31, 2015, which includes the $67.6 million gain on sale of asset and $118.5 million in pre-tax profit for the year ended December 31, 2014, which includes a $72.5 million gain on sale of assets for the first portion of the Eagleville divestiture, owned by AME, as described below.

Kingfisher Leasehold Acquisition

On July 6, 2015, we acquired approximately 19,000 net acres of primarily undeveloped leasehold interest in Kingfisher County, Oklahoma. The consideration for the purchase was approximately $46.2 million and was subject to customary purchase price adjustments. The effective date of the acquisition was April 1, 2015. The purchase was funded with borrowings under our senior secured revolving credit facility.

2014 Activity

Eagleville Divestiture

On March 25, 2014, we closed the sale of certain of our properties located primarily in Karnes County, Texas to Memorial Production Operating LLC, comprising a portion of our Eagleville field (“Eagleville Divestiture”). The properties sold included a working interest in all of our producing wells as of the effective date of January 1, 2014. We retained a net profits interest in these wells based on 50% of our original working interest in 2014, declining to 30% in 2015, 15% in 2016, and zero in 2017. Also included in the sale was a 30% undivided interest in all our Eagleville mineral leases and interests, and 30% of our working interest in all our wells in progress on December 31, 2013 or drilled after January 1, 2014. The initial cash purchase price was $173.0 million, subsequently adjusted to approximately $171.0 million for settlement adjustments. The purchase and sale agreement provides for customary adjustments to the purchase price for revenues and expenses incurred after the effective date. As of December 31, 2014, estimated net proved reserves associated with the sold portion of these properties were approximately 7.5 MMBOE. We recorded a gain on sale from the Eagleville Divestiture of $72.5 million during 2014, based on an allocation of basis between the properties sold and properties retained.

The sold portion of Eagleville field contributed approximately $11.1 million in pre-tax income in the first quarter of 2014, prior to its sale.

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Hilltop Divestiture

On September 19, 2014, we sold our remaining interests in the Hilltop field for a cash payment of $41.6 million, which was subsequently adjusted to $38.9 million for customary settlement adjustments. We recorded a gain on the sale of $15.9 million. As of the date of sale, estimated proved reserves associated with these properties were 29.8 BCFE.

The Hilltop interests contributed approximately $7.7 million in net pre-tax income during the year ended December 31, 2014.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2016	December 31, 2015
	(in thousands)
OIL AND NATURAL GAS PROPERTIES
Unproved properties	$116,311	$127,551
Accumulated impairment	(65)	(2,684)

Unproved properties, net	116,246	124,867

Proved oil and natural gas properties	1,611,249	1,345,482
Accumulated depreciation, depletion, amortization and impairment	(1,015,333)	(944,407)

Proved oil and natural gas properties, net	595,916	401,075

TOTAL OIL AND NATURAL GAS PROPERTIES, net	712,162	525,942

OTHER PROPERTY AND EQUIPMENT
Land	4,730	3,868
Office furniture and equipment, vehicles	19,446	18,794
Accumulated depreciation	(14,445)	(11,565)

OTHER PROPERTY AND EQUIPMENT, net	9,731	11,097

TOTAL PROPERTY AND EQUIPMENT, net	$721,893	$537,039

Capitalized Exploratory Well Costs

The following table reflects the net changes in capitalized exploratory well costs during 2016, 2015, and 2014. The table does not include amounts that were capitalized and either subsequently expensed within the same year.

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Balance, beginning of year	$6,006	$13,301	$20,317
Additions to capitalized well costs pending determination of proved reserves	3,736	4,364	15,870
Reclassifications to proved properties	(7,484)	(8,583)	(6,593)
Capitalized exploratory well costs charged to expense	(169)	(3,076)	(16,293)

Balance, end of year	$2,089	$6,006	$13,301

The ending balance in capitalized exploratory well costs includes the costs of five wells primarily in three prospects that were capitalized for periods greater than one year at December 31, 2016. We have capitalized $0.7 million and $3.0 million of exploratory well costs covering periods greater than one year at December 31, 2016 and 2015. We continue to assess and evaluate these projects.

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NOTE 6 – FAIR VALUE DISCLOSURES

The Company follows ASC 820, “Fair Value Measurements and Disclosure.” ASC 820 provides a hierarchy of fair value measurements, based on the inputs to the fair value estimation process. It requires disclosure of fair values classified according to defined “levels,” which are based on the reliability of the evidence used to determine fair value, with Level 1 being the most reliable and Level 3 the least. Level 1 evidence consists of observable inputs, such as quoted prices in an active market. Level 2 inputs typically correlate the fair value of the asset or liability to a similar, but not identical item which is actively traded. Level 3 inputs include at least some unobservable inputs, such as valuation models developed using the best information available in the circumstances.

We utilize the modified Black-Scholes and the Turnbull Wakeman option pricing models to estimate the fair values of oil and natural gas derivative contracts. Inputs to these models include observable inputs from the New York Mercantile Exchange (“NYMEX”) and other exchanges for futures contracts, and inputs derived from NYMEX observable inputs, such as implied volatility of oil and natural gas prices. We have classified the fair values of all our oil, natural gas, and natural gas liquids derivative contracts as Level 2.

Our senior notes are carried at historical cost. We estimate the fair value of the senior notes for disclosure purposes (see Note 2). This estimation is based on the most recent trading values of the notes at or near the reporting date, a Level 1 classification.

Oil and natural gas properties are subject to impairment testing and potential impairment write down as described in Note 2. Oil and natural gas properties with a carrying amount of $33.9 million were written down to their fair value of $17.6 million, resulting in an impairment charge of $16.3 million for the year ended December 31, 2016. Oil and natural gas properties with a carrying amount of $499.6 million were written down to their fair value of $322.8 million, resulting in an impairment charge of $176.8 million for the year ended December 31, 2015. Oil and natural gas properties with a carrying amount of $148.4 million were written down to their fair value of $73.5 million, resulting in an impairment charge of $74.9 million for the year ended December 31, 2014. The impairment analysis is based on the estimated discounted future cash flows for those properties. Significant Level 3 assumptions used in the calculation of estimated discounted cash flows included our estimate of future oil and natural gas prices, production costs, development expenditures, estimated quantities and timing of production of proved reserves, appropriate risk-adjusted discount rates, and other relevant data.

New additions to asset retirement obligations result from estimations for new properties, and fair values for them are categorized as Level 3. Such estimations are based on present value techniques which utilize company-specific information for such inputs as cost and timing of plug and abandonment of wells and facilities. We recorded a total of $1.4 million in additions to asset retirement obligations measured at fair value for the year ended December 31, 2016. We recorded a total of $2.0 million in additions to asset retirement obligations measured at fair value for the year ended December 31, 2015.

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The following table presents information about our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
	(in thousands)
At December 31, 2016:
Financial Assets:
Derivative contracts for oil and natural gas	—	$15,773	—	$15,773
Financial Liabilities:
Derivative contracts for oil and natural gas	—	$40,656	—	$40,656
At December 31, 2015:
Financial Assets:
Derivative contracts for oil and natural gas	—	$166,106	—	$166,106
Financial Liabilities:
Derivative contracts for oil and natural gas	—	$61,840	—	$61,840

The amounts above are presented on a gross basis. Presentation on our consolidated balance sheets utilizes netting of assets and liabilities with the same counterparty where master netting agreements are in place.

NOTE 7 – DERIVATIVE FINANCIAL INSTRUMENTS

We account for our derivative contracts under the provisions of ASC 815, “Derivatives and Hedging.” We have entered into forward-swap contracts and collar contracts to reduce our exposure to price risk in the spot market for oil, natural gas, and natural gas liquids. From time to time we also utilize financial basis swap contracts, which address the price differential between the benchmark index price and the specific locational index pricing referenced in certain of our crude oil, natural gas, and natural gas liquids sales contracts. Substantially all of our hedging agreements are executed by affiliates of the lenders under our senior secured revolving credit facility described in Note 10 below, and are collateralized by the security interests of the respective affiliated lenders in certain of our assets under the senior secured revolving credit facility. The contracts settle monthly and are scheduled to coincide with oil production equivalent to barrels (Bbl) per month, gas production equivalent to volumes in millions of British thermal units (MMBtu) per month, and natural gas liquids production to volumes in gallons (Gal) per month. The contracts represent agreements between us and the counter-parties to exchange cash based on a designated price, or in the case of financial basis hedging contracts, based on a designated price differential between various benchmark prices. Cash settlement occurs monthly. No derivative contracts have been entered into for trading purposes.

From time to time, we enter into interest rate swap agreements with financial institutions to mitigate the risk of loss due to changes in interest rates.

We have not designated any of our derivative contracts as fair value or cash flow hedges. Accordingly, we use mark-to-market accounting, recognizing changes in the fair value of derivative contracts in the consolidated statements of operations at each reporting date.

Derivative contracts are subject to master netting arrangements and are presented on a net basis in the consolidated balance sheets. This netting can cause derivative assets to be ultimately presented in a (liability) account on the consolidated balance sheets. Likewise, derivative (liabilities) could be presented in an asset account.

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The following table summarizes the fair value (see Note 6 for further discussion of fair value) and classification of our derivative instruments, none of which have been designated as hedging instruments under ASC 815:

	December 31, 2016
Balance sheet location	Gross Fair Value of Assets	Gross amounts offset against assets in the Balance Sheet	Net Fair Value of Assets presented in the Balance Sheet
		(in thousands)
Derivative financial instruments, current assets	$3,296	$(3,213)	$83
Derivative financial instruments, long-term assets	12,477	(11,754)	723

Total	$15,773	$(14,967)	$806

Balance sheet location	Gross Fair Value of Liabilities	Gross amounts offset against liabilities in the Balance Sheet	Net Fair Value of Liabilities presented in the Balance Sheet
		(in thousands)
Derivative financial instruments, current liabilities	$24,420	$(3,213)	$21,207
Derivative financial instruments, long-term liabilities	16,236	(11,754)	4,482

Total	$40,656	$(14,967)	$25,689

	December 31, 2015
Balance sheet location	Gross Fair Value of Assets	Gross amounts offset against assets in the Balance Sheet	Net Fair Value of Assets presented in the Balance Sheet
		(in thousands)
Derivative financial instruments, current assets	$86,000	$(23,369)	$62,631
Derivative financial instruments, long-term assets	80,106	(38,471)	41,635

Total	$166,106	$(61,840)	$104,266

Balance sheet location	Gross Fair Value of Liabilities	Gross amounts offset against liabilities in the Balance Sheet	Net Fair Value of Liabilities presented in the Balance Sheet
		(in thousands)
Derivative financial instruments, current liabilities	$23,369	$(23,369)	$—
Derivative financial instruments, long-term liabilities	38,471	(38,471)	—

Total	$61,840	$(61,840)	$—

The following table summarizes the effect of our derivative instruments in the consolidated statements of operations:

Derivatives not designated as hedging instruments under ASC 815	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Gain (loss) on derivative contracts
Oil commodity contracts	$(36,572)	$113,295	$82,510
Natural gas commodity contracts	(2,410)	10,712	14,049
Natural gas liquids commodity contracts	(1,478)	134	—

Total gain (loss) on derivative contracts	$(40,460)	$124,141	$96,559

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Other receivables include $7.8 million and $17.5 million of derivative positions settled, but not yet received as of December 31, 2016 and 2015, respectively.

Although our counterparties provide no collateral, the master derivative agreements with each counterparty effectively allow the Company, so long as it is not a defaulting party, after a default or the occurrence of a termination event, to set-off an unpaid hedging agreement receivable against the interest of the counterparty in any outstanding balance under the senior secured revolving credit facility. If a counterparty were to default in payment of an obligation under the master derivative agreements, we could be exposed to commodity price fluctuations, and the protection intended by the hedge could be lost. The value of our derivative financial instruments would be impacted.

We had the following open derivative contracts for crude oil at December 31, 2016:

OIL DERIVATIVE CONTRACTS

	Volume in Bbls	Weighted Average	Range
Period and Type of Contract			High	Low
2017
Price Swap Contracts	1,460,000	$46.93	$48.43	$45.00
Collar Contracts
Short Call Options	2,075,000	60.46	85.00	54.40
Long Put Options	1,527,500	48.39	50.00	47.00
Short Put Options	1,527,500	37.19	40.00	35.00
2018
Collar Contracts
Short Call Options	1,825,000	60.64	60.90	60.50
Long Put Options	1,825,000	50.00	50.00	50.00
Short Put Options	1,825,000	40.00	40.00	40.00
2019
Collar Contracts
Short Call Options	1,241,000	62.90	63.00	62.75
Long Put Options	1,241,000	50.00	50.00	50.00
Short Put Options	1,241,000	37.50	37.50	37.50

We had the following open derivative contracts for natural gas at December 31, 2016:

NATURAL GAS DERIVATIVE CONTRACTS

	Volume in MMBtu	Weighted Average	Range
Period and Type of Contract			High	Low
2017
Price Swap Contracts	450,000	$2.47	$2.47	$2.47
Collar Contracts
Short Call Options	10,220,000	3.68	3.94	3.56
Long Put Options	9,320,000	3.09	3.30	3.00
Long Call Options	1,125,000	3.44	3.56	3.25
Short Put Options	9,320,000	2.56	2.70	2.50
2018
Collar Contracts
Short Call Options	6,132,000	5.34	5.53	4.00
Long Put Options	5,475,000	4.50	4.50	4.50
Short Put Options	5,475,000	4.00	4.00	4.00

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In those instances where contracts are identical as to time period, volume, strike price, and counterparty, but opposite as to direction (long and short), the volumes and average prices have been netted in the two tables above. Prices stated in the table above for oil may settle against either NYMEX, Brent ICE, or Argus Louisiana Light Sweet Crude indices or quotations, or may reflect a mix of positions settling on various of these benchmarks.

We had the following open derivative contracts for natural gas liquids at December 31, 2016:

NATURAL GAS LIQUIDS DERIVATIVE CONTRACTS

	Volume in Gal	Weighted Average	Range
Period and Type of Contract			High	Low
2017
Price Swap Contracts	5,371,800	$0.46	$0.47	$0.45

We had the following open financial basis swap contracts for natural gas at December 31, 2016:

BASIS SWAP DERIVATIVE CONTRACTS

Volume in MMBtu	Reference Price 1 (1)	Reference Price 2 (1)	Period	Weighted Average Spread ($ per MMBtu)
12,470,000	NYMEX Henry Hub	Tex/OKL Panhandle Eastern Pipeline	Jan’ 17 – Dec’ 17	$(0.24)
5,910,000	NYMEX Henry Hub	Tex/OKL Panhandle Eastern Pipeline	Jan’ 18 – Oct’ 18	(0.27)

(1)	Represents short swaps that fix the basis differentials between Tex/OKL Panhandle Eastern Pipeline (“PEPL”) INSIDE FERC (“IFERC”) and NYMEX Henry Hub.

NOTE 8–ASSET RETIREMENT OBLIGATIONS

A summary of the changes in our asset retirement obligations is included in the table below:

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Balance, beginning of year	$61,220	$62,872	$56,023
Liabilities incurred	1,438	1,988	1,129
Liabilities assumed with acquired producing properties	—	—	3,002
Liabilities settled	(2,125)	(1,794)	(3,942)
Liabilities transferred in sales of properties	(3,036)	(3,149)	(1,886)
Revisions to estimates	1,833	(773)	6,348
Accretion expense	2,174	2,076	2,198

Balance, end of year	61,504	61,220	62,872
Less: Current portion	376	729	1,136

Long-term portion	$61,128	$60,491	$61,736

The total revisions included $1.3 million related to additions to property, plant and equipment for the year ended December 31, 2016. Total revisions included $1.5 million related to reductions and $2.9 million related to additions to property, plant and equipment for the years ended December 31, 2015 and 2014, respectively.

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NOTE 9 – RELATED PARTY TRANSACTIONS

We have notes payable to our founder which bear interest at 10% with a balance of $27.0 million and $25.7 million at December 31, 2016 and 2015, respectively. See Note 10 for further information.

Michael E. Ellis, our founder, Chief Operating Officer, and Chairman of the Board, received no capital distributions during the years ended December 31, 2016 and 2015 and received $516,500 of capital distributions from us during the year ended December 31, 2014, respectively.

David Murrell, our Vice President of Land and Business Development, is the principal of David Murrell & Associates, which provides land consulting services to us. The primary employee of David Murrell & Associates is his spouse, Brigid Murrell. Services are provided at a pre-negotiated hourly rate based on actual time employed by us. Total expenditures under this arrangement for the years ended December 31, 2016, 2015 and 2014 were approximately $146,000, $133,000 and $150,000. The contract may be terminated by either party without penalty upon 30 days’ notice.

David McClure, our Vice President of Facilities and Midstream, and the son-in-law of our CEO, Harlan H. Chappelle, received total compensation of $425,000, $275,000 and $450,000 for the years ended December 31, 2016, 2015 and 2014. Additionally, his position provides him with the use of a company vehicle, similar to our other engineers whose duties include field oversight.

David Pepper, one of our Landmen, and the cousin of our Vice President of Land and Business Development, David Murrell, received total compensation of $180,000, $146,000 and $260,000 for the years ended December 31, 2016, 2015 and 2014. Additionally, his position provides him with the use of a company vehicle, similar to our other engineers whose duties include field oversight.

On January 13, 2016, our wholly-owned subsidiary Oklahoma Energy Acquisitions, LP (“Oklahoma Energy”) entered into a joint development agreement (the “joint development agreement”), with BCE-STACK Development LLC (“BCE”), a fund advised by Bayou City Energy Management LLC (“Bayou City”), to fund a portion of our drilling operations and to allow us to accelerate development of our STACK acreage. As described in Note 16, William W. McMullen and Mark Stoner, partners at Bayou City, were appointed to the board of managers of Alta Mesa Holdings GP, LLC, our general partner during the third quarter of 2016. The drilling program initially called for the development of forty identified well locations, which developed in two tranches of twenty wells each. The parties subsequently agreed to add a third and fourth tranche of investment that will allow for the drilling of an additional forty wells. On December 31, 2016, High Mesa purchased from BCE and contributed interests in 24 producing wells drilled under the joint development agreement to us. See Notes 4 and 16 for further details. In connection with the acquisition of the Contributed Wells, the joint development agreement was amended to exclude the Contributed Wells from the drilling program. The drilling program will fund the development of 80 additional wells in four tranches of 20 wells each. As of December 31, 2016, 20 additional joint wells have been drilled or spudded leaving 60 wells to be drilled under the joint development agreement.

Under the joint development agreement, as amended on December 31, 2016, BCE has committed to fund 100% of our working interest share up to a maximum of an average of $3.2 million in drilling and completion costs per well for any tranche. We are responsible for any drilling and completion costs exceeding the aggregate limit of $64 million in any tranche. In exchange for the payment of drilling and completion costs, BCE receives 80% of our working interest in each wellbore, which BCE interest will be reduced to 20% of our initial working interest upon BCE achieving a 15% internal rate of return on the wells within in a tranche and automatically further reduced to 12.5% of our initial interest upon BCE achieving a 25% internal rate of return. Following the completion of each joint well, we and BCE will each bear our respective proportionate working interest share of all subsequent costs and expenses related to such joint well. The approximate dollar value of the amount involved in this transaction or Messrs. McMullen or Stoner’s interests in the transaction depends on a number of factors

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outside their control and is not known at this time. As of December 31, 2016, we recorded $42.5 million in advances from related party on our consolidated balance sheets, which represents net advances from BCE for their working interest share of the drilling and development cost as part of the joint development agreement.

During the year ended December 31, 2016, High Mesa contributed $311.3 million to us, of which $7.9 million is included in receivables due from affiliate at December 31, 2016 and the amount was collected subsequent to year-end. During the year ended December 31, 2015, High Mesa contributed $20 million to us. For additional information, see Note 16 – Partners’ Capital (Deficit). As of December 31, 2016 and 2015, approximately $0.9 million and $1.1 million, respectively, were due from High Mesa for reimbursement of expenses which is recorded in the receivables due from affiliates on the consolidated balance sheets.

On December 31, 2014, we sold our interests in a partially constructed pipeline and gas processing plant at cost to an affiliate, Northwest Gas Processing, LLC (“NWGP”), which is a subsidiary of High Mesa. We recorded $25.5 million in other receivables and $8.5 million in long-term notes receivable, while recording no gain or loss on the sale at December 31, 2014. On January 2, 2015, the receivable of $25.5 million was paid in full. The $8.5 million long-term note receivable, dated December 31, 2014, bears interest at 8% per annum, interest payable only in quarterly installments beginning January 1, 2015, and matures on December 31, 2019. Immediately after the consummation of the transaction, NWGP’s obligation under the $8.5 million promissory note was transferred to High Mesa Services, LLC, a subsidiary of High Mesa. The Company believes the promissory note to be fully collectible and accordingly has not recorded a reserve. Interest income on the note receivable from our affiliate amounted to $0.8 million and $0.7 million during the years ended December 31, 2016 and 2015, respectively. Such amounts have been added to the balance of the note receivable. On December 31, 2015, we repurchased land originally sold to NWGP at cost of $0.7 million.

We are party to a services agreement dated January 1, 2016 with NWGP. Pursuant to the agreement, we agree to provide administrative and management services to NWGP relating to the midstream assets we sold to NWGP on December 31, 2014. During the year ended December 31, 2016, NWGP was billed for management services provided in the amount of approximately $0.1 million.

On August 31, 2015, Oklahoma Energy entered into a Crude Oil Gathering Agreement (the “Crude Oil Gathering Agreement”) and Gas Gathering and Processing Agreement (the “Gas Gathering and Processing Agreement”) with KFM, which was subsequently amended and restated on February 3, 2017, effective as of December 1, 2016. High Mesa owns a minority interest in KFM. Alta Mesa also indirectly owns a minimal interest in KFM through its less than 10% ownership of AEM. We have committed the oil and natural gas production from our Kingfisher County acreage, not otherwise committed to others, to KFM for gathering and processing.

Under the Crude Oil Gathering Agreement and the Gas Gathering and Processing Agreement, Oklahoma Energy dedicates and delivers to KFM crude oil and natural gas and associated natural gas liquids produced from present and future wells located in certain lands in Kingfisher, Logan, Canadian, Blaine and Garfield Counties in Oklahoma to designated receipt points on KFM’s system for gathering and processing. The Crude Oil Gathering Agreement and Gas Gathering and Processing Agreement will remain in effect for a primary term of 15 years from the in-service date of July 1, 2016 and, after the primary term, an extended term for as long as there are wells connected to the system that continue to produce crude oil or gas in commercial (paying) quantities.

Under the Crude Oil Gathering Agreement, KFM operates a crude oil gathering system for the purpose of providing gathering services to Oklahoma Energy. KFM receives from Oklahoma Energy a fixed service fee per barrel of crude oil delivered. The fixed gathering fee is subject to an annual percentage increase tied to the consumer price index. Oklahoma Energy also pays KFM its allocated share, if any, of the electricity consumed in the operation of the crude oil gathering system.

Under the Gas Gathering and Processing Agreement, KFM operates a gas gathering and processing system for the purpose of providing gathering and processing services to Oklahoma Energy. KFM provides gathering and

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processing services for a fixed fee. The fixed service fee consists of (i) a gathering fee assessed on the volume of gas allocated to the central receipt point, (ii) a processing fee assessed on the volume of gas allocated to the central receipt point, (iii) a dehydration fee assessed on the volume of gas allocated to the central receipt point, (iv) a compression fee for each stage of compression for any volume of gas allocated to the central receipt point and (v) a facility fee for the first four years of the agreement, at which time the facility fee is removed. Beginning in January 2021, each fee is subject to an annual percentage increase tied to the consumer price index. Oklahoma Energy also pays KFM its allocated share, if any, of the electricity consumed in the operation of the gas gathering and processing system. Under the Gas Gathering and Processing Agreement, we have secured firm processing rights of 260 MMcf/d at the expanding KFM plant.

The aggregate amounts paid under the Crude Oil Gathering Agreement and Gas Gathering and Processing Agreement depends on the volumes produced and gathered pursuant to these agreements. Under such agreements, the fees for the year ended December 31, 2016 were $7.5 million. The plant commenced operations in the second quarter of 2016. These fees are recorded as marketing and transportation expense in the consolidated statements of operations. As of December 31, 2016, we accrued approximately $3.0 million as a reduction of accounts receivable on the consolidated balance sheets for fees related to marketing and transportation for the KFM plant. Subsequent to year-end, Oklahoma Energy entered into an agreement with KFM whereby the Company made a deposit of $10.0 million on January 13, 2017 to KFM to provide us with 100,000 Dth/day for firm transportation. The deposit will be released back to us as we utilize the marketing and transportation services in 2018.

NOTE 10 – LONG TERM DEBT, NET

Long-term debt, net consists of the following:

	December 31, 2016	December 31, 2015
	(in thousands)
Senior secured revolving credit facility	$40,622	$152,000
Senior secured term loan	—	125,000
9.625% senior unsecured notes due 2018	—	448,598
7.875% senior unsecured notes due 2024	500,000	—
Unamortized deferred financing costs	(10,717)	(7,823)

Total long-term debt, net	$529,905	$717,775

Notes payable to founder	$26,957	$25,748

Senior Secured Revolving Credit Facility. In November 2016, we entered into the Seventh Amended and Restated Credit Agreement (as amended, the “credit facility”) with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of banks. The amended and restated credit facility, among other things, (i) reaffirms the existing borrowing base amount of $300 million through the new redetermination of the borrowing base, (ii) increases the maximum credit amount from $500 million to $750 million, subject to borrowing base limit (iii) extends the maturity of the credit facility to November 10, 2020 with the completion of a refinancing of the 2018 Notes (as described below), (iv) increases our pricing grid by 25 to 50 basis points (depending on our leverage ratio), and (v) increases our mortgage requirement from 85% of the value of our proven reserves to 90%. Our borrowing base was reduced to $287.5 million from $300 million following the issuance of the 2024 Notes, as described below.

As of December 31, 2016, the Company had $40.6 million outstanding with $239.3 million of available borrowing capacity under the credit facility. The principal amount is payable at maturity. The credit facility borrowing base is redetermined semi-annually, on or about May 1 and November 1 of each year. The credit facility is secured by substantially all of our oil and natural gas properties and is based on our proved reserves

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and the value attributed to those reserves. We have a choice of borrowing in Eurodollars or at the “Reference Rate,” which is based on the prime rate of Wells Fargo Bank, National Association. The credit facility bears interest at the London Interbank Offered Rate (“LIBOR”) plus applicable margins ranging from 2.75% and 3.75% if our leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of our borrowing based utilized, and ranging from 3.00% to 4.00% if our leverage ratio exceeds 3.25 to 1.00. The reference rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 1%, plus a margin ranging from 1.75% to 2.75% if our leverage ratio does not exceed 3.25 to 1.00, depending on the percentage of our borrowing base utilized, and ranging from 2.00% to 3.00% if our leverage ratio exceeds 3.25 to 1.00. The weighted average and effective interest rate on outstanding borrowings was 4.00% as of December 31, 2016 and 2.89% as of December 31, 2015. The letters of credit outstanding as of December 31, 2016 and 2015 were $7.6 million and $65,000, respectively.

The credit facility contains restrictive covenants that may limit our ability to, among other things, incur additional indebtedness, sell assets, guaranty or make loans to others, make investments, enter into mergers, make certain payments and distributions, enter into or be party to hedge agreements, amend our organizational documents, incur liens and engage in certain other transactions without the prior consent of the lenders. The credit facility permits us to make distributions in any fiscal quarter so long as (i) the amount of distributions made in such fiscal quarter does not exceed our excess cash flow from the immediately preceding fiscal quarter, (ii) no event of default exists, before and after giving effect to such distribution, (iii) our pro forma leverage ratio is less than 3.00 to 1.00 and (iv) before and after giving effect to such distribution the unused commitment amounts available under the credit facility are at least 20% of the commitments in effect. As of December 31, 2016, the covenants of the Company’s credit facility prohibit it from making any distributions.

The credit facility also requires us to maintain a current ratio (as defined in the credit facility), of consolidated current assets (including unused borrowing base committed capacity and with exclusions as described in the credit facility) to consolidated current liabilities of no less than 1.0 to 1.0 as of the last day of any fiscal quarter and leverage ratio of our consolidated debt (other than obligations under hedge agreements and founder notes) as of the end of such fiscal quarter to our consolidated earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (“EBITDAX”) over the four quarter period then ended (but annualized for the fiscal quarters ending December 31, 2016, March 31, 2017, and June 30, 2017) of not greater than 4.0 to 1.0, commencing with the fiscal quarter ending December 31, 2016.

As of December 31, 2016, we were in compliance with all covenants under the credit facility.

Senior Secured Term Loan. On June 2, 2015, we entered into a second lien senior secured term loan agreement (the “term loan facility”) with Morgan Stanley Energy Capital Inc., as administrative agent, and the lenders party thereto, pursuant to which we borrowed $125 million. In October 2016, High Mesa contributed $300 million to us from the investment by Bayou City, as described in Note 16. We used a portion of the contribution to repay all amounts outstanding under the term loan facility of $127.7 million, which includes accrued interest and a $2.5 million prepayment premium for repaying all amounts owed under the term loan facility prior to maturity date.

For the year ended December 31, 2016, the Company recognized a loss of $4.7 million, which included unamortized deferred financing cost write-offs of $2.0 million, and are reflected in loss on extinguishment of debt in the consolidated statements of operations.

Senior Unsecured Notes. On December 8, 2016, the Company and our wholly owned subsidiary Alta Mesa Finances Services Corp. (collectively, the “Issuers”) issued $500.0 million in aggregate principal amount of 7.875% senior unsecured notes due December 15, 2024 at par, the 2024 Notes, which resulted in aggregate net proceeds to the Company of $491.3 million, after deducting commission offering expenses. The Company used the proceeds from the issuance of the 2024 Notes to fund the repurchase of the 2018 Notes pursuant to a tender

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offer and the redemption of any of the 2018 Notes that remained outstanding after consummation of the tender offer. The remainder of the proceeds were used to repay a portion of our indebtedness under our credit facility.

The 2024 Notes will mature on December 15, 2024, and interest is payable semi-annually on June 15 and December 15 of each year, beginning June 15, 2017. At any time prior to December 15, 2019, the Company may, from time to time, redeem up to 35% of the aggregate principal amount of the 2024 Notes in an amount of cash not greater than the net cash proceeds from certain equity offerings at the redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, if at least 65% of the aggregate principal amount of the 2024 Notes remains outstanding after such redemption and the redemption occurs within 120 days of the closing date of such equity offering. At any time prior to December 15, 2019, the Company may, on any one or more occasions, redeem all or part of the 2024 Notes for cash at a redemption price equal to 100% of their principal amount of the 2024 Notes redeemed plus an applicable make-whole premium and accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of certain kinds of change of control, each holder of the 2024 Notes may require the Company to repurchase all or a portion of the 2024 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2024 Notes, plus accrued and unpaid interest, if any, to the date of repurchase. On and after December 15, 2019, the Company may redeem the 2024 Notes, in whole or in part, at redemption prices (expressed as percentages of principal amount) equal to 105.906% for the twelve-month period beginning on December 15, 2019, 103.938% for the twelve-month period beginning December 15, 2020, 101.969% for the twelve-month period beginning on December 15, 2021 and 100.000% beginning on December 15, 2022, plus accrued and unpaid interest, if any, to the date of redemption.

The 2024 Notes are fully and unconditionally guaranteed on a senior unsecured basis by each of our material subsidiaries, subject to certain customary release provisions. Accordingly, they will rank equal in right of payment to all of the Company’s existing and future senior indebtedness; senior in right of payment to all of the Company’s existing and future indebtedness that is expressly subordinated to the 2024 Notes or the respective guarantees; effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including amounts outstanding under the Company’s credit facility; and structurally subordinated to all existing and future indebtedness and obligations of any of the Company’s subsidiaries that do not guarantee the 2024 Notes.

The 2024 Notes contain certain covenants limiting the Issuers’ ability and the ability of the Restricted Subsidiaries (as defined in the indenture) to, under certain circumstances, prepay subordinated indebtedness, pay distributions, redeem stock or make certain restricted investments; incur indebtedness; create liens on the Issuers’ assets to secure debt; restrict dividends, distributions or other payments; enter into transactions with affiliates; designate subsidiaries as unrestricted subsidiaries; sell or otherwise transfer or dispose of assets, including equity interests of restricted subsidiaries; effect a consolidation or merger; and change the Company’s line of business. As of December 31, 2016, the covenants of the Company’s senior secured revolving credit facility prohibit it from making any distributions.

Under the terms of the indenture for the 2024 Notes, if we experience certain specific change of control events, unless the Issuers have previously or concurrently exercised their right to redeem all of the senior notes under the optional redemption provision, such holder has the right to require us to purchase such holder’s senior notes at 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

Repurchase and Redemption of 9.625% Senior Unsecured Notes due 2018

On November 30, 2016 we commenced a tender offer for any and all outstanding 2018 Notes. The tender offer expired on December 7, 2016 and on December 8, 2016, we made payment of the aggregate principal amount of the 2018 Notes validly tendered. In connection therewith, on December 8, 2016, the Company caused to be deposited, with Wells Fargo Bank, National Association, the Trustee for the 2018 Notes (the “Trustee”), funds sufficient to redeem any 2018 Notes remained outstanding on December 8, 2016. On December 20, 2016, the Trustee executed a satisfaction and discharge (the “Satisfaction and Discharge”) of the indenture relating to the

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2018 Notes. The Satisfaction and Discharge, among other things, discharged the indenture and the obligations of the Company thereunder. As a result of the tender offer and redemption, the Company repurchased and redeemed its $450 million outstanding 2018 Notes for an aggregate cost of $459.4 million, including accrued interest and fees, for the year ended December 31, 2016.

For the year ended December 31, 2016, the Company recognized a loss of $13.5 million, which includes unamortized discount write-off of $0.9 million, unamortized deferred financing costs write-off of $3.2 million, tender premium of $2.5 million and accrued interest of $6.9 million, which is all reflected in loss on extinguishment of debt in the consolidated statements of operations.

Notes Payable to Founder. We have notes payable to our founder which bear simple interest at 10% with a balance of $27.0 million and $25.7 million at December 31, 2016 and 2015, respectively. The maturity date was extended on March 25, 2014, from December 31, 2018 to December 31, 2021. Interest and principal are payable at maturity. Our founder may convert the notes into shares of our Class B partner’s, High Mesa, common stock upon certain conditions in the event of an initial public offering of High Mesa.

These founder notes are unsecured and are subordinate to all debt. In connection with the March 25, 2014 recapitalization of our Class B partner described in Note 16, the founder notes were amended and restated to subordinate them to the paid in kind notes of our Class B partner. The founder notes were also subordinated to the rights of the holders of Class B units to receive distributions under our partnership agreement, as amended, and subordinated to the rights of the holders of Series B preferred stock to receive payments.

Interest on the notes payable to our founder amounted to $1.2 million during each of the years ended December 31, 2016, 2015 and 2014. Such amounts have been added to the balance of the founder notes.

Deferred financing costs. As of December 31, 2016, the Company had $13.7 million of deferred financing costs related to the credit facility and the 2024 Notes, which are being amortized over the respective terms of the related debt instrument. Deferred financing costs of $10.7 million related to the 2024 Notes are included in long-term debt on the consolidated balance sheets as of December 31, 2016. Deferred financing costs of $3.0 million related to the credit facility are included in deferred financing costs, net on the consolidated balance sheets at December 31, 2016. Amortization of deferred financing costs recorded for the years ended December 31, 2016, 2015 and 2014 was $3.9 million, $3.4 million and $2.9 million, respectively. These costs are included in interest expense on the consolidated statements of operations. The loss on extinguishment of debt in the consolidated statements of operations included unamortized deferred financing costs write-offs of $5.1 million related to the repayment of the term loan facility and the repurchase and redemption of the 2018 Notes for the year ended December 31, 2016. No deferred financing costs were written off during the years ended December 31, 2015 and 2014.

Future maturities of long-term debt, including the notes payable to our founder and excluding unamortized deferred financing costs, at December 31, 2016 are as follows (in thousands):

Year ending December 31,
2017	$—
2018	—
2019	—
2020	40,622
2021	26,957
Thereafter	500,000

$567,579

The credit facility and the 2024 Notes contain customary events of default. If an event of default occurs and is continuing, the holders of such indebtedness may elect to declare all the funds borrowed to be immediately due

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and payable with accrued and unpaid interest. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable.

At December 31, 2016, we were in compliance with the covenants of our debt agreements.

NOTE 11 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following provides the detail of accounts payable and accrued liabilities:

	December 31, 2016	December 31, 2015
	(in thousands)
Capital expenditures	$15,155	$10,780
Revenues and royalties payable	12,187	5,082
Operating expenses/taxes	17,499	17,955
Interest	2,627	9,919
Compensation	5,302	5,434
Derivatives settlement payable	1,126	11,149
Other	1,164	1,201

Total accrued liabilities	55,060	61,520
Accounts payable	29,174	21,101

Accounts payable and accrued liabilities	$84,234	$82,621

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Contingencies

Environmental claims: Various landowners have sued the Company and/or our wholly owned subsidiaries, in lawsuits concerning several fields in which we have or historically had operations. The lawsuits seek injunctive relief and other relief, including unspecified amounts in both actual and punitive damages for alleged breaches of mineral leases and alleged failure to restore the plaintiffs’ lands from alleged contamination and otherwise from our oil and natural gas operations. We are unable to express an opinion with respect to the likelihood of an unfavorable outcome of the various environmental claims or to estimate the amount or range of potential loss should the outcome be unfavorable. Therefore, we have not provided any amount for these claims in our consolidated financial statements at December 31, 2016.

Due to the nature of our business, some contamination of the real estate property owned or leased by us is possible. Environmental site assessments of the property would be necessary to adequately determine remediation costs, if any. Management revised the estimated liability for groundwater contamination in Florida based on our reassessment of our remediation costs and plan, which is pending approval by the State of Florida. As of December 31, 2016, our revised estimated remediation liability was approximately $0.1 million. As of December 31, 2015, we had estimated a liability of $1.3 million, based on our undiscounted engineering estimates. The obligations are included in accounts payable and accrued liabilities at December 31, 2016 and other long-term liabilities at December 31, 2015 in the accompanying consolidated balance sheets.

Title/lease disputes: Title and lease disputes may arise in the normal course of our operations. These disputes have historically been small but could result in an increase or decrease in reserves and/or other forms of settlement, such as cash, once a final resolution to the title dispute is made.

Litigation: On April 13, 2005, Henry Sarpy and several other plaintiffs (collectively, “Plaintiffs”) filed a petition against Exxon, Extex, The Meridian Resource Corporation (“TMRC,” our wholly-owned subsidiary, which we acquired in 2010), and the State of Louisiana for contamination of their land in the New Sarpy and/or Good Hope

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Field in St. Charles Parish. Plaintiffs claim they are owners of land upon which oil field waste pits containing dangerous and contaminating substances are located. Plaintiffs alleged that they discovered in May 2004 that their property is contaminated with oil field wastes greater than represented by Exxon. The property was originally owned by Exxon and was sold to TMRC. TMRC subsequently sold the property to Extex. We have been defending this ongoing case and investigating the scope of the Plaintiffs’ alleged damage. On April 14, 2015, TMRC entered into a Memorandum of Understanding with Exxon to settle the claims in this ongoing matter. On July 10, 2015, the settlement and comprised agreements were finalized and signed by the Plaintiffs and Exxon. On July 28, 2015, the State of Louisiana issued a letter of no objection to the settlement. As of December 31, 2016, we have accrued approximately $4.0 million ($0.8 million in current liabilities and $3.2 million in other long-term liabilities) in connection with the settlement. The settlement requires payment over the term of six years.

Other contingencies: We are subject to legal proceedings, claims and liabilities arising in the ordinary course of business. The outcome cannot be reasonably estimated; however, in the opinion of management, such litigation and claims will be resolved without material adverse effect on our financial position, results of operations or cash flows. Accruals for losses associated with litigation are made when losses are deemed probable and can be reasonably estimated.

We have a contingent commitment to pay an amount up to a maximum of approximately $2.2 million for properties acquired in 2008. The additional purchase consideration will be paid if certain product price conditions are met.

Performance appreciation rights: In the third quarter of 2014, we adopted the Alta Mesa Holdings, LP Amended and Restated Performance Appreciation Rights Plan (the “Plan”), effective September 24, 2014. The Plan is intended to provide incentive compensation to key employees and consultants who make significant contributions to the Company. Under the Plan, participants are granted Performance Appreciation Rights (“PARs”) with a stipulated initial designated value (“SIDV”). The PARs vest over time (as specified in each grant, typically five years) and entitle the owner to receive a cash amount equal to the increase, if any, between the initial stipulated value and the designated value of the PAR on the payment valuation date. The payment valuation date is the earlier of a liquidity event (as defined in the Plan, but generally can be construed in accordance with the meaning of the term “change in control event”) or as selected by the participant, but no earlier than five years from the end of the year of the grant. Both the initial stipulated value and the designated payment value of the PAR are determined by the Plan’s administrative committee, composed of members of our board of directors. In the case of a liquidity event, the designated value of all PARs is to be based on the net sale proceeds (as defined in the Plan) from the liquidity event. After any payment valuation date, regardless of payment or none, vested PARs expire. During 2016, we granted 360,000 PARs and terminated 26,200 PARs with a SIDV of $40, resulting in 575,300 PARs issued at a weighted average value of $36.78. Subsequent to year end, 306,300 PARs were granted with a SIDV of $40 and 500 PARs with a SIDV of $40 were terminated, resulting in 881,100 PARs issued at a weighted average value of $37.90. We are unable to express an opinion with respect to the likelihood of a qualifying liquidity event which would result in any payment under the Plan or to estimate any amount which may become payable under the Plan. We consider the possibility of payment at a fixed determination date absent a positive liquidity event to be remote. Therefore, we have not provided any amount for this contingent liability in our consolidated financial statements at December 31, 2016 or 2015.

Commitments

Office and Equipment Leases: We lease office space, as well as certain field equipment such as compressors, under long-term operating lease agreements. The lease for our main office will expire in 2022. Any initial rent-free months are amortized over the life of the lease. Equipment leases are generally for four years or less. Total rent expense, net of sublease income, including office space and compressors, for the years ended December 31, 2016, 2015, and 2014 amounted to approximately $5.7 million, $4.8 million, and $5.7 million, respectively.

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At December 31, 2016, the future minimum base rentals for non-cancelable operating leases are as follows:

Year Ending December 31,	Amount (1) (in thousands)
2017	$3,956
2018	1,453
2019	1,545
2020	1,593
2021	1,620
Thereafter	1,207

$11,374

(1)	These amounts include long-term lease payments for office space and compressors, net of sublease income. The Company expects to receive $0.2 million of total sublease income through 2019.

Additionally, at December 31, 2016, the Company had posted bonds in the aggregate amount of $24.0 million, primarily to cover future abandonment costs.

NOTE 13 – SIGNIFICANT CONCENTRATIONS

We sell our oil and natural gas primarily through a marketing contract with AEM. AEM is our marketing agent and acts on our behalf to market our oil and natural gas to any purchasers identified by AEM. We are a part owner of AEM with an ownership interest of less than 10%. AEM markets our oil and natural gas and sells it under short-term contracts generally with month-to-month pricing based on published regional indices, with differentials for transportation, location, and quality taken into account. AEM remits monthly collections of these sales to us, and receives a 1% marketing fee. The fee charged to us by AEM for marketing is recorded as a marketing and transportation expense. Our marketing agreement with AEM commenced in June 2013. This agreement will terminate in June 2018, with additional provisions for extensions beyond five years and for early termination. AEM marketed majority of our production from operated fields between 2014 and 2016. Production from non-operated fields was marketed on our behalf by the operators of those properties.

For the year ended December 31, 2016, revenues marketed by AEM were $160.7 million, or 80% of total revenue excluding hedging activities. For the year ended December 31, 2015, revenues marketed by AEM were $178.2 million, or 73.9% of total revenue excluding hedging activities. For the year ended December 31, 2014, revenues marketed by AEM were $220.9 million, or 51.1% of total revenue excluding hedging activities, and based on revenues excluding hedging activities, one major customer, Murphy Oil Corporation accounted for 10% or more of those revenues, with revenues excluding hedges of $61.2 million. We believe that the loss of any of our significant customers, or of our marketing agent AEM, would not have a material adverse effect on us because alternative purchasers are readily available.

NOTE 14 – 401(k) SAVINGS PLAN

Employees of Alta Mesa Services, LP, our wholly owned subsidiary (“Alta Mesa Services”), and Petro Operating Company, LP (“POC”) may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement. Alta Mesa Services and POC make a matching contribution equal to 100% of an employee’s salary deferral contribution up to a maximum of 5% of an employee’s salary, effective January 1, 2016. Matching contributions to the plan were approximately $1,122,000, $710,000, and $683,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 15 – SIGNIFICANT RISKS AND UNCERTAINTIES

Our business makes us vulnerable to changes in wellhead prices of oil and natural gas. Historically, world-wide oil and natural gas prices and markets have been volatile, and may continue to be volatile in the future. In

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particular, the prices of oil and natural gas have been highly volatile and declined dramatically since the second half of 2014. Although oil and natural gas prices have recently begun to recover from the lows experienced since the decline in the second half of 2014, forecasted prices for both oil and natural gas remain depressed. The duration and magnitude of changes in oil and natural gas prices cannot be predicted. Continued depressed oil and natural gas prices, further price declines or any other unfavorable market conditions could have a material adverse effect on our financial condition and on the carrying value of our proved oil and natural gas reserves. Sustained low oil or natural gas prices may require us to further write down the value of our oil and natural gas properties and/or revise our development plans, which may cause certain of our undeveloped well locations to no longer be deemed proved. This could cause a reduction in the borrowing base under our credit facility to the extent that we are not able to replace the reserves that we produce. Low prices may also reduce our cash available for distribution, acquisitions and for servicing our indebtedness. We mitigate some of this vulnerability by entering into oil and natural gas price derivative contracts. See Note 7.

NOTE 16 – PARTNERS’ CAPITAL (DEFICIT)

Our partnership agreement provides for two classes of limited partners. Class A partners include our founder and other parties. Our sole Class B partner is High Mesa.

On March 25, 2014, High Mesa completed a $350 million recapitalization with an investment from Highbridge Principal Strategies LLC (“Highbridge”). Proceeds from the investment were used in part to purchase the investment of Denham Capital Management LP in High Mesa. Our board of directors includes one member nominated by Highbridge, five members nominated by the Class A partners and two members nominated by Bayou City.

Management and Control: Our business and affairs are managed by Alta Mesa Holdings GP, LLC, our general partner (“General Partner”). With certain exceptions, the General Partner may not be removed except for reasons of “cause,” which are defined in the partnership agreement. The Class B partner has certain approval rights, generally over capital plans and significant transactions in the areas of finance, acquisition, and divestiture.

On August 31, 2016, our Class B partner completed the sale of preferred stock to BCE-MESA Holdings LLC (“BCE-MESA”), a fund managed by Bayou City. In connection with the sale of preferred stock, our General Partner, Class B partner, and all of our Class A partners entered into a Fourth Amended and Restated Limited Partnership Agreement (the “Amended Partnership Agreement”). The Amended Partnership Agreement provides, among other things, for certain drag-along rights, including the mandatory contribution to the Class B partner by the Class A partners of their remaining Class A units upon an initial public offering.

In addition, on August 31, 2016, the owners of our General Partner entered into a Third Amended and Restated Limited Liability Company Agreement, which was amended to provide that the number of members of the board of managers of our General Partner be increased to match the number of members of the board of directors of our Class B partner. William W. McMullen, the founder and managing partner of Bayou City, was appointed to the board of managers of our General Partner.

On September 30, 2016, our Class B partner completed an additional sale of preferred stock to Bayou City. In connection with this investment, Mark Stoner, as a nominee of Bayou City, was appointed to the board of managers of our General Partner.

Contribution, Distribution, and Income Allocation: All distributions under the Amended Partnership Agreement shall first be made to holders of Class B units, until certain provisions are met. After such provisions are met, distributions shall then be made to holders of Class A and Class B units pursuant to the distribution formulas set forth in the Amended Partnership Agreement.

The Class B partner may require the General Partner to make distributions; however, any distribution must be permitted under the terms of our credit facility and our senior notes.

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Distribution of net cash flow from a Liquidity Event (as defined below) is distributed to the Class A and Class B partners according to a variable formula as defined in the Amended Partnership Agreement. A “Liquidity Event” is defined as the first to occur, in one or a series of related transactions, of (i) a disposition of all or substantially of the assets of High Mesa and its subsidiaries to a person that is not an affiliate of High Mesa, (ii) a disposition of all the equity securities of High Mesa, or (iii) the consummation of a public offering of the common equity securities of High Mesa or any of its subsidiaries that hold all of substantially all of High Mesa’s assets on a consolidated basis, and if the public offering is of a subsidiary of High Mesa, the subsequent distribution of the public company equity securities or proceeds obtained in the public offering to the holders of equity securities of High Mesa. The Class B partner can, without consent of any other partners, request that the General Partner take action to cause us, or our assets, to be sold to one or more third parties.

In connection with the final sale of preferred stock to Bayou City, our Class B partner contributed $300 million from the Bayou City investment to us. We used a portion of the contribution to repay all amounts outstanding under the term loan facility of $127.7 million, which includes accrued interest and a $2.5 million prepayment premium for repaying all amounts owed under the term loan facility prior to maturity date. The remaining funds are available to be used for general corporate purposes.

As described in Notes 4 and 9, High Mesa purchased from BCE and contributed interests in 24 producing wells drilled under the joint development agreement to us on December 31, 2016. High Mesa’s equity contribution was recorded at the contribution date fair value of the wells contributed of approximately $65.7 million and included contributed cash of $11.3 million, of which $7.9 million was collected subsequent to year end.

During 2015, our partnership agreement was amended and restated, pursuant to which our Class B partner contributed $20 million to us, which we used to pay down amounts owed under the credit facility.

We made no distributions for the year ended December 31, 2016. For the year ended December 31, 2015, we made distributions of approximately $3.8 million to our Class B partner. For the year ended December 31, 2014, we made distributions of approximately $0.5 million to our founder as discussed in Note 9 and the partners’ share of taxes related to the sale of AME as discussed in Note 4.

NOTE 17 – SUBSIDIARY GUARANTORS

All of our material wholly-owned subsidiaries are guarantors under the terms of our senior notes and our credit facility. Our consolidated financial statements reflect the combined financial position of these subsidiary guarantors. The parent company, Alta Mesa Holdings, LP, has no independent operations, assets, or liabilities. The guarantees are full and unconditional (except for customary release provisions) and joint and several. Those subsidiaries which are not wholly owned and are not guarantors and are minor. There are no restrictions on dividends, distributions, loans, or other transfers of funds from the subsidiary guarantors to the parent company.

NOTE 18 – SUPPLEMENTAL QUARTERLY INFORMATION (Unaudited)

Results of operations by quarter for the year ended December 31, 2016 were:

	Quarter Ended
2016	March 31	June 30	Sept 30	Dec 31
		(in thousands)
Total operating revenues	$38,167	$53,823	$54,532	$64,186
Loss from operations (1)(2)	(7,967)	(52,686)	(8,620)	(20,536)
Net loss	$(24,157)	$(70,327)	$(26,567)	$(46,870)

(1)	Includes $1.8 million, $11.6 million, and $2.1 million of impairment expense during the quarters ended March 31, 2016, June 30, 2016, and December 31, 2016, respectively.

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(2)	Includes $38.3 million and $16.5 million loss on derivative contracts during the quarters ended June 30, 2016 and December 31, 2016.

Results of operations by quarter for the year ended December 31, 2015 were:

	Quarter Ended
2015	March 31	June 30	Sept 30	Dec 31
		(in thousands)
Total operating revenues	$60,542	$71,755	$61,344	$48,325
Income (loss) from operations (3)(4)(5)	(95,077)	(23,881)	110,069	(60,592)
Net income (loss)	$(109,211)	$(39,509)	$93,079	$(76,152)

(3)	Includes $66.4 million gain on sale of asset during the quarter ended September 30, 2015.
(4)	Includes $73.1 million, $8.9 million, and $90.5 million of impairment expense during the quarters ended March 31, 2015, September 30, 2015, and December 31, 2015, respectively.
(5)	Includes $72.0 million gain on derivative contracts during the quarter ended September 30, 2015.

NOTE 19 – SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (Unaudited)

The unaudited reserve and other information presented below is provided as supplemental information in accordance with the provisions of ASC Topic 932-235.

Oil and natural gas producing activities are conducted onshore within the continental United States and all of our proved reserves are located within the United States.

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Estimated Quantities of Proved Reserves

The following table sets forth our net proved reserves as of December 31, 2016, 2015 and 2014, and the changes therein during the years then ended. Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made.

	Oil (MBbls)	Gas (MMcf)	NGL’s (MBbls)	BOE (MBbls)
Total Proved Reserves:
Balance at December 31, 2013	32,517	132,265	5,735	60,296
Production	(3,770)	(14,449)	(537)	(6,715)
Purchases in place	610	327	—	665
Discoveries and extensions	13,281	28,822	4,119	22,204
Sales of reserves in place	(6,298)	(35,857)	(949)	(13,223)
Revisions of previous quantity estimates and other	(4,996)	(7,960)	20	(6,304)

Balance at December 31, 2014	31,344	103,148	8,388	56,923
Production	(4,203)	(11,900)	(678)	(6,865)
Discoveries and extensions	12,981	58,129	7,763	30,432
Sales of reserves in place	(6,544)	(8,250)	(748)	(8,667)
Revisions of previous quantity estimates and other	564	14,296	3,712	6,660

Balance at December 31, 2015	34,142	155,423	18,437	78,483
Production	(4,001)	(13,959)	(956)	(7,284)
Purchases in place (1)	1,508	6,754	613	3,247
Discoveries and extensions	29,903	154,653	14,000	69,679
Sales of reserves in place	(73)	(966)	(10)	(244)
Revisions of previous quantity estimates and other	(3,680)	14,100	(3,794)	(5,124)

Balance at December 31, 2016	57,799	316,005	28,290	138,757

Proved Developed Reserves:
Balance at December 31, 2014	15,182	63,334	4,028	29,765
Balance at December 31, 2015	14,942	71,752	6,958	33,859
Balance at December 31, 2016	16,832	93,361	7,977	40,371
Proved Undeveloped Reserves:
Balance at December 31, 2014	16,162	39,814	4,360	27,158
Balance at December 31, 2015	19,200	83,671	11,479	44,624
Balance at December 31, 2016	40,967	222,644	20,313	98,386

(1)	Purchases in place includes 3.1 MMBoe of reserves related to the Contributed Wells from our Class B partner. See Note 9 – Related Party Transactions and Note 16 – Partners’ Capital (Deficit) for further details.

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Capitalized Costs Relating to Oil and Natural Gas Producing Activities

	December 31,
	2016	2015
	(in thousands)
Capitalized costs:
Proved properties	$1,611,249	$1,345,482
Unproved properties	116,311	127,551

Total	1,727,560	1,473,033
Accumulated depreciation, depletion, amortization and impairment	(1,015,398)	(947,091)

Net capitalized costs	$712,162	$525,942

Costs Incurred in Oil and Natural Gas Acquisition, Exploration and Development Activities

Acquisition costs in the table below include costs incurred to purchase, lease, or otherwise acquire property. Exploration expenses include additions to exploratory wells, including those in progress, and other exploration expenses, such as geological and geophysical costs. Development costs include additions to production facilities and equipment and additions to development wells, including those in progress.

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Costs incurred during the year:
Property acquisition costs
Unproved (1)	$66,788	$74,475	$33,787
Proved (2)	68,478	2,899	7,462
Exploration	28,480	34,275	59,201
Development (3)	165,796	146,299	341,594

	$329,542	$257,948	$442,044

(1)	Property acquisition costs in unproved properties in 2015 include the unevaluated leasehold portion of the Kingfisher leasehold acquisition of $46.6 million.
(2)	Property acquisition costs in the proved properties in 2016 include the Contributed Wells by our Class B partner to us of $65.7 million.
(3)	Includes asset retirement additions (revisions) of $1.9 million, ($0.3) million, and $4.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Standardized Measure of Discounted Future Net Cash Flows

The information that follows has been developed pursuant to ASC 932-235 and utilizes reserve and production data prepared by us. Reserve estimates are inherently imprecise and estimates of new discoveries are less precise than those of producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Future cash inflows as of December 31, 2016, 2015 and 2014 were calculated using an un-weighted arithmetic average of oil and natural gas prices in effect on the first day of each month in the respective year, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in

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consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

The following table sets forth the components of the standardized measure of discounted future net cash flows at December 31, 2016, 2015 and 2014:

	At December 31,
	2016	2015	2014
	(in thousands)
Future cash flows	$3,547,130	$2,395,128	$3,737,412
Future production costs	(1,811,683)	(860,600)	(991,149)
Future development costs	(709,738)	(403,953)	(450,659)
Future taxes on income	—	—	—

Future net cash flows	1,025,709	1,130,575	2,295,604
Discount to present value at 10 percent per annum	(467,101)	(500,979)	(877,558)

Standardized measure of discounted future net cash flows	$558,608	$629,596	$1,418,046

Base price for crude oil, per Bbl, in the above computation was:	$42.75	$50.28	$94.99
Base price for natural gas, per Mcf, in the above computation was:	$2.49	$2.58	$4.35

No consideration was given to the Company’s hedged transactions. The estimated realized prices for natural gas liquids using a $42.75 per Bbl benchmark and adjusted for average differentials were $15.18. Natural gas liquid prices vary depending on the composition of the natural gas liquids basket and current prices for various components thereof, such as butane, ethane, and propane, among others.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table sets forth the changes in standardized measure of discounted future net cash flows:

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Balance at beginning of year	$629,596	$1,418,046	$1,406,274
Sales of oil and natural gas, net of production costs	(124,610)	(147,906)	(320,130)
Changes in sales and transfer prices, net of production costs	(324,638)	(823,073)	(153,770)
Revisions of previous quantity estimates	(35,972)	53,101	(477,377)
Purchases of reserves-in-place	40,611	—	21,633
Sales of reserves-in-place	2,345	(244,251)	(107,414)
Current year discoveries and extensions	356,631	260,078	701,820
Changes in estimated future development costs	849	4,376	2,591
Development costs incurred during the year	8,363	42,420	161,357
Accretion of discount	62,960	141,805	140,627
Net change in income taxes	—	—	—
Change in production rate (timing) and other	(57,527)	(75,000)	42,435

Net change	(70,988)	(788,450)	11,772

Balance at end of year	$558,608	$629,596	$1,418,046

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KINGFISHER MIDSTREAM, LLC

BALANCE SHEETS

SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

(Unaudited)

	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,721,600	$40,986,822
Accounts receivable	5,230,798	137,569
Accounts receivable from affiliates	10,028,222	6,237,306
Prepaid expenses	780,166	—

TOTAL CURRENT ASSETS	27,760,786	47,361,697

NONCURRENT ASSETS
Land	587,377	566,822
Vehicles, net	385,439	51,312
Property, plant, and equipment, net	158,363,491	92,290,775
Construction work in progress	68,859,096	79,938,738
Accounts receivable	225,000	—
Deposits	146,689	—
Deferred loan costs, net	3,056,945	—

TOTAL LONG TERM ASSETS	231,624,037	176,847,647

TOTAL ASSETS	$259,384,823	$224,209,344

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,558,533	$10,333,283
Accounts payable to affiliates	6,569,476	2,041,137

TOTAL CURRENT LIABILITIES	10,128,009	12,374,420

TOTAL LIABILITIES	10,128,009	12,374,420
TOTAL MEMBERS’ EQUITY	249,256,814	211,834,924

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$259,384,823	$224,209,344

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KINGFISHER MIDSTREAM, LLC

STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	2017	2016
Operating Revenues:
Natural gas, NGLs and condensate revenue	$62,428,889	$—
Gathering, processing, compression and other fee revenue	29,043,497	6,367,208

Total operating revenues	91,472,386	6,367,208

Operating Expenses:
Cost of natural gas and NGLs	64,539,296	1,906,823
Operation and maintenance	4,531,749	1,722,191
General and administrative	5,508,870	2,059,046
Depreciation and amortization	6,892,706	2,200,611

Total operating expenses	81,472,621	7,888,671

Operating income (loss)	9,999,765	(1,521,463)
Interest expense	132,537	—

Net income (loss)	$9,867,228	$(1,521,463)

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KINGFISHER MIDSTREAM, LLC

STATEMENTS OF MEMBERS’ EQUITY

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	2017	2016
Balance at Beginning of period	$211,834,924	$106,967,416
Contributions	45,000,000	77,600,000
Distributions	(17,445,338)	(10,033,070)
Net income (loss)	9,867,228	(1,521,463)

Balance at End of period	$249,256,814	$173,012,883

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KINGFISHER MIDSTREAM, LLC

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2017 AND 2016

(Unaudited)

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,867,228	$(1,521,463)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,892,706	2,200,611
Amortization of deferred loan costs	132,537	—

Changes in operating assets and liabilities:
Increase in accounts receivable	(5,318,228)	—
Increase in accounts receivable from affiliates	(1,761,796)	(5,330,882)
Increase in prepaid expenses	(780,166)	—
Decrease in accounts payable	(6,774,750)	(2,235,693)
Increase in accounts payable to affiliates	4,528,338	254,928

Net cash provided by (used in) operating activities	6,785,869	(6,632,499)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in construction in progress	(57,863,989)	(92,543,039)
Purchase of land	(20,555)	(135,587)
Capital expenditures for property and equipment	(355,918)	—
Increase in accounts receivable from affiliate	(2,029,120)	—
Increase in deposits	(146,689)	—

Net cash used in investing activities	(60,416,271)	(92,678,626)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred loan costs	(3,189,482)	—
Contributions	45,000,000	77,600,000
Distributions	(17,445,338)	(10,033,070)

Net cash provided by financing activities	24,365,180	67,566,930

Net decrease in cash and cash equivalents	(29,265,222)	(31,744,195)

Cash and cash equivalents, beginning of period	40,986,822	60,430,115

Cash and cash equivalents, end of period	$11,721,600	$28,685,920

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$—	$—

Cash paid during the year for taxes	$—	$—

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KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

NOTE 1: ORGANIZATION

Kingfisher Midstream, LLC (the “Company”) is a Delaware limited liability company formed on January 30, 2015 for the purpose of acquiring, developing and operating midstream oil and gas assets. Midstream operations are primarily comprised of crude gathering, gas gathering and processing and marketing of products.

Limited liability companies (“LLCs”) are formed in accordance with the laws of the state in which they are organized. LLCs are generally an unincorporated association of single or multiple members.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates that are used.

Cash and Cash Equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents. As of September 30, 2017 and 2016, respectively, the Company maintained cash deposits with financial institutions in excess of the federally insured limits. The Company believes the credit risk in these deposits is minimal.

Accounts Receivable

Accounts receivable represent valid claims against customers for services rendered. Management evaluates the adequacy of the allowance for doubtful accounts based on a periodic review of individual accounts. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to management that may affect collectability. As of September 30, 2017 and 2016 management has determined that no allowance for doubtful accounts is necessary.

Revenue Recognition

Revenues are primarily generated by charging fees on a per unit basis for gathering crude oil and natural gas and processing natural gas. The Company recognizes revenue when services have been rendered, the prices are fixed or determinable and collectability is reasonably assured. In addition, revenue from sales of crude oil, natural gas and NGLs is recognized when title passes to the customer, which is when risk of ownership passes to the customer and physical delivery occurs, the price of the product is fixed or determinable and collectability is reasonably assured.

Income Taxes

As a Limited Liability Company, the Company is not liable for federal income taxes. Income and losses of the Company are reported in the income tax return of each member. Accordingly, there is no provision for federal income taxes in the accompanying financial statements.

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KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

The Company follows the provisions of the Income Taxes Topic of the FASB ASC related to uncertain tax positions. The Company recognized no liability for unrecognized tax benefits and has no tax position at September 30, 2017 and 2016, for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest and penalties related to uncertain tax positions in the statement of operations as interest expense and general and administrative expense, respectively. The Company is open to audit under the statute of limitations from the date of inception January 30, 2015 and beyond.

Property and Equipment

Property, plant and equipment are recorded at cost, including improvements that substantially add to the productive capacity or extend the useful life of the related asset, less accumulated depreciation. Maintenance, repairs and minor renewals are expensed as incurred. During 2017 and 2016, portions of the gas and crude gathering system and processing plant were placed in service as completed and operational. Depreciation is computed using the straight-line method over the following useful lives:

Vehicles	5 years
Property, plant and equipment	3-20 years

Asset Retirement Obligations

The Company records a liability for asset retirement obligations in the period the obligation is incurred and when management can make a reasonable estimate of the fair value of the obligation. If a reasonable estimate cannot be made at the time the liability is incurred, the Company records the liability when sufficient information is available to estimate the fair value. The Company has legal obligations in the form of right-of-way agreements, which requires the Company to remove certain assets upon termination of the agreement. However, the Company intends to extend indefinitely these right-of-way agreements that include asset retirement obligations. As of September 30, 2017 and 2016, the Company did not have assets that were legally restricted for purposes of settling asset retirement obligations.

Organizational Expense

The Company expenses organizational and start-up costs as incurred.

Deferred Loan Costs

Costs related to originating or amending the Company’s loans are amortized over the life of the loan. For the periods ended September 30, 2017 and 2016, the Company incurred $132,537 and $0 of amortization expense reported as interest expense, respectively. Deferred loan costs are presented as an asset, as they related to a line-of-credit arrangement.

NOTE 3: MEMBERS’ EQUITY

On August 31, 2015, the Company entered into an amended and restated limited liability company agreement with certain investors. At September 30, 2017, 4,000,000 and 147,100,000 of class A units and class B units are issued and outstanding, respectively. The terms of the units are governed by the LLC Agreement.

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KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

NOTE 3: MEMBERS’ EQUITY—(Continued)

In accordance with the LLC Agreement, income and losses of the Company are allocated and charged in accordance with terms as set forth in the LLC Agreement.

On August 4, 2017, the members agreed to contribute their respective limited liability company interests in Kingfisher Midstream, LLC to KFM Holdco, LLC (“Holdco”), a Delaware limited liability company, in exchange for an equal number and class of units. As a result, “Holdco” is the sole member of the Company.

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2017 and 2016 consisted of the following:

	2017	2016
Land	$587,377	$550,761
Vehicles, net	420,058	64,140
Property, plant, and equipment	168,973,456	97,504,382
Construction work in progress	68,859,096	44,485,018

Total property, plant and equipment	238,839,987	142,604,301
Accumulated depreciation	(10,644,584)	(2,200,611)

Net property, plant and equipment	$228,195,403	$140,403,690

As of September 30, 2017, the Company’s construction work in progress that has not been placed in service has not been depreciated. For the periods ended September 30, 2017 and 2016, respectively, the Company had depreciation expense of $6,892,706 and $2,200,611.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company shares overhead expenses with Asset Risk Management, LLC including rent, salaries, and information technology support through an Operating and Construction Management Agreement dated August 31, 2015 and amended from time to time. As of September 30, 2017 and 2016, respectively, the Company had a net payable of $844,364 and $575,435. Total reimbursed overhead expenses for the nine months ending September 30, 2017 and 2016, respectively, were $2,221,990 and $2,337,196.

During 2017, the Company invoiced ARM Energy Management, LLC (a related party) for sales marketed on behalf of Kingfisher producers. As of September 30, 2017 and 2016, respectively, the Company had a net receivable of $4,251,780 and $5,330,882.

The Company receives and generates invoices from and to Oklahoma Energy Acquisitions for the purchase and sale of hydrocarbons and providing midstream services. As of September 30, 2017 and 2016, respectively, the Company had a net payable of $1,980,491 and $0.

The Company previously made a deposit of $10,065,000 to Oneok Gas Transportation, LLC that was funded by Alta Mesa Services, LP (a related party) for firm transportation capacity. Effective September 1, 2017, the Company assigned the agreement to Alta Mesa Holdings, LP.

Fin-91

KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

NOTE 5: RELATED PARTY TRANSACTIONS—(Continued)

During 2017, Holdco incurred transaction expenses related to the Kingfisher Midstream, LLC Contribution Agreement as reference in Note 8, Contribution Agreement. The Company has paid these expenses on behalf of Holdco and expects to be reimbursed at the close of the transaction with Silver Run Acquisition Corporation II. As of September 30, 2017 and 2016, respectively, the Company had a receivable of $2,029,120 and $0.

NOTE 6: DEBT

The Company entered a new $200.0 million revolving credit facility with a syndicate of lenders on August 8, 2017. The credit facility has a four-year term, with repayment due at maturity on August 8, 2021. ABN AMRO Capital USA LLC acts as agent, initial letter of credit issuer, bookrunner and lead arranger. The credit facility includes a letter of credit sublimit of $20.0 million for the issuance of letters of credit. The Company has the option to increase its borrowing capacity under its revolving credit facility by an amount not to exceed $50.0 million (for a total commitment of $250.0 million subject to certain conditions). The Company’s revolving credit facility will be available to fund capital expenditures, working capital, general corporate purposes and to finance approved acquisitions.

The credit facility is secured by substantially all of our real property interests, pledged equity and intangibles. The applicable margins are dependent upon the Company’s leverage ratio, with the highest margins for Eurodollar loans and base rate loans being 3.25% and 2.25%, respectively. The revolving credit facility is subject to commitment fees ranging from 0.50% to 0.375% based on the leverage grid. The revolving credit facility is subject to customary affirmative and negative covenants and events of default relating to the Company.

As of September 30, 2017, the Company has not borrowed on the credit facility.

NOTE 7: COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into certain firm transportation contracts that extend through 2036. Future minimum commitments related to these contracts for the periods ending September 30 are as follows:

Year	Amount
2018	$9,796,914
2019	9,773,853
2020	6,113,067
2021	6,097,567
2022	5,950,878
Thereafter	76,903,250

Total	$114,635,529

Legal Matters

On March 1, 2017, Mustang Gas Products, LLC (“Mustang”) filed suit in the District Court of Kingfisher County, Oklahoma, against Oklahoma Energy Acquisitions, LP, a wholly owned subsidiary of Alta Mesa (“OEA”), and eight other entities, including the Company. Mustang alleges that (1) Mustang is a party to

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KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(Unaudited)

NOTE 7: COMMITMENTS AND CONTINGENCIES—(Continued)

gas purchase agreements with OEA containing gas dedication covenants that burden land, leases and wells in Kingfisher County, Oklahoma, and (2) OEA, in concert with the other defendants, has wrongfully diverted gas sales to Kingfisher in contravention of these agreements.

Mustang asserts claims for declaratory judgment, anticipatory repudiation and breach of contract against OEA only. Mustang also claims tortious interference with contract, conspiracy, and unjust enrichment/constructive trust against all defendants, including Kingfisher. While the Company may incur costs or losses in connection with this litigation, the Company has not accrued a loss contingency because it is currently unable to determine the scope or merit of Mustang’s claim or to reasonably estimate an amount or range of such costs or losses. The Company believes that the allegations contained in this lawsuit are without merit and intends to vigorously defend itself.

From time to time, the Company is party to other lawsuits arising in the ordinary course of its business. The Company cannot predict the outcome of any such lawsuits with certainty, but the Company’s management believes it is remote that pending or threatened legal matters will have a material adverse impact on the Company’s financial condition.

NOTE 8: CONTRIBUTION AGREEMENT

On August 16, 2017, Holdco and the Company entered into a Contribution Agreement (the “CA”) with Silver Run Acquisition Corporation II, a Delaware corporation (“SRII”). The members of Holdco were comprised of ARM-M I, LLC, HMS Kingfisher Holdco, LLC and various funds managed by HPS Investment Partners, LLC (collectively, the “Members”). Pursuant to the CA, SRII will acquire from Holdco all of its membership interest in the Company. In exchange, Holdco will receive: (i) $800 million in cash; (ii) 55,000,000 common units of SRII Opco, LP; and (iii) up to $200 million in earn-out consideration in the form of common units, subject to certain conditions.

The CA contains customary representations and warranties. The closing of the CA is subject to: (i) approval of the SRII stockholders; (ii) the simultaneous closing of the contribution agreement by and among High Mesa Holdings, LP and affiliates and the equity owners party thereto pursuant to which SRII will acquire 100% of the limited partner interest, 100% of the economic interests and 90% of the voting interests in the affiliate’s General Partner.

NOTE 9: SUBSEQUENT EVENTS

Management has evaluated subsequent events from October 1, 2017 through November 20, 2017, which is the date the financial statements were available to be issued.

As of November 20, 2017, the Company had $30.0 million in debt outstanding, with $54.6 million of availability.

Fin-93

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of Kingfisher Midstream, LLC

We have audited the accompanying balance sheets of Kingfisher Midstream, LLC as of December 31, 2016 and 2015, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2016 and 2015. Kingfisher Midstream, LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingfisher Midstream, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years ended December 31, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ EEPB, P.C.

Houston, Texas

October 26, 2017

Fin-94

KINGFISHER MIDSTREAM, LLC

BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,986,822	$60,430,115
Accounts receivable	137,569	—
Accounts receivable from affiliates	6,237,306	—

TOTAL CURRENT ASSETS	47,361,697	60,430,115

NONCURRENT ASSETS
Land	566,822	415,174
Vehicles, net	51,312	64,140
Property, plant, and equipment, net	96,290,775	—
Construction work in progress	79,938,738	49,446,361

Deferred loan costs, net	—	—

TOTAL NONCURRENT ASSETS	176,847,647	49,925,675

TOTAL ASSETS	$224,209,344	$110,355,790

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$10,333,283	$3,067,868
Payable to affiliates	2,041,137	320,506

TOTAL CURRENT LIABILITIES	12,374,420	3,388,374

MEMBERS’ EQUITY	211,834,924	106,967,416

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$224,209,344	$110,355,790

Fin-95

KINGFISHER MIDSTREAM, LLC

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016 AND THE PERIOD FROM INCEPTION

(JANUARY 30, 2015) THROUGH DECEMBER 31, 2015

	2016	2015
REVENUES	$15,177,892	$—

OPERATING EXPENSES
Cost of sales	4,014,150	—
Operation expenses	3,416,911	—
Depreciation	3,751,878	—
Salaries and benefits	2,013,884	844,222
Professional fees	678,519	427,955
Travel and entertainment	372,491	55,253
Rent	90,000	30,000
Other general and administrative	622,877	79,420

TOTAL OPERATING EXPENSES	14,960,710	1,436,850

NET INCOME (LOSS)	$217,182	$(1,436,850)

Fin-96

KINGFISHER MIDSTREAM, LLC

STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2016 AND THE PERIOD FROM INCEPTION

(JANUARY 30, 2015) THROUGH DECEMBER 31, 2015

Total
Balance at January 30, 2015 (Inception)	$—
Contributions	112,300,000
Distributions	(3,895,734)
Net loss	(1,436,850)

Balance at December 31, 2015	106,967,416
Contributions	115,980,000
Distributions	(11,329,674)
Net income	217,182

Balance at December 31, 2016	$211,834,924

Fin-97

KINGFISHER MIDSTREAM, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2016 AND THE PERIOD FROM INCEPTION

(JANUARY 30, 2015) THROUGH DECEMBER 31, 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$217,182	$(1,436,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,751,878	—
Changes in operating assets and liabilities:
Decrease in accounts receivable	(137,569)	—
Increase in accounts receivable from affiliates	(6,237,306)	—
Increase in accounts payable	51,598	—
Increase in accrued expenses	1,720,631	320,506

NET CASH USED IN OPERATING ACTIVITIES	(633,586)	(1,116,344)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in construction in progress	(123,221,354)	(46,378,493)
Purchase of property, plant and equipment	(238,679)	(479,314)

NET CASH USED IN INVESTING ACTIVITIES	(123,460,033)	(46,857,807)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions	115,980,000	112,300,000
Distributions	(11,329,674)	(3,895,734)

NET CASH PROVIDED FROM FINANCING ACTIVITIES	104,650,326	108,404,266

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(19,443,293)	60,430,115

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	60,430,115	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,986,822	$60,430,115

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$—	$—

Cash paid during the year for taxes	$—	$—

SUPPLEMENTAL NONCASH INVESTING ACTIVITY
Construction in progress in accounts payable	$7,213,817	$3,067,868

Fin-98

KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION

Kingfisher Midstream, LLC (the “Company”) is a Delaware limited liability company formed on January 30, 2015 for the purpose of acquiring, developing and operating midstream oil and gas assets. Midstream operations are primarily comprised of crude gathering, gas gathering and processing and marketing of products.

Limited liability companies (“LLCs”) are formed in accordance with the laws of the state in which they are organized. LLCs are generally an unincorporated association of single or multiple members.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates that are used.

Cash and Cash Equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents. As of and during the years ended December 31, 2016 and 2015, the Company maintained cash deposits with financial institutions in excess of the federally insured limits. The Company believes the credit risk in these deposits is minimal.

Accounts Receivable

Accounts receivable represent valid claims against customers for services rendered. Management evaluates the adequacy of the allowance for doubtful accounts based on a periodic review of individual accounts. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to management that may affect collectability. As of December 31, 2016 and 2015 management has determined that no allowance for doubtful accounts is necessary.

Revenue Recognition

Revenues are primarily generated by charging fees on a per unit basis for gathering crude oil and natural gas and processing natural gas. The Company recognizes revenue when services have been rendered, the prices are fixed or determinable and collectability is reasonably assured. In addition, revenue from sales of crude oil, natural gas and NGLs is recognized when title passes to the customer, which is when risk of ownership passes to the customer and physical delivery occurs, the price of the product is fixed or determinable and collectability is reasonably assured.

Income Taxes

As a Limited Liability Company, the Company is not liable for federal income taxes. Income and losses of the Company are reported in the income tax return of each member. Accordingly, there is no provision for federal income taxes in the accompanying financial statements.

Fin-99

KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

The Company follows the provisions of the Income Taxes Topic of the FASB ASC related to uncertain tax positions. The Company recognized no liability for unrecognized tax benefits and has no tax position at December 31, 2016 and 2015, for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest and penalties related to uncertain tax positions in the statement of operations as interest expense and general and administrative expense, respectively. The Company is open to audit under the statute of limitations from the date of inception January 30, 2015 and beyond.

Property and Equipment

Property, plant and equipment are recorded at cost, including improvements that substantially add to the productive capacity or extend the useful life of the related asset, less accumulated depreciation. Maintenance, repairs and minor renewals are expensed as incurred. During 2016, portions of the gas and crude gathering system and processing plant were placed in service as completed and operational. Depreciation is computed using the straight-line method over the following useful lives:

Vehicles	5 years
Property, plant and equipment	3-20 years

Asset Retirement Obligations

The Company records a liability for asset retirement obligations in the period the obligation is incurred and when management can make a reasonable estimate of the fair value of the obligation. If a reasonable estimate cannot be made at the time the liability is incurred, the Company records the liability when sufficient information is available to estimate the fair value. The Company has legal obligations in the form of right-of-way agreements, which requires the Company to remove certain assets upon termination of the agreement. However, the Company intends to extend indefinitely these right-of-way agreements that include asset retirement obligations. As of December 31, 2016 and 2015, the Company did not have assets that were legally restricted for purposes of settling asset retirement obligations.

Organizational Expense

The Company expenses organizational and start-up costs as incurred.

NOTE 3: MEMBERS’ EQUITY

On August 31, 2015, the Company entered into an amended and restated limited liability company agreement with certain investors. At December 31, 2016, 4,000,000 and 147,100,000 of class A units and class B units are issued and outstanding, respectively. The terms of the units are governed by the LLC Agreement.

In accordance with the LLC Agreement, income and losses of the Company are allocated and charged in accordance with terms as set forth in the LLC Agreement.

Fin-100

KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Land	$566,822	$415,174
Vehicles	64,140	64,140
Property, plant and equipment	100,029,825	—
Construction work in progress	79,938,738	49,446,361

Total property, plant and equipment	180,599,525	49,925,675
Accumulated depreciation	(3,751,878)	—

Net property, plant and equipment	$176,847,647	$49,925,675

As of December 31, 2016, the Company’s construction work in progress that has not been placed in service has not been depreciated. For the years ended December 31, 2016 and 2015, the Company had depreciation expense of $3,751,878 and $0, respectively.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company shares overhead expenses with Asset Risk Management, LLC including rent, salaries, and I.T. support through an Operating and Construction Management Agreement dated August 31, 2015 and amended from time to time. As of December 31, 2016 and 2015, respectively, the Company had a net payable of $311,820 and $320,506. Total reimbursed overhead expenses for the year ended December 31, 2016 were $4,279,165.

During 2016, the Company charged gathering, processing and other fees to related parties. As of December 31, 2016, the Company had a net receivable of $6,237,306 related to these charges. The Company also received funds from a third party that are to be paid to a related party. As of December 31, 2016 the amount of funds is a net payable of $1,729,317.

NOTE 6: COMMITMENTS AND CONTINGENCIES

Commitments

The Company has entered into certain firm transportation contracts that extend through 2036. Future minimum commitments related to these contracts as of December 31, 2016, are as follows:

Year	Amount
2017	$8,318,333
2018	10,971,629
2019	9,860,920
2020	7,443,867
2021	7,423,528
Thereafter	91,735,758

Total	$135,754,035

Legal Matters

From time to time, the Company is involved in various claims and lawsuits, both for and against the Company, arising in the normal course of business. Management believes that any financial responsibility

Fin-101

KINGFISHER MIDSTREAM, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6: COMMITMENTS AND CONTINGENCIES—(Continued)

that may be incurred in settlement of such claims and lawsuits would not be material to the Company’s financial statements.

NOTE 7: SUBSEQUENT EVENTS

Management has evaluated subsequent events from January 1, 2017 through October 26, 2017, which is the date the financial statements were available to be issued.

Equity Contribution

In May 2017, the Company received an equity contribution of $45 million.

Kingfisher Contribution Agreement

On August 16, 2017, KFM Holdco, LLC (“Holdco” or “Contributor”) and the Company entered into a Contribution Agreement (the “CA”) with Silver Run Acquisition Corporation II, a Delaware corporation (“SRII”). The members of Holdco were comprised of ARM-M I, LLC, HMS Kingfisher Holdco, LLC and various funds managed by HPS Investment Partners, LLC (collectively, the “Members”). Pursuant to the CA, SRII will acquire from Holdco all of its membership interest in the Company. In exchange, Holdco will receive: (i) $800 million in cash; (ii) 55,000,000 common units of SRII Opco, LP; and (iii) up to $200 million in earn-out consideration in the form of common units, subject to certain conditions.

The CA contains customary representations and warranties. The closing of the CA is subject to: (i) approval of the SRII stockholders; (ii) the simultaneous closing of the contribution agreement by and among High Mesa Holdings, LP and affiliates and the equity owners party thereto pursuant to which SRII will acquire 100% of the limited partner interest, 100% of the economic interests and 90% of the voting interests in the affiliate’s General Partner.

ABN AMRO Capital USA LLC Credit Agreement

The Company entered a new $200 million revolving credit facility with a syndicate of lenders on August 8, 2017. The facility has a four-year term. ABN AMRO Capital USA LLC acts as agent, initial letter of credit issuer, bookrunner and lead arranger. The credit facility includes a letter of credit sublimit of $20 million for the issuance of letters of credit. The Company has the option to increase its borrowing capacity under its revolving credit facility by an amount not to exceed $50 million (for a total commitment of $250 million) subject to certain conditions. The Company’s revolving credit facility will be available to fund capital expenditures, working capital, general corporate purposes and to finance approved acquisitions. As of October 26, 2017, the Company had $30.0 million in debt outstanding, with $54.6 million of availability.

The applicable margins are dependent upon the Company’s leverage ratio, with the highest margins for Eurodollar loans and base rate loans being 3.25% and 2.25%, respectively. The revolving credit facility is subject to commitment fees ranging from 0.50% to 0.375% based on the leverage grid. The revolving credit facility is subject to customary affirmative and negative covenants and events of default relating to the Company.

Fin-102

Annex A

Execution Version

CONTRIBUTION AGREEMENT

by and among

HIGH MESA HOLDINGS, LP

HIGH MESA HOLDINGS GP, LLC,

ALTA MESA HOLDINGS, LP,

ALTA MESA HOLDINGS GP, LLC,

SILVER RUN ACQUISITION CORPORATION II,

solely for purposes of Section 6.7, Section 10.3 and Section 11.13,

the Contributor Owners party hereto,

and, also for purposes of Section 6.6(j),

Michael E. Ellis

Dated as of August 16, 2017

EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of A&R Alta Mesa GP LLC Agreement
Exhibit C	Form of Alta Mesa GP Voting Agreement
Exhibit D	Form of Alta Mesa Partnership Agreement
Exhibit E	Form of Alta Mesa Reorganization Agreements
Exhibit F	Form of Management Services Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Tax Receivables Agreement
Exhibit I	Form of Preferred Stock Designation
Exhibit J	Form of A&R Certificate of Incorporation

SCHEDULES

Schedule 1.1 – Budget	Budget
Schedule 1.1-K(a)	Contributor Knowledge Individuals
Schedule 1.1-K(b)	Alta Mesa Parties Knowledge Individuals
Schedule 1.1-K(c)	Buyer Knowledge Individuals
Schedule 1.1-PL	Permitted Liens
Schedule 3.3	No Conflicts – Contributor
Schedule 3.4	Governmental Approvals – Contributor
Schedule 3.5	Title to Interests – Contributor
Schedule 4.1(c)	Qualifications and Licenses
Schedule 4.3	No Conflicts – Alta Mesa Parties
Schedule 4.5	Governmental Approvals – Alta Mesa Parties
Schedule 4.6(a)	Outstanding Interests – Alta Mesa
Schedule 4.6(c)	Outstanding Interests – Alta Mesa GP
Schedule 4.7	Subsidiaries
Schedule 4.8	Insurance
Schedule 4.9	Legal Proceedings
Schedule 4.10	Compliance with Laws and Orders
Schedule 4.12	Financial Statements
Schedule 4.14	No Undisclosed Liabilities
Schedule 4.15	Taxes
Schedule 4.16(a)	Material Contracts
Schedule 4.16(c)	Material Contract Exemptions
Schedule 4.16(d)	Material Breach or Default
Schedule 4.17(a)	Alta Mesa Real Property
Schedule 4.17(b)	Material Defaults
Schedule 4.17(d)	Easements
Schedule 4.18(g)	Oil and Gas Properties Compliance with Laws and Orders
Schedule 4.18(h)	Oil and Gas Expenditures
Schedule 4.21(a)	Environmental Matters
Schedule 4.22(b)	Material Benefit Plans
Schedule 4.23(e)	Employees
Schedule 4.24	Related Party Transactions
Schedule 4.29	Credit Support Instruments
Schedule 5.4	Governmental Approvals – Buyer
Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Restrictions – Contributor
Schedule 6.4(b)	Exceptions to Contributor’s Restrictions
Schedule 7.11	Consents
Schedule 11.1	Notice Addresses

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and among High Mesa Holdings, L.P., a Delaware limited partnership (the “Contributor”), High Mesa Holdings GP, LLC., a Texas limited liability company (“GP Holdings”), Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and general partner of Alta Mesa (“Alta Mesa GP” and, collectively with Alta Mesa, the “Alta Mesa Parties”), Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”), solely for purposes of Section 6.7, Section 10.3 and Section 11.13, the Contributor Owners (as defined herein) and also for purposes of Section 6.6(j), Michael E. Ellis, an individual residing in the State of Texas (“Ellis”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Contributor owns, directly or indirectly, (i) 100% of the limited partner interests in Alta Mesa (the “Contributed AM Interests”) and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP (the “Contributed AMGP Interests” and, together with the Contributed AM Interests, the “Contributed Interests”);

WHEREAS, the Contributor Owners own a noneconomic 10% voting interest in Alta Mesa GP (the “GP Voting Interests”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, immediately following the Execution Date (as defined below), Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor”) shall contribute $200,000,000 to Alta Mesa pursuant to the Alta Mesa Partnership Agreement (as defined below) in exchange for limited partner interests in Alta Mesa;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the Partnership, and the Contributor desires to make the Contributor’s Contributions (as defined below) to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 3.9.

“20-Day VWAP” means, as of a particular date, the average of the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Buyer) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 20 trading day period ending on the trading day immediately prior to such date (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Buyer) retained for such purpose by Buyer).

“A&R Alta Mesa GP LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Alta Mesa Holdings GP, LLC, in substantially the form attached hereto as Exhibit B.

“A&R LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was calculated in accordance with GAAP, applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by Alta Mesa in the preparation of the audited financial statements described in Section 4.12.

“Acquisition” means, with respect to any Person, any transaction, or any series of related transactions, consummated prior to the Closing Date, by which such Person or any of its Subsidiaries (a) acquires any going business (including a working interest in Oil and Gas Properties) or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Adjustment Determination Date” has the meaning given to it in Section 2.6(d).

“Advisor Expenses” means all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Alta Mesa Parties or their Subsidiaries in connection with the negotiation, documentation and consummation of the Transactions, including all of the fees and expenses of legal, accounting, tax, financial and other advisors (and all Taxes payable in connection with such amounts), including the Banking Fees.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) prior to Closing, Alta Mesa shall not constitute an Affiliate of any Person other than a Contributor Owner and Alta Mesa GP and, from and after Closing, Alta Mesa shall constitute an Affiliate of Buyer and Alta Mesa GP, (b) prior to Closing, Alta Mesa GP shall not constitute an Affiliate of any Person other than a Contributor Owner and Alta Mesa and, from and after Closing, Alta Mesa GP shall constitute an Affiliate of Buyer and Alta Mesa, (c) no Contributor Owner shall be deemed to be an Affiliate of any other Contributor Owner, (d) each Contributor Owner shall be deemed an Affiliate of the Contributor, (e) no Contributor Owner or their respective Subsidiaries shall be deemed to be an Affiliate of Bayou City or any of its Affiliates; and (f) no Contributor Owner or their respective Subsidiaries shall be deemed to be an Affiliate of Highbridge or any of its Affiliates.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Entities” means Alta Mesa GP, Alta Mesa and their respective Subsidiaries after giving effect to the Pre-Closing Reorganization as if such Pre-Closing Reorganization had taken place prior to the date hereof.

“Alta Mesa Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(c), Section 4.6, Section 4.13(a) and Section 4.25.

“Alta Mesa GP” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Alta Mesa Holdings GP, LLC, dated the Execution Date.

“Alta Mesa GP Voting Agreement” means the Amended and Restated Voting Agreement to be entered into among Buyer, the Contributor Owners and Alta Mesa GP, in substantially the form attached hereto as Exhibit C.

“Alta Mesa Group Plan” means any Benefit Plan sponsored, maintained or contributed to by any of the Alta Mesa Entities, to which any of the Alta Mesa Entities is a party, to which any of the Alta Mesa Entities is obligated to contribute to, or with respect to which any of the Alta Mesa Entities has any liability (including contingent liability).

“Alta Mesa Parties” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Alta Mesa, dated as of the Execution Date, in substantially the form attached hereto as Exhibit D.

“Alta Mesa Real Property” has the meaning given to it in Section 4.17(a).

“Alta Mesa Released Claims” has the meaning given to it in Section 10.3(b).

“Alta Mesa Reorganization Agreements” means the Assignment Agreements to be entered into in substantially the forms attached hereto as Exhibit E, pursuant to which the Pre-Closing Reorganization will be effected.

“Alta Mesa Representative” has the meaning given to it in Section 4.11(a).

“Alta Mesa SEC Documents” has the meaning given to it in Section 4.26(a).

“A&R Certificate of Incorporation” has the meaning given to it in Section 7.7.

“Ancillary Agreements” means the Closing Certificates, the A&R LP Agreement, the Alta Mesa Partnership Agreement, the A&R Certificate of Incorporation, the Alta Mesa GP Voting Agreement, the Preferred Stock Designation, the Tax Receivables Agreement, the Registration Rights Agreement, the Management Services Agreement, the Joinder Agreement, and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person; provided, that Assets of the Alta Mesa Entities shall give effect to the Pre-Closing Reorganization as if such Pre-Closing Reorganization had taken place prior to the date hereof.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of the Forward Purchase Agreements, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement minus the amount of any deferred underwriting commissions payable by Buyer to the underwriters in the IPO.

“Balance Sheet Date” has the meaning given to it in Section 4.12(a).

“Banking Fees” means an amount equal to the fees due by the Alta Mesa Entities under the Engagement Letters.

“Bayou City” means Bayou City Energy Management, LLC, a Delaware limited liability company.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten) providing compensation or benefits to any employee or other individual service provider.

“Budget” means the budgeted capital expenditures set forth in Schedule 1.1-Budget.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Acquisition Proposal” has the meaning given to it in Section 6.12(c).

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.9(d).

“Buyer Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Buyer.

“Buyer Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Buyer.

“Buyer Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Buyer.

“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.6 and Section 5.11.

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 5.5.

“Buyer Public Securities” has the meaning given to it in Section 5.16.

“Buyer Related Persons” has the meaning given to it in Section 10.3(b).

“Buyer SEC Documents” has the meaning given to it in Section 5.8(a).

“Buyer Series A Preferred Stock” means the three shares of Series A preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Calculation Period” means the four quarter period most recently ended as of the last Business Day of the calendar quarter ending prior to (or on) the Closing Date.

“Capital Leases” means, as applied to any Person, any lease of any property by such Person or any of its Subsidiaries as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash” means, with respect to any Person, the cash and cash equivalents of such Person and its Subsidiaries determined in accordance with GAAP.

“Cash Consideration” has the meaning given to it in Section 2.2(a)(iii).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority or arbitrator.

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(h), Section 2.4(i) and Section 2.5(h).

“Closing Date” means the date on which Closing occurs.

“Closing Date Statement” has the meaning given to it in Section 2.6(c).

“Closing Debt” means the Indebtedness of the Alta Mesa Entities as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) pertains to the Alta Mesa Entities or their respective Assets, Liabilities, personnel or businesses or (ii) pertains to Buyer or any Affiliate or Representative of Buyer.

“Confidentiality Agreement” means that certain confidentiality agreement between High Mesa, Inc. and Riverstone Investment Group LLC, dated as of April 9, 2017.

“Consent” means any consent, approval, order, authorization, license, franchise, waiver or permit of or by, or notice to, or filing or registration with, any Person.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, credit or sale-leaseback, guaranty of any obligation, note, franchise, purchase order, binding bid, bond, letter of credit, instrument, security agreement, or any other undertaking, obligation or commitment to which a Person is bound, including any Oil and Gas Contracts.

“Contributed AM Interests” has the meaning given to it in the recitals to this Agreement.

“Contributed AMGP Interests” has the meaning given to it in the recitals to this Agreement.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Contributor Benefit Plan” has the meaning given to it in Section 3.7.

“Contributor Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, and Section 3.8.

“Contributor Owners” means, collectively, (i) at the Execution Date, High Mesa, Inc., a Delaware corporation, Alta Mesa Resources, LP, a Texas limited partnership, Galveston Bay Resources Holdings, LP, a Texas limited partnership, Petro Acquisitions Holdings, LP, a Texas limited partnership, Petro Operating Company Holdings, Inc., a Florida corporation, Harlan H. Chappelle, an individual residing in the State of Texas, Dale Hayes, an individual residing in the State of Texas, and Management and (ii) at the Closing Date, each of the parties listed in (i) plus Ellis.

“Contributor Released Claims” has the given to it in Section 10.3(a).

“Contributor’s Appointees” means all current and former officers, managers, directors and similar persons of any Alta Mesa Entity that are or were employees of any Contributor or any of their respective Affiliates.

“Contributor’s Contributions” has the meaning given to it in Section 2.2.

“Debt” means, with respect to any Person, without duplication (i) indebtedness of such Person and its Subsidiaries for borrowed money, including, without limitation, obligations under letters of credit (but only to the extent drawn); (ii) obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person and its Subsidiaries to pay the deferred purchase price of property or assets (whether real, personal, or mixed, tangible or intangible) or services (including, without limitation, obligations that are non-recourse to the credit of such Person and its Subsidiaries but are secured by the assets of such Person or any of its Subsidiaries, but excluding trade accounts payable); (iv) obligations of such Person or any of its Subsidiaries as lessee under Capital Leases and obligations of such Person or any of its Subsidiaries in respect of synthetic leases; (v) obligations of such Person or any of its Subsidiaries under any Hedge Contract; (vi) any obligations of such Person or any of its Subsidiaries owing in connection with any volumetric or production prepayments; (vii) obligations of such Person or any of its Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person or any of its Subsidiaries to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; and (viii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) secured by any Lien on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person or any of its Subsidiaries.

“Debt Estimate” has the meaning given to it in Section 2.6(a).

“Deferred Compensation Plans” has the meaning given to it in Section 6.17.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Earn-Out Consideration” has the meaning given to it in Section 2.7(a)(iii).

“Earn-Out Payment” has the meaning given to it in Section 2.7(a)(iii).

“EBITDAX” means without duplication, for any Person and its Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining (i) Consolidated Net Income, Interest Expense, income taxes, depreciation, amortization, and exploration expenses, (ii) unrealized losses on Hedge Contracts and losses on Disposition of assets (including hedge monetizations) for such period outside the ordinary course of business (other than monetization of Hedge Contracts which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12- month period), and (iii) other non-cash charges for such period, including non-cash losses under ASC 815 as a result of changes in the fair market value of derivatives but excluding, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future, minus (c) to the extent included in determining Consolidated Net Income, non-cash income for such period, including non-cash income under ASC 815 as a result of changes in the fair market value of derivatives, minus (d) to the extent included in determining Consolidated Net Income, the following gains or credits: unrealized gains on Hedge Contracts and gains on Disposition of assets (including hedge monetizations) outside the ordinary course of business; provided that, such EBITDAX shall be subject to pro forma adjustments for Acquisitions and Dispositions occurring during the Calculation Period assuming that such Acquisitions and/or Dispositions had occurred on the first day of the Calculation Period.

“Ellis” has the meaning given to it in the introduction to this Agreement.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets or an environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or liability to the Alta Mesa Entities; or (c) curtailment of service on the Assets.

“Engagement Letters” means (i) the engagement letter dated July 5, 2017, by and between High Mesa, Inc. and Citigroup Global Markets Inc., (ii) the engagement letter dated August 15, 2017, by and between Alta Mesa Holdings LP and Morgan Stanley & Co. LLC and (iii) the engagement letter dated August 16, 2017, by and between Alta Mesa Holdings LP and Goldman Sachs & Co LLC.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking

Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” has the meaning given to it in Section 2.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Existing Alta Mesa Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of Alta Mesa Holdings, LP, dated February 24, 2017.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Final Closing Debt” has the meaning given to it in Section 2.6(c).

“Final Transaction Expenses” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.12.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of March 17, 2017 pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of the Execution Date pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“Founder Notes” means (i) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Galveston Bay Resources, LP in favor of Ellis in the original principal amount of $345,523.89, (ii) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Alta Mesa in favor of Ellis in the original principal amount of $11,561,550.87, and (iii) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Petro Acquisitions, LP in favor of Ellis in the original principal amount of $178,278.21, in each case, as in effect on the Execution Date and as it may be amended, restated, transferred, assigned or otherwise supplemented, replaced or refinanced in accordance with the terms hereof.

“Founder Registration Rights Agreement” has the meaning given to such term in the Registration Rights Agreement.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“GP Voting Interests” has the meaning given to it in the recitals to this Agreement.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance, or otherwise under any Environmental Law, including any Hydrocarbons, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master.

“Highbridge” means HPS Investment Partners, LLC, a Delaware limited liability company

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP as a capital lease, (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vi) above for the payment of which such first Person may be liable and (viii) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (vii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions).

“Independent Accounting Firm” means KPMG LLP, or, if such firm declines to act as the Independent Accounting Firm, an independent accounting firm of national reputation that is selected by mutual agreement of the Contributor and Buyer or, if the Contributor and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after either Party first receives written notice from the other requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then Buyer shall designate one firm of independent public accountants of good standing and the Contributor shall designate another firm of independent public accountants of good standing, and the representatives of such firms shall select a third firm of independent public accountants of good standing, which third firm shall serve as the independent accounting firm for purposes of this Agreement.

“Independent Petroleum Engineers” has the meaning given to it in Section 4.18(a).

“Inorganic Acquisition CapEx” means capital expenditures used for acquisitions (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership, limited liability company, or other business organization or division thereof or any Oil and Gas Properties, by purchase, lease or otherwise, of more than $1.0 million in a single transaction or series of related transactions in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa does not at the Execution Date have an existing Hydrocarbon interest of 25% or more in any of the direct or indirect target properties. Add-on acquisitions to post-July 1, 2017 acquisitions for which Inorganic Acquisition CapEx was expended shall also constitute Inorganic Acquisition CapEx.

“Insurance Policies” has the meaning given to it in Section 4.8.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interest Expense” means, for any Person and its Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” mean, with respect to any Person, a Hedge Contract between such Person or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, providing for the exchange of nominal interest obligations between such Person or any of its Subsidiaries and such financial institution or the cap of the interest rate on any Debt of such Person or any of its Subsidiaries.

“Interim Financials” has the meaning given to it in Section 4.12(b).

“Interim Period” has the meaning given to it in Section 6.2(a).

“IPO” has the meaning given to it in Section 11.13.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means that Joinder Letter dated as of the Execution Date by Silver Run Sponsor, LLC, Thomas J. Walker, Stephen S. Coats, James T. Hackett, William D. Gutermuth, Jeffrey H. Tepper and Diana J. Walters in favor of Kingfisher Holdco, LLC and the Contributor concerning the Support Letter described therein.

“Kingfisher” means Kingfisher Midstream, LLC, a Delaware limited liability company.

“Kingfisher Closing” means the “Closing” as defined in the Kingfisher Contribution Agreement.

“Kingfisher Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and among Kingfisher Midstream, LLC, the Kingfisher Contributor, Buyer and, solely for limited purposes set forth therein, the equity holders of the Kingfisher Contributor.

“Kingfisher Contributor” has the meaning given to the term “Contributor” in the Kingfisher Contribution Agreement.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to any Contributor, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(a) and (b) when used in a particular representation or warranty in this Agreement with respect to the Alta Mesa Parties, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(b) and (c) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(c).

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, and orders of any Governmental Authority.

“Leverage Ratio” shall mean, with respect to a particular Person, as of a certain date, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of such Person and its Subsidiaries (net of any Cash of such Person and its Subsidiaries) as of such date to (b) EBITDAX of such Person and its Subsidiaries for the Calculation Period.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a) The consummation of any merger, reorganization, business combination or consolidation of the Buyer that results in any Person (other than an Affiliate of the Contributor, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the voting securities of the Buyer or the surviving company or the parent of such surviving company;

(b) The consummation of a sale or disposition by the Buyer of all or substantially all of the Buyer’s assets, other than a sale or disposition if the holders of the voting securities of the Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Buyer approve a plan of complete liquidation or dissolution of the Buyer; or

(c) The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of the Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment).

“Management” means AM Equity Holdings, LP, a Texas limited partnership.

“Management Services Agreement” means the Management Services Agreement to be entered into among Alta Mesa and High Mesa Inc. in substantially the form attached hereto as Exhibit F, pursuant to which Alta Mesa will provide management services to the Contributor with respect to the assets distributed in the Pre-Closing Reorganization.

“Material Adverse Effect” means any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, Assets, condition (financial or otherwise) or results of operations on the Alta Mesa Entities taken as a whole or (ii) prevents, materially delays or materially impairs the ability of the Contributor or the Alta Mesa Parties from performing their obligations under this Agreement or to consummate the Transactions; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Material Adverse Effect pursuant to clause (i) only: any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting the industry in which the Alta Mesa Entities conduct their business; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of this Agreement, or taken at the request of or with the consent of Buyer; (h) the announcement or pendency of the Transactions; and (i) any failure by Alta Mesa to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the events contributing to or causing such failure) provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, Assets, conditions (financial or otherwise) or results of operations of the Alta Mesa Entities compared to other participants in the industries in which such affected Person conducts their businesses.

“Material Contracts” has the meaning given to it in Section 4.16(a).

“NASDAQ” means the NASDAQ Capital Market.

“Notice” has the meaning given to it in Section 11.1(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Contracts” means any of the following types of Contracts (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, oil and gas sales agreements, exchange agreements, gathering and processing contracts and agreements, drilling, service and supply contracts, geophysical and geological contracts, land broker, title attorney and abstractor contracts, leases of personal property used or held for use primarily in connection with Oil and Gas Properties and all other contracts relating to Hydrocarbons, revenues therefrom or operations with respect thereto and all claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organic CapEx” means capital expenditures used for (a) drilling, completions, infrastructure and other capital projects of Alta Mesa in the normal course of business or (b) acquisitions (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership, limited liability company, or other business organization or division thereof or any Oil and Gas Properties, by purchase, lease or otherwise, in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa currently has an existing Hydrocarbon interest in such target properties.

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Outside Date” has the meaning given to it in Section 9.1(d).

“PARs” has the meaning given to it in Section 6.17(a).

“PARs Plan” has the meaning given to it in Section 6.17(a).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the Execution Date.

“Party” or “Parties” has the meaning given to it in the introduction to this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by or on behalf of any Alta Mesa Entity by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Alta Mesa Entity, (c) all matters, both general and specific, that are disclosed

(whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring an Alta Mesa Real Property or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Alta Mesa Real Property, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Alta Mesa Real Property to which they relate in the conduct of the Alta Mesa Entities’ business as presently conducted thereon, (g) the terms and conditions of the Permits of any Alta Mesa Entity or the Contracts listed on Schedule 4.17(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) Liens expressly identified in the Financial Statements and (j) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Reorganization” has the meaning given to it in Section 6.14.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Preferred Stock Designation” has the meaning given to it in Section 2.5(g).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or Order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prospectus” has the meaning given to it in Section 11.13.

“Proxy Statement” has the meaning given to it in Section 6.9(a).

“Public Official” has the meaning given to it in Section 4.11(a).

“Real Property Leases” has the meaning given to it in Section 4.17(a).

“Records” means the Alta Mesa Parties’ books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information; provided that the foregoing shall expressly exclude any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Buyer, the Contributor, the Kingfisher Contributor and the Riverstone Contributor, in substantially the form attached hereto as Exhibit G.

“Related Party Transaction” has the meaning given to it in Section 4.24.

“Related Persons” has the meaning given to it in Section 10.3(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Reserve Report” has the meaning given to it in Section 4.18(a).

“Reserved Units” means 1,000,000 of the Common Units and 1,000,000 of the shares of Buyer Class C Common Stock received by the Contributor pursuant to Section 2.2(a)(i) and Section 2.2(b), respectively.

“Restrictive Legend” has the meaning given to it in Section 2.2(c).

“Riverstone Closing” means the “Closing” as defined in the Riverstone Contribution Agreement.

“Riverstone Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and between the Riverstone Contributor and Buyer.

“Riverstone Contributor” has the meaning given to it in the recitals to this Agreement.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Special Meeting” has the meaning given to it in Section 6.9.

“Stockholder Proposals” has the meaning given to it in Section 7.7.

“Straddle Period” has the meaning given to it in Section 6.6(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Allocation Statement” has the meaning given to it in Section 6.6(h).

“Tax Matter” has the meaning given to it in Section 6.6(d)(i).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Tax Receivables Agreement” means the Tax Receivables Agreement to be entered into among Buyer and the Contributor, in substantially the form attached hereto as Exhibit H.

“Transaction Confidentiality Agreement” has the meaning given to it in Section 6.12(a).

“Transaction Expenses” means without duplication, (i) all Advisor Expenses, minus the lesser of (A) $10,000,000 or (B) 50% of such Advisor Expenses, (ii) all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Alta Mesa Parties or their Subsidiaries in connection with or incidental to preparing for the potential initial public offering of Alta Mesa Resources, Inc. or any other affiliates or successors of the Alta Mesa Parties, including all of the fees and expenses of legal, accounting, tax, financial and other advisors (and all Taxes payable in connection with such amounts), (iii) to the extent not satisfied in full prior to or contemporaneously with the Closing (provided that Cash Consideration is not used to fund any such obligation), any sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable to current or former employees, directors or consultants of the Alta Mesa Entities as a result of or in connection with the Transactions; (iv) to the extent not satisfied in full prior to the Closing, all employer-side employment, social insurance and other Taxes related to payments made in respect of any of the foregoing; and (v) to the extent not satisfied in full prior to or contemporaneously with the Closing (provided that Cash Consideration is not used to fund any such obligation), any outstanding obligations and liabilities relating to PARs, the PARs Plan and the Deferred Compensation Plans, including the employer portion of any related Taxes.

“Transaction Expenses Estimate” has the meaning given to it in Section 2.6(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) Unless otherwise indicated, with respect to any Alta Mesa Entity, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of such Alta Mesa Entity. All representations and warranties of the Alta Mesa Entities assume that the Pre-Closing Reorganization have been effected in full prior to the Execution Date.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued at the consummation of the Transactions upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

2.2 Contributor’s Contributions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall cause the Partnership to accept from each Contributor, all of the Contributed Interests owned by the Contributor (collectively, the “Contributor’s Contributions”). As consideration for the Contributor’s Contributions, subject to the adjustments set forth in Section 2.6, Buyer shall or shall cause the Partnership to pay and deliver the following aggregate consideration (subject to adjustment, and as adjusted pursuant to Section 2.6, the “Contribution Price”):

(i) to the Contributor, (A) 220,000,000 Common Units, plus (B) a number of Common Units equal to the gross dollar amount invested by Alta Mesa in Inorganic Acquisition CapEx from July 1, 2017 through the Closing Date divided by $10.00 per Common Unit minus (C) a number of Common Units equal to the gross dollar amount contributed by the Riverstone Contributor to Alta Mesa pursuant to the Alta Mesa Partnership Agreement) from July 1, 2017 through the Closing Date divided by $10.00 per Common Unit, minus (D) a number of Common Units equal to the Estimated Adjustment Amount divided by $10.00 per Common Unit;

(ii) to (A) Bayou City, one share of Buyer Series A Preferred Stock, (B) Highbridge, one share of Buyer Series A Preferred Stock and (C) Management, one share of Buyer Series A Preferred Stock (each such share of Buyer Series A Preferred Stock, together with the Common Units to be issued to the Contributor under clause (a)(i), the “Equity Consideration”);

(iii) to Alta Mesa, cash in the amount of (A) SIX HUNDRED MILLION AND NO/100 DOLLARS ($600,000,000.00) minus (B) the gross dollar amount contributed by the Riverstone Contributor to Alta Mesa pursuant to the Alta Mesa Partnership Agreement from July 1, 2017 through the Closing Date (such cash in the amount of such difference, the “Cash Consideration”); and

(iv) to the Contributor, the Earn-Out Consideration pursuant to the terms of Section 2.7(a).

(b) In addition, at the Closing, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units issued to the Contributor pursuant to Section 2.2(a)(i), and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares.

(c) Prior to the Adjustment Determination Date, the Contributor shall retain and not transfer or assign to any Person or pledge or otherwise subject to any Lien the Reserved Units. To the extent certificated, the Reserved Units shall be imprinted with a legend sufficient to identify the restriction on transfer thereof set forth in this Section 2.2(c) (the “Restrictive Legend”).

(d) Not later than two Business Days prior to the expected Closing Date, the Contributor shall deliver a statement containing the Contributor’s good faith estimate of the Equity Consideration, Cash Consideration and Banking Fees, together with reasonable supporting information and calculations.

2.3 Closing. Closing shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010 at 10:00 A.M. local time on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and the Contributor mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4 Closing Deliveries by the Contributor. At Closing, the Contributor shall deliver, or shall cause to be delivered, the following:

(a) to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by the Contributor;

(b) to Buyer, a duly executed counterpart of the Alta Mesa GP Voting Agreement, executed by the Contributor Owners and Alta Mesa GP;

(c) to Buyer, a duly executed counterpart of a limited liability company agreement of Alta Mesa Holdings GP, LLC, in substantially the form of the A&R Alta Mesa GP LLC Agreement with an Affiliate of Buyer as a substitute member in place of GP Holdings, executed by the Contributor Owners;

(d) to Buyer, a duly executed counterpart of the Management Services Agreement, executed by High Mesa Inc. and Alta Mesa;

(e) to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by the Contributor;

(f) to Buyer, a duly executed counterpart of the Tax Receivables Agreement, executed by the Contributor;

(g) to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(h) to Buyer, a certificate duly executed by an authorized Person of the Contributor, certifying that the conditions set forth in Sections 7.1 and 7.3 with respect to the Contributor have been fulfilled;

(i) to Buyer, a certificate of Alta Mesa GP (on behalf of itself and on behalf of Alta Mesa), dated as of the Closing Date, signed by an authorized person of Alta Mesa GP, certifying that the conditions set forth in Section 7.2 have been fulfilled; and

(j) to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership to carry out the intent and purposes of this Agreement.

2.5 Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a) to the financial advisors party to the Engagement Letters, wire transfers to such accounts as the Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, in an aggregate amount equal to the Banking Fees;

(b) to Alta Mesa, by wire transfers of immediately available funds to such accounts as Alta Mesa shall have notified Buyer at least two Business Days prior to the Closing Date, an amount equal to the Cash Consideration.

(c) to the Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(d) to the Contributor, a duly executed counterpart of the Alta Mesa Voting Agreement, executed by Buyer;

(e) to the Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer;

(f) to the Contributor, a duly executed counterpart of the Tax Receivables Agreement executed by Buyer;

(g) to the Contributor, a copy of the Certificate of Preferred Stock Designation, in substantially the form attached hereto as Exhibit I (the “Preferred Stock Designation”), providing for the establishment of the three shares of Buyer Series A Preferred Stock, and a copy of the A&R Certificate of Incorporation, in substantially the form attached hereto as Exhibit J, each file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(h) to the Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled;

(i) to the Contributor, the Equity Consideration;

(j) to the Contributor, evidence, in form and substance reasonably satisfactory to the Contributor, demonstrating the resignation or removal of all of Buyer’s officers, the appointment of the officers of Alta Mesa GP as officers of Buyer, the reconstitution of the Buyer Board to contain eleven members and, pursuant to the Preferred Stock Designation, the appointment of (i) one individual designated by Bayou City to the Buyer Board, (ii) one individual designated by Highbridge to the Buyer Board and (iii) two individuals designated by Management; and

(k) to the Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Contributor to carry out the intent and purposes of this Agreement.

2.6 Contribution Price Adjustments.

(a) The Contributor and Buyer shall cooperate and shall (in the case of the Contributor, prior to the Closing and, in the case of Buyer, from and after Closing) exercise commercially reasonable efforts to provide each other access to the books, records and employees of the Alta Mesa Entities, during normal business hours, as are reasonably requested in connection with the matters addressed in this Section 2.6. Not later than two Business Days prior to the expected Closing Date, the Contributor shall deliver a statement containing the Contributor’s good faith estimates, in accordance with the Accounting Principles, of (i) the Closing Debt (the “Debt Estimate”), and (ii) the Transaction Expenses (the “Transaction Expenses Estimate”), together with reasonable supporting information and calculations.

(b) The “Estimated Adjustment Amount,” shall mean an amount equal to (A) the Debt Estimate, plus (B) the Transaction Expenses Estimate.

(c) Within sixty (60) days after the Closing Date, Buyer shall deliver a statement (the “Closing Date Statement”) containing Buyer’s good faith calculation of (i) the Closing Debt, and (ii) Transaction Expenses, together with reasonable supporting information and calculations. The Closing Date Statement shall be prepared in accordance with the Accounting Principles. If the Contributor objects to the Closing Date Statement, then they shall provide Buyer with written notice thereof within 30 days after the Contributor’s receipt of the Closing Date Statement and shall include reasonable detail regarding such specific objections together with supporting documentation. If Buyer and the Contributor fail to agree on such disputed items contained in the Closing Date Statement within thirty (30) days from delivery by the Contributor to Buyer of the Contributor’s objection notice, then any Party may refer such dispute to the Independent Accounting Firm, and the Parties shall direct the Independent Accounting Firm to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within sixty (60) days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit the Independent

Accounting Firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party (except to the extent that the resolution of a disputed item results in a corresponding change to any other item). The Independent Accounting Firm shall not have the power to modify or amend any term or provision of this Agreement. Buyer, on the one hand, and the Contributor, on the other hand, shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm. If the Contributor does not object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c) or if the Contributor accepts the Closing Date Statement, the Closing Debt and the Transaction Expenses as set forth on the Closing Date Statement shall become final and binding upon the Parties for all purposes hereunder. If the Contributor does object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c), then the Closing Date Statement shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by the Contributor in such objection; provided that where any matter to which the Contributor expressly objects would, if decided in the Contributor’s favor, warrant an adjustment to any other amount set forth on the Closing Date Statement, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which the Contributor expressly objects has been resolved and all applicable adjustments necessarily stemming therefrom have been made. The Closing Debt as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Closing Debt” and the Transaction Expenses as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Transaction Expenses.” Each of the Contribution Price adjustments contained in this Section 2.6 shall be calculated in a manner as to avoid double counting any item.

(d) The “Adjustment Amount”, which may be positive or negative, shall mean the amount equal to (A) Estimated Closing Debt minus the Final Closing Debt, plus (B) the Estimated Transaction Expenses minus the Final Transaction Expenses.

(i) If the Adjustment Amount is a positive number, then Buyer shall cause the Partnership to issue to the Contributor within five Business Days after such amount is so agreed or determined (the “Adjustment Determination Date”) a number of Common Units (rounded up or down to the nearest whole Common Unit) equal to the Adjustment Amount divided by $10.00. In addition, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units issued to the Contributor pursuant to this Section 2.6(d)(i), and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received pursuant to this Section 2.6(d)(i) multiplied by the par value of such shares.

(ii) If the Adjustment Amount is a negative number (the absolute value of such number, the “Contributor Adjustment Amount”), then, within five Business Days after the Adjustment Determination Date:

(A) if the Contributor Adjustment Amount does not exceed the value of the Reserved Units on the Adjustment Determination Date (as calculated in accordance with clause (e) below), (x) the Contributor shall transfer a number of Reserved Units (rounded up or down to the nearest whole Reserved Unit) with a value equal to the Contributor Adjustment Amount to Buyer and Buyer and the Partnership shall cancel such Reserved Units and (y) Buyer and the Partnership shall cause the Restrictive Legend on any remaining Reserved Units to be removed and the Contributor shall be permitted to transfer such Reserved Units in accordance with the A&R LP Agreement; and

(B) if the Contributor Adjustment Amount exceeds the value of the Reserved Units on the Adjustment Determination Date (as calculated in accordance with clause (e) below), then (x) the Contributor shall transfer all of the Reserved Units to Buyer and Buyer and the Partnership shall cancel such Reserved Units and (y) the Contributor shall transfer an additional number of Common Units (rounded up or down to the nearest whole Common Unit) received by the Contributor pursuant to Section 2.2(a)(i) with a value on the Adjustment Determination Date (as calculated in accordance with clause (e) below) equal to the Contributor Adjustment Amount less the value of the Reserved Units on the Adjustment Determination Date and a corresponding number of shares of Buyer Class C Common Stock.

(e) On the Adjustment Determination Date, the value of a Common Unit shall be $10.00 per Common Unit. For purposes of calculating the value of the Reserved Units, all value shall be ascribed to the Common Units and no value shall be ascribed to the shares of Buyer Class C Common Stock.

2.7 Earn-Out Consideration.

(a) During the period beginning on the Closing Date and ending on the seven-year anniversary of the Closing Date,

(i) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $14.00, Buyer shall cause the Partnership to issue 10,714,285 Common Units to the Contributor;

(ii) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $16.00, Buyer shall cause the Partnership to issue 9,375,000 Common Units to the Contributor;

(iii) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $18.00, Buyer shall cause the Partnership to issue 13,888,889 Common Units to the Contributor; and

(iv) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $20.00, Buyer shall cause the Partnership to issue 12,500,000 Common Units to the Contributor (each issuance of Common Units pursuant to clauses (i), (ii), (iii) or (iv) above, an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

(b) In the event that the Partnership shall issue any Common Units in satisfaction of an Earn-Out Payment, Buyer shall issue to the Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares. The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by the Contributor to the same extent that the Common Units and shares of Buyer Class C Common Stock received by the Contributor pursuant to this Agreement are transferrable by them; provided that the Contributor and such transferees shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking to indemnify Buyer and its Affiliates in the event of any dispute among any Contributor or any such transferee or other Affiliate of the Contributor or transferee with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(c) Notwithstanding anything to the contrary herein, (i) the Contributor shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 20-Day VWAP entitles the Contributor to more than one Earn-Out Payment (each of which has not previously been paid), the Contributor shall be entitled to receive each such Earn-Out Payment.

(d) For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction. In the event that the Liquidity Event Consideration is greater than the 20-Day VWAP hurdle with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration. Thereafter, the Buyer shall cease to have any further obligation under Section 2.7(a) or this Section 2.7(d). Any such Earn-Out Payment shall not be paid or payable in the event such Liquidity Event is not consummated and the Buyer will continue to have the obligations set forth in this Section 2.7.

(e) If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments and 20-Day VWAP targets set forth above shall be appropriately adjusted to reflect such change and to provide to the Contributor the same economic effect as contemplated by this Section 2.7(a) prior to such change.

2.8 Withholding. Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Contributor such amounts as Buyer or the Partnership, as applicable, is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify the Contributor of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding. Buyer or Partnership, as applicable, shall reasonably cooperate with the Contributor to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTOR

Subject to the disclosures made by the Contributor in the Schedules, the Contributor hereby represents and warrants to Buyer as follows:

3.1 Organization. The Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. The Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Contributor of this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing, and the performance by the Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by the Contributor at Closing will at Closing be, duly and validly executed and delivered by the Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered the Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of the Contributor enforceable against the Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by the Contributor of this Agreement do not and the Ancillary Agreements to be delivered by the Contributor at Closing, and the performance by the Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of the Organizational Documents of the Contributor; or

(b) violate or result in a breach of any Law applicable to the Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on the Contributor’s ability to consummate the Transactions.

3.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by the Contributor in connection with the Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing or the Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on the Contributor’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

3.5 Title to Interests. The Contributor owns, holds of record and is the beneficial owner of all of the Contributed Interests, in each case, free and clear of all Liens and restrictions on transfer other than those arising pursuant to (w) this Agreement, (x) the Organizational Documents of Alta Mesa or Alta Mesa GP, (y) applicable securities Laws, or (z) as set forth on Schedule 3.5. Except as set forth in the Organizational Documents of Alta Mesa or Alta Mesa GP, the Contributor has no outstanding options or other rights to acquire from any other Contributor or any Alta Mesa Entity, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Alta Mesa Parties or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6 Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to the Contributor’s Knowledge, threatened against the Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7 Contributor Benefit Plans. There does not now exist, nor do any circumstances exist that could result in, any Liability to Buyer or any of the Alta Mesa Entities for liabilities relating to any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any Contributor or any ERISA Affiliate or Subsidiary of the Contributor other than an Alta Mesa Entity (a “Contributor Benefit Plan”), including any “benefit plan liability” of any Contributor or any ERISA Affiliate or Subsidiary of the Contributor, that would be, or could become, a Liability to Buyer or any of the Alta Mesa Entities following the Closing. As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) for any Taxes relating to any Contributor Benefit Plan.

3.8 Brokers. Other than pursuant to the Engagement Letters, the Contributor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Alta Mesa Entities could become liable or obligated.

3.9 Accredited Investor; Investment Intent. The Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). The Contributor is acquiring the Equity Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration except in any event in compliance with applicable federal and state securities Laws.

3.10 Tax Matters. The Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE ALTA MESA ENTITIES

Subject to the disclosures made by the Alta Mesa Parties in the Schedules and the Alta Mesa SEC Documents filed with the SEC on or after January 1, 2015 and prior to the date of this Agreement (but excluding any disclosures set forth under the heading “Risk Factors” or “Forward-Looking Statements” or similar headings to the extent such disclosures are cautionary, predictive or forward-looking in nature); provided that nothing in the Alta Mesa SEC Documents shall be deemed to modify the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.13(a) and 4.25, each Alta Mesa Party hereby represents and warrants to Buyer as follows:

4.1 Organization.

(a) Alta Mesa is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas, and has all requisite limited partnership power and authority to conduct its business as it is now being conducted. Alta Mesa is not qualified or licensed to do business in any state other than Texas.

(b) Alta Mesa GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. Alta Mesa GP is not qualified or licensed to do business in any state other than Texas.

(c) Each Subsidiary of the Alta Mesa Parties is a corporation, limited liability company or limited partnership, as the case may be, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to conduct its business as it is now being conducted. Each Subsidiary of the Alta Mesa Parties is duly qualified or licensed to do business in each state set forth on Schedule 4.1(c).

4.2 Authorization. Alta Mesa and Alta Mesa GP have all requisite limited liability company and limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing, to perform their respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Alta Mesa and Alta Mesa GP of this Agreement and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing, and the performance by Alta Mesa and Alta Mesa GP of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Alta Mesa and Alta Mesa GP. This Agreement has been, and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing will at Closing be, duly and validly executed and delivered by Alta Mesa and Alta Mesa GP and constitute (or, in the case of the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing will at Closing constitute), assuming this Agreement and the Ancillary Agreements constitute the valid and binding obligation of all the other parties, the legal, valid and binding obligation of Alta Mesa and Alta Mesa GP enforceable against Alta Mesa and Alta Mesa GP in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. (a) The Contributor, acting in its capacity as owner of all the Contributed Interests, (b) the Contributor Owners, acting in their capacity as owners of all of the GP Voting Interests, and (c) the Board of Managers of Alta Mesa GP (on behalf of Alta Mesa GP, in its individual capacity and in its capacity as the general partner of Alta Mesa), have approved the Transactions in all respects in accordance with the requirements of the limited partnership agreement of the Contributor, the Existing Alta Mesa Partnership Agreement and the Alta Mesa GP LLC Agreement.

4.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to

Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 4.5 have been made or obtained, the execution and delivery by the Contributor, Alta Mesa and Alta Mesa GP of this Agreement do not, and the performance by the Contributor, Alta Mesa and Alta Mesa GP of their respective obligations under this Agreement (including performance of the Alta Mesa Reorganization Agreements) does not:

(a) violate or result in a breach of any of the Organizational Documents of the Alta Mesa Entities;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which any Alta Mesa Entity is a party or by which its Assets are bound, except as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities; or

(c) violate or result in a breach of any Law applicable to any Alta Mesa Entity except for such violations or breaches that would not reasonably be expected to result in a material Liability to the Alta Mesa Entities.

4.4 No Defaults. No Alta Mesa Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Alta Mesa Entities.

4.5 Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Alta Mesa Parties in connection with the Contributor’s and the Alta Mesa Parties’ execution, delivery and performance of this Agreement or any Ancillary Agreement or the Contributor’s and the Alta Mesa Parties’ consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.5.

4.6 Capitalization; Rights to Acquire Equity.

(a) Schedule 4.6(a) sets forth all of the issued and outstanding Interests of Alta Mesa. The Contributed AM Interests have been validly issued, are fully paid (to the extent required under the Existing Alta Mesa Partnership Agreement) and nonassessable. The Contributed AM Interests constitute all of the issued and outstanding Interests in Alta Mesa (other than interests to be issued to the Riverstone Contributor pursuant to the Alta Mesa Partnership Agreement). Except as set forth in Schedule 4.6(a) or in the Organizational Documents of Alta Mesa (including the Alta Mesa Partnership Agreement), there are no outstanding (a) securities of Alta Mesa convertible into or exchangeable for Interests or voting securities of Alta Mesa, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in Alta Mesa, (c) options or other rights of Alta Mesa to acquire from any Contributor, and no obligation of Alta Mesa to issue, any Interests or voting securities of Alta Mesa or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed AM Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to Alta Mesa, or (e) obligations of Alta Mesa to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. Except as set forth in Schedule 4.7, Alta Mesa GP has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(b) Alta Mesa GP is the sole general partner of Alta Mesa with a 0.1% general partner interest in Alta Mesa; such general partner interest has been validly issued in accordance with the Existing Alta Mesa Partnership

Agreement; and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges or claims, except applicable securities laws and any restrictions set forth in the Partnership Agreement.

(c) Schedule 4.6(c) sets forth all of the issued and outstanding Interests of Alta Mesa GP. The Contributed AMGP Interests and the GP Voting Interests have been validly issued, are fully paid (to the extent required under Alta Mesa GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Contributed AMGP Interests and the GP Voting Interests constitute all of the issued and outstanding Interests in Alta Mesa GP. Except as set forth in Schedule (c) or in the Organizational Documents of Alta Mesa GP, there are no outstanding (a) securities of Alta Mesa GP convertible into or exchangeable for Interests or voting securities of Alta Mesa GP, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in Alta Mesa GP, (c) options or other rights of Alta Mesa GP to acquire from any Contributor, and no obligation of Alta Mesa GP to issue, any Interests or voting securities of Alta Mesa or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed AMGP Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to Alta Mesa GP, or (e) obligations of Alta Mesa GP to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. Except as set forth in Schedule 4.7 and except for the GP Interest, Alta Mesa GP has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7 Subsidiaries. Schedule 4.7 sets forth for each Subsidiary of the Alta Mesa Parties (a) its name and jurisdiction of formation and (b) the number of issued and outstanding Interests and the owners thereof. There are no outstanding (a) securities of any such Subsidiary convertible into or exchangeable for Interests or voting securities of such Subsidiary, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in such Subsidiary, (c) options or other rights of such Subsidiary to acquire from any Contributor, and no obligation of such Subsidiary to issue, any Interests or voting securities of such Subsidiary or any securities convertible into or exchangeable for such Interests or voting securities, (d) equity equivalents or other similar rights of or with respect to such Subsidiary, or (e) obligations of such Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. All of the issued and outstanding Interests of each such Subsidiary have been duly authorized and are validly issued, fully paid (in the case of any limited liability company or limited partnership, to the extent required by such Subsidiary’s limited liability company agreement or limited partnership agreement, as the case may be), and nonassessable (except, with respect to any limited liability company or limited partnership entity, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and similar statutes in the state of formation of such Subsidiary). Alta Mesa GP, Alta Mesa or one of their Subsidiaries holds of record and owns beneficially all of the outstanding Interests of each such Subsidiary free and clear of any Liens other than Permitted Liens.

4.8 Insurance. Schedule 4.8 sets forth an accurate and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (excluding any insurance policies relating to any Benefit Plan) maintained by the Alta Mesa Entities or maintained by the Contributor for the benefit of any Alta Mesa Entity (collectively, the “Insurance Policies”). Copies of all Insurance Policies have been previously made available by the Alta Mesa Parties to Buyer, which copies are true and complete in all material respects. (a) Each Insurance Policy is valid, binding and in full force and effect, (b) to the Knowledge of the Alta Mesa Parties, no Alta Mesa Entity is in breach of any Insurance Policy, (c) all premiums due and payable for the Insurance Policies have been duly paid and (d) no Alta Mesa Entity or Contributor has received any written notice of any actual or possible cancellation or non-renewal of any Insurance Policy.

4.9 Legal Proceedings. Except as disclosed on Schedule 4.9, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to the Knowledge of the Alta Mesa Parties, threatened against any Alta Mesa Entity by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; (b) there are, and during the prior three years there have been, no Proceedings pending, or, to the Knowledge of the Alta Mesa Parties, threatened against any Alta Mesa Entity or the Assets of any Alta Mesa Entity by or before any Governmental Authority; and (c) no Alta Mesa Entity is subject to, and no Asset of any Alta Mesa Entity is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

4.10 Compliance with Laws and Orders. Except as set forth on Schedule 4.10, the business, operations and Assets of the Alta Mesa Entities are currently conducted and for the past three years have been conducted in compliance in all material respects with all Laws and Orders applicable to the Alta Mesa Entities, their business and their operation of the Assets.

4.11 Anti-Corruption and Sanctions.

(a) During the prior five (5) years, no Alta Mesa Entity nor any of their directors, officers, employees or agents (each, an “Alta Mesa Representative”) has violated any Anti-Corruption Law, nor has any Alta Mesa Entity or any Alta Mesa Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any (i) officer or employee of a Governmental Authority, (ii) officer or employee of a government-owned or controlled entity, including officers, employees of state-owned or controlled oil and gas transportation companies, (iii) officer or employee of a public international organization or (iv) political party or party official or candidate for public office (each, a “Public Official”) or to any Person under circumstances where such Alta Mesa Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (i) for the purpose of: (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting such Alta Mesa Representative in obtaining or retaining business for or with, or directing business to, any Alta Mesa Representative; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) During the prior five (5) years, neither the Alta Mesa Entities nor any Alta Mesa Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. During the prior five (5) years, no Alta Mesa Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.11. No officer, director, or employee of any Alta Mesa Entity is a Public Official. No Public Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Alta Mesa Entity or has any legal or beneficial interest in any Alta Mesa Entity or to payments made to the Alta Mesa Parties by Buyer hereunder. The Alta Mesa Entities have maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties, and Public Officials in accordance with GAAP. No Alta Mesa Representative is currently a Sanctioned Person or Sanctioned Entity or is located, organized or resident in a country or territory that is subject to, or the target of, Sanctions. At no time during the prior five (5) years has any Alta Mesa Entity or any Alta Mesa Representative engaged directly or, to the Knowledge of the Alta Mesa Parties, indirectly in any dealings or transactions with any Sanctioned Person or

Sanctioned Entity, or in any country or territory that is subject to, or the target of, Sanctions, nor is any Alta Mesa Entity or any Alta Mesa Representative currently engaged in any such activities.

4.12 Financial Statements. Prior to the Execution Date, Buyer has been provided with copies of, or access to, the following financial statements (the “Financial Statements”):

(a) audited consolidated balance sheet of Alta Mesa and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) and December 31, 2015 and the related consolidated statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve month periods then ended; and

(b) unaudited consolidated balance sheet of Alta Mesa and its Subsidiaries as of March 31, 2017 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the three-month period then ended (the “Interim Financials”).

(c) Except as set forth on Schedule 4.12, the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of Alta Mesa and its Subsidiaries as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

4.13 Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, each Alta Mesa Entity has conducted its business in the ordinary course of business consistent with past practices and, except as set forth on Schedule 4.13, has not taken any action that would require consent of Buyer under Section 6.4 if taken after the date hereof.

4.14 No Undisclosed Liabilities.

(a) Except for (i) liabilities adequately provided for on the balance sheet of Alta Mesa dated March 31, 2017 (including the notes thereto), (ii) current liabilities relating to Taxes, (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iv) Transaction Expenses, or (v) liabilities disclosed on Schedule 4.14, the Alta Mesa Entities have no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b) As of the Execution Date, the Alta Mesa Entities have no Indebtedness, except as set forth in the Financial Statements or on Schedule 4.14.

4.15 Taxes. Except as disclosed on Schedule 4.15:

(a) All material Tax Returns required to be filed by or with respect to the Alta Mesa Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all respects. All material Taxes owed by the Alta Mesa Entities (or for which the Alta Mesa Entities may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to the Alta Mesa Entities have been satisfied in full. There are no Liens (other than Permitted Liens) on any of the Assets of the Alta Mesa Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) There is no Tax Proceeding now pending against the Alta Mesa Entities in respect of any material Tax or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material additional Tax been received by the Alta Mesa Entities that is still pending.

(c) There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by the Alta Mesa Entities.

(d) There is no outstanding claim, assessment or deficiency against the Alta Mesa Entities for any material Taxes that has been asserted in writing by any Taxing Authority.

(e) No written claim has been made by any Taxing Authority to the Alta Mesa Entities in a jurisdiction where the Alta Mesa Entities do not currently file a Tax Return that they are or may be subject to any material Tax in such jurisdiction, nor has any such assertion (i) been proposed in writing and received by any Ata Mesa Entity, or (ii) to the Knowledge of the Alta Mesa Parties or the Contributor, been threatened.

(f) No Alta Mesa Entity (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated group filing a consolidated income Tax Return or has any Liability for the Taxes of any Person (other than any Alta Mesa Entity) under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of any Alta Mesa Entity, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g) No Alta Mesa Entity has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulations Section 1.6011-4, or (ii) has engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h) Other than the Joint Development Agreement by and between Oklahoma Energy Acquisitions, LP and BCE-STACK Development LLC, none of the Assets of any Alta Mesa Entity are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute other than those of the Contributor.

(i) No property owned by any Alta Mesa Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, or (v) subject to Section 168(g) (1)(A) of the Code.

(j) Each Alta Mesa Entity presently is, and has been since the date of its formation, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each Alta Mesa Entity that is treated as a partnership (including the Joint Development Agreement by and between Oklahoma Energy Acquisitions, LP and BCE-STACK Development LLC described in Section 4.15(h)) for U.S. federal income tax purposes has in effect an election under Section 754 of the Code. No Alta Mesa Entity has made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(k) The fair market value of the equity interests exchanged for the Founder Notes is at least equal to the principal amounts payable under the Founder Notes.

4.16 Material Contracts.

(a) Except for agreements filed as exhibits to the Alta Mesa SEC Documents on or after January 1, 2015 and prior to the date of this Agreement, Schedule 4.16(a) sets forth a true and complete list as of the Execution Date of the following Contracts to which any Alta Mesa Entity is a party or by which the Assets are bound (the Contracts whether or not listed on Schedule 4.16(a) or entered into after the Execution Date that meet the descriptions in this Section 4.16(a) being collectively, the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to or aggregate expenditures by the Alta Mesa Entities, in each case, in excess of $5,000,000;

(iii) any Contract (A) for the future acquisition or sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than, in each case, any Contract with a purchase or similar price of less than $5,000,000;

(iv) any Contract that constitutes an asset retirement obligation greater than $100,000 per well;

(v) any Contract that is a Hydrocarbon purchase and sale, exchange, supply, transportation, gathering, treating, processing or similar Contract, in each case, that is not terminable without penalty by any Alta Mesa Entity on 60 days or less notice;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Alta Mesa set forth in the Reserve Report that have been provided to Buyer prior to the date of this Agreement), that could reasonably be expected to result in annual payments after the Execution Date by the Alta Mesa Entities in excess of $1,000,000;

(vii) any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 5% of total annual estimated production of Hydrocarbons (calculated on a yearly average basis) for a term greater than 10 years;

(viii) any Contract for lease of personal or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $1,000,000 in any calendar year that are not terminable without penalty within 60 days;

(ix) any Contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Intellectual Property or agreement pursuant to which any Alta Mesa Entity grants or receives a license to use any Intellectual Property (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) any Contract that constitutes a commitment relating to the Indebtedness or granting of any Lien other than current financial arrangements reflected in the Financial Statements;

(xi) any Contract primarily concerning the establishment by the Alta Mesa Entities of a partnership, joint venture or similar arrangement and any joint operating agreement affecting the Oil and Gas Properties or other properties of the Alta Mesa Entities, other than any customary joint operating agreements, unit agreements or participation agreements;

(xii) any Contract that contains calls upon or options to purchase Hydrocarbons, or a “most favored nation” or “right of first refusal” provision or minimum purchase obligation of Alta Mesa (including firm, fixed-price “take or pay” obligations or minimum volume commitments) in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of Alta Mesa or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights and options to purchase Hydrocarbons in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Alta Mesa or any of its Subsidiaries;

(xiii) any Contract (other than maintenance of uniform interests, preferential purchase agreements, area of mutual interests and similar preferential agreements entered into in the oil and gas industry) materially restricting or limiting any Alta Mesa Entity’s ability to compete or conduct a line of business, including any Contract that requires such Alta Mesa Entity to deal exclusively with a third party in connection with the sale or purchase of any product or service;

(xiv) any outstanding agreement of guaranty by an Alta Mesa Entity in favor of any Person in an amount in excess of $5,000,000;

(xv) any Contract where the primary purpose thereof is or was to indemnify another Person;

(xvi) any Contract with any Contributor or any Affiliate of any Contributor other than any such Contracts that will be terminated by the Closing Date with no further Liability to the Alta Mesa Entities and other than Contracts in an amount less than $500,000;

(xvii) each Contract for any Derivative Transaction that is unsecured and that would require posting cash collateral, letters of credit or other liquid collateral; and

(xviii) Organizational Documents of the Alta Mesa Entities.

(b) Except for agreements filed as exhibits to the Alta Mesa SEC Documents on or after January 1, 2015 and prior to the date of this Agreement, Buyer has been provided with true, correct and complete copies of all Material Contracts in existence as of the Execution Date

(c) Except as set forth on Schedule (c) (and except with respect to Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Alta Mesa Entity party thereto and, to the Knowledge of the Alta Mesa Parties, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) Except as set forth on Schedule (d), no Alta Mesa Entity or, to the Knowledge of the Alta Mesa Parties, any other party to any Material Contract, is in material breach or default under (or is alleged in writing to be in breach of or default under) any Material Contract. None of the Material Contracts has been cancelled, terminated, amended or modified (except for change orders and similar modifications in the ordinary course of business). The Alta Mesa Entities have not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract, and to the Knowledge of the Alta Mesa Parties, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder.

4.17 Alta Mesa Real Property.

(a) Other than the Easements described on Schedule 4.17(d) and other than the Oil and Gas Properties, which are addressed in Section 4.18, Schedule 4.17(a) sets forth a complete and accurate list of (i) all real property and interests in real property owned by the Alta Mesa Entities and (ii) all leases, subleases or licenses of real property (“Real Property Leases”) in which any Alta Mesa Entity holds a leasehold or similar interest (collectively, the “Alta Mesa Real Property”),. The Contributor has made available to Buyer true, correct and complete copies of the Real Property Leases, the Easements, and any title insurance policies, title opinions, title abstracts, deeds covering the owned Alta Mesa Real Property and surveys in possession of any Alta Mesa Entity, the Contributor or any of its Affiliates relating to the Alta Mesa Real Property.

(b) Except as set forth on Schedule 4.17(b), and except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, there exists no default by any Alta Mesa Entity, or, to the Knowledge of the Alta Mesa Parties, any other party under any Real Property Lease and, to the Knowledge of the Alta Mesa Parties, no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property Lease.

(c) Other than the Oil and Gas Properties, which are addressed in Section 4.18, each Alta Mesa Entity owns and possesses, of record and beneficially, (i) good and defensible title to all owned Alta Mesa Real Property, and (ii) good and defensible leasehold interest to all leased, subleased or licensed Alta Mesa Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(d) Other than the Oil and Gas Properties, which are addressed in Section 4.18, Schedule 4.17(d) contains a true and correct list of each material right-of-way, easement, servitude, license, franchise, fee interest, lease, surface lease, surface use and similar non-possessory interests in which any Alta Mesa Entity owns or has an interest as of the Execution Date (collectively, the “Easements”). Each Alta Mesa Entity owns good and defensible title to the Easements. The Alta Mesa Entities have all material Easements as are necessary for the ownership and operation of the Assets. Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Alta Mesa Entities and, to the Knowledge of the Alta Mesa Parties, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Except as set forth on Schedule 4.17(d), there exists no material default by any Alta Mesa Entity, or to the Knowledge of the Alta Mesa Parties, any other party under any Easement (and, to the Knowledge of the Alta Mesa Parties, no event has occurred which, with notice or lapse of time or both, would constitute a material default or, to the Knowledge of the Alta Mesa Parties, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by any Alta Mesa Entity or, to the Knowledge of the Alta Mesa Parties, any other party under any Easement. Except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements, each Alta Mesa Entity has fulfilled and performed all of its prior and current obligations with respect to the Easements, including the timely and full payment of all amounts currently due and owing to the counterparties of the Easements.

4.18 Oil and Gas Matters.

(a) Except as would not be reasonably likely to result in a Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report audited by Ryder Scott Company, L.P. (the “Independent Petroleum Engineers”) relating to Alta Mesa’s interests referred to therein as of December 31, 2016 (the “Reserve Report”) or (ii) reflected in the Reserve Report as having been sold or otherwise disposed of, the Alta Mesa Entities own good and defensible title to all material Oil and Gas Properties reflected in the Reserve Report and in each case as attributable to interests owned by the Alta Mesa Entities. For purposes of the foregoing sentence, “good and defensible title” means that an Alta Mesa Entity’s title to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Reserve Report) (i) entitles Alta Mesa (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (ii) obligates Alta Mesa (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (iii) is free and clear of all Liens (other than Permitted Liens).

(b) Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, the factual, non-interpretive data supplied by Alta Mesa to the Independent Petroleum Engineers relating to Alta Mesa’s interests referred to in the Reserve Report, by or on behalf of the Alta Mesa Entities that was material to such firm’s audit of proved oil and gas reserves attributable to the Oil and Gas Properties of the Alta Mesa Entities included in the Reserve Report was, as of the time provided, to the Knowledge of the Alta Mesa Entities, accurate in all material respects. To the Knowledge of the Alta Mesa Parties, there are no material errors in the assumptions and estimates provided by the Alta Mesa Entities in connection with the preparation of the Reserve Report. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, the oil and gas reserve estimates of Alta Mesa set forth in the Reserve Report fairly reflect, in all respects, the oil and gas reserves of the Alta Mesa Entities at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(c) Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid in all material respects, (i) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Alta Mesa Entities have been timely and properly paid in all material respects, (ii) no Alta Mesa Entity (and, to the Knowledge of the Alta Mesa Parties, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Alta Mesa Entities and (iii) no Alta Mesa Entity has received written notice from any other party to any such Oil and Gas Lease that any Alta Mesa Entity is in breach or default under any Oil and Gas Lease.

(d) All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Alta Mesa Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law, in each case, except as would not have, individually or in the aggregate, a material Liability to the Alta Mesa Entities.

(e) All (i) burdens with respect to the Oil and Gas Properties have been properly and timely paid in all material respects in accordance with applicable Laws and Orders and the terms of the Oil and Gas Leases, and (ii) all expenses payable by the Alta Mesa Entities under the terms of any Contract have been properly and timely paid in all material respects except, in each case, for such burdens and expenses as are being currently paid prior to delinquency in the ordinary course of business and except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements.

(f) All Hydrocarbon, water, CO2, injection or other wells located on, under or within any of the Oil and Gas Properties of the Alta Mesa Entities or otherwise associated with any Oil and Gas Properties of the Alta Mesa Entities, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease and any Contracts, and no such wells (i) are subject to any order from any Governmental Authority or written notice pursuant to a Contract from any other third party requiring that such well be plugged and abandoned, (ii) all wells required to be plugged and abandoned by applicable Law have been plugged and abandoned in accordance with applicable Law, or (iii) are subject to penalties on allowables after the Closing because of overproduction.

(g) Except as set forth in Schedule (g), all Oil and Gas Properties operated by any Alta Mesa Entity have been operated in material compliance with all Laws and Orders and with the applicable Oil and Gas Leases.

(h) Except as set forth in Schedule 4.18(h), as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Alta Mesa Entity or any Oil and Gas Properties and which Alta Mesa reasonably anticipates will individually require expenditures by any Alta Mesa Entity in excess of $1,000,000.

(i) No Alta Mesa Entity is obligated by virtue of a prepayment or advance payment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j) No Alta Mesa Entity has received any notice of any pending, and, to the Knowledge of the Alta Mesa Parties, there is no threatened, proceeding to condemn or take by power of eminent domain all or any of the Oil and Gas Properties of the Alta Mesa Entities.

4.19 Personal Property. Each Alta Mesa Entity has good title, free of all Liens, other than Permitted Liens, to all of the material tangible personal property reflected in the Financial Statements or thereafter acquired, other than assets sold in the ordinary course of business since the Balance Sheet Date.

4.20 Permits. The Alta Mesa Entities possess all material Permits that are required for the ownership and operation of the Alta Mesa Entities’ business in the manner in which it is currently owned and operated except as would not be reasonably likely to result in a material Liability to the Alta Mesa Entities. All such Permits are in full force and effect, there are no Proceedings pending or, to the Knowledge of the Alta Mesa Parties, threatened in writing that could reasonably be expected to result in the suspension, revocation or material adverse modification of any such Permit. Each Alta Mesa Entity is in compliance in all material respects with each such Permit.

4.21 Environmental Matters.

(a) Except as disclosed on Schedule 4.21(a):

(i) each Alta Mesa Entity is and for the past three years has been in compliance in all material respects with all applicable Environmental Laws;

(ii) no Proceeding with respect to any material Environmental Claim is pending against any Alta Mesa Entity before or by any Governmental Authority under any applicable Environmental Laws; and

(iii) there has been no Release of any Hazardous Material by any Alta Mesa Entity at, on, under or from any Alta Mesa Real Property or, to the Knowledge of the Alta Mesa Parties, at, on, under or from any real property formerly owned, leased or used by any Alta Mesa Entity, in material violation of applicable Environmental Laws or in a manner that has given or could reasonably be expected to give rise to material remedial obligations under applicable Environmental Laws.

(b) The Alta Mesa Entities have made available all material environmental reports, reports relating to any environmental investigation or cleanup or other environmental documentation in the Contributor’s or its possession or control relating to the Alta Mesa Real Property.

(c) To the Knowledge of the Alta Mesa Parties, there are no facts or circumstances that could reasonably be expected to result in a material Liability under any Environmental Law.

(d) Section 4.12, Section 4.14, Section 4.20 and Section 4.21 contain the exclusive representations and warranties of the Alta Mesa Entities with respect to applicable Environmental Laws, Environmental Claims, Hazardous Materials and environmental matters. No other provisions of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

4.22 Compensation; Benefits.

(a) None of the Alta Mesa Entities has contributed to, has ever had an obligation to contribute to or has ever had any Liability with respect to (including contingent Liability) a Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or, except as required by applicable Law, a Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(b) Schedule 4.22(b) identifies each material Benefit Plan providing compensation or benefits to any current or former individual service provider of an Alta Mesa Entity with respect to such individual’s service to such Alta Mesa Entity, including any equity or equity-based incentive plans or programs of such Person, and separately identifies each Benefit Plan that is an Alta Mesa Group Plan. The Contributor has made available to Buyer, with respect to each such material Benefit Plan described in the preceding sentence, as applicable: (i) the plan document or a written summary of material terms to the extent a Benefit Plan is not in writing, (ii) the summary plan descriptions and summaries of material modifications thereto, (iii) the most recent actuarial valuation report or audited financial statement, (iv) the most recently-filed annual report with all schedules and attachments thereto, (v) the most recent IRS opinion or determination letter, and (vi) all non-routine filings and material correspondence with a Governmental Authority from the past three years.

(c) Each Alta Mesa Group Plan has been maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Alta Mesa Group Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that such plan is so qualified and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(d) With respect to each Alta Mesa Group Plan, (i) there are no claims (other than routine claims for benefits in the ordinary course), investigations by any Governmental Authority or Proceedings pending, or, to the Knowledge of the Alta Mesa Parties, threatened, (ii) no nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (iii) no event has occurred and no condition exists that would subject an Alta Mesa Entity to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law, in each case, except as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities.

(e) Except as required by Section 6.17, neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) accelerate the time of payment or vesting under any Alta Mesa Group Plan, (ii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any Alta Mesa Group Plan or (iii) restrict Buyer or any of its Affiliates from amending or terminating an Alta Mesa Group Plan.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No Alta Mesa Group Plan provides for the gross-up of or reimbursement for any Taxes imposed by Section 4999 of the Code.

(g) Each Alta Mesa Group Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance in all material respects with Code Section 409A and the applicable guidance issued thereunder. No Alta Mesa Group Plan or contract provides for the gross-up of or reimbursement for any Taxes imposed by Section 409A of the Code.

4.23 Employees and Labor Matters.

(a) No employees of any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, are represented by a labor union or other collective bargaining representative with respect to their services performed for the Alta Mesa Entities. There is no, and during the past three years there has not been any pending, nor, to the Knowledge of the Alta Mesa Parties, threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Alta Mesa Entity or, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, or any effort by any labor union to organize any current or former employees.

(b) There is no, and during the past three years there has not been any, unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance or Proceeding against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, pending, or, to the Knowledge of the Alta Mesa Parties, threatened.

(c) The Alta Mesa Entities, and with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, are and have at all times been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including the classification of employees, wages, working hours, collective bargaining, unlawful discrimination, civil rights, workers’ compensation, the payment of social security and similar Taxes, immigration, and terms and conditions of employment. There have been no Claims or other Proceedings against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, pending, or to the Knowledge of the Alta Mesa Parties, threatened against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any applicable Laws pertaining to employment and employment practices, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to result in a material Liability to the Alta Mesa Entities. As of the Execution Date, none of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation that could result in material Liability to the Alta Mesa Entities.

(d) None of the Alta Mesa Entities has engaged in any employee layoff activities with respect to which there are unsatisfied liabilities under Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local mass layoff statute, rule or regulation.

(e) Schedule 4.23(e) lists, as of the Execution Date, each employee of any of the Alta Mesa Entities and, for each such employee, the employee’s date of hire, service commencement date with such Alta Mesa Entity for purposes of vesting and eligibility to participate in Benefit Plans, job title, annualized base salary or base hourly pay rate, target annual cash bonus amount and principal work location.

(f) (i) Except for services rendered to High Mesa Inc. and its Subsidiaries with respect to assets that will be the subject of the Management Services Agreement, no employee of any of the Alta Mesa Entities provides services to any assets other than the Assets of the Alta Mesa Entities and (ii) no employee of any entity other than the Alta Mesa Entities provides services to the Assets of the Alta Mesa Entities. As of the Closing, no employees of any entity other than the Alta Mesa Entities will participate in any Alta Mesa Group Plan.

4.24 Related Party Transactions. Except as set forth on Schedule 4.24 or as disclosed in the Alta Mesa SEC Documents, as of the date of this Agreement, no Alta Mesa Entity is a party to any transaction or arrangement under which any (i) present or former executive officer or director of Alta Mesa, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of Alta Mesa or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon any Alta Mesa Entity or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Alta Mesa pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Related Party Transaction”).

4.25 Brokers. Except as set forth in the Engagement Letters, the Alta Mesa Entities have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Alta Mesa Entities could become liable or obligated.

4.26 Alta Mesa SEC Documents.

(a) Since January 1, 2015, as of their respective dates, all forms, reports, schedules and statements filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “Alta Mesa SEC Documents”) as amended, by Alta Mesa complied as to form in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alta Mesa SEC Documents, and none of the Alta Mesa SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Alta Mesa and its consolidated Subsidiaries included in the Alta Mesa SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Alta Mesa and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Alta Mesa and its consolidated Subsidiaries, for the periods presented therein.

4.27 Information Supplied. The information supplied or to be supplied by the Alta Mesa Entities for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Alta Mesa Entities with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

4.28 Preferential Rights. There are no rights of first refusal, preferential purchase rights, purchase options or similar rights with respect to the Contributed Interests or the Assets of the Alta Mesa Entities that are triggered by the execution and delivery by the Alta Mesa Parties of this Agreement or any other transaction document to which they are a party or the consummation by the Alta Mesa Parties of the transactions contemplated hereby or thereby.

4.29 Credit Support Instruments. Schedule 4.29 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Alta Mesa Entities with any Governmental Authority or other third party with respect to the Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Contributor that:

5.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership, as applicable, and constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to the Contributor or any of their respective affiliates and assuming all Governmental Approvals disclosed on Schedule 5.4 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a) violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership and except for the Buyer Stockholder Redemption Right; or

(c) violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership.

5.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to the Contributor or any of their respective Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5 Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”). At the close of business on August 11, 2017: (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock and the Buyer Warrants, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of the Contributor, Bayou City, Highbridge, Management, the Kingfisher Contributor and the Riverstone Contributor to acquire shares of Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights, other than shares of Buyer Class C Common Stock. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than its direct and indirect equity interests in the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Kingfisher Contribution Agreement or the Riverstone Contribution Agreement. The Buyer Class C Common Stock to be issued to the Contributor hereunder upon Closing or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. The Buyer Series A Preferred Stock to be issued to Bayou City, Highbridge and Management hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. Other than the Founder Registration Rights Agreement or the Registration Rights Agreement, the Buyer has no obligation to register, on behalf of any stockholder or other security holder of the Buyer, any securities of the Buyer under the Securities Act.

5.6 Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests of the Partnership are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the General Partner or the Partnership, as applicable, (c) obligations of the Partnership to issue any Interests in the General Partner or the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of the Contributor, the Kingfisher Contributor and the Riverstone Contributor to acquire Common Units pursuant to this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, respectively, and (d) obligations of the General Partner or the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to the Contributor hereunder upon Closing or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

5.7 No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) Liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) Liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement; and (d)  Liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8 Buyer SEC Documents; Controls.

(a) Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (A) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Document. No notice of any SEC review or investigation of Buyer or the Buyer SEC Documents has been received by Buyer.

(b) The financial statements of Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of

Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

5.9 Legal Proceedings. There is no Proceeding (filed by any Person other than the Contributor or any of its Affiliates) pending or, to Buyer’s Knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. There are, as of the date hereof, and since their respective dates of formation, through the date hereof, there have not been, any Proceedings pending, or, to Buyer’s Knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority and Buyer is not subject to, and no Asset of Buyer is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

5.10 Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material Liability to Buyer or the Partnership.

5.11 Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

5.12 Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. As of the date hereof, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the date hereof, there are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. As of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13 Information Supplied; Proxy Statement. The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Contributor or the Alta Mesa Entities for inclusion therein) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

5.14 Absence of Certain Changes or Events. Since March 31, 2017 through the date hereof, there has not been any Buyer Material Adverse Effect. Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

5.15 No Default. Neither Buyer nor Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

5.16 Listing. The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.17 Financial Resources. Subject to the satisfaction of the conditions set forth in Article VII, Buyer will have sufficient cash on hand at Closing to enable it to pay the Cash Consideration and to consummate the Transactions.

5.18 Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19 Accredited Investor; Investment Intent. Each of Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.20 Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon the Contributor’s and the Alta Mesa Parties’ express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by each Contributor and the Alta Mesa Parties, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests, and the Assets and business and business of the Alta Mesa Entities, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, any Contributor or any Representatives of any Contributor. Buyer acknowledges and affirms that it has completed an independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets of the Alta Mesa Entities and has made all such reviews and inspections of the Contributed Interests and Assets of the Alta Mesa Entities as it has deemed necessary or appropriate to enter into this Agreement the Ancillary Agreements; provided that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or

Article IV or in any Closing Certificate delivered by the Contributor and the Alta Mesa Parties. Except for the representations and warranties expressly made by any Contributor in Article III and by the Alta Mesa Parties in Article IV or in the Closing Certificate to be delivered by each Contributor and the Alta Mesa Parties, Buyer acknowledges that no Contributor or any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Alta Mesa Entities or any of their Assets.

ARTICLE VI

COVENANTS

6.1 Regulatory and Other Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of the Contributor. Buyer shall pay any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of Alta Mesa (or its Subsidiaries), or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or Alta Mesa’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or Alta Mesa (or its Subsidiaries), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining Order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

6.2 Access.

(a) From the Execution Date until the earlier of termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), the Contributor and the Alta Mesa Parties shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets owned, leased or operated by the Alta Mesa Entities, and shall use commercially reasonable efforts to provide Buyer and its Representatives access to all Assets operated by third parties, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Alta Mesa Entities, and the Contributor and the Alta Mesa Parties shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Alta Mesa Entities and their Assets, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Alta Mesa Entities. The Contributor shall have the right to have a Representative present for any communication with officers of the Alta Mesa Parties, and Buyer shall, and shall use commercially reasonable efforts to cause its Representatives to, observe and comply with all applicable health, safety and security requirements of the Contributor, the Alta Mesa Entities and any other operator of the Alta Mesa Entities’ Assets if Buyer exercises its rights to access any Assets or properties of the Alta Mesa Entities under this Section 6.2. Neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers, operators, working interest owners, royalty owners, gatherers, or parties that have business relationships with the Alta Mesa Entities in connection with the Transactions without the specific prior written authorization of Alta Mesa. For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled, prior to the Closing, to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on, under, at or from the Alta Mesa Real Property. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and none of the Contributor nor any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to any Contributor or any of its respective Affiliates, (y) cause any Contributor or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in clause (2) of this sentence apply, the Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and the Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege. Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, promptly upon completion of any access under this Section 6.2, Buyer shall repair at its sole expense any damage caused by such access.

(b) During the Interim Period, Buyer shall provide the Alta Mesa Parties and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors and accountants of Buyer, and Buyer shall furnish reasonably promptly to the Alta Mesa Parties and their Representatives such information concerning Buyer’s business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. The Alta Mesa Parties and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of Buyer. Notwithstanding anything to the contrary in this Section 6.2, the Alta Mesa Parties shall have no right of access to, and Buyer and its Affiliates shall not have any obligation to provide any information the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to Buyer or any of its Affiliates, (y) cause Buyer or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, Buyer shall provide the Alta Mesa Parties with a reasonably detailed description of the information not provided, and Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Alta Mesa Parties to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(c) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer agrees to indemnify, defend and hold harmless each Contributor, its respective Affiliates and its and their respective Representatives for any and all Losses incurred by the Contributor, its respective Affiliates or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives at any Alta Mesa Real Property pursuant to the access rights under Section 6.2(a), including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Alta Mesa Real Property; provided that the foregoing indemnification shall not apply to such Claims and Losses as are caused by the willful misconduct or gross negligence of a Contributor, its Affiliates or its and their respective Representatives, or any Alta Mesa Entity.

6.3 Conduct of Business. Except as specifically provided in this Agreement (including Schedule 6.3), as required by applicable Law or in response to an Emergency, during the Interim Period, the Contributor shall cause each Alta Mesa Entity to and each Alta Mesa Entity shall (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material Contracts and Permits, (iii) retain its current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material Assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

6.4 Certain Restrictions.

(a) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as otherwise described on Schedule 6.4(a), as required by applicable Law, or as consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, no Contributor shall:

(i) create any Lien (other than any Lien that will be released at or prior to Closing) against any of the Contributed Interests;

(ii) sell, transfer, convey or otherwise dispose of any of the Contributed Interests; or

(iii) agree or commit to or permit any Affiliate of the Contributor to do any of the foregoing.

(b) Without limiting the generality of Section 6.4(a), during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as otherwise described in Schedule 6.4(b), as required by applicable Law or as consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Alta Mesa Parties shall not, and the Contributor and the Alta Mesa Parties shall cause the Alta Mesa Entities to not:

(i) amend or propose to amend the Organizational Documents of any Alta Mesa Entity other than in connection with the Pre-Closing Reorganization;

(ii) (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interests or equity equivalents in any Alta Mesa Entity (other than to the Riverstone Contributor in accordance with the Alta Mesa Partnership Agreement), or (B) amend in any material respect any of the terms of any securities of any Alta Mesa Entity outstanding as of the Execution Date other in connection with the Pre-Closing Reorganization;

(iii) (A) split, combine, or reclassify any Interests in any Alta Mesa Entity, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Alta Mesa Entity, except (x) for dividends and distributions by a direct or indirect wholly owned Subsidiary of Alta Mesa to Alta Mesa or a direct or indirect wholly owned Subsidiary of Alta Mesa, (y) with respect to Alta Mesa, tax distributions in the ordinary course of business and in accordance with the Existing Alta Mesa Partnership Agreement, or (z) for dividends and distributions pursuant to the Pre-Closing Reorganization, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of any Alta Mesa Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Alta Mesa Entity;

(iv) except in response to an Emergency, (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than Alta Mesa, Alta Mesa GP or any Alta Mesa Entity) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under the Seventh Amended and Restated Credit Agreement dated as of November 10, 2016 among Alta Mesa, as borrower, Wells Fargo Bank, National Association, as administrative agent and lender, and the other lenders party thereto, (2) any extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses) so long as any such extension, renewal or refinancing is on substantially the same or more favorable terms to Alta Mesa than such existing Indebtedness or (3) any Indebtedness incurred by Alta Mesa that is owed to any Alta Mesa Entity or by any wholly Subsidiary of Alta Mesa that is owed to Alta Mesa or another wholly owned Subsidiary of Alta Mesa, or (B) mortgage or pledge any material Assets of the Alta Mesa Entities, or create any material Lien thereon that is not released at or prior to Closing, other than Permitted Liens or the creation of any Lien to secure any Indebtedness permitted to be incurred under clause (A) above;

(v) sell, or otherwise dispose of any material portion of its Assets, except (A) pursuant to existing Material Contracts, (B) the sale of obsolete Assets of the Alta Mesa Entities in the ordinary course of business or (C) sales of Hydrocarbons from production in the ordinary course of business;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof other than (w) Organic CapEx in accordance with the Budget, (x) Inorganic Acquisition CapEx of up to $25 million per acquisition, (y) Inorganic Acquisition CapEx for over $25 million per acquisition, subject to the conditions contained in the Alta Mesa Partnership Agreement, or (z) pursuant to a Contract in effect as of the Execution Date, (B) form any joint venture or similar arrangement or (C) make any loans, advances or capital contributions to, or investments in, any Person, except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(vii) change in any material respect any of the financial accounting principles, practices or methods used by any Alta Mesa Entity, except for any change required by reason of a concurrent change in GAAP or statutory accounting requirements;

(viii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax;

(ix) settle or offer or propose to settle any Proceeding (other than a Proceeding relating to Taxes) against any Alta Mesa Entity unless such settlement (A) requires the payment of less than $1,000,000, which payment is made prior to Closing, (B) involves the unconditional release of such Alta Mesa Entity with respect to the subject matter of the Proceeding, (C) does not impose any material obligations on any Alta Mesa Entity after the Closing and (D) does not involve an admission of criminal wrongdoing by any Alta Mesa Entity;

(x) amend in any material respect, terminate or waive any material right under any Material Contract, other than Contracts that terminate pursuant to their terms;

(xi) except for expenditures necessary to respond to an Emergency, authorize or make capital expenditures except as set forth in the Budget or in accordance with Section 6.4(b)(vi);

(xii) amend or modify in any material respect the Budget;

(xiii) (A) except consistent with past practice and in the ordinary course of business, grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers, employees or independent contractors of any of the Alta Mesa Entities, (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any currently existing director, officer, employee or independent contractor; (C) terminate, establish or become obligated under any collective bargaining agreement; (D) enter into any new material, or amend any, Alta Mesa Group Plan or other Benefit Plan if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; or (E) terminate the employment of any executive officer or management-level employee (except for a for-cause termination);

(xiv) take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions;

(xv) enter into or amend the terms of any Related Party Transaction other than in connection with the Pre-Closing Reorganization; or

(xvi) agree or commit to do any of the foregoing.

(c) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law, or consented to or approved in writing by the Contributor, which consent or approval will not be unreasonably withheld, conditioned or delayed, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i) amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries, other than in connection with the Stockholder Proposals, or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii) (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interest of Buyer or any of its Subsidiaries, other than in connection with the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, or (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date;

(iii) (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer, other than pursuant to an exercise of a Buyer Stockholder Redemption Right, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv) other than in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement, create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person;

(v) other than in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi) agree or commit to do any of the foregoing.

6.5 D&O Indemnity. Buyer shall not, and shall cause the Alta Mesa Entities from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of any Alta Mesa Entity to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributor’s Appointees, any Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Alta Mesa Entities the Contributor’s Appointees, the Contributor or its Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Alta Mesa Entities to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Alta Mesa Entities for a claims-reporting or discovery period of at least seven years from and after the Closing Date from an insurance carrier with the same or better credit rating as Alta Mesa’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under Alta Mesa’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributor’s Appointees by reason of his or her service as an officer or director of any Alta Mesa Entity at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that Alta Mesa may not, without Buyer’s written consent, spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by Alta Mesa prior to the Execution Date per year for such coverage under such tail policy; provided further that if the cost of such insurance exceeds the D&O Cap Amount, and the Alta Mesa Entities elect not to spend more than the D&O Cap Amount for such purposes, then the Alta Mesa Entities shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Alta Mesa Entities under this Section 6.5. From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.5. Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer unable to satisfy their obligations under this Section 6.5.

6.6 Tax Matters.

(a) The Contributor shall prepare or cause to be prepared (i) all Tax Returns required to be filed by the Alta Mesa Entities that are due on or prior to the Closing Date, and (ii) any Tax Returns of Alta Mesa for Income Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date (including extensions) for filing any such Tax Return, the Contributor shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment. The Contributor shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Alta Mesa Entities not specifically addressed in the first sentence of this Section 6.6(a), including all Tax Returns required to be filed by the Alta Mesa Entities for any Tax period that begins before the Closing Date and ends on or after the Closing Date (the “Straddle Period”). Such Tax Returns for a Straddle Period shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation, to the Contributor for its reasonable comment. Buyer shall cause such Tax Returns for a Straddle Period (as revised to incorporate the

Contributor’s reasonable comments) to be timely filed and, if requested by the Contributor, will provide a copy to the Contributor.

(b) No amended Tax Return for Income Taxes that are imposed on a “flow-through” basis with respect to a Pre-Closing Tax Period shall be filed by or on behalf of Alta Mesa without the consent of the Contributor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Buyer and the Contributor shall cooperate fully, and shall cause the Alta Mesa Parties to cooperate fully, as and to the extent reasonably requested by Buyer or the Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Buyer or the Contributor, the provision of Records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Contributor, Buyer, or the Alta Mesa Entities.

(d) Notwithstanding herein to the contrary:

(i) Buyer and the Alta Mesa Entities, on the one hand, and the Contributor, and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, Tax Proceedings or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, that Buyer and the Alta Mesa Entities shall only be required to notify the Contributor with respect to any Tax Matter relating to Income Taxes that are imposed on a “flow-through” basis with respect to a Pre-Closing Tax Period. Any failure to so notify the other party of a Tax Matter shall not relieve such other party from liability with respect to such Tax Matter except to the extent such party was actually and materially prejudiced as a result thereof.

(ii) The Contributor shall have the sole right to control any Tax Proceeding with respect to Income Taxes imposed on a “flow-through” basis relating to any Tax period ending on or before the Closing Date, and to take any actions in connection with such Tax Proceeding.

(iii) Except as provided in Section 6.6(d)(ii), Buyer shall have the right to control all other Tax Proceedings relating to any Taxes of the Alta Mesa Entities.

(e) In the event that any Transfer Taxes are imposed on the Transactions (other than the Pre-Closing Reorganization), the Partnership shall be responsible for the payment of all such Transfer Taxes. Each Contributor and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Each Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(f) Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements or similar agreements between the Alta Mesa Entities, on the one hand, and any of the Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Alta Mesa Entity shall be bound thereby or have any liability thereunder.

(g) Intended Tax Treatment.

(i) The Parties agree that Alta Mesa will be a “disregarded entity,” as defined in Treasury Regulation Section 301.7701-3(a) immediately after the Closing Date.

(ii) The Parties agree that, except as required by applicable Laws, for U.S. federal income tax purposes, (A) the Partnership shall be treated as a continuation of Alta Mesa pursuant to Section 708(b)(1) of the Code; (B) the Contributor’s contribution of Contributed AM Interests in exchange for Common Units shall not be treated as a taxable exchange, (C) nonrecourse liabilities of the Partnership shall be allocated in a manner that is consistent with Treasury Regulation Section 1.752-3 and Treasury Regulation Section 1.707-5T(a)(2)(i), as applicable to minimize, to the greatest extent possible, the amount of gain that the Contributor would recognize, if any, pursuant to Section 707 of the Code, if applicable, or Section 731(a) of the Code, as a result of the contribution of Contributed AM Interests, (D) if applicable, any transfer of money or other consideration to the Contributor shall be treated as a reimbursement of preformation capital expenditures in connection with the contribution of the Contributed AM Interests to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), and (E) to the extent permitted, issuances of Earn-Out Consideration shall be treated as events triggering an adjustment to the book value (under Section 704(b) of the Code) of the assets of the Partnership and the corresponding capital account adjustments shall be made in a manner determined to minimize differences between the partners’ capital accounts as determined on a per Common Unit basis. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (i) the purchase of Buyer Class C Stock pursuant to Sections 2.2, 2.6 and 2.7(a), (ii) the right of a Contributor to have its Common Units redeemed by the Partnership, (iii) the receipt of the Tax Receivable Agreement or (iv) the receipt of the Buyer Series A Preferred Stock, as consideration paid to the Contributor in connection with the contribution of the Contributed AM Interests pursuant to Treasury Regulation Section 1.707-3.

(iii) The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 6.6(g), and (B) take no position inconsistent with this Section 6.6(g) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(h) Not later than 30 days after the Closing, the parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Alta Mesa Entities in accordance with the principles of Sections 1060 and 755 of the Code, as applicable (the “Tax Allocation Statement”). The Parties agree to (i) be bound by the Tax Allocation Statement (if agreed) and (ii) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return.

(i) The Parties agree that the Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3 (b) (including in connection with any “reverse 704(c) allocation” that may be required in connection with a “book-up” of the Partnership’s assets in connection with the Contributions contemplated by this Agreement.

(j) The Contributor and Ellis acknowledge and agree that the Founder Notes are properly treated as equity interests in Alta Mesa for U.S. federal income tax purposes, and consistent with the foregoing, the Contributor and Ellis agree to cause Alta Mesa to treat the Founder Notes as equity interests in Alta Mesa on the 2016 IRS Form 1065 (Return of Partnership Income) filed by Alta Mesa (including by issuing Ellis a K-1 as payee under the Founder Notes). Notwithstanding the foregoing, (i) the Contributor and Ellis agree that the fair market value of equity issued by Alta Mesa in connection with the conversion, exchange and extinguishment of the Founder Notes is at least equal to the adjusted issue price (for the avoidance of doubt, including amounts payable in kind, whether or not previously taken into account) of the Founder Notes, and (ii) except as required by applicable Laws, income or gain (if any) realized by Alta Mesa associated with the conversion, exchange and extinguishment of the Founder Notes shall be allocated to the equity owners of Alta Mesa (other than the Riverstone Contributor) immediately prior to the conversion. The Contributor and Ellis hereby agree, from and after the Closing, to indemnify the Riverstone Contributor for any tax cost or Losses arising out of or relating to the subordination of, or conversion, exchange and extinguishment of the Founder Notes, and the Riverstone Contributor is an express third party beneficiary of, and entitled to enforce, this provision.

(k) To the extent that the provisions of this Section 6.6 are inconsistent with or conflict the provisions of Article X or any other provisions under this Agreement, the provisions of this Section 6.6 shall control.

6.7 Public Announcements; Confidentiality.

(a) No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law (including in the Alta Mesa SEC Documents and in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Alta Mesa Parties) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Alta Mesa Parties to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b) From the Closing Date and for a period of five (5) years following the Closing Date, Buyer, each Contributor and each Contributor Owner will, and will cause their respective Affiliates and use commercially reasonable efforts to cause their respective Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its respective Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, each party agrees, to the extent legally permissible, to give the others prior written notice of such disclosure in sufficient time to permit the others to seek a protective order should it so determine) or (y) in a Claim brought by such party in the pursuit of its remedies under this Agreement. Each Party shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.8 [Reserved.]

6.9 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, but in any event within 10 Business Days following the date on which Buyer has received written notice from Alta Mesa and Kingfisher that Alta Mesa and Kingfisher each believes that the information required to be provided by the Alta Mesa Entities hereunder and Kingfisher pursuant to the Kingfisher Contribution Agreement has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement (the “Proxy Statement”) in preliminary form; provided, however, that such 10 Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to Alta Mesa or Kingfisher regarding information that is required but has not yet been received by Buyer from Alta Mesa or Kingfisher for the Proxy Statement, in which case the 10 Business Day period shall re-commence after Buyer receives such information from Alta Mesa or Kingfisher, as appropriate. Buyer shall as promptly as practicable notify the Contributor and the Alta Mesa Entities of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide the Contributor and the Alta Mesa Entities with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Contributor and the Alta Mesa Entities in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within 5 Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b) The Contributor and the Alta Mesa Entities acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding the Contributor, the Alta Mesa Entities and their management, operations and financial condition. Accordingly, the Contributor and the Alta Mesa Entities will, as promptly as reasonably practicable after the Execution Date, use their respective commercially reasonable efforts to provide Buyer with all information concerning the Contributor, the operations of the Alta Mesa Entities’ business and the Alta Mesa Entities’ management and operations and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Alta Mesa Entities prepared in accordance with Regulation S-X and a related consent from the Alta Mesa Entities’ independent public accountants. Without limiting the generality of the foregoing, the Contributor and the Alta Mesa Entities shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. The Contributor and the Alta Mesa Entities shall use their commercially reasonable efforts to cause and make their managers, directors, officers and employees of Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings to be made by Buyer with the SEC and responding in a timely manner to comments on the Proxy Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Alta Mesa Entities or its Subsidiaries.

(c) Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals and the LTIP Proposal as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals and the LTIP Proposal has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of the Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Buyer Common Stock. Subject to Section 6.9(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals and the LTIP Proposal by the holders of Buyer Common Stock.

(d) The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals and the LTIP Proposal (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the Special Meeting, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon a material intervening event (specifically excluding a change in oil and gas prices) that occurred during the Interim Period and information not available to the Buyer Board at the Execution Date and (ii) Buyer has provided to the Contributor three Business Days’ prior written notice advising the Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Buyer Board or (y) relieve Buyer of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(e) If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, the Contributor or the Alta Mesa Entities, or any of their respective Subsidiaries, officers or directors should be discovered by Buyer, the Contributor or the Alta Mesa Entities, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.9(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Alta Mesa Entities, reimburse the Alta Mesa Entities for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Alta Mesa Entities or any of their Subsidiaries in connection with the cooperation of the Alta Mesa Entities and their Subsidiaries contemplated by this Section 6.9 and shall indemnify and hold harmless the Alta Mesa Entities, their Subsidiaries, the Contributor and its Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of the Alta Mesa Entities to the extent they resulted from information provided by the Contributor or the Alta Mesa Entities or any of their Subsidiaries specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.9 shall survive Closing.

6.10 Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities of Buyer, the Alta Mesa Parties shall use their commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause their Representatives, including legal and accounting representatives, to provide, in each case at Buyer’s sole expense (with respect to reasonable out-of-pocket expenses), all cooperation reasonably requested by Buyer that is customary in connection with completing any financing activities of Buyer, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer reasonably promptly following Buyer’s request, with information regarding the Alta Mesa Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Alta Mesa Entities), to the extent reasonably available to the Alta Mesa Entities, (ii) causing the Alta Mesa Entities’ senior management and other representatives with appropriate seniority and expertise of the Alta Mesa Entities to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead-arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing or maintenance activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, and similar documents required in connection any such financing or maintenance activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Buyer in order to consummate such financing or maintenance activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer or any future or existing financing sources of Buyer or the Alta Mesa Entities to permit the consummation of such financing activities, (vi) assisting Buyer with the repayment, and release of any Liens upon repayment, of any outstanding Indebtedness of any Alta Mesa Entity and obtaining customary payoff letters with respect thereto, and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Alta Mesa Entities under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Alta Mesa Parties or any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any financing activities (other than with respect to expenses to be reimbursed in accordance with the first sentence of this Section 6.10). Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Alta Mesa Entities, reimburse the Alta Mesa Entities for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Alta Mesa Entities in connection with the cooperation of the Alta Mesa Entities contemplated by this Section 6.10 and shall indemnify and hold harmless the Alta Mesa Parties, their Subsidiaries, the Contributor and its Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any financing activities of Buyer and any information used in connection therewith, except for Liabilities of the Alta Mesa Parties to the extent they resulted from information provided by the Alta Mesa Parties or any of their Subsidiaries specifically for use in connection with such financing activity containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.10 shall survive Closing.

6.11 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Alta Mesa Parties to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

6.12 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Alta Mesa Parties will not, each Contributor will not, and will cause the Alta Mesa Entities and any of their respective Affiliates and any of their and their Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Alta Mesa Entities or all or substantially all of the Assets of the Alta Mesa Entities. The Alta Mesa Parties and each Contributor shall, and the Contributor shall cause the Alta Mesa Entities, any of their respective Affiliates and any of their and their Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing. As promptly as practicable (and in any event within two (2) Business Days) after the date hereof, the Alta Mesa Parties shall, and will cause the Alta Mesa Entities to, send “return or destroy” letters to all other Persons to whom the Alta Mesa Entities or their Affiliates and professional advisors provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or substantially all of the Alta Mesa Entities (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, the Alta Mesa Entities agree to use their reasonable best efforts to enforce their rights under any such Transaction Confidentiality Agreement for the benefit of Buyer.

(b) Buyer shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Buyer Acquisition Proposal. Until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 9.1, Buyer shall not directly or indirectly, through any controlled Affiliate or any of its or their Representatives initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information (other than information to or from any other Person which is traditionally provided in the regular course of business to third parties where Buyer and its controlled Affiliates or their Representatives have no reason to believe that such information may be utilized to evaluate any such Buyer Acquisition Proposal) with respect to any Buyer Acquisition Proposal, or agree to, approve or recommend, any Contract with respect to, any Buyer Acquisition Proposal.

(c) For purposes of this Agreement, a “Buyer Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (i) the acquisition of any of the equity interests of another Person by Buyer or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which another Person issues or would issue, or Buyer, its stockholders or any of its Subsidiaries acquire or would acquire, any of the equity interests of such other Person or (iii) a transaction pursuant to which Buyer or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person; provided that the Kingfisher Contribution Agreement and the transactions contemplated thereby, the Riverstone Contribution Agreement and the transactions contemplated thereby and any financing with respect to the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement shall not constitute a Buyer Acquisition Proposal.

6.13 Notice of Certain Events. Each of the Alta Mesa Parties and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that has, (i) with respect to the Alta Mesa Parties, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Alta Mesa Parties from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Alta Mesa Parties from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of the Alta Mesa Parties or Buyer, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by the Alta Mesa Parties or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.14 Pre-Closing Reorganization. Prior to the Closing, the Alta Mesa Parties shall, and the Contributor shall cause the Alta Mesa Entities to, complete a reorganization pursuant to which all assets and liabilities related to any business or operations of Alta Mesa and its Subsidiaries other than the ownership and operation of assets in Kingfisher, Garfield, Major, Blaine, Logan and Canadian counties, in each case, in the State of Oklahoma are transferred from the Alta Mesa Entities in a manner that (a) does not create a Tax liability for Buyer, the General Partner, the Partnership or the Alta Mesa Entities and (b) complies with applicable Laws (the “Pre-Closing Reorganization”) in accordance with the Alta Mesa Reorganization Agreements.

6.15 Kingfisher Contribution Agreement and Riverstone Contribution Agreement. Subject to the terms and conditions of this Agreement, Buyer shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement.

6.16 Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction.

6.17 Treatment of Certain Alta Mesa Group Plans.

(a) Prior to the Closing, the Alta Mesa Parties shall take all actions necessary and appropriate to vest and payout as of the Closing all performance appreciation rights then outstanding (“PARs”) under the Alta Mesa Holdings, L.P. Performance Appreciation Rights Plan (the “PARs Plan”) and to terminate the PARs Plan as of the Closing, provided that, as permitted under the PARs Plan, payment with respect to any PARs payable hereunder shall be subject to the PAR holder’s execution and delivery prior to the Closing (and non-revocation) of a general release of claims against the Alta Mesa Entities, the form and substance of which release shall be subject to review and approval by Buyer (not to be unreasonably withheld or delayed). At least three (3) Business Days prior to the Closing Date, the Alta Mesa Parties shall deliver to Buyer documents reasonably satisfactory to Buyer evidencing the vesting and payout of the PARs and termination of the PARs Plan as provided under this Section 6.17(a).

(b) Prior to the Closing, the Alta Mesa Parties shall take all actions necessary and appropriate to vest and payout as of the Closing all account balances under the Alta Mesa Holdings, L.P. Deferred Compensation Incentive Plan and the Alta Mesa Holdings, L.P. Supplemental Executive Retirement Plan (together, the “Deferred Compensation Plans”), and to terminate the Deferred Compensation Plans as of the Closing. At least three (3) Business Days prior to the Closing Date, the Alta Mesa Parties shall deliver to Buyer documents reasonably satisfactory to Buyer evidencing the vesting, payout and termination of the Deferred Compensation Plans as provided under this Section 6.17(b).

(c) For the avoidance of doubt, termination of the PARs Plan and the Deferred Compensation Plans in accordance with this Section 6.17 shall (i) in all respects, be in a manner that is compliant with Section 409A of the Code and (ii) include the payout and satisfaction of all liabilities incurred by the Alta Mesa Entities with respect to such PARs Plan and Deferred Compensation Plans through the Closing.

6.18 Founder Notes. Prior to Closing, the Contributor shall cause the Founder Notes to be exchanged for equity interests in the Contributor, and Ellis shall become a Contributor Owner in a manner reasonably acceptable to Buyer. The Parties acknowledge and agree that Ellis may transfer or assign the Founders Notes to a third party and such transferee will become a Contributor Owner hereunder in a manner reasonably acceptable to Buyer; provided that no such transfer shall relieve Ellis of any of his obligations hereunder.

6.19 LTIP Plan. Buyer shall cause the proposals at the Special Meeting submitted for approval by the holders of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock to include a proposal requesting those stockholders to adopt and approve a new equity incentive plan for the Buyer (the “LTIP Proposal”).

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Contributor Representations and Warranties. The Contributor Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Contributor in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.2 Representations and Warranties of Alta Mesa Parties. The Alta Mesa Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Alta Mesa Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Alta Mesa Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Alta Mesa Parties in Article IV (other than the Alta Mesa Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.3 Performance. Each Contributor and the Alta Mesa Parties shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

7.4 No Material Adverse Effect. Since the Execution Date, there shall not have been a Material Adverse Effect.

7.5 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.6 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.7 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Kingfisher Contribution Agreement, the Riverstone Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted certain amendments to Buyer’s amended and restated certificate of incorporation to, among other things, create a new class of capital stock for the Buyer Class C Common Stock (the “A&R Certificate of Incorporation”) reasonably necessary to complete the Transactions (excluding the LTIP Proposal) and the transactions contemplated by the Riverstone Contribution Agreement and the Kingfisher Contribution Agreement and (3) approved, for purposes of complying with applicable listing rules under of the NASDAQ, (w) the issuance of equity interests of Buyer, including pursuant to the terms of the Forward Purchase Agreements, (x) the issuance of Buyer Class C Common Stock to the Contributor, the Kingfisher Contributor and the Riverstone Contributor, (y) the issuance of the Buyer Series A Preferred Stock to Bayou City, Highbridge and Management and Buyer Series B Preferred Stock to the Riverstone Contributor, and (z) the future issuance of shares of Buyer Class A Common Stock to the Contributor, the Kingfisher Contributor and the Riverstone Contributor in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

7.8 Concurrent Closing of Kingfisher Contribution Agreement. The Kingfisher Closing shall be consummated in accordance with the terms of the Kingfisher Contribution Agreement.

7.9 Partnership Leverage Ratio. The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the Pre-Closing Reorganization, the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, the consummation of the transactions contemplated by the Forward Purchase Agreements to the extent of any sale of securities by Buyer pursuant to such Forward Purchase Agreements in accordance with their respective terms in connection with the Closing and the exercise of any Buyer Stockholder Redemption Right) would not exceed 1.5x.

7.10 NASDAQ Listing. The Buyer Class A Common Stock issuable to the Contributor, the Kingfisher Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

7.11 Consents. The consents set forth on Schedule 7.11 shall have been obtained.

7.12 Founder Notes. The Founder Notes shall have been exchanged for equity interests of the Contributor in accordance with Section 6.18 and Ellis shall have agreed to become bound hereunder as a Contributor Owner, and the Contributor shall have converted the Founder Notes into equity in the Contributor.

7.13 Completed Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with the Alta Mesa Reorganization Agreements.

ARTICLE VIII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of the Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

8.1 Representations and Warranties. The Buyer Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Buyer Parties in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality, material adverse effect or Buyer Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

8.2 Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

8.3 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by the Contributor or any of its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

8.4 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

8.5 Concurrent Closing of Kingfisher Contribution Agreement. The Kingfisher Closing shall be consummated in accordance with the terms of the Kingfisher Contribution Agreement.

8.6 Partnership Leverage Ratio. The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the Pre-Closing Reorganization, the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, the consummation of the transactions contemplated by the Forward Purchase Agreements to the extent of any sale of securities by Buyer pursuant to such Forward Purchase Agreements in accordance with their respective terms in connection with the Closing and the exercise of any Buyer Stockholder Redemption Right) would not exceed 1.5x.

8.7 Class B Waiver. The holders of Buyer Class B Common Stock shall have irrevocably and unconditionally relinquished and waived any and all rights they have or will have under Section 4.3(b)(ii) of the A&R Certificate of Incorporation to receive shares of Buyer Class A Common Stock in excess of the number of shares of Buyer Class B Common Stock held by them upon conversion of such shares (the “Class B Waiver”).

8.8 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

8.9 NASDAQ Listing. The Buyer Class A Common Stock issuable to the Contributor, the Kingfisher Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, as follows:

(a) at any time before Closing, by the Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b) at any time before Closing, by the Contributor, by written notice to Buyer, if (i)(A) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (B) such breach has not been cured by the earlier of (x) 30 days following written notification from the Contributor to Buyer thereof and (y) the Outside Date, or (ii) the Buyer Board has made a Change in Recommendation;

(c) at any time before Closing, by Buyer, by written notice to the Contributor, if (i) any Contributor or Alta Mesa Party has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to the Contributor or the Alta Mesa Parties thereof and (B) the Outside Date;

(d) at any time before Closing, by Buyer or the Contributor, by written notice to the Parties, if Closing has not occurred on or before February 28, 2018 (the “Outside Date”);

(e) at any time before the Closing, by Buyer or the Contributor, by written notice to the Parties, if the Kingfisher Contribution Agreement shall have been terminated in accordance with its terms; or

(f) by mutual written consent of Buyer and the Contributor;

provided, however, that neither the Contributor nor Buyer shall be entitled to terminate this Agreement under this Section 9.1(b), Section 9.1(c) or Section 9.1(d), as applicable, if any Contributor or Buyer, respectively, is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII or Article VIII, as applicable.

9.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, subject to the last sentence of this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Section 6.2(b), Section 6.7, Section 6.9(f), the second to last sentence of Section 6.10, this Article IX and Article XI will survive any such termination along with any obligation or covenant that otherwise expressly survives termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 9.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any Willful and Material Breach by such Party of the terms and provisions of this Agreement prior to such termination

9.3 Specific Performance. Each Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of the Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 9.1 or following the Closing, the Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with or following the Closing.

ARTICLE X

WAIVERS; LIMITATIONS ON LIABILITY

10.1 Waivers of other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE CONTRIBUTOR, THE ALTA MESA PARTIES, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE ALTA MESA ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY CONTRIBUTOR IN Article III, THE ALTA MESA PARTIES IN Article IV AND BUYER IN Article V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF THE CONTRIBUTOR, THE ALTA MESA PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES

MAKES ANY REPRESENTATION OR WARRANTY, OTHER THAN THOSE SET FORTH IN Article III OR Article IV WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ALTA MESA ENTITIES OR THEIR ASSETS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTOR IN Article III AND THE ALTA MESA PARTIES IN Article IV, THE CONTRIBUTOR’S INTERESTS IN THE CONTRIBUTED INTERESTS ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE CONTRIBUTOR, THE ALTA MESA PARTIES AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ALTA MESA ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ALTA MESA ENTITIES OR THEIR ASSETS.

(c) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN Article V, THE EQUITY CONSIDERATION IS BEING ISSUED TO THE CONTRIBUTOR “AS IS, WHERE IS, WITH ALL FAULTS,” AND BUYER, THE PARTNERSHIP AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUYER, THE PARTNERSHIP, THE EQUITY CONSIDERATION OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF BUYER AND THE PARTNERSHIP.

(d) BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR SET FORTH IN Article III AND OF THE ALTA MESA PARTIES SET FORTH IN Article IV AND IN ANY CLOSING CERTIFICATES OF THE CONTRIBUTOR OR THE ALTA MESA PARTIES ARE THOSE ONLY OF THE CONTRIBUTOR OR THE ALTA MESA PARTIES, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF THE CONTRIBUTOR, THE ALTA MESA ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES.

(e) THE CONTRIBUTOR ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

10.2 Waiver of Remedies.

(a) The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part after the Closing, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Section 9.2.

(b) Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed after the Closing, (i) no Representative or Affiliate of any Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any Contributor) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Contributor in this Agreement or in any Closing Certificate delivered by the Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to the Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

10.3 Waiver of Claims.

(a) Each Contributor and each Contributor Owner hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Alta Mesa Entities, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Contributor and each such Contributor Owner or any of their Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Alta Mesa Entities or their business, including pursuant to the Existing Alta Mesa Partnership Agreement (and any breaches thereof), pursuant to this Agreement, the Transactions or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in the Alta Mesa Entities or any distributions or payments (as consideration of services or otherwise) from the Alta Mesa Entities by reason of any matter, cause or thing whatsoever other than obligations arising under the covenants which expressly surviving Closing as provided in Section 10.2(a) (the “Contributor Released Claims”). Each Contributor and each Contributor Owner agrees not to, and to cause its Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims.

(b) Buyer and each Alta Mesa Entity each hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against the Contributor and all Contributor Owners and their respective Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer or any Alta Mesa Entity or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by a Contributor, Contributor Owner or its Related Persons of an Alta Mesa Entity or the business of an Alta Mesa Entity, including pursuant to the respective Organizational Documents thereof or predecessor agreements thereto (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Alta Mesa Released Claims”). Buyer and each Alta Mesa Entity each agrees not to, and to cause its respective Buyer Related Persons not to, assert any Proceeding against any Contributor, Contributor Owner or its Related Persons with respect to the Alta Mesa Released Claims.

10.4 Access to Information.

(a) After the Closing Date, the Contributor and Buyer shall grant to each other (or their respective designees), and Buyer shall cause the Alta Mesa Entities to grant to the Contributor (or its designees), reasonable access at all reasonable times to all of the Records of the Alta Mesa Entities in its possession or the possession of any Alta Mesa Entity to the extent such Records are necessary to the Contributor in connection with any investigation or audit by a Governmental Authority or any claim or dispute by or with any Person other than Buyer or any Alta Mesa Entity. Buyer shall maintain, and shall cause the Alta Mesa Entities to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the Contributor shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by the Contributor or its Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery.

(b) The Contributor and the Contributor’s Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transaction contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Contributor; provided that all such material shall be Confidential Information for purposes of Section 6.7(b). This Section 10.4 shall survive the Closing.

ARTICLE XI

MISCELLANEOUS

11.1 Notice.

(a) All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or any Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Buyer and each Contributor at the addresses set forth on Schedule 11.1 (or at such other addresses as shall be specified by Buyer and each Contributor by similar notice).

(b) Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4 Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by the Contributor, the Alta Mesa Parties or Buyer not expressly set out in the Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of the Contributor, the Alta Mesa Parties or Buyer in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of this Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

11.5 Waiver . Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 10.2, be cumulative and not alternative.

11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Contributor and Buyer.

11.7 No Third Party Beneficiary. Except for the provisions of Section 6.2(b), Section 6.5, Section 6.6(i) and Section 10.3 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and each Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so).

11.8 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10 Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12 Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13 Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216409) (the “Prospectus”), and dated as of March 23, 2017. Each of the Contributor, the Contributor Owners and the Alta Mesa Parties acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $1,035.0 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with the Contributor, the Contributor Owners and the Alta Mesa Parties regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Contributor, the Contributor Owners and the Alta Mesa Parties hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer, the Contributor, any of the Contributor Owners or the Alta Mesa Parties, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Contributor, the Contributor Owners and the Alta Mesa Parties hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each of the Contributor, the Contributor Owners and the Alta Mesa Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of the Contributor, the

Contributor Owners and the Alta Mesa Parties further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent any Contributor, any of the Contributor Owners or any Alta Mesa Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the Contributor, such Contributor Owner or such Alta Mesa Party hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Contributor, such Contributor Owner or such Alta Mesa Party (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided that (i) nothing herein shall serve to limit or prohibit the Contributor, the Contributor Owners’ or the Alta Mesa Entities’ right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Contributor, the Contributor Owners or the Alta Mesa Entities may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event any Contributor, any of the Contributor Owners or any Alta Mesa Party or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom), whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Contributor and such Contributor Owner or such Alta Mesa Party, as applicable, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or Proceeding.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ALTA MESA HOLDINGS, LP

By:	Alta Mesa Holdings GP, LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

ALTA MESA HOLDINGS GP, LLC

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

HIGH MESA HOLDINGS, LP

By:	High Mesa Holdings GP, LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

HIGH MESA HOLDINGS GP, LLC

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
James T. Hackett,
Chief Executive Officer

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

HIGH MESA, INC.

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

ALTA MESA RESOURCES, LP

By:	Alta Mesa Resources GP, LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

GALVESTON BAY RESOURCES HOLDINGS, LP

By:	Galveston Bay Resources Holdings GP,
LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

PETRO ACQUISITIONS HOLDINGS, LP

By:	Petro Acquisitions Holdings GP, LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

PETRO OPERATING COMPANY HOLDINGS, INC.

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

/s/ Harlan H. Chappelle
HARLAN H. CHAPPELLE

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

/s/ Dale Hayes
DALE HAYES

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

AM EQUITY HOLDINGS, LP

By:	Alta Mesa Resources, LP,
its general partner

By:	Alta Mesa Resources GP LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.6(j), Section 6.7, Section 10.3 and Section 11.13

/s/ Michael E. Ellis
Michael E. Ellis

Signature Page to Contribution Agreement

Annex B

Execution Version

CONTRIBUTION AGREEMENT

by and among

KFM HOLDCO, LLC,

KINGFISHER MIDSTREAM, LLC

SILVER RUN ACQUISITION CORPORATION II

and, solely for purposes of Sections 10.9 and 11.13, the Contributor Members party hereto

Dated as of August 16, 2017

ARTICLE I DEFINITIONS AND CONSTRUCTION		B-6

1.1	Definitions	B-6
1.2	Rules of Construction	B-23

ARTICLE II CONTRIBUTION AND CLOSING		B-23

2.1	Buyer Contribution	B-23
2.2	Contributor’s Contribution and Consideration	B-23
2.3	Closing	B-24
2.4	Closing Deliveries by Contributor	B-24
2.5	Closing Deliveries by Buyer	B-25
2.6	Contribution Price Adjustments	B-25
2.7	Earn-Out Consideration	B-27
2.8	Withholding	B-28

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR		B-28

3.1	Organization	B-28
3.2	Authority	B-28
3.3	No Conflicts; Consents and Approvals	B-29
3.4	Governmental Approvals	B-29
3.5	Title to Interests	B-29
3.6	Legal Proceedings	B-29
3.7	Contributor Benefit Plans	B-29
3.8	Brokers	B-30
3.9	Accredited Investor; Investment Intent	B-30
3.10	Tax Matters	B-30

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		B-30

4.1	Organization	B-30
4.2	Authorization	B-30
4.3	No Conflicts; Consents and Approvals	B-30
4.4	No Defaults	B-31
4.5	Governmental Approvals	B-31
4.6	Capitalization; Rights to Acquire Equity	B-31
4.7	Insurance	B-31
4.8	Legal Proceedings	B-31
4.9	Compliance with Laws and Orders	B-32
4.10	Anti-Corruption and Sanctions	B-32
4.11	Financial Statements	B-33
4.12	Absence of Certain Changes or Events	B-33
4.13	No Undisclosed Liabilities; Indebtedness	B-33
4.14	Taxes	B-33
4.15	Material Contracts	B-34
4.16	Company Real Property; Company Assets	B-36
4.17	Permits	B-37
4.18	Environmental Matters	B-37
4.19	Employees and Labor Matters	B-38
4.20	Employee Benefits	B-38
4.21	Regulatory Status	B-38
4.22	Capital Commitments	B-38
4.23	Related Party Transactions	B-39

4.24	Brokers	B-39
4.25	Credit Support Instruments	B-39
4.26	Parachute Payments	B-39
4.27	Information Supplied	B-39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		B-39

5.1	Organization	B-39
5.2	Authority	B-39
5.3	No Conflicts	B-40
5.4	Governmental Approvals	B-40
5.5	Capital Structure	B-40
5.6	Capitalization of the General Partner and the Partnership	B-41
5.7	No Undisclosed Liabilities	B-41
5.8	SEC Documents; Controls	B-41
5.9	Legal Proceedings	B-42
5.10	Compliance with Laws and Orders	B-42
5.11	Brokers	B-42
5.12	Trust Account	B-42
5.13	Tax Matters	B-43
5.14	Information Supplied; Proxy Statement	B-43
5.15	Absence of Certain Changes or Events	B-43
5.16	No Default	B-43
5.17	Listing	B-43
5.18	Investment Company	B-43
5.19	Accredited Investor; Investment Intent	B-43
5.20	Opportunity for Independent Investigation	B-44

ARTICLE VI COVENANTS		B-44

6.1	Regulatory and Other Approvals	B-44
6.2	Access of Buyer	B-45
6.3	Conduct of Business	B-46
6.4	Certain Restrictions	B-46
6.5	Termination of Operator Agreement	B-49
6.6	D&O Indemnity	B-49
6.7	Tax Matters	B-49
6.8	Public Announcements; Confidentiality	B-52
6.9	Use of Certain Names	B-52
6.10	Distributions	B-53
6.11	Support Obligations	B-53
6.12	The Proxy Statement and the Special Meeting	B-53
6.13	Cooperation on Financing Matters	B-55
6.14	Further Assurances	B-56
6.15	Buyer Employees and Related Benefits	B-56
6.16	Exclusivity	B-57
6.17	Notice of Certain Events	B-58
6.18	Reasonable Best Efforts	B-58
6.19	Engagement Letters	B-58

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		B-59

7.1	Contributor’s Representations and Warranties	B-59
7.2	Company Representations and Warranties	B-59
7.3	Performance	B-59

7.4	No Material Adverse Effect	B-59
7.5	Orders and Laws	B-59
7.6	HSR Act	B-59
7.7	Stockholder Approval	B-59
7.8	Concurrent Closing of Alta Mesa Contribution Agreement	B-60
7.9	NASDAQ Listing	B-60
7.10	Consents	B-60
7.11	Leverage Ratio	B-60

ARTICLE VIII CONTRIBUTOR’S CONDITIONS TO CLOSING		B-60

8.1	Representations and Warranties	B-60
8.2	Performance	B-60
8.3	Orders and Laws	B-60
8.4	HSR Act	B-61
8.5	Stockholder Approval	B-61
8.6	Concurrent Closing of Alta Mesa Contribution Agreement	B-61
8.7	NASDAQ Listing	B-61
8.8	Minimum Cash Consideration	B-61

ARTICLE IX TERMINATION		B-61

9.1	Termination	B-61
9.2	Effect of Termination	B-62
9.3	Specific Performance	B-62

ARTICLE X INDEMNIFICATION; WAIVERS; LIMITATIONS ON LIABILITY		B-62

10.1	Indemnity	B-62
10.2	Limitations of Liability	B-63
10.3	Waivers of Representations	B-64
10.4	Waiver of Remedies	B-65
10.5	Procedure with Respect to Third-Party Claims	B-66
10.6	Procedure with Respect to Direct Claims	B-67
10.7	Payments of Indemnity Amounts	B-67
10.8	Exclusive Remedy	B-68
10.9	Waiver of Claims	B-68
10.10	Access to Information	B-69

ARTICLE XI MISCELLANEOUS		B-69

11.1	Notice	B-69
11.2	Entire Agreement	B-70
11.3	Expenses	B-70
11.4	Disclosure	B-70
11.5	Waiver	B-70
11.6	Amendment	B-70
11.7	No Third Party Beneficiary	B-70
11.8	Assignment; Binding Effect	B-71
11.9	Headings	B-71
11.10	Invalid Provisions	B-71
11.11	Counterparts; Facsimile	B-71
11.12	Governing Law; Venue; and Jurisdiction	B-71
11.13	Trust Account Waiver	B-71
11.14	Attorney Waiver	B-72

EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C	Form of Operating Transition Services Agreement
Exhibit D	Form of Amended and Restated Certificate of Incorporation
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Escrow Agreement

SCHEDULES

Schedule 1.1 – CapEx	CapEx Budget
Schedule 1.1-K(a)	Contributor Knowledge Individuals
Schedule 1.1-K(b)	Company Knowledge Individuals
Schedule 1.1-K(c)	Buyer Knowledge Individuals
Schedule 1.1-NWC	Net Working Capital Sample Calculation
Schedule 1.1-PL	Permitted Liens
Schedule 3.3	No Conflicts – Contributor
Schedule 3.4	Governmental Approvals – Contributor
Schedule 3.5	Title to Interests
Schedule 4.3	No Conflicts – Company
Schedule 4.5	Governmental Approvals – Company
Schedule 4.6	Contributed Interests
Schedule 4.7	Insurance
Schedule 4.8	Legal Proceedings
Schedule 4.9	Compliance with Laws and Orders
Schedule 4.11	Financial Statements
Schedule 4.13(a)	No Undisclosed Liabilities
Schedule 4.14	Taxes
Schedule 4.15(a)	Material Contracts
Schedule 4.15(c)	Enforceability of Material Contracts
Schedule 4.15(d)	Breaches or Defaults of Material Contracts
Schedule 4.16(a)	Company Real Property
Schedule 4.16(b)	Default of Real Property Lease
Schedule 4.16(d)	Easements
Schedule 4.17	Permits
Schedule 4.18	Environmental Matters
Schedule 4.19(a)	Available Employees
Schedule 4.19(c)	Employee Claims and Proceedings
Schedule 4.21	Regulatory Status
Schedule 4.22	Capital Commitments
Schedule 4.23	Related Party Transactions
Schedule 4.25	Credit Support Instruments
Schedule 5.4	Governmental Approvals – Buyer
Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Certain Restrictions – Contributor
Schedule 6.4(b)	Certain Restrictions – Company
Schedule 6.11	Support Obligations
Schedule 6.15(e)	Retention Bonus Agreements
Schedule 7.10	Consents
Schedule 11.1	Notice Addresses

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and among KFM Holdco, LLC, a Delaware limited liability company (“Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (the “Company”), Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”), and, solely for purposes of Sections 10.9 and 11.13, the Contributor Members (as defined below). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, Contributor owns all of the issued and outstanding Interests in the Company (collectively with any other Interests issued after the date hereof in accordance with Section 6.4(b)(ii)), the “Contributed Interests”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the Partnership, and Contributor desires to make the Contributor’s Contribution (as defined below) to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“20-Day VWAP” means, as of a particular date, the average of the per share volume- weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Buyer) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 20 trading day period ending on the trading day immediately prior to such date (or, if such volume- weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Buyer) retained for such purpose by Buyer).

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was calculated in accordance with GAAP, applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by the Company in the preparation of the audited financial statements described in Section 4.11.

“Acquisition” means, with respect to any Person, any transaction, or any series of related transactions, consummated prior to the Closing Date, by which such Person or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Common Units” means that number of Common Units equal to the quotient obtained by dividing (x) the Cash Consideration (before giving effect to the proviso set forth in the second sentence of Section 2.2) minus the Available Funds, by (y) $10.00.

“Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement: (i) prior to Closing, the Company shall not constitute an Affiliate of any Person other than Contributor and the Contributor Members; (ii) from and after Closing, the Company shall constitute an Affiliate of Buyer; (iii) no Contributor Member shall be deemed to be an Affiliate of any other Contributor Member; and (iv) each Contributor Member shall be deemed an Affiliate of Contributor.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa” means Alta Mesa Holdings, LP, a Texas limited partnership.

“Alta Mesa Cash Consideration” means the “Cash Consideration” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Closing” means the “Closing” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Buyer, High Mesa Holdings, LP, High Mesa Holdings GP, LLC, Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC and the other parties thereto.

“Alta Mesa Contributor” means “Contributor” as such term is defined in the Alta Mesa Contribution Agreement.

“Amended and Restated Certificate of Incorporation” has the meaning given to it in Section 7.7.

“Ancillary Agreements” means the Closing Certificates, the Escrow Agreement, the A&R LP Agreement, the Partnership Warrant Agreement, the Amended and Restated Certificate of Incorporation, the Registration Rights Agreement, the Operating Transition Services Agreement, the Restrictive Covenant Agreement and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.

“ARM” means ARM-M I, LLC, a Delaware limited liability company.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether owned or leased and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Available Employees” means those Operator Employees listed on Schedule 4.19(a).

“Available Funds” means (a) the amount in the Trust Account on the Closing Date, plus the proceeds of the Forward Purchase Agreements, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement, minus the amount of any deferred underwriting commissions payable by Buyer to the underwriters in the IPO, less (b) the Alta Mesa Cash Consideration.

“Balance Sheet Date” has the meaning given to it in Section 4.11(a).

“Banking Fee Estimate” has the meaning given to it in Section 2.6(a)

“Banking Fees” means an amount equal to the fees due by the Company under the Engagement Letters.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten) providing compensation or benefits to any employee or other individual service provider.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Board” means the board of directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.12(d).

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” has the meaning given to it in Section 2.2.

“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Employer” has the meaning given to it in Section 6.15(a).

“Buyer Fundamental Representations” means those representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.11.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 5.5.

“Buyer Public Securities” has the meaning given to it in Section 5.17.

“Buyer Series A Preferred Stock” means the three shares of Series A preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Related Persons” has the meaning given it in Section 10.9(b).

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Calculation Period” means the four quarter period most recently ended as of the last Business Day of the calendar quarter ending prior to (or on) the Closing Date.

“Cap Amount” has the meaning given to it in Section 10.2(d).

“CapEx Amount” means the amount paid by the Company or any of its Subsidiaries, during the period beginning on the Execution Date and ending on the Closing Date, with regards to the construction of midstream assets, including assets relating to the gathering, compression, collection, storage, processing, treating, dehydration or transportation of Hydrocarbons.

“CapEx Budget” means the budgeted capital expenditures set forth in Schedule 1.1-CapEx.

“CapEx Credit Agreement” means that certain Credit Agreement, dated August 8, 2017, by and among the Company (as borrower), ABN AMRO Capital USA LLC (as administrative agent and LC issuer) and certain other financial institutions (as lenders).

“CapEx Estimate” has the meaning given to it in Section 2.6(a).

“Capital Leases” means, as applied to any Person, any lease of any property by such Person or any of its Subsidiaries as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash” means, with respect to any Person, the cash and cash equivalents of such Person and its Subsidiaries determined in accordance with GAAP.

“Cash Consideration” has the meaning given to it in Section 2.2.

“Change in Recommendation” has the meaning given to it in Section 6.12(d).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority or arbitrator.

“Claiming Party” has the meaning given to it in Section 10.5(a).

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Sections 2.4(e), 2.4(f), and 2.5(h).

“Closing Date” means the date on which Closing occurs.

“Closing Date Statement” has the meaning given to it in Section 2.6(c).

“Closing Debt” means the Indebtedness of the Company and its Subsidiaries as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

“Company” has the meaning given to it in the introduction to this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(c) 4.6, 4.12(a) and 4.24.

“Company LLC Agreement” means the Third Amended and Restated Liability Company Agreement of the Company, dated August 4, 2017.

“Company Real Property” means (i) all real property and interests in real property, including any fee interests, owned by the Company, (ii) all leases, subleases or other similar instruments of real property (“Real Property Leases”) in which the Company holds a lease hold or similar interest and (iii) the Easements.

“Company Related Party Transaction” means any agreement, arrangement or other transaction that if in effect on the date hereof would be required to be disclosed on Schedule 4.23.

“Company Released Claims” has the meaning given it in Section 10.9(b).

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Contributor on or prior to Closing and (y) pertains to the Company and its Subsidiaries or their respective Assets, Liabilities, personnel or businesses or (ii) (x) has been disclosed to, become known by or made available to Contributor on or prior to the Closing and (y) pertains to Buyer or any Affiliate or Representative of Buyer.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Riverstone Investment Group LLC, dated as of April 10, 2017.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor 401(k) Plan” has the meaning given to it in Section 6.15(e).

“Contributor Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Contributor Appointees” means all current and former officers, managers, directors and similar persons of the Company that are or were employees of Contributor or any of its Affiliates.

“Contributor Fundamental Representations” means those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, and 3.8.

“Contributor Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Contributor Members” means each of (a) ARM – M I, LLC, a Delaware limited liability company, (b) HMS Kingfisher HoldCo, LLC, a Delaware limited liability company, (c) Mezzanine Partners II Delaware Subsidiary, LLC (f/k/a Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC), a Delaware limited liability company, (d) KFM Offshore, LLC, a Delaware limited liability company, (e) KFM Institutional, LLC, a Delaware limited liability company, (f) AP Mezzanine Partners II, L.P. (f/k/a Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.), a Delaware limited partnership, and (g) Jade Real Assets Fund, L.P. (f/k/a Highbridge Principal Strategies – Jade Real Assets Fund, L.P.), a Delaware limited partnership.

“Contributor Released Claims” has the meaning given to it in Section 10.9.

“Contributor Taxes” means (i) any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period; (ii) Taxes of Contributor or the Contributor Members (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and its Subsidiaries) for any Tax period; (iii) Taxes for which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date; (iv) Taxes imposed on or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing Date; and (v) any withholding Taxes imposed with respect to payments to Contributor pursuant to this Agreement.

“Contributor’s Contribution” has the meaning given to it in Section 2.2.

“Contributor’s Marks” has the meaning given to it in Section 6.9.

“Current Assets” means the current assets of the Company, including cash, cash equivalents, and cash deposited by the Company in any reserve account (but excluding cash collateral posted as credit support by the Company), in each case, as determined in accordance with the Accounting Principles.

“Current Liabilities” means the current liabilities of the Company, as determined in accordance with the Accounting Principles; provided, however, that, for the purpose of determining Current Liabilities, any current portion of any Indebtedness shall be excluded from the definition of Current Liabilities.

“D&O Cap Amount” has the meaning given to it in Section 6.6.

“De Minimis Threshold” has the meaning given to it in Section 10.2(b).

“Debt” means, with respect to any Person, without duplication (i) indebtedness of such Person and its Subsidiaries for borrowed money, including, without limitation, obligations under letters of credit (but only to the extent drawn); (ii) obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person and its Subsidiaries to pay the deferred purchase price of property or assets (whether real, personal, or mixed, tangible or intangible) or services (including, without limitation, obligations that are non-recourse to the credit of such Person and its Subsidiaries but are secured by the assets of such Person or any of its Subsidiaries, but excluding trade accounts payable); (iv) obligations of such Person or any of its Subsidiaries as lessee under Capital Leases and obligations of such Person or any of its Subsidiaries in respect of synthetic leases; (v) obligations of such Person or any of its Subsidiaries under any Hedge Contract; (vi) any obligations of such Person or any of its Subsidiaries owing in connection with any volumetric or production prepayments; (vii) obligations of such Person or any of its Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person or any of its Subsidiaries to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; and (viii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) secured by any Lien on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person or any of its Subsidiaries.

“Debt Estimate” has the meaning given to it in Section 2.6(a).

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Direct Claim” has the meaning given to it in Section 10.6.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Earn-Out Consideration” has the meaning given to it in Section 2.7(a)(ii).

“Earn-Out Payment” has the meaning given to it in Section 2.7(a)(ii).

“Easements” has the meaning given to it in Section 4.16(d).

“EBITDAX” means without duplication, for any Person and its Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, (i) Interest Expense, income taxes, depreciation, amortization, and exploration expenses, (ii) unrealized losses on Hedge Contracts and losses on Disposition of assets (including hedge monetizations) for such period outside the ordinary course of business (other than monetization of Hedge Contracts which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12- month period), and (iii) other non-cash charges for such period, including non-cash losses under ASC 815 as a result of changes in the fair market value of derivatives but excluding, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future, minus (c) to the extent included in determining Consolidated Net Income, non-cash income for such period, including non-cash income under ASC 815 as a result of changes in the fair market value of derivatives, minus (d) to the extent included in determining Consolidated Net Income, the following gains or credits: unrealized gains on Hedge Contracts and gains on Disposition of assets (including hedge monetizations) outside the ordinary course of business; provided that, such EBITDAX shall be subject to pro forma adjustments for Acquisitions and Dispositions occurring during the Calculation Period assuming that such Acquisitions and/or Dispositions had occurred on the first day of the Calculation Period.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets or a material environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or liability to the Company; or (c) curtailment of service on the Assets.

“Engagement Letters” means (i) that certain engagement letter dated February 27, 2017, by and between J.P. Morgan Securities LLC and the Company, as amended on May 19, 2017, and (ii) that certain engagement letter dated February 27, 2017, by and between Barclays Capital Inc. and the Company.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means IberiaBank Corporation.

“Escrow Agreement” has the meaning given to it in Section 2.4(c).

“Escrow Amount” has the meaning given to it in Section 2.2.

“Escrow Funds” means, at any given time after Closing, any funds deposited into the Escrow Account.

“Estimated Adjustment Amount” has the meaning given to it in Section 2.6(b).

“Excess Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Excess Escrow Amount” has the meaning given to it in Section 2.6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Expiration Date” has the meaning given to it in Section 10.2(a).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FERC” has the meaning given to it in Section 4.21.

“Final Banking Fees” has the meaning given to it in Section 2.6(c).

“Final CapEx Amount” has the meaning given to it in Section 2.6(c).

“Final Closing Debt” has the meaning given to it in Section 2.6(c).

“Final NWC” has the meaning given to it in Section 2.6(c).

“Final Transaction Expenses” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.11.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of March 17, 2017, pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of the Execution Date (the “Execution Date Forward Purchase Agreement”), pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States. “General Partner” has the meaning given to it in the recitals to this Agreement. “Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance, or similarly-regulated material under any Environmental Law, including any Hydrocarbons, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master; excluding in the case of (a) and (b) any physical commodity purchase contracts described on Schedule 4.15.

“High Mesa Holdings” means High Mesa Holdings, L.P., a Delaware limited partnership.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person, and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, including pursuant to the CapEx Credit Agreement or any other financing the proceeds of which are intended to fund capital expenditures of the Company; (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed; (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP as a capital lease; (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations under forward currency exchanges, interest rate protection agreements, swap agreements and hedging arrangements; (vi) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (viii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vii) above for the payment of which such first Person may be liable and (ix) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (viii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions).

“Indemnitee” has the meaning given to it in Section 10.5(a).

“Indemnity Claim” means any claim for indemnification under this Agreement.

“Independent Accounting Firm” means KPMG LLP, or, if such firm declines to act as the Independent Accounting Firm, an independent accounting firm of national reputation that is selected by mutual agreement of Contributor and Buyer or, if Contributor and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after either Party first receives written notice from the other requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then Buyer shall designate one firm of independent public accountants of good standing and Contributor shall designate another firm of independent public accountants of good standing, and the representatives of such firms shall select a third firm of independent public accountants of good standing, which third firm shall serve as the independent accounting firm for purposes of this Agreement.

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interest Expense” means, for any Person and its Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” mean, with respect to any Person, a Hedge Contract between such Person or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, providing for the exchange of nominal interest obligations between such Person or any of its Subsidiaries and such financial institution or the cap of the interest rate on any Debt of such Person or any of its Subsidiaries.

“Interim Financials” has the meaning given to it in Section 4.11(b).

“Interim Period” has the meaning given to it in Section 6.2(a).

“IPO” has the meaning given to it in Section 11.13.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Contributor, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(a), (b) when used in a particular representation or warranty in this Agreement with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(b) and (c) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(c).

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Leave Employee” has the meaning given to it in Section 6.15(b).

“Leverage Ratio” shall mean, with respect to a particular Person, as of a certain date, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of such Person and its Subsidiaries (net of any Cash of such Person and its Subsidiaries) as of such date to (b) EBITDAX of such Person and its Subsidiaries for the Calculation Period.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a) The consummation of any merger, reorganization, business combination or consolidation of Buyer that results in any Person (other than an Affiliate of Contributor, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company;

(b) The consummation of a sale or disposition by Buyer of all or substantially all of the Buyer’s assets, other than a sale or disposition if the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of Buyer approve a plan of complete liquidation or dissolution of the Buyer; or

(c) The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act.

“Liquidity Event Consideration” has the meaning given to it in Section 2.7(d).

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment). For all purposes of this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, Assets, condition (financial or otherwise) or results of operations of the Company and its

Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Contributor or the Company from performing its obligations under this Agreement or to consummate the Transactions; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Material Adverse Effect pursuant to clause (i) only: any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting any of the Hydrocarbon transportation, distribution, storage, processing or sales industries, generally, or the target markets or systems of the Company in particular; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of this Agreement, or taken at the request of or with the consent of Buyer; (h) the announcement or pendency of the Transactions; and (i) any failure by the Company to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the events or circumstances contributing to or causing such failure); provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, Assets, condition (financial or otherwise) or results of operations of the Company or any of its Subsidiaries compared to other participants in the industries in which such affected Person conducts its businesses.

“Material Contracts” has the meaning given to it in Section 4.15(a).

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” means, with respect to the Company, as of the close of business on the day immediately prior to the Closing Date, the Current Assets minus the Current Liabilities, as determined in accordance with the accounting policies, practices, procedures, methods, categorizations and techniques as were used in the preparation of Schedule 1.1-NWC (sample calculation of Net Working Capital), and in accordance with the Accounting Principles.

“Non-Reimbursable Damages” has the meaning given to it in Section 10.4(b).

“Notice” has the meaning given to it in Section 11.1(a).

“NWC Estimate” has the meaning given to it in Section 2.6(a).

“NWC Target” shall mean $0.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Operating Transition Services Agreement” has the meaning given to it in Section 2.4(i).

“Operator” means Asset Risk Management, LLC.

“Operator Agreement” means that certain Amended and Restated Operating and Construction Management Agreement dated December 22, 2016 by and between the Company and the Operator.

“Operator Employees” means those individuals who are providing services to the Assets of the Company pursuant to the Operator Agreement.

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Outside Date” has the meaning given to it in Section 9.1(d).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the date hereof.

“Party” or “Parties” means each of Buyer, the Company and Contributor.

“Pending Claim” has the meaning given to it in Section 10.7(c).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of the Company, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring a Company Real Property or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Company Real Property, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Company Real Property to which they relate in the conduct of the Company’s or an of its Subsidiaries’ business as presently conducted thereon, (g) the terms and conditions of the Permits of the Company or the Contracts listed on

Schedule 4.15(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) Liens expressly identified in the Financial Statements and (j) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prospectus” has the meaning given to it in Section 11.13.

“Proxy Statement” has the meaning given to it in Section 6.12(a).

“Real Property Leases” has the meaning given to it in the definition of Company Real Property.

“Records” means the Company’s books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information; provided that the foregoing shall expressly exclude any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Contributor, the Alta Mesa Contributor, the Riverstone Contributor, Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit E.

“Related Persons” has the meaning given to it in Section 10.9.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Reserved Units” has the meaning given to it in Section 10.7(c).

“Responding Party” has the meaning given to it in Section 10.5(a).

“Restrictive Covenant Agreement” means an agreement between Buyer and Operator in the form attached as Exhibit B.

“Restrictive Legend” has the meaning given to it in Section 10.7(c).

“Riverstone Closing” means the “Closing” as defined in the Riverstone Contribution Agreement.

“Riverstone Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and between the Riverstone Contributor and Buyer.

“Riverstone Contributor” means the “Contributor” as defined in the Riverstone Contribution Agreement.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning given to it in Section 5.8(a).

“Special Meeting” has the meaning given to it in Section 6.12(c).

“Stockholder Proposals” has the meaning given to it in Section 7.7.

“Straddle Period” has the meaning given to it in Section 6.7(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Support Obligations” has the meaning given to it in Section 6.11.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Allocation Statement” has the meaning given to it in Section 6.7(i).

“Tax Matter” has the meaning given to it in Section 6.7(e)(i).

“Tax Participation Period” means the period during which the unpaid indemnity obligations of Contributor under this Agreement with respect to a Tax Return, Tax Matter or Tax Proceeding does not exceed the value of the Reserved Units available to satisfy such indemnity obligation pursuant to Section 10.7(c).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Third Party Claim” has the meaning given to it in Section 10.5(a).

“Transaction Confidentiality Agreement” has the meaning given to it in Section 6.16(a).

“Transaction Expenses” means without duplication, (i) all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Company or its Subsidiaries in connection with the negotiation, documentation and consummation of the Transactions, including all of the fees and expenses of Bracewell LLP (and all Taxes payable in connection with such amounts); (ii) all sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable to current or former employees, directors or consultants of the Company or any of its Subsidiaries as a result of or in connection with the Closing or as a result of any termination of employment occurring prior to the Closing (together with the amount of all employer-side employment, social insurance and other Taxes payable in connection therewith); and (iii) all employer-side employment, social insurance and other Taxes related to payments made in respect of any of the foregoing; provided, however, that the Banking Fees shall not be deemed Transaction Expenses.

“Transaction Expenses Estimate” has the meaning given to it in Section 2.6(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Date” has the meaning given to it in Section 6.15(b).

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Transferred Employee” has the meaning given to it in Section 6.15(a).

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“Valuation Date” has the meaning given to it in Section 10.7(b).

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) Unless otherwise indicated, with respect to the Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds plus the Alta Mesa Cash Consideration (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued at the consummation of the Transactions upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

2.2 Contributor’s Contribution and Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and

Buyer shall, at the Closing, cause the Partnership to accept from Contributor, all of the Contributed Interests (including any Interests issued during the Interim Period pursuant to Section 6.4(b)(ii)) (the “Contributor’s Contribution”). As consideration for the Contributor’s Contribution, Buyer shall cause the Partnership to pay and deliver the following consideration to Contributor (subject to adjustment, and as adjusted, pursuant to Section 2.6, the “Contribution Price”): (a) 55,000,000 Common Units (the “Equity Consideration”), (b) cash in the amount of $800,000,000 plus the Estimated Adjustment Amount (the “Cash Consideration”), minus an amount equal to $5,000,000 (the “Escrow Amount”); and (c) the Earn-Out Consideration pursuant to the terms of Section 2.7; provided, however, that in the event that the Available Funds are less than the Cash Consideration and Contributor waives the condition to its obligations set forth in Section 8.8, then (i) the total Equity Consideration at Closing shall be increased by a number of Common Units equal to the Additional Common Units and (ii) the total Cash Consideration at Closing shall equal the Available Funds. In addition, at the Closing, Buyer shall issue to Contributor a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor pursuant to this Section 2.2, and such Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value for such shares.

2.3 Closing. Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 10:00 A.M. local time on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributor mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Kingfisher County, Oklahoma, on the Closing Date.

2.4 Closing Deliveries by Contributor. At Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a) to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by Contributor;

(b) to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(c) to Buyer, a duly executed counterpart of the Escrow Agreement, executed by Contributor, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”);

(d) to Buyer, a duly executed counterpart of the Restrictive Covenant Agreement, executed by Operator;

(e) to Buyer, a certificate of Contributor, dated as of the Closing Date, signed by an authorized Person of Contributor, certifying that the conditions set forth in Sections 7.1 and 7.3 with respect to Contributor have been fulfilled;

(f) to Buyer, a certificate of the Company, dated as of the Closing Date, signed by an authorized person of the Company, certifying that the conditions set forth in Section 7.2 and Section 7.3 with respect to the Company have been fulfilled;

(g) to Buyer, evidence, in form and substance reasonably satisfactory to Buyer, demonstrating the resignation or removal of the Contributor Appointees;

(h) to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by Contributor;

(i) to Buyer, a duly executed counterpart of the Operating Transition Services Agreement executed by the Company and Operator, in substantially the form attached hereto as Exhibit C (the “Operating Transition Services Agreement”); and

(j) to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.5 Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a) to Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(b) to the Escrow Agent, a wire transfer of immediately available funds in an amount equal to the Escrow Amount for deposit into the Escrow Account;

(c) to Contributor in book-entry or certificated form, the Equity Consideration, with the Common Units and the shares of Buyer Class C Common Stock comprising the Equity Consideration issued in the name of Contributor;

(d) to the financial advisors party to the Engagement Letters, wire transfers to such accounts as Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, in an aggregate amount equal to the Banking Fees;

(e) to Contributor, by wire transfers of immediately available funds to such accounts as Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, an amount equal to the Cash Consideration minus an amount equal to the Escrow Amount;

(f) to Contributor, a duly executed counterpart of the Escrow Agreement, executed by Buyer and the Escrow Agent;

(g) to Operator, a duly executed counterpart of the Restrictive Covenant Agreement, executed by Buyer;

(h) to Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled;

(i) to Contributor, a copy of the Amended and Restated Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed with the Delaware Secretary of State;

(j) to Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer; and

(k) to Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Contributor prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.6 Contribution Price Adjustments.

(a) Contributor and Buyer shall cooperate and shall (in the case of Contributor, prior to the Closing and, in the case of Buyer, from and after Closing) exercise commercially reasonable efforts to provide each other access to the books, records and employees of the Company, during normal business hours, as are reasonably requested in connection with the matters addressed in this Section 2.6. Not later than two Business Days prior to the expected Closing Date, Contributor shall deliver a statement containing Contributor’s good faith estimates, in accordance with the Accounting Principles, of (i) Net Working Capital (the “NWC Estimate”), (ii) the Closing Debt (the “Debt Estimate”), (iii) the Transaction Expenses (the “Transaction Expenses Estimate”), (iv) the CapEx Amount (the “CapEx Estimate”) and (v) the Banking Fees (the “Banking Fee Estimate”), together with reasonable supporting information and calculations. The existence of any dispute with respect to the NWC Estimate, the Debt Estimate, the Transaction Expenses Estimate, the CapEx Estimate or the Banking Fee Estimate shall not delay or otherwise affect Closing.

(b) The “Estimated Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (A) the NWC Estimate, minus (B) the NWC Target, minus (C) the Debt Estimate, minus (D) the Transaction Expenses Estimate, plus (E) the CapEx Estimate (subject to clause (e) below), minus (F) the Banking Fee Estimate.

(c) Within sixty (60) days after the Closing Date, Buyer shall deliver a statement (the “Closing Date Statement”) containing Buyer’s good faith calculation of (i) Net Working Capital, (ii) the Closing Debt, (iii) Transaction Expenses, (iv) the CapEx Amount and (v) the Banking Fees, together with reasonable supporting information and calculations. The Closing Date Statement shall be prepared in accordance with the Accounting Principles. If Contributor objects to the Closing Date Statement, then Contributor shall provide Buyer with written notice thereof within 30 days after Contributor’s receipt of the Closing Date Statement and shall include reasonable detail regarding such specific objections together with supporting documentation. If Buyer and Contributor fail to agree on such disputed items contained in the Closing Date Statement within thirty (30) days from delivery by Contributor to Buyer of Contributor’s objection notice, then any Party may refer such dispute to the Independent Accounting Firm, and the Parties shall direct the Independent Accounting Firm to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within sixty (60) days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit the Independent Accounting Firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party (except to the extent that the resolution of a disputed item results in a corresponding change to any other item). The Independent Accounting Firm shall not have the power to modify or amend any term or provision of this Agreement. Buyer, on the one hand, and Contributor, on the other, shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm. If Contributor does not object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c) or if Contributor accepts the Closing Date Statement, the Net Working Capital, the Closing Debt, the Transaction Expenses, the CapEx Amount and the Banking Fees as set forth on the Closing Date Statement shall become final and binding upon the Parties for all purposes hereunder. If Contributor does object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c), then the Closing Date Statement shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by Contributor in such objection; provided, that where any matter to which Contributor expressly objects would, if decided in Contributor’s favor, warrant an adjustment to any other amount set forth on the Closing Date Statement, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which Contributor expressly objects has been resolved and all applicable adjustments necessarily stemming therefrom have been made. The Net Working Capital as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final NWC,” the Closing Debt as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Closing Debt,” the Transaction Expenses as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Transaction Expenses,” the CapEx Amount as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final CapEx Amount,” and the Banking Fees as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Banking Fees.”

(d) The “Adjustment Amount”, which may be positive or negative, shall mean the amount equal to (A) the Final NWC minus the NWC Estimate, minus (B) Final Closing Debt minus the Debt Estimate, minus (C) the Final Transaction Expenses minus the Transaction Expenses Estimate, plus (D) the Final CapEx Amount minus the CapEx Estimate (subject to clause (e) below), minus (E) the Final Banking Fees minus the Banking Fee Estimate.

(i) If the Adjustment Amount is a positive number, then, within five Business Days after such amount is so agreed or determined, Buyer shall pay to the Partnership an amount equal to the Adjustment Amount and cause the Partnership, in turn, to pay to Contributor an amount equal to the Adjustment Amount.

(ii) If the Adjustment Amount is a negative number (the absolute value of such number, the “Contributor Adjustment Amount”), then, within five Business Days after such amount is agreed or determined, Contributor and Buyer shall submit joint written instructions to the Escrow Agent instructing the Escrow Agent to release Escrow Funds to the Partnership equal to the lesser of the Contributor Adjustment Amount and the Escrow Amount. If the Contributor Adjustment Amount exceeds the Escrow Amount (the amount of such excess, the “Excess Adjustment Amount”), then Contributor shall also transfer Reserved Units to the Partnership with a value equal to the Excess Adjustment Amount (valued in accordance with this Section 10.7(b)). If the Escrow Amount exceeds the Contributor Adjustment Amount (the “Excess Escrow Amount”), Contributor and Buyer shall submit joint written instructions to the Escrow Agent instructing the Escrow Agent to release Escrow Funds to Contributor equal to the Excess Escrow Amount.

(iii) Each of the foregoing payments shall be made by wire transfer of immediately available funds to an account designated by such recipient.

(e) Notwithstanding anything herein to the contrary, for purposes of determining the Estimated Adjustment Amount and the Adjustment Amount, unless otherwise approved in writing by Buyer, neither the CapEx Estimate nor the Final Capex Amount, respectively, shall exceed the following:

(i) if the Closing occurs on or prior to September 30, 2017, $50,000,000 (in the aggregate); and

(ii) if the Closing occurs after September 30, 2017, (x) $50,000,000 plus (y) an amount equal to the product of (A) $600,000 and (B)  the number of calendar days during the period beginning on October 1, 2017 and ending on the Closing Date.

2.7 Earn-Out Consideration.

(a) During the period beginning on the Closing Date and ending on the seven-year anniversary of the Closing Date,

(i) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $14.00, Buyer shall cause the Partnership to issue 7,142,857 Common Units to Contributor; and

(ii) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $16.00, Buyer shall cause the Partnership to issue 6,250,000 Common Units to Contributor (each issuance of Common Units pursuant to clauses (i) or (ii) above, an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

(b) In the event that the Partnership shall issue any Common Units in satisfaction of an Earn-Out Payment, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued, and Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares. The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by Contributor to the same extent that the Common Units and shares of Buyer Class C Common Stock received by Contributor pursuant to this

Agreement are transferrable by Contributor; provided that Contributor and such transferees shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking to indemnify Buyer and its Affiliates in the event of any dispute by Contributor or any such transferee or other Affiliate of Contributor or transferee with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(c) Notwithstanding anything to the contrary herein, (i) Contributor shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 20-Day VWAP entitles Contributor to more than one Earn-Out Payment (each of which has not previously been paid), Contributor shall be entitled to receive each such Earn-Out Payment.

(d) For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction. In the event that the Liquidity Event Consideration is greater than the 20-Day VWAP hurdle with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration. Thereafter, Buyer shall cease to have any further obligation under Section 2.7(a) or this Section 2.7(d). Any such Earn-Out Payment shall not be paid or payable in the event such Liquidity Event is not consummated and the Buyer will continue to have the obligations set forth in this Section 2.7.

(e) If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments and 20-Day VWAP targets set forth above shall be appropriately adjusted to reflect such change and to provide to Contributor the same economic effect as contemplated by this Section 2.7(a) prior to such change.

2.8 Withholding. Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Contributor such amounts as Buyer or the Partnership, as applicable, is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify Contributor of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding. Buyer or the Partnership, as applicable, shall reasonably cooperate with Contributor to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Subject to the disclosures made by Contributor in the Schedules, Contributor hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization. Contributor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Contributor of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by Contributor at Closing will at Closing be, duly and validly executed and delivered by Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Contributor enforceable against Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of the Organizational Documents of Contributor; or

(b) violate or result in a breach of any Law applicable to Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions.

3.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Contributor in connection with Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing or Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d)  as disclosed on Schedule 3.4.

3.5 Title to Interests. Contributor owns, holds of record and is the beneficial owner of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (w) this Agreement, (x) the Organizational Documents of the Company, (y) applicable securities Laws, or (z) as set forth on Schedule 3.5. Except as set forth in the Organizational Documents of the Company, Contributor has no outstanding options or other rights to acquire from the Company, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6 Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to Contributor’s Knowledge, threatened against Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7 Contributor Benefit Plans. There does not now exist, nor do any circumstances exist that could result in, any liability to Buyer, the Company or their respective Affiliates for liabilities relating to any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Contributor or any ERISA Affiliate of Contributor, including any “benefit plan liability” of Contributor or any ERISA Affiliate of Contributor, that would be a liability following the Closing. As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, and (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

3.8 Brokers. Except for the Engagement Letters, Contributor and the Contributor Members have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

3.9 Accredited Investor; Investment Intent. Contributor is an accredited investor as defined in Regulation D under the 1933 Act. Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration or the Buyer Class C Common Stock, in any event except in compliance with applicable federal and state securities Laws.

3.10 Tax Matters. Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the disclosures made by the Company in the Schedules, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

4.1 Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business in Oklahoma.

4.2 Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to be delivered by the Company at Closing, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been, and the Ancillary Agreements to be delivered by the Company at Closing will at Closing be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes (or, in the case of the Ancillary Agreements to be delivered by the Company at Closing will, at Closing constitute) the valid and binding obligation of all the other parties, constitutes (or, in the case of the Ancillary Agreements to be delivered by the Company at Closing will, at Closing constitute) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Contributor, acting in its capacity as owner of all the Interests in the Company, and the Board of Managers of Contributor have approved the Transactions in all respects in accordance with the requirements of the limited liability company agreement of Contributor and the Company LLC Agreement.

4.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 4.5 have been made or obtained, the execution and delivery by Contributor and the Company of this Agreement do not, and the performance by Contributor and the Company of their respective obligations under this Agreement does not:

(a) violate or result in a breach of any of the Organizational Documents of the Company;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which the Company is a party or by which its Assets are bound, except as would not reasonably be expected to result in a material Liability to the Company; or

(c) violate or result in a breach of any Law applicable to the Company except for such violations or breaches that would not reasonably be expected to result in a material Liability to the Company.

4.4 No Defaults. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Company.

4.5 Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Company in connection with Contributor’s and the Company’s execution, delivery and performance of this Agreement or any Ancillary Agreement or Contributor’s and the Company’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material Liability to the Company, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.5.

4.6 Capitalization; Rights to Acquire Equity. Schedule 4.6 sets forth all of the issued and outstanding Interests of the Company. The Contributed Interests have been validly issued, are fully paid (to the extent required under the Company LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Contributed Interests constitute all of the issued and outstanding Interests in the Company. Except as set forth in the Organizational Documents of the Company, there are no outstanding (a) securities of the Company convertible into or exchangeable for Interests or voting securities of the Company, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in the Company, (c) options or other rights of the Company to acquire from Contributor, and no obligation of the Company to issue, any Interests or voting securities of the Company or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Company has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7 Insurance. Schedule 4.7 sets forth (i) a complete and accurate list of all of the policies of insurance carried as of the Execution Date by or for the benefit of the Company and copies of all such policies have been previously made available by the Company to Buyer, which copies are true and complete in all material respects, and (ii) all claims of $100,000 or more made under such policies in the two years prior to the Execution Date. No claim relating to the Company or the Company’s Assets is outstanding under any of such policies and no carrier of any such policy has asserted any denial of coverage. Each policy listed on Schedule 4.7 is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full and any such payments coming due and payable on or prior to the Closing Date shall be paid in full.

4.8 Legal Proceedings. Except as disclosed on Schedule 4.8, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to the Company’s Knowledge, threatened against the

Company by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; and (b) there are no, and for the past three years there have not been, any Proceedings pending, or, to the Company’s Knowledge, threatened against the Company by or before any Governmental Authority that would reasonably be expected to result in a liability to the Company in an amount in excess of $500,000.

4.9 Compliance with Laws and Orders. Except as set forth on Schedule 4.9, (a) the Company is, and since the time of its formation has been, in compliance in all material respects with all Laws and Orders applicable to it, its business and Assets and its operation of its Assets and (b) the Company has not received written notification from any Person alleging, or any applicable Governmental Authority stating, that it is or at any time since the time of its formation has been in violation of or in default in any material respect under any such applicable Law or Order.

4.10 Anti-Corruption and Sanctions.

(a) Since the Company’s formation, neither the Company nor any of its directors, officers, employees or agents (each, a “Company Representative”) has violated any Anti- Corruption Law, nor has the Company or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any (i) officer or employee of a Governmental Authority, (ii) officer or employee of a government-owned or controlled entity, including officers, employees of state-owned or controlled oil and gas transportation companies, (iii) officer or employee of a public international organization or (iv) political party or party official or candidate for public office (each, a “Public Official”) or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (x) for the purpose of: (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting such Company Representative in obtaining or retaining business for or with, or directing business to, any Company Representative; or (y) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) Since the Company’s formation, neither the Company nor any Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. Since the Company’s formation, no Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.10(b). No officer, director, or employee of the Company or any Subsidiary is a Public Official. No Public Official or Governmental Authority presently owns an interest, whether direct or indirect, in the Company or has any legal or beneficial interest in the Company or to payments made to the Company by Buyer hereunder. The Company has maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties and Public Officials in accordance with GAAP. No Company Representative is currently a Sanctioned Person or Sanctioned Entity or is located, organized or resident in a country or territory that is subject to, or the target of, Sanctions. At no time since the Company’s formation has the Company or any Company Representative engaged directly or, to the Company’s Knowledge, indirectly in any dealings or transactions with any Sanctioned Person or Sanctioned Entity, or in any country or territory that is subject to, or the target of, Sanctions, nor is the Company or any Company Representative currently engaged in any such activities.

4.11 Financial Statements. Prior to the Execution Date, Buyer has been provided with copies of, or access to, the following financial statements (the “Financial Statements”):

(a) audited balance sheet of the Company as of December 31, 2016 (the “Balance Sheet Date”) and December 31, 2015 and the related statements of operations, members’ equity and cash flows for the twelve month periods then ended; and

(b) unaudited balance sheet of the Company as of March 31, 2017 and the related statements of operations, members’ equity and cash flows for the three-month period then ended (the “Interim Financials”).

(c) Except as set forth on Schedule 4.11, the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of the Company as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

4.12 Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practices and not taken any action that would require consent of Buyer under Section 6.4 if taken after the Execution Date.

4.13 No Undisclosed Liabilities; Indebtedness.

(a) Except for (i) liabilities adequately provided for in the balance sheet of the Company dated March 31, 2017 (including the notes thereto), (ii) Current Liabilities reflected in Net Working Capital or relating to Taxes, (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iv) liabilities for fees and expenses incurred in connection with a potential sale of the Company, including the Transaction, which fees and expenses shall be paid by the Company at Closing or otherwise accounted for in Net Working Capital, or (v) liabilities disclosed on Schedule 4.13(a), the Company has no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b) As of the Execution Date, the Company has no Indebtedness, except as set forth in the Financial Statements.

4.14 Taxes. Except as disclosed on Schedule 4.14:

(a) All material Tax Returns required to be filed by the Company and its Subsidiaries have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all respects. All material Taxes owed by the Company and its Subsidiaries (or for which the Company and its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on the Company or any of its Subsidiaries have been satisfied in full. There are no Liens (other than Permitted Liens) on any of the Assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.

(b) There is no Tax Proceeding now pending against the Company or any of its Subsidiaries in respect of any material Tax or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material additional Tax been received by the Company or any of its Subsidiaries that is still pending.

(c) There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by the Company or any of its Subsidiaries.

(d) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any material Taxes that has been asserted in writing by any Taxing Authority.

(e) No written claim has been made by any Taxing Authority to the Company or any of its Subsidiaries in a jurisdiction where the Company and any of its Subsidiaries (respectively) does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion (i) been proposed in writing and received by the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company or Contributor, been threatened.

(f) Neither the Company nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated group filing a consolidated income Tax Return or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of the Company or any of its Subsidiaries, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g) Neither the Company nor any of its Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulations Section 1.6011-4, or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h) None of the Company’s Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute other than those of Contributor.

(i) No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76- 30 or (v) subject to Section 168(g)(1)(A) of the Code.

(j) Each of the Company and its Subsidiaries presently is, and has been since the date of its formation, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each Subsidiary classified as a partnership for U.S. federal income Tax purposes has in effect an election under Section 754 of the Code. Neither the Company nor any of its Subsidiaries has made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

4.15 Material Contracts.

(a) Excluding Contracts for which neither the Company nor any of its Assets will be bound or have liability after Closing, Schedule 4.15(a) sets forth a list of the following Contracts to which the Company is a party or by which any of its Assets are bound as of the Execution Date (the Contracts listed on Schedule 4.15(a) and any other Contracts that meet the descriptions in this Section 4.15(a) being collectively, the “Material Contracts”):

(i) any Contract for the future purchase, exchange, sale, gathering, compression, collection, storage, processing, treating, dehydration or transportation of Hydrocarbons or the provision of services related thereto that results in gross revenues or gross expenditures in excess of $500,000;

(ii) other than Contracts of the nature addressed by Section 4.15(a)(i), any Contract (A) for the future sale of any Asset, (B) that grants a right or option to purchase, lease or otherwise acquire in the future any Asset, or (C) for the supply of goods or services by the Company, other than in each case any Contract with a purchase or similar price or remaining value of less than $500,000;

(iii) other than Contracts of the nature addressed by Section 4.15(a)(i), any Contract for the receipt of any Assets or services requiring future payments in excess of $500,000;

(iv) any Contract that constitutes a pipeline interconnect or facility operating agreement;

(v) any Contract for lease of equipment involving aggregate payments in excess of $500,000 in any calendar year that are not terminable without penalty within 60 days;

(vi) any Contract for expenditures or other approved capital commitments in excess of $500,000;

(vii) any Contract for lease of personal or real property, other than with respect to Company Real Property, involving aggregate payments in excess of $500,000 in any calendar year that are not terminable without penalty within 60 days;

(viii) any outstanding agreement of guaranty by the Company in favor of any Person in an amount in excess of $500,000;

(ix) any Contract with Contributor or any Affiliate of Contributor;

(x) any outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities;

(xi) Organizational Documents of the Company;

(xii) any Contract relating to the acquisition by the Company of all or substantially all the assets of any operating business or a majority of the capital stock or other controlling interest of any other Person;

(xiii) any partnership, joint venture or substantially similar Contracts;

(xiv) any Contract with a supplier, vendor or service provider granting such supplier, vendor or service provider exclusive rights to provide such product or service;

(xv) any Contract that contains “take or pay” provisions;

(xvi) any Contract that contains a “most favored nation” provision or a material limitation on price increases;

(xvii) any Contract pursuant to which the Company is responsible for any imbalances (gathering, processing, transportation or otherwise) that are associated with the Assets;

(xviii) any Contract that contains any covenant of the Company that materially limits or purports to limit the ability of the Company to compete in any line of business or with any Person in any geographic area;

(xix) any Contract which relates to Indebtedness under which the Company has outstanding obligations in excess of $500,000 or under which it has imposed a security interest on any of its Assets;

(xx) any employment agreement or any change in control agreement, retention agreement, severance, termination or separation agreement or similar Contract;

(xxi) any independent contractor agreement requiring future payments in excess of $500,000 with any Person regularly performing services directly related to the Company’s business, including the Operator Agreement;

(xxii) excluding the Engagement Letters, any other financial advisory or similar Contract with investment or commercial banks;

(xxiii) any Contract with any Governmental Authority; and

(xxiv) any Contract entered into or assumed by the Company for which the primary purpose is to provide for the indemnification of any Person.

(b) Contributor has made available to Buyer true, correct and complete copies of all Material Contracts.

(c) Except as set forth on Schedule 4.15(c), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to the Company’s Knowledge, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles.

(d) Except as set forth on Schedule 4.15(d):

(i) the Company has not received written notification that any Material Contract is not in full force and effect, or that the Company or any other party thereto has breached its obligations thereunder;

(ii) neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract; and

(iii) the Company has not received written notification of any event, nor, to the Company’s Knowledge, has any event occurred, that (with or without notice or lapse of time) would reasonably be expected to result in a material breach of, or a material default under, the terms of any Material Contract or materially adversely affect the value of any Material Contract.

4.16 Company Real Property; Company Assets.

(a) Schedule 4.16(a) sets forth a complete and accurate list of the Company Real Property other than the Easements described on Schedule 4.16(d). Contributor has made available to Buyer true, correct and complete copies of the Real Property Leases, the Easements, and any title insurance policies, title opinions, title abstracts, deeds covering the owned Company Real Property and surveys in possession of the Company, Contributor or any of its Affiliates relating to the Company Real Property.

(b) Except as set forth on Schedule 4.16(b), there exists no material default by the Company, or, to the Company’s Knowledge, any other party under any Real Property Lease (and, to the Company’s Knowledge, the Closing will not cause, and no event has occurred which, with notice or lapse of time or both, would constitute, a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property Lease).

(c) The Company has, (i) good and valid title to all owned Company Real Property, (ii) a good and valid leasehold interest to all leased, subleased or licensed Company Real Property and (iii) good and valid title to all other Assets of the Company that are not Company Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(d) Schedule 4.16(d) contains a true and correct list of each right-of-way, easement, servitude, license, surface use agreement and any other similar non-possessory interests in which the Company owns or has an interest as of the Execution Date (collectively, the “Easements”). Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Company and, to the Company’s Knowledge, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Except as set forth on Schedule 4.16(d), there exists no material default by the Company, or to the Company’s Knowledge, any other party under any Easement (and, to the Company’s Knowledge, the Closing will not cause, and no event has occurred which, with notice or lapse of time or both, would constitute, a default or, to the Company’s Knowledge, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by the Company or, to the Company’s Knowledge, any other party under any Easement. None of the Easements has a term that will expire within two years of the Execution Date. The Company’s Assets which constitute tangible or personal property or fixtures are situated entirely within the Company Real Property, with no gaps or breaks in continuity, and none of such Assets are located on any property that is not Company Real Property.

(e) All of the tangible Assets of the Company are in all material respects in good operating condition and repair, subject to ordinary wear and tear.

(f) There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, before or by any Governmental Authority, which seeks to condemn or take by power of eminent domain all or any part of the Assets.

4.17 Permits. Schedule 4.17 contains a true and complete list of all material Permits held by the Company, and Contributor has made available to Buyer true and complete copies of all such Permits. The Permits listed on Schedule 4.17 include all material Permits, including any material Permits required under Environmental Laws, that are required for the ownership and operation of the Company’s business in the manner in which it has typically been and is currently owned and operated. All such Permits are in full force and effect. The Company is in compliance in all material respects with each such Permit, and there is no Proceeding pending or, to the Company’s Knowledge, threatened that seeks the revocation, cancellation or adverse modification of any such material Permit.

4.18 Environmental Matters. Except as disclosed on Schedule 4.18:

(a) the Company is and since the time of its formation has been in compliance in all material respects with all applicable Environmental Laws;

(b) no Environmental Claim is pending or, to the Company’s Knowledge, threatened against the Company alleging a material violation of or material Liability under any applicable Environmental Laws;

(c) to the Company’s Knowledge, there has been no Release of any Hazardous Material at, on, from or under any Company Real Property or any other property formerly owned, leased, operated or otherwise used by the Company in violation of applicable Environmental Laws or in a manner that has given or reasonably would be expected to give rise to liability to the Company under applicable Environmental Laws;

(d) the Company has made available all material environmental reports, reports relating to any material environmental investigation or cleanup, in Contributor’s or its possession or control relating to the Company Real Property or the ownership or operation of the Company’s business in the manner in which it has been and is currently owned and operated; and

(e) without limiting the foregoing, to the Company’s Knowledge, there are no other facts or circumstances that could reasonably be expected to result in a material Liability to the Company under any Environmental Law.

4.19 Employees and Labor Matters.

(a) The Company is not and has never been the employer of any individual. There are no individuals regularly performing services directly related to the Company’s business other than the Operator Employees. Schedule 4.19(a) sets forth a list, as of the Execution Date, of all Available Employees and for each such person lists: (i) current annualized base salary or base hourly wage, as applicable, (ii) date of last salary/wage increase, (iii) bonus compensation and other compensation paid in 2016 and target payable for 2017, (iv) accrued, unused paid time off, (v) service commencement date recognized by Operator for purposes of vesting and eligibility to participate in Benefit Plans, (vi) job title, (vii) principal work location, and (viii) whether the Available Employee is currently or is expected as of the anticipated Closing Date to be on leave of absence from active service and, as applicable, the expected date of return to active service. Except for the Operator Agreement, the Company is not a party to any staffing services agreements or agreements that are consultant or independent contractor agreements directly with individuals.

(b) No Operator Employees are represented by a labor union or other collective bargaining representative with respect to their services performed for the Company. There has not been, nor, to the Company’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any effort by any labor union to organize any current or former Operator Employees with respect to their services performed for the Company.

(c) The Company is, and since the time of its formation has been, in compliance in all material respects with all applicable Laws pertaining to employment and labor, including any provisions relating to (i) wages, hours, bonuses, overtime pay, commissions, termination pay, vacation pay, sick pay, any other form of compensation, and classification of employees or contractors for purposes of compensation or otherwise, (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices, (iii) occupational health and safety standards and (iv) immigration and U.S. work authorization, workers’ compensation, disability, unemployment compensation, employee privacy rights, whistleblower Laws, and all other employment Laws. Except as set forth in Schedule 4.19(c), there are no Claims or other Proceedings against the Company pending, or to the Company’s Knowledge, threatened against the Company, by or before any Governmental Authority in connection with or relating to the employment of any individual.

4.20 Employee Benefits. The Company does not sponsor, maintain or contribute to, or have any liability or potential liability with respect to, any Benefit Plan, other than pursuant to reimbursement obligations under the Operator Agreement that, to the extent outstanding as of the Closing, will be reflected as Current Liabilities in the calculation of Net Working Capital of the Company.

4.21 Regulatory Status. Except as disclosed on Schedule 4.21, (a) the Company is not and has not been subject to, or is otherwise exempt from, the jurisdiction of (i) the Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, the Interstate Commerce Act, as amended, and the regulations promulgated thereunder, or the Public Utility Holding Company Act of 2005, as amended, and the regulations promulgated thereunder, or (ii) any state or local regulatory entity respecting rates, access to facilities, or financial or organizational regulation, and (b) no authorization, approval, certification, notice or filing is required by or with FERC or any state public utility commission or department for the execution and delivery of this Agreement or the Ancillary Agreements, the consummation of the Transaction, or the performance of obligations under this Agreement or the Ancillary Agreements.

4.22 Capital Commitments. Except as set forth on Schedule 4.22, as of the Execution Date, there are no approved authorizations for expenditures or other approved capital commitments that are binding upon the Company and that would reasonably be expected to require expenditures by the Company from and after the Execution Date in excess of $500,000.

4.23 Related Party Transactions. Except for the Operator Agreement or as otherwise set forth on Schedule 4.23, none of Contributor, any of Contributor’s Affiliates, nor any stockholder, officer, member or manager of Contributor or any of its Affiliates (a) is presently a party to any Material Contract with the Company, (b) owns any interest in any of the Company’s Assets or (c) provides any services to or facilities for use by the Company. Except as set forth on Schedule 4.23, (i) the Company does not provide any services to or facilities for use by Contributor or any of Contributor’s Affiliates and (ii) the Company is not a creditor of any of its directors, officers, managers or equityholders.

4.24 Brokers. Except for the Engagement Letters, the Company has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

4.25 Credit Support Instruments. Schedule 4.25 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Company with any Governmental Authority or other third party with respect to the Assets.

4.26 Parachute Payments. Neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other event, result in any payment or benefit to any Available Employee being subject to the Tax under Section 4999 of the Code.

4.27 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

5.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authority. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner, and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership and constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the

Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders and assuming all Governmental Approvals disclosed on Schedule 5.4 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a) violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership; or

(c) violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership.

5.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Contributor or any of its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5 Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”). At the close of business on August 11, 2017: (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organization Documents of Buyer, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of Contributor, the Alta Mesa Contributor, affiliates of the Alta Mesa Contributor and the Riverstone Contributor to acquire shares of the Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Alta Mesa Contribution Agreement or the Riverstone Contribution Agreement. The Class C Common Stock to be issued to Contributor hereunder upon Closing, or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

5.6 Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the Partnership, (c) obligations of the Partnership to issue any Interests in the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of Contributor, the Alta Mesa Contributor and the Riverstone Contributor to acquire Common Units pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, respectively, (d) obligations of the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to Contributor hereunder upon Closing, or as Earn-Out Consideration , when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non- assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

5.7 No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement; and (d)  liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8 SEC Documents; Controls.

(a) Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “SEC Documents”). As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (A) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b) The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

5.9 Legal Proceedings. There is no Proceeding (filed by any Person other than Contributor or its Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. There are no, and since their respective dates of formation there have not been any, Proceedings pending, or, to Buyer’s knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority.

5.10 Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material Liability to Buyer or the Partnership.

5.11 Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

5.12 Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is, to the

Knowledge of Buyer, in full force and effect and is a legal, valid and binding obligation of the Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13 Tax Matters. The Partnership is, and has been since its formation, properly treated as an entity disregarded from its owner for U.S. federal income tax purposes.

5.14 Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by Contributor or the Company for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

5.15 Absence of Certain Changes or Events. Since March 31, 2017, there has not been any Buyer Material Adverse Effect. Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

5.16 No Default. Neither Buyer nor Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

5.17 Listing. The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.18 Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19 Accredited Investor; Investment Intent. Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.20 Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon Contributor’s and the Company’s express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by Contributor and the Company, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests and the Assets and business of the Company, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Contributor or any Representatives of Contributor. Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets and business of the Company and has made all such reviews and inspections of the Contributed Interests and Assets and business of the Company as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by Contributor and the Company. Except for the representations and warranties expressly made by Contributor in Article III and by the Company in Article IV or in the Closing Certificate to be delivered by Contributor or the Company, Buyer acknowledges that neither Contributor nor any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Company or any of its Assets.

ARTICLE VI

COVENANTS

6.1 Regulatory and Other Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of Contributor. Buyer shall pay any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of the Company, or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or the Company, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

6.2 Access of Buyer.

(a) From the Execution Date until the earlier of termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), Contributor and the Company shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Company, and Contributor and the Company shall furnish reasonably promptly to Buyer and its Representatives such information concerning Contributor, the Company and its Assets, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Company. Contributor shall have the right to have a Representative present for any communication with officers of the Company, and Buyer shall and shall direct its Representatives to observe and comply with all applicable health, safety and security requirements of Contributor, the Company and the operator of the Assets of the Company if Buyer exercises its rights to access any assets or properties of the Company under this Section 6.2. Neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers or parties that have business relationships with the Company in connection with the Transactions without the specific prior written authorization of the Company. For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled, prior to the Closing, to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on, under, at or from the Company Real Property. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and neither Contributor nor any of its Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to Contributor or any of its respective Affiliates, (y) cause Contributor or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in clause (2) of this sentence apply, Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege. Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, promptly upon completion of any such access, Buyer shall repair at its sole expense any damage caused by such access.

(b) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer agrees to indemnify, defend and hold harmless Contributor, its Affiliates and its and their respective Representatives for any and all Losses incurred by Contributor, its Affiliates or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives at any Company Real Property pursuant to the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Company Real Property; provided that the foregoing indemnification shall not apply to such Claims and Losses as are caused by the willful misconduct or gross negligence of Contributor, its Affiliates or its and their respective Representatives, or the Company.

6.3 Conduct of Business. Except as specifically provided in this Agreement (including Schedule 6.3), during the Interim Period, Contributor shall cause the Company to and the Company shall (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material Contracts and Permits, (iii) retain the Company’s current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material Assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to fund any capital expenditures (or incur liability) in excess of the amounts described in Schedule 1.1- CapEx.

6.4 Certain Restrictions.

(a) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described on Schedule 6.4(a), or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, Contributor shall not:

(i) create any Lien (other than any Lien that will be released at or prior to Closing) against any of the Contributed Interests;

(ii) sell, transfer, convey or otherwise dispose of any of the Contributed Interests;

(iii) (x) increase the base salary or wage rate or target annual cash bonus amount of, or materially increase any other compensation or benefits payable to, any Available Employee, other than increases in welfare benefits made in the ordinary course of business that apply equally to all similarly situated employees of Operator (not including increases made exclusively to the Available Employees) (y) terminate the employment (other than for cause) or materially modify the job duties with respect to the Company’s business of any Available Employee or (z) permit any Affiliate of Contributor to do any of the foregoing; or

(iv) agree or commit to or permit any Affiliate of Contributor to do any of the foregoing.

(b) Without limiting the generality of Section 6.4(a), during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 6.4(b), or as contemplated in the CapEx Budget, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Company shall not, and Contributor shall cause the Company and its Subsidiaries to not:

(i) amend or propose to amend the Organizational Documents of the Company or any of its Subsidiaries;

(ii) (A) other than in respect of equity contributions by the Contributor Members, offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interest of the Company,

(B) amend in any material respect any of the terms of any securities of the Company outstanding as of the Execution Date or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in the Company or any of its Subsidiaries;

(iii) (A) split, combine, or reclassify any Interests in the Company or any of its Subsidiaries, (B) except as provided in Section 6.10, declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in the Company or any of its Subsidiaries, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of the Company or any of its Subsidiaries or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(iv) (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than the Company) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict the incurrence of additional Indebtedness in an amount not to exceed $500,000 in the aggregate, or (B) mortgage or pledge any of its material Assets, or create any material Lien thereon that is not released at or prior to Closing, other than Permitted Liens;

(v) sell, lease, license, transfer, convey, abandon, permit to lapse or expire or otherwise dispose of any Assets of the Company or any of its Subsidiaries, except (A) pursuant to existing Material Contracts or (B) the sale of obsolete Assets in the ordinary course of business for which the aggregate value of such Assets or consideration payable (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1,000,000;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, in each case other than acquisitions for which the consideration (1) in any individual transaction does not exceed $500,000 or (2) in the aggregate does not exceed $1,000,000, (B) form any joint venture or similar arrangement, or (C) make any loans, advances or capital contributions to, or investments in, any Person, (other than the Company or any of its Subsidiaries), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices;

(vii) change in any material respect any of the financial accounting principles, practices or methods used by the Company or any of its Subsidiaries, except for any change required by reason of a concurrent change in GAAP;

(viii) (A) make or change any material Tax election; (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, except where the amount of such settlement or compromise does not exceed the lesser of 10.0% of the reserve for such matter on the Company’s financial statements or $500,000; (C) change any annual Tax accounting period except as otherwise required by applicable Laws; (D) adopt or change any material method of Tax accounting except as otherwise required by applicable Laws; (E) file any material amended Tax Return except as otherwise required by applicable Laws; (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax; (G) surrender any right to claim a material Tax refund; or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) settle or offer or propose to settle any Proceeding (other than a Proceeding relating to Taxes) against the Company or any of its Subsidiaries unless such settlement (A) requires the payment of less than $1,000,000 by the Company or any of its Subsidiaries, which amount shall be paid prior to Closing or included as a Current Liability in the calculation of Net Working Capital, (B) involves the unconditional release of the

Company or such Subsidiary with respect to the subject matter of the Proceeding, (C) does not impose any material obligations on the Company or any of its Subsidiaries after the Closing and (D) does not involve an admission of criminal wrongdoing by the Company or any of its Subsidiaries;

(x) enter into, amend in any material respect or terminate any Material Contract other than Contracts entered into after the Execution Date that implement and are in accordance with the CapEx Budget;

(xi) authorize or make capital expenditures, except for expenditures necessary to respond to an Emergency;

(xii) amend or modify in any material respect the Budget (as defined in the Operator Agreement);

(xiii) hire any employees, establish, adopt or commence participation in or incur any liability under any Benefit Plan (other than any reimbursement obligations under the Operator Agreement incurred in the ordinary course of business, consistent with past practice, and that to the extent outstanding as of the Closing are reflected as Current Liabilities in the calculation of Net Working Capital of the Company);

(xiv) enter into or amend the terms of any Company Related Party Transaction; or

(xv) agree or commit to do any of the foregoing.

(c) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law, or consented to or approved in writing by Contributor, which consent or approval will not be unreasonably withheld, conditioned or delayed, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i) amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries, other than in connection with the Stockholder Proposals, or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii) (A) offer, issue, sell, grant or deliver any Interest of Buyer or any of its Subsidiaries, other than in connection with the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant or deliver, any Interest in Buyer or any of its Subsidiaries;

(iii) (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer, other than pursuant to an exercise of a Buyer Stockholder Redemption Right, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv) other than in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement, the transactions contemplated by the Riverstone Contribution Agreement or any other financing in connection with any of the foregoing, create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person;

(v) other than in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi) agree or commit to do any of the foregoing.

6.5 Termination of Operator Agreement. Notwithstanding anything in this Agreement to the contrary, at the Closing, Contributor shall terminate effective upon the Closing the Operator Agreement with no further liability to the Company, as provided in the Operating Transition Services Agreement.

6.6 D&O Indemnity. Buyer shall not, and shall cause the Company from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of the Company to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributor Appointees, Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Company the Contributor Appointees, Contributor or its Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Company to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the Company’s existing directors and officers for a claims-reporting or discovery period of at least six years from and after the Closing Date from an insurance carrier with the same or better credit rating as the Company’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributor Appointees by reason of his or her service as an officer or director of the Company at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that the Company shall not be required to spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by the Company prior to the Execution Date per year for such coverage under such tail policy; provided, further, that if the cost of such insurance exceeds the D&O Cap Amount, and the Company elects not to spend more than the D&O Cap Amount for such purpose, then the Company shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Company under this Section 6.6. From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.6. Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Buyer unable to satisfy their obligations under this Section 6.6.

6.7 Tax Matters.

(a) Contributor shall prepare or cause to be prepared (i) all Tax Returns required to be filed by the Company or any Subsidiary for all Tax periods ending prior to the Closing Date that are due on or after the Closing Date, and (ii) any Tax Returns of the Company for Income Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date for filing any such Tax Return, Contributor shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment. Contributor shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company or any Subsidiary not specifically addressed in the first sentence of this Section 6.7, including all Tax Returns required to be filed by the Company or any Subsidiary for any Tax period that begins before the Closing Date and ends on or after the Closing Date (the “Straddle Period”). Such Tax Returns for a Straddle Period shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation, to Contributor for its reasonable comment. Buyer shall cause such Tax Returns for a Straddle Period (as revised to incorporate Contributor’s reasonable comments) to be timely filed and will provide a copy to Contributor.

(b) To the extent (i) received prior to the expiration of the Tax Participation Period, and (ii) not (A) included in the final determination of Net Working Capital, or (B) arising as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date, the amount of any credits for or refunds of such Tax of the Company or any Subsidiary or with respect to the Assets of the Company or any Subsidiary relating to any Pre-Closing Tax Period shall be for the account of Contributor. The amount of any credits for or refunds of Taxes of the Company or any Subsidiary or with respect to the Assets of the Company or any Subsidiary relating to any Tax period (or portion thereof) beginning on or after the Closing Date, and the amount of any credits for or refunds of Tax described in the preceding sentence and not for the account of Contributor, shall be for the account of Buyer. Buyer shall forward, and shall cause its Subsidiaries to forward, to Contributor the amount of such credit for or refund of Taxes Contributor is entitled to pursuant to this Section 6.7(b), within thirty (30) days after such refund is received or such credit is utilized on the applicable Tax Return, in each case, net of any costs or expenses (including Taxes) incurred by such Buyer or its Subsidiaries in procuring such refund or utilizing such credit. Contributor shall forward, and shall cause its Affiliates to forward, to Buyer the amount of such credit for or refund of Taxes Buyer is entitled to, pursuant to this Section 6.7(b), within thirty (30) days after such refund is received or such credit is utilized on the applicable Tax Return, in each case, net of any costs or expenses (including Taxes) incurred by Contributor or its Affiliates in procuring such refund or utilizing such credit. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, each Party agrees promptly to repay the amount of such refund or credit received pursuant to this Section 6.7(b), together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to the Party making payment under this Section 6.7(b).

(c) No amended Tax Return with respect to a Pre-Closing Tax Period shall be filed by or on behalf of the Company or with respect to the Assets of the Company without the consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that after the Tax Participation Period, this Section 6.7(c) shall not apply with respect to any Taxes imposed on the Company and its Subsidiaries (as opposed to any “flow through” Taxes that are imposed on Contributor or its direct or indirect owners).

(d) Buyer and Contributor shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by Buyer or Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Buyer or Contributor, the provision of Records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Contributor, Buyer, or the Company.

(e) Notwithstanding anything herein to the contrary:

(i) Buyer, the Company and its Subsidiaries, on the one hand, and Contributor, and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, Tax Proceeding or similar events with respect to Taxes relating to a Pre-Closing Tax Period of the Company or any of its Subsidiaries for which either party or any of its Affiliates may have liability under this Agreement or otherwise (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of a Tax Matter shall not relieve such other party from liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof.

(ii) Contributor shall have the sole right to control any Tax Matter of the Company and any of its Subsidiaries relating to any Tax period ending on or before the Closing Date, and to take any actions in connection with such Tax Matter; provided that, (I) Buyer shall have the right to participate in such Tax Matter and (II) Contributor shall obtain the written consent of Buyer prior to the settlement of such Tax Matter that could reasonably be expected to have an adverse effect on Buyer, the Company or any of its Subsidiaries (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that notwithstanding anything to the contrary, after the Tax Participation Period Contributor shall not have the right pursuant to this section 6.7(e)(ii) or (iii) to control or consent to the settlement of any such Tax Matter that relates to Taxes imposed on the Company or any of its Subsidiaries (as opposed to any “flow through” Taxes that are imposed on Contributor or its direct or indirect owners).

(iii) Except as provided in Section 6.7(e)(ii), Buyer shall have the right to control all other Tax Matters relating to any Taxes of the Company or any Subsidiary. Buyer shall obtain the written consent of Contributor prior to the settlement of any issues in any such Tax Matter that could reasonably be expected to have an adverse effect on Contributor or its members (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) In the event that any Transfer Taxes are imposed on the Transactions, the Partnership shall be responsible for the payment of all such Transfer Taxes. Contributor and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(g) Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements or similar agreements between the Company or any of its Subsidiaries, on the one hand, and Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(h) Intended Tax Treatment.

(i) The Parties agree that the Company shall be a “disregarded entity,” as defined in Treasury Regulation Section 301.7701-3(a) as of the Closing Date.

(ii) The Parties agree that, except as required by applicable Laws, (A) to the extent made in exchange for Common Units, the Contributor’s Contribution shall be treated, for U.S. federal income tax purposes, as a contribution pursuant to Section 721 of the Code; (B) to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), any transfer of money or other consideration to Contributor shall not be treated as part of a sale of property by Contributor under Treasury Regulation Section 1.707-3(a) and shall be treated as a reimbursement of preformation capital expenditures; (C) the sum of (1) cash and other consideration not treated as reimbursement of preformation capital expenditures and (2) any other amounts treated as consideration pursuant to Treasury Regulation Section 1.707-3 (including the amount of assumed liabilities treated as a transfer of consideration under Treasury Regulation Section 1.707-5) will be treated as proceeds of a sale of property by Contributor to the Partnership described in Section 707 of the Code; and (D) to the extent permitted, issuances of Earn-Out Consideration shall be treated as events triggering an adjustment to the book value (under Section 704(b) of the Code) of the assets of the Partnership and the corresponding capital account adjustments shall be made in a manner determined to minimize differences between the partners’ capital accounts as determined on a per Common Unit basis. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (i) the purchase of Buyer Class C Common Stock pursuant to Section 2.2, or (ii) the right of Contributor to have its Common Units redeemed by the Partnership as consideration pursuant to Treasury Regulation Section 1.707-3.

(iii) The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 6.7(h), and (B) take no position inconsistent with this Section 6.7(h) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(i) Not later than 30 days after the Closing, the Parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Company in accordance with the principles of Sections 1060 and 755 of the Code, as applicable (the “Tax Allocation Statement”). The Parties agree to (i) be bound by the Tax Allocation Statement (if agreed) and (ii) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return.

(j) The Partnership shall have in effect an election under Section 754 of the Code and under corresponding provisions of applicable statute and local tax laws.

(k) The Parties agree that the Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b).

(l) To the extent that the provisions of this Section 6.7 are inconsistent with or conflict with any other provisions under this Agreement, the provisions of this Section 6.7 shall control.

6.8 Public Announcements; Confidentiality.

(a) No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Company) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Company to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b) From the Closing Date and for a period of two (2) years following the Closing Date, Contributor will, and will cause its Affiliates and use commercially reasonable efforts to cause its Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, Contributor agrees, to the extent legally permissible, to give Buyer prior written notice of such disclosure in sufficient time to permit Buyer to seek a protective order should it so determine) or (y) in a Claim brought by Contributor in the pursuit of its remedies under this Agreement. Contributor shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.9 Use of Certain Names. Within 180 days following Closing, Buyer shall cause the Company to cease using the words “HPS”, “Highbridge”, “ARM” and “Asset Risk Management” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Contributor’s Marks”), including eliminating the Contributor’s Marks from the Company Real Property and the Assets of the Company and disposing of any unused stationery and literature of the Company bearing the Contributor’s Marks. Thereafter, Buyer shall not, and shall cause the Company and its Affiliates not to, use the Contributor’s Marks or

any other logos, trademarks, trade names or other Intellectual Property belonging to Contributor or any Affiliate thereof. Buyer acknowledges that it, its Subsidiaries and, from and after Closing, the Company have no rights whatsoever to use Contributor’s Marks.

6.10 Distributions. Notwithstanding anything in this Agreement to the contrary, Contributor shall have the right to cause the Company to pay cash dividends, and/or make cash distributions to Contributor or its Affiliates at any time prior to Closing; provided such distributions do not result in any Liability to the Company.

6.11 Support Obligations. Prior to Closing, Buyer shall replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by Contributor or any of its Affiliates with respect to the Company or the Assets of the Company set forth on Schedule 6.11 (“Support Obligations”), including by providing at the Closing replacement bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at Closing; provided that if Buyer is unable to replace or post a Support Obligation at Closing, such existing Support Obligation shall remain in place and Buyer will indemnify Contributor or its Affiliates, as applicable, for any Losses resulting from payment such Person is required to make under such Support Obligation. If Buyer or any of its Subsidiaries intends to participate in any meeting or discussion with any Governmental Authority with respect to such replacement or posting of Support Obligations, Buyer shall give Contributor reasonable notice of, and an opportunity to participate in, such meeting or discussion prior to Closing. During the Interim Period, except in connection with funding capital expenditures in accordance with the CapEx Budget, the Company and Contributor will not enter into any bond, guarantee, letters of credit or cash collateral arrangement similar to any Support Obligation without the prior written consent of Buyer.

6.12 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, but in any event within 20 Business Days following the date on which Buyer has received written notice from the Company and Alta Mesa that the Company and Alta Mesa each believes the information required to be provided by the Company hereunder and by Alta Mesa pursuant to the Alta Mesa Contribution Agreement has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement (the “Proxy Statement”) in preliminary form; provided, however, that such 20 Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to the Company or Alta Mesa regarding information that is required but has not yet been received by Buyer from the Company or Alta Mesa for the Proxy Statement, in which case the 20 Business Day period shall re-commence after Buyer receives such information from the Company or Alta Mesa, as applicable. Buyer shall as promptly as practicable notify Contributor and the Company of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide Contributor and the Company with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Contributor and the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within 5 Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b) Contributor and the Company acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding Contributor, the Company and the Company’s management, operations and financial condition. Accordingly, Contributor and the Company will as promptly as reasonably practicable after the Execution Date, use their respective reasonable best efforts to provide Buyer with all information concerning the Company, the operations of the Company’s business and the Company’s management and operations and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Company prepared in accordance with Regulation S-X and a related consent from the Company’s independent public accountants. Without limiting the generality of the foregoing, Contributor and the Company shall use their respective reasonable best efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. Contributor and the Company shall use their commercially reasonable efforts to cause and make their managers, directors, officers and employees and the managers, directors, officers and employees of the Operator available to Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings required to be made by Buyer with the SEC and responding in a timely manner to comments on the Proxy Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries.

(c) Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Buyer Common Stock. Subject to Section 6.13(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d) The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the Special Meeting, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless Buyer has provided to Contributor three Business Days’ prior written notice advising Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Buyer Board or (y) relieve Buyer of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(e) If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, Contributor or the Company and its Subsidiaries, or any of their respective Subsidiaries, officers or directors should be discovered by Buyer, Contributor or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by

Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.12(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.12 and shall indemnify and hold harmless the Company, its Subsidiaries, Contributor and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of the Company to the extent they resulted from information provided by Contributor or the Company specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.13 Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities of Buyer, the Company shall use its commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting representatives, to provide, in each case at Buyer’s sole expense (with respect to reasonable out-of-pocket expenses), all cooperation reasonably requested by Buyer that is customary in connection with completing any financing activities of Buyer, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer reasonably promptly following Buyer’s request, with information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available to the Company, (ii) causing the Company’s senior management and other representatives with appropriate seniority and expertise of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with such financing activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda and similar documents required in connection any such financing activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Buyer in order to consummate such financing activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer or any financing sources of Buyer or the Company to permit the consummation of such financing activities, (vi) assisting Buyer with the repayment, and release of any Liens upon repayment, of outstanding Indebtedness of the Company or any of its Subsidiaries and obtaining customary payoff letters with respect thereto and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Company under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Company or any of its Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any financing activities (other than with respect to expenses to be reimbursed in accordance with the first sentence of this Section 6.13). Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.13 and shall indemnify and hold harmless the Company, Contributor and their respective Representatives and Affiliates from and against any and all losses, damages, claims, costs or out- of-pocket expenses suffered or incurred by any of them in connection with any financing activities of Buyer and any information used in connection therewith, except for Liabilities of the Company to the extent they resulted from information provided by the Company specifically for use in connection with such financing activity containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.14 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

6.15 Buyer Employees and Related Benefits.

(a) Buyer shall make or to cause its Subsidiaries to make offers to employ all of the Available Employees. Such offers shall be made within ten (10) days following the Execution Date. Each such offer (i) shall provide for (A) the commencement of employment to be effective upon the applicable Transfer Date (as defined below), (B) an annualized base salary or base hourly pay rate, as applicable, that is not less than that received by the Available Employee, as applicable, immediately prior to the Available Employee’s Transfer Date, and (C) a period of at least three (3) days in which such Available Employee may accept or reject such offer, and (ii) shall be subject only to satisfaction of Buyer Employer’s (as defined below) standard lawful pre- employment screening and, with respect to a Leave Employee, the Leave Employee’s return to active employment with Operator within six (6) months following the Closing, or such later time as may be required by applicable Law. The entity with which post-Closing employment is offered to an Available Employee pursuant to this Section 6.15(a) is referred to as the “Buyer Employer.” At least five (5) days prior to the anticipated Closing Date, Buyer shall deliver to Operator a list of the Available Employees who have accepted employment with Buyer Employer (each such individual who accepts such employment offers and commences employment with Buyer Employer following the Closing is referred to as a “Transferred Employee”), and any Available Employee who has rejected an offer of employment. While a Transferred Employee remains employed, Buyer Employer shall not reduce any Transferred Employee’s initial base salary or base hourly pay rate, as applicable, for a period of at least twelve (12) months beginning on the Closing Date. Contributor shall use commercially reasonable efforts to cause Operator to take no action (or omit to take any action) that has the intent or effect of discouraging an Available Employee from accepting an offer of employment or engagement with Buyer Employer as contemplated by this Section 6.15(a).

(b) The “Transfer Date” for each Transferred Employee shall be the time immediately following the Closing, except with respect to any Transferred Employee to whom an employment offer is made and who is on a leave of absence as of the Closing Date (a “Leave Employee”), in which case his or her Transfer Date shall be the date following the Closing upon which such Leave Employee commences employment with Buyer Employer.

(c) Buyer covenants that Buyer Employer shall provide to all Transferred Employees, for at least twelve (12) months following the Closing Date, employee benefits (including severance) that are, in the aggregate, substantially comparable to those offered by Buyer Employer to its similarly situated employees. Buyer covenants that effective as of each Transferred Employee’s Transfer Date, Buyer shall or cause its Subsidiaries to recognize years of service with Operator (together with any predecessors thereof that previously employed such Transferred Employee and as to which Operator has recognized such years of service) for purposes of determining such Transferred Employee’s eligibility to participate in and vesting under any and all applicable plans or policies of Buyer and its Subsidiaries (other than any defined benefit plans and equity and incentive arrangements and severance benefit pursuant to the foregoing sentence); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) To the extent Buyer or its Subsidiaries provides employee welfare benefit plans (as defined in Section 3(1) of ERISA) to similarly situated employees to the Transferred Employees, Buyer covenants that effective as of each Transferred Employee’s Transfer Date, Buyer shall, or cause its Subsidiaries to, to the extent permitted under applicable Law and the terms of the applicable employee welfare benefit plans, use commercially reasonable efforts to (A) ensure that for each Transferred Employee and any dependent thereof covered by Operator’s or Operator’s Affiliates’ employee welfare benefit plans, Buyer’s or its Subsidiaries’ welfare benefit plans shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions to the extent any such exclusions or limitations were waived or were inapplicable under the analogous welfare benefit plan of Operator or its Affiliates immediately prior to the Closing Date, and (B) credit the expenses of each Transferred Employee which were credited toward deductibles, co-payments or out-of-pocket maximums for the year in which the Transferred Employee’s Transfer Date occurs under the applicable welfare benefit plan of Operator or Operator’s Affiliates against satisfaction of any deductibles, co-payments or out-of- pocket maximums for the year in which the Transferred Employee’s Transfer Date occurs under Buyer’s or its Subsidiaries’ welfare benefit plan for each Transferred Employee; provided, however, that Buyer’s obligations under this clause (B) shall be subject to Buyer’s or its Subsidiaries’, as applicable, insurers, receipt of all necessary information, from either Operator or such Transferred Employee related to such amounts.

(e) Contributor shall cause each Transferred Employee to become fully vested no later than the Transfer Date in all unpaid amounts payable under the retention bonus agreements with Operator set forth on Schedule 6.15(e) and shall cause the amounts payable under such retention bonus agreements and all wages, salaries, commissions and similar compensation earned or accrued through the Transfer Date, including all accrued and unused paid time off, to be paid to the Transferred Employees promptly, and in any event no later than Operator’s next regularly scheduled payroll payment date. Contributor shall further cause (i) each Transferred Employee to become fully vested as of no later than the Transfer Date in the Transferred Employee’s account under any Benefit Plan of Contributor, Operator or their ERISA Affiliate that is a 401(k) plan (the “Contributor 401(k) Plan”), including with respect to any employer contributions to any such plan for the period occurring prior to and ending on the Transfer Date (which such contributions Contributor shall cause to be made as soon as reasonably practicable following the Transfer Date), (ii) the Contributor 401(k) Plan to permit, if elected by a Transferred Employee, the rollover of such Transferred Employee’s account balance (including outstanding loans) to a 401(k) plan sponsored by Buyer or its Subsidiary, to the extent permitted by Law, and (iii) to the extent any Transferred Employee has a loan outstanding as of the Transfer Date under the Contributor 401(k) Plan, cause such loan to remain outstanding (and not go into default) until the first to occur of the end of the first full calendar quarter following the Transfer Date or the earlier rollover of the Transferred Employee’s Contributor 401(k) Plan account balance and loan note to a 401(k) plan sponsored by Buyer or its Subsidiary.

(f) The provisions of this Section 6.15 are solely for the benefit of the Parties and nothing in this Section 6.15, express or implied, shall confer upon any Available Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.15, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Available Employee, or (ii) construed to prevent Buyer or any of its Subsidiaries (including Buyer Employer) from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or any of its Subsidiaries may establish or maintain.

6.16 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company will not, Contributor will not, and will cause the Company, its Subsidiaries and any of its or their respective Affiliates and any of its and its Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Company or any of its Subsidiaries or all or substantially all of the Assets of the Company or any of its Subsidiaries. The Company and Contributor shall, and Contributor shall cause the Company and its Subsidiaries, any of its or their respective Affiliates and any of its and its Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any

Person (other than Buyer and its Affiliates) with respect to any of the foregoing. As promptly as practicable (and in any event within two (2) Business Days) after the date hereof, the Company shall send “return or destroy” letters to all other Persons to whom the Company or its Affiliates and professional advisors provided confidential information under or pursuant to a confidentiality or non- disclosure agreement in connection with the potential sale of all or part of the Company (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, the Company agrees to use its reasonable best efforts to enforce its rights under any such Transaction Confidentiality Agreement for the benefit of Buyer.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Buyer will not, and will cause its Affiliates and their respective Representatives not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination involving Buyer. Buyer shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing; provided, that the Alta Mesa Contribution Agreement and the transactions contemplated thereby, the Riverstone Contribution Agreement and the transactions contemplated thereby and any financing with respect to the transactions contemplated by the Alta Mesa Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement shall not constitute a breach of the restrictions contained in this Section 6.16(b).

6.17 Notice of Certain Events. Each of the Company and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that, (i) with respect to the Company, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer, had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Company from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of the Company or Buyer, as applicable, threatened that (i) if pending on the date hereof, would have been required to have been disclosed by the Company or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.17 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.18 Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

6.19 Engagement Letters. Immediately after Closing and at all times thereafter, Buyer shall cause the Company to pay all fees and expense reimbursements as and when due and payable under the Engagement Letters to the extent such fees and expenses were taken into account in calculating the Estimated Adjustment Amount and the Adjustment Amount.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Contributor’s Representations and Warranties. The Contributor Fundamental Representations shall (i) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by Contributor in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.2 Company Representations and Warranties. The Company Fundamental Representations shall (i) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Company Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Company Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Company in Article IV (other than the Company Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.3 Performance. Contributor and the Company shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

7.4 No Material Adverse Effect. Since the Execution Date, there shall not have been a Material Adverse Effect.

7.5 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.6 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.7 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation attached hereto as Exhibit D (the “Amended and Restated Certificate of Incorporation”) reasonably necessary to complete the Transactions and the transactions contemplated by the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement, and (3) approved, for purposes of complying with applicable listing rules of the NASDAQ, (w) the issuance of equity interests of Buyer, including pursuant to the terms of the Execution Date Forward Purchase Agreement, (x) the issuance of Buyer Class C Common Stock to Contributor, the Alta Mesa Contributor and the Riverstone Contributor, (y) the issuance of Buyer Series A Preferred Stock and Buyer Series B Preferred Stock to affiliates of High Mesa Holdings and to the Riverstone Contributor and (z) the future issuance of shares of Buyer Class A Common Stock to Contributor, the Alta Mesa Contributor and the Riverstone Contributor in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

7.8 Concurrent Closing of Alta Mesa Contribution Agreement. The Alta Mesa Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement.

7.9 NASDAQ Listing. The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

7.10 Consents. The consents set forth on Schedule 7.10 shall have been obtained.

7.11 Leverage Ratio. The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the “Pre-Closing Reorganization” (as defined in the Alta Mesa Contribution Agreement), the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Alta Mesa Contribution Agreement and the Riverstone Contribution Agreement and the exercise of any Buyer Stockholder Redemption Right) would not be greater than 1.5x.

ARTICLE VIII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

8.1 Representations and Warranties. The Buyer Fundamental Representations shall (i) be true and correct in all respects on and as of Closing Date as though made on and as of the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Buyer in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect and would not have a material adverse effect on the ability of Buyer to consummate the Transactions.

8.2 Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

8.3 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or its

Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

8.4 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

8.5 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

8.6 Concurrent Closing of Alta Mesa Contribution Agreement. The Alta Mesa Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement.

8.7 NASDAQ Listing. The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

8.8 Minimum Cash Consideration. The Available Funds shall not be less than the Cash Consideration Contributor is entitled to receive at Closing pursuant to Section 2.2 (without giving effect to the proviso set forth therein).

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, as follows:

(a) at any time before Closing, by Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b) at any time before Closing, by Contributor, by written notice to Buyer, if (i) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (ii) such breach has not been cured by the earlier of (x) 30 days following written notification from Contributor to Buyer thereof and (y) the Outside Date;

(c) at any time before Closing, by Buyer, by written notice to Contributor, if (i) Contributor or the Company has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to Contributor or the Company thereof and (B) the Outside Date;

(d) at any time before Closing, by Buyer or Contributor, by written notice to the Parties, if Closing has not occurred on or before February 28, 2018 (the “Outside Date”);

(e) at any time before the Closing, by Buyer or Contributor, by written notice to the Parties, if the Alta Mesa Contribution Agreement shall have been terminated in accordance with its terms; or

(f) by mutual written consent of Buyer and Contributor;

provided, however, that neither Contributor nor Buyer shall be entitled to terminate this Agreement under Sections 9.1(b), 9.1(c) or 9.1(d) as applicable, if Contributor or Buyer, respectively, is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII or Article VIII, as applicable, or to otherwise consummate the Closing on or prior to the Outside Date.

9.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, subject to the last sentence of this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Sections 6.2(b), 6.8, 6.12(f), the last sentence of 6.13, this Article IX and Article XI, along with any obligation or covenant that otherwise expressly survives, will survive any such termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 9.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any Willful and Material Breach by such Party of the terms and provisions of this Agreement prior to such termination.

9.3 Specific Performance. Each of Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 9.1, following the Closing, Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with the Closing.

ARTICLE X

INDEMNIFICATION; WAIVERS; LIMITATIONS ON LIABILITY

10.1 Indemnity. From and after Closing:

(a) Contributor shall indemnify, defend and hold harmless Buyer and each of its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses incurred or suffered by any Buyer Indemnified Parties (whether such Losses relate to a Direct Claim or Third Party Claim) arising out of, related to or resulting from:

(i) any breach or inaccuracy of any representation or warranty of Contributor or the Company in Article III or Article IV or in any Closing Certificate delivered pursuant to Section 2.4(e) or Section 2.4(f) (as though any such representation and warranty were made as of the Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date);

(ii) any breach of any covenant or agreement of Contributor or covenant or agreement to be performed by the Company prior to or at the Closing, in each case, contained in this Agreement;

(iii) Contributor Taxes;

(iv) the Engagement Letters; and

(v) indemnification claims made by Operator against the Company after the Closing pursuant to the Operator Agreement.

(b) Buyer shall indemnify, defend and hold harmless Contributor and each of its Affiliates and its Representatives (collectively, the “Contributor Indemnified Parties”) from and against all Losses incurred or suffered by any Contributor Indemnified Parties (whether such Losses relate to a Direct Claim or Third Party Claim) arising out of, related to or resulting from:

(i) any breach or inaccuracy as of Closing of any representation or warranty of Buyer contained in Article V of this Agreement or in the Closing Certificate delivered by Buyer (as though made as of Closing, except to the extent a representation and warranty is expressly made as of an earlier date, in which case only as of such earlier date); and

(ii) any breach of any covenant or agreement of Buyer or covenant or agreement to be performed by the Company after the Closing, in each case, contained in this Agreement.

10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) The respective representations, warranties, covenants and agreements of Contributor, the Company and Buyer contained in this Agreement (or in any Closing Certificate), shall survive the Closing Date through and including eighteen (18) months following the Closing Date (the “Expiration Date”); provided that the foregoing shall not apply to any covenants or agreements that by their terms are to be performed solely after the Closing. No Party shall have any liability for Indemnity Claims made under Section 10.1 with respect to any such representation, warranty, covenant or agreement (other than covenants or agreements to be performed after Closing) unless a written notice of an Indemnity Claim (describing in reasonable detail such Indemnity Claim, including an estimate of Losses attributable to such Indemnity Claim to the extent then available) is provided prior to the Expiration Date.

(b) Contributor shall have no liability under Section 10.1(a)(i) in connection with any single item (or series of items arising from the same or substantially similar facts or circumstances) that results in Losses of less than $250,000 (the “De Minimis Threshold”).

(c) Contributor shall have no liability under Section 10.1(a)(i) until the aggregate amount of all Losses (excluding for purposes of calculating the Deductible Amount all individual Losses that do not satisfy the De Minimis Threshold) equals or exceeds $40,000,000 (the “Deductible Amount”), in which event Contributor shall be liable for Losses only to the extent they are in excess of the Deductible Amount.

(d) In no event shall the liability of the Contributor under Section 10.1(a) exceed the value of the Reserved Units determined in accordance with Section 10.7(b) (the “Cap Amount”).

(e) Buyer shall have no liability under Section 10.1(b)(i) in connection with any single item (or series of items arising from the same or substantially similar facts or circumstances) that results in Losses of less than the De Minimis Threshold.

(f) Buyer shall have no liability under Section 10.1(b)(i) until the aggregate amount of all Losses (excluding for purposes of calculating the Deductible Amount all individual Losses that do not satisfy the De Minimis Threshold) equals or exceeds the Deductible Amount, in which event Buyer shall be liable for Losses only to the extent they are in excess of the Deductible Amount.

(g) In no event shall Buyer’s aggregate liability under Section 10.1(b)(i) exceed the Cap Amount.

(h) If Buyer becomes aware of any breach by Contributor or the Company of any representation, warranty, covenant or agreement in this Agreement, Buyer must give written notice to Contributor within a reasonable period of time after becoming aware of such breach; provided that the failure to provide such notice shall not relieve any Party of liability hereunder except to the extent the defense of a matter is materially prejudiced by the failure to provide such notice.

(i) If Contributor becomes aware of any breach by Buyer of any representation, warranty, covenant or agreement in this Agreement, Contributor must give written notice to Buyer within a reasonable period of time after becoming aware of such breach; provided that the failure to provide such notice shall not relieve any Party of liability hereunder except to the extent the defense of a matter is materially prejudiced by the failure to provide such notice.

(j) Notwithstanding anything in this Section 10.2 to the contrary, (i) in no event will the limitations set forth in Sections 10.2(a) through (d) apply in the event of Fraud by Contributor, the Company or any of their respective Affiliates, and (ii) in no event will the limitations set forth in Section 10.2(a) or Sections 10.2(e) through (g) apply in the event of Fraud by Buyer or any of its Affiliates.

(k) The Party seeking indemnification hereunder shall have a duty to use commercially reasonable efforts to mitigate any Loss in connection with this Agreement.

(l) If any Reserved Units are transferred to any Buyer Indemnified Party in respect of an Indemnity Claim brought by Buyer pursuant to Section 10.1 and such Buyer Indemnified Party subsequently recovers, directly or indirectly, from any other Person any amount in respect of the Losses underlying such Indemnity Claim, then Buyer shall, or shall cause such Buyer Indemnified Party to, promptly return to Contributor Reserved Units that have a value equal to the amount so recovered, with such value being determined in accordance with Section 10.7(b).

(m) Contributor shall have no liability pursuant to this Agreement in respect of and to the extent of any item or any Losses that have been reflected as a Current Liability in Net Working Capital as finally determined pursuant to Section 2.6.

(n) Contributor and Buyer acknowledge that, except with respect to the enforcement of covenants to be performed after the Closing, after Closing the surrender, release or transfer of Reserved Units pursuant to the terms of this Agreement shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other Claim arising in connection with or with respect to the Transactions. As the surrender, release or transfer of Reserved Units shall be adequate compensation, Buyer and Contributor hereby waive any right to rescind this Agreement or any of the Transactions.

(o) References to Material Adverse Effect and other materiality qualifications shall be disregarded solely for purposes of calculating Losses with respect to which one Party indemnifies any Indemnitee pursuant to Section 10.1. For the avoidance of doubt, such references shall not be disregarded in determining whether a breach by a Party of any of its representations made herein or hereunder has occurred.

10.3 Waivers of Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF CONTRIBUTOR, THE COMPANY, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE COMPANY OR ITS ASSETS, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III, THE COMPANY IN ARTICLE IV AND BUYER IN ARTICLE V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY (X) TAX MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV, OR (Y) ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE

IV OR (Z) EMPLOYMENT MATTERS EXCEPT AS EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND NONE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY OR ITS ASSETS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND THE COMPANY IN ARTICLE IV, CONTRIBUTOR’S INTERESTS IN THE CONTRIBUTED INTERESTS ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND CONTRIBUTOR, THE COMPANY AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR ITS ASSETS.

(c) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN ARTICLE V, THE EQUITY CONSIDERATION AND THE SHARES OF BUYER CLASS C COMMON STOCK ARE BEING ISSUED TO CONTRIBUTOR “AS IS, WHERE IS, WITH ALL FAULTS,” AND BUYER, THE PARTNERSHIP AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUYER, THE PARTNERSHIP, THE EQUITY CONSIDERATION, BUYER CLASS C COMMON STOCK OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF BUYER AND THE PARTNERSHIP.

(d) BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR SET FORTH IN ARTICLE III AND THE COMPANY SET FORTH IN ARTICLE IV AND IN ANY CLOSING CERTIFICATES OF CONTRIBUTOR OR THE COMPANY ARE THOSE ONLY OF CONTRIBUTOR OR THE COMPANY, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTOR, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES.

(e) CONTRIBUTOR ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER SET FORTH IN ARTICLE V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

10.4 Waiver of Remedies.

(a) The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed, in whole or in part, after the Closing, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Section 9.2 and this Article X.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT SUCH CONSEQUENTIAL DAMAGES ARE THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT GIVING RISE TO SUCH DAMAGES AND NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF SUCH OTHER PARTY OR ITS

AFFILIATES (“Non-Reimbursable Damages”); PROVIDED, HOWEVER, IN NO EVENT SHALL THIS SECTION 10.4(b) BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION.

(c) Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, (i) no Representative or Affiliate of Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Contributor) shall have any Liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Contributor in this Agreement or in any Closing Certificate delivered by Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any Liability to Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

10.5 Procedure with Respect to Third-Party Claims.

(a) If any Buyer Indemnified Party or Contributor Indemnified Party (each, an “Indemnitee”) becomes subject to a pending or threatened Claim of a third party (a “Third Party Claim”) and Buyer or Contributor, as applicable (the “Claiming Party”), believes such Indemnitee has an Indemnity Claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Indemnity Claim setting forth the nature of the Third Party Claim and the amount thereof in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Third Party Claim is materially prejudiced by the failure to give such notice.

(b) If any Third Party Claim is brought by a third party against an Indemnitee and the Claiming Party gives notice to the Responding Party pursuant to Section 10.5(a), the Responding Party shall be entitled to participate in such Third Party Claim and, if the Responding Party wishes, the Responding Party may elect to control the defense of such Third Party Claim (such election to be without prejudice to the right of the Responding Party to dispute whether such Third Party Claim is for indemnifiable Losses under this Article X), if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense and (ii) the Responding Party conducts the defense of such Third Party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in (but not control) the defense or settlement thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall cooperate reasonably with the Responding Party and its counsel in the defense or compromise of such Third Party Claim. If the Responding Party assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, (B) the sole relief provided is monetary damages that (1) in the event that Buyer is the Responding Party, are fully covered by the Responding Party, or (2) in the event that Contributor is the Responding Party, the amount of such monetary damages is no greater than the value of the Reserved Units with such value being determined in accordance with Section 10.7(b), and Contributor transfers a number of Reserved Units to the Partnership with a value equal to the amount of such monetary damages at the time the compromise or settlement is effected with such value being determined in accordance with Section 10.7(b).

(c) If notice is given to the Responding Party of the commencement of any Third Party Claim and the Responding Party does not, within 30 days after the Claiming Party’s notice is given pursuant to Section 10.5(a), give notice to the Claiming Party of its election to control the defense of such Third Party Claim, or if any of the conditions set forth in clauses (i) and (ii) of Section 10.5(b) become unsatisfied, then the Claiming Party shall (upon notice to the Responding Party) have the right to control the defense, compromise or settlement of such

Third Party Claim; provided, however, that the Responding Party shall, subject to the limitations of liability set forth herein, reimburse the Claiming Party for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and shall, subject to the limitations of liability set forth herein, remain otherwise responsible for any liability with respect to amounts arising from or related to such Third Party Claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such Third Party Claim for a breach under this Agreement; provided, further, that the Claiming Party may not effect any such compromise or settlement without the consent of the Responding Party (which consent shall not be unreasonably withheld, denied or delayed). The Responding Party may elect to participate in such Third Party Claim at any time at its own expense.

10.6 Procedure with Respect to Direct Claims. Promptly after any Claiming Party comes to believe that its related Indemnitee has an Indemnity Claim against a Responding Party which does not involve a Third Party Claim (a “Direct Claim”), the Claiming Party shall notify the Responding Party in writing of such Direct Claim and specify in such notice the basis for such Direct Claim setting forth the nature of the Claim and, to the extent known, the amount thereof in reasonable detail. Any failure of a Claiming Party to so notify a Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Direct Claim is materially prejudiced by the failure to give such notice.

10.7 Payments of Indemnity Amounts.

(a) Subject to the limitations in Section 10.2, promptly and in no event later than five (5) Business Days after the amount payable, if any, by Buyer to a Contributor Indemnified Party in connection with an Indemnity Claim is finally determined in accordance with this Agreement, Buyer will pay to each relevant Contributor Indemnified Party such amount, by wire transfer of immediately available funds (or as otherwise directed pursuant to any final and nonappealable Order or as otherwise agreed by the Claiming Party and the Responding Party) to an account designated by such Contributor Indemnified Party.

(b) Promptly and in no event later than five (5) Business Days after the amount payable, if any, by Contributor to a Buyer Indemnified Party in connection with an Indemnity Claim, subject to the limitations in Section 10.2, or to the Partnership in connection with the Excess Adjustment Amount, as applicable, is finally determined in accordance with this Agreement (the “Valuation Date”), Contributor shall surrender to such Buyer Indemnified Party (including, for the avoidance of doubt, the Partnership) Common Units with a value equal to such finally determined amount (valued in accordance with this Section 10.7(b)). On the Valuation Date, the value of a Common Unit shall be equal to the volume-weighted average price of a share of Buyer Class A Common Stock on the NASDAQ for the 20 trading days immediately prior to the Valuation Date, as reported by Bloomberg. For the avoidance of doubt, any transfer of Reserved Units by Contributor to a Buyer Indemnified Party (including, for the avoidance of doubt, the Partnership) shall include the applicable number of Common Units and a corresponding number of shares of Buyer Class C Common Stock, with all value being ascribed to the Common Units and no value being ascribed to the shares of Buyer Class C Common Stock. If the Buyer Indemnified Party receiving the Reserved Units is either the Partnership or Buyer, then the Partnership and Buyer, simultaneously with such release, will cancel the applicable Common Units and shares of Buyer Class C Common Stock, respectively.

(c) Except as otherwise provided in this Section 10.7(c), prior to the Expiration Date, Contributor shall retain and not transfer, or assign, to any Person or pledge or otherwise subject to any Lien, other than to a Buyer Indemnified Party in accordance with this Article X or the Partnership in accordance with Section 2.6, 16,000,000 Common Units and 16,000,000 shares of Buyer Class C Common Stock (collectively, the “Reserved Units” and each reference to a “Reserved Unit” meaning one Common Unit and one share of Buyer Class C Common Stock). To the extent certificated, the Reserved Units shall be imprinted with a legend sufficient to identify the restriction on transfer thereof set forth in this Section 10.7(c) (the “Restrictive Legend”). The restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend shall be removed from, (i) 8,000,000 Reserved Units upon the first (1st) anniversary of the

Closing Date and (ii) any remaining Reserved Units upon the Expiration Date; provided, however, that such restrictions on transfer shall not be terminated with respect to, and the Restrictive Legend shall not be removed from, the Reserved Units equal in value (valued in accordance with this Section 10.7(c) to the amount of Losses asserted with respect to any Indemnity Claim in accordance with this Agreement that is asserted prior to any such date and is still pending on any such date (a “Pending Claim”); provided, further, that a Pending Claim shall cease to be a Pending Claim upon the date that is 90 days following the date the Indemnity Claim to which such Pending Claim relates is asserted, unless Buyer shall have initiated a Proceeding in respect of such Indemnity Claim prior to such date. Upon the resolution of each Pending Claim (or upon such Pending Claim ceasing to be a Pending Claim), subject to the occurrence of the Expiration Date, the restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend shall be removed from, any Reserved Units not required to be transferred to a Buyer Indemnified Party as payment with respect to such Pending Claim. In the event that the restriction on transfer set forth in the first sentence of this Section 10.7(c) shall terminate with respect to, and the Restrictive Legend is removed from, a Reserved Unit, Contributor shall be permitted to transfer such Reserved Unit in accordance with the A&R LP Agreement, the Common Unit and share of Buyer Class C Common Stock formerly comprising such Reserved Unit shall cease to constitute a Reserved Unit and such Common Unit and share of Buyer Class C Common Stock shall no longer be available to the Buyer Indemnified Parties to satisfy an Indemnity Claim by any of them.

10.8 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, (a) this Article X shall be the sole remedy of the Buyer Indemnified Parties following the Closing for any Losses arising out of, in connection with or related to this Agreement or the Transactions and (b) the Reserved Units shall be the sole source of payment to the Buyer Indemnified Parties for any Losses arising out of, in connection with or related to this Agreement or the Transactions (regardless of whether the value of the Reserved Units is sufficient to cover any such Losses); provided that this Section 10.8 shall not apply to any claims arising out of, in connection with or related to the Ancillary Agreements.

10.9 Waiver of Claims.

(a) Contributor and each Contributor Member each hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself, and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Company, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Contributor and each Contributor Member or any of their Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Company or its business, including pursuant to the Company LLC Agreement (and any breaches thereof) whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in the Company or any distributions or payments (as consideration of services or otherwise) from the Company by reason of any matter, cause or thing whatsoever (the “Contributor Released Claims”); provided, that, notwithstanding the foregoing, the Contributor Released Claims shall not include any cause of action, damage, judgment, liability or right pursuant to this Agreement as provided for and limited by this Article X or in the event of Fraud. Contributor and each Contributor Member agrees not to, and to cause its respective Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims.

(b) Each of the Buyer and the Company hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against Contributor and its Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer or the Company or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by Contributor or its Related Persons of the Company or the business of the Company, including pursuant to the Company LLC Agreement or predecessor agreements (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Company Released Claims”); provided that, notwithstanding the foregoing, the Company Released Claims shall not include any cause of action, damage, judgment, liability or right pursuant to this Agreement as provided for and limited by this Article X, pursuant to the Operator Agreement or in the event of Fraud. Each of the Buyer and the Company agrees not to, and to cause its respective Buyer Related Persons not to, assert any Proceeding against Contributor or its Related Persons with respect to the Company Released Claims.

10.10 Access to Information.

(a) After the Closing Date, Contributor and Buyer shall grant to each other (or their respective designees), and Buyer shall cause the Company to grant to Contributor (or their respective designees), reasonable access at all reasonable times to all of the Records of the Company in its possession or the possession of the Company to the extent such Records are necessary to Contributor in connection with any investigation or audit by a Governmental Authority or any claim or dispute by or with any Person other than Buyer or the Company. Buyer shall maintain, and shall cause the Company to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as Contributor shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Contributor or its Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery.

(b) Contributor and its Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transaction contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Company; provided that all such material shall be Confidential Information for purposes of Section 6.8(b). This Section  10.10(b) shall survive Closing.

ARTICLE XI

MISCELLANEOUS

11.1 Notice.

(a) All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Buyer and Contributor at the addresses set forth on Schedule 11.1 (or at such other addresses as shall be specified by Buyer and Contributor by similar notice).

(b) Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4 Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Contributor, the Company or Buyer not expressly set out in the Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Contributor, the Company or Buyer in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of this Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 10.4, be cumulative and not alternative.

11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Contributor and Buyer.

11.7 No Third Party Beneficiary. Except for the provisions of Sections 6.2(b), 6.6 and Article X (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so).

11.8 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10 Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12 Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13 Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216409) (the “Prospectus”), and dated as of March 23, 2017. Each of Contributor, the Contributor Members and the Company acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $1,035.0 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with Contributor, the Contributor Members and the Company regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Contributor, the Contributor Members and the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer, Contributor, any of the Contributor Members or the Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of Contributor, the Contributor Members and the Company hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each of Contributor, the Contributor Members and the Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of Contributor, the Contributor Members and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent Contributor, any of the Contributor Members or the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, Contributor, such Contributor Members or the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Contributor, such Contributor Members or the Company (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided, that (i) nothing herein shall serve to limit or prohibit Contributor’s, the Contributor Members’ or the Company’s right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Contributor or the Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event Contributor, any of the Contributor Members or the Company or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or Buyer’s public stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from Contributor, such Contributor Member or the Company, as applicable, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or Proceeding.

11.14 Attorney Waiver. Buyer agrees, on its own behalf and on behalf of its Subsidiaries and Representatives (including the Company following Closing), that, following Closing, Bracewell LLP may serve as counsel to Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Bracewell LLP of the Company prior to the Closing Date. Buyer, on behalf of itself and its Subsidiaries and Representatives (including the Company after Closing) hereby (a) consents to Bracewell LLP’s representation of Contributor and Contributor’s Affiliates in connection with any matters related to this Agreement and the Transactions, (b) waives any Claim it has or may have that Bracewell LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of the Company prior to Closing and (c) agrees that, in the event that a dispute arises between Buyer and/or the Company or any of Buyer’s or the Company’s respective Affiliates, on the one hand, and Contributor and/or Contributor’s Affiliates, on the other hand, Bracewell LLP may represent Contributor and/or

Contributor’s Affiliates in such dispute even though the interests of Contributor and Contributor’s Affiliates may be directly adverse to Buyer or the Company or any of Buyer’s or the Company’s respective Affiliates and even though Bracewell LLP may have represented the Company in a matter substantially related to such dispute. Buyer further agrees that, as to all communications among Bracewell LLP, the Company, Contributor or their respective Affiliates and Representatives prior to Closing that relate in any way to this Agreement or the Transactions, the attorney-client privilege belongs, to the extent such privilege exists, to Contributor and its Affiliates and may be controlled by Contributor and its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or the Company or any of Buyer’s or the Company’s respective Affiliates. To the extent that Buyer, the Company, or any of Buyer’s or the Company’s respective Affiliates has or maintains any ownership of the privilege with respect to these communications, Buyer agrees (on behalf of itself), except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Contributor. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and any other Person (other than Contributor and its Affiliates), on the other hand, after Closing, the Company may assert the attorney-client privilege against such Person to prevent disclosure of confidential communications by or with Bracewell LLP.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

KFM HOLDCO, LLC

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	President and Chief Executive Officer

Signature Page to Contribution Agreement

KINGFISHER MIDSTREAM, LLC

By: KFM Holdco, LLC

By:	/s/ Michael Christopher
Name:	Michael Christopher
Title:	Secretary and Chief Financial Officer

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
Name:	James T. Hackett
Title:	Chief Financial Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

ARM-M I, LLC

By: Asset Risk Management, LLC, Manager

By:	/s/ Zachary D. Lee
Name:	Zachary D. Lee
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

HMS KINGFISHER HOLDCO, LLC

By:	/s/ Michael A. McCabe
Name:	Michael A. McCabe
Title:	Chief Financial Officer and Secretary

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, its sole managing member

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

KFM OFFSHORE, LLC

By: HPS Investment Partners, LLC, as sole managing member

By: HPS Investment Partners, LLC, as managing member

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

KFM INSTITUTIONAL, LLC

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, as managing member

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

AP MEZZANINE PARTNERS II, L.P.

By: HPS Mezzanine Partners II, LLC, as investment manager

By: HPS Investment Partners, LLC, its sole managing member

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Partner

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Sections 10.9 and 11.13:

JADE REAL ASSETS FUND, L.P.

By: HPS Investment Partners, LLC, its investment member

By:	/s/ Don Dimitrievich
Name:	Don Dimitrievich
Title:	Managing Director

Signature Page to Contribution Agreement

Annex C

Execution Version

CONTRIBUTION AGREEMENT

by and between

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.

and

SILVER RUN ACQUISITION CORPORATION II

Dated as of August 16, 2017

ARTICLE I DEFINITIONS AND CONSTRUCTION		C-4

1.1	Definitions	C-4
1.2	Rules of Construction	C-10

ARTICLE II CONTRIBUTION AND CLOSING		C-10

2.1	Contributor’s Contribution and Consideration	C-10
2.2	Closing	C-11
2.3	Closing Deliveries by Contributor	C-11
2.4	Closing Deliveries by Buyer	C-11

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR		C-12

3.1	Organization	C-12
3.2	Authority	C-12
3.3	No Conflicts; Consents and Approvals	C-12
3.4	Governmental Approvals	C-12
3.5	Title to Interests	C-13
3.6	Legal Proceedings	C-13
3.7	Brokers	C-13
3.8	Accredited Investor; Investment Intent	C-13
3.9	Tax Matters	C-13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		C-13

4.1	Organization	C-13
4.2	Authority	C-13
4.3	No Conflicts	C-14
4.4	Governmental Approvals	C-14
4.5	Capital Structure	C-14
4.6	Capitalization of the General Partner and the Partnership	C-15
4.7	No Undisclosed Liabilities	C-15
4.8	SEC Documents; Controls	C-16
4.9	Legal Proceedings	C-16
4.10	Compliance with Laws and Orders	C-16
4.11	Brokers	C-16
4.12	Trust Account	C-16
4.13	Tax Matters	C-17
4.14	Information Supplied; Proxy Statement	C-17
4.15	Absence of Certain Changes or Events	C-17
4.16	No Default	C-17
4.17	Listing	C-17
4.18	Investment Company	C-17
4.19	Accredited Investor; Investment Intent	C-18
4.20	Opportunity for Independent Investigation	C-18

ARTICLE V COVENANTS		C-18

5.1	Regulatory and Other Approvals	C-18
5.2	Tax Matters	C-19
5.3	Public Announcements; Confidentiality	C-19
5.4	Further Assurances	C-20
5.5	Reasonable Best Efforts	C-20
5.6	Reorganization	C-20

ARTICLE VI BUYER’S CONDITIONS TO CLOSING		C-20

6.1	Orders and Laws	C-20
6.2	HSR Act	C-20
6.3	Stockholder Approval	C-20
6.4	Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement	C-21
6.5	NASDAQ Listing	C-21

ARTICLE VII CONTRIBUTOR’S CONDITIONS TO CLOSING		C-21

7.1	Orders and Laws	C-21
7.2	HSR Act	C-21
7.3	Stockholder Approval	C-21
7.4	Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement	C-21
7.5	NASDAQ Listing	C-21

ARTICLE VIII TERMINATION		C-21

8.1	Termination	C-21
8.2	Effect of Termination	C-22
8.3	Specific Performance	C-22

ARTICLE IX MISCELLANEOUS		C-22

9.1	Notice	C-22
9.2	Entire Agreement	C-22
9.3	Expenses	C-22
9.4	[Reserved]	C-22
9.5	Waiver	C-22
9.6	Amendment	C-22
9.7	No Third Party Beneficiary	C-23
9.8	Assignment; Binding Effect	C-23
9.9	Headings	C-23
9.10	Invalid Provisions	C-23
9.11	Counterparts; Facsimile	C-23
9.12	Governing Law; Venue; and Jurisdiction	C-23

EXHIBITS
Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Preferred Stock Designation
Exhibit D	Form of Amended and Restated Certificate of Incorporation
Exhibit E	Notice Addresses

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Contributor”), and Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”). Each of Contributor and Buyer is sometimes referred to individually in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, between the date of this Agreement and the Closing, Contributor will acquire Units (collectively, all such Units held by Contributor (and, if applicable, any Blocker Contributor (as defined below)) as of immediately prior to the Closing, the “Contributed Interests”) in Alta Mesa Holdings, LP, a Texas limited partnership (the “Company”), in exchange for capital contributions to the Company made by Contributor pursuant to that certain Sixth Amended and Restated Limited Partnership Agreement of the Company, dated as of the date hereof (the “Company LPA”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Contributor desires to make the Contributor’s Contribution (as defined below) to the Partnership in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“A&R LP Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. For the avoidance of doubt, (i) prior to Closing, the Company shall not constitute an Affiliate of any Party and (ii) from and after Closing, the Company shall constitute an Affiliate of Buyer.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Closing” means the “Closing” as defined in the Alta Mesa Contribution Agreement.

“Alta Mesa Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among Buyer, the Alta Mesa Contributor, High Mesa Holdings GP, LLC, a Texas limited liability company, Alta Mesa Holdings, LP, a Texas limited partnership, Alta Mesa Holdings GP, LLC, a Texas limited liability company, and, for limited purposes set forth therein, the equity holders of the Alta Mesa Contributor named therein (as may be amended or supplemented from time to time).

“Alta Mesa Contributor” means “Contributor” as such term is defined in the Alta Mesa Contribution Agreement.

“Amended and Restated Certificate of Incorporation” has the meaning given to it in Section 6.3.

“Ancillary Agreements” means the A&R LP Agreement, the Registration Rights Agreement, the Preferred Stock Designation and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Assets” of any Person means all assets, rights, claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether owned or leased and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Bayou City” means Bayou City Energy Management, LLC, a Delaware limited liability company.

“Blocker Contributor” has the meaning given to it in Section 2.1.

“Blocker Corp” means any entity that is treated as a corporation for U.S. federal income tax purposes and controlled by Riverstone Global Energy and Power Fund VI, L.P. or any of its Affiliates that directly or indirectly holds equity interests in the Company or securities or property issued in respect of such equity interests.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Class C Common Stock” has the meaning given to it in Section 2.1.

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 4.5.

“Buyer Public Securities” has the meaning given to it in Section 4.17.

“Buyer Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of Buyer to be issued to High Mesa Holdings, L.P., a Delaware limited partnership, pursuant to the Alta Mesa Contribution Agreement.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer to be issued to Contributor pursuant to this Agreement.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 4.5.

“Closing” means the consummation of the Transactions.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partner interests in the Partnership.

“Company” has the meaning given to it in the introduction to this Agreement.

“Company LPA” has the meaning given to it in the introduction to this Agreement.

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Contributor on or prior to Closing and (y) pertains to the Company and its Subsidiaries or their respective Assets, Liabilities, personnel or businesses or (ii) (x) has been disclosed to, become known by or made available to Contributor on or prior to the Closing and (y) pertains to Buyer or any Affiliate or Representative of Buyer.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, note, purchase order, binding bid, letter of credit, instrument, security agreement, undertaking, obligation or commitment to which a Person is bound, whether oral or written.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor’s Contribution” has the meaning given to it in Section 2.1.

“Equity Consideration” has the meaning given to it in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit. and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“Highbridge” means HPS Investment Partners, LLC, a Delaware limited liability company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“IPO” means Buyer’s initial public offering.

“Kingfisher Closing” means the “Closing” as defined in the Kingfisher Contribution Agreement.

“Kingfisher Contribution Agreement” means that certain Contribution Agreement, dated as of the date hereof, by and among the Corporation, the Kingfisher Contributor, Kingfisher Midstream, LLC, a Delaware limited liability company, and, for limited purposes set forth therein, the equity holders of the Kingfisher Contributor named therein (as may be amended or supplemented from time to time).

“Kingfisher Contributors” means “Contributors” as such term is defined in the Kingfisher Contribution Agreement.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to Contributor, the actual knowledge after reasonable inquiry of James T. Hackett, Thomas J. Walker and Robert M. Tichio and (b) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of James T. Hackett, Thomas J. Walker and Stephen S. Coats.

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Management” means AM Equity Holdings, LP, a Texas limited partnership.

“NASDAQ” means the NASDAQ Capital Market.

“Notice” has the meaning given to it in Section 9.1(a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Party” or “Parties” means each of Buyer, the Company and Contributor.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Preferred Stock Designation” has the meaning given to it in Section 2.4(c).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Prospectus” means the final prospectus of Buyer, filed with the SEC (File No. 333-216409).

“Proxy Statement” means the proxy statement prepared and filed with SEC by Buyer containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Contributor, the Alta Mesa Contributor, Buyer and the other parties thereto, in substantially the form attached hereto as Exhibit B.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning given to it in Section 4.8(a).

“Special Meeting” means the “Special Meeting” as defined in the Alta Mesa Contribution Agreement.

“Stockholder Proposals” has the meaning given to it in Section 6.3.

“Straddle Period” means any Tax period that begins before the Closing Date and ends on or after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Matter” means of any inquiries, claims, assessments, audits, Tax Proceeding or similar events with respect to Taxes relating to a Pre-Closing Tax Period of the Company or any of its Subsidiaries for which either party or any of its Affiliates may have liability under this Agreement or otherwise.

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) Unless otherwise indicated, with respect to the Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Company.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Contributor’s Contribution and Consideration. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens, and Buyer shall, at the Closing, cause the Partnership to accept from Contributor, all of the Contributed Interests (the “Contributor’s Contribution”) in exchange for the issuance by the Partnership to Contributor of (a) a number of Common Units equal to the quotient (rounded up or down to the nearest whole Common Unit) of (i) the aggregate Capital Contributions (as defined in the Company LPA) made by Contributor to the Company as of immediately prior to the Closing divided by (ii) $10.00 and (b) one share of Buyer Series B Preferred Stock (such share of Buyer Series B Preferred Stock, together with the Common Units to be issued to Contributor (and, if applicable, each Blocker Contributor) pursuant to this sentence, the “Equity

Consideration”); provided, however, that in the event that Contributor has distributed or transferred any Contributed Interests to any Blocker Corp prior to the Closing (such Blocker Corp, a “Blocker Contributor”), (i) Contributor shall cause such Blocker Contributor to contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens, and Buyer shall, at the Closing, cause the Partnership to accept from such Blocker Contributor, all of the Contributed Interests held by such Blocker Contributor and (ii) the Equity Consideration shall be issued to Contributor and each Blocker Contributor in proportion to the respective Contributed Interests held by such party as of immediately prior to the Closing. In addition, at the Closing, Buyer shall issue to Contributor (and, if applicable, each Blocker Contributor) a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor (and, if applicable, each Blocker Contributor) pursuant to this Section 2.1, and Contributor (and, if applicable, each Blocker Contributor) shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value for such shares.

2.2 Closing. Closing shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 concurrently with the Alta Mesa Closing, subject to the satisfaction (or waiver by the Party for whose benefit such conditions exist) of the conditions to Closing set forth in Articles VI and VII. All actions listed in Section 2.3 or 2.4 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.3 Closing Deliveries by Contributor. At Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a) to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by Contributor;

(b) to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) in respect of Contributor (and, if applicable, each Blocker Contributor);

(c) to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by Contributor; and

(d) to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

2.4 Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a) to Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(b) to Contributor in book-entry or certificated form, the Equity Consideration, with the Common Units, the share of Buyer Series B Preferred Stock and the shares of Buyer Class C Common Stock comprising the Equity Consideration issued in the name of Contributor (and, if applicable, the Blocker Contributors);

(c) to Contributor, a copy of the Certificate of Preferred Stock Designation, in substantially the form attached hereto as Exhibit C (the “Preferred Stock Designation”), providing for the establishment of the sole share of Buyer Series B Preferred Stock, and a copy of the A&R Certificate of Incorporation, each file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(d) to Contributor, evidence, in form and substance reasonably satisfactory to Contributor, demonstrating the appointment of directors to the Buyer Board designated by Contributor pursuant to the Preferred Stock Designation;

(e) to Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer; and

(f) to Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Contributor prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING CONTRIBUTOR

Contributor hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization. Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Contributor of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by Contributor at Closing will at Closing be, duly and validly executed and delivered by Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered by Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of Contributor enforceable against Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates, the execution and delivery by Contributor of this Agreement do not and the Ancillary Agreements to be delivered by Contributor at Closing, and the performance by Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of the Organizational Documents of Contributor; or

(b) violate or result in a breach of any Law applicable to Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions.

3.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Contributor in connection with Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by Contributor at Closing or Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Contributor’s ability to consummate the Transactions, and (c) for such filings as may be required under the HSR Act.

3.5 Title to Interests. Contributor (together with, if applicable, the Blocker Contributors) owns, holds of record and is the beneficial owner of all of the Contributed Interests free and clear of all Liens and restrictions on transfer other than those arising pursuant to (x) this Agreement, (y) the Organizational Documents of the Company, or (z) applicable securities Laws. Except as set forth in the Organizational Documents of the Company, Contributor has no outstanding options or other rights to acquire from the Company, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6 Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to such Contributor’s Knowledge, threatened against such Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7 Brokers. Contributor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Company could become liable or obligated.

3.8 Accredited Investor; Investment Intent. Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration or the Buyer Class C Common Stock, in any event except in compliance with applicable federal and state securities Laws.

3.9 Tax Matters. Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Contributor as of the date hereof and as of the Closing Date as follows:

4.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner, and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership and

constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3 No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to Contributor or any of its equityholders, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a) violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material liability to Buyer or the Partnership; or

(c) violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material liability to Buyer or the Partnership.

4.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Contributor or any of its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign.

4.5 Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”). At the close of business on August 11, 2017: (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organization Documents of Buyer, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of Contributor, the Alta Mesa Contributor, Bayou City, Highbridge, Management and the Kingfisher Contributors to acquire shares of the Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Alta Mesa Contribution Agreement or the Kingfisher Contribution Agreement. The Class C Common Stock to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. The Buyer Series B Preferred Stock to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound.

4.6 Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the Partnership, (c) obligations of the Partnership to issue any Interests in the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of Contributor, the Alta Mesa Contributor and the Kingfisher Contributors to acquire Common Units pursuant to this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively, and (d) obligations of the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to Contributor hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

4.7 No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Alta Mesa Contribution Agreement and the transactions contemplated by the Kingfisher Contribution Agreement; and (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

4.8 SEC Documents; Controls.

(a) Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “SEC Documents”). As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (A) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b) The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

4.9 Legal Proceedings. There is no Proceeding (filed by any Person other than Contributor or its Affiliates) pending or, to Buyer’s knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. There are no, and since their respective dates of formation there have not been any, Proceedings pending, or, to Buyer’s knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority.

4.10 Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material liability to Buyer or the Partnership.

4.11 Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

4.12 Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is, to the Knowledge of Buyer, in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

4.13 Tax Matters. The Partnership is, and has been since its formation, properly treated as an entity disregarded from its owner for U.S. federal income tax purposes.

4.14 Information Supplied; Proxy Statement. The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by Contributor or the Company for inclusion therein), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

4.15 Absence of Certain Changes or Events. Since March 31, 2017, there has not been any Buyer Material Adverse Effect. Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

4.16 No Default. Neither Buyer nor the Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or the Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

4.17 Listing. The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

4.18 Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19 Accredited Investor; Investment Intent. Each of the Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

4.20 Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon Contributor’s express representations and warranties set forth in Article III, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests and the Assets and business of the Company, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, Contributor or any Representatives of Contributor. Buyer acknowledges and affirms that it has completed such independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets and business of the Company and has made all such reviews and inspections of the Contributed Interests and Assets and business of the Company as it has deemed necessary or appropriate to enter into this Agreement and the Ancillary Agreements; provided, that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III. Except for the representations and warranties expressly made by Contributor in Article III, Buyer acknowledges that neither Contributor nor any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Company or any of its Assets.

ARTICLE V

COVENANTS

5.1 Regulatory and Other Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of Contributor. Buyer shall pay any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Party of, and supply to the other Party, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Party in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Party to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Party with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Party reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of the Company, or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or the Company’s freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or the Company, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

5.2 Tax Matters.

(a) In the event that any Transfer Taxes are imposed on the Transactions, the Partnership shall be responsible for the payment of all such Transfer Taxes. Contributor and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(b) Intended Tax Treatment.

(i) The Parties agree that, except as required by applicable Laws, the Partnership shall be treated as a continuation of the Company for U.S. federal income tax purposes pursuant to Section 708(b)(1) of the Code.

(ii) The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 5.2(b), and (B) take no position inconsistent with this Section 5.2(b) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

5.3 Public Announcements; Confidentiality.

(a) No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Company) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however, that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Company to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b) From the Closing Date and for a period of two (2) years following the Closing Date, Contributor will, and will cause its Affiliates and use commercially reasonable efforts to cause its Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential

Information to any Person other than any of its Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, Contributor agrees, to the extent legally permissible, to give Buyer prior written notice of such disclosure in sufficient time to permit Buyer to seek a protective order should it so determine) or (y) in a claim brought by Contributor in the pursuit of its remedies under this Agreement. Contributor shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

5.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

5.5 Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

5.6 Reorganization. Notwithstanding anything herein to the contrary, in connection with the Closing, the holder(s) of all of the outstanding equity interests of any Blocker Corp shall have the right to merge such Blocker Corp with and into the Buyer, or exchange all (and not less than all) of the equity interests of such Blocker Corp for shares or other equity securities, as the case may be, of Buyer, in each case for a number of shares or other equity securities, as the case may be, in Buyer equal to the number of Common Units issued to such Blocker Corp pursuant to Section 2.1.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

6.1 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

6.2 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

6.3 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation attached hereto as Exhibit D (the “Amended and Restated Certificate of Incorporation”) reasonably necessary to complete the Transactions and the transactions contemplated by the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, and

(3) approved, for purposes of complying with applicable listing rules of the NASDAQ, (w) the issuance of equity interests of Buyer, (x) the issuance of Buyer Class C Common Stock to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors, (y) the issuance of the Buyer Series A Preferred Stock to Bayou City, Highbridge and Management and Buyer Series B Preferred Stock to Contributor and (z) the future issuance of shares of Buyer Class A Common Stock to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

6.4 Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement. The Alta Mesa Closing and Kingfisher Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively.

6.5 NASDAQ Listing. The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE VII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.2 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.3 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

7.4 Concurrent Closing of Alta Mesa Contribution Agreement and Kingfisher Contribution Agreement. The Alta Mesa Closing and Kingfisher Closing shall be consummated in accordance with the terms of the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, respectively.

7.5 NASDAQ Listing. The Buyer Class A Common Stock issuable to Contributor, the Alta Mesa Contributor and the Kingfisher Contributors pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, at any time before Closing, by Contributor or Buyer, by written notice to the other Party, in the event that the Alta Mesa Contribution Agreement or Kingfisher Contribution Agreement is terminated.

8.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 8.1, subject to the last sentence of this Section 8.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, this Article VIII and Article IX, along with any obligation or covenant that otherwise expressly survives, will survive any such termination.

8.3 Specific Performance. Each of Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 8.1, following the Closing, Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with the Closing.

ARTICLE IX

MISCELLANEOUS

9.1 Notice.

(a) All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Buyer and Contributor at the addresses set forth on Exhibit E (or at such other addresses as shall be specified by Buyer and Contributor by similar notice).

(b) Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

9.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

9.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

9.4 [Reserved].

9.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will be cumulative and not alternative.

9.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Contributor and Buyer.

9.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

9.8 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 9.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

9.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

9.10 Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

9.12 Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.

By: Riverstone Energy VI Holdings GP, LLC

By:	/s/ Olivia C. Wassenaar
Name:	Olivia C. Wassenaar
Title:	Managing Director

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
Name:	James T. Hackett
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

Annex D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[SILVER RUN ACQUISITION CORPORATION II]1

[●], 2017

[Silver Run Acquisition Corporation II], a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “[Silver Run Acquisition Corporation II]”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 16, 2016 (the “Original Certificate”).

2. An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 21, 2017, and a certificate of amendment thereto was filed with the Secretary of State of the State of Delaware on March 23, 2017 (as so amended, the “Amended Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and further amends the provisions of the Amended Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law (as amended from time to time, the “DGCL”) of the State of Delaware and by the Corporation’s stockholders in accordance with Section 212 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Amended Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [Silver Run Acquisition Corporation II] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

[1]	NTD: Name post-business combination to be confirmed.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock (the “Common Stock”), including (i) [●] shares of Class A Common Stock (the “Class A Common Stock”), (ii) [20,000,000] shares of Class B Common Stock (the “Class B Common Stock”), and (iii) [●] shares of Class C Common Stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically upon the consummation of the Business Combination. Concurrently with such conversion pursuant to this Section 4.3(b)(i)(B), the number of authorized shares of Class B Common Stock shall be reduced to zero. It is intended that the conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Section 4.3(b)(i)(B) will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination (other than the Forward Purchase Securities (as defined below)), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

•	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding the Forward Purchase Securities and any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

As used herein, the term “Forward Purchase Securities” means the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock issued pursuant to that certain Forward Purchase Agreement, dated as of March 17, 2017, by and between the Corporation and Riverstone VI SR II Holdings, L.P., as the same may be amended.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Class C Common Stock.

(i) Permitted Owners. Shares of Class C Common Stock may be issued only to, and registered in the name of, an Existing Owner (as defined below), its successors and assigns as well as its respective transferees permitted in accordance with Section 4.3(c)(iv) (including all subsequent successors, assigns and permitted transferees) (each Existing Owner, together with such persons, collectively, “Permitted Class C Owners”). As used in this Second Amended and Restated Certificate, (i) “Existing Owner” means each of High Mesa Holdings, L.P., a Delaware limited partnership, High Mesa Holdings GP, LLC, a Texas limited liability company, KFM Holdco, LLC, a Delaware limited liability company, and Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership, and (ii) “Common Unit” means a common unit representing limited partner interests in SRII Opco, LP, a Delaware limited partnership, or any successor entities thereto (the “Partnership”), authorized and issued under its Amended and Restated Agreement of Limited Partnership, dated as of [●], 2017, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Partnership Agreement”), and constituting a “Common Unit” as defined in the Partnership Agreement as in effect as of the effective time of this Second Amended and Restated Certificate.

(ii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of at least 75% of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class C Common Stock shall, to the extent required by law, be given to those holders of Class C Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class C Common Stock to take the action were delivered to the Corporation.

(iii) Dividends. Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, other than as set forth in Section 4.3(e), dividends shall not be declared or paid on the Class C Common Stock.

(iv) Transfer of Class C Common Stock.

(1) A holder of Class C Common Stock may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the Partnership Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Partnership Agreement. The transfer restrictions described in this Section 4.3(c)(iv)(2) are referred to as the “Restrictions”.

(3) Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(c)(iv) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(c)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

(6) The Board shall have all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(v) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1) To the extent that any Permitted Class C Owner exercises its right pursuant to the Partnership Agreement to have its Common Units redeemed by the Partnership in accordance with the Partnership Agreement, then simultaneous with the payment of the consideration due under the Partnership Agreement to such Permitted Class C Owner, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Permitted Class C Owner equal to the number of Common Units held by such Permitted Class C Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the Partnership Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the Partnership Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the Partnership Agreement, be validly issued, fully paid and nonassessable.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a registered holder of Class C Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the Partnership Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (C) in the event that no Permitted Class C Owner owns any Common Units that are redeemable pursuant to the Partnership Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vi) Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vii) Amendment. At any time when there are no longer any shares of Class C Common Stock outstanding, this Second Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.3(c).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e) Class A Common Stock and Class C Common Stock. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(f) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class C Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Advance notice of nominations for the election of directors, other than by the Board or a duly authorized committee thereof, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS;

ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate or the Bylaws, or (v) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided, however, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware with subject matter jurisdiction over the matter. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

IN WITNESS WHEREOF, [Silver Run Acquisition Corporation II] has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

[SILVER RUN ACQUISITION CORPORATION II]

By:
Name:	[●]
Title:	[●]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex E

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK OF

[SILVER RUN ACQUISITION CORPORATION II]

[Silver Run Acquisition Corporation II], a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on [●], 2017, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Second Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Second Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of three (3) shares of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), which shall consist of the following: (a) one (1) share designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), (b) one (1) share designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) and (c) one (1) share designated as Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”). Except as otherwise provided herein, all shares of Series A Preferred Stock shall have the same terms.

SECTION 2. Permitted Owners. The Series A-1 Preferred Stock may be issued only to, and registered in the name of Bayou City Energy Management, LLC, a Delaware limited liability company (“Bayou City”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5. The Series A-2 Preferred Stock may be issued only to, and registered in the name of HPS Investment Partners, LLC, a Delaware limited liability company (“Highbridge”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5. The Series A-3 Preferred Stock may be issued only to, and registered in the name of AM Equity Holdings, LP, a Texas limited partnership (“Management”), its successors and assigns as well as their respective transferees permitted in accordance with Section 5.

SECTION 3. Voting. Except as provided herein, the holder of a share of Series A Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Corporation generally are entitled to vote.

SECTION 4. Dividends. Notwithstanding anything to the contrary in the Second Amended and Restated Certificate, dividends shall not be declared or paid on the Series A Preferred Stock.

SECTION 5. Transfer of Series A Preferred Stock. Neither the Series A Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, except that each of Bayou City, Highbridge and Management may transfer its applicable share of Series A Preferred Stock to an Affiliate (as defined below) of the transferor.

SECTION 6. Conversion; Redemption. The Series A Preferred Stock is not convertible into any other security of the Corporation. Each share of Series A Preferred Stock will be redeemable for the par value thereof by the Corporation upon the earliest to occur of (1) [●], 2022,1 (2) the optional redemption of such Series A Preferred Stock at the election of the holder thereof or (3) a breach of the restrictions on transfer in Section 5.

[1]	Note to Draft: To be the 5th anniversary date of the Closing.

SECTION 7. Director Election.

(a) So long as the applicable share of Series A Preferred Stock of Bayou City, Highbridge and Management remains outstanding, but in no event after [●], 2022, such holder will be entitled to nominate directors for election to the Board in connection with any vote (whether at a meeting or by written consent) of the stockholders of the Corporation for the election of directors as follows:

(i) if Bayou City and its Affiliates collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-1 Preferred Stock shall be entitled to nominate one director who shall be an Independent Director;

(ii) if Highbridge and its Affiliates collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-2 Preferred Stock shall be entitled to nominate one director who shall be an Independent Director;

(iii) if Management and AM MME Holdings, LP, a Texas limited partnership, and their Affiliates and Beneficial Owners (collectively, the “Management Group”), collectively Beneficially Own at least 10% of the total outstanding shares of Common Stock, the holder of the Series A-3 Preferred Stock shall be entitled to nominate two directors who need not be Independent Directors; and

(iv) if the Management Group collectively Beneficially Owns less than 10% but at least 5% of the total outstanding shares of Common Stock, and either Harlan H. Chappelle or Michael E. Ellis continues to participate as a member of management of the Corporation, the holder of the Series A-3 Preferred Stock shall be entitled to nominate one director who need not be an Independent Director.

(b) The vote of the holder of the applicable share of Series A Preferred Stock shall be the only vote required to elect such nominees to the Board (each such director, in such capacity, a “Series A Director”). So long as the holder of a share of Series A Preferred Stock has the right to designate one or more individuals to serve as a Series A Director pursuant to Section 7(a), subject to the limitations set forth in Section 7(a), vacancies on the Board resulting from the death, resignation, retirement, disqualification or removal of a Series A Director shall be filled only by the affirmative vote of the holder of the applicable share of Series A Preferred Stock (and not pursuant to Section 5.3 of the Second Amended and Restated Certificate).

(c) In the event that the holder of a share of Series A Preferred Stock ceases to have the right to designate an individual to serve as a Series A Director pursuant to Section 7(a), (i) the number of Series A Directors for which the holder of such share of Series A Preferred Stock ceases to have the right to designate to serve as a Series A Director shall resign no later than the next annual meeting of the Corporation or, if earlier, such time as such Series A Director’s successor is appointed or elected (provided that the holder of such share of Series A Preferred Stock shall have the authority to select which such particular Series A Director or Series A Directors designated by such holder will resign), and (ii) the vacancy created by such resignation or removal shall be filled as provided in the Second Amended and Restated Certificate and the Bylaws of the Corporation. The Corporation shall also have the right to cause the removal of any Series A Director from the Board immediately upon redemption of an applicable share of Series A Preferred Stock in accordance with Section 6.

(d) The Series A Directors shall be included in the classes created pursuant to Section 5.2(b) of the Second Amended and Restated Certificate as agreed upon between the holder(s) of the Series A Preferred Stock and the Corporation.

(e) For purposes of this Section 7:

(i) “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise.

(ii) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

(iii) “Class A Common Stock” shall mean the Corporation’s Class A Common Stock, par value $0.0001 per share;

(iv) “Common Stock” shall mean, collectively, the Class A Common Stock and the Corporation’s Class C Common Stock, par value $0.0001 per share;

(v) “Independent Director” shall mean a director who, as of such director’s election or appointment to the Board, (a) if the Class A Common Stock is listed on the NASDAQ Capital Market (the “NASDAQ”), is not an executive officer or employee of the Corporation and in the opinion of the Board has no relationship, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is not otherwise disqualified from acting as an independent director under NASDAQ Rule 5605(a)(2) or (ii) if the Class A Common Stock is not listed on the NASDAQ, qualifies as an “independent director” under the listing rules of the national securities exchange on which shares of the Class A Common Stock are then listed for trading; and

(vi) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental authority.

SECTION 8. Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of a share of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock of the Corporation and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to $0.0001 per share.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this [●] day of [●], 2017.

[Silver Run Acquisition Corporation II]

By:
Name:
Title:

[Signature Page to Certificate of Designation]

Annex F

CERTIFICATE OF DESIGNATION OF

SERIES B PREFERRED STOCK OF

[SILVER RUN ACQUISITION CORPORATION II]

[Silver Run Acquisition Corporation II], a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on [●], 2017, the board of directors of the Corporation (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption, has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Second Amended and Restated Certificate”) (which authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)), and the authority thereby vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Second Amended and Restated Certificate and this Certificate of Designation, as it may be amended from time to time (the “Certificate of Designation”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Second Amended and Restated Certificate, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of one (1) share of Preferred Stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”).

SECTION 2. Permitted Owners. The Series B Preferred Stock may be issued only to, and registered in the name of, Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (“Riverstone”), its successors and assigns as well as its transferees permitted in accordance with Section 5.

SECTION 3. Voting. Except as provided herein, the holder of the Series B Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Corporation generally are entitled to vote.

SECTION 4. Dividends. Notwithstanding anything to the contrary in the Second Amended and Restated Certificate, dividends shall not be declared or paid on the Series B Preferred Stock.

SECTION 5. Transfer of Series B Preferred Stock. Neither the Series B Preferred Stock nor any rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, except to an Affiliate (as defined in the Second Amended and Restated Agreement of Limited Partnership of SRII Opco, LP, a Delaware limited partnership, dated as of [●], 2017, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LP Agreement”)) of Riverstone.

SECTION 6. Conversion; Redemption. The Series B Preferred Stock is not convertible into any other security of the Corporation. The Series B Preferred Stock will be redeemable for the par value thereof by the Corporation upon the earliest to occur of (1) the optional redemption of such Series B Preferred Stock at the election of the holder thereof or (2) a breach of the restrictions on transfer in Section 5.

SECTION 7. Director Election.

(a) Prior to [●], 2022,1 so long as the Series B Preferred Stock remains outstanding, the holder of the Series B Preferred Stock will be entitled to nominate directors for election to the Board in connection with any vote (whether at a meeting or by written consent) of the stockholders of the Corporation for the election of directors as follows:

(i)	if Riverstone and its Affiliates collectively Beneficially Own at least 15% of the total outstanding shares of Common Stock, up to three directors (one of whom shall be designated as the Chairman of the Board),

(ii)	if Riverstone and its Affiliates collectively Beneficially Own less than 15% but at least 10% of the outstanding shares of Common Stock, up to two directors (one of whom shall be designated as the Chairman of the Board), and

(iii)	if Riverstone and its Affiliates collectively Beneficially Own less than 10% but at least 5% of the outstanding shares of Common Stock, up to one director (who may be the Chairman of the Board if such person is Jim Hackett).

(b) The vote of the holder of the Series B Preferred Stock shall be the only vote required to elect such nominees to the Board (each such director, in such capacity, a “Series B Director”). So long as the holder of Series B Preferred Stock has the right to designate an individual to serve as a Series B Director pursuant to Section 7(a), subject to the limitations set forth in Section 7(a), vacancies on the Board resulting from the death, resignation, retirement, disqualification or removal of a Series B Director shall be filled only by the affirmative vote of the holder of the Series B Preferred Stock (and not pursuant to Section 5.3 of the Second Amended and Restated Certificate).

(c) In the event that the holder of the Series B Preferred Stock ceases to have the right to designate an individual to serve as a Series B Director pursuant to Section 7(a), (i) the number of Series B Directors for which the holder of the Series B Preferred Stock ceases to have the right to designate to serve as a Series B Director shall resign no later than the next annual meeting of the Corporation or, if earlier, such time as such Series B Director’s successor is appointed or elected (provided that the holder of the Series B Preferred Stock shall have the authority to select which such particular Series B Director or Series B Directors directed by such holder will resign), and (ii) the vacancy created by such resignation or removal shall be filled as provided in the Second Amended and Restated Certificate and the Bylaws of the Corporation. The Corporation shall also have the right to cause the removal of any Series B Director from the Board immediately upon redemption of the Series B Preferred Stock in accordance with Section 6.

(d) The Series B Directors shall be included in the classes created pursuant to Section 5.2(b) of the Second Amended and Restated Certificate as agreed upon between the holder of the Series B Preferred Stock and the Corporation.

(e) For purposes of this Section 7:

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

[1]	5 years from closing.

(ii) “Class A Common Stock” shall mean the Corporation’s Class A Common Stock, par value $0.0001 per share; and

(iii) “Common Stock” shall mean, collectively, the Class A Common Stock and the Corporation’s Class C Common Stock, par value $0.0001 per share.

SECTION 8. Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock of the Corporation and any other stock of the Corporation ranking junior to the Series B Preferred Stock as to such distribution, payment in full in an amount equal to $0.0001 per share.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its undersigned duly authorized officer this [●]th day of [●], 2017.

[Silver Run Acquisition Corporation II]

By:
Name:
Title:

[Signature Page to Series B Preferred Certificate of Designation]

Annex G

ALTA MESA RESOURCES, INC.

2018 LONG TERM INCENTIVE PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 50,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right, and such terms and conditions shall be included in the Participant’s Award Agreement. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, if on the last day of the term of an Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the applicable exercise or base price per Share, the Participant has not exercised the Option or Stock Appreciation Right and remains employed by the Company or one of its Subsidiaries and the Option or Stock Appreciation Right has not expired, the Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with its exercise. In such event, the Company shall deliver to the Participant the number of Shares for which the Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, and such violation results in a material injury to the Company or any of its Subsidiaries (as determined by the Administrator), the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in

Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. In addition, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Voting Rights. Participants holding Shares of Restricted Stock will be entitled to all voting rights in such Shares, unless the Administrator provides otherwise in the Award Agreement.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan and the applicable Award Agreement. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, vesting conditions, and payment terms, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new

Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically, or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event, or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award Agreement;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator to provide substantially equivalent value;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards; provided that such adjustments result in substantially equivalent value being provided to the holders of outstanding Awards; and/or;

(e) To replace such Award with other rights or property of substantially equivalent value as selected by the Administrator, and in such cases, the Administrator may provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to thirty days before or after such transaction.

8.4 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. Pursuant to the terms of the Award Agreement, the Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the minimum statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until such time that (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may provide in any Award Agreement at the time of grant or at any other time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable upon a Change in Control or otherwise.

9.9 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the Company’s initial business combination, subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a

Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability and Indemnification. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify, defend and hold harmless each past or present director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless directly arising from such person’s own fraud or bad faith. This indemnification obligation of the Company shall supplement, and not supersede or replace, any other indemnification obligation, policy or agreement of the Company covering such indemnified person.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and

affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, in the Administrator’s discretion, the Company may cancel the Participant’s ability to participate in the Plan. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

10.18 No Fractional Shares. Notwithstanding any provision in the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

10.19 Section 83(b) Elections Prohibited. No Participant may make an election under Section 83(b) of the Code, or any successor section thereto, with respect to any Award without the consent of the Administrator, which the Administrator may grant or withhold in its discretion.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement between the Participant and the Company evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement or (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s material duties (other than a failure resulting from the Participant’s illness or incapacity); (B) the Administrator’s determination that the Participant willfully failed to carry out, or comply with any lawful and reasonable material directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that results in the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while in the course and scope of performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, intentional misconduct or gross negligence, or breach of fiduciary duty against the Company or any of its Subsidiaries. Notwithstanding the foregoing, if the Participant is an Employee, “Cause” shall not exist under sub-clause (ii)(A) or (ii)(B) until after written notice from the Company has been given to the Employee of such material breach or nonperformance and the Employee has failed to cure such breach or nonperformance within the time period set by the Company, but in no event less than thirty (30) business days after the Employee’s receipt of such notice.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the Company’s initial business combination or the transactions occurring in connection therewith constitute a Change in Control and, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the Class A common stock of the Company, $.0001 par value per Share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.

11.11 “Company” means Alta Mesa Resources, Inc. (known prior to the consummation of the Company’s initial business combination as Silver Run Acquisition Corporation II), a Delaware corporation, or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17 “Employee” means any employee of the Company or its Subsidiaries within the meaning of Section 3401(c) of the Code including, without limitation, officers who are members of the Board.

11.18 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.20 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23 “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.24 “Option” means an option to purchase Shares.

11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.26 “Overall Share Limit” means 50,000,000 Shares.

11.27 “Participant” means a Service Provider who has been granted an Award.

11.28 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; individual business objectives; production or growth in production; reserves or added reserves; growth in reserves per share; inventory growth; environmental, health and/or safety performance; effectiveness of hedging programs; improvements in internal controls and policies and procedures; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; drilling results; proved reserves, reserve replacement, drillbit reserve replacement or reserve growth; exploration and development costs, capital expenditures, finding and development costs, drillbit finding and development costs, operating costs (including, but not limited to, lease operating expenses, severance taxes and other production taxes, gathering and transportation costs and other components of operating expenses), based operating costs or production costs; production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles, in accordance with accounting principles established by the International Accounting Standards Board, or may be adjusted when established to include or exclude any items otherwise includable or excludable under U.S. Generally Accepted Accounting Principles or under the accounting principles established by the International Accounting Standards Board. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event, (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.29 “Plan” means this 2018 Long Term Incentive Plan, as amended from time to time.

11.30 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.31 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions as set forth in the Plan or the Participant’s Award Agreement.

11.32 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.33 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.34 “Securities Act” means the Securities Act of 1933, as amended.

11.35 “Service Provider” means an Employee, Consultant or Director.

11.36 “Shares” means shares of Common Stock.

11.37 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.38 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.39 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.40 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex H

ALTA MESA HOLDINGS, L.P.

Estimated

Future Reserves

Attributable to Certain Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2015

                                      /s/ Kevin E. Gangluff

Kevin E. Gangluff, P.E.

TBPE License No. 75852

Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

March 24, 2016

Alta Mesa Holdings, L.P.

15021 Katy Freeway, Suite 400

Houston, TX 77094

Gentlemen:

At the request of Alta Mesa Holdings, L.P. (Alta Mesa), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2015 prepared by Alta Mesa’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our reserves audit, completed in early March 2016 and presented herein, was prepared for public disclosure by Alta Mesa in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. The estimated reserves shown herein represent Alta Mesa’s estimated net reserves attributable to the leasehold and royalty interests in certain properties owned by Alta Mesa and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2015. The properties reviewed by Ryder Scott incorporate 409 reserve determinations and are located in the states of Idaho, Louisiana, Oklahoma, Texas, and West Virginia.

The properties reviewed by Ryder Scott account for a portion of Alta Mesa’s total net proved reserves as of December 31, 2015. Based on the estimates of total net proved reserves prepared by Alta Mesa, the reserves audit conducted by Ryder Scott addresses 96 percent of the total proved developed net liquid hydrocarbon reserves, 91 percent of the total proved developed net gas reserves, in excess of 99 percent of the total proved undeveloped net liquid hydrocarbon reserves, and 99 percent of the total proved undeveloped net gas reserves of Alta Mesa. The properties reviewed by Ryder Scott account for a portion of Alta Mesa’s total proved discounted future net income using SEC hydrocarbon price parameters as of December 31, 2015. Based on the reserve and income projections prepared by Alta Mesa, the audit conducted by Ryder Scott addresses 109 percent of the total proved developed discounted future net income and in excess of 99 percent of the total proved undeveloped discounted future net income of Alta Mesa. The high percentage of audit coverage of the associated proved developed discounted future net income is the result of the “not reviewed” properties having a negative discounted future net income primarily due to future abandonment liabilities and near term operating expenses associated with properties with no reserves.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by Alta Mesa, it is our opinion that the overall procedures and methodologies utilized by Alta Mesa in preparing their estimates of the proved reserves as of December 31, 2015 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Alta Mesa are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

Alta Mesa Holdings, L.P.

March 24, 2016

The estimated reserves and future net income amounts presented in this report are related to hydrocarbon prices. Alta Mesa has informed us that in the preparation of their reserve and income projections, as of December 31, 2015, they used average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by Alta Mesa attributable to Alta Mesa’s interest in properties that we reviewed and the reserves of properties that we did not review are summarized below:

SEC PARAMETERS

Estimated Net Reserves

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2015

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Net Reserves of Properties
Audited by Ryder Scott
Oil/Condensate – MBarrels	12,120	2,011	19,157	33,288
Plant Products – MBarrels	6,853	17	11,453	18,323
Gas – MMCF	63,282	2,140	83,017	148,439

Net Reserves of Properties
Not Audited by Ryder Scott
Oil/Condensate – MBarrels	258	553	43	854
Plant Products – MBarrels	20	68	26	114
Gas – MMCF	1,129	5,201	654	6,984

Total Net Reserves
Oil/Condensate – MBarrels	12,378	2,564	19,200	34,142
Plant Products – MBarrels	6,873	85	11,479	18,437
Gas – MMCF	64,411	7,341	83,671	155,423

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The term Mbarrels denotes 1000’s of barrels.

In certain instances where natural gas is processed in a third party plant, the title to the gas is transferred before the processing plant. The income received for the gas delivered is determined by a contractually determined volume of a portion of the plant residue sales gas and of the plant products (natural gas liquids) extracted from the natural gas. Alta Mesa has shown this incremental income from plant products as equivalent plant product volumes in order to provide transparency to investors, banks, and financial institutions regarding specific sources of forecasted income.

Alta Mesa Holdings, L.P.

March 24, 2016

Because it was beyond the scope of this audit, Ryder Scott has not conducted an economic analysis to evaluate the net economic benefit from the production of the above reserves volumes. Thus, Alta Mesa’s estimates of the future net income ultimately may or may not be within the 10 percent tolerance. The total future net income discounted at 10 percent prepared by Alta Mesa (which Ryder Scott did not review) attributable to Alta Mesa’s interest in properties that we reviewed and those properties that we did not review are summarized below:

SEC PARAMETERS

Discounted Future Net Income

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2015

	Proved
	Developed			Total Proved
	Producing	Non-Producing	Undeveloped
Future Net Income
Discounted at 10% ($M)
Properties Reviewed by Ryder Scott	366,972	46,275	250,340	663,587
Properties Not Reviewed by Ryder Scott	(43,700)	9,036	673	(33,991)
Total	323,272	55,311	251,013	629,596

The discounted future net income shown above is presented at Alta Mesa’s request for your information and should not be construed as an estimate of fair market value. The term $M denotes thousands of dollars.

Reserves Included in This Report

In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status and Definitions Guidelines” in this report. The proved developed n-on producing reserves included herein consist of the shut-in and behind pipe categories.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Alta Mesa’s request, this report addresses only the proved reserves attributable to the properties reviewed herein.

Alta Mesa Holdings, L.P.

March 24, 2016

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and

Alta Mesa Holdings, L.P.

March 24, 2016

their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves prepared by Alta Mesa, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 69 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available September through December 2015, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Alta Mesa or obtained from public data sources and were considered sufficient for the purpose thereof. Approximately 27 percent of the proved producing reserves that we reviewed were estimated by the analogy method. The remaining 4 percent of the proved producing reserves were estimated by the volumetric method. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

Approximately 70 percent of the proved developed non-producing reserves that we reviewed were estimated by the volumetric method. Approximately 30 percent of the developed non-producing reserves that we reviewed were estimated by past performance or analogy. Approximately 94 percent of the proved undeveloped reserves that we reviewed were estimated by analogy. The remaining 6 percent was estimated by the volumetric method or a combination of methods. The volumetric analysis utilized pertinent well and geoscience data furnished to Ryder Scott by Alta Mesa for our review or which we have obtained from public data sources that were available September through December 2015. The data utilized from the analogues in conjunction with well and geoscience data incorporated into the volumetric analysis were considered sufficient for the purpose thereof.

Horizontal wells and locations, essentially all of which are located in the Mississippi Lime, Meramec, and Oswego plays in Oklahoma, represent 82 percent of Alta Mesa’s liquids reserves and 80 percent of Alta Mesa’s gas reserves. Sixty-six percent of liquids reserves and 64 percent of gas reserves associated with horizontal drilling are proved undeveloped. The remainder are producing.

To estimate economically recoverable proved oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review.

As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by Alta Mesa relating to hydrocarbon prices and costs as noted herein.

Alta Mesa Holdings, L.P.

March 24, 2016

The hydrocarbon prices furnished by Alta Mesa for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

The initial SEC hydrocarbon prices in effect on December 31, 2015 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used by Alta Mesa for the geographic area reviewed by us. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used by Alta Mesa to determine the future gross revenue for each property reviewed by us reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used by Alta Mesa were accepted as factual data; however, we have not conducted an independent verification of the data used by Alta Mesa.

The table below summarizes Alta Mesa’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as Alta Mesa’s “average realized prices.” The average realized prices shown in the table below were determined from Alta Mesa’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and Alta Mesa’s estimate of the total net reserves for the properties reviewed by us for the geographic area. The data shown in the table below is presented in accordance with SEC disclosure requirements for each of the geographic areas reviewed by us.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
	Oil/Condensate	WTI Cushing	$50.28/Bbl	$49.79/Bbl
United States	NGLs	WTI Cushing	$50.28/Bbl	$16.77/Bbl
	Gas	Henry Hub	$2.58/MMBTU	$2.48/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in Alta Mesa’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. In certain cases, the gas volumes presented herein include gas consumed in operations as reserves. In those cases, the effective price was reduced such that the fuel used had no value.

Operating costs furnished by Alta Mesa are based on the operating expense reports of Alta Mesa and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. The operating costs furnished by Alta Mesa were accepted as factual data; however, we have not conducted an independent verification of the data used by Alta Mesa. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Alta Mesa Holdings, L.P.

March 24, 2016

Development costs furnished by Alta Mesa are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by Alta Mesa were accepted as factual data; however, we have not conducted an independent verification of the data used by Alta Mesa. The estimated net cost of abandonment after salvage was included by Alta Mesa for properties where abandonment costs net of salvage were significant. Alta Mesa’s estimates of the net abandonment costs were accepted without independent verification.

The proved developed non-producing and undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with Alta Mesa’s plans to develop these reserves as of December 31, 2015. The implementation of Alta Mesa’s development plans as presented to us is subject to the approval process adopted by Alta Mesa’s management. As the result of our inquiries during the course of our review, Alta Mesa has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by Alta Mesa’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Alta Mesa. Alta Mesa has provided written documentation stating their commitment to proceed with the development activities as presented to us. Additionally, Alta Mesa has informed us that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2015, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by Alta Mesa were held constant throughout the life of the properties.

Alta Mesa’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by Alta Mesa to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Alta Mesa. Wells or locations that are not currently producing may start producing earlier or later than anticipated in Alta Mesa’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Alta Mesa’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

Alta Mesa Holdings, L.P.

March 24, 2016

The estimates of proved reserves presented herein were based upon a review of the properties in which Alta Mesa owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by Alta Mesa for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of Alta Mesa are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

Alta Mesa has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of Alta Mesa’s forecast of future proved production, we have relied upon data furnished by Alta Mesa with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, development plans, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Alta Mesa. We consider the factual data furnished to us by Alta Mesa to be appropriate and sufficient for the purpose of our review of Alta Mesa’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by Alta Mesa and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

Based on our review, including the data, technical processes and interpretations presented by Alta Mesa, it is our opinion that the overall procedures and methodologies utilized by Alta Mesa in preparing their estimates of the proved reserves as of December 31, 2015 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by Alta Mesa are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

We were in reasonable agreement with Alta Mesa’s estimates of proved reserves for the properties which we reviewed; however, in certain cases there was more than an acceptable variance between Alta Mesa’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to Alta Mesa when its reserve estimates were prepared. In these cases, Alta Mesa revised its estimates to better conform to our estimates. As a consequence, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by Alta Mesa.

Other Properties

Other properties, as used herein, are those properties of Alta Mesa which we did not review. The proved net reserves attributable to the other properties account for approximately 2 percent of the total proved net liquid hydrocarbon reserves, approximately 5 percent of the total proved net gas reserves, and approximately negative 5 percent of the future net income discounted at 10 percent based on estimates prepared by Alta Mesa as of December 31, 2015.

Alta Mesa Holdings, L.P.

March 24, 2016

The same technical personnel of Alta Mesa were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Alta Mesa. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by Alta Mesa.

We have provided Alta Mesa with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by Alta Mesa and the original signed report letter, the original signed report letter shall control and supersede the digital version.

Alta Mesa Holdings, L.P.

March 24, 2016

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

/s/ Kevin E. Gangluff

Kevin E. Gangluff, P.E.

TBPE License No. 75852

Senior Vice President

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Kevin E. Gangluff is the primary technical person responsible for overseeing the estimate of the reserves, future production and income in this report.

Mr. Gangluff, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1997, is a Senior Vice President and serves as an Engineering Group Coordinator responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies throughout North America. Before joining Ryder Scott, Mr. Gangluff served in a number of managerial, supervisory, and engineering positions with Exxon Corporation (now ExxonMobil Corporation), Texas Oil & Gas Corp., and Gruy Engineering Corp.

Mr. Gangluff earned a B.S. in Chemical Engineering at the University of Notre Dame and a Masters of Business Administration at the University of Texas at Austin. Mr. Gangluff is a licensed Professional Engineer in the State of Texas. He is a member of the Society of Petroleum Engineers, the Texas Independent Producers and Royalty Owners Association, and the Houston Producers Forum.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Gangluff fulfills.

Based on his educational background, professional training and more than thirty years of practical experience in the estimation and evaluation of petroleum reserves and resources, Mr. Gangluff has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

PETROLEUM RESERVES DEFINITIONS

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).
PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

PETROLEUM RESERVES DEFINITIONS

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12- month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

ALTA MESA HOLDINGS, L.P.

Estimated

Future Reserves

Attributable to Certain Leasehold Interests

SEC Parameters

As of

December 31, 2016

/s/ Michael F. Stell	/s/ Beau Utley
Michael F. Stell, P.E.	Beau Utley
TBPE License No. 56416	Petroleum Engineer
Advising Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

January 24, 2017

Tim J. Turner

VP Corporate Planning and Reserves

Alta Mesa Holdings, L.P.

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Dear Mr. Turner:

At the request of Alta Mesa Holdings, L.P. (AMH), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2016 prepared by AMH’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our reserves audit, completed on January 19, 2017 and presented herein, was prepared for public disclosure by AMH in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. The estimated reserves shown herein represent AMH’s estimated net reserves attributable to the leasehold and royalty interests in certain properties owned by AMH and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2016. The properties reviewed by Ryder Scott incorporate 434 reserve determinations and are located in the states of Idaho, Louisiana, and Oklahoma.

The properties reviewed by Ryder Scott account for a portion of AMH’s total net proved reserves as of December 31, 2016. Based on the estimates of total net proved reserves prepared by AMH, the reserves audit conducted by Ryder Scott addresses 90 percent of the total proved developed net liquid hydrocarbon reserves, 89 percent of the total proved developed net gas reserves, 99 percent of the total proved undeveloped net liquid hydrocarbon reserves, and virtually 100 percent of the total proved undeveloped net gas reserves of AMH. The properties reviewed by Ryder Scott account for a portion of AMH’s total proved discounted future net income using SEC hydrocarbon price parameters as of December 31, 2016. Although it was not included in our scope of study to review the economic analysis prepared by AMH, the net income projections for the reserves reviewed by Ryder Scott account for 104 percent of the total proved developed discounted future net income and roughly 99 percent of the total proved undeveloped discounted future net income of AMH. The high percentage of audit coverage of the associated proved developed discounted future net income is driven by the negative discounted future net income of the “non audited” properties. The negative future net income for this subset of properties is a result of future abandonment liabilities.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by AMH, it is our opinion that the overall procedures and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SEC regulations, and that the overall proved reserves, on a net barrel of oil equivalent basis, for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards. Barrel of oil equivalents are determined by adding oil and plant products on a barrel for barrel basis and natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent.

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January 24, 2017

The estimated reserves presented in this report are related to hydrocarbon prices. AMH has informed us that in the preparation of their reserve and income projections, as of December 31, 2016, they used average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by AMH attributable to AMH’s interest in properties that we reviewed and for those that we did not review are summarized as follows:

SEC PARAMETERS

Estimated Net Reserves

Certain Leasehold Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Net Reserves of Properties
Audited by Ryder Scott
Oil/Condensate – MBarrels	14,008	779	40,386	55,173
Plant Products – MBarrels	7,608	56	20,299	27,963
Gas – MMCF	81,469	1,879	221,616	304,964
MBOE	35,194	1,148	97,621	133,963

Net Reserves of Properties
Not Audited by Ryder Scott
Oil/Condensate – MBarrels	617	1,428	581	2,626
Plant Products – MBarrels	42	271	14	327
Gas – MMCF	1,585	8,428	1,028	11,041
MBOE	923	3,104	766	4,793

Total Net Reserves
Oil/Condensate – MBarrels	14,625	2,207	40,967	57,799
Plant Products – MBarrels	7,650	327	20,313	28,290
Gas – MMCF	83,054	10,307	222,644	316,005
MBOE	36,117	4,252	98,387	138,756

Liquid hydrocarbons are expressed in thousands of standard 42 gallon barrels (MBarrels). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The net remaining reserves are also shown herein on an equivalent unit basis wherein natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. MBOE means thousand barrels of oil equivalent.

The plant products in our review are based on AMH’s calculations of estimated plant product recovery yields to gas production, which are anticipated to be recovered as the result of the installation of a new and more efficient natural gas processing facility in Oklahoma. This new facility began processing the last week of May 2016, and has not yet reached full capacity. It is our understanding that Kingfisher Midstream, a gas gatherer and

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January 24, 2017

processor, is currently processing less than 40 MMcfd, and as volumes ramp up, efficiencies will increase and the current NGL yield assumption of 75 bbl/mmcf will be achieved. We have reviewed such yields for reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. Such yields are dependent on the ability of AMH to obtain access to natural gas processing capacity capable of achieving these yields. The plant product volumes in our review are based on these facilities achieving the designed product recoveries.

In certain instances where natural gas is processed in a third party plant, the title to the gas is transferred before the processing plant. The income received for the gas delivered is determined by a contractually determined volume of a portion of the plant residue sales gas and of the plant products (natural gas liquids) extracted from the natural gas. AMH has shown this incremental income from plant products as equivalent plant product volumes in order to provide transparency to investors, banks, and financial institutions regarding specific sources of forecasted income.

As stated previously, AMH did not request Ryder Scott to conduct an economic analysis of the net economic benefit from the production of the above reserves volumes. AMH’s estimates of future net income may not capture all the new and revised gas gathering, processing, compression, and other fees and expenses and potential revenue enhancements resulting from the aforementioned processing facilities located in Oklahoma. Thus, the user of this report is cautioned that AMH’s estimates of the future net income ultimately may or may not be within the 10 percent tolerance. The total future net income discounted at 10 percent prepared by AMH (which Ryder Scott did not review) attributable to AMH’s interest in properties that we reviewed and those properties that we did not review are summarized below:

SEC PARAMETERS

Discounted Future Net Income

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Future Net Income
Discounted at 10% ($M)
Properties Reviewed by Ryder Scott	276,025	13,613	276,857	566,495
Properties Not Reviewed By Ryder Scott	(34,180)	22,505	3,788	(7,887)
Total	241,845	36,118	280,645	558,608

The discounted future net income shown above is presented at AMH’s request for your information and should not be construed as an estimate of fair market value. The term $M denotes thousands of dollars.

Reserves Included in This Report

In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

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January 24, 2017

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the shut-in and behind pipe categories.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At AMH’s request, this report addresses only the proved reserves attributable to the properties reviewed herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods:

(1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the

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uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves, prepared by AMH, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 95 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through December 2016, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by AMH or obtained from public data sources and were considered sufficient for the purpose thereof. The remaining 5 percent of the proved producing reserves that we reviewed were estimated by the volumetric method. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

Approximately 95 percent of the proved developed non-producing reserves that we reviewed were estimated by the volumetric method. The remaining 5 percent of the developed non-producing reserves that we reviewed were estimated by historical performance. Approximately 99 percent of the proved undeveloped reserves that we reviewed were estimated by analogy. The remaining 1 percent were estimated by the volumetric method. The volumetric analysis utilized pertinent well and seismic data furnished to Ryder Scott by AMH for our review or which we have obtained from public data sources that were available through December 2016. The data utilized from the analogues in conjunction with well and seismic data incorporated into the volumetric analysis were considered sufficient for the purpose thereof.

Horizontal wells and locations, essentially all of which are located in the Meramec, Osage, and Oswego plays in Oklahoma, represent 91 percent of AMH’s liquids reserves and 91 percent of AMH’s gas reserves. Seventy-six percent of liquids reserves and 77 percent of gas reserves associated with horizontal drilling are proved undeveloped. The remainder are producing.

To estimate economically recoverable proved oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26),

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January 24, 2017

proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review.

As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by AMH relating to hydrocarbon prices and costs as noted herein.

The hydrocarbon prices furnished by AMH for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

The initial SEC hydrocarbon prices in effect on December 31, 2016 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used by AMH for the geographic area (s) reviewed by us. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used by AMH to determine the future gross revenue for each property reviewed by us reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees, and/or distance from market, referred to herein as “differentials.” The differentials used by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH.

The table below summarizes AMH’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as AMH’s “average realized prices.” The average realized prices shown in the table below were determined from AMH’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and AMH’s estimate of the total net reserves for the properties reviewed by us for the geographic area. The data shown in the table below is presented in accordance with SEC disclosure requirements for each of the geographic areas reviewed by us.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
	Oil/Condensate	WTI Cushing	$42.75/Bbl	$41.24/Bbl
United States	NGLs	WTI Cushing	$42.75/Bbl	$15.18/Bbl
	Gas	Henry Hub	$2.49/MMBTU	$2.32/MCF

The term MMBTU denotes millions of British thermal units.

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The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in AMH’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Operating costs furnished by AMH are based on the operating expense reports of AMH and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. The operating costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs furnished by AMH are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. The estimated net cost of abandonment after salvage was included by AMH for properties where abandonment costs net of salvage were significant. AMH’s estimates of the net abandonment costs were accepted without independent verification.

The proved developed non-producing and undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with AMH’s plans to develop these reserves as of December 31, 2016. The implementation of AMH’s development plans as presented to us is subject to the approval process adopted by AMH’s management. As the result of our inquiries during the course of our review, AMH has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by AMH’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to AMH. Where appropriate, AMH has provided written documentation supporting their commitment to proceed with the development activities as presented to us. Additionally, AMH has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2016, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by AMH were held constant throughout the life of the properties.

AMH’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by AMH to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were

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estimated to commence at an anticipated date furnished by AMH. Wells or locations that are not currently producing may start producing earlier or later than anticipated in AMH’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

AMH’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a review of the properties in which AMH owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by AMH for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of AMH are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

AMH has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of AMH’s forecast of future proved production, we have relied upon data furnished by AMH with respect to property interests owned, production and well tests from examined wells, plant production yields, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. We consider the factual data furnished to us by AMH to be appropriate and sufficient for the purpose of our review of AMH’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by AMH and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

Based on our reserves review, including the data, technical processes and interpretations presented by AMH, including AMH’s expectation of achieving the plant product yields, it is our opinion that the overall procedures

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and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

We were in reasonable agreement with AMH’s estimates of proved reserves for the properties which we reviewed; although in certain cases there was more than an acceptable variance between AMH’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to AMH when its reserve estimates were prepared. However not withstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by AMH.

Other Properties

Other properties, as used herein, are those properties of AMH which we did not review. The proved net reserves attributable to the other properties account for three percent of the total proved net liquid hydrocarbon reserves and three percent of the total proved net gas reserves based on estimates prepared by AMH as of December 31, 2016.

The same technical personnel of AMH were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to AMH. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical

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persons primarily responsible for overseeing, reviewing and approving the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by AMH.

We have provided AMH with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by AMH and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President

/s/ Beau Utley
Beau Utley
Petroleum Engineer

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2016, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

PETROLEUM RESERVES DEFINITIONS

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

ALTA MESA HOLDINGS, L.P.

Estimated

Future Reserves

Attributable to Certain Leasehold Interests

OKLAHOMA PROPERTIES

SEC Parameters

As of

December 31, 2016

/s/ Michael F. Stell	/s/ Beau Utley
Michael F. Stell, P.E.	Beau Utley
TBPE License No. 56416	Petroleum Engineer
Advising Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

January 24, 2017

Tim J. Turner

VP Corporate Planning and Reserves

Alta Mesa Holdings, L.P.

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Dear Mr. Turner:

At the request of Alta Mesa Holdings, L.P. (AMH), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2016 prepared by AMH’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our reserves audit, completed on January 19, 2017 and presented herein, was prepared for public disclosure by AMH in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations. The estimated reserves shown herein represent AMH’s estimated net reserves attributable to the leasehold and royalty interests in certain properties owned by AMH and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2016. The properties reviewed by Ryder Scott incorporate 395 reserve determinations and are located in the state of Oklahoma.

The properties reviewed by Ryder Scott account for a portion of AMH’s total net proved reserves located in the state of Oklahoma as of December 31, 2016. Based on the estimates of total net proved reserves prepared by AMH, the reserves audit conducted by Ryder Scott addresses 99 percent of the total proved developed net liquid hydrocarbon reserves, 99 percent of the total proved developed net gas reserves, 100 percent of the total proved undeveloped net liquid hydrocarbon reserves, and 100 percent of the total proved undeveloped net gas reserves of AMH. The properties reviewed by Ryder Scott account for a portion of AMH’s total proved discounted future net income using SEC hydrocarbon price parameters as of December 31, 2016. Although it was not included in our scope of study to review the economic analysis prepared by AMH, the net income projections for the reserves reviewed by Ryder Scott account for 99 percent of the total proved developed discounted future net income and 100 percent of the total proved undeveloped discounted future net income of AMH’s Oklahoma properties.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by AMH, it is our opinion that the overall procedures and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SEC regulations, and that the overall proved reserves, on a net barrel of oil equivalent basis, for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards. Barrel of oil equivalents are determined by adding oil and plant products on a barrel for barrel basis and natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent.

The estimated reserves presented in this report are related to hydrocarbon prices. AMH has informed us that in the preparation of their reserve and income projections, as of December 31, 2016, they used average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by AMH attributable to AMH’s interest in properties that we reviewed and for those that we did not review are summarized as follows:

SEC PARAMETERS

Estimated Net Reserves

Certain Leasehold Interests of

Alta Mesa Holdings, L.P.

OKLAHOMA PROPERTIES

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Net Reserves of Properties
Audited by Ryder Scott
Oil/Condensate – MBarrels	13,376	0	39,290	52,666
Plant Products – MBarrels	7,337	0	20,299	27,636
Gas – MMCF	72,080	0	221,308	293,388
MBOE	32,726	0	96,474	129,200

Net Reserves of Properties
Not Audited by Ryder Scott
Oil/Condensate – MBarrels	211	12	0	223
Plant Products – MBarrels	15	0	0	15
Gas – MMCF	864	7	0	871
MBOE	370	13	0	383

Total Net Reserves
Oil/Condensate – MBarrels	13,587	12	39,290	52,889
Plant Products – MBarrels	7,352	0	20,299	27,651
Gas – MMCF	72,944	7	221,308	294,259
MBOE	33,096	13	96,474	129,583

Liquid hydrocarbons are expressed in thousands of standard 42 gallon barrels (MBarrels). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The net remaining reserves are also shown herein on an equivalent unit basis wherein natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. MBOE means thousand barrels of oil equivalent.

The plant products in our review are based on AMH’s calculations of estimated plant product recovery yields to gas production, which are anticipated to be recovered as the result of the installation of a new and more efficient natural gas processing facility in Oklahoma. This new facility began processing the last week of May 2016, and has not yet reached full capacity. It is our understanding that Kingfisher Midstream, a gas gatherer and processor, is currently processing less than 40 MMcfd, and as volumes ramp up, efficiencies will increase and the current NGL yield assumption of 75 bbl/mmcf will be achieved. We have reviewed such yields for reasonableness; however, we have not conducted an independent verification of the data furnished by AMH.

Such yields are dependent on the ability of AMH to obtain access to natural gas processing capacity capable of achieving these yields. The plant product volumes in our review are based on these facilities achieving the designed product recoveries.

In certain instances where natural gas is processed in a third party plant, the title to the gas is transferred before the processing plant. The income received for the gas delivered is determined by a contractually determined volume of a portion of the plant residue sales gas and of the plant products (natural gas liquids) extracted from the natural gas. AMH has shown this incremental income from plant products as equivalent plant product volumes in order to provide transparency to investors, banks, and financial institutions regarding specific sources of forecasted income.

As stated previously, AMH did not request Ryder Scott to conduct an economic analysis of the net economic benefit from the production of the above reserves volumes. AMH’s estimates of future net income may not capture all the new and revised gas gathering, processing, compression, and other fees and expenses and potential revenue enhancements resulting from the aforementioned processing facilities located in Oklahoma. Thus, the user of this report is cautioned that AMH’s estimates of the future net income ultimately may or may not be within the 10 percent tolerance. The total future net income discounted at 10 percent prepared by AMH (which Ryder Scott did not review) attributable to AMH’s interest in properties that we reviewed and those properties that we did not review are summarized below:

SEC PARAMETERS

Discounted Future Net Income

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

OKLAHOMA PROPERTIES

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Future Net Income
Discounted at 10% ($M)
Properties Reviewed by Ryder Scott	261,656	0	269,853	531,509
Properties Not Reviewed by Ryder Scott	2,899	55	0	2,954
Total	264,555	55	269,853	534,463

The discounted future net income shown above is presented at AMH’s request for your information and should not be construed as an estimate of fair market value. The term $M denotes thousands of dollars.

Reserves Included in This Report

In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.”

All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At AMH’s request, this report addresses only the proved reserves attributable to the properties reviewed herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves, prepared by AMH, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 100 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through December 2016, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by AMH or obtained from public data sources and were considered sufficient for the purpose thereof.

Approximately 100 percent of the proved undeveloped reserves that we reviewed were estimated by a combination of the analogy and volumetric methods. The data utilized from the analogues were considered sufficient for the purpose thereof.

Horizontal wells and locations, essentially all of which are located in the Meramec, Osage, and Oswego plays in Oklahoma, represent 97 percent of AMH’s liquids reserves and 98 percent of AMH’s gas reserves. Seventy-four percent of liquids reserves and 75 percent of gas reserves associated with horizontal drilling are proved undeveloped. The remainder are producing.

To estimate economically recoverable proved oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review.

As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by AMH relating to hydrocarbon prices and costs as noted herein.

The hydrocarbon prices furnished by AMH for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

The initial SEC hydrocarbon prices in effect on December 31, 2016 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used by AMH for the geographic area (s) reviewed by us. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used by AMH to determine the future gross revenue for each property reviewed by us reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees, and/or distance from market, referred to herein as “differentials.” The differentials used by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH.

The table below summarizes AMH’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as AMH’s “average realized prices.” The average realized prices shown in the table below were determined from AMH’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and AMH’s estimate of the total net reserves for the properties reviewed by us for the geographic area. The data shown in the table below is presented in accordance with SEC disclosure requirements for each of the geographic areas reviewed by us.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
	Oil/Condensate	WTI Cushing	$42.75/Bbl	$41.27/Bbl
United States	NGLs	WTI Cushing	$42.75/Bbl	$15.24/Bbl
	Gas	Henry Hub	$2.49/MMBTU	$2.34/MCF

The term MMBTU denotes millions of British thermal units.

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in AMH’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Operating costs furnished by AMH are based on the operating expense reports of AMH and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. The operating costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs furnished by AMH are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. The estimated net cost of abandonment after salvage was included by AMH for properties where abandonment costs net of salvage were significant. AMH’s estimates of the net abandonment costs were accepted without independent verification.

The proved undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with AMH’s plans to develop these reserves as of December 31, 2016. The implementation of AMH’s development plans as presented to us is subject to the approval process adopted by AMH’s management. As the result of our inquiries during the course of our review, AMH has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by AMH’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to AMH. Where appropriate, AMH has provided written documentation supporting their commitment to proceed with the development activities as presented to us. Additionally, AMH has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2016, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by AMH were held constant throughout the life of the properties.

AMH’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by AMH to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by AMH. Wells or locations that are not currently producing may start producing earlier or later than anticipated in AMH’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

AMH’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a review of the properties in which AMH owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by AMH for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of AMH are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

AMH has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of AMH’s forecast of future proved production, we have relied upon data furnished by AMH with respect to property interests owned, production and well tests from examined wells, plant production yields, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. We consider the factual data furnished to us by AMH to be appropriate and sufficient for the purpose of our review of AMH’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by AMH and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

Based on our reserves review, including the data, technical processes and interpretations presented by AMH, including AMH’s expectation of achieving the plant product yields, it is our opinion that the overall procedures and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SEC regulations and that the overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

We were in reasonable agreement with AMH’s estimates of proved reserves for the properties which we reviewed; although in certain cases there was more than an acceptable variance between AMH’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to AMH when its reserve estimates were prepared. However not withstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by AMH.

Other Properties

Other properties, as used herein, are those Oklahoma properties of AMH which we did not review. The proved net reserves attributable to the other properties account for less than one percent of the total proved net liquid hydrocarbon reserves and less than one percent of the total proved net gas reserves based on estimates prepared by AMH as of December 31, 2016.

The same technical personnel of AMH were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to AMH. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical persons primarily responsible for overseeing, reviewing and approving the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by AMH.

We have provided AMH with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by AMH and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President

/s/ Beau Utley
Beau Utley
Petroleum Engineer

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2016, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

Exhibit 99.3

ALTA MESA HOLDINGS, L.P.

Estimated

Future Reserves

Attributable to Certain

Leasehold and Royalty Interests

NYMEX Pricing Case

As of

December 31, 2016

/s/ Michael F. Stell	/s/ Beau Utley
Michael F. Stell, P.E.	Beau Utley
TBPE License No. 56416	Petroleum Engineer
Advising Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

January 26, 2017

Tim J. Turner

VP Corporate Planning and Reserves

Alta Mesa Holdings, L.P.

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Dear Mr. Turner:

At the request of Alta Mesa Holdings, LP. (AMH), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2016 prepared by AMH’s engineering and geological staff based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) Petroleum Resources Management System (SPE-PRMS) based on varying price and unescalated cost parameters (SPE-PRMS forecast case), provided by AMH. The income data which were not reviewed by Ryder Scott were estimated using AMH’s future price and cost parameters as noted herein. The results of our reserves audit, completed on January 19, 2017, are presented herein.

The estimated reserves shown herein represent AMH’s estimated net reserves attributable to the leasehold and royalty interests in certain properties owned by AMH and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2016. The properties reviewed by Ryder Scott incorporate 434 reserve determinations and are located in the states of Idaho, Louisiana, and Oklahoma.

The properties reviewed by Ryder Scott account for a portion of AMH’s total net proved reserves as of December 31, 2016. Based on the estimates of total net proved reserves prepared by AMH, the reserves audit conducted by Ryder Scott addresses 91 percent of the total proved developed net liquid hydrocarbon reserves, 90 percent of the total proved developed net gas reserves, 99 percent of the total proved undeveloped net liquid hydrocarbon reserves, and 99 percent of the total proved undeveloped net gas reserves of AMH.

The properties reviewed by Ryder Scott account for a portion of AMH’s total proved discounted future net income using NYMEX price parameters described herein as of December 31, 2016. Although it was not included in our scope of study to review the economic analysis prepared by AMH, the income projections for the reserves reviewed by Ryder Scott account for 97 percent of the total proved developed discounted future net income at 10 percent and 99 percent of the total proved undeveloped discounted future net income at 10 percent of AMH.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by AMH, it is our opinion that the overall procedures and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SPE-PRMS definitions and guidelines and that the overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate on a barrel of oil equivalent basis, reasonable within the established audit tolerance guidelines set forth in the SPE auditing standards. Barrel of oil equivalents are determined by adding oil and plant products on a barrel for barrel basis and natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent.

Alta Mesa Holdings, L.P. – NYMEX Pricing

January 26, 2017

The estimated reserves presented in this report, as of December 31, 2016, are related to hydrocarbon prices, based on varying price parameters provided by AMH. Actual future prices may vary significantly from the prices assumed in this report; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by AMH attributable to AMH’s interest in properties that we reviewed and for those that we did not review are summarized as follows:

NYMEX PRICING CASE

Estimated Net Reserves

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2016

	Proved
	Developed			Total Proved
	Producing	Non-Producing	Undeveloped
Audited by Ryder Scott
Net Reserves
Oil/Condensate – MBarrels	15,557	804	42,867	59,228
Plant Products – MBarrels	8,743	59	22,801	31,603
Gas – MMCF	94,065	1,938	249,073	345,076
MBOE	39,978	1,186	107,180	148,344

Not Audited by Ryder Scott
Net Reserves
Oil/Condensate – MBarrels	733	1,492	612	2,837
Plant Products – MBarrels	58	294	61	413
Gas – MMCF	2,010	9,127	2,046	13,183
MBOE	1,126	3,307	1,014	5,447

Total Net Reserves
Oil/Condensate – MBarrels	16,290	2,296	43,479	62,065
Plant Products – MBarrels	8,801	353	22,862	32,016
Gas – MMCF	96,075	11,065	251,119	358,259
MBOE	41,104	4,493	108,194	153,791

Liquid hydrocarbons are expressed in standard 42 gallon barrels and shown herein as thousands of barrels (MBarrels). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The net remaining reserves are also shown herein on an equivalent unit basis wherein natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. MBOE means thousand barrels of oil equivalent.

The plant products in our review are based on AMH’s calculations of estimated plant product recovery yields to gas production, which are anticipated to be recovered as the result of the installation of a new and more efficient natural gas processing facility in Oklahoma. This new facility began processing the last week of May 2016, and has not yet reached full capacity. It is our understanding that Kingfisher Midstream, a gas gatherer and processor, is currently processing less than 40 MMcfd, and as volumes ramp up, efficiencies will increase and the

Alta Mesa Holdings, L.P. – NYMEX Pricing

January 26, 2017

current NGL yield assumption of 75 barrels/MMcf will be achieved. We have reviewed such yields for reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. Such yields are dependent on the ability of AMH to obtain access to natural gas processing capacity capable of achieving these yields. The plant product volumes in our review are based on these facilities achieving the designed product recoveries.

In certain instances where natural gas is processed in a third party plant, the title to the gas is transferred before the processing plant. The income received for the gas delivered is determined by a contractually determined volume of a portion of the plant residue sales gas and of the plant products (natural gas liquids) extracted from the natural gas. AMH has shown this incremental income from plant products as equivalent plant product volumes in order to provide transparency to investors, banks, and financial institutions regarding specific sources of forecasted income.

As stated previously, AMH did not request Ryder Scott to conduct an economic analysis of the net economic benefit from the production of the above reserves volumes. AMH’s estimates of future net income may not capture all the new and revised gas gathering, processing, compression, and other fees and expenses and potential revenue enhancements resulting from the aforementioned processing facilities located in Oklahoma. Thus, the user of this report is cautioned that AMH’s estimates of the future net income ultimately may or may not be within the 10 percent tolerance. The total future net income discounted at 10 percent prepared by AMH (which Ryder Scott did not review) attributable to AMH’s interest in properties that we reviewed and those properties that we did not review are summarized below:

NYMEX PRICING CASE

Discounted Future Net Income

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

As of December 31, 2016

	Proved
	Developed			Total Proved
	Producing	Non-Producing	Undeveloped
Future Net Income
Discounted at 10% ($M)
Properties Reviewed by Ryder Scott	479,264	21,725	760,269	1,261,258
Properties Not Reviewed by Ryder Scott	(25,834)	40,587	9,084	23,837
Total	453,430	62,312	769,353	1,285,095

The discounted future net income shown above is presented at AMH’s request for your information and should not be construed as an estimate of fair market value. The term $M denotes thousands of dollars.

Reserves Included in This Report

The proved reserves presented herein conform to the definitions of reserves sponsored and approved by the Society of Petroleum Engineers (SPE), the World Petroleum Council (WPC), the American Association of Petroleum Geologists (AAPG) and the Society of Petroleum Evaluation Engineers (SPEE) as set forth in the 2007 SPE/WPC/AAPG/SPEE Petroleum Resources Management System (SPE-PRMS). An abridged version of the SPE/WPC/AAPG/SPEE reserves terms and definitions used herein are included as attachments to this report and entitled “Petroleum Reserves Definitions.”

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The various reserve development and production status categories are defined in the attachment to this report entitled “Petroleum Reserves Status Definitions and Guidelines.” The developed proved non-producing reserves included herein consist of the shut-in and behind-pipe categories.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Recoverable petroleum resources may be classified according to the SPE-PRMS into one of three principal resource classifications: prospective resources, contingent resources, or reserves. Discovered petroleum resources may be classified as either contingent resources or as reserves depending on the chance that if a project is implemented it will reach commercial producing status (i.e. chance of commerciality). The distinction between various “classifications” of resources and reserves relates to their discovery status and increasing chance of commerciality. Commerciality is not solely determined based on the economic status of a project which refers to the situation where the income from an operation exceeds the expenses involved in, or attributable to, that operation. Conditions addressed in the determination of commerciality also include technological, economic, legal, environmental, social, and governmental factors. While economic factors are generally related to costs and product prices, the underlying influences include, but are not limited to, market conditions, transportation and processing infrastructure, fiscal terms and taxes. At AMH’s request, this report addresses only the reserves attributable to the properties reviewed herein and not the resources (if any).

All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. Estimates will generally be revised only as additional geologic or engineering data becomes available or as economic conditions change.

Reserves are “those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions.” The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved.

Proved oil and gas reserves are “those quantities of petroleum which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods, and government regulations.”

Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Probable reserves are “those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves.” For probable reserves, it is “equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated proved plus probable reserves” (cumulative 2P volumes). Possible reserves are “those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than probable reserves.” For possible reserves, the “total quantities ultimately recovered from the project have a low probability to exceed the sum of the proved plus probable plus possible reserves” (cumulative 3P volumes). At AMH’s request, this report addresses only the proved reserves attributable to the properties reviewed herein and not the unproved reserves (if any).

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The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty.

Estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserve quantities involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of recoverable hydrocarbons is identified, the evaluator must determine the uncertainty associated with the incremental quantities of those recoverable hydrocarbons. If the quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of incremental recoverable quantities that addresses the inherent uncertainty in the estimated quantities reported.

Estimates of reserve quantities and their associated categories or classifications may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of the recoverable quantities and their associated categories or classifications may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves, prepared by AMH, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 95 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through December 2016, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by AMH or obtained from public data sources and were considered sufficient for the purpose thereof. The remaining 5 percent of the proved producing reserves that we reviewed were estimated by the volumetric method. These methods were used where there were inadequate historical

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performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

Approximately 95 percent of the proved developed non-producing reserves that we reviewed were estimated by the volumetric method. The remaining 5 percent of the developed non-producing reserves that we reviewed were estimated by historical performance. Approximately 99 percent of the proved undeveloped reserves that we reviewed were estimated by analogy. The remaining 1 percent were estimated by the volumetric method. The volumetric analysis utilized pertinent well and seismic data furnished to Ryder Scott by AMH for our review or which we have obtained from public data sources that were available through December 2016. The data utilized from the analogues in conjunction with well and seismic data incorporated into the volumetric analysis were considered sufficient for the purpose thereof.

Horizontal wells and locations which Ryder Scott audited, essentially all of which are located in the Meramec, Osage, and Oswego plays in Oklahoma, represent 91 percent of AMH’s liquids reserves and 91 percent of AMH’s gas reserves. Seventy-six percent of liquids reserves and 77 percent of gas reserves associated with horizontal drilling are proved undeveloped. The remainder are producing.

To estimate recoverable oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on the cost and price assumptions as noted herein, and forecasts of future production rates. Under the SPE-PRMS Section 2.2.2 and Table 3, proved reserves must be demonstrated to be commercially recoverable under defined economic conditions, operating methods and governmental regulations from a given date forward.

As stated previously, proved reserves must be demonstrated to be commercially recoverable under defined conditions, operating methods and governmental regulations from a given date forward. To confirm that the proved reserves reviewed by us meet the SPE-PRMS guidelines to be commercially recoverable, we have reviewed certain primary economic data utilized by AMH relating to hydrocarbon prices and costs as noted herein.

AMH furnished us with product prices for the properties reviewed by us. The future hydrocarbon price parameters used by AMH are summarized in the following table.

Year	Oil Price ($/Barrel)	Gas Price ($/MMBtu)	Plant Products Price ($/Barrel)
2017	56.195	3.606	56.195
2018	56.594	3.141	56.594
2019	56.097	2.873	56.097
2020	56.048	2.877	56.048
2021	56.205	2.905	56.205
2022 Forward	56.514	2.934	56.514

Product prices which were actually used for each property reviewed by us reflect adjustments for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by AMH. The term MMBtu represents million of British thermal units

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in AMH’s individual property evaluations.

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Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Operating costs furnished by AMH are based on the operating expense reports of AMH and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs furnished by AMH are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. The estimated net cost of abandonment after salvage was included by AMH for properties where abandonment costs net of salvage were significant. AMH’s estimates of the net abandonment costs were accepted without independent verification.

Because of the direct relationship between volumes of undeveloped reserves and development plans, we include in the undeveloped category for the properties we reviewed only reserves assigned to undeveloped locations that we have been assured will definitely be drilled. AMH has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans.

Current costs used by AMH were held constant throughout the life of the properties.

AMH’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by AMH to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by AMH. Wells or locations that are not currently producing may start producing earlier or later than anticipated in AMH’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

AMH’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the

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legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of reserves presented herein were based upon a review of the properties in which AMH owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by AMH for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of AMH are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

AMH has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of AMH’s forecast of future proved production, we have relied upon data furnished by AMH with respect to property interests owned, production and well tests from examined wells, plant product yields, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. We consider the factual data furnished to us by AMH to be appropriate and sufficient for the purpose of our review of AMH’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by AMH and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

In our opinion, AMH’s estimates of future reserves for the reviewed properties were prepared in accordance with generally accepted petroleum engineering and evaluation principles for the estimation of future reserves as set forth in the Society of Petroleum Engineers’ Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, and we found no bias in the utilization and analysis of data in estimates for these properties.

The overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

We were in reasonable agreement with AMH’s estimates of proved reserves for the properties which we reviewed; although in certain cases there was more than an acceptable variance between AMH’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not

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available to AMH when its reserve estimates were prepared. However not withstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by AMH.

Other Properties

Other properties, as used herein, are those properties of AMH which we did not review. The proved net reserves attributable to the other properties account for three percent of the total proved net liquid hydrocarbon reserves, four percent of the total proved net gas reserves, and two percent of the total proved discounted future net income discounted at 10 percent based on estimates prepared by AMH as of December 31, 2016.

The same technical personnel of AMH were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately owned or publicly traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to AMH. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical persons primarily responsible for overseeing, reviewing and approving the review of the reserves information discussed in this report, are included as an attachment to this letter.

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Terms of Usage

This report was prepared for the exclusive use and sole benefit of Alta Mesa Holdings, L.P. and may not be put to other use without our prior written consent for such use. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President

/s/ Beau Utley
Beau Utley
Petroleum Engineer

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2016, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE),

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

PREAMBLE

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward under defined conditions. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering, and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of the differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data becomes available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations under the SPE-PRMS. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale. The SPE-PRMS acknowledges unconventional petroleum accumulations as reserves regardless of their in-place characteristics, the extraction method applied, or the degree of processing required.

Reserves do not include quantities of petroleum being held in inventory and may be reduced for usage, processing losses and/or non-hydrocarbons that must be removed prior to sale.

SPE-PRMS RESERVES DEFINITIONS

In March 2007, the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) jointly

PETROLEUM RESERVES DEFINITIONS

approved the “Petroleum Resources Management System” (“SPE-PRMS”). The SPE-PRMS consolidates, builds on, and replaces guidance previously contained in the 2000 “Petroleum Resources Classification and Definitions” and the 2001 “Guidelines for the Evaluation of Petroleum Reserves and Resources” publications.

The intent of the SPE, WPC, AAPG and SPEE in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, none of these organizations are recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved and should not be construed as replacing guidelines for public disclosures under the guidelines established by regulatory and/or other governmental agencies.

Reference should be made to the full SPE-PRMS for the complete definitions and guidelines as the following definitions, descriptions and explanations rely wholly or in part on excerpts from the SPE-PRMS document (direct passages excerpted from the SPE-PRMS document are denoted in italics herein).

RESERVES (SPE-PRMS DEFINITIONS)

The SPE-PRMS Section 1.1 and Table 1 define reserves as follows:

Reserves. Reserves are those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must satisfy four criteria: they must be discovered, recoverable, commercial and remaining based on the development project(s) applied. Reserves are further subdivided in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their development and production status.

ADDITIONAL TERMS USED IN RESERVES EVALUATIONS (SPE-PRMS DEFINITIONS)

The SPE-PRMS Sections 2.3, 2.3.4, 2.4 and Appendix A define the following terms as follows:

Improved recovery. Improved Recovery is the extraction of additional petroleum, beyond Primary Recovery, from naturally occurring reservoirs by supplementing the natural forces in the reservoir. It includes waterflooding and gas injection for pressure maintenance, secondary processes, tertiary processes and any other means of supplementing natural reservoir recovery processes. Improved recovery also includes thermal and chemical processes to improve the in-situ mobility of viscous forms of petroleum. (Also called Enhanced Recovery.)

Improved recovery projects must meet the same Reserves commerciality criteria as primary recovery projects. There should be an expectation that the project will be economic and that the entity has committed to implement the project in a reasonable time frame (generally within 5 years; further delays should be clearly justified). If there is significant project risk, forecast incremental recoveries may be similarly categorized but should be classified as Contingent Resources.

The judgment on commerciality is based on pilot testing within the subject reservoir or by comparison to a reservoir with analogous rock and fluid properties and where a similar established improved recovery project has been successfully applied.

Incremental recoveries through improved recovery methods that have yet to be established through routine, commercially successful applications are included as Reserves only after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program, where the response provides support for the analysis on which the project is based.

PETROLEUM RESERVES DEFINITIONS

Similar to improved recovery projects applied to conventional reservoirs, successful pilots or operating projects in the subject reservoir or successful projects in analogous reservoirs may be required to establish a distribution of recovery efficiencies for non -conventional accumulations. Such pilot projects may evaluate both the extraction efficiency and the efficiency of unconventional processing facilities to derive sales products prior to custody transfer.

These incremental recoveries in commercial projects are categorized into Proved, Probable, and Possible Reserves based on certainty derived from engineering analysis and analogous applications in similar reservoirs.

Commercial. When a project is commercial, this implies that the essential social, environmental and economic conditions are met, including political, legal, regulatory and contractual conditions. In addition, a project is commercial if the degree of commitment is such that the accumulation is expected to be developed and placed on production within a reasonable time frame. While 5 years is recommended as a benchmark, a longer time frame could be applied where for example, development of economic projects are deferred at the option of the producer for, among other things, market-related reasons, or to meet contractual or strategic objectives. In all cases, the justification for classification as Reserves should be clearly documented.

PROVED RESERVES (SPE-PRMS DEFINITIONS)

The SPE-PRMS Section 2.2.2 and Table 3 define proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved Reserves are those quantities of petroleum, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs under defined economic conditions, operating methods, and government regulations. If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

The area of the reservoir considered as Proved includes:

(1) the area delineated by drilling and defined by fluid contacts, if any, and

(2) adjacent undrilled portions of the reservoir that can reasonably be judged as continuous with it and commercially productive on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, Proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless otherwise indicated by definitive geoscience, engineering, or performance data. Such definitive information may include pressure gradient analysis and seismic indicators. Seismic data alone may not be sufficient to define fluid contacts for Proved reserves (see “2001 Supplemental Guidelines”, Chapter 8).

Reserves in undeveloped locations may be classified as Proved provided that:

•	The locations are in undrilled areas of the reservoir that can be judged with reasonable certainty to be commercially productive.

•	Interpretations of available geoscience and engineering data indicate with reasonable certainty that the objective formation is laterally continuous with the drilled Proved locations.

For Proved Reserves, the recovery efficiency applied to these reservoirs should be defined based on a range of possibilities supported by analogs and sound engineering judgment considering the characteristics of the Proved area and the applied development program.

PETROLEUM RESERVES STATUS DEFINITIONS and GUIDELINES

As Adapted From:

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE),

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. The SPE-PRMS Table 2 define the reserves status categories as follows:

DEVELOPED RESERVES (SPE-PRMS DEFINITIONS)

Developed Reserves are expected quantities to be recovered from existing wells and facilities.

Reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor compared to the cost of a well. Where required facilities become unavailable, it may be necessary to reclassify Developed Reserves as Undeveloped. Developed Reserves may be further sub-classified as Producing or Non-Producing.

Developed Producing

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe Reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate but which have not yet started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

PETROLEUM RESERVES STATUS DEFINITIONS and GUIDELINES

UNDEVELOPED RESERVES (SPE-PRMS DEFINITIONS)

Undeveloped Reserves are quantities expected to be recovered through future investments.

Undeveloped Reserves are expected to be recovered from:

(1)	new wells on undrilled acreage in known accumulations;

(2)	deepening existing wells to a different (but known) reservoir;

(3)	infill wells that will increase recovery; or

(4)	where a relatively large expenditure (e.g. when compared to the cost of drilling a new well) is required to

(a)	recomplete an existing well; or

(b)	install production or transportation facilities for primary or improved recovery projects.

ALTA MESA HOLDINGS, L.P.

Estimated

Future Reserves

Attributable to Certain

Leasehold and Royalty Interests

OKLAHOMA PROPERTIES

NYMEX Pricing Case

As of

December 31, 2016

/s/ Michael F. Stell	/s/ Beau Utley
Michael F. Stell, P.E.	Beau Utley
TBPE License No. 56416	Petroleum Engineer
Advising Senior Vice President

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

January 26, 2017

Tim J. Turner

VP Corporate Planning and Reserves

Alta Mesa Holdings, L.P.

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Dear Mr. Turner:

At the request of Alta Mesa Holdings, LP. (AMH), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves as of December 31, 2016 prepared by AMH’s engineering and geological staff based on the definitions and disclosure guidelines contained in the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) Petroleum Resources Management System (SPE-PRMS) based on varying price and unescalated cost parameters (SPE-PRMS forecast case), provided by AMH. The income data which were not reviewed by Ryder Scott were estimated using AMH’s future price and cost parameters as noted herein. The results of our reserves audit, completed on January 19, 2017, are presented herein.

The estimated reserves shown herein represent AMH’s estimated net reserves attributable to the leasehold and royalty interests in certain properties owned by AMH and the portion of those reserves reviewed by Ryder Scott, as of December 31, 2016. The properties reviewed by Ryder Scott incorporate 395 reserve determinations and are located in the state of Oklahoma.

The properties reviewed by Ryder Scott account for a portion of AMH’s total net proved reserves located in the state of Oklahoma as of December 31, 2016. Based on the estimates of total net proved reserves prepared by AMH for their Oklahoma properties, the reserves audit conducted by Ryder Scott addresses 99 percent of the total proved developed net liquid hydrocarbon reserves, 99 percent of the total proved developed net gas reserves, 100 percent of the total proved undeveloped net liquid hydrocarbon reserves, and 100 percent of the total proved undeveloped net gas reserves of AMH.

The properties reviewed by Ryder Scott account for a portion of AMH’s total proved discounted future net income using NYMEX price parameters described herein as of December 31, 2016. Although it was not included in our scope of study to review the economic analysis prepared by AMH, the income projections for the reserves reviewed by Ryder Scott account for 99 percent of the total proved developed discounted future net income at 10 percent and 100 percent of the total proved undeveloped discounted future net income at 10 percent of AMH’s Oklahoma properties.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities.”

Based on our review, including the data, technical processes and interpretations presented by AMH, it is our opinion that the overall procedures and methodologies utilized by AMH in preparing their estimates of the proved reserves as of December 31, 2016 comply with the current SPE-PRMS definitions and guidelines and that the overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate on a barrel of

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

oil equivalent basis, reasonable within the established audit tolerance guidelines set forth in the SPE auditing standards. Barrel of oil equivalents are determined by adding oil and plant products on a barrel for barrel basis and natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent.

The estimated reserves presented in this report, as of December 31, 2016, are related to hydrocarbon prices, based on varying price parameters provided by AMH. Actual future prices may vary significantly from the prices assumed in this report; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The net reserves as estimated by AMH attributable to AMH’s interest in properties that we reviewed and for those that we did not review are summarized as follows:

NYMEX PRICING CASE

Estimated Net Reserves

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

OKLAHOMA PROPERTIES

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Audited by Ryder Scott
Net Reserves
Oil/Condensate – MBarrels	14,871	0	41,759	56,630
Plant Products – MBarrels	8,417	0	22,801	31,218
Gas – MMCF	82,382	0	248,762	331,144
MBOE	37,018	0	106,020	143,038

Not Audited by Ryder Scott
Net Reserves
Oil/Condensate – MBarrels	280	21	0	301
Plant Products – MBarrels	26	0	0	26
Gas – MMCF	1,135	13	0	1,148
MBOE	495	23	0	518

Total Net Reserves
Oil/Condensate – MBarrels	15,151	21	41,759	56,931
Plant Products – MBarrels	8,443	0	22,801	31,244
Gas – MMCF	83,517	13	248,762	332,292
MBOE	37,513	23	106,020	143,556

Liquid hydrocarbons are expressed in standard 42 gallon barrels and shown herein as thousands of barrels (MBarrels). All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. The net remaining reserves are also shown herein on an equivalent unit basis wherein natural gas is converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. MBOE means thousand barrels of oil equivalent.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

The plant products in our review are based on AMH’s calculations of estimated plant product recovery yields to gas production, which are anticipated to be recovered as the result of the installation of a new and more efficient natural gas processing facility in Oklahoma. This new facility began processing the last week of May 2016, and has not yet reached full capacity. It is our understanding that Kingfisher Midstream, a gas gatherer and processor, is currently processing less than 40 MMcfd, and as volumes ramp up, efficiencies will increase and the current NGL yield assumption of 75 barrels/MMcf will be achieved. We have reviewed such yields for reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. Such yields are dependent on the ability of AMH to obtain access to natural gas processing capacity capable of achieving these yields. The plant product volumes in our review are based on these facilities achieving the designed product recoveries.

In certain instances where natural gas is processed in a third party plant, the title to the gas is transferred before the processing plant. The income received for the gas delivered is determined by a contractually determined volume of a portion of the plant residue sales gas and of the plant products (natural gas liquids) extracted from the natural gas. AMH has shown this incremental income from plant products as equivalent plant product volumes in order to provide transparency to investors, banks, and financial institutions regarding specific sources of forecasted income.

As stated previously, AMH did not request Ryder Scott to conduct an economic analysis of the net economic benefit from the production of the above reserves volumes. AMH’s estimates of future net income may not capture all the new and revised gas gathering, processing, compression, and other fees and expenses and potential revenue enhancements resulting from the aforementioned processing facilities located in Oklahoma. Thus, the user of this report is cautioned that AMH’s estimates of the future net income ultimately may or may not be within the 10 percent tolerance. The total future net income discounted at 10 percent prepared by AMH (which Ryder Scott did not review) attributable to AMH’s interest in properties that we reviewed and those properties that we did not review are summarized below:

NYMEX PRICING CASE

Discounted Future Net Income

Certain Leasehold and Royalty Interests of

Alta Mesa Holdings, L.P.

OKLAHOMA PROPERTIES

As of December 31, 2016

	Proved
	Developed		Undeveloped	Total Proved
	Producing	Non-Producing
Future Net Income
Discounted at 10% ($M)
Properties Reviewed by Ryder Scott	449,086	0	743,790	1,192,876
Properties Not Reviewed by Ryder Scott	6,140	213	0	6,353
Total	455,226	213	743,790	1,199,229

The discounted future net income shown above is presented at AMH’s request for your information and should not be construed as an estimate of fair market value. The term $M denotes thousands of dollars.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

Reserves Included in This Report

The proved reserves presented herein conform to the definitions of reserves sponsored and approved by the Society of Petroleum Engineers (SPE), the World Petroleum Council (WPC), the American Association of Petroleum Geologists (AAPG) and the Society of Petroleum Evaluation Engineers (SPEE) as set forth in the 2007 SPE/WPC/AAPG/SPEE Petroleum Resources Management System (SPE-PRMS). An abridged version of the SPE/WPC/AAPG/SPEE reserves terms and definitions used herein are included as attachments to this report and entitled “Petroleum Reserves Definitions.”

The various reserve development and production status categories are defined in the attachment to this report entitled “Petroleum Reserves Status Definitions and Guidelines.”

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Recoverable petroleum resources may be classified according to the SPE-PRMS into one of three principal resource classifications: prospective resources, contingent resources, or reserves. Discovered petroleum resources may be classified as either contingent resources or as reserves depending on the chance that if a project is implemented it will reach commercial producing status (i.e. chance of commerciality). The distinction between various “classifications” of resources and reserves relates to their discovery status and increasing chance of commerciality. Commerciality is not solely determined based on the economic status of a project which refers to the situation where the income from an operation exceeds the expenses involved in, or attributable to, that operation. Conditions addressed in the determination of commerciality also include technological, economic, legal, environmental, social, and governmental factors. While economic factors are generally related to costs and product prices, the underlying influences include, but are not limited to, market conditions, transportation and processing infrastructure, fiscal terms and taxes. At AMH’s request, this report addresses only the reserves attributable to the properties reviewed herein and not the resources (if any).

All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. Estimates will generally be revised only as additional geologic or engineering data becomes available or as economic conditions change.

Reserves are “those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions.” The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved.

Proved oil and gas reserves are “those quantities of petroleum which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods, and government regulations.”

Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Probable reserves are “those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but more certain to be recovered than possible reserves.” For probable reserves, it is “equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated proved plus probable reserves” (cumulative 2P volumes). Possible reserves are “those additional

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than probable reserves.” For possible reserves, the “total quantities ultimately recovered from the project have a low probability to exceed the sum of the proved plus probable plus possible reserves” (cumulative 3P volumes). At AMH’s request, this report addresses only the proved reserves attributable to the properties reviewed herein and not the unproved reserves (if any).

The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty.

Estimates of reserves may increase or decrease as a result of future operations, effects of regulation by governmental agencies or geopolitical risks. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty. The reserves included in this report are therefore estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserve quantities involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of recoverable hydrocarbons is identified, the evaluator must determine the uncertainty associated with the incremental quantities of those recoverable hydrocarbons. If the quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of incremental recoverable quantities that addresses the inherent uncertainty in the estimated quantities reported.

Estimates of reserve quantities and their associated categories or classifications may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of the recoverable quantities and their associated categories or classifications may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves, prepared by AMH, for the properties that we reviewed were estimated by performance methods, the volumetric method, analogy, or a combination of methods. Approximately 100 percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

December 2016, in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by AMH or obtained from public data sources and were considered sufficient for the purpose thereof.

Approximately 100 percent of the proved undeveloped reserves that we reviewed were estimated by a combination of the analogy and volumetric methods. The data utilized from the analogues were considered sufficient for the purpose thereof.

Horizontal wells and locations which Ryder Scott audited, essentially all of which are located in the Meramec, Osage, and Oswego plays in Oklahoma, represent 97 percent of AMH’s liquids reserves and 97 percent of AMH’s gas reserves. Seventy-six percent of liquids reserves and 77 percent of gas reserves associated with horizontal drilling are proved undeveloped. The remainder are producing.

To estimate recoverable oil and gas reserves, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on the cost and price assumptions as noted herein, and forecasts of future production rates. Under the SPE-PRMS Section 2.2.2 and Table 3, proved reserves must be demonstrated to be commercially recoverable under defined economic conditions, operating methods and governmental regulations from a given date forward.

As stated previously, proved reserves must be demonstrated to be commercially recoverable under defined conditions, operating methods and governmental regulations from a given date forward. To confirm that the proved reserves reviewed by us meet the SPE-PRMS guidelines to be commercially recoverable, we have reviewed certain primary economic data utilized by AMH relating to hydrocarbon prices and costs as noted herein.

AMH furnished us with product prices for the properties reviewed by us. The future hydrocarbon price parameters used by AMH are summarized in the following table.

Year	Oil Price ($/Barrel)	Gas Price ($/MMBtu)	Plant Products Price ($/Barrel)
2017	56.195	3.606	56.195
2018	56.594	3.141	56.594
2019	56.097	2.873	56.097
2020	56.048	2.877	56.048
2021	56.205	2.905	56.205
2022 Forward	56.514	2.934	56.514

Product prices which were actually used for each property reviewed by us reflect adjustments for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by AMH. The term MMBtu represents million of British thermal units

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in AMH’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

Operating costs furnished by AMH are based on the operating expense reports of AMH and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs furnished by AMH are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by AMH were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by AMH. The estimated net cost of abandonment after salvage was included by AMH for properties where abandonment costs net of salvage were significant. AMH’s estimates of the net abandonment costs were accepted without independent verification.

Because of the direct relationship between volumes of undeveloped reserves and development plans, we include in the undeveloped category for the properties we reviewed only reserves assigned to undeveloped locations that we have been assured will definitely be drilled. AMH has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans.

Current costs used by AMH were held constant throughout the life of the properties.

AMH’s forecasts of future production rates are based on historical performance from wells currently on production. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by AMH to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by AMH. Wells or locations that are not currently producing may start producing earlier or later than anticipated in AMH’s estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

AMH’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

The estimates of reserves presented herein were based upon a review of the properties in which AMH owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by AMH for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of AMH are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties. These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner. We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

AMH has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In performing our audit of AMH’s forecast of future proved production, we have relied upon data furnished by AMH with respect to property interests owned, production and well tests from examined wells, plant product yields, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by AMH. The data described herein were accepted as authentic and sufficient for determining the reserves unless, during the course of our examination, a matter of question came to our attention in which case the data were not accepted until all questions were satisfactorily resolved. We consider the factual data furnished to us by AMH to be appropriate and sufficient for the purpose of our review of AMH’s estimates of reserves. In summary, we consider the assumptions, data, methods and analytical procedures used by AMH and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

In our opinion, AMH’s estimates of future reserves for the reviewed properties were prepared in accordance with generally accepted petroleum engineering and evaluation principles for the estimation of future reserves as set forth in the Society of Petroleum Engineers’ Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, and we found no bias in the utilization and analysis of data in estimates for these properties.

The overall proved reserves for the reviewed properties as estimated by AMH are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

We were in reasonable agreement with AMH’s estimates of proved reserves for the properties which we reviewed; although in certain cases there was more than an acceptable variance between AMH’s estimates and our estimates due to a difference in interpretation of data or due to our having access to data which were not available to AMH when its reserve estimates were prepared. However not withstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves owned by AMH.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

Other Properties

Other properties, as used herein, are those Oklahoma properties of AMH which we did not review. The proved net reserves attributable to the other properties account for less than one percent of the total proved net liquid hydrocarbon reserves, less than one percent of the total proved net gas reserves, and less than one percent of the total proved discounted future net income discounted at 10 percent based on estimates prepared by AMH as of December 31, 2016.

The same technical personnel of AMH were responsible for the preparation of the reserve estimates for the properties that we reviewed as well as for the properties not reviewed by Ryder Scott.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately owned or publicly traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to AMH. Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical persons primarily responsible for overseeing, reviewing and approving the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

This report was prepared for the exclusive use and sole benefit of Alta Mesa Holdings, L.P. and may not be put to other use without our prior written consent for such use. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Alta Mesa Holdings, L.P. – NYMEX Pricing (Oklahoma Properties)

January 26, 2017

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

/s/ Michael F. Stell
Michael F. Stell, P.E.
TBPE License No. 56416
Advising Senior Vice President

/s/ Beau Utley
Beau Utley
Petroleum Engineer

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Michael F. Stell was the primary technical person responsible for overseeing the estimate of the reserves, future production and income.

Mr. Stell, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1992, is an Advising Senior Vice President and is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Stell served in a number of engineering positions with Shell Oil Company and Landmark Concurrent Solutions. For more information regarding Mr. Stell’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Stell earned a Bachelor of Science degree in Chemical Engineering from Purdue University in 1979 and a Master of Science Degree in Chemical Engineering from the University of California, Berkeley, in 1981. He is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Stell fulfills. As part of his 2009 continuing education hours, Mr. Stell attended an internally presented 13 hours of formalized training as well as a day-long public forum relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Stell attended an additional 15 hours of formalized in-house training as well as an additional five hours of formalized external training during 2009 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. As part of his 2010 continuing education hours, Mr. Stell attended an internally presented six hours of formalized training and ten hours of formalized external training covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, reserve reconciliation processes, overviews of the various productive basins of North America, evaluations of resource play reserves, evaluation of enhanced oil recovery reserves, and ethics training. For each year starting 2011 through 2016, as of the date of this report, Mr. Stell has 20 hours of continuing education hours relating to reserves, reserve evaluations, and ethics.

Based on his educational background, professional training and over 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Stell has attained the professional qualifications for a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE),

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

PREAMBLE

Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward under defined conditions. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering, and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of the differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

Reserves estimates will generally be revised as additional geologic or engineering data becomes available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations under the SPE-PRMS. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale. The SPE-PRMS acknowledges unconventional petroleum accumulations as reserves regardless of their in-place characteristics, the extraction method applied, or the degree of processing required.

Reserves do not include quantities of petroleum being held in inventory and may be reduced for usage, processing losses and/or non-hydrocarbons that must be removed prior to sale.

PETROLEUM RESERVES DEFINITIONS

SPE-PRMS RESERVES DEFINITIONS

In March 2007, the Society of Petroleum Engineers (SPE), World Petroleum Council (WPC), American Association of Petroleum Geologists (AAPG), and Society of Petroleum Evaluation Engineers (SPEE) jointly approved the “Petroleum Resources Management System” (“SPE-PRMS”). The SPE-PRMS consolidates, builds on, and replaces guidance previously contained in the 2000 “Petroleum Resources Classification and Definitions” and the 2001 “Guidelines for the Evaluation of Petroleum Reserves and Resources” publications.

The intent of the SPE, WPC, AAPG and SPEE in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, none of these organizations are recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved and should not be construed as replacing guidelines for public disclosures under the guidelines established by regulatory and/or other governmental agencies.

Reference should be made to the full SPE-PRMS for the complete definitions and guidelines as the following definitions, descriptions and explanations rely wholly or in part on excerpts from the SPE-PRMS document (direct passages excerpted from the SPE-PRMS document are denoted in italics herein).

RESERVES (SPE-PRMS DEFINITIONS)

The SPE-PRMS Section 1.1 and Table 1 define reserves as follows:

Reserves. Reserves are those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must satisfy four criteria: they must be discovered, recoverable, commercial and remaining based on the development project(s) applied. Reserves are further subdivided in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their development and production status.

ADDITIONAL TERMS USED IN RESERVES EVALUATIONS (SPE-PRMS DEFINITIONS)

The SPE-PRMS Sections 2.3, 2.3.4, 2.4 and Appendix A define the following terms as follows:

Improved recovery. Improved Recovery is the extraction of additional petroleum, beyond Primary Recovery, from naturally occurring reservoirs by supplementing the natural forces in the reservoir. It includes waterflooding and gas injection for pressure maintenance, secondary processes, tertiary processes and any other means of supplementing natural reservoir recovery processes. Improved recovery also includes thermal and chemical processes to improve the in-situ mobility of viscous forms of petroleum. (Also called Enhanced Recovery.)

Improved recovery projects must meet the same Reserves commerciality criteria as primary recovery projects. There should be an expectation that the project will be economic and that the entity has committed to implement the project in a reasonable time frame (generally within 5 years; further delays should be clearly justified). If there is significant project risk, forecast incremental recoveries may be similarly categorized but should be classified as Contingent Resources.

The judgment on commerciality is based on pilot testing within the subject reservoir or by comparison to a reservoir with analogous rock and fluid properties and where a similar established improved recovery project has been successfully applied.

Incremental recoveries through improved recovery methods that have yet to be established through routine, commercially successful applications are included as Reserves only after a favorable production response from

PETROLEUM RESERVES DEFINITIONS

the subject reservoir from either (a) a representative pilot or (b) an installed program, where the response provides support for the analysis on which the project is based.

Similar to improved recovery projects applied to conventional reservoirs, successful pilots or operating projects in the subject reservoir or successful projects in analogous reservoirs may be required to establish a distribution of recovery efficiencies for non-conventional accumulations. Such pilot projects may evaluate both the extraction efficiency and the efficiency of unconventional processing facilities to derive sales products prior to custody transfer.

These incremental recoveries in commercial projects are categorized into Proved, Probable, and Possible Reserves based on certainty derived from engineering analysis and analogous applications in similar reservoirs.

Commercial. When a project is commercial, this implies that the essential social, environmental and economic conditions are met, including political, legal, regulatory and contractual conditions. In addition, a project is commercial if the degree of commitment is such that the accumulation is expected to be developed and placed on production within a reasonable time frame. While 5 years is recommended as a benchmark, a longer time frame could be applied where for example, development of economic projects are deferred at the option of the producer for, among other things, market-related reasons, or to meet contractual or strategic objectives. In all cases, the justification for classification as Reserves should be clearly documented.

PROVED RESERVES (SPE-PRMS DEFINITIONS)

The SPE-PRMS Section 2.2.2 and Table 3 define proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved Reserves are those quantities of petroleum, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs under defined economic conditions, operating methods, and government regulations. If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

The area of the reservoir considered as Proved includes:

(1) the area delineated by drilling and defined by fluid contacts, if any, and

(2) adjacent undrilled portions of the reservoir that can reasonably be judged as continuous with it and commercially productive on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, Proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless otherwise indicated by definitive geoscience, engineering, or performance data. Such definitive information may include pressure gradient analysis and seismic indicators. Seismic data alone may not be sufficient to define fluid contacts for Proved reserves (see “2001 Supplemental Guidelines”, Chapter 8).

Reserves in undeveloped locations may be classified as Proved provided that:

•	The locations are in undrilled areas of the reservoir that can be judged with reasonable certainty to be commercially productive.

•	Interpretations of available geoscience and engineering data indicate with reasonable certainty that the objective formation is laterally continuous with the drilled Proved locations.

For Proved Reserves, the recovery efficiency applied to these reservoirs should be defined based on a range of possibilities supported by analogs and sound engineering judgment considering the characteristics of the Proved area and the applied development program.

PETROLEUM RESERVES STATUS DEFINITIONS and GUIDELINES

As Adapted From:

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE),

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. The SPE-PRMS Table 2 define the reserves status categories as follows:

DEVELOPED RESERVES (SPE-PRMS DEFINITIONS)

Developed Reserves are expected quantities to be recovered from existing wells and facilities.

Reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor compared to the cost of a well. Where required facilities become unavailable, it may be necessary to reclassify Developed Reserves as Undeveloped. Developed Reserves may be further sub-classified as Producing or Non-Producing.

Developed Producing

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe Reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate but which have not yet started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

PETROLEUM RESERVES STATUS DEFINITIONS and GUIDELINES

UNDEVELOPED RESERVES (SPE-PRMS DEFINITIONS)

Undeveloped Reserves are quantities expected to be recovered through future investments.

Undeveloped Reserves are expected to be recovered from:

(1)	new wells on undrilled acreage in known accumulations;

(2)	deepening existing wells to a different (but known) reservoir;

(3)	infill wells that will increase recovery; or

(4)	where a relatively large expenditure (e.g. when compared to the cost of drilling a new well) is required to

(a)	recomplete an existing well; or

(b)	install production or transportation facilities for primary or improved recovery projects.

Annex I

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this proxy statement, which are commonly used in the oil and natural gas industry:

“3-D seismic.” (Three-Dimensional Seismic Data) Geophysical data that depicts the subsurface strata in three dimensions. 3-D seismic data typically provides a more detailed and accurate interpretation of the subsurface strata than two-dimensional seismic data.

“Amine.” Amine treating plants remove carbon dioxide and hydrogen sulfide from natural gas.

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs.

“Bcf.” One billion cubic feet of natural gas.

“BOE.” One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil and at a ratio of one Bbl of NGL to one Bbl of oil.

“BOE/d.” One BOE per day.

“Btu” or “British Thermal Unit.” The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate.” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“Cryogenic.” The process of using extreme cold to separate NGLs from natural gas.

“Delineation.” The process of placing a number of wells in various parts of a reservoir to determine its boundaries and production characteristics.

“Development costs.” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. For a complete definition of development costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(7).

“Development project.” A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“DD&A.” Depreciation, depletion and amortization.

“Differential.” An adjustment to the price of oil, natural gas or natural gas liquids from an established spot market price to reflect differences in the quality and/or location of oil or natural gas.

“Downspacing.” Additional wells drilled between known producing wells to better exploit the reservoir.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Dry hole expenses.” Expenses incurred in drilling a well, assuming a well is not successful, including plugging and abandonment expenditures.

“Dth.” 1,000,000 Btu.

“Dth/d.” 1,000,000 Btu per day.

“DUC wells.” Drilled uncompleted wells.

“Economically producible.” The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“Enhanced recovery.” The recovery of oil and natural gas through the injection of liquids or gases into the reservoir, supplementing its natural energy. Enhanced recovery methods are often applied when production slows due to depletion of the natural pressure.

“EUR” or “Estimated ultimate recovery.” The sum of reserves remaining as of a given date and cumulative production as of that date.

“Exploitation.” A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.

“Exploratory well.” An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well or a stratigraphic test well as those items are defined by the SEC.

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rocks.

“Gross wells.” The total wells in which a working interest is owned.

“Held by production.” Acreage covered by a mineral lease that perpetuates a company’s right to operate a property as long as the property produces a minimum paying quantity of oil or natural gas.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Hybrid.” A combination of Swell Packers and packer systems and sleeve systems.

“Hydraulic fracturing.” The technique of improving a well’s production or injection rates by pumping a mixture of fluids into the formation and rupturing the rock, creating an artificial channel. As part of this technique, sand or other material may also be injected into the formation to keep the channel open, so that fluids or natural gases may more easily flow through the formation.

“Lease operating expenses.” The expenses of lifting oil or natural gas from a producing formation to the surface, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, short-lived assets, maintenance, allocated overhead costs, workover, marketing and transportation costs, ad valorem taxes, insurance and other expenses incidental to production, but excluding lease acquisition or drilling or completion expenses.

“MBbl.” One thousand barrels of crude oil, condensate or natural gas liquids.

“MBOE.” One thousand BOE.

“MBOE/d.” One thousand BOE per day.

“Mcf.” One thousand cubic feet of natural gas.

“Mcfe.” One thousand cubic feet equivalent determined using the ratio of six Mcf of natural gas to one barrel of oil, condensate or natural gas liquids.

“Mechanical Sleeve.” A completion device that can be operated manually to provide a flow path between the production conduit and the annual space between the casing and the formation.

“MMBOE.” One million BOE.

“MMBtu.” One million British thermal units.

“MMcf.” One million cubic feet of natural gas.

“MMcf/d.” One million cubic feet per day.

“MMcfe.” One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net production.” Production that is owned by us less royalties and production due others.

“Net revenue interest.” A working interest owner’s gross working interest in production less the royalty, overriding royalty, production payment and net profits interest.

“NGLs” or “natural gas liquids.” Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Offset operator.” Any entity that has an active lease on an adjoining property for oil, natural gas or NGLs purposes.

“Operator.” The individual or company responsible for the exploration and/or production of an oil or natural gas well or lease.

“Pay.” A reservoir or portion of a reservoir that contains economically producible hydrocarbons. The overall interval in which pay sections occur is the gross pay; the smaller portions of the gross pay that meet local criteria for pay (such as a minimum porosity, permeability and hydrocarbon saturation) are net pay.

“PDP.” Proved developing producing reserves.

“Perf.” To create holes in the casing to achieve communication between the wellbore and the reservoir.

“Play.” A geographic area with hydrocarbon potential.

“Plug.” A downhole tool that is set inside the casing to isolate the lower part of the wellbore.

“Pooling.” The bringing together of small tracts or fractional mineral interests in one or more tracts to form a drilling and production unit for a well under applicable spacing rules.

“Production costs.” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. For a complete definition of production costs, refer to the SEC’s Regulation S-X, Rule 4-10(a)(20).

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Proration unit.” A unit that can be effectively and efficiently drained by one well, as allocated by a governmental agency having regulatory jurisdiction.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods and can be expected to be recovered through extraction technology installed and operational at the time of the reserve estimate.

“Proved properties.” Properties with proved reserves.

“Proved reserves.” The estimated quantities of oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“PUD” or “Proved undeveloped reserves.” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time.

“Realized price.” The cash market price less all expected quality, transportation and demand adjustments.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserves.” Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Resources.” Quantities of oil and natural gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable and another portion may be considered unrecoverable. Resources include both discovered and undiscovered accumulations.

“Royalty.” An interest in an oil and natural gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds from the sale thereof), but does not require the owner to pay any portion of the production or development costs on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“SEC PV-10.” When used with respect to oil and natural gas reserves, SEC PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10%. SEC PV-10 is not a financial measure calculated in accordance with GAAP and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither SEC PV-10 nor standardized measure represents an estimate of the fair market value of our oil and natural gas properties. We and others in the industry use SEC PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Service well.” A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

“Slickwater.” A common fluid in the hydraulic fracturing process made up of brackish or saline water plus a chemical additive to reduce friction to allow for high pump rates.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Spot market price.” The cash market price without reduction for expected quality, transportation and demand adjustments.

“STACK.” are to an oilfield in the eastern portion of the Anadarko Basin; STACK is an acronym describing both its location—Sooner Trend Anadarko Basin Canadian and Kingfisher County—and the multiple, stacked productive formations present in the area.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the oil and natural gas properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Stratigraphic test well.” A drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

“Success rate.” The percentage of wells drilled which produce hydrocarbons in commercial quantities.

“Swell Packer.” A device run as part of the casing of the casing string that relies on elastomers to expand in the presence of formation fluids and isolate the formation at various intervals along the well path.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Unproved properties.” Properties with no proved reserves.

“Waterflood.” The injection of water into an oil reservoir to “push” additional oil out of the reservoir rock and into the wellbores of producing wells. Typically an enhanced recovery process.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis.

“Workover.” Operations on a producing well to restore or increase production.

The terms “condensate,” “development costs,” “development project,” “development well,” “economically producible,” “estimated ultimate recovery (EUR),” “exploratory well,” “production costs,” “proved properties,” “reserves,” “reservoir,” “resources,” “service wells,” “stratigraphic test well” and “unproved properties” are defined by the SEC. Except as noted, the terms defined in this section are not the same as SEC definitions.

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF SILVER RUN ACQUISITION CORPORATION II THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James T. Hackett, Thomas J. Walker and Stephen S. Coats (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of common stock of Silver Run Acquisition Corporation II (the “Company” or “Silver Run”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of the Company to be held on February 6, 2018 at 9:00 a.m. New York time at the offices of Latham & Watkins LLP, 885 3rd Avenue, New York, New York 10022, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the Proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7 and 8. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on reverse side) PROXY

Please mark vote as indicated in this example SILVER RUN ACQUISITION CORPORATION II - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7 and 8. (1) The Business Combination Proposal – To consider and vote upon a proposal to approve and adopt each of the following contribution agreements and the acquisitions and other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”): (a) the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Alta Mesa Contribution Agreement”), among High Mesa Holdings, LP, a Delaware limited partnership (the “Alta Mesa Contributor”), High Mesa Holdings GP, LLC, a Texas limited liability company and the sole general partner of the Alta Mesa Contributor, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and sole general partner of Alta Mesa (“Alta Mesa GP”), Silver Run and, solely for certain provisions therein, the equity owners of the Alta Mesa Contributor, pursuant to which Silver Run will acquire from the Alta Mesa Contributor (i) all of the limited partner interests in Alta Mesa held by the Alta Mesa Contributor and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP; (b) the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Kingfisher Contribution Agreement”), among KFM Holdco, LLC, a Delaware limited liability company (the “Kingfisher Contributor”), Kingfisher Midstream, LLC, a Delaware limited liability company (“Kingfisher”), Silver Run and, solely for certain provisions therein, the equity owners of the Kingfisher Contributor, pursuant to which Silver Run will acquire 100% of the outstanding membership interests in Kingfisher; and (c) the Contribution Agreement, dated as of August 16, 2017 (as the same may be amended from time to time, the “Riverstone Contribution Agreement” and, together with the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, the “Contribution Agreements”), between Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor” and, together with the Alta Mesa Contributor and the Kingfisher Contributor, the “Contributors”), and Silver Run, pursuant to which Silver Run will acquire from the Riverstone Contributor all of the limited partner interests in Alta Mesa held by the Riverstone Contributor. Stockholder Certification I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other stockholder with respect to the Shares in connection with the proposed business combination (2) The Class C Charter Proposal – To consider and vote upon a proposal to approve and adopt amendments to Silver Run’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”). The Class C Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal (as defined below). A copy of the Company’s second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to the accompanying proxy statement as Annex D. (3) The Authorized Share Charter Proposal – To consider and vote upon a proposal to approve and adopt amendments to the Charter to increase the number of authorized shares of Silver Run’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 400,000,000 shares to 1,200,000,000 shares (the “Authorized Share Charter Proposal”). The Authorized Share Charter Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal (as defined below). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Authorized Share Charter Proposal is attached to the accompanying proxy statement as Annex D. (4) The Exclusive Forum Charter Proposal – To consider and vote upon a proposal to approve and adopt amendments to the Charter to adopt Delaware as the exclusive forum for certain stockholder litigation (the “Exclusive Forum Charter Proposal”). The Exclusive Forum Charter Proposal is conditioned upon the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal (as defined below). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Exclusive Forum Charter Proposal is attached to the accompanying proxy statement as Annex D. (5) The Additional Charter Proposal – To consider and vote upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Closing”) (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Share Charter Proposal and the Exclusive Forum Charter Proposal, the “Charter Proposals”). The Additional Charter Proposal is conditioned upon the approval of the Business Combination Proposal, the Class C Charter Proposal and the NASDAQ Proposal (as defined below). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement as Annex D. (6) The NASDAQ Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”), (a) the issuance of shares of Class C Common Stock to the Contributors in connection with the business combination, which number of shares will equal 275,000,000 and be subject to upward or downward adjustment at Closing pursuant to the Alta Mesa Contribution Agreement and the Kingfisher Contribution Agreement, (b) the issuance of up to 59,871,031 shares of Class C Common Stock that may be issued to the Alta Mesa Contributor and the Kingfisher Contributor if the earn-out consideration described in the accompanying proxy statement is issued to the Alta Mesa Contributor or the Kingfisher Contributor, (c) the issuance of a number of shares of Class A Common Stock equal to the number of shares of Class C Common Stock issued to the Contributors, which shares of Class A Common Stock are issuable in the future to the Contributors in connection with the future redemption or exchange of their common units representing limited partner interests in SRII Opco, LP, a Delaware limited partnership (“SRII Opco”), in accordance with the amended and restated agreement of limited partnership of SRII Opco, (d) the issuance of 40,000,000 shares of Class A Common Stock and warrants to purchase 13,333,333 shares of Class A Common Stock to Riverstone VI SR II Holdings, L.P. (“Fund VI Holdings”) pursuant to the terms of that certain Forward Purchase Agreement, dated as of March 17, 2017, by and between Silver Run and Fund VI Holdings and (e) the issuance of up to 20,000,000 shares of Class A Common Stock that may be issued to Fund VI Holdings pursuant to the terms of that certain Forward Purchase Agreement, dated as of August 16, 2017, by and between Silver Run and Fund VI Holdings (the “NASDAQ Proposal”). The NASDAQ Proposal is conditioned upon the approval of the Business Combination Proposal and the Class C Charter Proposal. (7) The LTIP Proposal – To consider and vote upon a proposal to approve and adopt the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) and material terms thereunder (the “LTIP Proposal”). The LTIP Proposal is conditioned upon the approval of the Business Combination Proposal and the NASDAQ Proposal. (8) The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposals, the Charter Proposals, the NASDAQ Proposal and the LTIP Proposal, the “Proposals”). SHAREHOLDER CERTIFICATION FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Dated: , 2018 (Signature) (Signature if held Jointly) When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7 and 8. If any other matters